                                  SCHEDULE 14A

                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement           [_]Confidential, for Use of the
[_] Definitive Proxy Statement               Commission Only
                                             (as permitted by Rule 14a-
[_] Definitive Additional Materials          6(e)(2))
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                USX CORPORATION
                (Name of Registrant as Specified in Its Charter)

     (Name of Persons Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box).
[_] No Fee Required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:


  (2) Aggregate number of securities to which transaction applies:


  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and how it was calculated):



  (4) Proposed maximum aggregate value of transaction:


  (5) Total fee paid:


[X]Fee paid previously with preliminary materials:


[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                    Revised Preliminary Proxy Materials



                                 [LOGO OF USX]

USX Corporation                                       Thomas J. Usher
600 Grant Street                                      Chairman, Board of
Pittsburgh, PA 15219-4776                             Directors &
                                                      Chief Executive Officer

                                                                          , 2001

Dear USX Stockholder:

   A special meeting of stockholders of USX Corporation will be held on October 16, 2001, at 9:00 a.m., local time, at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware.


   At this special meeting, you will be asked to approve the separation of the Marathon Group and the U. S. Steel Group into two independent companies. If the separation is completed, the business of the U. S. Steel Group will be owned and operated by United States Steel Corporation, which will be a publicly traded company, wholly owned by the holders of the then outstanding USX--U. S. Steel Group Common Stock, and the business of the Marathon Group will be owned and operated by Marathon Oil Corporation, which will be a separate publicly traded company, wholly owned by the holders of the then outstanding USX-- Marathon Group Common Stock. At this special meeting, we will also be asking you to approve the United States Steel Corporation 2002 Stock Plan and the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan. These plans would not go into effect unless and until the separation is completed.


   The separation is intended to be tax-free to USX and our stockholders. We have submitted a request to the Internal Revenue Service for a private letter ruling as to the tax-free status of the separation, and completion of the separation is conditioned upon receipt of a favorable private letter ruling.

   Your board of directors has unanimously approved the separation and recommends that you vote FOR approval of the separation and adoption of the Agreement and Plan of Reorganization, which is the legal document governing the separation. The board believes that the separation will create two strong, independent companies prepared to grow and prosper in each of their rapidly changing industries. In reaching this conclusion, the board considered many factors, including the opinions of Credit Suisse First Boston Corporation and Salomon Smith Barney that the financial effects, taken as a whole, of the transactions contemplated by the Plan of Reorganization, are fair, from a financial point of view, to the holders of USX--U. S. Steel Group Common Stock and the holders of the USX--Marathon Group Common Stock.

   Your vote is very important. We cannot complete the separation without the affirmative vote of the holders of a majority of the outstanding USX--Marathon Group Common Stock, voting as a separate class, the holders of a majority of the outstanding USX--U. S. Steel Group Common Stock, voting as a separate class, and the holders of a majority of the outstanding USX--Marathon Group Common Stock and USX--U. S. Steel Group Common Stock, voting together as a single class. In the combined class vote, holders of USX-Marathon Group Common Stock will be entitled to one vote per share and holders of USX-U. S. Steel
Group Common Stock will be entitled to    votes per share, which was calculated
in accordance with the formula required by the USX Restated Certificate of Incorporation. Whether or not you plan to attend the special meeting in person, please take the time to vote by signing and returning your proxy card in the enclosed postage-paid envelope or you may take advantage of our telephone or Internet voting procedures. If you do not return your proxy card or vote by telephone or Internet or vote in person at the special meeting, it will have the same effect as a vote against the separation.


   This proxy statement/prospectus provides you with detailed information about the separation. We encourage you to read the entire document carefully. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 13.


                                          Very truly yours,

                                          Thomas J. Usher

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of United States Steel Corporation to be issued in the separation or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated      , 2001 and is first being
mailed to USX stockholders on or about      , 2001.

                           [LOGO OF USX CORPORATION]

                                USX Corporation
                                600 Grant Street
                           Pittsburgh, PA 15219-4776

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON OCTOBER 16, 2001


   Notice is hereby given that a special meeting of the stockholders of USX Corporation, a Delaware corporation, will be held on October 16, 2001 at 9:00 a.m. local time, at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware to consider and vote upon the following proposals:


    1. To approve and adopt the Agreement and Plan of Reorganization, dated as of July 31, 2001, between USX Corporation and United States Steel LLC, providing for the separation of the U. S. Steel Group and the Marathon Group into two independent companies, pursuant to which (1) a wholly owned subsidiary of USX will be merged with and into USX, with USX continuing as the surviving corporation, (2) each outstanding share of USX--U. S. Steel Group Common Stock will be converted into the right to receive one share of common stock of United States Steel Corporation, which will own and operate the business of the U. S. Steel Group, and (3) the USX--Marathon Group Common Stock will remain outstanding, unaffected by the separation and will be the sole outstanding shares of common stock of USX, which will change its name to Marathon Oil Corporation and will own and operate the business of the Marathon Group.


     2. To approve the United States Steel Corporation 2002 Stock Plan.

    3. To approve the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan.

     4. To adjourn the special meeting, if necessary.

   Only holders of USX--Marathon Group Common Stock and USX--U. S. Steel Group Common Stock at the close of business on August 31, 2001 are entitled to notice of, and to vote at, the special meeting.


   Your board of directors unanimously recommends that you vote FOR approval and adoption of the Agreement and Plan of Reorganization, and FOR approval of the other proposals listed above. Your vote is very important. Adoption of the Plan of Reorganization requires the affirmative vote of the holders of a majority of the outstanding USX--Marathon Group Common Stock, voting as a separate class, the holders of a majority of the outstanding USX--U. S. Steel Group Common Stock, voting as a separate class, and the holders of a majority of the outstanding USX--Marathon Group Common Stock and USX--U. S. Steel Group Common Stock, voting together as a single class.

   The Agreement and Plan of Reorganization and the separation are explained in the accompanying proxy statement/prospectus, which you are urged to read carefully. A copy of the Agreement and Plan of Reorganization is attached as Annex A to this proxy statement/prospectus.

                                          By Order of the Board of Directors,

                                          Dan D. Sandman
                                          Secretary

Pittsburgh, Pennsylvania
     , 2001

   Whether or not you plan to attend the special meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope or vote by telephone or Internet.

                          Additional Information


   This proxy statement/prospectus incorporates by reference important business and financial information about USX Corporation that is not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from USX Corporation at the following address and telephone number:


                              USX Corporation


                           Shareholder Services


                        600 Grant Street, Room 611


                   Pittsburgh, Pennsylvania 15219-4776




                               (412)433-4801


                        (866) 433-4801 (toll free)


                           (412) 433-4818 (fax)


   Any request for documents should be made by October 8, 2001 to ensure timely delivery of the documents prior to the special meeting.


   See the section entitled "Where You Can Find More Information" on page 131.

                               Table of Contents


Questions and Answers About the Separation................................   1

Summary...................................................................   3

Selected Historical Financial Information for USX Corporation ............   8

Selected Historical Financial Information for the U. S. Steel Group.......   9

Selected Historical Financial Information for the Marathon Group..........  10

Selected Unaudited Pro Forma Information for United States Steel
 Corporation..............................................................  11

Selected Unaudited Pro Forma Information for Marathon Oil Corporation.....  12

Risk Factors..............................................................  13

Special Note Regarding Forward-Looking Statements.........................  25

Recent Developments.......................................................  26

Market Price and Dividend Information of Marathon Group Shares and U. S.
 Steel Group Shares.......................................................  30

Proposal One: The Separation..............................................  32
  Structure of the Separation.............................................  32
  Background of the Separation............................................  33
  Reasons for the Separation..............................................  36
  Factors Considered by the Board of Directors in Approving the
   Separation.............................................................  36
  Recommendation of the USX Board of Directors............................  38
  Opinions of Financial Advisors..........................................  38
  Financing Arrangements Relating to the Separation.......................  44
  Treatment of Employee Stock Options in the Separation...................  49
  Treatment of USX Corporate Employees in the Separation..................  49
  Assignment of Other USX Corporate Assets and Certain Liabilities in the
   Separation.............................................................  50
  Federal Securities Law Consequences.....................................  50
  Accounting Treatment....................................................  50
  Material U.S. Federal Income Tax Consequences...........................  51
  Stock Exchange Listing..................................................  53
  No Appraisal Rights.....................................................  53
  Interests of Officers and Directors in the Separation...................  53

The Special Meeting.......................................................  56
  Date, Time and Place of the Special Meeting.............................  56
  Proposals to be Considered at the Special Meeting.......................  56
  Record Date.............................................................  56
  Quorum..................................................................  57
  Vote Required...........................................................  57
  Voting Rights...........................................................  57
  Voting and Revocation of Proxies........................................  58
  Revocation..............................................................  58
  Solicitation of Proxies.................................................  59
  Adjournments............................................................  59

The Plan of Reorganization................................................  60
  Transactions............................................................  60
  No Exchange of Marathon Group Stock Certificates........................  62
  Redemption of Shares of Trust Preferred in Connection with the
   Separation.............................................................  62

  Listing of New U. S. Steel Shares and Marathon Shares....................  62
  Conditions to the Completion of the Separation...........................  62
  Stockholders' Meeting and Board Recommendation...........................  63
  Indemnification..........................................................  64
  Expenses.................................................................  64
  Amendment................................................................  64
  Termination..............................................................  64

Information About United States Steel......................................  65

  Description of the Business of United States Steel.......................  65
  Properties of United States Steel........................................  76
  United States Steel Legal Proceedings....................................  76
  Management of United States Steel Corporation Following the Separation...  81
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations...........................................................  92

Information About Marathon................................................. 108

  Management of Marathon Oil Corporation Following the Separation.......... 108
  Liquidity of Marathon Oil Corporation Following the Separation........... 112

Relationship Between United States Steel Corporation and Marathon Oil
 Corporation Following the Separation...................................... 114
  Tax Sharing Agreement.................................................... 114
  Transition Services Agreement............................................ 115
  Financial Matters Agreement.............................................. 116
  License Agreement........................................................ 116
  Insurance Assistance Agreement........................................... 116

Description of Capital Stock of Marathon Oil Corporation Following the
 Separation................................................................ 117
  Authorized Share Capital................................................. 117
  Marathon Shares.......................................................... 117
  Marathon Oil Corporation Preferred Stock................................. 117
  Marathon Oil Corporation Rights Agreement................................ 117

Description of Capital Stock of United States Steel Corporation Following
 the Separation............................................................ 119
  Authorized Share Capital................................................. 119
  New U. S. Steel Shares................................................... 119
  United States Steel Corporation Preferred Stock.......................... 119
  United States Steel Corporation Rights Agreement......................... 119

Comparison of the Rights of Stockholders................................... 121
  Voting Rights............................................................ 121
  Dividends................................................................ 121
  Liquidation.............................................................. 121
  Rights on Disposition.................................................... 122
  Separation of Groups and Exchange of Stock............................... 122
  Certain Anti-takeover Considerations..................................... 122

Proposal Two: Approval of the United States Steel Corporation 2002 Stock
 Plan...................................................................... 124
  Recommendation of the USX Board of Directors............................. 124
  Summary of the Plan...................................................... 124

Proposal Three: Approval of the United States Steel Corporation Senior
 Executive Officer Annual Incentive Compensation Plan...................... 127
  Recommendation of the USX Board of Directors............................. 128
  Summary of the Plan...................................................... 128

Security Ownership of Certain Beneficial Owners.........................    129
Security Ownership of Directors and Executive Officers..................    129

Other Matters...........................................................    130
  Legal Matters.........................................................    130
  Experts...............................................................    130

Where You Can Find More Information.....................................    131

ANNEX A: Agreement and Plan of Reorganization...........................

ANNEX B: Opinions of Financial Advisors.................................

  Opinion of Credit Suisse First Boston Corporation.....................  B-1-1
  Opinion of Salomon Smith Barney.......................................  B-2-1

ANNEX C: Unaudited Condensed Pro Forma Financial Statements.............    C-1

  Unaudited Pro Forma Condensed Combined Financial Statements for United
   States Steel Corporation.............................................    C-1
  Unaudited Pro Forma Condensed Financial Statements for Marathon Oil
   Corporation..........................................................    C-9

ANNEX D: Historical Financial Information for United States Steel.......    D-1

  Report of Independent Accountants.....................................    D-2
  Audited Combined Financial Statements.................................    D-3
  Unaudited Combined Financial Information..............................   D-32
  Unaudited Interim Combined Financial Information......................   D-36

ANNEX E: Historical Financial Information for USX Corporation...........    E-1

  Management's Report...................................................    E-2
  Report of Independent Accountants.....................................    E-3
  Audited Financial Statements..........................................    E-4
  Unaudited Financial Information.......................................   E-43
  Management's Discussion and Analysis..................................   E-56
  Unaudited Interim Financial Statements................................   E-82
  Management's Discussion and Analysis..................................  E-102

ANNEX F: United States Steel Corporation 2002 Stock Plan................

ANNEX G: United States Steel Corporation Senior Executive Officer Annual
 Incentive Compensation Plan............................................

                   QUESTIONS AND ANSWERS ABOUT THE SEPARATION

Q: What is the proposed transaction?

A: USX is being separated into two independent companies, United States Steel
   Corporation and Marathon Oil Corporation. The separation is being effected by a merger of USX with a newly formed subsidiary of USX. As a result of the separation, the business of the U. S. Steel Group will be owned and operated by United States Steel Corporation, which will be wholly owned by the holders of the then outstanding USX--U. S. Steel Group Common Stock, and the business of the Marathon Group will be owned and operated by Marathon Oil Corporation, which will be wholly owned by the holders of the then outstanding USX--Marathon Group Common Stock. The separation includes a $900 million value transfer from the Marathon Group to the U. S. Steel Group.



Q: What will I receive in the separation?

A: In the separation, each outstanding share of USX--U. S. Steel Group Common
   Stock will be converted into one share of United States Steel Corporation common stock ("New U. S. Steel Shares"), and the outstanding USX--Marathon Group Common Stock will remain outstanding, unaffected by the separation and will be the sole outstanding shares of common stock of USX ("Marathon Shares"), and USX will change its name to Marathon Oil Corporation and will own and operate the business of the Marathon Group.

Q: Will my shares of stock continue to be traded on the New York Stock
   Exchange, Pacific Stock Exchange and Chicago Stock Exchange?

A. Yes. Following the separation, both the Marathon Shares and the New U. S. Steel Shares will be traded on the NYSE, PSE and CSE under their current symbols. We have applied to the NYSE, the PSE and the CSE for approval of the listing of the New U. S. Steel Shares to be issued in the Separation under the symbol "X", and the closing of the Separation is conditioned upon the approval of such listing.


Q: What am I being asked to vote upon?

A: You are being asked to approve and adopt the Agreement and Plan of Reorganization, which is the legal document governing the separation.


Q: What does our board of directors recommend?

A: Your board of directors unanimously recommends that you vote FOR approval and adoption of the Agreement and Plan of Reorganization.

  Your board has carefully reviewed the terms of the Separation, and has received opinions of two independent financial advisors, that the financial effects, taken as a whole, of the transactions contemplated by the Plan of Reorganization, are fair, from a financial point of view, to the holders of USX--Marathon Group Common Stock and the holders of USX--U. S. Steel Group Common Stock.


  Your board has determined that the Separation is advisable and in the best interests of USX and the holders of the USX--Marathon Group Common Stock and the USX--U. S. Steel Group Common Stock.


Q: Your board has unanimously approved the Separation and adopted the Plan of Reorganization.


A: In considering the recommendation of the USX board of directors to vote in favor of the Separation, you should be aware that some of our directors and executive officers have interests in the Separation that are in addition to or different from the interests of stockholders generally. These interests include disproportionate ownership of USX--Marathon Group Common Stock and USX--U. S. Steel Group Common Stock, ownership of options, stock appreciation rights and restricted shares, contractual rights to severance payments in connection with a change in control and certain other contractual rights and payments (including a completion and retention agreement with the chairman of the board of directors of USX that, among other things, includes a $6 million bonus). As of June 30, 2001, USX directors beneficially owned 2.6 million shares of USX--Marathon Group Common Stock (0.83% of USX--Marathon Group Common Stock) and 1.4 million shares of USX--U. S. Steel Group Common Stock (1.55% of USX--U. S. Steel Group Common Stock). The USX board of directors was aware of these interests and considered them, among other factors, in approving the Separation. See "THE SEPARATION--Interest of Officers and Directors in the Separation" on page 53.


Q: What vote is required to approve the separation?

A: The Agreement and Plan of Reorganization must be approved by both the holders of a majority of the outstanding USX--Marathon Group Common Stock and USX--U. S. Steel Group Common Stock, voting together as a single class, and by the holders of a majority of the outstanding USX--Marathon Group Common Stock and the holders of a majority of the outstanding USX--U. S. Steel Group Common Stock, each voting as a separate class.


Q: Who is entitled to vote?

A: You are entitled to vote if you were a holder of either USX--Marathon Group
   Common Stock or USX--U. S. Steel Group Common Stock at the close of business on August 31, 2001.


Q: How do I vote?

A: You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the enclosed voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card, and returning it in the enclosed prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you sign and return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR the adoption of the Agreement and Plan of Reorganization. Unsigned proxy cards will not be voted at all and will have the same effect as a vote against the separation. If you are a stockholder of record (that is, if you are registered on our books), you may also vote in person by attending the meeting.


Q: Can I change my vote?

A: Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the special meeting by:

  .  voting again by telephone or over the Internet;

  .  sending us a proxy card dated later than your last vote;

  .  notifying the Secretary of USX in writing; or

  .  voting at the special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions to your broker, your shares will not be voted on the separation and will have the same effect as a vote against the separation.

Q: Is the separation taxable?

A: The separation generally will be tax-free to both USX and our stockholders.
   We have requested a private letter ruling from the IRS that the separation will be tax-free, and completion of the separation is conditioned upon receipt of such private letter ruling. In the event that this condition is waived, we will distribute supplemental proxy materials and resolicit proxies from our stockholders. The material U. S. federal income tax consequences of the separation are described in more detail on page 51. The tax consequences to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences to you of the separation.


Q: Am I entitled to appraisal rights?

A: No. You will not be entitled to appraisal rights in connection with the separation.

Q: When do you expect to complete the separation?

A: Completion of the separation is subject to a number of conditions, which are described on page 62, including the receipt of a private letter ruling from the IRS that the separation will be tax-free. Although we cannot predict the timing of receipt of such private letter ruling or satisfaction of such other conditions, we presently expect to complete the separation on or about December 31, 2001.


Q: Should I send my stock certificates now?

A: No. After we complete the separation, we will send instructions explaining how to exchange your certificates representing shares of USX--U. S. Steel Group Common Stock. Certificates representing shares of USX--Marathon Group Common Stock will not be exchanged in the separation and will represent Marathon Shares after the separation.

Q: Whom can I call with questions?

A: If you have any questions about the separation or would like copies of any of the documents we refer to in this proxy statement/prospectus, you should
   call Innisfree M&A at (  )    .

                                    SUMMARY

   This summary highlights selected material information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the separation, and for a more complete description of the legal terms of these transactions, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" on page 131. In this proxy statement/prospectus, the term "United States Steel," refers to the U. S. Steel Group for all periods prior to completion of the separation and to United States Steel Corporation and its direct and indirect subsidiaries for all periods following completion of the separation, in each case, unless the context otherwise requires. In addition, in this proxy statement/prospectus, the term "Marathon" refers to the Marathon Group for all periods prior to completion of the separation and to Marathon Oil Corporation and its direct and indirect subsidiaries for all periods following completion of the separation, in each case, unless the context otherwise requires.


The Businesses

The U. S. Steel Group

   The U. S. Steel Group, through its domestic steel segment, is engaged in the production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services and, through its U. S. Steel Kosice segment, primarily located in the Slovak Republic, in the production and sale of steel mill products and coke. Certain business activities are conducted through joint ventures and partially owned companies. Following the Separation, the business of the U. S. Steel Group will be owned and operated by United States Steel Corporation, which will have its principal executive offices at 600 Grant Street, Pittsburgh, PA 15219-4776, and its telephone number will be
(412) 433-1121. For a description of the business of United States Steel, see "INFORMATION ABOUT UNITED STATES STEEL" on page 65.


The Marathon Group

   The Marathon Group includes Marathon Oil Company and certain other subsidiaries of USX, which are engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of petroleum products primarily through Marathon Ashland Petroleum LLC ("MAP"), owned 62 percent by Marathon; and other energy-related businesses. Following the Separation, the business of the Marathon Group will be owned and operated by Marathon Oil Corporation. Marathon's principal executive offices will be at 5555 San Felipe Road, Houston, TX 77056-2723, and its telephone number will be 713-629-6600.


The Holding Company Reorganization (see page 26)


   On July 2, 2001, we completed a corporate reorganization to implement a new holding company structure. As a result, USX became a holding company that owns all of the outstanding equity of Marathon Oil Company, an Ohio corporation which, directly and indirectly, owns and operates the business of the Marathon Group, and of United States Steel LLC, a Delaware limited liability company which, directly and indirectly, owns and operates the business of the U. S. Steel Group. This reorganization is referred to as the "HoldCo Merger."


   No action is or was required to be taken by any stockholder in connection with the HoldCo Merger. Your stock certificates continue to represent shares of USX--Marathon Group Common Stock ("Marathon Group Shares") or USX--U. S. Steel Group Common Stock ("U. S. Steel Group Shares"), as applicable. No changes were made to the rights of any stockholder.

The Separation (see page 32)


   USX will be separated into two independent, publicly traded companies:
United States Steel Corporation and Marathon Oil Corporation. This transaction is called the "Separation." As a result of the Separation:

  . the business of the U. S. Steel Group will be owned and operated by United States Steel Corporation, which will be an independent, publicly traded company, wholly owned by the holders of the then outstanding U.
     S. Steel Group Shares; and

  . the business of the Marathon Group will be owned and operated by Marathon Oil Corporation, which will be an independent, publicly traded company, wholly owned by the holders of the then outstanding Marathon Group Shares.

   Structure of the Separation (see page 32)


   The Separation will be implemented by merging a newly formed corporate subsidiary of USX with and into USX, with USX continuing as the surviving corporation. USX will change its name to Marathon Oil Corporation, and will continue to own its subsidiary, Marathon Oil Company, which, together with its subsidiaries, presently owns and operates the business of the Marathon Group. At the effective time of the Separation, United States Steel LLC, which, together with its subsidiaries, presently owns and operates the business of the U. S. Steel Group, will be converted into a Delaware corporation named United States Steel Corporation.

   Conversion of Securities in the Separation (see page 61)


   At the effective time of the Separation:

  . each issued and outstanding U. S. Steel Group Share will be converted into one New U. S. Steel Share;

  . Marathon Group Shares will remain outstanding and will be the sole outstanding shares of common stock of USX, and USX will change its name to Marathon Oil Corporation;

  . each outstanding share of USX 6.50% Cumulative Convertible Preferred Stock will be converted into the right to receive, in cash, $50.00 plus accrued but unpaid dividends thereon;


  . each option to purchase U. S. Steel Group Shares, each stock appreciation right with respect to U. S. Steel Group Shares, and each restricted U. S. Steel Group Share, which has been granted and is outstanding, will be converted into an option to purchase New U. S. Steel Shares, a stock appreciation right of United States Steel Corporation with respect to New U. S. Steel Shares or a restricted New
     U. S. Steel Share, respectively, subject to the same terms and conditions as were applicable to such options, stock appreciation rights or restricted shares, respectively, prior to the Separation.


  . each option to purchase Marathon Group Shares, each stock appreciation right with respect to Marathon Group Shares and each restricted Marathon Group Share, which has been granted and is outstanding, will remain outstanding and represent an option to purchase Marathon Shares, a stock appreciation right of Marathon Oil Corporation with respect to Marathon Shares or a restricted Marathon Share, respectively, subject to the same terms and conditions as were applicable to such options, stock appreciation rights or restricted shares, respectively, prior to the Separation.


   The Value Transfer (see pages 32 to 37)


   Following the Separation, USX, which will be renamed Marathon Oil Corporation, will remain responsible for substantially all of our indebtedness. In connection with the Separation, a portion of the indebtedness and other obligations of USX will be repaid or retired and United States Steel Corporation will incur indebtedness and other obligations and agree to repay a portion of the indebtedness and other obligations of USX, such that the amount of indebtedness and other obligations for which United States Steel Corporation will be responsible is $900 million less than the net amounts attributed to the U. S. Steel Group immediately prior to the Separation. Conversely, the amount of indebtedness and other obligations for which Marathon Oil Corporation will be responsible is $900 million more than the net amounts attributed to the Marathon Group immediately prior to the separation. We refer to this series of transactions as the "Value Transfer."


   If the Separation had occurred on June 30, 2001, after giving effect to the Value Transfer, Marathon Oil Corporation's total outstanding debt would have been $3.5 billion and United States Steel Corporation's total outstanding debt would have been $1.8 billion.


   Redemption of Shares in Connection With the Separation (see page 62)


   In connection with the Separation, each outstanding share of 6.75% Convertible Quarterly Income Preferred Security of USX Capital Trust I, a subsidiary of USX, will be redeemed for $50.00, plus accrued but unpaid dividends thereon, in cash.

Reasons for the Separation (see page 36)


   The USX board of directors believes that the Separation will, among other things, allow Marathon Oil Corporation and United States Steel Corporation to focus on their core businesses and make critical acquisitions and investments needed to grow their respective businesses and will enhance stockholder value for all of our stockholders through the creation of two strong, independent companies.





Opinions of Financial Advisors (see page 38)


   The USX board of directors received written opinions of two independent investment banking firms, Credit Suisse First Boston Corporation ("CSFB") and Salomon Smith Barney Inc. ("SSB"), as to the fairness of the financial effects, taken as a whole, of the transactions contemplated by the Plan of Reorganization from a financial point of view, to the holders of Marathon Group Shares and to the holders of U. S. Steel Group Shares. The full text of these investment banking opinions are included in Annexes B-1 and B-2 to this proxy statement/prospectus. You are urged to read these opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken and the opinions given.


Accounting Treatment (see page 50)


   Marathon Oil Corporation, as successor to USX, will account for the Separation as a discontinuance of the businesses comprising United States Steel. If the historical carrying value of USX's investment in United States Steel exceeds its fair value, a non-recurring non-cash charge on the Separation will be recognized by Marathon Oil Corporation. Following the Separation, United States Steel Corporation will account for its assets and liabilities based on historical values at which they were carried by USX immediately prior to the Separation.



The Compensation Plans Being Voted Upon (see pages 124 to 128).


   You are being asked to approve two compensation plans for United States Steel Corporation:

  . The United States Steel Corporation 2002 Stock Plan is an equity compensation plan providing for stock options, restored options, stock appreciation rights and restricted stock which may be granted to executive officers and other persons in responsible positions with United States Steel Corporation. This plan is intended to provide United States Steel Corporation employees with benefits comparable to those provided under the USX Corporation 1990 Stock Plan and is described on page 124.


  . The United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan provides for cash bonus awards to senior executive officers of United States Steel Corporation based on pre-established performance measures. This plan is intended to provide United States Steel Corporation senior executive officers with benefits comparable to those provided under the USX Corporation Senior Executive Officer Annual Incentive Compensation Plan and is described on page 127.


   The proposals to approve the United States Steel Corporation 2002 Stock Plan and the United States Steel Corporation Senior Executive Officer Annual Incentive Stock Plan will require (i) the affirmative vote of a majority of the votes cast at the special meeting by holders of Marathon Group Shares and U. S. Steel Group Shares, voting together as a single class, and (ii) the affirmative vote of a majority of the votes cast at the special meeting by holders of U. S. Steel Group Shares, voting as a separate class. Notwithstanding such approvals, these plans will not be implemented unless the Plan of Reorganization is adopted by our stockholders and the Separation is completed.


   Your board unanimously recommends that holders of Marathon Group Shares and
U. S. Steel Group Shares vote FOR the proposal to approve the United States Steel Corporation 2002 Stock Plan and the proposal to approve the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan.


   Following the Separation, the USX compensation plans referred to above will be amended to eliminate references to U. S. Steel Group Shares and will remain in effect with respect to directors, officers and employees of Marathon.

The Special Meeting (see page 56)


   The special meeting of USX stockholders will be held on October 16, 2001 at 9:00 a.m., local time, at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware. At the special meeting, you will be asked to:


  . adopt the Agreement and Plan of Reorganization providing for the Separation;

  .  approve the United States Steel Corporation 2002 Stock Plan; and

  . approve the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan.

Record Date (see page 56)


   Only holders of Marathon Group Shares and U. S. Steel Group Shares at the close of business on August 31, 2001 are entitled to vote at the special meeting.




Voting Rights (see page 57)


   In the separate class votes described above, each holder of Marathon Group Shares or U. S. Steel Group Shares is entitled to one vote per share at the special meeting. In the combined votes described above of Marathon Group Shares and U. S. Steel Group Shares, voting together as a single class, holders of Marathon Group Shares are entitled to one vote per share and holders of U. S.
Steel Group Shares are entitled to     votes per share. We calculated the
number of votes to which each U. S. Steel Group Share is entitled by using the formula required by USX's Restated Certificate of Incorporation. It is based on the ratio of the market value of one U. S. Steel Group Share to one Marathon Group Share over the 20 business-day period ending on August 31, 2001.


Conditions to Completion of the Separation (see page 62)


   USX will not complete the Separation unless conditions to completion of the Separation are satisfied or waived, to the extent permitted by law, in the sole discretion of the USX board of directors. These conditions include:

  . Adoption of the Plan of Reorganization by the required votes of USX stockholders;

  . Receipt of a private letter ruling from the IRS, in form and substance satisfactory to the USX board of directors, that the Separation will qualify as a tax-free transaction;

  . Receipt of financing by or for United States Steel Corporation in amount, form and substance satisfactory to the USX board of directors, and completion of the $900 million Value Transfer;

  . Approval of the New U. S. Steel Shares to be issued in the Separation for listing on the NYSE, the PSE and the CSE, subject to official notice of issuance; and

  . The absence of any injunction or legal restraint blocking the Separation.

   On July 2, 2001, we filed with the IRS a request for such private letter ruling. Receipt of the private letter ruling is the only remaining material federal or state regulatory requirement in connection with the Separation.


Termination (see page 64)


   The Separation may be terminated and abandoned at any time prior to the effective date of the Separation, whether prior to or following the special meeting, by and in the sole discretion of the USX board of directors.

Effects of the Separation on the Rights of Stockholders (see page 121)


   Because the Marathon Shares and the New U. S. Steel Shares will not be "targeted" shares as are Marathon Group Shares and U. S. Steel Group Shares, there will be differences in the rights of holders of the Marathon Shares and New U. S. Steel Shares from their rights as holders of Marathon Group Shares and U. S. Steel Group Shares, respectively. See "COMPARISON OF THE RIGHTS OF STOCKHOLDERS" on page 121.

   The organization of USX before and after the Separation is illustrated below:



                                    [GRAPH]

                             BEFORE THE SEPARATION
     U.S. Steel Group                                Marathon Group
       Stockholders                                   Stockholders

                                     USX
                                  Corporation

       United States                                  Marathon Oil
         Steel LLC                                      Company

                                THE SEPARATION
   --U.S. Steel Group                                Marathon Group
       Stockholders--                                 Stockholders

                                     USX
                               ##Corporation
     --United States              USX MERGER          Marathon Oil
        Steel LLC              ##Corporation            Company
          **
                             AFTER THE SEPARATION
       United States                                  Marathon Oil
     Steel Corporation                                Corporation
       Stockholders                                   Stockholders
   (formerly U.S. Steel                            (formerly Marathon
    Group Stockholders                              Group Stockholders
    United States Steel                               Marathon Oil
        Corporation                                    Corporation
        (formerly                                       (formerly
  United States Steel LLC)                           USX Corporation)
                                                      Marathon Oil
                                                        Company

--------------------------------

**United States Steel LLC is converted into United states Steel Corporation --U.S. Steel Group shares are converted into shares of United States Steel
  Corporation common stock
##USX Merger Corporation, a newly formed corporate subsidiary of USX, is merged with and into USX Corporation

         SELECTED HISTORICAL FINANCIAL INFORMATION FOR USX CORPORATION

   The following table sets forth selected historical financial information for USX Corporation. This information should be read in conjunction with USX Corporation's consolidated financial statements, including the notes thereto, which are in Annex E. This information does not give effect to the transactions contemplated by the Plan of Reorganization. For such information, see "MARATHON OIL CORPORATION UNAUDITED PRO FORMA CONDENSED BALANCE SHEET" and "MARATHON OIL CORPORATION UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS" on pages C-10 and C-15 in Annex C.



                            Six Months
                               Ended
                              June 30
                          ----------------
                           2001     2000    2000     1999     1998     1997     1996
                          -------  ------- -------  -------  -------  -------  -------
                                Dollars in millions (except per share data)
Statement of Operations
 Data:

Revenues and other
 income(a)(b)...........  $21,188  $19,779 $39,914  $29,119  $28,077  $22,824  $22,938
Income from
 operations(b)..........    2,039    1,588   1,752    1,863    1,517    1,705    1,779
Includes:
 Inventory market
  valuation credits
  (charges).............      --       --      --       551     (267)    (284)     209
 Gain (loss) on
  ownership change in
  MAP...................       (6)       8      12       17      245      --       --
Income from continuing
 operations.............   $1,069  $   720 $   411  $   705  $   674  $   908  $   946
Income from discontinued
 operations.............      --       --      --       --       --        80        6
Extraordinary losses....      --       --      --        (7)     --       --        (9)
Cumulative effect of
 change in accounting
 principle..............       (8)     --      --       --       --       --       --
                          -------  ------- -------  -------  -------  -------  -------
Net income..............  $ 1,061  $   720 $   411  $   698  $   674  $   988  $   943
Noncash credit from
 exchange of preferred
 stock..................      --       --      --       --       --        10      --
Dividends on preferred
 stock..................       (4)     (4)      (8)      (9)      (9)     (13)     (22)
                          -------  ------- -------  -------  -------  -------  -------
Net income applicable to
 common stocks..........  $ 1,057  $   716 $   403  $   689  $   665  $   985  $   921
                          =======  ======= =======  =======  =======  =======  =======

Common Share Data:

Marathon Stock:
Income before
 extraordinary losses
 and cumulative effect
 of change in accounting
 principle..............  $ 1,090  $   621 $   432  $   654  $   310  $   456  $   671
 Per share--basic.......     3.53     1.99    1.39     2.11     1.06     1.59     2.33
    --diluted...........     3.52     1.99    1.39     2.11     1.05     1.58     2.31
Net income..............    1,082      621     432      654      310      456      664
 Per share--basic.......     3.50     1.99    1.39     2.11     1.06     1.59     2.31
    --diluted...........     3.50     1.99    1.39     2.11     1.05     1.58     2.29
Dividends paid per
 share..................      .46      .42     .88      .84      .84      .76      .70
Common Stockholders'
 Equity per share.......    18.89    16.92   15.70    15.38    13.95    12.53    11.62
Steel Stock:
Income (loss) before
 extraordinary losses...  $   (25) $    95 $   (29) $    42  $   355  $   449  $   253
 Per share--basic.......     (.28)    1.08    (.33)     .48     4.05     5.24     3.00
    --diluted...........     (.28)    1.07    (.33)     .48     3.92     4.88     2.97
Net income (loss).......      (25)      95     (29)      35      355      449      251
 Per share--basic.......     (.28)    1.08    (.33)     .40     4.05     5.24     2.98
    --diluted...........     (.28)    1.07    (.33)     .40     3.92     4.88     2.95
Dividends paid per
 share..................      .35      .50    1.00     1.00     1.00     1.00     1.00
Common Stockholders'
 Equity per share.......    20.83    23.59   21.58    23.23    23.66    20.56    18.37
Balance Sheet Data--at
period end:
Capital expenditures....  $   769          $ 1,669  $ 1,665  $ 1,580  $ 1,373  $ 1,168
Total assets............   24,514           23,401   22,931   21,133   17,284   16,980
Capitalization:
 Notes payable..........  $   250          $   150  $   --   $   145  $   121  $    81
 Total long-term debt...    4,109            4,460    4,283    3,991    3,403    4,212
 Preferred stock of
  subsidiary............      250              250      250      250      250      250
 Trust preferred
  securities............      183              183      183      182      182      --
 Minority interest in
  MAP...................    2,010            1,840    1,753    1,590      --       --
 Redeemable Delhi
  Stock(c)..............      --               --       --       --       195      --
 Preferred stock........        2                2        3        3        3        7
 Common stockholders'
  equity................    7,692            6,762    6,853    6,402    5,397    5,015
                          -------          -------  -------  -------  -------  -------
   Total
    capitalization......  $14,496          $13,647  $13,325  $12,563  $ 9,551  $ 9,565
                          =======          =======  =======  =======  =======  =======

-------

(a) Consists of revenues, dividend and investee income (loss), gain (loss) on ownership change in Marathon Ashland Petroleum LLC ("MAP"), net gains (losses) on disposal of assets, gain on investee stock offering and other income.

(b) Excludes amounts for the Delhi Group (sold in 1997), which have been reclassified as discontinued operations.
(c) On January 26, 1998, USX redeemed all of the outstanding shares of USX-- Delhi Group Common Stock.

      SELECTED HISTORICAL FINANCIAL INFORMATION FOR THE U. S. STEEL GROUP

   The following table sets forth selected historical information for the U. S. Steel Group. This information does not present the financial information for United States Steel Corporation as if it were a separate entity for the periods presented. For financial information for United States Steel Corporation which gives effect to the transactions contemplated by the Plan of Reorganization, see "UNITED STATES STEEL CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET" and "UNITED STATES STEEL CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS" on pages C-2 and C-6 in Annex C. This information should be read in conjunction with USX Corporation's consolidated financial statements, including the notes thereto, which are in Annex E.



                          Six Months
                         Ended June 30
                         -------------
                          2001   2000    2000    1999    1998    1997    1996
                         ------ ------  ------  ------  ------  ------  ------
                                       Dollars in millions
Statement of Operations
 Data:
Revenues and other
 income(a).............. $3,301 $3,244  $6,132  $5,470  $6,477  $7,156  $6,872
Income (loss) from
 operations.............  (128)    203     104     150     579     773     483
Income (loss) before
 extraordinary losses...   (21)     99     (21)     51     364     452     275
Net income (loss).......   (21)     99     (21)     44     364     452     273
Noncash credit from
 exchange of preferred
 stock..................    --     --      --      --      --       10     --
Dividends on preferred
 stock..................    (4)     (4)     (8)     (9)     (9)    (13)    (22)
Net income (loss)
 applicable to Steel
 Stock..................   (25)     95     (29)     35     355     449     251
Balance Sheet Data--at
period end:
Capital expenditures.... $  141         $  244  $  287  $  310  $  261  $  337
Total assets............  8,954          8,711   7,525   6,749   6,694   6,580
Capitalization:
  Notes payable......... $  123         $   70  $  --   $   13  $   13  $   18
  Total long-term debt..  2,309          2,375     915     476     510   1,087
  Preferred stock of
   subsidiary...........     66             66      66      66      66      64
  Trust Preferred
   Securities...........    183            183     183     182     182     --
  Preferred stock.......      2              2       3       3       3       7
  Common stockholders'
   equity...............  1,858          1,917   2,053   2,090   1,779   1,559
                         ------         ------  ------  ------  ------  ------
    Total
     capitalization..... $4,541         $4,613  $3,220  $2,830  $2,553  $2,735
                         ======         ======  ======  ======  ======  ======

--------

(a) Consists of revenues, dividends and investee income (loss), net gains (losses) on disposal of assets, gain on investee stock offering and other income (loss).

        SELECTED HISTORICAL FINANCIAL INFORMATION FOR THE MARATHON GROUP

   The following table sets forth selected historical information for the Marathon Group. This information does not present the financial information for Marathon Oil Corporation as if it were a separate entity for the periods presented. For financial information for Marathon Oil Corporation which gives effect to the transactions contemplated by the Plan of Reorganization, see "MARATHON OIL CORPORATION UNAUDITED PRO FORMA CONDENSED BALANCE SHEET" and "MARATHON OIL CORPORATION UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS" on pages C-10 and C-15 in Annex C. This information should be read in conjunction with USX Corporation's consolidated financial statements, including the notes thereto, which are in Annex E.



                            Six Months
                           Ended June 30
                          ----------------
                           2001     2000    2000    1999    1998     1997     1996
                          -------  ------- ------- ------- -------  -------  -------
                                            Dollars in millions
Statement of Operations
 Data:
Revenues and other
 income(a)..............  $17,911  $16,565 $33,859 $23,707 $21,623  $15,775  $16,153
Income from operations..    2,167    1,385   1,648   1,713     938      932    1,296
Includes:
  Inventory market
   valuation credits
   (charges)............      --       --      --      551    (267)    (284)     209
  Gain (loss) on
   ownership change in
   MAP..................       (6)       8      12      17     245      --       --
Income before
 extraordinary losses
 and cumulative effect
 of change in accounting
 principle..............    1,090      621     432     654     310      456      671
Net income..............    1,082      621     432     654     310      456      664

Balance Sheet Data--at
 period end:
Capital expenditures....  $   628          $ 1,425 $ 1,378 $ 1,270  $ 1,038  $   751
Total assets............   16,004           15,232  15,674  14,544   10,565   10,151
Capitalization:
  Notes payable.........  $   127          $    80 $   --  $   132  $   108  $    59
  Total long-term debt..    1,800            2,085   3,368   3,515    2,893    2,906
  Preferred stock of
   subsidiary...........      184              184     184     184      184      182
  Minority interest in
   MAP..................    2,010            1,840   1,753   1,590      --       --
  Common stockholders'
   equity...............    5,834            4,845   4,800   4,312    3,618    3,340
                          -------          ------- ------- -------  -------  -------
    Total
     capitalization.....  $ 9,955          $ 9,034 $10,105 $ 9,733  $ 6,803  $ 6,487
                          =======          ======= ======= =======  =======  =======

--------

(a) Consists of revenues, dividends and investee income (loss), gain (loss) on ownership change in MAP, net gains (losses) on disposal of assets and other income.

  SELECTED UNAUDITED PRO FORMA INFORMATION FOR UNITED STATES STEEL CORPORATION

   The following selected unaudited pro forma financial information of United States Steel Corporation gives effect to the $900 million Value Transfer, new financing arrangements, the assignment of certain USX corporate assets and liabilities and the payment of certain costs and expenses in connection with the Separation. The selected unaudited pro forma financial information has been derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial statements of United States Steel Corporation, including the notes thereto, included in Annex C of this proxy statement/prospectus. This information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of United States Steel Corporation. This information should also be read in conjunction with the unaudited pro forma condensed combined financial statements of United States Steel, including the notes thereto, included in Annex C of this proxy statement/prospectus.


                                              Six Months Ended    Year Ended
                                                  or as of         or as of
                                               June 30, 2001   December 31, 2000
                                              ---------------- -----------------
                                               (Dollars in millions except per
                                                        share amounts)
Statement of Operations Information:
Revenues and other income....................      $3,301           $6,132
Income (loss) from operations................        (128)             104
Net income (loss)............................          (9)              23

Per Common Share Data:
Net income (loss)
  --basic....................................      $ (.10)          $ 0.26
  --diluted..................................        (.10)            0.26

Balance Sheet Data:
Total Assets.................................      $8,821
Capitalization:
  Debt.......................................      $1,791
  Equity.....................................       2,680
                                                   ------
    Total capitalization.....................      $4,471
                                                   ======

     SELECTED UNAUDITED PRO FORMA INFORMATION FOR MARATHON OIL CORPORATION

   The following selected unaudited pro forma financial information of Marathon Oil Corporation gives effect to the discontinuance of the businesses of United States Steel, the $900 million Value Transfer, the assignment of certain USX corporate assets and liabilities to United States Steel Corporation, the payment of certain costs and expenses in connection with the Separation, and the distribution of New U. S. Steel Shares to the holders of U. S. Steel Group Shares. The selected unaudited pro forma financial information has been derived from, or prepared on a basis consistent with, the unaudited pro forma condensed financial statements of Marathon Oil Corporation, including the notes thereto, included in Annex C of this proxy statement/prospectus. This information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Marathon Oil Corporation. This information should also be read in conjunction with the unaudited pro forma condensed financial statements of Marathon Oil Corporation, including the notes thereto, included in Annex C of this proxy statement/prospectus.


                                              Six Months Ended    Year Ended
                                                  or as of         or as of
                                               June 30, 2001   December 31, 2000
                                              ---------------- -----------------
                                               (Dollars in millions except per
                                                        share amounts)
Statement of Operations Information:
Revenues and other income....................     $17,911           $33,859
Income from operations.......................       2,153             1,630
Net income...................................       1,047               364

Per Common Share Data:
Net income
  --basic....................................     $  3.38             $1.17
  --diluted..................................        3.38              1.17

Balance Sheet Data:
Total Assets.................................     $16,662
Capitalization:
  Debt.......................................     $ 3,538
  Preferred stock of subsidiary..............         250
  Minority interest in MAP...................       2,010
  Equity.....................................       4,853
                                                  -------
    Total capitalization.....................     $10,651
                                                  =======

                                  RISK FACTORS

   In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should consider the following matters in deciding whether to vote in favor of the Separation.

                          Risks Related to Separation

United States Steel Corporation and Marathon Oil Corporation Will Be Subject to Continuing Contingent Liabilities of the Other Company Following the Separation

   After the Separation, there will be several significant areas where the liabilities of Marathon or United States Steel may become an obligation of the other company following the Separation.


   Under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), each corporation that was a member of the USX consolidated group during any taxable period or portion thereof ending on or before the effective time of the Separation is jointly and severally liable for the federal income tax liability of the entire USX consolidated group for such taxable period. See "RELATIONSHIP BETWEEN NEW UNITED STATES STEEL CORPORATION AND MARATHON OIL CORPORATION FOLLOWING THE SEPARATION--Tax Sharing Agreement" on page 114. Other provisions of federal law establish similar liability for other matters, including laws governing tax qualified pension plans as well as other contingent liabilities.


   In addition, following the Separation, United States Steel Corporation will remain contingently liable for debt, available revolving credit and other obligations of Marathon Oil Corporation in the amount of approximately $2.8 billion as of June 30, 2001, of which approximately $1 billion was outstanding. Pursuant to the Financial Matters Agreement, Marathon Oil Corporation will indemnify United States Steel Corporation for any payments it would be required to make in respect of these obligations. Similarly, Marathon Oil Corporation will remain contingently liable for debt and certain guarantee and lease obligations of United States Steel Corporation in the amount of approximately $702 million as of June 30, 2001. Pursuant to the Financial Matters Agreement, United States Steel Corporation will indemnify Marathon Oil Corporation for any payments it would be required to make in respect of such obligations.


The Separation May Be Challenged by Creditors as a Fraudulent Transfer or Conveyance

   If a court in a suit by an unpaid creditor or representative of creditors of either United States Steel Corporation or Marathon Oil Corporation, such as a trustee in bankruptcy, or United States Steel Corporation or Marathon Oil Corporation, as debtor-in-possession, in a reorganization case under title 11 of the United States Code, were to find that:

  . the Separation and the related transactions were undertaken for the purpose of hindering, delaying or defrauding creditors, or

  . Marathon Oil Corporation or United States Steel Corporation received less than reasonably equivalent value or fair consideration in connection with the Separation and the transactions related thereto and
     (i) USX was insolvent immediately prior to, or Marathon Oil Corporation or United States Steel Corporation was insolvent at the effective time of the Separation and after giving effect thereto, (ii) USX immediately prior to, or Marathon Oil Corporation or United States Steel Corporation as of the effective time of the Separation and after giving effect thereto, intended or believed that it would be unable to pay its debts as they became due, or (iii) the capital of USX immediately prior to, or Marathon Oil Corporation or United States Steel Corporation, at the effective time of the Separation and after giving effect thereto, was inadequate to conduct its business, then such court could determine that the Separation and the related transactions violated applicable provisions of the United States Bankruptcy Code and/or applicable state fraudulent transfer or conveyance laws. Such a determination would permit the bankruptcy trustee or debtor-in-possession or unpaid creditors to rescind the Separation.

   The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied. Generally, however, an entity would be considered insolvent if, either:

  . the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation; or

  . the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

United States Steel Corporation and Marathon Oil Corporation May Be Unable to Achieve All of the Benefits Sought by the Separation

   We believe that Marathon Oil Corporation and United States Steel Corporation will realize strategic and financial benefits as a result of the Separation. However, we cannot guarantee when these benefits will be achieved, the extent to which they will be achieved, or whether they will occur at all. The following are factors that may prevent Marathon Oil Corporation and United States Steel Corporation from realizing these benefits:


  . competitors in the steel industry and the oil and gas industry may have greater financial resources to make such investments or participate in such consolidation on more attractive terms;

  . substantial indebtedness of Marathon Oil Corporation and United States Steel Corporation may impede either Marathon Oil Corporation or United States Steel Corporation or both of them from participating in certain investment or consolidation transactions; and/or

  . domestic and international economic conditions may make such investments and consolidation more costly.

   Additionally, many factors may affect future results of Marathon Oil Corporation and United States Steel Corporation. See "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" on page 25.


Following the Separation, Marathon Oil Corporation and United States Steel Corporation Will Not Be Consolidated for Tax Purposes and United States Steel Corporation's Recognition of the Benefits of Its Tax Losses May Be Delayed


   Prior to the Separation, USX filed consolidated, combined and unitary tax returns for federal and many states' income taxes, which included the results of operations of the U. S. Steel Group and the Marathon Group. As a result of the Separation, United States Steel Corporation will not be able to join with Marathon Oil Corporation in any consolidated, combined, or unitary tax returns for taxable periods ending after the effective time of the Separation. Consequently, for federal and state income tax purposes, taxable income or losses, and other tax attributes of United States Steel Corporation for taxable periods ending after the effective time of the Separation generally cannot offset, or be offset by, taxable income or losses and other tax attributes of Marathon Oil Corporation.

   Additionally, the present USX tax allocation policy requires the Marathon Group and the U. S. Steel Group to pay the other for tax benefits resulting from tax attributes which cannot be utilized currently by the group to which such attributes are attributable on a stand-alone basis but which can be utilized on a consolidated, combined, or unitary basis. The net amount of cash payments paid by Marathon to United States Steel under the tax allocation policy for prior tax years, subject to adjustment, was $21 million, $(2) million, $91 million and $379 million during the years 1998, 1999, 2000 and the first six months of 2001, respectively.

Such payments allow the group generating the tax attributes to currently realize the tax benefits. After the Separation, if United States Steel Corporation generates losses or other tax attributes, it would generally benefit from those losses or other tax attributes only if and when it generated sufficient taxable income in future years to utilize those losses or other tax attributes on a stand-alone basis. Such a delay will affect cash flows, which may require reduction or postponement of capital expenditures or acquisitions.

The Separation May Become Taxable Under Section 355(e) of the Code if 50% or More of the Marathon Shares or New U. S. Steel Shares Are Acquired as Part of a Plan

   The Separation may become taxable to USX pursuant to Section 355(e) of the Code if 50% or more of either the Marathon Shares or New U. S. Steel Shares are acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. See "THE SEPARATION--Material U.S. Federal Income Tax Consequences" on page 51. If Section 355(e) applies, USX would be required to pay a corporate tax based on the excess of the fair market value of the shares distributed over USX's tax basis for such shares. The amount of such tax would be materially greater if the Separation were deemed to be a distribution of Marathon Shares. If an acquisition occurs which results in the Separation being taxable under Section 355(e), the Tax Sharing Agreement provides that the resulting corporate tax liability will be borne by the entity, either United States Steel Corporation or Marathon Oil Corporation, with respect to which the acquisition has occurred. See the discussion in "RELATIONSHIP BETWEEN UNITED STATES STEEL CORPORATION AND MARATHON OIL CORPORATION FOLLOWING THE SEPARATION--Tax Sharing Agreement" on page 114.


Anti-takeover Provisions Could Deter Takeover Attempts of Marathon Oil Corporation and United States Steel Corporation and Limit Appreciation of Stock Market Prices for Marathon Shares and New U. S. Steel Shares


   The certificate of incorporation and by-laws of United States Steel Corporation and of USX, which will be renamed Marathon Oil Corporation, contain provisions that may have the impact of delaying or precluding an acquisition of United States Steel Corporation or Marathon Oil Corporation without the approval of the board of directors of such company. Such provisions may limit the price that investors might be otherwise willing to pay in the future for New U. S. Steel Shares and Marathon Shares. Such provisions include a classified board of directors, a provision prohibiting stockholder action by written consent, and a provision prohibiting stockholders from calling special meetings. The foregoing provisions are identical to the provisions that are currently included in the Restated Certificate of Incorporation of USX and the By-Laws of USX. In addition, under the stockholder rights plan of each of Marathon Oil Corporation and United States Steel Corporation, disinterested stockholders may acquire additional Marathon Shares or New U. S. Steel Shares, respectively, or of an acquiring company at a substantial discount in the event of certain described changes of control. The foregoing plans are substantially identical to the stockholder rights plans of USX. In addition, there are provisions of Delaware law that may also have the effect of precluding an acquisition of United States Steel Corporation or Marathon Oil Corporation without the approval of the board of directors of such company. See "COMPARISON OF THE RIGHTS OF STOCKHOLDERS--Certain Anti-takeover Considerations" on page 122.


Marathon Oil Corporation Will Continue to Have Financial Exposure to United States Steel Corporation

   Pursuant to the financial matters agreement to be entered into by Marathon Oil Corporation and United States Steel Corporation in connection with the Separation (the "Financial Matters Agreement"), if the Separation had occurred on June 30, 2001, United States Steel Corporation would have assumed $702 million of financial obligations of Marathon in connection with the Separation, including, $479 million of industrial revenue bonds, $90 million of capitalized leases and $133 million of certain guarantee and lease obligations, which guarantee and lease obligations are not reflected in the financial statements of Marathon. Marathon (as the successor to USX) will remain contingently responsible for repayment of these obligations. The Financial Matters Agreement does not contain any financial covenants and United States Steel Corporation will remain free to incur additional debt and grant mortgages or security interests. United States Steel Corporation will be more highly leveraged than USX, will have a non-investment grade credit rating and has granted or likely will be granting security interests in certain assets. If United States Steel Corporation were to default under these assumed obligations, Marathon will be responsible for them. See "THE SEPARATION--Financing Arrangements Relating to the Separation" on page 44.


Certain Obligations to Be Assumed by United States Steel Corporation in the Separation May Be Accelerated in the Event of the Bankruptcy of Marathon Oil Corporation

   Pursuant to the Financial Matters Agreement, upon the Separation, United States Steel Corporation will become responsible for certain industrial revenue bonds and certain guarantee and lease obligations (which on June 30, 2001 totaled approximately $702 million). Additionally, United States Steel Corporation is contingently liable for debt, available revolving credit and other obligations of Marathon Oil Corporation in the amount of approximately $2.8 billion as of June 30, 2001, of which approximately $1 billion was outstanding. Marathon Oil Corporation is not limited by agreement with United States Steel as to the amount of indebtedness that it may incur and, in the event of the bankruptcy of Marathon Oil Corporation, the holders of the industrial revenue bonds and such other obligations may declare them immediately due and payable. If such event occurs, United States Steel Corporation may not be able to satisfy such obligations. See "RISK FACTORS-- Following the Separation, United States Steel Corporation Will Not Have Access to the Financial and Other Resources of USX Corporation" on page 20.


              Risks Related to the Business of United States Steel

Overcapacity in the Steel Industry May Negatively Affect United States Steel's Results of Operations

   On a global basis, there is an excess of steel-making capacity over global consumption of steel products, including sheet, plate, tin mill and tubular products. Under these conditions, shipment and production levels for United States Steel's domestic operations have varied from year to year and quarter to quarter, affecting United States Steel's results of operations and cash flows. Many factors influence these results, including demand in the domestic market, international currency conversion rates, and government actions, both domestic and international. In addition, in many applications, steel competes with many materials, including aluminum, cement, composites, glass, plastic and wood. The emergence of additional substitutes for steel products could adversely affect future market prices and demand for steel products. See "INFORMATION ABOUT UNITED STATES STEEL--Management's Discussion & Analysis of Financial Condition and Results of Operations" on page 92.


Imports of Steel Could Negatively Affect United States Steel's Results of Operations

   Imports of steel into the United States constituted 23%, 27%, 26% and 30% of the domestic steel market demand for the first five months of 2001, and the years 2000, 1999 and 1998, respectively. See "INFORMATION ABOUT UNITED STATES STEEL --Management's Discussion & Analysis of Financial Condition and Results of Operations" on page 92. We believe that steel imports into the United States involve widespread dumping and subsidy abuses, and that the remedies provided by United States law to private litigants are insufficient to correct these problems. Imports of steel involving dumping and subsidy abuses depress domestic price levels, which has an adverse effect upon United States Steel's revenue and income. See "INFORMATION ABOUT UNITED STATES STEEL--United States Steel Legal Proceedings" on page 76.


Many of United States Steel's International Competitors Are Larger and Have Higher Credit Ratings


   Based on International Iron and Steel Institute statistics, United States Steel ranks as the largest domestic integrated steel producer and the eleventh largest steel producer in the world, assuming full-year production of U. S. Steel Kosice, s.r.o. ("USSK"). Many of its larger competitors have investment grade credit ratings and, due to their superior size and credit ratings, United States Steel may be at a disadvantage in participating in consolidations. In addition, terms of United States Steel's indebtedness contain covenants that may limit United States Steel's ability to participate in certain consolidations.

Competition From Mini-Mill Producers Could Result in Reduced Selling Prices and Shipment Levels for United States Steel

   Domestic integrated producers, such as United States Steel, have lost market share in recent years to domestic mini-mill producers. Mini-mills generally produce a narrower range of steel products than integrated producers, but typically enjoy certain competitive advantages such as lower capital expenditures for construction of facilities and non-unionized work forces with lower employment costs and more flexible work rules. An increasing number of mini-mills utilize thin slab casting technology to produce flat-rolled products. Through the use of thin slab casting, mini-mill competitors are increasingly able to compete directly with integrated producers of flat-rolled products, especially hot-rolled and plate products. Depending on market conditions, the additional production generated by flat-rolled mini-mills could have an adverse effect on United States Steel's selling prices and shipment levels. See "INFORMATION ABOUT UNITED STATES STEEL--Description of the Business of United States Steel" on page 65.


High Energy Costs Can Adversely Impact United States Steel's Results of
Operations

   United States Steel's operations consume large amounts of energy, a significant amount of which is natural gas. Domestic natural gas prices have significantly increased from an average of $2.27 per million BTUs in 1999 to an average of $5.88 per million BTUs in the first half of 2001. At current consumption levels, a $1.00 change in domestic natural gas prices would result in an estimated $50 million change in United States Steel's annual domestic pretax operating costs.


United States Steel's Operations Are Subject to Business Interruptions and Casualty Losses


   Steel making and raw material operations are subject to unplanned events such as explosions, fires, inclement weather, accidents and transportation interruptions. To the extent not covered by insurance, United States Steel's costs, revenues and cash flows may be adversely impacted.


Environmental Compliance and Remediation Could Result in Substantially Increased Capital Requirements and Operating Costs

   The domestic businesses of United States Steel are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These environmental laws and regulations include the Clean Air Act ("CAA") with respect to air emissions; the Clean Water Act ("CWA") with respect to water discharges; the Resource Conservation and Recovery Act ("RCRA") with respect to solid and hazardous waste treatment, storage and disposal; and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") with respect to releases and remediation of hazardous substances. In addition, all states where United States Steel operates have similar laws dealing with the same matters. These laws are constantly evolving and becoming increasingly stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that certain implementing regulations for laws such as RCRA and the CAA have not yet been promulgated or in certain instances are undergoing revision. These environmental laws and regulations, particularly the CAA, could result in substantially increased capital, operating and compliance costs. See "INFORMATION ABOUT UNITED STATES STEEL--Description of the Business of United States Steel: Environmental Matters" on page 73. In addition, United States Steel is involved in a number of environmental remediation projects relating to the remediation of former and present operating locations and is involved in a number of other remedial actions under federal and state law. See "INFORMATION ABOUT UNITED STATES STEEL--Description of the Business of United States Steel:
Environmental Matters" on page 73. United States Steel's environmental expenditures were $230 million in 2000, $253 million in 1999 and $266 million in 1998.



   We believe that all of our domestic steel competitors are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending upon a number of factors, including the age and location of operating facilities, production processes (such as mini-mill or integrated producer) and the specific products and services it provides. To the extent that competitors, particularly foreign steel producers and manufacturers of competitive products, are not required to undertake equivalent costs, the competitive position of United States Steel could be adversely impacted.

   USSK is subject to the national laws of the Slovak Republic. The environmental laws of the Slovak Republic generally follow the requirements of the European Union, which are comparable to domestic standards. In addition, USSK has entered into agreements with the government to bring its facilities into European Union environmental compliance. See "INFORMATION ABOUT UNITED STATES STEEL--Description of the Business of United States Steel" on page 65.

United States Steel's Retiree Employee Health Care and Retiree Life Insurance Costs Are Higher Than Those of Many of its Competitors

   United States Steel maintains defined benefit retiree health care and life insurance plans covering most domestic employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. For domestic union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. As of December 31, 2000, United States Steel reported an unfunded obligation for such matters in the amount of $1,307 million. Mini-mills, foreign competitors and many producers of products that compete with steel are obligated to provide lesser benefits to their employees and retirees and this difference in costs could adversely impact United States Steel's competitive position.

Bankruptcies of Domestic Competitors Have Resulted in Lowered Operating Costs of Such Competitors

   Since 1998, approximately eighteen domestic steel companies have sought protection under Chapter 11 of the United States Bankruptcy Code. Many of these companies have continued to operate and have enjoyed significant cost advantages over United States Steel. In some cases, they have even expanded and modernized while in bankruptcy. Upon emergence from bankruptcy, these companies, or new entities that purchase their facilities through the bankruptcy process, have been relieved of certain environmental, retiree and other obligations. As a result, they are able to operate with lower costs than United States Steel.


Many Lawsuits Have Been Filed Against United States Steel Involving Asbestos-Related Injuries

   United States Steel has been and is a defendant in a large number of cases in which plaintiffs allege injury resulting from exposure to asbestos. Many of these cases involve multiple plaintiffs and most have multiple defendants. These cases fall into three major groups: (1) claims made under federal and general maritime law by employees of the Great Lakes or Intercoastal Fleets, former operations of United States Steel; (2) claims by persons who did work at United States Steel facilities; and (3) claims made by industrial workers allegedly exposed to an electrical cable product formerly manufactured by United States Steel. It is not possible to predict with certainty the outcome of these matters. If adversely determined, these lawsuits could have a material adverse effect on United States Steel's financial position. See "INFORMATION ABOUT UNITED STATES STEEL--United States Steel Legal Proceedings" on page 76.

United States Steel's International Operations Expose United States Steel to Uncertainties and Risks From Abroad Which Could Negatively Affect Its Results of Operations

   USSK, located in the Slovak Republic, constitutes 28% of United States Steel's total raw steel capability and also accounted for 16% of revenues for the first half of 2001. USSK exports more than 80% of its product, with the majority of its sales to other European countries. USSK is subject to economic conditions in the European Union and global markets it serves. It is also subject to political factors, including taxation, nationalization, inflation, currency fluctuations, increased regulation and protectionist measures. In addition, USSK is subject to foreign currency exchange risks in that its revenues are primarily in euro-denominated currencies and its costs are primarily in Slovak crowns and United States dollars.

Following the Separation, United States Steel Corporation Will Have a Substantial Amount of Indebtedness and Other Obligations, Which Could Limit Its Operating Flexibility and Otherwise Adversely Affect Its Financial Condition

   If the Separation had occurred on June 30, 2001, United States Steel Corporation would be liable for indebtedness in a total amount equal to approximately $1.8 billion. United States Steel Corporation will also agree to be responsible for certain guarantee and lease obligations of Marathon Oil Corporation not reflected in its financial statements. As of June 30, 2001, these obligations were estimated to be $133 million. In addition, United States Steel Corporation may incur other obligations for working capital, refinancing of a portion of the $1.8 billion referred to above or for other purposes. See "THE SEPARATION--Financing Arrangements Relating to the Separation" on page 44. This substantial amount of indebtedness could limit United States Steel's operating flexibility and could otherwise adversely affect United States Steel's financial condition.


   United States Steel's high degree of leverage could have important consequences, including the following:


  . its ability to satisfy its debt obligations may be impaired in the future;


  . its ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or general corporate or other purposes may be impaired in the future;


  . a substantial portion of its cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to it for other purposes;


  . some of its borrowings are and are expected to be at variable rates of interest (including borrowings under its expected inventory and accounts receivable credit facilities), which will expose it to the risk of increased interest rates;


  . its substantial leverage may limit its flexibility to adjust to changing economic or market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions; and


  .  its ability to pay dividends may be limited.


   We cannot predict the amount or terms of additional indebtedness that United States Steel may incur in the future. Such indebtedness may exacerbate the consequences described above and could have other important consequences.


United States Steel's Business Requires Substantial Debt Service, Capital Investment and Maintenance Expenditures Which United States Steel May Be Unable to Meet


   Based on United States Steel's pro forma debt levels, United States Steel anticipates that its scheduled interest payments for the twelve months immediately following the Separation will be approximately $148 million, assuming an annual weighted average interest rate of 8.25%. The amortization and maturities of the anticipated accounts receivable facility and inventory revolving credit facility have not yet been negotiated with lenders. Additionally, United States Steel's operations are capital intensive. For the five-year period ended December 31, 2000, total capital expenditures were $1,439 million and United States Steel plans capital expenditures of $325 million in 2001. United States Steel's business also requires substantial expenditures for routine maintenance. There can be no assurance that United States Steel will be able to raise such amounts through internally generated cash or from external sources. See "RISK FACTORS--Following the Separation, United States Steel Corporation Will Not Have Access to the Financial and Other Resources of USX Corporation" on page 20 and "--United States Steel has Incurred Operating and Cash Losses and Will Have Fewer Sources of Cash" on page 19.


United States Steel Has Incurred Operating and Cash Losses and Will Have Fewer Sources of Cash


   For the six months ended June 30, 2001 and the year ended December 31, 2000, United States Steel had segment income (loss) from operations of $(138) million and $25 million, respectively. Additionally, for the year ended December 31, 2000, United States Steel generated negative cash from operations of $494 million after investing activities and dividends, excluding the $500 million elective VEBA funding. There can be no assurance that United States Steel will realize positive operating income or cash flows from continuing operations in the foreseeable future.


   Historically, United States Steel funded its negative operating cash flow with cash supplied by USX, a portion of which was reflected as a payment from Marathon under the tax allocation policy and the remainder of which was represented by increased amounts of debt attributed by USX. As a stand-alone company, United States Steel Corporation will need to fund any of its negative operating cash flow from external sources and there is no assurance that adequate sources will be available or that the cost of such funding will not adversely impact United States Steel.


Following the Separation, United States Steel Corporation Will Not Have Access to the Financial and Other Resources of USX Corporation

   Prior to the Separation, the U.S. Steel Group has been and will continue to be operated under the control of USX. Following the Separation, United States Steel Corporation will not be able to rely on USX for financial support or benefit from a relationship with USX to obtain credit. Immediately following the Separation, United States Steel Corporation's credit ratings will be lower than USX's current ratings. See "THE SEPARATION--Background of the Separation" beginning on page 33. This will result in higher interest rates and make obtaining necessary capital more difficult. Following the Separation, the annual weighted average interest rate of United States Steel Corporation's debt and other obligations is estimated to be approximately 8.25%. During the six months ended June 30, 2001, the annual weighted average interest rate of USX's debt and other obligations was 7.11%. See "THE SEPARATION--Financing Arrangements Relating to the Separation" on page 44.


The Terms of Indebtedness Entered Into and to Be Entered Into by United States Steel Corporation in Connection With the Separation Will Contain Restrictive Covenants that May Limit United States Steel Corporation's Operating Flexibility


   If the Separation had occurred on June 30, 2001, the amount of financing that United States Steel Corporation would have incurred in connection with the Separation, not including assumption of existing obligations, is $897 million. This includes the $385 million of indebtedness (reduced by a $5 million discount) evidenced by the 10.75% Senior Notes due August 1, 2008, recently issued by United States Steel (the "Senior Notes"). The Senior Notes impose significant restrictions on United States Steel Corporation compared to the terms of the current financial obligations of USX. These restrictions, among other things may:


  .  impose restrictions on payment of dividends;

  . limit additional borrowings by United States Steel Corporation, including limiting the amount of borrowings secured by inventories or accounts receivable;


  .  limit asset sales and sale of the stock of subsidiaries; and


  . restrict the ability to make capital expenditures or certain acquisitions.




   It is also expected that the anticipated secured inventory facility and secured accounts receivable facility will require United States Steel to maintain certain financial ratios and net assets.


If these covenants are breached, creditors would be able to declare their obligations immediately due and payable and foreclose on any collateral. Additional indebtedness that United States Steel may incur in the future may also contain similar covenants, as well as other restrictive provisions.


  See "THE SEPARATION--Financing Arrangements Relating to the Separation" and "INFORMATION ABOUT UNITED STATES STEEL--Management's Discussion & Analysis of Financial Condition and Results of Operations" on pages 44 and 92, respectively.

Unionized Workforce

   Currently, substantially all domestic hourly employees of United States Steel's steel, coke and taconite pellet facilities are covered by a collective bargaining agreement with the United Steelworkers of America which expires in August 2004 and includes a no-strike provision. Other hourly employees (for example, those engaged in coal mining and transportation activities) are represented by the United Mine Workers of America, the United Steelworkers of America and other unions. In addition, the majority of USSK employees are represented by a union under a collective bargaining agreement expiring February 2004, which is subject to annual wage negotiations. Strikes or work stoppages and the resultant adverse impact on its relationship with its customers could have a material adverse effect on United States Steel's business, financial condition or results of operations. In addition, mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place United States Steel at a competitive disadvantage.


United States Steel's Business Is Cyclical


   Demand for most of United States Steel's products is cyclical in nature and sensitive to general economic conditions. The financial condition and results of operations of United States Steel are significantly affected by fluctuations in the U.S. and global economies. Because integrated steel makers have high fixed costs, reduced volumes result in operating inefficiencies, such as those experienced in the first half of 2001. Over the past five years, United States Steel's net income has varied from a high of $452 million in 1997 to a loss of $21 million in 2000. Future economic downturns, a stagnant economy or currency fluctuations may adversely affect United States Steel's business, results of operations and financial condition.


                   Risks Related to the Business of Marathon

A Substantial or Extended Decline in Oil or Gas Prices Would Have a Material Adverse Effect on Marathon

   Prices for oil and gas fluctuate widely. Marathon's revenues, operating results and future rate of growth are highly dependent on the prices it receives for its oil, gas and refined products. Historically, the markets for oil, gas and refined products have been volatile and may continue to be volatile in the future. Many of the factors influencing prices of oil, gas and refined products are beyond the control of Marathon. These factors include:

  .  worldwide and domestic supplies of oil and gas,

  .  weather conditions,

  . the ability of the members of OPEC to agree to and maintain oil price and production controls,

  .  political instability or armed conflict in oil-producing regions,

  .  the price and level of foreign imports,

  .  the level of consumer demand,

  .  the price and availability of alternative fuels,

  .  the availability of pipeline capacity, and

  .  domestic and foreign governmental regulations and taxes.

   Marathon is unable to predict the long-term effects of these and other conditions on the prices of oil and gas. For example, oil prices declined significantly in 1998 and, for an extended period of time, remained substantially below prices obtained in previous years. In late 1999, oil and natural gas prices increased significantly and have remained at higher levels.

   Lower oil and gas prices may reduce the amount of oil and gas that Marathon produces, which may adversely affect its revenues and operating income. Significant reductions in oil and gas prices may require Marathon to reduce its capital expenditures.

Oil and Gas Reserve Data and Future Net Revenue Estimates of Marathon Are Uncertain

   Estimates of reserves by necessity are projections based on engineering data, the projection of future rates of production and the timing of future expenditures. Estimates of Marathon's proved oil and gas reserves and projected future net revenues are based on reserve reports which it prepares. The process of estimating oil and gas reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable thereto based on the same data. Future performance that deviates significantly from the reserve reports could have a material adverse effect on the business and prospects of Marathon.


   Fluctuations in the price of oil and natural gas have the effect of significantly altering reserve estimates as the economic projections inherent in the estimates may reduce or increase the quantities of recoverable reserves. There can be no assurance, however, that such prices will be realized or that the estimated production volumes will be produced during the periods indicated. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates.

If Marathon Fails to Acquire or Find Additional Reserves, Its Reserves and Production Will Decline Materially From Their Current Levels

   The rate of production from oil and gas properties generally declines as reserves are depleted. Except to the extent that Marathon acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, its proved reserves will decline materially as reserves are produced. Future oil and gas production is, therefore, highly dependent upon our level of success in acquiring or finding additional reserves. Because Marathon is smaller than many of its competitors, it has fewer reserves and will be at an even greater disadvantage to its competitors if it fails to acquire or find additional reserves.

Marathon's Refined Product Margins Can Be Adversely Affected by Rising Crude Oil Prices and Environmental Regulations

   Marathon conducts domestic refining, marketing and transportation operations primarily through its 62% owned consolidated subsidiary, Marathon Ashland Petroleum LLC ("MAP"). MAP's operations are conducted mainly in the Midwest, Southeast, Ohio River Valley and the upper Great Plains. The profitability of these operations depends largely on the margin between the cost of crude oil and other feedstocks refined and the selling prices of refined products. MAP is a purchaser of crude oil in order to satisfy its refinery throughput requirements. As a result, its overall profitability could be adversely affected by availability of supply and rising crude oil and other feedstock prices which are not recovered in the marketplace. Refined product margins have been historically volatile and vary with the level of economic activity in the various marketing areas, the regulatory climate, logistical capabilities and the available supply of refined products.

   In addition, environmental regulations, particularly the 1990 Amendments to the CAA, have imposed, and are expected to continue to impose, increasingly stringent and costly requirements on refining and marketing operations which may have an adverse effect on margins.

The Oil and Gas Exploration and Production Industry Is Very Competitive

   There is strong competition relating to all aspects of the oil and natural gas industry, and in particular in the exploration and development of new oil and natural gas reserves. Marathon competes with major integrated and independent oil and gas companies for the acquisition of oil and gas properties and leases, for the equipment and labor required to develop and operate these properties, and in the marketing of natural gas to end-users. Many of these competitors have financial and other resources substantially greater than that available to Marathon. In addition, many of Marathon's larger competitors may be better able to respond to factors that affect the demand for oil and natural gas production, such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations. Marathon also competes in attracting and retaining personnel, including geologists, geophysicists and other specialists and generalists. There can be no assurance Marathon will be able to attract or retain technical personnel in the future.

Many of Marathon's Competitors in Exploration and Production Have Greater Resources Than Marathon

   The oil and gas industry is characterized by a large number of companies, none of which is dominant within the industry, but a number of which have greater resources than Marathon. As a consequence, Marathon may find itself at a competitive disadvantage in bidding for drilling rights and in completing projects.

Environmental Compliance and Remediation Could Result in Increased Capital Requirements and Operating Costs

   The businesses of Marathon are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These environmental laws and regulations include: the CAA, with respect to air emissions; CWA, with respect to water discharges; RCRA, with respect to solid and hazardous waste treatment, storage and disposal; CERCLA, with respect to releases and remediation of hazardous substances; and the Oil Pollution Act of 1990, with respect to oil pollution and response. In addition, many states where Marathon operates have similar laws dealing with the same matters. These laws and their associated regulations are constantly evolving and many of them have become more stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that certain implementing regulations for laws such as RCRA and the CAA have not yet been finalized or in certain instances are undergoing revision. These environmental laws and regulations, particularly the 1990 Amendments to the CAA, new water quality standards and stricter fuel regulations could result in increased capital, operating and compliance costs.

   Marathon has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of Marathon's products and services, operating results will be adversely affected. Marathon believes that substantially all of its competitors are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and whether or not it is engaged in the petrochemical business or the marine transportation of crude oil or refined products.

   Of particular significance to MAP are the new Tier II Fuels regulations proposed in late 1999. The gasoline rules, which were finalized by the U.S. Environmental Protection Agency ("EPA") in February 2000, and the diesel fuel rule which was finalized in January 2001, require substantially reduced sulfur levels. The combined capital cost to achieve compliance with the gasoline and diesel regulations could amount to approximately $700 million between 2003 and 2005. This is a forward-looking statement and can be only a broad-based estimate due to the ongoing evolution of regulatory requirements. Some factors (among others) that could potentially affect gasoline and diesel fuel compliance costs include obtaining the necessary construction and environmental permits, operating considerations, and unforeseen hazards such as weather conditions. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of Marathon's products and services, operating results will be adversely affected.

Marathon's Reliance on Foreign Production of Oil and Gas Exposes Marathon to Risks From Abroad Which Could Negatively Affect Its Results of Operations

   Marathon's oil and gas producing activities rely heavily upon production outside of the United States. For the years 2000, 1999 and 1998, international production accounted for 48%, 33% and 34%, respectively. Development of new production properties in countries outside the United States may require protracted negotiations with host governments, national oil companies and third parties and are frequently subject to economic and political considerations, such as taxation, nationalization, inflation, currency fluctuations, increased regulation and approval requirements and governmental regulation, which could adversely affect the economics of projects.

Marathon's Exploration and Production Operations Are Subject to Business Interruptions and Casualty Losses

   Exploration and production operations are subject to unplanned occurrences, including, without limitation, blowouts, explosions, fires, loss of well control and spills, adverse weather, labor disputes, and maritime accidents. To the extent not covered by insurance, Marathon's costs, revenues and cash flows could be adversely impacted.


Marathon's Refining, Marketing and Transportation Operations Are Subject to Business Interruptions and Casualty Losses

   Refining, marketing and transportation operations are subject to business interruptions due to unplanned events such as explosions, fires, pipeline interruptions, crude oil or refined product spills, inclement weather or labor disputes. They are also subject to the additional hazards of marine operations, such as capsizing, collision and damage or loss from severe weather conditions. To the extent not covered by insurance, Marathon's costs, revenues and cash flows could be adversely impacted.


Marathon Does Not Insure Against All Potential Losses and Could Be Seriously Harmed by Unexpected Liabilities

   As discussed above, both the exploration and production and the refining, marketing and transportation operations of Marathon are subject to business interruptions and casualty losses. Marathon maintains insurance against many, but not all, potential losses or liabilities arising from its operations in accordance with customary industry practices and in amounts that it believes to be prudent. Losses and liabilities arising from such events could reduce Marathon's revenues and increase its costs to the extent not covered by insurance. The occurrence of any of the aforementioned events and any payments made as a result of such events and the liabilities related thereto, would reduce the funds available for exploration, drilling and production and could have a material adverse effect on Marathon's financial position or results of operations.

             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


   This proxy statement/prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on (1) a number of assumptions made by management concerning future events and (2) information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other facts, many of which are outside USX's control, that could cause actual events to differ materially from such statements. All statements other than statements of historical factors included in this proxy statement/prospectus, including those regarding the financial position, results of operations, cash flows, business strategy, projected costs, growth opportunities, strategic and other benefits of the Separation, and plans regarding financing in connection with the Separation, are forward-looking statements. Although we believe that our expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") include prices of oil and natural gas; refined product margins; prices and volumes of sale of steel products; levels of imports of steel products into the United States; prevailing interest rates; and general economic and financial market conditions, as well as those factors disclosed under "RISK FACTORS" on page 13 and elsewhere in this proxy statement/prospectus and in our SEC filings listed under "WHERE YOU CAN FIND MORE INFORMATION" on page 131. These forward-looking statements represent our judgment as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, we disclaim any intent or obligation to update the respective forward-looking statements.

                            RECENT DEVELOPMENTS


The Holding Company Reorganization


   On July 2, 2001, we completed a corporate reorganization to implement a new holding company structure. As a result, USX became a holding company that owns all of the outstanding equity of Marathon Oil Company, an Ohio corporation which, directly and indirectly, owns and operates the business of the Marathon Group, and of United States Steel LLC, a Delaware limited liability company which, directly and indirectly, owns and operates the business of the U. S. Steel Group.


   No action is or was required to be taken by any stockholder in connection with the HoldCo Merger. Your stock certificates continue to represent Marathon Group Shares or U. S. Steel Group Shares, as applicable. No changes were made to the rights of any stockholder. References in this proxy statement/prospectus to "Old USX" refer to USX Corporation, as it existed prior to the HoldCo Merger.

   The organization of USX before and after the HoldCo Merger is illustrated below:




                                    [GRAPH]

                                  BEFORE THE
     U.S. Steel Group            HOLDCO MERGER       Marathon Group
       Stockholders                                   Stockholders

                                USX Corporation
                   (owns the assets of the U.S. Steel Group)

                             Marathon Oil Company

                                  THE HOLDCO
     U.S. Steel Group               MERGER           Marathon Group
       Stockholders                                   Stockholders

                                USX Corporation

                               USX HoldCo, Inc.

  United States Steel LLC                           Marathon Oil Company

                                  AFTER THE
     U.S. Steel Group           HOLDCO MERGER        Marathon Group
       Stockholders                                   Stockholders

                                USX Corporation
                          (formerly USX HoldCo, Inc.)

  United States Steel LLC                           Marathon Oil Company

Fairless Works Shutdown


   On August 14, 2001, United States Steel announced its intention to permanently close the cold rolling and tin mill operations at Fairless Works, with a combined annual finishing capability of 1.5 million tons, on or after November 12, 2001. Under its labor agreement, United States Steel is required to discuss the proposed shutdown with the United Steel Workers of America before making a final decision. United States Steel also announced that, subject to market conditions, it currently intends to continue operating the hot dip galvanizing line at Fairless Works. The anticipated financial impact of the shutdown, which is predominately non-cash, will be recorded in the second half of 2001 and is estimated to be a pretax charge of $35 to $45 million.


Voluntary Early Retirement Program


   [TO COME]


Outlook of United States Steel


   Over the last few months, domestic orders for steel have strengthened and prices have stabilized. In the third quarter, we expect Domestic Steel shipments to be somewhat higher and realized prices to be flat or modestly higher. On the cost side, there has been a declining trend in natural gas prices compared to the same period last year. Continuation of this trend could provide a significant positive impact on our costs over the balance of the year.


   On May 31, 2001 a major fire damaged the cold-rolling mill at USS-POSCO, which is fifty percent owned by United States Steel. Damage was predominantly limited to the cold-rolling mill area of the plant. USS-POSCO maintains insurance coverage against such losses, including coverage for business interruption. The mill is expected to resume production in the first quarter of 2002, although full-production may not be achieved until mid-2002. Until such time, the plant will continue customer shipments using cold-rolled coils from United States Steel and POSCO as substitute feedstock.


   For USSK, United States Steel expects third quarter shipments to be slightly lower than the second quarter and third quarter average realized prices to be flat compared to the second quarter. Based on continued improvement in production performance since acquisition, USSK raw steel production capability for the second half of 2001 will be increased to 2.5 million net tons, for an annualized rate of 5.0 million net tons.




   For the full year 2001, total shipments are expected to be approximately
14.0 to 14.5 million net tons with Domestic Steel shipments of approximately
10.5 to 11 million net tons and USSK shipments of approximately 3.5 million net tons.


   United States Steel owns a 16% equity method investment in Republic Technologies International, LLC ("Republic") through USX's ownership in Republic Technologies International Holdings, LLC, which is the sole owner of Republic. Republic is a major purchaser of raw materials from United States Steel and the primary supplier of rounds for Lorain Tubular. On April 2, 2001, Republic filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Republic has continued to supply the Lorain mill since filing for bankruptcy and no supply interruptions are anticipated. United States Steel's carrying value of this investment in Republic has been reduced to zero. Upon Republic's filing for bankruptcy, United States Steel accrued a charge for a substantial portion of the receivables due from Republic. At June 30, 2001, United States Steel's remaining pre-petition financial exposure to Republic, after recording various losses and reserves, totaled approximately $30 million.


   The above discussion includes forward-looking statements concerning shipments, pricing, and equity investee performance. These statements are based on assumptions as to future product demand, prices and mix, and production. Steel shipments and prices can be affected by imports and actions of the U.S. Government and its agencies pertaining to trade, domestic and international economies, domestic production capacity, and customer demand. Factors which may affect USSK results are similar to domestic factors, including excess world supply and foreign currency fluctuations, and also can be influenced by matters peculiar to international marketing such as tariffs. In the event these assumptions prove to be inaccurate, actual results may differ significantly from those presently anticipated.

Outlook of Marathon


   The outlook regarding the Marathon Group's upstream revenues and income is largely dependent upon future prices and volumes of liquid hydrocarbons and natural gas. Prices have historically been volatile and have frequently been affected by unpredictable changes in supply and demand resulting from fluctuations in worldwide economic activity and political developments in the world's major oil and gas producing and consuming areas. Any significant decline in prices could have a material adverse effect on the Marathon Group's results of operations. A prolonged decline in such prices could also adversely affect the quantity of crude oil and natural gas reserves that can be economically produced and the amount of capital available for exploration and development.


   Marathon's third quarter and full year 2001 production is expected to be approximately 392 and 420 thousand barrels of oil equivalent per day, respectively. The full year estimate reflects reduced heavy oil investment in Canada, a higher than expected level of asset sales and delays in new project start-ups.


   Marathon's high impact drilling program in the Gulf of Mexico will be delayed due to the cancellation of the contract for the Cajun Express rig. With the Cajun Express rig, Marathon expected to drill two deepwater Gulf of Mexico wells before year-end 2001. Marathon has contracted the Max Smith rig, which is on location, to drill the Deep Ozona prospect with the Paris Carver prospect expected to follow in the fourth quarter of 2001.


   For the longer term Marathon has targeted a 3% annual production growth rate at a time when we see worldwide production growth rates of 1% to 2%. We plan to continue our program of exploration and business development to meet our target. Our exploration program is targeted on high impact projects and our business development team is pursuing growth opportunities through purchases, exchanges and joint ventures. We also anticipate that at some points we will exceed the 3% annual growth rate which could present us with the opportunity of selling less attractive reserves and productions thereby improving the production profile.


   The above discussion includes forward-looking statements with respect to the expected levels of Marathon's worldwide liquid hydrocarbon and natural gas production and the drilling program. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas production include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, and other geological, operating and economic considerations. Some factors that affect the drilling program include the timing and results of future development drilling and drilling rig availability.


   Downstream income of the Marathon Group is largely dependent upon the refining and wholesale marketing margin for refined products and the retail gross margin for gasoline and distillates. The refining and wholesale marketing margin reflects the difference between the wholesale selling prices of refined products and the cost of raw materials refined, purchased product costs and manufacturing expenses. Refining and wholesale marketing margins have been historically volatile and vary with the level of economic activity in the various marketing areas, the regulatory climate, the seasonal pattern of certain product sales, crude oil costs, manufacturing costs, the available supply of crude oil and refined products, and logistical constraints. The retail gross margin for gasoline and distillates reflects the difference between the retail selling prices of these products and their wholesale cost. Retail gasoline and distillate margins have also been historically volatile, but tend to be counter cyclical to the refining and wholesale marketing margin. Factors affecting the retail gasoline and distillate margin include seasonal demand fluctuations, the available wholesale supply, the level of economic activity in the marketing areas and weather situations which impact driving conditions.


   In June 2001, MAP acquired an interest in approximately 50 convenience stores located in Indiana and Michigan from Welsh, Inc. The acquisition of these retail outlets increases MAP's presence in these markets and should provide more than 80 million gallons of new annual gasoline sales.


   MAP is targeting a third quarter closing on a combination to create the largest nationwide travel center network, which includes the travel center operations of MAP's wholly owned subsidiary Speedway SuperAmerica LLC ("SSA") and those of Pilot Corporation. MAP will have a 50 percent interest in the new company, Pilot Travel Centers LLC.

   MAP is also working to improve its logistics network and has been designated operator of the Centennial Pipeline, owned jointly by Panhandle Eastern Pipe Line Company, a subsidiary of CMS Energy Corporation, MAP, and TE Products Pipe Line Company, Limited Partnership. All of the permits and rights-of-way have been obtained for the new pipeline, which will connect the Gulf Coast refiners with the Midwest market. The Centennial Pipeline system is expected to be operational in first quarter 2002.


   A MAP subsidiary, Ohio River Pipe Line LLC ("ORPL"), plans to build a pipeline from Kenova, West Virginia to Columbus, Ohio. ORPL is a common carrier pipeline company and the pipeline will be an interstate common carrier pipeline. The pipeline will be named Cardinal Pipeline and is expected to initially move about 50,000 barrels per day of refined petroleum into the central Ohio region. MAP has secured over 95 percent of the rights-of-way required to build the pipeline and negotiations are continuing with most of the remaining landowners. Eminent domain proceedings are in progress in several cases as well. Permitting issues have been encountered which could delay the start-up of this pipeline until the first quarter of 2003. MAP continues to vigorously pursue the permits and remaining rights-of-way required to complete this project.


   The Garyville, Louisiana coker project is nearing completion and is anticipated to be at full production during the fourth quarter of this year. The total cost of this major improvement program is approximately $280 million.


   In connection with the proposed Separation, described beginning on page 32, Standard & Poor's reported that they had assigned a BBB+ corporate credit rating, which is investment grade, to Marathon Oil Corporation with a stable outlook assuming the proposed Separation is completed.


   The above discussion includes forward-looking statements with respect to the expected successful completion and timing of the Pilot Travel Center transaction, the expected completion of the Centennial Pipeline system, the expected completion of the Cardinal Pipeline, the coker project and the Proposed Separation. Some factors which could affect the successful completion of the Pilot Travel Center transaction are the closing of definitive agreements, obtaining the necessary financing and the receipt of third party approvals. Some factors which could impact the Centennial Pipeline system include delivery of equipment and materials, contractor performance and unforeseen hazards such as weather conditions. Some factors which could impact the Cardinal Pipeline include obtaining the necessary permits and remaining rights-of-way, and completion of construction. Some factors which could impact the coker project include unforeseen hazards such as weather conditions, and unanticipated commissioning and start-up issues. Some factors that could affect the Proposed Separation include approval of a majority of the outstanding shares of each class of the current USX common stock, receipt of a favorable tax ruling from the IRS on the tax-free nature of the transaction, completion of necessary financing arrangements, receipt of necessary regulatory and third party consents, any materially adverse changes in business conditions for the energy and/or steel businesses or other unfavorable circumstances. These factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.

                 MARKET PRICE AND DIVIDEND INFORMATION OF


            MARATHON GROUP SHARES AND U. S. STEEL GROUP SHARES


   The principal trading market for the Marathon Group Shares and the U. S. Steel Group Shares is the NYSE. Marathon Group Shares and U. S. Steel Group Shares are also listed on the Pacific Stock Exchange ("PSE") and the Chicago Stock Exchange ("CSE"). The following tables set forth, for the periods indicated, the high and low closing sale price per share on the NYSE, based on published financial sources.



                                                                  U. S. Steel
                                           Marathon Group Shares  Group Shares
                                           --------------------- --------------
                                              High       Low      High    Low
                                           --------------------- ------- ------
1999:
  First Quarter........................... $    31.38 $    19.63 $ 29.13 $22.25
  Second Quarter..........................      32.75      25.81   34.25  23.50
  Third Quarter...........................      33.88      28.50   30.06  24.56
  Fourth Quarter..........................      30.63      23.63   33.00  21.75
2000:
  First Quarter........................... $    27.50 $    20.69 $ 32.94 $20.63
  Second Quarter..........................      29.19      22.81   26.88  18.25
  Third Quarter...........................      29.63      23.50   19.69  14.88
  Fourth Quarter..........................      30.38      25.25   18.31  12.69
2001:
  First Quarter........................... $    29.99 $    25.85 $ 18.00 $14.00
  Second Quarter..........................      33.73      26.23   22.00  13.72
  Third Quarter (through     )............


   On November 29, 2000, the last full trading day prior to the announcement that our board of directors authorized an in-depth study of our targeted stock structure, the last reported sales prices of U. S. Steel Group Shares and Marathon Group Shares on the NYSE Composite Tape were $13.81 per share and $27.50 per share, respectively. On April 23, 2001, the last full trading day prior to the announcement that our board of directors authorized management to take steps necessary to implement the Separation, the last reported sales prices of U. S. Steel Group Shares and Marathon Group Shares on the NYSE Composite Tape were $15.89 per share and $31.37 per share, respectively. On July 30, 2001, the last full trading day prior to the announcement that our board of directors approved the Plan of Reorganization, the last reported sales of U. S. Steel Group Shares and Marathon Group Shares on the NYSE Composite
Tape were $19.61 per share and $29.76 per share, respectively. On      , 2001,
the last full trading day prior to the printing of this proxy statement/prospectus, the last reported sales prices of U. S. Steel Group
Shares and Marathon Group Shares on the NYSE Composite Tape were $   per share
and $   per share, respectively. Stockholders are urged to obtain a current market quotation for the U. S. Steel Group Shares and the Marathon Group
Shares.


   In recent years, USX paid a quarterly dividend on the U. S. Steel Group Shares of $0.25 per share. On April 24, 2001 and July 31, 2001, the USX board of directors declared reduced dividends on U. S. Steel Group Shares of $0.10 per share.


   For the periods indicated above through June 10, 2000, USX paid a quarterly dividend on the Marathon Group Shares of $0.21 per share. Since September 9, 2000, USX has paid a quarterly dividend on the Marathon Group Shares of $0.23 per share.


   Current Dividend Policy. The USX board of directors declares and pays dividends on Marathon Group Shares and U. S. Steel Group Shares based on the financial condition and results of operations of the Marathon Group and the U.
S. Steel Group, long-term earnings and cash flow capabilities of the Marathon Group and the U. S. Steel Group as well as the dividend policies of similar publicly traded oil and gas and steel companies.

In determining its dividend policy with respect to Marathon Group Shares and U.
S. Steel Group Shares, the USX board of directors has relied on the separate financial statements of the Marathon Group and the U. S. Steel Group.


   As set forth in the USX Restated Certificate of Incorporation, dividends on Marathon Group Shares and U. S. Steel Group Shares are limited to legally available funds of USX, which are determined on the basis of the entire corporation. Dividends on U. S. Steel Group Shares are further limited to the "Available Steel Dividend Amount," an amount similar to the amount that would be legally available for the payment of dividends on the U. S. Steel Group Shares under Delaware law if the U. S. Steel Group were a separate company.


   Post-Separation Dividend Policy. Following the Separation, the declaration of dividends on New U. S. Steel Shares and Marathon Shares will be at the discretion of the boards of directors of United States Steel Corporation and Marathon Oil Corporation, respectively, and will be determined after consideration of various factors, including, without limitation, in each case the earnings and financial condition of United States Steel Corporation and Marathon Oil Corporation and their subsidiaries. The boards of directors of United States Steel Corporation and Marathon Oil Corporation will have the right to change the amount of dividends at any time. The terms of indebtedness entered into and to be entered into in connection with the Separation will limit the ability of United States Steel Corporation to pay dividends following the Separation. See "THE SEPARATION--Financing Arrangements Relating to the Separation" on page 44.

                          PROPOSAL ONE: THE SEPARATION

Structure of the Separation

   Under the Plan of Reorganization, the Separation will be implemented by merging a newly formed corporate subsidiary of USX ("Merger Sub") with and into USX, with USX continuing as the surviving corporation (the "Separation Merger").

   As a result of the Separation Merger:

  . the business of the U. S. Steel Group will be owned and operated by United States Steel Corporation, which will be an independent, publicly traded company, wholly owned by the holders of the then outstanding U.
     S. Steel Group Shares;

  . the business of the Marathon Group will be owned and operated by Marathon Oil Corporation, which will be an independent, publicly traded company, wholly owned by the holders of the then outstanding Marathon Group Shares;

  . each issued and outstanding U. S. Steel Group Share will be converted into the right to receive one share of common stock, par value $1.00 per share, of United States Steel Corporation ("New U. S. Steel Shares");

  . Marathon Group Shares will remain outstanding and will be the sole outstanding shares of USX common stock ("Marathon Shares"), and USX will change its name to Marathon Oil Corporation; and

  . each outstanding share of 6.50% Cumulative Convertible Preferred Stock, no par value, of USX ("6.50% Preferred Stock") will be converted into the right to receive, in cash, $50.00 plus accrued but unpaid dividends thereon.


For information regarding the material differences between the New U. S. Steel Shares and the U. S. Steel Group Shares and between the Marathon Shares and the Marathon Group Shares, see "COMPARISON OF THE RIGHTS OF STOCKHOLDERS" beginning on page 121.


   In connection with the Separation, certain indebtedness and other obligations of USX will be repaid or retired and United States Steel Corporation will incur indebtedness and other obligations and agree to repay certain indebtedness and other obligations of USX, such that the amount of indebtedness and other obligations for which United States Steel Corporation is responsible immediately following the Separation is $900 million less than the net amounts attributed to the U. S. Steel Group immediately prior to the Separation. Conversely, the amount of indebtedness and other obligations for which Marathon Oil Corporation will be responsible immediately following the Separation is $900 million more than the net amounts attributed to the Marathon Group immediately prior to the Separation. For a more detailed description of the financial arrangements affected by the Value Transfer, see "THE SEPARATION--Financing Arrangements Relating to the Separation" on page 44.


   In connection with the Separation, each outstanding share of the 6.75% Convertible Quarterly Income Preferred Security of USX Capital Trust I, a subsidiary of USX, will be redeemed for the right to receive, in cash, $50.00 plus accrued but unpaid dividends thereon.


   The Separation will become effective at such time after the satisfaction or waiver, to the extent permitted by law, of all of the conditions to the Separation set forth in the Plan of Reorganization, as determined by the USX board of directors, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger (the "Separation Effective Time"). Completion of the Separation is subject to a number of conditions including the receipt of a private letter ruling from the IRS. For a description of such conditions, see "THE PLAN OF REORGANIZATION--Conditions to the Completion of the Separation" on page 62. Although we cannot predict the timing of receipt of such ruling or satisfaction of such other conditions, we presently expect to complete the Separation on or about December 31, 2001. The date upon which the Separation actually occurs is referred to in this proxy statement/prospectus as the "Separation Date."

   Your board may terminate the Plan of Reorganization and determine not to proceed with the Separation at any time prior to its completion, even if it is approved by our stockholders and all of the other conditions to the Separation are satisfied. In the event that any of the conditions to the Separation are not satisfied, such as failure to receive the IRS private letter ruling, inability to complete the financing in amount, form and substance satisfactory to the board or failure to receive stockholder approval of the Separation, or if the board decides not to proceed with the Separation, USX will continue to exist in its present form with two classes of common stock outstanding representing the Marathon Group and the U. S. Steel Group.

Background of the Separation

   In May 1991, stockholders of Old USX approved an amendment to the certificate of incorporation of Old USX to provide for the issuance of two classes of common stock--sometimes referred to as targeted stock-- intended to separately reflect the performance of our steel and energy businesses without diminishing the benefits of remaining a single corporation or restricting our future restructuring options. Our targeted stock structure was designed to give stockholders an opportunity to separately evaluate and invest in our steel and energy businesses while allowing Old USX to finance its extensive capital requirements on a consolidated basis.

   Since that time, Old USX enjoyed lower capital and operating costs than it believes would have been incurred by the Marathon Group and the U. S. Steel Group had they been held by two separate corporations. Although our board of directors believes that the existing structure has benefitted both classes of our common stockholders over the past ten years, the board has, from time to time, reviewed our capital structure and the performance of our targeted stock and has considered alternative structures to enhance stockholder value for all of our stockholders. On November 30, 2000, we announced that our board of directors authorized management to retain financial, tax and legal advisors to perform an in-depth study of our targeted stock structure and all alternative structures which may be in the best interest of all of our stockholders.

   In December 2000, we engaged CSFB and SSB as our financial advisors in connection with our review of the targeted stock structure and available alternative structures. Immediately thereafter, CSFB and SSB began their due diligence investigation of our business and capital structure and commenced their review of available alternatives. Since that time, your board has met five times with CSFB, SSB and other advisors to consider a number of matters impacting the Separation.


   On February 27, 2001, at a meeting of the board of directors, CSFB and SSB reported to the board their preliminary findings with respect to their review of our targeted stock structure and its impact on stockholder value, as well as industry and business conditions facing the Marathon Group and the U. S. Steel Group. At that meeting, CSFB and SSB reviewed for the board potential restructuring alternatives available to USX. Such alternatives included a spin-off of Marathon or of United States Steel; a sale of Marathon or United States Steel to a third party for stock and/or cash; creation of a single class of USX stock for both Marathon and United States Steel; strategic acquisitions by Marathon or United States Steel; and a restructuring of Marathon. CSFB and SSB discussed the potential advantages and disadvantages of such alternatives. Management, together with legal counsel, then reviewed for the board issues to be considered in connection with any contemplated separation of the Marathon Group and the U. S. Steel Group, including tax implications and structural considerations.


   On April 3, 2001, our board of directors again met with its financial, legal and tax advisors to discuss the proposed Separation. At this meeting, CSFB and SSB updated the board as to their preliminary advice that a separation of the Marathon Group and the U. S. Steel Group would establish two strong, independent companies and would create stockholder value for both classes of our stockholders, assuming an appropriate value transfer from the Marathon Group to the U. S. Steel Group. CSFB and SSB also advised the board that a value transfer of $900 million would establish United States Steel as a financially independent company. CSFB and SSB described for the board the proposed capital structure of Marathon and United States Steel following the Separation. Legal counsel then reviewed with the board alternative separation structures and described for the board the considerations in selecting a separation structure, including the tax implications of the Separation, required stockholder approvals and corporate governance considerations.

   Based upon all of the above, the board believes that the businesses of the Marathon Group and the U. S. Steel Group will improve, and stockholder value will therefore increase, if both businesses grow and are positioned to participate in consolidation opportunities in their respective industries and markets. Over the past two years, the Marathon Group and the U. S. Steel Group have engaged in major growth transactions. Marathon acquired Pennaco Energy Inc. and acquired interests in producing properties from Shell U.K. Limited in exchange for its 37.5% interest in Sakhalin Energy Investment Company Ltd. MAP is participating in Centennial Pipeline, has acquired Midwest convenience stores from Welsh Inc. and is forming a joint venture with Pilot Corporation to expand its nationwide participation in the travel center market. The U. S. Steel Group acquired an integrated steel facility in Kosice, Slovakia, tin mill operations of LTV Steel and the remaining 50% interest in Lorain Tubular Company, LLC. Each of the U. S. Steel Group and the Marathon Group has identified a need to participate in industry consolidation, but has found that our targeted stock structure has been an impediment to such participation, as many potential acquisition candidates are reluctant to accept a targeted stock as consideration.




   On April 23, 2001, at a meeting of our board of directors, its financial, legal and tax advisors, together with our management team, presented the board of directors with the conclusions drawn from their studies undertaken to review our targeted stock structure. Management presented the board with updated business plans for both businesses and revenue trends in the two businesses including, for the Marathon Group, an annual 3% production growth rate in exploration and production operations and a 1% growth in volume in refining and marketing operations and for U. S. Steel a continuation of the current weak commercial environment through mid-2002 with strengthening prices and volumes from mid-2002 through 2003. At that meeting, CSFB and SSB outlined the business reasons for a separation. CSFB and SSB also confirmed that a value transfer of approximately $900 million would be appropriate to establish United States Steel as a strong, independent company. CSFB and SSB each advised the board that, based on the information available as of the date thereof, it would be prepared to render a fairness opinion to the board of directors to the effect that the financial effects of the transactions, taken as a whole, contemplated by the Plan of Reorganization are fair to the holders of Marathon Group Shares and U. S. Steel Group Shares from a financial point of view, subject to the approval of its investment banking fairness committee and subject to completion and review of the definitive documents to effect the Separation.


   Legal counsel then reviewed with the board the proposed structure of the Separation. CSFB and SSB then briefly outlined the proposed refinancing of a portion of our indebtedness and presented a proposed timetable to complete the Separation. After full discussion, the board of directors unanimously determined to authorize management to proceed with the necessary steps to implement the Separation, subject to the later approval by the board of the Separation. We issued a press release on April 24, 2001 announcing that our board had authorized management to take such steps.


   On May 29, 2001, the board of directors met with its legal, tax and financial advisors. Legal counsel reviewed for the board the structure of the Separation and the terms of the draft Plan of Reorganization, and discussed the preliminary proxy statement/prospectus and the anticipated IRS private letter ruling request. After full discussion, the board of directors unanimously determined to approve the filing of the preliminary proxy statement/prospectus with the SEC and the private letter ruling request with the IRS.


   On July 31, 2001, our board of directors again met with its legal, tax and financial advisors to review the terms of the Separation. Legal counsel reviewed for the board the structure of the Separation and the terms of the Plan of Reorganization. CSFB and SSB reviewed for the board their financial analysis of the Separation and delivered their opinions to the board that the financial effects, taken as a whole, of the transactions contemplated by the Plan of Reorganization, are fair, from a financial point of view, to the holders of Marathon Group Shares and the holders of U. S. Steel Group Shares. Management updated the board on the steel and energy businesses including the latest financial outlook for the two businesses. After full discussion, the board of directors unanimously approved the Separation, adopted the Plan of Reorganization and determined to recommend that our stockholders vote to adopt the Plan of Reorganization and approve the transactions contemplated thereby.

   Our financial advisors confirmed that, in their experience, in transactions involving equity securities as a substantial part of the overall consideration, many parties, particularly international persons and corporations, strongly prefer a so-called "asset based" stock of an issuer that has a single class of common stock, as compared to a targeted stock. Among the reasons expressed by such parties are concerns about the impact of actual and contingent liabilities of the other business, concerns over whether one business is favored or disfavored by executive management and directors and the combination of different credit profiles into a single borrower. The board strongly believes that the businesses of both the Marathon Group and the U. S. Steel Group will be benefited if they each have a single class, asset-based common stock available for future consolidation activities.


   In considering the Separation, the board was aware that the capital structure of each company and the availability and cost of borrowings would be a key factor for both companies. USX manages most financial activity on a centralized consolidated basis, including issuance, repayment and repurchase of debt. The financial impact of these centralized financial activities are then attributed to the two groups based upon their respective cash flows. Both businesses, but particularly the U. S. Steel Group, have benefited from the borrowing power of USX.


   The board believes that it is imperative that both companies going forward be strong and competitive in their respective industries. This, in turn, requires that each have adequate access to the capital markets. The board and management consulted with its financial advisors and credit rating agencies concerning the likely credit ratings of the two companies going forward and their ability to raise necessary capital on appropriate terms and rates. Based upon these discussions, the board concluded that if the U. S. Steel Group were separated into an independent company with the debt level currently attributed to it, it may be unable to raise necessary capital at competitive rates to allow it to accomplish its business objectives. The board also concluded that if the Marathon Group were separated with more debt than is currently attributed to it, it would not adversely impact its ability to raise necessary capital at competitive rates to allow it to accomplish its business objectives. The board concluded, therefore, to adjust the amount of debt that will be assumed by each company from amounts attributed to the two groups immediately prior to the Separation.


   The board and its advisors considered a range of possible adjustments and evaluated each in the context of impact on business plans, possible business conditions and credit ratings, following consultations with Moody's and Standard & Poor's. Based upon these factors, the board determined that a value transfer of $900 million is appropriate. To accomplish this, certain indebtedness and other obligations of USX will be repaid or retired and United States Steel Corporation will incur indebtedness and other obligations and agree to repay certain indebtedness and other obligations of USX, such that the amount of indebtedness and other obligations for which United States Steel Corporation is responsible immediately following the Separation is $900 million less than the net amounts attributed to the U. S. Steel Group immediately prior to the Separation. Conversely, the amount of indebtedness and other obligations for which Marathon Oil Corporation will be responsible immediately following the Separation will be $900 million more than the net amounts attributed to the Marathon Group immediately prior to the Separation. The board believes that the Value Transfer will help establish United States Steel Corporation as a strong, independent entity. After giving effect to this Value Transfer, United States Steel Corporation will have less debt and more stockholders' equity than U. S. Steel Group's current balance sheet and Marathon Oil Corporation will have more debt and less stockholders' equity than Marathon Group's current balance sheet.


   Based upon our discussions with the two rating agencies, it was anticipated that the credit ratings of Marathon Oil Corporation would remain investment grade and United States Steel Corporation would have non-investment grade credit ratings following the Separation, which would be expected to reduce United States Steel's ability to access the credit markets, as compared to the access available to it currently as part of USX.


   In considering the recommendation of the USX board to vote in favor of the Separation, you should be aware that directors and executive officers of USX have interests in the Separation that are in addition to or different from the interests of stockholders generally, including disproportionate ownership of Marathon Group Shares and U. S. Steel Group Shares, ownership of options, stock appreciation rights and restricted shares, and contractual rights to severance payments in connection with a change in control and certain other contractual rights and payments. Additionally, certain directors will be directors of both Marathon Oil Corporation and United States Steel Corporation after the Separation and be entitled to receive directors' allowances and attendance fees from both companies, in the amounts set forth on pages 82 and 109. The USX board of directors was aware of these interests and considered them, among other things, in approving the Separation. See "THE SEPARATION--Interest of Officers and Directors in the Separation" on page 53.


Reasons for the Separation

   Our board of directors believes that the Separation is in the best interest of all of USX's stockholders and will create two strong, independent companies.

   We believe that the Separation will:

  . allow Marathon Oil Corporation and United States Steel Corporation to focus on their core businesses;

  . allow Marathon Oil Corporation and United States Steel Corporation to make critical acquisitions and investments needed to grow their respective businesses;

  . provide each of Marathon Oil Corporation and United States Steel Corporation with an appropriate capital structure for its business and independent access to financial markets;

  . remove impediments to participation in industry consolidation by providing Marathon Oil Corporation and United States Steel Corporation more flexibility in making stock-based acquisitions;

  . align the liabilities and risks of each business with the company that owns such business; and

  . facilitate broader equity research coverage of each company, thereby expanding the range of prospective investors in both the Marathon Shares and the New U. S. Steel Shares.

Factors Considered by the Board of Directors in Approving the Separation

   In recommending that USX stockholders approve the Separation and adopt the Plan of Reorganization, our board of directors considered a number of factors which they believe support their recommendation, including:

  . the information and presentations regarding the historical and projected industry and business conditions facing each of Marathon and United States Steel.

  . the historical results of operations, financial condition, assets, liabilities, and cash flows of each of Marathon and United States Steel.

  . the internally generated business plans for Marathon and United States Steel prepared by our management, the assumptions underlying those business plans and downside business condition scenarios for both groups prepared by our management.

  . the likelihood that the Separation will result in United States Steel Corporation and Marathon Oil Corporation, as independent companies, being more focused on their respective businesses.

  . the perceived impact of our targeted stock structure on the historical and projected trading prices of Marathon Group Shares and U. S. Steel Group Shares.


  . the likelihood that the Separation would create stockholder value for all of our stockholders and the opportunities to create similar value for all of our stockholders under the current or alternative structures.

  . the likelihood that the Separation would enable Marathon and United States Steel to participate in industry consolidation, thereby enhancing stockholder value.

  . the opinions of CSFB and SSB that as of July 31, 2001, the financial effects, taken as a whole, of the transactions contemplated by the Plan of Reorganization, were fair, from a financial point of view, to the holders of the Marathon Group Shares and to the holders of the U. S. Steel Group Shares.

  . the effect that the Value Transfer of $900 million would have on the financial condition of United States Steel Corporation and Marathon Oil Corporation.

  . the opinion of American Appraisal Associates, Inc. (with respect to USX prior to the Separation and with respect to each of Marathon Oil Corporation and United States Steel Corporation after the Separation) that the present fair saleable value of its assets would exceed its probable liabilities; that its cash flows would be adequate to pay its debts as they come due; and that it has, and would have, adequate capital to conduct its business operations.

  . The terms of the Plan of Reorganization which provide that our board of directors has the right to terminate the Plan of Reorganization at any time prior to completion of the Separation, whether before or after stockholder approval.

  . The terms of the Plan of Reorganization which require the approval of the holders of a majority of the outstanding Marathon Group Shares and the holders of a majority of the outstanding U. S. Steel Group Shares, each voting as a separate class.



   In its consideration of the proposed Separation, the board also considered the following potentially negative factors:


  . The continuation of contingent liability of each of Marathon and United States Steel for certain liabilities of the other company following the Separation.


  . The possibility that some or all of the desired benefits of the Separation may not be achieved.


  . Loss of potential benefits flowing from consolidation of Marathon and United States Steel for federal income and certain other tax purposes.


  . Loss of access by United States Steel to USX's borrowing capabilities and investment grade credit ratings.


  .  Risk of potential tax liabilities relating to the Separation under
     Section 355(e) of the Code.


   The board of directors also considered many of the other risks described under the caption "RISK FACTORS", beginning on page 13, as potentially negative factors in its evaluation of the proposed Separation. The board considered both the positive and the potentially negative factors described above as they relate to both the holders of Marathon Group Shares and the holders of U. S. Steel Group Shares. In particular, the effect of the $900 million Value Transfer was considered by the board to be a positive factor for the U. S. Steel Group and important to provide for two strong, financially independent companies. Although the Value Transfer might be viewed as negative by some Marathon Group stockholders because Marathon's allocated debt will be increased by $900 million, the board of directors believes that this potentially negative factor is outweighed by the potential advantages of the Separation, particularly in light of the fact that both groups are currently burdened by all of the debt of USX.


   Our targeted stock structure was implemented to provide our stockholders with separate securities reflecting the performance of USX's steel and energy businesses, while retaining the benefits of a single corporation. While the interests of the holders of each targeted class of USX common stock may, under some circumstances, diverge or appear to diverge, under Delaware law, the USX board of directors must act with due care and in the best interest of all its common stockholders, including the holders of the shares of each class of USX common stock. The same standard applies to the discharge of the board's fiduciary duties in the context of matters having disparate impacts upon holders of Marathon Group Shares and U. S. Steel Group Shares. Accordingly, in approving the Separation, the board of directors considered the interests of all its stockholders.



   The foregoing discussion of the information and factors considered by the board of directors includes all of the material factors considered by the board in reaching its conclusions and recommendations but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the board of directors may have given different weights to different factors.

Recommendation of the USX Board of Directors

   The USX board of directors has determined that the Separation is advisable and in the best interests of USX and the holders of Marathon Group Shares and
U. S. Steel Group Shares. Our board has unanimously approved the Separation and approved and declared the advisability of the Plan of Reorganization, and recommends that holders of Marathon Group Shares and U. S. Steel Group Shares vote FOR adoption of the Plan of Reorganization.

   In considering the recommendation of the USX board to vote in favor of the Separation, you should be aware that directors and executive officers of USX have interests in the Separation that are in addition to or different from the interests of stockholders generally, including disproportionate ownership of Marathon Group Shares and U. S. Steel Group Shares, ownership of options, stock appreciation rights and restricted shares, and contractual rights to severance payments in connection with a change in control and certain other contractual rights and payments. Additionally, certain directors will become directors of both Marathon Oil Corporation and United States Steel after the Separation and become entitled to receive directors' allowances and attendance fees from both companies, in the amounts set forth on pages 82 and 109. The USX board of directors was aware of these interests and considered them, among other things, in approving the Separation. See "THE SEPARATION--Interest of Officers and Directors in the Separation" on page 53.


Opinions of Financial Advisors



   CSFB and SSB (the "Financial Advisors") have acted as USX's financial advisors in connection with the Separation. USX selected the Financial Advisors based on their experience, expertise, reputation and familiarity with USX's businesses. Each of CSFB and SSB is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, complex strategic transactions, negotiated underwritings, private placements and other purposes.


   USX requested that the Financial Advisors evaluate the fairness, from a financial point of view, of the financial effects, taken as a whole, of the transactions contemplated by the Plan of Reorganization to the holders of Marathon Group Shares and to the holders of U. S. Steel Group Shares. On July 31, 2001, at a meeting of the USX Board of Directors held to consider the Separation, each of CSFB and SSB delivered to the USX Board of Directors a written opinion to the effect that, as of that date and based on and subject to the matters described therein, the financial effects, taken as a whole, of the transactions contemplated by the Plan of Reorganization are fair, from a financial point of view, to the holders of Marathon Group Shares and to the holders of U. S. Steel Group Shares. The opinions of the Financial Advisors do not address any other aspect of the transaction or any related transaction and do not constitute a recommendation to any stockholders with respect to any matters relating to the proposed transaction.


   The full text of the written opinions of the Financial Advisors dated July 31, 2001, to the USX board of directors, which set forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Annexes B-1 and B-2 and are incorporated into this proxy statement/prospectus by reference. Holders of Marathon Group Shares and holders of U. S. Steel Group Shares are urged to read the opinions carefully in their entirety. This summary of opinions of the Financial Advisors in this proxy statement/prospectus, which describe the material provisions of the opinions, is qualified in its entirety by reference to the full text of each opinion.


   In arriving at its opinion, each of the Financial Advisors reviewed, among other things, (1) historical financial statements of USX, including the separate financial statements for the Marathon Group and the U. S. Steel Group, and certain other historical financial and operating data of USX, including the Marathon Group and the U. S. Steel Group, (2) certain publicly available information with respect to USX, including the Marathon Group and the U. S. Steel Group, (3) certain projected financial data with respect to USX, including the Marathon Group and the U. S. Steel Group, without giving effect to the Separation, and with respect to United States Steel Corporation and Marathon Oil Corporation, giving effect to the Separation, in each case as prepared by the management of USX, including the management of the Marathon Group and the management of the U. S. Steel Group (collectively, "Management"),
(4) reported prices and trading activity for the Marathon Group Shares and the
U. S. Steel Group Shares, (5) drafts of the Plan of Reorganization, the Financial Matters Agreement and the Tax Sharing Agreement, (6) the preliminary proxy materials filed by USX with the Securities and Exchange Commission in connection with the Separation, (7) the letter dated July 2, 2001 from USX to the Internal Revenue Service requesting a private letter ruling that the Separation will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code and (8) the terms of the Marathon Group Shares and the U.
S. Steel Group Shares as set forth in USX's certificate of incorporation as currently in effect.


   In addition, the Financial Advisors held discussions with Management with respect to, among other things (1) the operations and financial condition of USX, including the Marathon Group and the U. S. Steel Group, and the plans of Management with respect to the business and affairs of USX, including the Marathon Group and the U. S. Steel Group, prior to the Separation, and of United States Steel Corporation and Marathon Oil Corporation after the Separation, (2) certain projected financial data with respect to USX, including the Marathon Group and the U. S. Steel Group, without giving effect to the Separation, and with respect to United States Steel Corporation and Marathon Oil Corporation, giving effect to the Separation, in each case as prepared by Management, (3) the benefits and detriments to USX of continued ownership of both the Marathon Group and the U. S. Steel Group, (4) the expected impact of the Separation and related transactions, including the $900 million reduction in the net amounts of indebtedness and other obligations attributed to the U.
S. Steel Group and the corresponding increase on the Marathon Group immediately prior to the Separation (collectively referred to as the "Transactions") on the operations and the financial and strategic flexibility of United States Steel Corporation and Marathon Oil Corporation after the Separation, (5) certain terms of the proposed Plan of Reorganization and (6) the effect of the Separation on the business, results of operations and financial condition of each of United States Steel Corporation and Marathon Oil Corporation.


   In addition, each of the Financial Advisors undertook such other studies, analyses and investigations as it deemed appropriate for the purpose of rendering its opinion.


   In arriving at its opinion, each of the Financial Advisors has assumed and relied upon the accuracy and completeness of all of the financial and other information used by it without assuming any responsibility for independent verification of such information and has further relied upon the assurances of Management that they are not aware of any facts that would make such information inaccurate or misleading. Each of the Financial Advisors has assumed that the Transactions will be consummated in accordance with the terms of the Plan of Reorganization, without waiver, amendment or modification of any material term, condition or agreement set forth therein. Each of the Financial Advisors has also assumed that the Plan of Reorganization, the Financial Matters Agreement and the Tax Sharing Agreement, when executed, will conform to the drafts reviewed by the Financial Advisors in all respects material to the analyses. With respect to the projected financial data of USX, including the Marathon Group and the U. S. Steel Group, and of United States Steel Corporation and Marathon Oil Corporation after the Separation prepared by Management, upon the advice of Management and with Management's consent each of the Financial Advisors has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Management as to the expected future prospects and financial performance of USX, including the Marathon Group and the U. S. Steel Group, and of United States Steel Corporation and Marathon Oil Corporation after the Separation, and each of the Financial Advisors has relied on such projections in rendering its opinion. With respect to the estimates prepared by Management of the value of certain benefits and detriments of the Separation to each of United States Steel Corporation and Marathon Oil Corporation, with Management's consent, each of the Financial Advisors has relied on such estimates and assumed that they were reasonably prepared and reflected the best currently available judgments of Management as to such benefits and detriments.

                                    ***


   The following paragraphs contain a summary of certain financial and comparative analyses performed by the Financial Advisors in connection with the preparation of the fairness opinions. The summary does not purport to be a complete description of the analyses conducted by the Financial Advisors in arriving at the opinions. In addition, the Financial Advisors believe that the analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all such factors and analyses, could create an incomplete view of the processes underlying the opinions. The Financial Advisors did not assign relative weights to any of the analyses in preparing the opinions. The preparation of a fairness opinion is a complex process, and a summary description does not capture the full analysis. In performing the analyses, the Financial Advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of USX, the Marathon Group, the U. S. Steel Group, United States Steel Corporation and Marathon Oil Corporation. In addition, certain elements of the Separation are not susceptible to precise quantification and, in preparing the opinions, the Financial Advisors made judgments and estimates that they considered reasonable and appropriate under the circumstances. Any estimates incorporated in the analyses performed by the Financial Advisors are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such estimates or analyses. Because such estimates are inherently subject to uncertainty, none of the Financial Advisors, USX Management, Marathon, United States Steel or any other person assumes responsibility for their accuracy. In addition, analyses relating to the value of businesses do not purport to be appraisals and do not necessarily reflect the prices at which businesses may be sold in the future or at which their shares of capital stock may trade in the future.


   The financial analyses summarized below include information presented in tabular format. In order to fully understand the following financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of the Financial Advisors.


 Marathon Group Stock Performance


   The Financial Advisors reviewed data regarding the stock price performance of the Marathon Group Shares relative to a group of selected companies the Financial Advisors deemed comparable to the Marathon Group or relevant to their analyses (the "Marathon Peer Group") from April 20, 2001, two trading days prior to the April 24 public announcement that the USX board of directors had authorized management to pursue the Separation, to July 25, 2001. The Marathon Peer Group included Conoco Inc., Phillips Petroleum Company and Amerada Hess Corporation. The Financial Advisors noted that, during that period, the Marathon Group had performed consistently with the Marathon Peer Group.


 Separation Impact on the Marathon Group--Comparable Company Trading Analysis


   The Financial Advisors reviewed data regarding the following ratios, for the Marathon Group compared to the same ratios of the Marathon Peer Group for the 20 trading days ended July 25, 2001, using estimated earnings for 2001 and 2002:


  . adjusted market value (equity market value plus total debt, preferred stock and minority interest minus cash) to EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration expense) ratio,


  . equity market value to after-tax cash flow (earnings plus depreciation and amortization) ratio and


  .  equity market value to net income.

   For the 20 trading days ended July 25, 2001, the ratios obtained for the Marathon Group and the mean ratios obtained for the Marathon Peer Group were as follows:



Ratio                                  Marathon Group Marathon Peer Group Mean
-----                                  -------------- ------------------------
Adjusted Market Value/2001E EBITDAX...      3.2x                4.1x
Adjusted Market Value/2002E EBITDAX...      3.7x                4.5x
Market Value/2001E After-Tax Cash
 Flow.................................      3.0x                3.9x
Market Value/2002E After-Tax Cash
 Flow.................................      3.4x                4.2x
Market Value/2001E Net Income.........      6.0x                7.6x
Market Value/2002E Net Income.........      8.8x               10.2x


   The Financial Advisors then selected ranges of multiples of estimated 2001 and 2002 EBITDAX, after-tax cash flow and net income derived from the Marathon Peer Group and applied these multiple ranges to the corresponding financial data of the Marathon Group. This analysis indicated an implied potential value benefit reference range of $1,200,000,000 to $2,700,000,000. The Financial Advisors noted that this potential value benefit range did not reflect the change in value already realized in the market price of the Marathon Group Shares.


 Separation Impact on the Marathon Group--Precedent Premium Analysis


   The Financial Advisors analyzed the implied transaction premiums paid in the following selected merger and acquisition transactions involving major integrated petroleum companies announced since 1998 (acquiror/target):
Chevron/Texaco, TOTAL Fina/Elf Aquitaine, Repsol/YPF, BP Amoco/Atlantic Richfield, Exxon/Mobil, TOTAL/PetroFina and British Petroleum/Amoco. The Financial Advisors then selected a range of premiums derived from these transactions based on the closing stock prices of the target company one day and thirty days prior to the public announcement of the transaction and applied this premium range to:


  . the average equity market value of the Marathon Group for the 20 trading days ended July 25, 2001 and


  . an adjusted equity market value of the Marathon Group, computed by adding the mean implied potential benefit range from the Comparable Companies Trading Analysis to the average equity market value of the Marathon Group for the 20 trading days ended July 25, 2001.


   In applying the premium range to the adjusted equity market value of the Marathon Group, the Financial Advisors discounted the resulting implied equity value by 10% per year over a one-year and a two-year period. This analysis indicated an implied potential value benefit reference range of $1,600,000,000 to $3,000,000,000. The Financial Advisors noted that this potential value benefit range did not reflect the change in value already realized in the market price of the Marathon Group Shares.


 Separation Impact on the Marathon Group--Discounted Cash Flow Analysis


   Using discounted cash flow analysis, the Financial Advisors calculated a range of value of the Marathon Group based on the implied total net present value of the estimated future unlevered free cash flows (EBITDAX minus unlevered cash taxes minus capital expenditures and changes in working capital) that the Marathon Group could produce. The Financial Advisors performed the analysis based on two scenarios, a pre-Separation case and a post-Separation case. The pre-Separation case was based on internal estimates provided by and discussed with the Marathon Group's management to reflect the reasonable long-term growth prospect for the Marathon Group under the existing USX corporate structure. The pre-Separation case reflected a 3% annual production growth rate in the Marathon Group's exploration and production business. In developing the post-Separation case, the Financial Advisors used a 6% annual production growth rate in the Marathon Group's exploration and production business, a growth rate consistent with the publicly available production growth rate targets of the Marathon Group's peers. The Financial Advisors also increased capital spending to fund this increased production growth rate. The post-Separation case also assumed incremental debt for the Value Transfer and reflected the financial effects of the arrangements contained in the Separation Agreements. The Financial Advisors determined an implied total net present value reference range for each case based on the sum of the following:

  . the discounted value (using discount rates ranging from 9.0% to 10.0% for the pre-Separation case and discount rates ranging from 8.5% to 9.5% for the post-Separation case) of the estimated free cash flows of the Marathon Group for the 10 year period of 2001 through 2010 and


  . the net present value of the estimated free cash flows of the Marathon Group after 2010 (using a terminal value multiple range of 3.5x to 4.5x TV/EBITDAX for both the pre-Separation and the post-Separation case).


   This analysis resulted in an implied potential value benefit reference range of $700,000,000 to $1,200,000,000.


 Separation Impact on the Marathon Group--Peer Credit Statistics Analysis


   The Financial Advisors reviewed data regarding the debt to book capitalization ratio and the debt to LTM (last twelve months) EBITDAX ratio of the Marathon Group and its peers. Pro forma for the Separation and inclusive of the Value Transfer, the Marathon Group's debt to book capitalization ratio was 41% and debt to LTM EBITDAX ratio was 1.2x. The Financial Advisors noted that these ratios were consistent with those of the Marathon Group's peers.


 U. S. Steel Group Stock Performance


   The Financial Advisors reviewed data regarding the stock price performance of the U. S. Steel Group Shares relative to a group of selected companies the Financial Advisors deemed comparable to the U. S. Steel Group or relevant to their analyses (the "U. S. Steel Peer Group") from April 20, 2001 to July 25, 2001. The U. S. Steel Peer Group included AK Steel Corporation, Bethlehem Steel Corporation, Dofasco Inc. and National Steel Corporation. The Financial Advisors noted that, during that period, the U. S. Steel Group had outperformed the U. S. Steel Peer Group by approximately 23 percentage points.


 Separation Impact on the U. S. Steel Group--Comparable Company Trading
 Analysis


   The Financial Advisors reviewed data regarding the following ratios, in each case for the U. S. Steel Group compared to the same ratios of the U. S. Steel Peer Group for the 20 trading days ended July 25, 2001, using estimated earnings for 2001and 2002:


  . the adjusted market value to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio and


  . the adjusted market value to EBIT (earnings before interest and taxes) ratio.


   For the 20 trading days ended July 25, 2001, the ratios obtained for the U.
S. Steel Group and the mean ratios obtained for the U. S. Steel Peer Group were as follows:



Ratio                            U. S. Steel Group U. S. Steel Peer Group Mean
-----                            ----------------- ---------------------------
Adjusted Market Value/2001E
 EBITDA.........................       22.8x                   6.5x
Adjusted Market Value/2002E
 EBITDA.........................        4.5x                   4.0x
Adjusted Market Value/2001E
 EBIT...........................          NM                  18.1x
Adjusted Market Value/2002E
 EBIT...........................        9.8x                   9.0x

   The Financial Advisors then selected a range of multiples of estimated 2002 EBITDA derived from the U. S. Steel Peer Group and applied this multiple range to the corresponding financial data of the U. S. Steel


Group. This analysis indicated an implied potential value (detriment)/benefit reference range of ($300,000,000) to $300,000,000. The Financial Advisors noted that this potential value benefit range did not reflect the change in value already realized in the market price of the U. S. Steel Group Shares.


 Separation Impact on the U. S. Steel Group--Precedent Transaction Analysis


  . The Financial Advisors analyzed the implied transaction multiples paid in the following selected merger and acquisition transactions involving major steel companies announced since 1995 (acquiror/target):
     Usinor/Aceralia, Usinor/Arbed, USX/steel assets of VSZ, British Steel/Hoogevens, Usinor/Cockerill, Sambre Usinor/CST, Ispat International/Inland Steel, Bethlehem Steel/Lukens Steel, Grupo Amazonia/Sidor, Thyssen/Krupp, Arbed/Aceralia, Renco Group/WCI Steel, Acesita/CST, Watermill Ventures/Gulf States Steel. The Financial Advisors compared adjusted market values in the selected transactions as multiples of EBITDA and EBIT for the twelve-month period preceding the announcement of the transaction. Adjusted market values were calculated by multiplying the announced transaction price per share for the relevant transaction by the diluted number of target company shares outstanding, after taking into account option proceeds, plus total debt, preferred stock and minority interest, minus cash.


   The Financial Advisors then selected ranges of multiples of LTM EBITDA and EBIT derived from these transactions and applied these multiple ranges to:


  . the LTM EBITDA of the U. S. Steel Group, adjusted to include an annualized twelve months of EBITDA of the U. S. Steel Group's Kosice business segment, acquired in November 2000 and


  . the average annual EBITDA and EBIT of the U. S. Steel Group for the calendar years 1994 to 2000, adjusted to include an annualized twelve months of EBITDA and EBIT, respectively, of the U. S. Steel Group's Kosice business segment.


   This analysis indicated an implied potential value benefit reference range of $700,000,000 to $1,400,000,000. The Financial Advisors noted that this potential value benefit range did not reflect the change in value already realized in the market price of the U. S. Steel Group Shares.


 Separation Impact on the U. S. Steel Group--Discounted Cash Flow Analysis


   Using a discounted cash flow analysis, the Financial Advisors calculated a range of value of the U. S. Steel Group based on the implied total net present value of the estimated future unlevered free cash flows that the U. S. Steel Group could produce. The Financial Advisors performed the analysis based on two scenarios, a pre-Separation case and a post-Separation case. The pre-Separation case and the post-Separation case were based on identical internal estimates provided by and discussed with the U. S. Steel Group's Management and reflecting the reasonable long-term prospect for the U. S. Steel Group under the existing USX corporate structure and for United States Steel Corporation assuming completion of the Separation. The post-Separation case also assumed a reduction of debt from the Value Transfer and reflected the financial effects of the arrangements contained in the Separation Agreements. The Financial Advisors noted that post-Separation the U. S. Steel Group's weighted average cost of capital may increase by approximately 2.5 percentage points. The Financial Advisors determined an implied total net present value reference range for each case based on the sum of the following:


  . the discounted value (using discount rates ranging from 7.25% to 7.75% for the pre-Separation case and discount rates ranging from 9.50% to 10.50% for the post-Separation case) of the estimated free cash flows of the U. S. Steel Group for the 10 year period of 2001 through 2010 and

  . the net present value of the estimated free cash flows of the U. S. Steel Group after 2010 (using a terminal value multiple range of 4.0x to 5.0x TV/EBITDA for both the pre-Separation case and the post-Separation case).


   This analysis resulted in an implied potential value benefit reference range of $400,000,000 to $450,000,000.


 Separation Impact on the U. S. Steel Group- Peer Credit Statistics Analysis


   The Financial Advisors reviewed data regarding the debt to book capitalization ratio and the debt to 2002 estimated EBITDA ratio of the U. S. Steel Group and its peers. Pro forma for the Separation and inclusive of the Value Transfer, the U. S. Steel Group's debt to book capitalization ratio was 37.3% and debt to 2002 estimated EBITDA ratio was 2.4x. The Financial Advisors noted that these ratios were lower than with those of the U. S. Steel Group's peers.


                                    ***


   USX has agreed to pay a fee to each of the Financial Advisors for its services in connection with the Transactions, a significant portion of which, in the case of each of the Financial Advisors, is contingent on consummation of the Separation. USX has also agreed to reimburse each of the Financial Advisors for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by each of the Financial Advisors, and to indemnify each of the Financial Advisors and related parties against liabilities, including liabilities under the U.S. federal securities law, arising out of its engagement.


   Each of the Financial Advisors and its affiliates has performed and may perform other investment banking financial advisory services for USX, Marathon Oil Corporation, United States Steel Corporation and their respective affiliates, including in connection with the offering by United States Steel of the Senior Notes, for which each Financial Advisor has received and will receive customary compensation. In the ordinary course of business, each of the Financial Advisors and its affiliates may actively trade the debt and equity securities of the Marathon Group and the U. S. Steel Group for its own accounts and for the accounts of customers, and, accordingly, may at any time hold long or short positions in those securities.


Financing Arrangements Relating to the Separation

 Current USX Financial Arrangements

   USX manages most of its financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions that relate primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends are attributed to the Marathon Group and the U. S. Steel Group based upon the cash flows of each group for the periods presented and the initial capital structure of each group. However, transactions such as leases, certain collaterized financings, certain indexed debt instruments, financial activities of consolidated entities which are less than wholly owned by USX and transactions related to securities convertible solely into Marathon Group Shares or the U. S. Steel Group Shares are specifically attributed to and reflected in their entirety in the financial statements of the group to which they relate.


   These are attributions for accounting purposes and do not reflect legal ownership of cash or legal obligation to pay and discharge such obligations. USX is the issuer of the 6.50% Preferred Stock, although it is attributed solely to the U. S. Steel Group, and subsidiaries of USX are the issuers of other Preferred Obligations. Subject to a limited number of exceptions, USX is the legal obligor of long-term debt and other financial instruments, including many--such as leases--that are not reflected as liabilities on the consolidated or group balance sheets.

   After the Separation, United States Steel Corporation will own and operate the business of the U. S. Steel Group and United States Steel Corporation or its subsidiaries will incur indebtedness and other obligations in an amount approximately equal to all of the liabilities of or attributed to the U.
S. Steel Group immediately prior to the Separation, both absolute and contingent, less the amount of the $900 million Value Transfer. Upon consummation of the Separation, the name of USX Corporation will be changed to Marathon Oil Corporation, and Marathon Oil Corporation and its subsidiary Marathon Oil Company will own and operate the business of the Marathon Group and will remain responsible for all of the liabilities of or attributed to the Marathon Group immediately prior to the Separation, both absolute and contingent, plus $900 million.


   USX is presently the legal obligor for most of the obligations attributed to both groups, and, therefore, Marathon Oil Corporation will remain legally obligated for these obligations after the Separation. Accordingly, United States Steel Corporation will be required to incur new indebtedness to repay or otherwise discharge a substantial amount of USX obligations. The indebtedness and other obligations to be incurred by United States Steel in connection with the Separation are referred to herein as the "Financing." In addition to the Financing necessary to effect the Value Transfer, the indenture governing the Senior Notes requires United States Steel to have at least $400 million of availability through cash and undrawn credit facilities at the time of the Separation.


   After giving effect to the Financing required to complete the Separation, and assuming the Separation had occurred on June 30, 2001, United States Steel Corporation and its subsidiaries


  .  would be the direct obligor of the $325 million USSK Loan Facility;


  . would assume $569 million of debt and capital leases of USX and $133 million of certain guarantee and lease obligations (which guarantee and lease obligations are not reflected in the financial statements of Marathon Oil Corporation);


  . would incur new indebtedness in the amount of approximately $897 million, including the Senior Notes, and would pay $868 million of the net proceeds thereof to Marathon Oil Corporation to be used to repay a portion of the indebtedness attributed to United States Steel by USX prior to the Separation.


   In addition, United States Steel expects to enter into new credit facilities, including a secured accounts receivable facility and a secured inventory facility. Undrawn amounts under these facilities will provide liquidity to United States Steel following the Separation.




   Assuming the Separation had occurred on June 30, 2001, and that United States Steel had completed all the financing required to complete the Separation, United States Steel's sources and uses would have been:



                             (Dollars in
Sources:                      millions)
--------                     -----------
Assumed industrial revenue
 bonds......................   $  479
Assumed capital leases......       90
USSK Loan Facility..........      325
Senior Notes(/1/)...........      380
Additional financing(/2/)...      517
Value Transfer..............      900
Invested cash(/3/)..........      189
                               ------
Total Sources...............   $2,880
                               ======


                            (Dollars in
Uses:                        millions)
-----                       -----------
Debt attributed to United
 States Steel..............   $ 2,432
Preferred securities of
 subsidiaries..............       249
6.5% Preferred Stock.......       121
Separation costs...........        29
Other......................        49
                              -------
Total Uses.................   $ 2,880
                              =======

--------

(1) On July 27, 2001 United States Steel completed a private placement of $385 million principal amount (reduced by a $5 million discount) of 10 3/4% Senior Notes due August 1, 2008.


(2) We currently anticipate that United States Steel will satisfy the need for the $517 million in additional financing using the preliminary tax settlement from Marathon, which is expected to be at least $300 million and will be received on or before the Separation Effective Time, and a combination of financings which may include additional senior notes, lease financings and new preferred or other security offerings (including an exchange of existing securities for new securities). In addition, United States Steel expects to enter into new credit facilities, including a secured accounts receivable facility and a secured inventory facility. Undrawn amounts under these facilities are expected to be at least $300 million in order to provide necessary liquidity. The amount of additional financing at Separation may vary as a result of a number of factors including the operating performance of United States Steel, its working capital position and the amount of the tax settlement with Marathon.


(3) Invested cash represents amounts attributed to United States Steel by USX. This cash will be retained by Marathon and be used to reduce debt attributed to United States Steel.


   Following the Separation, the annual weighted average interest rate of these obligations is estimated to be approximately 8.25%. A one one-eighth ( 1/8) percent change in that rate is expected to have an annual impact of about $2 million of interest expense. Completion of this Financing in amount, form and substance satisfactory to our board of directors is a condition to completion of the Separation.

 Obligations for Which United States Steel Corporation Will Be the Direct
 Obligor


   The following obligations of the U. S. Steel Group will continue as obligations of United States Steel Corporation following the Separation, and United States Steel will continue to be the obligor:


   Senior Notes. On July 27, 2001, United States Steel completed the sale of $385 million principal amount of Senior Notes. The Senior Notes, which mature on August 1, 2008 and pay interest at an annual rate of 10.75%, represent an unsecured senior obligation of United States Steel. Interest on the Senior Notes is payable in cash on a semiannual basis, beginning on February 1, 2002. The Senior Notes rank equally in right of payment with all existing and future unsecured indebtedness of United States Steel and will rank senior in right of payment to all of its existing and future subordinated indebtedness. USX has initially guaranteed the Senior Notes, however USX will be released from the guarantee if the Separation occurs on or before December 31, 2002.


   The indenture governing the Senior Notes (the "Senior Note Indenture") contains covenants which, among other things, limit or prevent United States Steel and its subsidiaries from collateralizing assets to secure indebtedness, borrowing additional funds, issuing or selling capital stock of its subsidiaries, making certain payments and distributions, paying dividends, transferring or selling assets and engaging in certain transactions, including mergers or sales of substantially all of its assets. After the Separation, if the Senior Notes receive and maintain an investment grade rating from both Standard & Poor's and Moody's, United States Steel will no longer be subject to certain of the covenants referred to above. The Senior Note Indenture also contains several conditions to the completion of the Separation, including, among others, a requirement that immediately following the Separation, United States Steel shall have at least $400 million available in undrawn credit facilities and cash, of which at least $300 million shall be available under facilities with terms extending at least three years after the date such facilities are put in place.


   If the board of directors of USX decides not to proceed with the Separation or the Separation does not occur on or before December 31, 2002, the Senior Notes may be redeemed in whole or part at 101% of the principal amount plus accrued but unpaid interest. Up to 35% of the aggregate principal amount of the Senior Notes may be redeemed at any time prior to August 1, 2004, at a price of 110.75% of the principal amount plus accrued interest with the proceeds of public equity offerings.


   USSK Loan Facility. On November 24, 2000, USX acquired USSK which has a loan facility with a group of financial institutions aggregating $325 million. The facility, which is non-recourse to USX, bears interest at a fixed rate of 8.5% per year. The loan is subject to annual repayments of $20 million beginning in 2003, with the balance due in 2010. Additional mandatory prepayments of the loan may be required based upon a cash flow formula or a change in control of USX. USSK also has a short-term $50 million credit facility that expires in November 2001. The facility, which is non-recourse to USX, bears interest at prevailing short-term market rates plus 1%. USSK is obligated to pay a .25% commitment fee on undrawn amounts. At June 30, 2001, there were no borrowings against this facility.


   Operating Lease Obligations. United States Steel is the lessee under several equipment leases and office building leases which, for accounting purposes, are treated as operating leases. Total future lease payments under these leases as of June 30, 2001 were approximately $250 million, with varying maturities.

 USX Obligations to Be Assumed by United States Steel Corporation

   The following obligations of USX will continue as direct obligations of Marathon Oil Corporation, although United States Steel Corporation will agree in the Financial Matters Agreement to assume and pay all liabilities for these obligations following the Separation:


   Industrial Revenue Bonds. As of June 30, 2001, USX had outstanding $479 million of obligations under industrial revenue bonds related to environmental projects for current and former U. S. Steel Group facilities, $9 million of which will be repaid on or prior to December 31, 2001. Pursuant to the Financial Matters Agreement, United States Steel Corporation will assume all obligations under these instruments. Only $1.8 million of the industrial revenue bonds mature from 2002 to 2012. Pursuant to the Financial Matters Agreement, United States Steel must provide for the discharge of Marathon Oil Corporation from the remaining liability under the assumed industrial revenue bonds on or before the tenth anniversary of the Separation. Such discharge may be accomplished by refinancing, paying to Marathon Oil Corporation the then remaining principal amount of the obligations or a combination of the foregoing.


   Fairfield Caster Lease. United States Steel Corporation is the lessee of a slab caster at the Fairfield Works facility in Alabama with a term through 2012. This lease is treated as a capitalized lease and, as of June 30, 2001, the amount of such obligation was $84 million. USX is the obligor under this lease. Under the Financial Matters Agreement, United States Steel will assume and discharge all obligations under this lease. This lease is an amortizing financing with a final maturity of 2012, subject to additional extensions.


   Operating Lease Obligations and Guarantees. In connection with past sales of various plants and operations, United States Steel assigned and the purchasers assumed certain leases of major equipment used in the divested plants and operations. In the event of a default by any of the purchasers, United States Steel remains contingently liable for payments under these leases. In addition, United States Steel is assuming certain other obligations and guarantees of USX related to the business of United States Steel. As of June 30, 2001, the total exposure for all of these matters totaled $133 million.


 New Financing Arrangements of United States Steel Corporation

   United States Steel Corporation will incur additional indebtedness in connection with the Separation. Assuming the Separation occurred on June 30, 2001, United States Steel Corporation would have to incur new indebtedness in the amount of $517 million (in addition to the indebtedness relating to the Senior Notes) and enter into new agreements to provide the liquidity required by the Senior Note Indenture. Such financings may include a combination of additional senior notes, lease financings and new preferred or other security offerings (including an exchange of existing securities for new securities) with terms and conditions consistent with United States Steel Corporation's credit rating. Approximately $868 million of the proceeds from these financings and from the Senior Notes financing would have been paid to Marathon Oil Corporation upon the Separation, assuming the Separation had occurred on June 30, 2001. It is also expected that United States Steel Corporation will enter into new credit facilities, including a secured accounts receivable facility and a secured inventory facility. Undrawn amounts under these facilities are expected to be at least $300 million in order to provide necessary liquidity. The Separation is conditioned upon the successful implementation of this financing.


 USX Obligations to Be Repaid or Retired

   6.50% Preferred Stock Obligations. USX is the issuer of 2,404,487 shares of the 6.50% Preferred Stock, which is presently convertible into U. S. Steel Group Shares at a price of $46.125 per share and is attributed entirely to the
U. S. Steel Group. At the Separation Effective Time, each issued and outstanding share of 6.50% Preferred Stock will be converted in the Separation Merger into the right to receive, in cash, $50.00 plus accrued but unpaid dividends thereon, or an aggregate of $120,224,350 (assuming there are no unpaid dividends).


   Redeemable Convertible Stock of a Subsidiary Trust. USX Capital Trust I, a Delaware business trust and a subsidiary of USX, has outstanding 3,937,163 shares of 6.75% Convertible Quarterly Income Preferred

Securities(TM) (the "Trust Preferred"). The Trust Preferred has an initial liquidation amount of $50.00 per share and is convertible into U. S. Steel Group Shares at a price of $46.25 per share. In connection with the Separation, each issued and outstanding share of Trust Preferred will be redeemed for $50.00, in cash, plus accrued but unpaid dividends thereon, or an aggregate of $196,858,150 (assuming there are no unpaid dividends).


 General Terms of the Financial Matters Agreement

   The Financial Matters Agreement governs the assumption by United States Steel Corporation of the industrial revenue bonds and other financial obligations of USX specified above. The agreement provides that United States Steel Corporation will assume and discharge all principal, interest and other duties of USX under these assumed obligations, including any amounts due upon any defaults or accelerations of any of the obligations, other than defaults or accelerations caused by any action of Marathon Oil Corporation. The agreement also provides that on or before the tenth anniversary of the Separation, United States Steel Corporation will provide for the discharge of Marathon Oil Corporation from any remaining liability under any of the assumed industrial revenue bonds. Such discharge may be accomplished by refinancing, paying to Marathon Oil Corporation the then remaining principal amount of the obligations or a combination of the foregoing.


   The Financial Matters Agreement prohibits Marathon Oil Corporation from taking any action that would create a default under the assumed obligations or otherwise accelerate the payment obligations thereunder. The agreement also obligates Marathon Oil Corporation to provide any letters of credit required under any of these obligations provided that United States Steel Corporation shall reimburse Marathon Oil Corporation in advance for the costs of such letters of credit and shall indemnify and hold Marathon Oil Corporation harmless against any draws under the letters of credit.

   The Financial Matters Agreement provides for a general unsecured obligation of United States Steel Corporation to Marathon Oil Corporation and ranks equal to accounts payable and other obligations. The Financial Matters Agreement does not contain any financial covenants and United States Steel Corporation and Marathon Oil Corporation will remain free to incur additional debt, grant mortgages or security interests in its property and sell or transfer assets without the consent of Marathon Oil Corporation. The Financial Matters Agreement also provides that Marathon Oil Corporation will indemnify United States Steel Corporation against any claims arising out of USX financings not assumed by United States Steel Corporation.

   The Financial Matters Agreement is a contract between United States Steel Corporation and Marathon Oil Corporation. It does not grant any rights to the holders of the industrial revenue bonds or of any other obligation. Among other things, United States Steel Corporation and Marathon Oil Corporation may amend or modify the Financial Matters Agreement upon mutual agreement, and payments by United States Steel Corporation to Marathon Oil Corporation do not create an obligation on the part of Marathon Oil Corporation to redeem or repurchase any of these instruments.

 Financing Arrangements of USX to Be Continued by Marathon Oil Corporation

   Revolving Credit Facility. In November 2000, USX entered into a $1,354 million 5-year revolving credit agreement, expiring in November 2005, with a group of financial institutions. Interest on the facility is based on defined short-term market rates. During the term of the credit agreement, USX is obligated to pay a variable facility fee on total commitments, which at June 30, 2001 was 0.125%. On June 30, 2001, there were no borrowings against this facility. This facility will remain outstanding as an obligation of Marathon Oil Corporation following the Separation. USX also has a similar $451 million short-term credit facility expiring on November 29, 2001 with the same financial institutions as the 5-year revolving credit agreement. On June 30, 2001, there were no borrowings under this facility. We expect that we will renew this facility in 2001.


   USX has from time to time issued commercial paper which it has classified as long-term debt because it is supported by the unused and available credit on the $1,354 million facility. On June 30, 2001, no commercial paper was outstanding. We anticipate that Marathon Oil Corporation may issue commercial paper in the future under similar circumstances.

   Long and Short-Term USX Obligations to Be Continued. Marathon Oil Corporation will continue to be the obligor on the obligations of USX. The principal components of these obligations are:



                                                                 Amount
                                 Interest Rates  Maturity  (in millions) as of
Obligations                            %           Range      June 30, 2001
-----------                      --------------  --------- -------------------
Obligations relating to
 Industrial Revenue Bonds (1)...  3.30 to 6.875% 2009-2033       $  508

Fairfield Caster Lease(2).......  8.04%          2012            $   84

Bank Term Loan..................  6.57%          2006            $   29

Guaranteed Notes and Loans of
 Subsidiaries...................  7.00 to 9.05%  2002-2006       $  320

Preferred Obligations of a
 Subsidiary.....................  8.75%          2044            $  250

Operating Leases and
 Guarantees.....................  5.00 to 11.75% 2002-2017       $  747

Other long and short term
 obligations....................  6.65 to 9.80%  2001-2023       $2,505

--------
(1) The rights and obligations pertaining to $479 million of the industrial revenue bonds are being assigned to and assumed by United States Steel Corporation pursuant to the Financial Matters Agreement.
(2) Fairfield Caster will be subleased to United States Steel Corporation under the Financial Matters Agreement.

Treatment of Employee Stock Options in the Separation

   In the Separation, all outstanding and unexercised options to purchase U. S. Steel Group Shares will be converted into options to purchase New U. S. Steel Shares, subject to the same terms and conditions as the options to purchase U.
S. Steel Group Shares immediately before the Separation Effective Time. All outstanding and unexercised options to purchase Marathon Group Shares will remain outstanding and represent an option to purchase Marathon Shares, subject to the same terms and conditions as the options to purchase Marathon Group Shares immediately before the Separation Effective Time. The options to purchase New U. S. Steel Shares and Marathon Shares will have the same expiration dates and will be subject to the same vesting requirements as the options to purchase U. S. Steel Group Shares and options to purchase Marathon Group Shares, respectively, and will cover the same number of shares as the options to purchase U. S. Steel Group Shares and Marathon Group Shares, respectively, provided that the number of shares and/or the exercise prices will be adjusted, if necessary, so that (i) the aggregate intrinsic value of the options to purchase New U. S. Steel Shares and options to purchase Marathon Shares immediately after the Separation Effective Time is not greater than the aggregate intrinsic value of the options being converted immediately before the Separation Effective Time, and (ii) the ratio of the exercise prices per share to the market values per share is not reduced. Any such adjustments will be based on the last closing price per share reported on the NYSE Composite Tape of U. S. Steel Group Shares or Marathon Group Shares immediately prior to the Separation Effective Time relative to the first opening price per share reported on the NYSE Composite Tape of New U. S. Steel Shares or Marathon Shares, respectively, immediately following the Separation Effective Time.


Treatment of USX Corporate Employees in the Separation

   Currently, USX personnel employed at the Pittsburgh corporate headquarters provide accounting, audit, corporate finance, government affairs, investor relations, public affairs, strategic planning, legal, stock transfer and tax services that primarily relate to corporate-wide matters and for which the costs are allocated between the Marathon Group and the U. S. Steel Group based upon USX's present allocation policy, which takes into account employment, investments and revenues. Effective upon the Separation, Marathon Oil Corporation and United States Steel Corporation will be responsible for their own needs in these areas, and USX corporate personnel will be assigned to, and will be employed by, either Marathon Oil Corporation or United States Steel Corporation. All such USX employees currently participate in the Steel Pension Plan as well as health and other insurance benefit programs. Following the Separation Effective Time, such USX corporate employees will participate in the pension plans, health and other insurance benefit programs of the corporation by which they are employed.


Assignment of Other USX Corporate Assets and Certain Liabilities in the
Separation

   There are certain assets and liabilities of USX (which include such items as headquarters property, plant, and equipment; pension, health and life insurance and other employee benefit matters relating to employees of USX headquarters) which were used to support the businesses of both groups, as well as assets and liabilities relating to pension, insurance and other employee benefit matters for employees and retirees of one group who have prior service under plans that, after the Separation, will be maintained by the other company. However, for administrative and operational reasons, it is impractical to divide many of these assets and liabilities. Therefore, certain of these assets and liabilities as well as the ongoing requirement to maintain such assets have been designated by our board of directors for assignment to United States Steel Corporation and the remainder of which will be retained by Marathon Oil Corporation. The board believes that this division of these assets and liabilities is fair in the aggregate to both groups of stockholders. The impact of this assignment is reflected in the Unaudited Condensed Pro Forma Balance Sheets for United States Steel Corporation and Marathon Oil Corporation, included on pages C-2 and C-10 in Annex C.


Federal Securities Law Consequences

   The issuance of the New U. S. Steel Shares in the Separation Merger to holders of U. S. Steel Group Shares has been registered under the Securities Act of 1933, as amended. Upon issuance, these New U. S. Steel Shares may be traded freely and without restriction, except that New U. S. Steel Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of USX prior to the Separation may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144, in the case of such persons who become affiliates of United States Steel Corporation) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of USX or United States Steel Corporation are generally defined as individuals or entities that control, are controlled by, or are under common control with, USX or United States Steel Corporation and may include certain executive officers and directors of USX or United States Steel Corporation.

Accounting Treatment

   Marathon Oil Corporation will account for the Separation as a discontinuance of the businesses comprising United States Steel. The measurement date for discontinued operations accounting purposes will be on or about the date when all conditions of the Separation have been satisfied. If the historical carrying value of USX's investment in United States Steel exceeds its fair value, as measured by the aggregate market value of the U. S. Steel Group Shares at the Separation Effective Time, a non-recurring, non-cash charge on the Separation will be recognized by Marathon Oil Corporation. Total costs relating to the Separation, including financing costs, lease termination costs, severance costs and fees and other expenses (collectively, "Separation Costs") are estimated at $100 million, of which $67 million will be paid by Marathon Oil Corporation and $33 million will be paid by United States Steel Corporation. USX has paid $11 million of these costs through June 30, 2001. Of the remaining $89 million, the pro forma financial statements reflect that $60 million will be paid by Marathon and $29 million will be paid by United States Steel.


   Annex C of this proxy statement/prospectus includes unaudited pro forma condensed financial information for Marathon Oil Corporation which gives effect to the discontinuance of the businesses of United States Steel, the $900 million Value Transfer, the assignment of certain USX corporate assets and liabilities to United States Steel Corporation, the payment of Separation Costs, and the distribution of New U. S. Steel Shares to the holders of U. S. Steel Group Shares.

   Following the Separation, United States Steel Corporation will account for its assets and liabilities based on the historical values at which they were carried by USX immediately prior to the Separation. Annex D of this proxy statement/prospectus includes historical combined financial information for United States Steel.

   In addition, the unaudited pro forma condensed combined financial information for United States Steel Corporation included on pages C-1 to C-8 in Annex C of this proxy statement/prospectus gives effect to the $900 million Value Transfer, new financing arrangements, the assignment of certain USX corporate assets and liabilities, and the payment of Separation Costs.


Material U.S. Federal Income Tax Consequences

   The following discussion prepared by Miller & Chevalier, Chartered, special tax counsel to USX, summarizes the material U. S. federal income tax consequences of the Separation which will be set forth in the requested IRS ruling. It does not purport to cover all income tax consequences to USX and its stockholders and may not apply to stockholders who acquired their Marathon Group Shares or U. S. Steel Group Shares in connection with a grant of such shares as compensation, who are not citizens or residents of the United States, or who are otherwise subject to special treatment under the Code. In addition, this discussion does not address the tax consequences to stockholders who do not hold their Marathon Group Shares or U. S. Steel Group Shares as a capital asset. This discussion assumes that the U. S. Steel Group Shares and the Marathon Group Shares are treated as stock of USX for federal income tax purposes. This discussion is based on provisions of the Code and the regulations promulgated thereunder, and on current administrative rulings and court decisions, in effect as of the date of this proxy statement/prospectus, all of which are subject to change.




   We urge each USX stockholder to consult his or her own tax advisor as to the particular tax consequences of the Separation to such stockholder, including the application of state, local, and foreign tax laws, and the effect of possible changes in the tax law that may affect the tax consequences described below.


   USX has requested a private letter ruling from the IRS that the exchange of
U. S. Steel Group Shares for New U. S. Steel Shares in the Separation will qualify as a tax-free distribution of the New U. S. Steel Shares under Section 355 of the Code. The receipt of a private letter ruling to that effect, or the receipt of a private letter ruling and an opinion of outside tax counsel which together indicate that the exchange is treated for tax purposes as a tax-free distribution of New U. S. Steel Shares, with both ruling and opinion in form and substance satisfactory to the board, is a condition to completion of the Separation.

   It is expected that the private letter ruling, if issued, will provide, in part, that for U.S. federal income tax purposes:

  . No gain or loss will be recognized by (and no amount will be included in the income of) a holder of U. S. Steel Group Shares as a result of the Separation;

  . The basis of New U. S. Steel Shares in the hands of a holder of U. S. Steel Group Shares will equal the basis of the holder's U. S. Steel Group Shares immediately before the Separation;

  . The holding period of the New U. S. Steel Shares in the hands of a holder of U. S. Steel Group Shares will include the holding period of the U. S. Steel Group Shares that are exchanged in the Separation;

  . Holders of Marathon Group Shares will have no tax consequences resulting from the Separation with respect to the Marathon Shares; and

  .  No gain or loss will be recognized by USX on the distribution of New U.
     S. Steel Shares to the holders of U. S. Steel Group Shares.

   Holders of U. S. Steel Group Shares who have blocks of U. S. Steel Group Shares with different per share tax bases are urged to consult their tax advisors regarding the possible tax basis consequences of the Separation to them.


   The IRS private letter ruling, if issued, will be based on the facts presented and representations made by USX in the ruling request. Generally, an IRS private letter ruling will not be revoked or modified retroactively unless there has been an omission or misstatement of a material fact or a breach of a material representation. USX intends to present all relevant facts and is not aware of any facts or circumstances that would cause those representations to be incorrect or incomplete in a material respect. In addition, Marathon Oil Corporation and United States Steel Corporation will agree in the Tax Sharing Agreement not to take actions, or to fail to take actions, that are inconsistent with the representations upon which the IRS private letter ruling is based. If, however, those facts or representations are found to be incorrect or incomplete in a material respect or if the facts at the time of the Separation are materially different from the facts upon which the IRS private letter ruling was based, USX could not rely on the IRS private letter ruling and the Separation might not qualify as a tax-free distribution under Section 355 of the Code.

   If the IRS private letter ruling were determined to be inapplicable and the Separation were found to be a taxable distribution of New U. S. Steel Shares or Marathon Shares, the tax consequences to the USX stockholders would depend on which shares were deemed to be distributed for federal income tax purposes. The stockholders deemed to receive the distribution, either the holders of U. S. Steel Group Shares or the holders of Marathon Group Shares, as the case may be, would be treated as receiving a taxable distribution in an amount equal to the fair market value of the shares deemed to be received. The difference between the amount of the distribution and the stockholder's basis in the shares deemed to be exchanged would be treated as a capital gain or loss to such stockholder. The tax consequences to stockholders who hold both U. S. Steel Group Shares and Marathon Group Shares, however, may differ from those described above. Such stockholders may have dividend, return of capital, or capital gain/loss treatment and are urged to consult their tax advisors. Neither Marathon nor United States Steel Corporation will indemnify any USX stockholders with respect to taxes that may be incurred as a result of the Separation.




   If the IRS private letter ruling were determined to be inapplicable and the Separation were found to be a taxable distribution of New U. S. Steel Shares or Marathon Shares, a corporate-level tax would be payable by USX. Such tax would be based on the excess, if any, of the fair market value of the shares deemed to be distributed over USX's tax basis for such shares. The amount of USX's tax liability would be materially greater if the Separation were deemed to be a distribution of Marathon Shares. The party which would bear the burden of the corporate tax would be determined under the Tax Sharing Agreement. See the discussion below in "RELATIONSHIP BETWEEN UNITED STATES STEEL CORPORATION AND MARATHON OIL CORPORATION FOLLOWING THE SEPARATION--Tax Sharing Agreement" on page 114.


   Even if the Separation otherwise qualifies for tax-free treatment under
Section 355 of the Code, the Separation may become taxable to USX pursuant to
Section 355(e) of the Code if 50% or more of either the Marathon Shares or New
U. S. Steel Shares are acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. For this purpose, acquisitions (including acquisitions which are neither planned nor accepted or recommended by the management of the company whose stock is acquired) of Marathon Shares or New U. S. Steel Shares within the two years before or after the Separation are presumed to be part of such a plan. Marathon Oil Corporation or United States Steel Corporation may be able to rebut that presumption, however, by establishing that the Separation and any preceding or subsequent acquisition were not part of a plan or series of related transactions. If an acquisition occurs pursuant to a plan or series of related transactions that includes the Separation, USX would have to pay a corporate tax based on the excess of the fair market value of the shares deemed to be distributed, either New U. S. Steel Shares or Marathon Shares, over USX's tax basis for such shares. The amount of such tax would be materially greater if the Separation were deemed to be a distribution of Marathon Shares. The party who would bear the burden of the corporate tax would be determined under the Tax Sharing Agreement. See the discussion below in "RELATIONSHIP BETWEEN UNITED STATES STEEL CORPORATION AND MARATHON OIL CORPORATION FOLLOWING THE SEPARATION--Tax Sharing Agreement" on page 114. Even if Section 355(e) were to apply to cause the Separation to be taxable to USX, it would remain tax-free to the USX stockholders.


   United States Treasury regulations require each holder of U. S. Steel Group Shares that receives New U. S. Steel Shares in the Separation to attach to the stockholder's U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Code to the Separation. Subsequent to the Separation, United States Steel

Corporation will provide its stockholders who received New U. S. Steel Shares pursuant to the Separation with the information necessary to comply with such requirement.

Stock Exchange Listing

   We have applied to the NYSE, the PSE and the CSE for approval of the listing of the New U. S. Steel Shares to be issued in the Separation under the symbol "X" on the NYSE, the PSE and the CSE, and completion of the Separation is conditioned upon the approval of such listing. The Marathon Shares will continue to be listed and traded on the NYSE, the PSE and the CSE after the Separation under the symbol "MRO."

No Appraisal Rights

   Stockholders of USX will not be entitled to exercise dissenter's or appraisal rights under Delaware law or to demand payment for their shares in connection with the Separation.

Interests of Officers and Directors in the Separation

   In considering the recommendation of the USX board to vote in favor of the Separation, stockholders of USX should be aware that directors and executive officers of USX have interests in the Separation that are in addition to or different from the interests of stockholders generally. The USX board of directors was aware of these interests and considered them, among other factors, in approving the Separation.

 Stock Ownership

   All of our directors and executive officers currently own U. S. Steel Group Shares and/or Marathon Group Shares and will receive New U. S. Steel Shares and/or Marathon Shares in the Separation. Some of these individuals currently own a greater number of U. S. Steel Group Shares or Marathon Group Shares, as the case may be. Accordingly, these directors and executive officers will have a larger proportionate interest in United States Steel Corporation or Marathon Oil Corporation, as the case may be, after the Separation. See "SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS" on page 129.


 Treatment of Options, Stock Appreciation Rights and Restricted Shares

   Some of our officers and directors hold options to purchase Marathon Group Shares and/or U. S. Steel Group Shares and/or own restricted Marathon Group Shares and/or U. S. Steel Group Shares issued under the USX Corporation 1990 Stock Plan. As of June 30, 2001, our executive officers and directors beneficially owned an aggregate of 3,871,179 Marathon Group Shares and 3,089,472 U. S. Steel Group Shares, including options to purchase Marathon Group Shares or U. S. Steel Group Shares. See "SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS" on page 129. Under the Plan of Reorganization, each unexercised and unexpired option to purchase U. S. Steel Group Shares will be converted into an option to purchase New U. S. Steel Shares and each unexercised and unexpired option to purchase Marathon Group Shares will remain outstanding and represent an option to purchase Marathon Shares. Each option to purchase New U. S. Steel Shares and Marathon Shares, will be subject to the same terms and conditions (including vesting) as the option to purchase U. S. Steel Group Shares and Marathon Group Shares, respectively.


   In addition, some of our directors and executive officers hold stock appreciation rights ("SARs") with respect to Marathon Group Shares and U. S. Steel Group Shares. Such SARs will become SARs with respect to Marathon Shares and New U. S. Steel Shares, respectively, on the same terms and conditions as were applicable to the SARs immediately prior to the Separation.

   In the Separation, each restricted U. S. Steel Group Share will be converted into a restricted New U. S. Steel Share and each restricted Marathon Group Share will remain outstanding and represent a restricted Marathon Share. After the Separation Effective Time, such restricted New U. S. Steel Shares and Marathon Shares will be subject to the same terms and conditions (including with respect to vesting) as were applicable to the restricted U. S. Steel Group Shares or restricted Marathon Group Shares, respectively, immediately prior to the Separation.

 Change in Control Agreements

   United States Steel has entered into change in control agreements with its executive officers and with executive officers of USX who, in connection with the Separation, will become executive officers of United States Steel Corporation. At the Separation Effective Time, these agreements will become obligations of United States Steel Corporation. The terms of these agreements are substantially the same as those set forth in the change in control agreements entered into by USX with its executive officers who, at the Separation Effective Time, will be executive officers of Marathon Oil Corporation. For a description of such arrangements, see "INFORMATION ABOUT UNITED STATES STEEL--Management of United States Steel Corporation Following the Separation: Change in Control Agreements" on page 86.


 Completion and Retention Agreement With Thomas J. Usher


   In connection with the Separation, USX entered into a Completion and Retention Agreement with Thomas J. Usher, its current Chairman & Chief Executive Officer. To facilitate the Separation and to maintain continuity in both businesses, the board of directors asked Mr. Usher to serve as the Chairman & Chief Executive Officer and President of United States Steel Corporation, the Chairman of the board of directors of Marathon Oil Corporation and Chairman of the board of managers of MAP. In deciding to ask Mr. Usher to serve in these three roles, the board of directors determined that Mr. Usher's unique experience and talents will bring value to both groups of stockholders. Mr. Usher has over 35 years experience in the steel industry, and with the recent death of Paul Wilhelm, the former President of United States Steel, the board of directors believes that the stockholders will be best served if Mr. Usher becomes the full time Chief Executive Officer of United States Steel Corporation. The board of directors also believes that since Clarence Cazalot, Philip G. Behrman, and Steven Lowden all joined Marathon in 2000, there is a need to provide them, and the board of directors of Marathon Oil Corporation, with Mr. Usher's knowledge of past activities, decisions and developments concerning the business of Marathon Oil Company and the Marathon Group. As non-employee Chairman of the board of directors of Marathon Oil Corporation, Mr. Usher will be able to draw upon his experience as Chairman & Chief Executive Officer of USX and as a member of the board of directors of Marathon Oil Company to provide these insights. Similarly in his role as Chairman of the Management Committee of MAP, Mr. Usher brings a familiarity with MAP. Among other things, Mr. Usher is the only Marathon appointed member to have served on the board of managers of MAP since its formation. He also has a working relationship with the members appointed by Ashland, the owner of 38% of MAP, and this relationship will benefit Marathon Oil Corporation and its stockholders after the Separation.


   The Completion and Retention Agreement provides that Mr. Usher will receive, or has received:


  . A salary from USX of $1,400,000 for 2001 and if the Separation occurs, a salary of $1,100,000 annually from United States Steel Corporation for 2002-2004, subject to adjustment by the board of directors and the Compensation and Organization Committee of United States Steel Corporation. This $300,000 reduction reflects the lower levels of salaries in the steel and metal industries as compared to the energy industry.


  . If the Separation occurs, a $25,000 annual fee from Marathon Oil
    Corporation for serving as Chairman of the board of directors of Marathon Oil Corporation and of the board of managers of MAP. This fee is in addition to regular fees paid by Marathon Oil Corporation to non-employee directors.


  . A grant of 90,000 restricted shares of USX--Marathon Group Common Stock on August 8, 2001 with 30,000 shares vesting on August 8, 2002, May 1, 2003, and May 1, 2004, based upon the achievement of performance objectives for 2001, 2002 and 2003, respectively.


  . If the Separation occurs, a grant of stock appreciation rights for 500,000 shares of Marathon Oil Corporation common stock. The exercise price of 150,000 shares are based on the average of the high and low market price of USX--Marathon Group Common Stock on the last trading day before the Separation Effective Time and the exercise price of 350,000 shares are based on the average of the high and low market price of Marathon Oil Corporation common stock on the first trading day after the Separation Effective Time. The effective date of each grant is the same date as the determination of the exercise price. These stock appreciation rights vest on the effective date of the grant and expire on the earlier of ten years from the effective date of grant, nine years following retirement or three years following death while employed.


  . A separation completion bonus, if the Separation occurs, of $6,000,000 will be payable by Marathon Oil Corporation on the first business day after the Separation Effective Time and a retention bonus, of up to $3,000,000, that is subject to a number of performance measures, will be paid by United States Steel Corporation on the third anniversary of the Separation.


  . If the Separation occurs, and if Mr. Usher elects to receive his non-qualified pension as a lump sum, the lump sum will be calculated using the interest rates and mortality tables in effect for retirements on December 31, 2001, instead of the rates and mortality tables in effect at Mr. Usher's retirement, which could result in a greater or lesser pension.


   The Completion and Retention Agreement was negotiated on behalf of USX by the Compensation Committee of the board of directors which is composed solely of non-employee directors and is intended to provide an incentive to Mr. Usher to serve in his three roles. Among the factors considered by the Compensation Committee were the unique background Mr. Usher brings to each role, his past performance in guiding both the steel and energy businesses, compensation levels and practices at other steel and energy companies as well as other companies of similar size and complexity as USX, Marathon and United States Steel and the fact that as a non-employee director Mr. Usher will not be eligible to receive compensation (salary, bonuses, options or other stock based compensation) from Marathon Oil Corporation or MAP even though it is expected that he will make major contributions to the future success of Marathon Oil Corporation and MAP in his roles as chairman of the governing bodies of each.



 Dual Directorships

   Upon completion of the Separation, Shirley Ann Jackson, Charles Lee, Seth Schofield and Douglas Yearley, each of whom is currently a director of USX, are expected to become directors of both United States Steel Corporation and Marathon Oil Corporation. As such, they will be entitled to receive directors' allowances and attendance fees from both United States Steel Corporation and Marathon Oil Corporation in the amount that each company provides to its other non-employee directors. For a description of such amounts to be paid by United States Steel Corporation and Marathon Oil Corporation, see "INFORMATION ABOUT UNITED STATES STEEL--Management of United States Steel Corporation Following the Separation" on page 81 and "INFORMATION ABOUT MARATHON--Management of Marathon Oil Corporation Following the Separation" on page 108.


   Also, upon completion of the Separation, Thomas J. Usher, the present Chairman of the board of directors and Chief Executive Officer of USX, will be Chairman of the board of directors, Chief Executive Officer and President of United States Steel Corporation and will also serve as Chairman of the board of directors of Marathon Oil Corporation.

                              THE SPECIAL MEETING

   This proxy statement/prospectus is being furnished in connection with the solicitation of proxies by our board of directors for use at a special meeting of USX stockholders in connection with the proposed Separation. This proxy statement/prospectus is first being mailed to USX stockholders on or about
    , 2001.

Date, Time and Place of the Special Meeting

   The special meeting of USX stockholders will be held on October 16, 2001 at 9:00 a.m., local time, at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware.


Proposals to be Considered at the Special Meeting

   At the special meeting, USX stockholders will be asked to consider and vote upon the following proposals:

  . A proposal to adopt the Agreement and Plan of Reorganization, which provides for the Separation of the U. S. Steel Group and the Marathon Group into two independent companies. The Separation will be effected by the merger of a wholly owned subsidiary of USX with and into USX, with USX continuing as the surviving corporation. Upon the effective time of the Separation:

    - the business of the U. S. Steel Group will be owned and operated by United States Steel Corporation, which will be wholly owned by the holders of the then outstanding U. S. Steel Group Shares;

    - the business of the Marathon Group will be owned and operated by USX, which will change its name to Marathon Oil Corporation and will be wholly owned by the holders of the then outstanding Marathon Group Shares;

    - each outstanding U. S. Steel Group Share will be converted into the right to receive one New U. S. Steel Share;

    - the Marathon Group Shares will remain outstanding, unaffected by the Separation, and will be the sole outstanding shares of common stock of USX, which will change its name to Marathon Oil Corporation; and

    . each outstanding share of 6.50% Preferred Stock will be converted into the right to receive, in cash, $50.00 plus accrued but unpaid dividends thereon.


  .  A proposal to approve the United States Steel Corporation 2002 Stock
     Plan.

  . A proposal to approve the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan.

  .  A proposal to adjourn the special meeting, if necessary.

   The proposals to approve the United States Steel Corporation 2002 Stock Plan and the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan are conditioned upon the adoption of the Plan of Reorganization by USX stockholders and the consummation of the Separation. If the Separation is not approved and consummated, the proposals to approve the United States Steel Corporation 2002 Stock Plan and the United States Steel Senior Executive Officer Annual Incentive Compensation Plan will not be implemented.


Record Date

   Our board of directors has established the close of business on August 31, 2001 as the record date for determination of USX stockholders entitled to notice of and to vote at the special meeting. As of the record
date, there were     Marathon Group Shares outstanding, held by approximately
    holders of record, and     U. S. Steel Group Shares outstanding, held by
approximately     holders of record.

Quorum

   One-third of the voting power of the outstanding Marathon Group Shares and
U. S. Steel Group Shares entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Abstentions and "broker non-votes" will be counted for purposes of determining whether a quorum is present. Broker non-votes are shares held by brokers or nominees in "street name" that are represented at the meeting, but with respect to which the broker or nominee has not been instructed how to vote.

Vote Required

   Adoption of the Plan of Reorganization will require:

  . the affirmative vote of the holders of a majority of the outstanding Marathon Group Shares and U. S. Steel Group Shares as of the record date, voting together as a single class,

  . the affirmative vote of the holders of a majority of the outstanding Marathon Group Shares as of the record date, voting as a separate class, and

  .  the affirmative vote of the holders of a majority of the outstanding U.
     S. Steel Group Shares as of the record date, voting as a separate class.

   The proposals to approve the United States Steel Corporation 2002 Stock Plan and the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan will each require the affirmative vote of a majority of votes cast at the special meeting by holders of Marathon Group Shares and U. S. Steel Group Shares, voting together as a single class, and the affirmative vote of a majority of the votes cast at the special meeting by holders of U. S. Steel Group Shares, voting as a separate class.

   The proposal to approve an adjournment of the special meeting will require the affirmative vote of a majority of the votes cast by holders of Marathon Group Shares and U. S. Steel Group Shares at the special meeting, voting together as a single class.

   See "SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS" on page 129 for information concerning stock ownership of the current USX officers and directors.


Voting Rights

   Only holders of Marathon Group Shares and U. S. Steel Group Shares at the close of business on August 31, 2001 are entitled to vote at the special meeting. In the separate class votes described above, each holder of Marathon Group Shares or U. S. Steel Group Shares is entitled to one vote per share at the special meeting. In the combined votes described above of Marathon Group Shares and U. S. Steel Group Shares, voting together as a single class, holders of Marathon Group Shares are entitled to one vote per share and holders of U.
S. Steel Group Shares are entitled to     votes per share. We calculated the
number of votes to which each U. S. Steel Group Share is entitled by using the formula required by the USX Restated Certificate. It is based on the ratio of the market value of one U. S. Steel Group Share to one Marathon Group Share over the 20 business-day period ending on August 31, 2001.


   Under the rules of the NYSE, brokers who hold shares in "street name" for customers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the Separation, and, therefore, absent specific instructions from the beneficial owner of such shares, brokers may not vote such shares at the special meeting. Your broker will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker.

   Because the required vote for the adoption of the Plan of Reorganization is based on a percentage of the shares outstanding, abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt the Plan of Reorganization.

Voting and Revocation of Proxies

   There are three ways to vote your proxy:

  .  Vote by telephone--toll free--1-888-   -

    Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. You will be prompted to enter your control number, which appears on the enclosed proxy card. Follow the simple instructions the voice provides you.

  .  Vote by Internet--https://www.           .com/usx

    Access the above Internet site to vote your proxy 24 hours a day, 7 days a week. You will be prompted to enter your control number, which appears on the enclosed proxy card, and your complete address, exactly as it appears on the enclosed proxy card, to create an electronic ballot.

  .  Vote by mail

    Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. If you vote by telephone or Internet, please do not return your proxy card.

Your telephone or Internet vote authorizes the proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

   All shares represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR adoption of the Plan of Reorganization, approval of the United States Steel Corporation 2002 Stock Plan, approval of the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan and approval of the proposal to adjourn the special meeting. You are urged to mark the box on the proxy to indicate how to vote your shares.

   If your shares are held in "street name" by your broker, do not follow the above instructions. Rather, follow the separate instructions provided by your broker.

Revocation

   If you are a stockholder of record, you may revoke your proxy or change your vote at any time before it is voted at the special meeting by:

  .  voting again by telephone or the Internet;

  .  completing and mailing us a proxy card dated later than your last vote;

  . submitting a written revocation to the Secretary of USX at 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776; or

  .  appearing in person and voting at the special meeting.

   If your shares are held in "street name" by your broker, you may only revoke your proxy or change your vote by following the separate instructions provided by your broker.

   In order to vote in person at the special meeting, stockholders of record must attend the meeting and cast their votes in accordance with the voting provisions established for the special meeting. Attendance at the special meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy.

Solicitation of Proxies

   All expenses incurred in connection with solicitation of the enclosed proxy will be paid by USX. Officers and employees of USX may solicit proxies by telephone or in person, but they will not be paid for soliciting proxies. We also will request that brokerage houses and other nominees holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those brokerage houses and nominees for their reasonable expenses in performing those services. We have retained Innisfree M&A to assist
us in the solicitation of proxies, at an anticipated cost of $   , plus
reimbursement of out-of-pocket expenses.

Adjournments

   Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the votes cast by holders of Marathon Group Shares and U. S. Steel Group Shares at the special meeting (voting together as a single class). Any proxies received by USX will be voted in favor of an adjournment of the special meeting if the purpose of the adjournment is to provide additional time to solicit votes to approve the Plan of Reorganization, unless the stockholder directs otherwise by voting against or abstaining from voting on the adjournment proposal included in the enclosed proxy card or by voting against the adoption of the Plan of Reorganization. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow USX stockholders who have already sent in their proxies to revoke them at any time prior to their use.

                           THE PLAN OF REORGANIZATION

   The following summary describes the material terms of the Plan of Reorganization, but does not purport to describe all terms of the Plan of Reorganization. Because the Plan of Reorganization is the legal document that governs the Separation, we recommend that you read carefully the complete text of the Plan of Reorganization for its precise legal terms and other information that may be important to you. The Plan of Reorganization is included as Annex A to this proxy statement/prospectus and is incorporated by reference in this document.

Transactions

   The Plan of Reorganization provides for the conversion of United States Steel LLC from a Delaware limited liability company into a Delaware corporation and provides for the Separation. The conversion of United States Steel LLC into a Delaware corporation does not require stockholder approval.

 Conversion of United States Steel LLC into United States Steel Corporation

   Pursuant to the Plan of Reorganization, at the Separation Effective Time, United States Steel LLC will convert from a Delaware limited liability company into a Delaware corporation named "United States Steel Corporation."

   The United States Steel Corporation Certificate and the United States Steel Corporation By-Laws, which will be the certificate of incorporation and by-laws of United States Steel Corporation from and after the Separation Effective Time, are substantially the same as the USX Restated Certificate and the USX By-Laws. The only differences between the United States Steel Corporation Certificate and the USX Restated Certificate are that the United States Steel Corporation Certificate provides for the authorization of two hundred million shares of common stock and fourteen million shares of preferred stock and does not provide for classes of targeted common stock, as currently provided for in the USX Restated Certificate. The directors and officers of United States Steel Corporation immediately following the Separation Effective Time are expected to consist of the individuals named under "INFORMATION ABOUT UNITED STATES STEEL-- Management of United States Steel Corporation Following the Separation" on page 81.


 The Separation Merger

   Subject to the terms and conditions of the Plan of Reorganization, Merger Sub will merge with and into USX at the Separation Effective Time. The separate corporate existence of Merger Sub will cease. USX will be the surviving corporation in the Separation Merger and will change its name to "Marathon Oil Corporation" and continue to be governed by the laws of the State of Delaware.

   Effective Time. Merger Sub and USX will complete the Separation Merger by filing a certificate of merger with the Secretary of State of the State of Delaware at such time as is determined by the USX board of directors following the satisfaction or waiver of the conditions to the Separation Merger. The Separation Merger will become effective on the date and time the certificate of merger is filed or such later time as specified in the certificate of merger.

   Certificate of Incorporation and By-Laws. At the Separation Effective Time, the USX Restated Certificate will continue to be the restated certificate of incorporation of the surviving corporation, but will be amended to change the name of USX to Marathon Oil Corporation, to provide for the authorization of five hundred and fifty million shares of common stock and twenty-six million shares of preferred stock, and to delete the references to the classes of targeted common stock, currently provided for in the USX Restated Certificate. The by-laws of USX will be the by-laws of the surviving corporation.

   Directors and Officers. The directors of USX immediately prior to the Separation Effective Time (who are expected to consist of the individuals listed on page 108) will be the initial directors of the surviving corporation, and the officers of Merger Sub immediately prior to the Separation Effective Time will be the initial officers of the surviving corporation.

   Conversion of Securities. The Plan of Reorganization provides that, at the Separation Effective Time, and without any action on the part of any holders of any of the securities listed below:

  . Each U. S. Steel Group Share issued and outstanding or held in the treasury of USX or by any subsidiary of USX immediately prior to the Separation Effective Time will be converted into one duly issued, fully paid and nonassessable New U. S. Steel Share;

  . Each Marathon Group Share issued and outstanding or held in the treasury of USX or by any subsidiary of USX immediately prior to the Separation Effective Time will remain outstanding, unaffected by the Separation Merger and will be the sole outstanding shares of common stock of USX, which will change its name to Marathon Oil Corporation;

  . Each outstanding share of 6.50% Preferred Stock will be converted into the right to receive, in cash, $50.00, plus accrued but unpaid dividends thereon;


  . Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Separation Effective Time will automatically be cancelled and retired and shall cease to exist, without payment of any consideration therefor;

  . Each option to purchase U. S. Steel Group Shares, each stock appreciation right with respect to U. S. Steel Group Shares and each restricted U. S. Steel Group Share, which has been granted by USX and is outstanding immediately prior to the Separation Effective Time, will be converted as of the Separation Effective Time into an option to purchase New U. S. Steel Shares, a stock appreciation right of United States Steel Corporation with respect to New U. S. Steel Shares, or a restricted New U. S. Steel Share, respectively, subject to the same terms and conditions as were applicable to such options, stock appreciation rights or restricted shares being converted. With respect to options to purchase New U. S. Steel Shares, each new option will have the same expiration date and be subject to the same vesting requirements as the option being converted, and will cover the same number of shares and have the same exercise price as the option being converted, provided that the number of shares and/or the exercise price will be adjusted, if necessary, so that (i) the aggregate intrinsic value of the new option immediately after the Separation Effective Time is not greater than the aggregate intrinsic value of the option being converted immediately before the Separation Effective Time, and (ii) the ratio of the exercise price per share to the market value per share is not reduced. Any such adjustments will be based on the closing price per share of U. S. Steel Group Shares immediately prior to the Separation Effective Time relative to the first opening price per share of New U. S. Steel Shares immediately following the Separation Effective Time; and




  . Each option to purchase Marathon Group Shares, each stock appreciation right with respect to Marathon Group Shares and each restricted Marathon Group Share which has been granted by USX and is outstanding immediately prior to the Separation Effective Time will remain outstanding as of the Separation Effective Time and represent an option to purchase Marathon Shares, a stock appreciation right of Marathon Oil Corporation with respect to Marathon Shares or a restricted Marathon Share, respectively, subject to the same terms and conditions as were applicable to such options, stock appreciation rights or restricted shares, respectively, prior to the Separation Merger. The number of shares and/or the exercise price of the options to purchase Marathon Shares will be adjusted, if necessary, so that (i) the aggregate intrinsic value of the option immediately after the Separation Effective Time is not greater than the aggregate intrinsic value of the option immediately before the Separation Effective Time, and (ii) the ratio of the exercise price per share to the market value per share is not reduced. Any such adjustments will be based on the closing price per share of Marathon Group Shares immediately prior to the Separation Effective Time relative to the first opening price per share of Marathon Shares immediately following the Separation Effective Time.

   Exchange of U. S. Steel Group Stock Certificates. USX will appoint an exchange agent in connection with the Plan of Reorganization. Promptly after the Separation Effective Time, the exchange agent will mail a letter of transmittal and instructions for use in effecting the surrender of certificates and exchange of stock certificates to each registered holder of physical stock certificates representing U. S. Steel Group Shares. Only holders of U. S. Steel Group Shares holding physical stock certificates will receive such letter of transmittal from the exchange agent and be required to surrender their stock certificates in exchange for New U. S. Steel Shares. We request that you not surrender your certificates for exchange until you receive the letter of transmittal and instructions. No dividends or other distributions declared or made after the Separation Effective Time with respect to New U. S. Steel Shares will be paid to the holder of any unsurrendered certificates. However, the holder will be paid, without interest, upon surrender of such certificate, any dividends or distributions with a record date after the Separation Effective Time but a payment date between the Separation Effective Time and the time of surrender. No transfers of U. S. Steel Group Shares will be made after the Separation Effective Time.

No Exchange of Marathon Group Stock Certificates

   Certificates representing shares of Marathon Group Shares will not be exchanged in connection with the Separation and will represent Marathon Shares for all corporate purposes following the Separation.

Redemption of Shares of Trust Preferred in Connection with the Separation

   In connection with the Separation, each outstanding share of Trust Preferred will be redeemed for the right to receive, in cash, $50.00 plus accrued but unpaid dividends thereon.


Listing of New U. S. Steel Shares and Marathon Shares

   United States Steel LLC and USX have agreed to use their reasonable efforts to cause the New U. S. Steel Shares to be issued in the Separation Merger to be approved for listing, under the symbol "X", on the NYSE, PSE and CSE, subject to official notice of issuance. The listing of the New U. S. Steel Shares on the NYSE, PSE and CSE is a condition to the consummation of the Separation Merger.

   Marathon Shares will continue to be listed on the NYSE, PSE and CSE under the symbol "MRO", and USX has agreed to amend its listing applications with the NYSE, PSE and CSE to provide for its name change to Marathon Oil Corporation.

Conditions to the Completion of the Separation

   The consummation of the Separation is subject to the satisfaction or waiver (to the extent permitted by law) of each of the following conditions:

  . Adoption of the Plan of Reorganization by the required votes of USX stockholders;

  . Receipt of a private letter ruling from the IRS that the Separation will qualify as a tax-free transaction within the meaning of Section 355 of the Code, in a form and substance satisfactory to the USX board of directors;

  . United States Steel LLC and USX having completed the Financing (in amount, form and substance satisfactory to the USX board) and the Value Transfer;

  . Approval of the New U. S. Steel Shares to be issued in the Separation for listing on the NYSE, the PSE and the CSE, subject to official notice of issuance;

  . This document having been declared effective by the SEC and not being the subject of any stop order or proceedings seeking a stop order;

  . USX and United States Steel LLC having entered into the Separation Documents, including the Tax Sharing Agreement, Financial Matters Agreement, and Transition Services Agreement (in form and substance satisfactory to the USX board of directors);

  . All of the actions and transactions required by the Plan of Reorganization to be performed or consummated prior to the Separation Effective Time having been performed or consummated (in form and substance satisfactory to the USX board of directors);



  . Receipt of all material consents, authorizations and approvals required in connection with the Separation (in form and substance satisfactory to the USX board of directors); and


  . No order, injunction or decree having been issued and remaining in effect which prohibits or prevents the consummation of the Separation;




   All determinations as to satisfaction or waiver of the conditions to consummation of the Separation are to be made by the USX board, in its sole and absolute discretion. In addition, the Senior Note Indenture requires, as a condition to the Separation, that United States Steel must have at least $400 million available in undrawn credit facilities and cash, of which at least $300 million must be available under facilities with terms extending at least three years after the date such facilities are put in place.


   On July 2, 2001, USX filed a request with the IRS for a private letter ruling as to the tax free status of the Separation. As of the date of this proxy statement/prospectus, none of the conditions to the Separation has been satisfied except that this proxy statement/prospectus has been declared effective by the SEC.


Stockholders' Meeting and Board Recommendation

   USX has agreed to take all actions necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable to:

  . obtain the approval and adoption of the Plan of Reorganization by the stockholders of USX;


  . obtain the approval of the United States Steel Corporation 2002 Stock Plan by the stockholders of USX;

  . obtain the approval of the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan by the stockholders of USX; and

  .  vote to adjourn the Stockholders' Meeting, if necessary.

   USX has agreed to include in the proxy statement/prospectus the recommendation of the USX board of directors that stockholders of USX vote in favor of the adoption of the Plan of Reorganization.

   In considering the recommendation of the USX board of directors to vote in favor of the Separation, you should be aware that directors and executive officers of USX have interests in the Separation that are in addition to or different from the interests of stockholders generally, including disproportionate ownership of Marathon Group Shares and U. S. Steel Group Shares, ownership of options, stock appreciation rights and restricted shares, contractual rights to severance payments in connection with a change in control and certain other contractual rights and payments. Additionally, certain directors will become directors of both Marathon Oil Corporation and United States Steel Corporation after the Separation and become entitled to receive directors' allowances and attendance fees from both companies, in the amounts set forth on pages 82 and 109. The USX board of directors was aware of these interests and considered them, among other things, in approving the Separation. See "THE SEPARATION--Interest of Officers and Directors in the Separation" on page 53.


   USX has agreed to use its reasonable efforts to solicit from USX stockholders proxies in favor of the adoption of the Plan of Reorganization and to take all other actions necessary or advisable to secure, at the Stockholders' Meeting, the vote required to approve and adopt the Plan of Reorganization.

Indemnification

   Marathon Oil Corporation has agreed to indemnify, defend and hold harmless United States Steel Corporation, and its directors, officers, employees, representatives, advisors, agents and affiliates from, against and in respect of any and all losses arising out of, relating to or resulting from, directly or indirectly:


  . except as otherwise provided in the Tax Sharing Agreement or the Financial Matters Agreement (or any other Separation Document), any and all liabilities to the extent arising out of or relating to the business, assets or liabilities of the Marathon Group;

  . Marathon Oil Corporation's failure to observe its obligations under the Plan of Reorganization or any of the Separation Documents; and

  . except as otherwise provided in the Tax Sharing Agreement or the Financial Matters Agreement (or any other Separation Document), sixty-five percent (65%) of any and all (i) joint liabilities relating to USX corporate assets, liabilities or businesses not related to the businesses of the Marathon Group or the U. S. Steel Group and
     (ii) liabilities arising from or related to the Separation or the related transactions or agreements, including, but not limited to, the filing of this proxy statement/prospectus with the SEC (together, (i) and (ii) are referred to as "Joint Liabilities").

   United States Steel Corporation has agreed to indemnify, defend and hold harmless Marathon Oil Corporation, and its directors, officers, employees, representatives, advisors, agents and affiliates, from, against and in respect of any and all losses arising out of, relating to or resulting from, directly or indirectly:


  . except as otherwise provided in the Tax Sharing Agreement or the Financial Matters Agreement (or any other Separation Document), any and all liabilities to the extent arising out of or relating to the business, assets or liabilities of the U. S. Steel Group, which includes any businesses owned or previously owned by USX that do not fall within the definition of the Marathon Group (as determined pursuant to the USX Restated Certificate);

  . United States Steel Corporation's failure to observe its obligations under the Plan of Reorganization or any of the Separation Documents; and

  . except as otherwise provided in the Tax Sharing Agreement or the Financial Matters Agreement (or any other Separation Document), thirty-five percent (35%) of any and all Joint Liabilities.

Expenses

   Except to the extent otherwise provided in the Separation Documents, all Separation Costs incurred in connection with the transactions contemplated by the Plan of Reorganization, including, without limitation the Financing, (i) incurred prior to the Separation Effective Time are to be borne thirty-five percent (35%) by United States Steel Corporation and sixty-five percent (65%) by Marathon Oil Corporation and (ii) incurred following the Separation Effective Time shall be borne by the party incurring such expenses. The Separation Costs are expected to total approximately $100 million.


Amendment

   The terms of the Separation may be amended, modified or supplemented at any time as determined by the USX board of directors, and will be evidenced by a written agreement signed by all of the parties to the Plan of Reorganization. In the event that the board determines that any such amendments, modifications or supplements are material to the stockholders of USX, we will distribute supplemental proxy materials and resolicit proxies from our stockholders.


Termination

   The Separation may be terminated and abandoned for any reason at any time prior to the Separation, whether prior to or following the Stockholders' Meeting, by and in the sole discretion of the USX board of directors. In the event of such termination, none of the parties to the Separation shall have any liability by reason of the Plan of Reorganization.

                     INFORMATION ABOUT UNITED STATES STEEL

               DESCRIPTION OF THE BUSINESS OF UNITED STATES STEEL

   United States Steel, through its Domestic Steel segment, is engaged in the production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services and, through its U. S. Steel Kosice segment, primarily located in the Slovak Republic, in the production and sale of steel mill products and coke for the central European market. Certain business activities are conducted through joint ventures and partially owned companies, such as USS-POSCO Industries ("USS-POSCO"), PRO-TEC Coating Company ("PRO-TEC"), Clairton 1314B Partnership, Republic Technologies International, LLC ("Republic") and Rannila Kosice, s.r.o.


   A three-year summary of financial highlights for United States Steel is provided below.

                                                                      Assets
                          Revenues and    Income from       Net         at      Capital
                         Other Income(a) Operations(b) Income (Loss) Year-End Expenditures
                         --------------- ------------- ------------- -------- ------------
                                                    (Millions)
United States Steel
  2000..................     $6,132          $104          $(21)      $8,711      $244
  1999..................      5,470           150            44        7,525       287
  1998..................      6,477           579           364        6,749       310

   The following table sets forth the total revenues of United States Steel for each of the last three years.

Revenues and Other Income

                                                          2000    1999    1998
                                                         ------  ------  ------
                                                              (Millions)
Revenues by product:
  Sheet and semi-finished steel products................ $3,288  $3,433  $3,598
  Tubular, plate, and tin mill products.................  1,731   1,140   1,546
  Raw materials (coal, coke and iron ore)...............    626     549     744
  Other(a)..............................................    445     414     490
Income (loss) from affiliates...........................     (8)    (89)     46
Gain on disposal of assets..............................     46      21      54
Other income (loss).....................................      4       2      (1)
                                                         ------  ------  ------
Total revenues and other income......................... $6,132  $5,470  $6,477
                                                         ======  ======  ======

--------
(a) Includes revenue from the sale of steel production by-products, real estate development, resource management, and engineering and consulting services.

Steel Industry Background and Competition

   The steel industry is cyclical and highly competitive and is affected by excess world capacity, which has restricted price increases during periods of economic growth and led to price decreases during economic contraction. In addition, the domestic and international steel industries face competition from producers of materials such as aluminum, cement, composites, glass, plastics and wood in many markets.

   United States Steel is the largest integrated steel producer in North America and, through its subsidiary USSK, the largest integrated flat-rolled producer in Central Europe. United States Steel competes with many domestic and foreign steel producers. Competitors include integrated producers which, like United States Steel, use iron ore and coke as primary raw materials for steel production, and mini-mills which primarily use steel scrap and, increasingly, iron bearing feedstocks as raw materials. Mini-mills generally produce a narrower range of steel products than integrated producers, but typically enjoy certain competitive advantages such as lower capital expenditures for construction of facilities and non-unionized work forces with lower employment costs and more flexible work rules. An increasing number of mini-mills utilize thin slab casting technology to produce flat-rolled products. Through the use of thin slab casting, mini-mill competitors are increasingly able to compete directly with integrated producers of flat-rolled products. Depending on market conditions, the additional production generated by flat-rolled mini-mills could have an adverse effect on United States Steel's selling prices and shipment levels.

   Steel imports to the United States accounted for an estimated 23%, 27%, 26% and 30% of the domestic steel market demand for the first five months of 2001, and for the years 2000, 1999 and 1998, respectively. Steel imports of pipe increased 37% and hot-rolled steel increased 19% in 2000, compared to 1999. Foreign competitors typically have lower labor costs and are often owned, controlled or subsidized by their governments, allowing their production and pricing decisions to be influenced by political and economic policy considerations as well as prevailing market conditions. High levels of imported steel are expected to continue to have an adverse effect on future market prices and demand levels for domestic steel.


   On November 13, 2000, United States Steel joined with eight other producers and the Independent Steelworkers Union to file trade cases against hot-rolled carbon steel flat products from 11 countries (Argentina, India, Indonesia, Kazakhstan, the Netherlands, the People's Republic of China, Romania, South Africa, Taiwan, Thailand and Ukraine). Three days later the USWA also entered the cases as a petitioner. Antidumping ("AD") cases were filed against all the countries and countervailing duty ("CVD") cases were filed against Argentina, India, Indonesia, South Africa and Thailand. On December 28, 2000, the ITC made a preliminary determination that there is a reasonable indication that the domestic industry is materially injured by the imports in question. As a result, both the ITC and Commerce will continue their investigations in these cases.


   United States Steel believes that the remedies provided by U.S. law to private litigants are insufficient to correct the widespread dumping and subsidy abuses that currently characterize steel imports into our country. United States Steel, nevertheless, intends to file additional AD and CVD petitions against unfairly traded imports that adversely impact, or threaten to adversely impact, the results of United States Steel and is urging the U.S. government to take additional steps.

   On July 3, 2000, Commerce and the ITC initiated mandatory five-year "sunset" reviews of AD orders issued in 1995 against seamless pipe from Argentina, Brazil, Germany and Italy and oil country tubular goods ("OCTG") from Argentina, Italy, Japan, Mexico and South Korea. The reviews also encompass the 1995 CVD orders against the same two products from Italy. The "sunset" review procedures require that an order must be revoked after five years unless Commerce and the ITC determine that, if the orders would be discontinued, dumping or countervailing subsidies would be likely to continue or recur. In all of the cases, Commerce determined that dumping or countervailing subsidies would be likely to continue or recur if the orders are discontinued. In the seamless pipe cases, the ITC voted on June 7, 2001 to continue the orders as to Argentina, Brazil and Germany and to discontinue the orders pertaining to Italy. The ITC voted on June 15, 2001 to continue the orders against all five countries pertaining to OCTG other than drill pipe. The ITC's votes on drill pipe will continue the order in effect against Japan and discontinue the orders against Argentina and Mexico.


   United States Steel's domestic businesses are subject to numerous federal, state and local laws and regulations relating to the storage, handling, emission and discharge of environmentally sensitive materials. United States Steel believes that its major domestic integrated steel competitors are confronted by substantially similar conditions and thus does not believe that its relative position with regard to such other competitors is materially affected by the impact of environmental laws and regulations. However, the costs and operating restrictions necessary for compliance with environmental laws and regulations may have an adverse effect on United States Steel's competitive position with regard to domestic mini-mills and some foreign steel producers and producers of materials which compete with steel, which may not be required to undertake equivalent costs in their operations. For further information, see "United States Steel Legal Proceedings" on page 76, and INFORMATION ABOUT UNITED STATES STEEL--Management's Discussion and Analysis of Financial Condition and Results of Operations on page 92.

   On June 5, 2001, President Bush announced a three-part program to address the excessive imports of steel that have been depressing markets in the United States. The program involves (1) negotiations with foreign governments seeking near-term elimination of inefficient excess steel production capacity throughout the world; (2) negotiations with foreign governments to establish rules that will govern steel trade in the future and eliminate subsidies; and
(3) an investigation by the ITC under section 201 of the Trade Act of 1974 to determine whether steel is being imported into the United States in such quantities as to be a substantial cause of serious injury to the United States steel industry. The timing of and parties to the negotiations remain to be determined.


   On June 22, 2001, the Bush Administration requested that the ITC initiate investigations under section 201 of the Trade Act of 1974. Products included in the request are in the following categories, subject to exclusion of certain products:


  (1)  Carbon and alloy flat products;


  (2)  Carbon and alloy long products;


  (3)  Carbon and alloy pipe and tube; and


  (4)  Stainless steel and alloy tool steel products.


   USSK does business primarily in Central Europe and is subject to market conditions in this area which are similar to domestic factors, including excess world supply, and also can be influenced by matters peculiar to international marketing such as tariffs.

Business Overview

   United States Steel produces raw steel at Gary Works in Indiana, Mon Valley Works in Pennsylvania, Fairfield Works in Alabama, and, through USSK, in Kosice, Slovak Republic.

   United States Steel has responded to competition resulting from excess steel industry capability by eliminating less efficient facilities, modernizing those that remain and entering into joint ventures, all with the objective of focusing production on higher value-added products, where superior quality and special characteristics are of critical importance. These products include bake hardenable steels and coated sheets for the automobile and appliance industries, laminated sheets for the manufacture of motors and electrical equipment, higher strength plate products, improved tin mill products for the container industry and oil country tubular goods. Several recent modernization projects support United States Steel's objectives of providing value-added products and services to customers. These projects include, for the automotive industry--the degasser facility at Mon Valley Works, the second hot-dip galvanizing line at PRO-TEC, the Fairless Works galvanizing line upgrade and the cold reduction mill upgrades at Gary Works and Mon Valley Works; for the construction industry--the dual coating lines at Fairfield Works and Mon Valley Works; for the tubular market--the Fairfield Works pipemill upgrade and acquiring full ownership of Lorain Tubular Company LLC; and for the plate market--the heat treat facility at the Gary Works plate mill. Also, a new pickle line was built at the Mon Valley Works which replaced three older and less efficient facilities located at Fairless Works and Mon Valley Works.


   Through its November 2001 purchase of USSK, which owns the steel producing operations and related assets formerly held by VSZ a.s. in the Slovak Republic, United States Steel took a major strategic step by expanding offshore and following many of its customers into the European market. The objective is to advance USSK to become a leader among European steel producers and the prime supplier of flat-rolled steel to the growing central European market. This globalization strategy is also being pursued through our Acero Prime joint venture in Mexico. The location of this joint venture allows for easy servicing and just-in-time delivery to customers throughout Mexico.

   Effective March 1, 2001, United States Steel acquired from LTV Corporation ("LTV") the tin mill products business of LTV for the assumption of $66 million of employee-related liabilities. United States Steel is leasing the land and acquired title to the buildings, facilities and inventory at LTV's former tin mill operation in Indiana which we are operating as East Chicago Tin. United States Steel intends to operate these facilities as an ongoing business and East Chicago Tin employees became United States Steel employees. United States Steel and LTV also entered into 5-year agreements for LTV to supply United States Steel with pickled hot bands and for United States Steel to provide LTV with processing of cold-rolled steel.


   In addition to the modernization of its production facilities, United States Steel has entered into a number of joint ventures with domestic and foreign partners to take advantage of market or manufacturing opportunities in the sheet, tin mill, tubular, bar and plate consuming industries.


   The following table lists products and services by facility or business unit:


      Domestic Steel
      Gary....................  Sheets; Tin Mill; Plates; Coke
      Fairfield...............  Sheets; Tubular
      Mon Valley/Fairless.....  Sheets
      USS-POSCO(a)............  Sheets; Tin Mill
      East Chicago Tin........  Tin Mill
      Lorain Tubular Company
       LLC....................  Tubular
      Republic Technologies
       International, LLC(a)..  Bar
      PRO-TEC(a)..............  Galvanized Sheet
      Clairton................  Coke
      Clairton 1314B
       Partnership(a).........  Coke
      Transtar................  Transportation
      Minntac.................  Taconite Pellets
      U. S. Steel Mining......  Coal
      Resource Management.....  Administration of Mineral, Coal and
                                Timber Properties
      Realty Development......  Real estate sales, leasing and management
      Engineers and
       Consultants............  Engineering and Consulting Services

      USSK
      U. S. Steel Kosice......  Sheets; Tin Mill; Plates; Coke
      Walzwerke Finow.........  Precision steel tubes; specialty shaped sections
      Rannila Kosice (a)......  Color coated profile and construction products

--------
(a) Equity investee

Domestic Operations

   United States Steel domestic operations includes plants which produce steel products in a variety of forms and grades. Raw steel production was 11.4 million tons in 2000, compared with 12.0 million tons in 1999 and 11.2 million tons in 1998. Raw steel produced was nearly 100% continuous cast in 2000, 1999 and 1998. Raw steel production averaged 89% of capability in 2000, compared with 94% of capability in 1999 and 88% of capability in 1998. United States Steel's stated annual domestic raw steel production capability was 12.8 millions tons for 2000 (7.5 million at Gary Works, 2.9 million at Mon Valley Works, and 2.4 million at Fairfield Works).

   Steel shipments were 10.8 million tons in 2000, 10.6 million tons in 1999 and 10.7 million tons in 1998. United States Steel shipments comprised approximately 9.8% of domestic steel shipments in 2000. Exports accounted for approximately 5% of United States Steel shipments in 2000, 3% in 1999 and 4% in 1998.

   The following tables set forth significant United States Steel domestic operations shipment data by major markets and products for each of the last three years. Such data does not include shipments by joint ventures and other affiliates of United States Steel accounted for by the equity method.


Steel Shipments By Market and Product (United States Production Only)


                                               Sheets &      Tubular,
                                             Semi-finished  Plate & Tin
                                                 Steel     Mill Products Total
                                             ------------- ------------- ------
                                                  (Thousands of Net Tons)
Major Market--2000
Steel Service Centers.......................     1,636           679      2,315
Further Conversion:
  Trade Customers...........................       742           432      1,174
  Joint Ventures............................     1,771           --       1,771
Transportation (Including Automotive).......     1,206           260      1,466
Containers..................................       182           520        702
Construction and Construction Products......       778           158        936
Oil, Gas and Petrochemicals.................       --            973        973
Export......................................       346           198        544
All Other...................................       748           127        875
                                                 -----         -----     ------
    Total...................................     7,409         3,347     10,756
                                                 =====         =====     ======

Major Market--1999
Steel Service Centers.......................     1,867           589      2,456
Further Conversion:
  Trade Customers...........................     1,257           376      1,633
  Joint Ventures............................     1,818           --       1,818
Transportation (Including Automotive).......     1,280           225      1,505
Containers..................................       167           571        738
Construction and Construction Products......       660           184        844
Oil, Gas and Petrochemicals.................       --            363        363
Export......................................       246            75        321
All Other...................................       819           132        951
                                                 -----         -----     ------
    Total...................................     8,114         2,515     10,629
                                                 =====         =====     ======

Major Market--1998
Steel Service Centers.......................     1,867           696      2,563
Further Conversion:
  Trade Customers...........................       706           434      1,140
  Joint Ventures............................     1,473           --       1,473
Transportation (Including Automotive).......     1,438           347      1,785
Containers..................................       222           572        794
Construction and Construction Products......       809           178        987
Oil, Gas and Petrochemicals.................       --            509        509
Export......................................       226           156        382
All Other...................................       867           186      1,053
                                                 -----         -----     ------
    Total...................................     7,608         3,078     10,686
                                                 =====         =====     ======

   United States Steel's sheet business produces hot-rolled, cold-rolled and galvanized products. We are committed to increasing our value-added shipments of cold-rolled, galvanized and other products processed from hot-rolled band. Value-added products comprised 78% of domestic shipments in 2000, including finishing performed by joint ventures. United States Steel's sheet customer base includes automotive, appliance, service center, industrial and construction customers. United States Steel has a long-standing relationship with many of them, as do the USS-POSCO, PRO-TEC and Acero Prime joint ventures.


   In the last three years, United States Steel has made a number of key investments directed toward the automotive industry, including upgrades to our steel-making facilities to increase our capacity for both high strength and highly formable steels, upgrades to United States Steel's Fairless galvanizing line to produce automotive quality product and constructing an automotive technical center in Michigan. In addition, a number of United States Steel's joint ventures expanded their automotive capacity, most notably PRO-TEC, which added 400,000 tons of annual hot-dipped galvanized capacity to bring its total capacity to 1.0 million tons per year.


   The tubular, tin mill products and plate businesses complement the larger steel sheet business by producing specialized products for specific markets.


   United States Steel's tubular operations are located at Fairfield, Alabama, Lorain, Ohio, and McKeesport, Pennsylvania and produce both seamless and electric resistance weld ("ERW") tubular products. United States Steel enjoys over a 50% share of the domestic market for seamless standard and line pipe and a 25% share of the domestic market for oil country tubular goods ("OCTG"). With the successful conversion in 2000 of the Fairfield piercing mill to process rounds plus the acquisition of the remaining 50% interest in Lorain Tubular, United States Steel has the capability to produce 1.6 million tons of tubular products in the 5 million ton market for the tubular products it produces. With the continued high demand for energy, United States Steel believes it is well positioned to supply the oil and gas industry with OCTG.


   With the recent acquisition of East Chicago Tin operations, United States Steel is one of the two largest tin mill products producers in North America. United States Steel supplies a full line of tin plate and tin-free steel ("TFS") products, primarily used in the container industry. United States Steel believes its reputation in the marketplace is enhanced through its attention to quality and customer service reliability and expects its acquisition of East Chicago Tin will provide significant operating synergies while providing it the opportunity to better serve its existing and newly acquired customers. United States Steel currently supplies over 25% of the domestic market, and coupled with USSK's tin capability, it anticipates being in a prime position to service customers who have a global presence.


   United States Steel's plate business is located within the Gary Works complex and is a major supplier to the transportation market, and to the industrial, agricultural, and construction equipment market. United States Steel's modern plate heat-treating facilities allow it to offer its customers specialized plates for critical applications.


   United States Steel and its wholly owned entity, U. S. Steel Mining LLC, have domestic coal properties with bituminous coal reserves of approximately 787 million net tons at year-end 2000 and at year-end 1999. The reserves are of metallurgical and steam quality in approximately equal proportions. They are located in Alabama, Illinois, Indiana, Pennsylvania, Tennessee and West Virginia. Approximately 93% of the reserves are owned, and the rest are leased. The leased properties are covered by leases which expire in 2005 and 2012. During 2000, United States Steel recorded $71 million of impairments relating to coal assets located in West Virginia and Alabama. The impairment was recorded as a result of a reassessment of long-term prospects after adverse geological conditions were encountered. U. S. Steel Mining's coal production was 5.5 million tons in 2000, compared with 6.2 million tons in 1999 and 7.3 million tons in 1998.

   United States Steel controls domestic iron ore properties having iron ore reserves in grades subject to beneficiation processes in commercial use by United States Steel domestic operations of approximately 710 million tons at year-end 2000, substantially all of which are iron ore concentrate equivalents available from low-grade iron-bearing materials. All reserves are located in Minnesota. Approximately 31% of these reserves are owned and the remaining 69% are leased. Most of the leased reserves are covered by a lease expiring in 2058 and the remaining leases have expiration dates ranging from 2021 to 2026. United States Steel's iron ore operations at Mt. Iron, Minnesota ("Minntac") produced 16.3 million net tons of taconite pellets in 2000, 14.3 million net tons in 1999 and 15.8 million net tons in 1998. Taconite pellet shipments were
15.0 million tons in 2000, compared with 15.0 million tons in 1999 and 15.4 million tons in 1998.


   On March 23, 2001, Transtar, Inc. ("Transtar") completed its previously announced reorganization with its two voting shareholders, USX and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L. P. As a result of this transaction, United States Steel became the sole owner of Transtar and certain of its subsidiaries, namely, the Birmingham Southern Railroad Company; the Elgin, Joliet and Eastern Railway Company; the Lake Terminal Railroad Company; the McKeesport Connecting Railroad Company; the Mobile River Terminal Company, Inc.; the Union Railroad Company; the Warrior & Gulf Navigation Company; and Tracks Traffic Management Services, Inc. and their subsidiaries. Holdings became the owner of the other subsidiaries.


   A subsidiary of United States Steel sells technical services worldwide to the steel, mining, chemical and related industries. Together with its subsidiary companies, it provides engineering and consulting services for facility expansions and modernizations, operating improvement projects, integrated computer systems, coal and lubrication testing and environmental projects.

   United States Steel develops real estate for sale or lease and manages retail and office space, business and industrial parks and residential and recreational properties. United States Steel also administers the remaining mineral lands and timber lands of United States Steel domestic operations and is responsible for the lease or sale of these lands and their associated resources, which encompass approximately 270,000 acres of surface rights and 1,500,000 acres of mineral rights in 13 states.

   United States Steel participates directly and through subsidiaries in a number of joint ventures included in the Domestic Steel segment. All of the joint ventures are accounted for under the equity method. Certain of the joint ventures and other investments are described below, all of which are at least 50% owned except Republic, Acero Prime and the Clairton 1314B Partnership.

   United States Steel and Pohang Iron & Steel Co., Ltd. ("POSCO") of South Korea participate in a joint venture, USS-POSCO, which owns and operates the former U. S. Steel Pittsburg, California plant. The joint venture markets high quality sheet and tin products, principally in the western United States. USS-POSCO produces cold-rolled sheets, galvanized sheets, tin plate and tin-free steel, with hot bands principally provided by United States Steel and POSCO. Total shipments by USS-POSCO were approximately 1.5 million tons in 2000. On May 31, 2001, a fire damaged USS-POSCO's facilities. Damage was predominantly limited to the cold-rolling mill. USS-POSCO maintains insurance coverage against such losses, including coverage for business interruption. The mill is expected to resume production in the first quarter of 2002, although full production may not be achieved until mid-2002. Until such time, the plant will continue customer shipments using cold-rolled coils from United States Steel and POSCO as substitute feedstock.


   United States Steel has a 16% investment in Republic Technologies International LLC (Republic) which was accounted for under the equity method of accounting. During the first quarter of 2001, United States Steel discontinued applying the equity method since investments in and advances to Republic had been reduced to zero. Also, United States Steel has recognized certain debt obligations of $14 million previously assumed by Republic. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. In the first quarter of 2001, as a result of

Republic's actions, United States Steel recorded a pretax charge of $74 million for the potentially uncollectible receivables from Republic.

   United States Steel and Kobe Steel, Ltd. ("Kobe") participate in a joint venture, PRO-TEC, which owns and operates two hot-dip galvanizing lines in Leipsic, Ohio. The first galvanizing line commenced operations in early 1993. In November 1998, operations commenced on a second hot-dip galvanized sheet line which expanded PRO-TEC's capacity nearly 400,000 tons a year to 1.0 million tons annually. Total shipments by PRO-TEC were approximately 1.0 million tons in 2000.

   United States Steel and Worthington Industries Inc. participate in a joint venture known as Worthington Specialty Processing which operates a steel processing facility in Jackson, Michigan. The plant is operated by Worthington Industries, Inc. The facility contains state-of-the-art technology capable of processing master steel coils into both slit coils and sheared first operation blanks including rectangles, trapezoids, parallelograms and chevrons. It is designed to meet specifications for the automotive, appliance, furniture and metal door industries. In 2000, Worthington Specialty Processing shipments were approximately 300 thousand tons.


   United States Steel and Rouge Steel Company participate in Double Eagle Steel Coating Company ("DESCO"), a joint venture which operates an electrogalvanizing facility located in Dearborn, Michigan. This facility enables United States Steel to supply the automotive demand for steel with corrosion resistant properties. The facility can coat both sides of sheet steel with zinc or alloy coatings and has the capability to coat one side with zinc and the other side with alloy. Availability of the facility is shared equally by the partners. In 2000, DESCO produced approximately 800 thousand tons of electrogalvanized steel.


   United States Steel and Olympic Steel, Inc. participate in a 50-50 joint venture to process laser welded- sheet steel blanks at a facility in Van Buren, Michigan. The joint venture conducts business as Olympic Laser Processing. Startup began in 1998. In February 2000 an expansion project was announced adding two manually operated welding lines. The expansion will create the needed flexibility and capacity to service current and growing requirements for automotive laser weld applications. Laser welded blanks are used in the automotive industry for an increasing number of body fabrication applications. United States Steel is the venture's primary customer and is responsible for marketing the laser-welded blanks. In 2000, Olympic Laser Processing shipments were approximately 676 thousand parts.


   United States Steel, through its subsidiary, United States Steel Export Company de Mexico, along with Feralloy Mexico, S.R.L. de C.V. and Intacero de Mexico, S.A. de C.V., participate in a joint venture, Acero Prime, for a slitting and warehousing facility in San Luis Potosi, Mexico. In May 2000, an expansion project was announced for the joint venture. The expansion project involved the construction of a 60,000 square-foot addition that doubled the current facility's size and total warehousing capacity. A second slitting line and an automatic packaging system were installed as part of the project. Also, a new 70,000 square-foot, in-bond warehouse facility was built in Coahuilla state in Ramos Arizpe. The warehouse stores and manages coil inventories. Startup began in the first quarter of 2001. In 2000, the joint venture processed approximately 95 thousand tons.


   United States Steel's purchases from equity investees, including transportation services from Transtar and its subsidiaries and semi-finished steel from Republic, totaled $566 million, $361 million and $331 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, U. S. Steel's payables to these investees totaled $66 million and $60 million, respectively. United States Steel's revenues for steel and raw material sales to equity investees, primarily PRO-TEC, USS-POSCO and Republic, totaled $958 million, $831 million and $725 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, United States Steel's receivables from these investees were $177 million. These transactions were conducted under long-term, market-based contractual arrangements.

U. S. Steel Kosice



   In November 2000, United States Steel acquired U. S. Steel Kosice, s.r.o. ("USSK"), headquartered in Kosice in the Slovak Republic, which owns the steel-making operations and related assets formerly held by VSZ, a.s., making United States Steel the largest flat-rolled producer in Central Europe. Currently, USSK has annual raw steel-making capability of 5.0 million tons and produces and sells sheet, tin, tubular, precision tube and specialty products, as well as coke. United States Steel's strategy is to serve its existing customers in Central Europe and to grow its customer base in this region.




   USSK produces steel products in a variety of forms and grades. In the first half of 2001, USSK raw steel production was 2.1 million tons. USSK has three blast furnaces, two steel shops with two vessels each, a dual strand caster attached to each steel shop, a hot strip mill, cold rolling mill, pickling lines, galvanizing line, tin coating line and two coke batteries.


   USSK shipped 1.8 million tons for the first half of 2001. These shipments included sheet products, galvanized sheet products and tin mill products. In addition, USSK owns Walzwerke Finow GmbH, located in eastern Germany, which produces about 90,000 tons per year of welded precision steel tubes from both cold rolled and hot rolled product as well as cold rolled specialty shaped sections. USSK also has facilities for manufacturing heating radiators and spiral weld pipe.


   A majority of product sales by USSK are denominated in euros while only a small percent of expenditures are in euros. In addition, most interest and debt payments are in U.S. dollars and the majority of other spending is in U.S. dollars and Slovak crowns. This results in exposure to currency fluctuations.





Employees

   On December 31, 2000, the total number of active United States Steel domestic employees was 18,784, and the total number of active USSK employees was 16,244. Currently, substantially all domestic hourly employees of United States Steel's steel, coke and taconite pellet facilities are covered by a collective bargaining agreement with the United Steelworkers of America which expires in August 2004 and includes a no-strike provision. Other hourly employees (for example, those engaged in coal mining and transportation activities) are represented by the United Mine Workers of America, United Steelworkers of America and other unions. In addition, hourly employees of USSK are represented by the union OZ Metalurg under a collective bargaining agreement expiring February 2004, which is subject to annual wage negotiations.



Environmental Matters

   United States Steel maintains a comprehensive environmental policy overseen by the Public Policy Committee of the USX Board of Directors. The Environmental Affairs organization has the responsibility to ensure that United States Steel's operating organizations maintain environmental compliance systems that are in accordance with applicable laws and regulations. The Executive Environmental Committee, which is comprised of officers of United States Steel, is charged with reviewing its overall performance with various environmental compliance programs. Also, United States Steel, largely through the American Iron and Steel Institute, continues its involvement in the negotiation of various air, water, and waste regulations with federal, state and local governments concerning the implementation of cost effective pollution reduction strategies.

   The businesses of United States Steel are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These environmental laws and regulations include the Clean Air Act ("CAA") with respect to air emissions; the Clean Water Act ("CWA") with respect to water discharges; the Resource Conservation and Recovery Act ("RCRA") with respect to solid and hazardous waste treatment, storage and disposal; and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") with respect to releases and remediation of hazardous substances. In addition, all states where

United States Steel operates have similar laws dealing with the same matters. These laws are constantly evolving and becoming increasingly stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that certain implementing regulations for laws such as RCRA and the CAA have not yet been promulgated or in certain instances are undergoing revision. These environmental laws and regulations, particularly the CAA, could result in substantially increased capital, operating and compliance costs.

   For a discussion of environmental capital expenditures and the cost of compliance for air, water, solid waste and remediation, see "--United States Steel Legal Proceedings" on page 76 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 92.


   United States Steel has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. In recent years, these expenditures have been mainly for process changes in order to meet CAA obligations, although ongoing compliance costs have also been significant. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of United States Steel's products and services, operating results will be adversely affected. United States Steel believes that its major domestic integrated steel competitors are confronted by substantially similar conditions and thus does not believe that its relative position with regard to such competitors is materially affected by the impact of environmental laws and regulations. However, the costs and operating restrictions necessary for compliance with environmental laws and regulations may have an adverse effect on United States Steel's competitive position with regard to domestic mini-mills and some foreign steel producers and producers of materials which compete with steel, which may not be required to undertake equivalent costs in their operations. In addition, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities and its production methods. For further information, see "--United States Steel Legal Proceedings" on page 76, and "--Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 92.


   The 1997 Kyoto Global Climate Change Agreement ("Kyoto Protocol") produced by the United Nations convention on climate change, if ratified by the U. S. Senate, would require restrictions on greenhouse gas emissions in the United States. Options that could be considered by federal regulators to force the reductions necessary to meet these restrictions could escalate energy costs and thereby increase steel production costs. Until action is taken by the U. S. Senate to ratify or reject the Kyoto Protocol, it is not possible to estimate the effect of regulations that may be considered for implementation of emissions restrictions in the United States.

 Air

   The CAA imposed more stringent limits on air emissions, established a federally mandated operating permit program and allowed for enhanced civil and criminal enforcement sanctions. The principal impact of the CAA on United States Steel is on the coke-making and primary steel-making operations of United States Steel, as described in this section. The coal mining operations and sales of U. S. Steel Mining may also be affected.

   The CAA requires the regulation of hazardous air pollutants and development and promulgation of Maximum Achievable Control Technology ("MACT") Standards. The amendment to the Chrome Electroplating MACT to include the chrome processes at Gary and Fairless is expected sometime in the next couple years. The EPA is also promulgating MACT standards for integrated iron and steel plants and taconite iron ore processing which are expected to be finalized in 2002. The impact of these new standards could be significant to United States Steel, but the cost cannot be reasonably estimated until the rules are finalized.

   The CAA specifically addressed the regulation and control of coke oven batteries. The National Emission Standard for Hazardous Air Pollutants for coke oven batteries was finalized in October 1993, setting forth the MACT standard and, as an alternative, a Lowest Achievable Emission Rate ("LAER") standard. Effective

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

January 1998, United States Steel elected to comply with the LAER standards. United States Steel believes it will be able to meet the current LAER standards. The LAER standards will be further revised in 2010 and additional health risk-based standards are expected to be adopted in 2020. EPA is in the process of developing the Phase II Coke MACT for pushing, quenching and battery stacks which is scheduled to be finalized in 2002. This MACT will impact United States Steel, but the cost cannot be reasonably estimated at this time.

   The CAA also mandates the nationwide reduction of emissions of acid rain precursors (sulfur dioxide and nitrogen oxides) from fossil fuel-fired electrical utility plants. United States Steel, like all other electricity consumers, will be impacted by increased electrical energy costs that are expected as electric utilities seek rate increases to comply with the acid rain requirements.

   In September 1997, the EPA adopted revisions to the National Ambient Air Quality Standards for ozone and particulate matter which are significantly more stringent than prior standards. EPA has issued a Nitrogen Oxide ("NOx") State Implementation Plan ("SIP") call to require certain states to develop plans to reduce NOx emissions focusing on large utility and industrial boilers. The impact of these revised standards could be significant to United States Steel, but the cost cannot be reasonably estimated until the final revised standards and the NOx SIP call are issued and, more importantly, the states implement their SIPs covering their standards.

   In 2000, all of the coal production of U. S. Steel Mining was metallurgical coal, which is primarily used in coke production. While USX believes that the new environmental requirements for coke ovens will not have an immediate effect on U. S. Steel Mining, the requirements may encourage development of steelmaking processes that reduce the usage of coke. The new ozone and particulate matter standards could be significant to U. S. Steel Mining, but the cost is not capable of being reasonably estimated until rules are proposed or finalized.

 Water

   United States Steel maintains the necessary discharge permits as required under the National Pollutant Discharge Elimination System ("NPDES") program of the CWA, and it is in compliance with such permits. In 1998, USX entered into a consent decree with the Environmental Protection Agency ("EPA") which resolved alleged violations of the Clean Water Act NPDES permit at Gary Works and provides for a sediment remediation project for a section of the Grand Calumet River that runs through Gary Works. Contemporaneously, USX entered into a consent decree with the public trustees which resolves potential liability for natural resource damages on the same section of the Grand Calumet River. In 1999, USX paid civil penalties of $2.9 million for the alleged water act violations and $0.5 million in natural resource damages assessment costs. In addition, United States Steel will pay the public trustees $1 million at the end of the remediation project for future monitoring costs and United States Steel is obligated to purchase and restore several parcels of property that have been or will be conveyed to the trustees. During the negotiations leading up to the settlement with the EPA, capital improvements were made to upgrade plant systems to comply with the NPDES requirements. The sediment remediation project is an approved final interim measure under the corrective action program for Gary Works and is expected to cost approximately $36.4 million over the next five years. Estimated remediation and monitoring costs for this project have been accrued.


 Solid Waste

   United States Steel continues to seek methods to minimize the generation of hazardous wastes in its operations. RCRA establishes standards for the management of solid and hazardous wastes. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past waste disposal operations, the recycling of wastes and the regulation of storage tanks. Corrective action under RCRA related to past waste disposal activities is discussed below under "Remediation."

Remediation

   A significant portion of United States Steel's currently identified environmental remediation projects relate to the remediation of former and present operating locations. These projects include the remediation of the

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

Grand Calumet River (discussed above), and the closure and remediation of permitted hazardous and non-hazardous waste landfills.

   United States Steel is also involved in a number of remedial actions under CERCLA, RCRA and other federal and state statutes, and it is possible that additional matters may come to its attention which may require remediation. For a discussion of remedial actions related to United States Steel, see "--United States Steel Legal Proceedings".

                       PROPERTIES OF UNITED STATES STEEL

   United States Steel or its predecessor USX has owned the vast majority of the domestic properties in excess of thirty years with no material adverse claim asserted. In the case of the real property and buildings of USSK, certified copies of the property registrations were obtained and examined by local counsel prior to the acquisition.


   Several steel production facilities are leased. The caster facility at Fairfield, Alabama is subject to a lease expiring in 2012 with an option to purchase or to extend the lease. A coke battery at Clairton, Pennsylvania, which is subleased to the Clairton 1314B Partnership, is subject to a lease through 2004 with an option to purchase. The office space in Pittsburgh, Pennsylvania used by USX and United States Steel is leased through 2007.


   For property, plant and equipment additions, including capital leases, see "--Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 92.


                     UNITED STATES STEEL LEGAL PROCEEDINGS

   After the Separation, United States Steel will be a party to the following litigation:

   Inland Steel Patent Litigation. In July 1991, Inland Steel Company ("Inland") filed an action against United States Steel and another domestic steel producer in the U.S. District Court for the Northern District of Illinois, Eastern Division, alleging defendants had infringed two of Inland's steel-related patents. Inland seeks monetary damages of up to approximately $50 million and an injunction against future infringement. United States Steel, in its answer and counterclaim, alleges the patents are invalid and not infringed and seeks a declaratory judgment to such effect. In May 1993, a jury found United States Steel to have infringed the patents. The District Court has yet to rule on the validity of the patents. In July 1993, the U.S. Patent Office rejected the claims of the two Inland patents upon a reexamination at the request of United States Steel and the other steel producer. A further request was submitted by United States Steel to the Patent Office in October 1993, presenting additional questions as to patentability which was granted and consolidated for consideration with the original request. In 1994, the Patent Office issued a decision rejecting all claims of the Inland patents. On September 21, 1999, the Patent Office Board of Appeals affirmed the decision of the Patent Office. Inland filed a notice of appeal with the Court of Appeals for the Federal Circuit on November 17, 1999. A hearing was held before the court on January 10, 2001, and the decision is pending.

   Asbestos Litigation. United States Steel has been and is a defendant in a large number of cases in which plaintiffs allege injury resulting from exposure to asbestos. Many of these cases involve multiple plaintiffs and most have multiple defendants. These claims fall into three major groups: (1) claims made under certain federal and general maritime law by employees of the Great Lakes or Intercoastal Fleets, former operations of United States Steel; (2) claims made by persons who did work at United States Steel facilities; and (3) claims made by industrial workers allegedly exposed to an electrical cable product formerly manufactured by United States Steel. To date, all actions resolved have been either dismissed or settled for immaterial amounts. It is not possible to predict with certainty the outcome of these matters; however, based upon present knowledge, management believes that it is unlikely that the resolution of the remaining actions will have a material adverse effect on its financial condition. This statement of belief is a forward-looking statement. Predictions as to the


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


outcome of pending litigation are subject to substantial uncertainties with respect to (among other things) factual and judicial determinations, and actual results could differ materially from those expressed in this forward-looking statement.


   Environmental Proceedings. The following is a summary of the proceedings of United States Steel that were pending or contemplated as of June 30, 2001, under federal and state environmental laws. Except as described herein, it is not possible to accurately predict the ultimate outcome of these matters. Claims under CERCLA and related state acts have been raised with respect to the cleanup of various waste disposal and other sites. CERCLA is intended to expedite the cleanup of hazardous substances without regard to fault. Primary Responsible Parties ("PRPs") for each site include present and former owners and operators of, transporters to and generators of the substances at the site. Liability is strict and can be joint and several. Because of various factors including the ambiguity of the regulations, the difficulty of identifying the responsible parties for any particular site, the complexity of determining the relative liability among them, the uncertainty as to the most desirable remediation techniques and the amount of damages and cleanup costs and the time period during which such costs may be incurred, it is impossible to reasonably estimate its ultimate cost of compliance with CERCLA.


   Projections, provided in the following paragraphs, of spending for and/or timing of completion of specific projects are forward-looking statements. These forward-looking statements are based on certain assumptions, including, but not limited to, the factors provided in the preceding paragraph. To the extent that these assumptions prove to be inaccurate, future spending for, or timing of completion of, environmental projects may differ materially from those stated in forward-looking statements.

   At June 30, 2001, United States Steel had been identified as a PRP at a total of 22 CERCLA sites. Based on currently available information, which is in many cases preliminary and incomplete, management believes that United States Steel liability for cleanup and remediation costs in connection with eight of these sites will be between $100,000 and $1 million per site and eight will be under $100,000.


   At the remaining 6 sites, management expects that United States Steel share in the remaining cleanup costs at any single site will not exceed $5 million, although it is not possible to accurately predict the amount of sharing in any final allocation of such costs. The following is a summary of the status of these sites:

  . At the former Duluth, Minn. Works, United States Steel spent a total of approximately $11.2 million through 2000. The Duluth Works was listed by the Minnesota Pollution Control Agency under the Minnesota Environmental Response and Liability Act on its Permanent List of Priorities. The Environmental Protection Agency ("EPA") has consolidated and included the Duluth Works site with the St. Louis River and Interlake sites on the EPA's National Priorities List. The Duluth Works cleanup has proceeded since 1989. United States Steel is conducting an engineering study of the estuary sediments and the construction of a breakwater in the estuary. Depending upon the method and extent of remediation at this site, future costs are presently unknown and indeterminable.

  . The Buckeye Reclamation Landfill, near St. Clairsville, Ohio, has been used at various times as a disposal site for coal mine refuse and municipal and industrial waste. United States Steel was one of 15 PRPs that have entered into an agreed order with the EPA to perform a remediation of the site. Implementation of the remedial design plan, resulting in a long-term cleanup of the site, is estimated to cost approximately $28.5 million.

     One of the PRPs filed suit against the EPA, the Ohio Environmental Protection Agency, and 13 PRPs including United States Steel. The EPA, in turn, filed suit against the PRPs to recover $1.5 million in oversight costs. In May 1996, United States Steel entered into a final settlement agreement to resolve this litigation and the overall allocation. United States Steel agreed to pay 4.8% of the estimated costs which would result in United States Steel paying an additional amount of approximately $1.1 million over a two- to three-year period. Through June 30, 2001, United States Steel has spent $941,000 at the site. Remediation commenced in 1999 and should be substantially completed in 2001.


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

  . The D'Imperio and Ewan sites in New Jersey are waste disposal sites where a former subsidiary allegedly disposed of used paint and solvent wastes. USX has entered into a settlement agreement with the major PRPs at the sites which fixes USX's share of liability at approximately $1.2 million, $598,000 of which United States Steel has already paid. The balance, which is expected to be paid over the next several years, has been accrued.

  . The Berks Associates/Douglassville Site ("Berks Site") is situated on a 50-acre parcel located on the Schuylkill River in Berks County, Pa. Used oil and solvent reprocessing operations were conducted on the Berks Site between 1941 and 1986. In September 1997, United States Steel signed a consent decree to conduct a feasibility study at the site relating to the alternative remedy. In 1999, a new Record of Decision was approved by EPA and the DOJ. On January 19, 2001, United States Steel signed a consent decree with the EPA to remediate this site. On April 6, 2001, United States Steel paid its share of the consent decree obligation, which was $0.4 million. The only remaining outstanding claim is the natural resource damages claim filed by the Commonwealth of Pennsylvania.




  . In 1988, United States Steel and three other PRPs agreed to the issuance of an administrative order by the EPA to undertake emergency removal work at the Municipal & Industrial Disposal Co. site in Elizabeth, Pa. The cost of such removal, which has been completed, was approximately $4.2 million, of which United States Steel paid $3.4 million. The EPA has indicated that further remediation of this site may be required in the future, but it has not conducted any assessment or investigation to support what remediation would be required. In October 1991, the Pennsylvania Department of Environmental Resources ("PaDER") placed the site on the Pennsylvania State Superfund list and began a Remedial Investigation ("RI") which was issued in 1997. It is not possible to estimate accurately the cost of any remediation or the shares in any final allocation formula; however, based on presently available information, USX may have been responsible for as much as 70% of the waste material deposited at the site. On October 10, 1995, the DOJ filed a complaint in the U.S. District Court for Western Pennsylvania against United States Steel and other Municipal & Industrial Disposal Co. defendants to recover alleged costs incurred at the site. In June 1996, United States Steel agreed to pay $245,000 to settle the government's claims for costs against it, American Recovery, and Carnegie Natural Gas. In 1996, United States Steel filed a cost recovery action against parties who did not contribute to the cost of the removal activity at the site. United States Steel reached a settlement in principle with all of the parties except the site owner. The PRPs are awaiting issuance of the State's Feasibility Study ("FS").


   In addition, there are 16 sites related to United States Steel where information requests have been received or there are other indications that United States Steel may be a PRP under CERCLA but where sufficient information is not presently available to confirm the existence of liability.

   There are also 29 additional sites related to United States Steel where remediation is being sought under other environmental statutes, both federal and state, or where private parties are seeking remediation through discussions or litigation. Based on currently available information, which is in many cases preliminary and incomplete, management believes that liability for cleanup and remediation costs in connection with 4 of these sites will be under $100,000 per site, another 3 sites have potential costs between $100,000 and $1 million per site, and 7 sites may involve remediation costs between $1 million and $5 million. Another 3 sites, including the Grand Calumet River remediation at Gary Works, the Peters Creek Lagoon remediation at Clairton, and the potential claim for investigation, restoration and compensation of injuries to sediments in the East Branch of the Grand Calumet River near Gary Works, have or are expected to have costs for remediation, investigation, restoration or compensation in excess of $5 million. Potential costs associated with remediation at the remaining 12 sites are not presently determinable.

   The following is a discussion of remediation activities at the major domestic United States Steel facilities:

   Gary Works. In 1998, United States Steel entered into a consent decree with the EPA which resolved alleged violations of the Clean Water Act National Pollution Discharge Elimination System ("NPDES")


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


permit at Gary Works and provides for a sediment remediation project for a section of the Grand Calumet River that runs through Gary Works. Contemporaneously, United States Steel entered into a consent decree with the public trustees which resolves potential liability for natural resource damages on the same section of the Grand Calumet River. United States Steel will pay the public trustees $1 million at the end of the remediation project for future monitoring costs and United States Steel is obligated to purchase and restore several parcels of property that have been or will be conveyed to the trustees. During the negotiations leading up to the settlement with the EPA, capital improvements were made to upgrade plant systems to comply with the NPDES requirements. In 1999, United States Steel paid civil penalties of $2.9 million for the alleged water act violations and $0.5 million in natural resource damages assessment costs. In addition, United States Steel purchased properties which were conveyed to the trustees. The sediment remediation project is an approved final interim measure under the corrective action program for Gary Works and is expected to cost approximately $36.4 million over the next five years. Estimated remediation and monitoring costs for this project have been accrued.






   In October 1996, United States Steel was notified by the Indiana Department of Environmental Management ("IDEM") acting as lead trustee, that IDEM and the U.S. Department of the Interior had concluded a preliminary investigation of potential injuries to natural resources related to releases of hazardous substances from various municipal and industrial sources along the east branch of the Grand Calumet River and Indiana Harbor Canal. The public trustees completed a preassessment screen pursuant to federal regulations and have determined to perform a Natural Resource Damages Assessment. United States Steel was identified as a PRP along with 15 other companies owning property along the river and harbor canal. United States Steel and eight other PRPs have formed a joint defense group. In 2000, the trustees concluded their assessment of sediment injuries, which included a technical review of environmental conditions. The PRP joint defense group has proposed terms for the settlement of this claim which have been endorsed by representatives of the trustees and the EPA, to be included in a consent decree that United States Steel expects will resolve this claim. A reserve has been established for United States Steel's share of the anticipated settlement.


   On October 23, 1998, a final Administrative Order on Consent was issued by EPA addressing Corrective Action for Solid Waste Management Units throughout Gary Works. This order requires United States Steel to perform a RCRA Facility Investigation ("RFI") and a Corrective Measure Study ("CMS") at Gary Works. The Current Conditions Report, United States Steel's first deliverable, was submitted to EPA in January 1997 and was approved by EPA in 1998. The Phase I RFI work plan was submitted to the EPA in July 1999.

   IDEM issued notices of violations ("NOVs") relating to Gary Works in 1994 alleging various violations of air pollution requirements. In early 1996, United States Steel paid a $6 million penalty and agreed to install additional pollution control equipment and programs and implement programs costing over $100 million over a period of several years. In 1999, United States Steel entered into an Agreed Order with IDEM to resolve outstanding air issues. United States Steel paid a penalty of $207,400 and installed equipment at the No. 8 Blast Furnace and the No. 1 BOP to reduce air emissions. In November 1999, IDEM issued an NOV alleging various air violations at Gary Works. An agreed order is being negotiated.


   In February 1999, the DOJ and EPA issued a letter demanding a cash payment of approximately $4 million to resolve a Finding of Violation issued in 1997 alleging improper sampling of benzene waste streams at Gary Coke. On September 18, 2000, a Consent Decree was entered which required United States Steel to pay a civil penalty of $587,000 and to replace PCB transformers as a Supplemental Environmental Program ("SEP") at a cost of approximately $2.2 million. Payment of the civil penalty was made on October 13, 2000.

   Clairton. In 1987, USX and the PaDER entered into a Consent Order to resolve an incident in January 1985 involving the alleged unauthorized discharge of benzene and other organic pollutants from Clairton Works in Clairton, Pa. That Consent Order required USX to pay a penalty of $50,000 and a monthly payment of $2,500 for five years. In 1990, USX and the PaDER reached agreement to amend the Consent Order. Under the amended Order, USX agreed to remediate the Peters Creek Lagoon (a former coke plant waste disposal

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


site); to pay a penalty of $300,000; and to pay a monthly penalty of up to $1,500 each month until the former disposal site is closed. As of June 30, 2001, remediation costs have amounted to $9.2 million with another $208,000 projected to complete the project.


   Fairless Works. In January 1992, United States Steel commenced negotiations with the EPA regarding the terms of an Administrative Order on consent, pursuant to the RCRA, under which United States Steel would perform a RFI and a CMS at Fairless Works. A Phase I RFI report was submitted during the third quarter of 1997. A Phase II/III RFI will be submitted following EPA approval. The RFI/CMS will determine whether there is a need for, and the scope of, any remedial activities at Fairless Works.



   Fairfield Works. In December 1995, United States Steel reached an agreement in principle with the EPA and the DOJ with respect to alleged RCRA violations at Fairfield Works. A consent decree was signed by United States Steel and the United States and filed with the court on December 11, 1997, under which United States Steel will pay a civil penalty of $1 million, implement two SEPs costing a total of $1.75 million and implement a RCRA corrective action at the facility. One SEP was completed during 1998 at a cost of $250,000. The second SEP is under way. The first RFI work plan for the site will be submitted for agency approval in the first quarter of 2001.

   Mon Valley Works/Edgar Thomson Plant. In September 1997, USX received a draft consent decree addressing issues raised in an NOV issued by the EPA in January 1997. The NOV alleged air quality violations at United States Steel's Edgar Thomson Plant, which is part of Mon Valley Works. The draft consent decree addressed these issues, including various operational requirements, which EPA believed were necessary to bring the plant into compliance. USX has completed implementing the compliance requirements identified by EPA. USX has paid a cash penalty of $550,000 and implemented five SEPs valued at approximately $1.5 million in settlement of the government's allegations. On February 1, 2000, the U.S. District Court for Western Pennsylvania entered the consent decree.


   In November 2000, an NOV was issued by the Jefferson County Health Department ("JCHD") alleging violation of the Halogenated Solvent National Emission Standards for Hazardous Air Pollutants and the JCHD volatile organic compound ("VOC") regulations at the sheet mill stretch leveler at Fairfield Works. United States Steel proposed a civil penalty of $100,000 and a VOC emission limit, which have been agreed to by JHCD. A consent order was executed and approved by the court in May 2001. The penalty was paid by United States Steel in June 2001.


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

     MANAGEMENT OF UNITED STATES STEEL CORPORATION FOLLOWING THE SEPARATION

Directors of United States Steel Corporation Following the Separation

   Under Delaware law, the business and affairs of United States Steel Corporation will be managed under the direction of its board of directors. The certificate of incorporation and by-laws of United States Steel Corporation provide that the number of directors may be fixed by the board from time to time provided that there are always at least three directors. Upon the Separation, the board of directors of United States Steel Corporation is expected to consist of the individuals listed below (ages as of June 30, 2001). The present principal occupation or employment and five-year employment history of each individual follows the list below. Each of the individuals listed below is a citizen of the United States.



            Name             Age                      Position
            ----             ---                      --------
J. Gary Cooper(1)...........  64     Director
Robert J. Darnall...........  63     Director
Roy G. Dorrance.............  55     Vice Chairman and Chief Operating Officer
Dr. Shirley Ann               54     Director
 Jackson(1)(2)..............
Charles R. Lee(1)(2)........  61     Director
Paul E. Lego(1).............  71     Director
John F. McGillicuddy(1).....  70     Director
Dan D. Sandman..............  53     Vice Chairman and Chief Legal &
                                      Administrative Officer
Seth E. Schofield(1)(2).....  61     Director
John W. Snow(1).............  61     Director
John P. Surma, Jr...........  47     Vice Chairman and Chief Financial Officer
Thomas J. Usher(1)(2).......  58     Chairman of the Board, Chief Executive
                                      Officer and President
Douglas C. Yearley(1)(2)....  65     Director

--------

(1) Current director of USX


(2) Is also expected to be a director of Marathon Oil Corporation following the Separation


   J. Gary Cooper is Chairman and Chief Executive Officer, Commonwealth National Bank. He was the United States Ambassador to Jamaica from 1994 to 1997. Ambassador Cooper is a director of Gen Corp Inc. and Protective Life Corporation.


   Robert J. Darnall is Chairman of Prime Advantage Corporation. In 1998, he retired from the positions of Chairman and Chief Executive Officer at Inland Steel (concluding a thirty-six year career with Inland) and joined Ispat International N.V. as head of their North American operations. Mr. Darnall is a member of the board of directors of Household International, Inc., Cummins, Inc., Pactiv Corp., Sunoco, Inc., and the Federal Reserve Bank of Chicago, where he currently serves as Deputy Chairman.


   Roy G. Dorrance is Executive Vice President of United States Steel. In January, 2001 he was named to this position. From 1997 to January 2001, he served as United States Steel's Executive Vice President with responsibility for production, sales and marketing of United States Steel's sheet product business.


   Dr. Shirley Ann Jackson is President of Rensselaer Polytechnic Institute. She was appointed President in 1999 and was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson is a director of Federal Express Corporation, Newport News Shipbuilding, Sealed Air Corporation and UtiliCorp United, Inc. She is a member of the National Academy of Engineering, a Fellow of the American Academy of Arts and Sciences, and a Fellow of the American Physical Society.



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


   Charles R. Lee is Chairman of the Board and Co-CEO, Verizon Communications since his election on June 30, 2000. Mr. Lee was elected Chairman of the Board and Chief Executive Officer of GTE, a predecessor of Verizon, in May 1992. Mr. Lee is a director of The Procter & Gamble Company, United Technologies Corporation, the Stamford Hospital Foundation, and the New American Schools Development Corporation.


   Paul E. Lego is Retired Chairman and CEO Westinghouse Electric Corporation. Mr. Lego retired as Chairman and CEO of Westinghouse Electric Corporation in January 1993 after serving in that position since 1990. He is also Chairman of the Board of Commonwealth Industries, Inc. and a director of Dominion Resources Inc., Lincoln Electric Holdings, Inc. and Orlimar Golf Company.


   John F. McGillicuddy is Retired Chairman Chemical Banking Corporation. Mr. McGillicuddy retired as Chairman and Chief Executive Officer of Chemical Banking Corporation in 1994, having served as Chairman and Chief Executive Officer of Chemical Banking Corporation and its predecessor Manufacturer's Hanover Corporation since 1979. He is a director of Empire HealthChoice, Inc., Southern Peru Copper Corporation, and UAL Corporation.


   Dan D. Sandman is General Counsel, Secretary, and Senior Vice President-- Human Resources & Public Affairs of USX Corporation. Mr. Sandman was elected to this post in 1998. In 1996, Mr. Sandman's duties, as General Counsel and Secretary, were expanded to include overall responsibility for human resources corporate wide, as well as direct responsibility for executive compensation as Senior Vice President--Human Resources for USX. Mr. Sandman is a director of Roppe Corporation.


   Seth E. Schofield is Retired Chairman and Chief Executive Officer--USAir Group. Mr. Schofield retired as Chairman and Chief Executive Officer in 1996 after having served in such position since 1992. He is a director of Calgon Carbon Corp.


   John W. Snow is Chairman, President and Chief Executive Officer, CSX Corporation, since 1991. He is a director of Circuit Cities Stores Inc., Verizon Communications and Johnson & Johnson.






   John P. Surma, Jr. is Assistant to the Chairman of USX Corporation effective September 1, 2001 and has been the President of Marathon Ashland Petroleum LLC
(MAP) since January 2001. Prior to that Mr. Surma served as the Senior Vice President, Supply & Transportation for MAP, the President of Speedway SuperAmerica LLC, and was named Senior Vice President, Finance & Accounting for Marathon Oil Company in 1997. Immediately prior to joining Marathon Oil Company, he was the Pittsburgh PriceWaterhouse office leader for Audit and Business Advisory Services. He is a director of Calgon Carbon Corp.


   Thomas J. Usher is Chairman of the Board & Chief Executive Officer of USX Corporation. Mr. Usher was elected to his current posts in July 1995 after being elected President and Chief Operating Officer of USX Corporation in 1994. In addition, he is on the board of directors of H. J. Heinz Company, PPG Industries, and PNC Financial Services Group.








   Douglas C. Yearley is Chairman Emeritus of Phelps Dodge Corporation. Mr. Yearley retired in May, 2000 from Phelps Dodge Corporation after being elected President in 1991 and Chief Executive Officer in 1989. He is a director of Lockheed Martin Corporation.














   The by-laws of United States Steel Corporation require that each non-employee director be paid allowances and attendance fees as the board may from time to time determine. Directors who are employees of United States Steel Corporation receive no compensation for their service on the board. It is expected that United States Steel Corporation will pay its non-employee directors as follows:



   Annual Retainer................... $ 60,000
   Committee Membership Fee.......... $  5,000 ($6,000 for Committee Chairman)
   Meeting Fee (for each board or
    committee meeting)............... $  2,000

Committees of United States Steel Corporation's Board of Directors Following the Separation

   United States Steel Corporation is expected to have four standing committees: an Audit Committee, a Compensation and Organization Committee, a Financial Policy Committee and a Corporate Governance and Public Policy Committee. Each of these committees will consist of three or more directors who meet all requirements imposed by SEC rules and regulations or rules and regulations of any exchange or trading system on which United States Steel Corporation securities are listed.


 The Audit Committee

   All the members of the Audit Committee will be independent (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE's listing standards, as may be modified or supplemented).

   The Audit Committee is, among other things, responsible for:

  . ensuring the integrity of United States Steel Corporation's financial reports,

  . recommending to the board the independent accountants to be nominated for election by the stockholders,

  .  reviewing the independence of the independent accountants,

  . reviewing the scope of the audit activities of the independent accountants and our internal auditors,

  . providing direction to the internal audit staff and the independent accountants,

  .  approving the independent accountants' fees,

  .  reviewing audit results,

  . reviewing and approving the annual financial statements, the annual report to stockholders, and the Annual Report on Form 10-K to be filed with the Securities and Exchange Commission,

  . determining that appropriate controls are in place to ensure that United States Steel operates in accordance with its procedures and codes of conduct,

   .  reviewing compliance with business conduct policies,

   .  reviewing significant accounting, auditing and SEC pronouncements,

  . reviewing, on an annual basis, a report outlining the activities undertaken by the committee over the past year to meet the requirements of the committee's charter, and

  . assessing, and reporting annually to the United States Steel board on the activities of the committee and on the adequacy of the committee's charter.


 The Compensation and Organization Committee

   The Compensation and Organization Committee will be composed solely of directors who satisfy all criteria for independence under applicable rules of the New York Stock Exchange and who, in the opinion of the United States Steel Corporation board, are free of any relationship that would interfere with their exercise of independent judgment as members of the committee.


   The Compensation and Organization Committee will be responsible for:

  . making recommendations to the United States Steel Corporation board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation,


  . approving the salaries of officers (other than the officer-directors, whose salaries are approved by the United States Steel Corporation board),


  . administering the Annual Incentive Compensation Plan and the Senior Executive Officer Annual Incentive Compensation Plan,

  . administering the plans under which long-term incentives are granted and approving grants of options, stock appreciation rights, restricted stock and other incentives under those plans,

  . the timely certification as to the meeting of applicable performance levels under the foregoing plans,

  . approving the annual report on executive compensation for the proxy statement, and

  . such other duties and responsibilities as may be assigned to the committee by the United States Steel board or as designated in plans approved by the shareholders.

   The Compensation and Organization Committee will also be authorized to:

  .  adopt and amend employee benefit plans,

  . review the activities of the United States Steel Corporation Pension Fund as administrator of certain benefit plans,


  . make recommendations to the United States Steel Corporation board concerning policy matters relating to employee benefits,


  . make recommendations to the United States Steel Corporation board concerning the appropriate size and composition of the United States Steel board, including


    --candidates for election as directors,

    --the composition and functions of United States Steel board committees,

    --the compensation of non-employee directors, and

    --all matters relating to the development and effective functioning of the United States Steel board,

  . confer with management concerning plans for succession to executive management positions, and

  .  consider nominees recommended by stockholders for election as directors.

   In recommending candidates for election as directors, the committee, among other considerations, will study the composition of the United States Steel Corporation board and try to identify candidates with broad knowledge and experience in business and society in general. Recommendations of candidates by stockholders of record must be sent, together with the nominee's qualifications and consent to be considered as a nominee, to the Secretary of United States Steel Corporation for presentation to the committee.


 The Financial Policy Committee

   The Financial Policy Committee will provide oversight with respect to the appropriate capital structure and financial policies of United States Steel. Its key responsibility in that role will be to make recommendations to the board concerning dividends. The board will also delegate to the committee the authority to:

  . approve financings by United States Steel Corporation (except financings which involve the issuance of common stock), including the recommendation of action to subsidiaries, partnerships and joint ventures,


  . authorize loans to outside entities, guarantees by United States Steel Corporation of the credit of others, and other uses of United States Steel Corporation credit, and


  . approve United States Steel Corporation's funding policy for its pension and other post-employment benefit plans.


   In addition, the committee is responsible for reviewing the performance of the United States Steel Pension Fund as investment manager and/or trustee of our employee benefit plans. It also receives reports and makes recommendations to the board on various financial matters.

 The Corporate Governance and Public Policy Committee

   The Corporate Governance and Public Policy Committee will concentrate on the following areas of emphasis: ownership of United States Steel Corporation, stockholder attitudes toward United States Steel Corporation, political-legislative developments affecting United States Steel Corporation, United States Steel Corporation policies on major public issues and corporate governance matters.


   The committee will review the following matters and report to the board such observations and information thereon as the committee deems appropriate:

  . matters bearing on the relationship between management and present or potential stockholders with emphasis on policy and major programs affecting ownership of United States Steel Corporation,


  . communications to and from the investment community, particularly United States Steel Corporation's stockholders,


  . legislative and regulatory issues affecting United States Steel Corporation's businesses and operations,


  . public issues identified by United States Steel Corporation as likely to generate expectations of United States Steel Corporation by its constituencies, including stockholders, employees, customers, vendors, governments and the public, and United States Steel Corporation's position regarding identified public issues including, but not limited to, employee health and safety, environmental, energy and trade matters,


  . United States Steel Corporation's efforts to affect identified public issues through research, analysis, lobbying efforts and participation in business and government programs, and


  . codes of conduct applicable to employees of United States Steel Corporation and its principal operating units.


   The committee also will assess and make recommendations concerning overall corporate governance to the extent specific matters are not the assigned responsibility of other board committees.

   The board may establish other committees from time to time to facilitate the management of the business and affairs of United States Steel Corporation.


Officers of United States Steel Corporation Following the Separation


   Upon completion of the Separation, the individuals listed below, with their ages (as of June 30, 2001) are expected to be officers of United States Steel Corporation. Unless otherwise indicated, the business address of each of the individuals listed below is: 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776. Each of the individuals listed below is a citizen of the United States.


              Name                Age                  Position
              ----                ---                  --------
Charles G. Carson, III...........  59 Vice President--Environmental Affairs
John J. Connelly.................  54 Vice President--Strategic Planning
Roy G. Dorrance..................  55 Vice Chairman and Chief Operating Officer
Albert E. Ferrara, Jr............  52 Senior Vice President and Treasurer
James D. Garraux.................  48 Vice President--Employee Relations
Charles C. Gedeon................  60 Executive Vice President--Raw Materials &
                                       Diversified Business
Gretchen R. Haggerty.............  45 Senior Vice President and Controller
Bruce A. Haines..................  56 Vice President--Technology & Management
                                       Services
J. Paul Kadlic...................  59 Executive Vice President--Sheet Products
Dan D. Sandman...................  53 Vice Chairman and Chief Legal &
                                       Adminstrative Officer
Larry G. Schultz.................  51 Vice President--Investor Relations and
                                       Financial Analysis
Terrance D. Straub...............  55 Vice President--Governmental Affairs
John P. Surma, Jr................  47 Vice Chairman and Chief Financial Officer
Stephan K. Todd..................  55 General Counsel
Thomas J. Usher..................  58 Chairman of the Board, Chief Executive
                                       Officer and President

   For biographical information regarding Messrs. Dorrance, Sandman, Surma and Usher, see "Directors of United States Steel Corporation Following the Separation" on page 81.




   Charles G. Carson, III, current United States Steel Vice President-- Environmental Affairs, was appointed to this position in January 1993.




   John J. Connelly, current United States Steel Vice President--Business Development and Long Range Planning. From 1999 until January of 2001, Mr. Connelly served as United States Steel's Vice President-- Long Range Planning and International Business. In 1994, he was named Vice President--International Business for the U. S. Steel Group and served as President of USX Engineers and Consultants, Inc. from October 1994 to September 1996.


   Albert E. Ferrara, Jr., current USX Vice President--Strategic Planning since 1997.


   James D. Garraux, current United States Steel Vice President--Employee Relations, assumed his position on August 1, 2000. He was appointed General Manager--Employee Relations in 1996.


   Charles C. Gedeon, current United States Steel Executive Vice President--Raw Materials and Diversified Businesses, has served in this position since 1992.


   Gretchen R. Haggerty, current United States Steel Vice President--Accounting and Finance, was named to this position in 1998 after serving as Vice President & Treasurer of USX Corporation from 1991 to 1998.




   Bruce A. Haines, current United States Steel Vice President--Technology & Management Services, was named to his current position in 1995.


   J. Paul Kadlic, current United States Steel Executive Vice President--Sheet Products, assumed this position on January 1, 2001. He was named Vice President--Sales for sheet products in 1996.


   Larry G. Schultz, current USX Vice President--Accounting since 2000, after serving as Comptroller of U. S. Steel Group from 1992.


   Terrance D. Straub, current USX Vice President--Governmental Affairs since 1991.




   Stephan K. Todd, current United States Steel General Counsel, was elected to his current post in June 1998. He was named Assistant General Counsel in 1995.



Change in Control Agreements



   United States Steel has entered into change in control agreements with its officers and with officers of USX who, in connection with the Separation, will become officers of United States Steel Corporation. At the Separation Effective Time, these agreements will be obligations of United States Steel Corporation.


   These agreements provide that, if an officer's employment is terminated under certain circumstances following a change in control, or after certain events associated with a change in control, the officer will be entitled to the following severance benefits:


  . a cash payment of up to three times the sum of the officer's salary plus bonus,


  .  life and health insurance benefits for up to 3 years after termination,


  . up to 3 years of additional credit for purposes of retiree medical and life insurance plans,




  . a cash payment equal to the difference between amounts receivable by the officer under our pension plans and those which would be payable if the officer had worked for 3 more years at current pay rates,

  . a cash payment equal to the difference between amounts receivable under our savings and thrift plans and amounts which would have been received if the officer's savings had been fully vested, and


  . additional payments sufficient to compensate the officer for certain federal taxes.


   The severance benefits are payable if the officer's employment is terminated by the officer for good reason or is terminated by United States Steel Corporation for other than cause or disability. Severance benefits are not payable if termination is due to the officer's death or occurs after the officer reaches age 65.


   In addition, the agreements provide that upon a change in control all outstanding options, restored options, and stock appreciation rights previously granted to the officers will be fully vested and exercisable, and all restricted stock held by the officers will be fully vested.


   Each agreement is automatically extended each year unless the officer is notified that United States Steel Corporation does not wish it extended. In any event, however, each agreement continues for two years after a change in control.



   The definition of a change in control for purposes of these agreements is complex but is summarized as follows. It includes any change in control required to be reported in response to Item 6 (e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change in control will have occurred if:

  . any person not affiliated with United States Steel Corporation acquires 20 percent or more of the voting power of its outstanding securities,

  . the United States Steel Corporation board of directors no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join the board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by the board in this manner,

  . United States Steel Corporation merges with another company and United States Steel Corporation's stockholders end up with less than 50 percent of the voting power of the new entity,

  . stockholders approve a plan of complete liquidation of United States Steel Corporation, or

  . there is a sale of all or substantially all of United States Steel Corporation's assets.

   Neither the approval and adoption of the Agreement and Plan of Reorganization, nor the completion of the Separation will constitute a change in control for purposes of these agreements.

Compensation of United States Steel Corporation Executive Officers


   The following table sets forth certain information concerning the compensation awarded to, earned by or paid to the chief executive officer and the other four most highly compensated individuals who are expected to serve as executive officers of United States Steel Corporation following the Separation for services rendered to USX or its subsidiaries in all capacities during 2000.

                           Summary Compensation Table


                                                                         Restricted
                                               Salary                      Stock    Options  All Other
                                              and Bonus   Other Annual    Award(s)   SARs   Compensation
Name & Position          Salary ($) Bonus ($) Total ($) Compensation ($)   ($)(1)   (#)(2)     ($)(3)
---------------          ---------- --------- --------- ---------------- ---------- ------- ------------
T. J. Usher............. 1,325,000  2,500,000 3,825,000      7,729       4,925,000  400,000   112,406
 Chairman of the Board,
 Chief Executive Officer
 and President
D. D. Sandman ..........   459,167    650,000 1,109,167      4,597         923,438   80,000    47,693
 Vice Chairman and Chief
 Legal and
 Administrative Officer
J. P. Surma, Jr.  ......   350,000    650,000 1,000,000      1,781               0   30,000    41,375
 Vice Chairman and Chief
 Financial Officer
R. G. Dorrance..........   328,333    340,000   668,333      1,677         345,000   50,000    32,115
 Vice Chairman and
 Chief Operating Officer
C. C. Gedeon............   336,000    340,000   676,000      1,677         345,000   50,000    28,195
 Executive Vice
 President-Raw Materials
 & Diversified
 Businesses

--------

(1) Grants of restricted stock under the USX Corporation 1990 Stock Plan, valued as of the date of grant. Grants are subject to conditions including continued employment and achievement of business performance standards. Dividends are paid on restricted stock. Shown below is the vesting schedule for restricted stock scheduled to vest less than three years from the date of grant, together with the number and value, as of December 31, 2000, of the aggregate holdings of restricted stock for each of the executive officers named in the Summary Compensation Table. Vesting shown assumes achievement of business performance at peer-group standard.






(2) All option shares listed except those granted to Mr. Surma were granted with tandem stock appreciation rights ("SARs").


(3) This column includes amounts contributed by USX under the USX Savings Fund Plan or the Marathon Thrift Plan and the related supplemental savings plans. Such amounts for 2000 are $79,500, $27,550, $39,375, $19,700 and
    $18,480 for Messrs. Usher, Sandman, Surma, Dorrance and Gedeon, respectively. Also included are amounts attributable to split-dollar life insurance provided by USX. (Marathon Oil Company does not provide split-dollar life insurance.) For 2000, these amounts are $30,906, $18,143, $10,415 and $7,715 for Messrs. Usher, Sandman, Dorrance and Gedeon, respectively. Also included are amounts attributable to a mandatory tax compliance program. For 2000, these amounts were $2,000 each for Messrs. Usher, Sandman, Surma, Dorrance and Gedeon.

               Options/SARs and Restricted Stock Granted in 2000

   The following table sets forth certain information concerning restricted stock, stock options and stock appreciation rights ("SARs") granted during 2000 to each executive officer named in the Summary Compensation Table under the USX 1990 Stock Plan:



                              Restricted Stock                                  Stock Options
                          ------------------------- ---------------------------------------------------------------------
                          Number of % of Restricted Number of  % of Stock   Exercise
                 Class of  Shares        Stock       Shares   Option Shares Price per  Expiration  Assumed 5%   Assumed
      Name         Stock   Granted  Shares Granted   Granted     Granted      Share       Date        Gain     10% Gain
      ----       -------- --------- --------------- --------- ------------- --------- ------------ ---------- -----------
T.J. Usher...... Marathon  130,000       31.7%       260,000*     14.4%     $25.5000  May 30, 2010 $4,169,568 $10,566,504
                 Steel
                            70,000       22.9%       140,000*     15.3%     $23.0000  May 30, 2010 $2,025,044 $ 5,131,854
D.D. Sandman.... Marathon   24,375        5.9%        52,000*      2.9%     $25.5000  May 30, 2010 $  833,914 $ 2,113,301
                 Steel
                            13,125        4.3%        28,000*      3.1%     $23.0000  May 30, 2010 $  405,009 $ 1,026,371
J.P. Surma,      Marathon        0          0         30,000       1.7%     $25.5000  May 30, 2010 $  481,104 $ 1,219,212
 Jr............. Steel
                                 0          0              0         0            --            --         --          --
R.G. Dorrance... Marathon        0          0              0         0            --            --         --          --
                 Steel
                            15,000        4.9%        50,000*      5.5%     $23.0000  May 30, 2010 $  723,230 $ 1,832,805
C.C. Gedeon..... Marathon        0          0              0         0            --            --         --          --
                 Steel
                            15,000        4.9%        50,000*      5.5%     $23.0000  May 30, 2010 $  723,230 $ 1,832,805

--------

* These options were granted with tandem SARs, which have the same exercise date as the underlying options. Upon the exercise of an SAR, an optionee receives an amount, in cash and/or shares, equal to the excess, for a specified number of shares, of (a) the fair market value of a share on the date the SAR is exercised (except that for any SAR exercised during the 10-business-day period beginning on the third business day following the release of quarterly earnings, the Compensation Committee may, in its sole discretion, establish a uniform fair market value of a share for such period which shall not be more than the highest daily fair market value and shall not be less than the lowest daily fair market value during such 10-business-day period) over (b) the exercise price per share.



                                                                 Unvested Restricted Shares
                          Vesting Schedule for Restricted Stock      Aggregate Holdings
                         --------------------------------------- --------------------------
                                                                                  Value as
                                                                                     of
                                                                                  December
                                      Class of May 2002 May 2003 Class of         31, 2000
                         Date Granted  Stock   (Shares) (Shares)  Stock   Shares     ($)
                         ------------ -------- -------- -------- -------- ------- ---------
T.J. Usher.............. May 30, 2000 Marathon  26,000   26,000  Marathon 130,000 3,684,694
                                      Steel                      Steel
                         May 30, 2000           14,000   14,000            70,000 1,255,625
                                                                          ------- ---------
                                                                          200,000 4,940,319
D.D. Sandman............ May 30, 2000 Marathon  4,875     4,875  Marathon  24,375   690,880
                                      Steel                      Steel
                         May 30, 2000           2,625     2,625            13,125   235,430
                                                                          ------- ---------
                                                                           37,500   926,310
R.G. Dorrance........... May 30, 2000 Steel     3,000     3,000  Steel     15,000   269,063
C.C. Gedeon............. May 30, 2000 Steel     3,000     3,000  Steel     15,000   269,063

--------



                      Options/SARs Exercised in 2000



                                      Total Value
                            No. of     Realized       No. of
                            Shares     for Both     Unexercised      Value of Unexercised In-
                          Underlying  Classes of  Options/SARs at     The-Money Options/SARs
                         Options/SARs    Stock     December 31,        at December 31, 2000
          Name           Exercised(1)   ($)(1)        2000(1)     for all Classes of Stock ($)(1)
          ----           ------------ ----------- --------------- -------------------------------
T.J. Usher..............       0           --        1,499,000               1,421,472
D.D. Sandman............       0           --          260,725                 147,878
J.P. Surma, Jr..........       0           --          120,000                  85,314
C.C. Gedeon.............       0           --          162,500                       0
R.G. Dorrance...........       0           --          150,300                       0

--------

Note: All options listed above are currently exercisable. Except for 50,000 shares held by Mr. Surma, the listed options were granted with SARs.

(1) Figures by class of stock are as follows:


                                        No. of
                                        Shares                      No. of
                                      Underlying                  Unexercised
                            Class of Options/SARs    Value      Options/SARs at
                             Stock    Exercised   Realized ($) December 31, 2000
                            -------- ------------ ------------ -----------------
T.J. Usher................. Marathon       0            0           892,600
                            Steel          0            0           606,400
D.D. Sandman............... Marathon       0            0           153,400
                            Steel          0            0           107,325
J.P. Surma, Jr............. Marathon       0            0           120,000
                            Steel          0            0                 0
C.C. Gedeon................ Marathon       0            0                 0
                            Steel          0            0           162,500
R.G. Dorrance.............. Marathon       0            0                 0
                            Steel          0            0           150,300

Pension Benefits

   The United States Steel Plan for Non-Union Employee Pension Benefits ("Steel Pension Plan") is comprised of two defined benefits. One is based on final earnings and the other on career earnings. Directors who have not been employees of United States Steel do not receive any benefits under the plan. The following table shows the annual final earnings pension benefits for retirement at age 65 (or earlier under certain circumstances) for various levels of eligible earnings which would be payable to employees retiring with the years of service shown. The benefits are based on a formula of a specified percentage (dependent on years of service) of average annual eligible earnings in the five consecutive years of the ten years prior to retirement in which such earnings were highest. As of the date of this proxy statement/prospectus Messrs. Usher, Sandman, Dorrance and Gedeon have 35, 8, 30 and 15 years of service, respectively. As of June 30, 2001, Mr. Surma had not accrued a benefit under any pension plan or program sponsored by United States Steel. If Mr. Gedeon retires with at least 16 credited years of service, he will receive from United States Steel Corporation an amount equivalent to a final earnings and a supplemental pension calculated as though he had an additional 14 years of service. In connection with the Separation and in order to induce Dan D. Sandman to serve as Vice Chairman and Chief Legal & Administrative Officer of United States Steel Corporation, USX and Mr. Sandman have entered into an agreement that provides if Mr. Sandman is employed by United States Steel Corporation for five years after the Separation, upon his retirement, Mr. Sandman will be offered the same enhanced retirement benefits as are being offered to USX employees under the Voluntary Early Retirement Benefits Package described on page 27 hereof.



                      15      20      25      30      35      40      45
   Final Earnings    Years   Years   Years   Years   Years   Years   Years
   --------------   ------- ------- ------- ------- ------- ------- -------
   $  100,000        17,325  23,100  28,875  34,650  40,950  47,250  53,550
   $  300,000        51,975  69,300  86,625 103,950 122,850 141,750 160,650
   $  500,000        86,625 115,500 144,375 173,250 204,750 236,250 267,750
   $  700,000       121,275 161,700 202,125 242,550 286,650 330,750 374,850
   $  900,000       155,925 207,900 259,875 311,850 368,550 425,250 481,950
   $1,100,000       190,575 254,100 317,625 381,150 450,450 519,750 589,050
   $1,300,000       225,225 300,300 375,375 450,450 532,350 614,250 696,150
   $1,500,000       259,875 346,500 433,125 519,750 614,250 708,750 803,250


   Annual career earning benefits are equal to 1% of total career earnings plus a 30 percent supplement. The estimated annual career earnings benefits payable at normal retirement age 65, assuming no increase in annual earnings, will be $233,400 for Mr. Usher, $114,420 for Mr. Sandman, $80,902 for Mr. Dorrance and $69,562 for Mr. Gedeon. Earnings for the purpose of calculating both the final earnings and career earnings pensions are limited to base salary as reflected in the Summary Compensation table. They do not include any awards under any bonus programs.

   As of June 30, 2001 Mr. Surma had 4.5 years of service with Marathon Oil Company, MAP and its subsidiaries and no service with USX or its other subsidiaries. In connection with his employment by Marathon in 1997, Marathon agreed to credit Mr. Surma with 15 years of continuous service under all Marathon pension plans. As a result of this provision, if Mr. Surma retires at age 65, his total pension benefits from Marathon and its subsidiaries will be $19,631 monthly.


   As of June 30, 2001 Mr. Sandman had 19 years of service under Marathon's pension plans. If Mr. Sandman retires at age 65, his total pension benefits from Marathon and its subsidiaries will be $25,181 monthly.




   In addition to the pension benefit described above, Messrs. Usher, Sandman, Surma, Dorrance and Gedeon participate in the United States Steel Corporation Executive Management Supplemental Pension Plan and are entitled, upon retirement after age 60, or before age 60 with United States Steel's consent, to the benefits shown in the table below based on bonuses paid under applicable United States Steel plans. These bonuses are reported in the bonus column of the Summary Compensation Table.



     Annual
     Bonus     15 Years 20 Years 25 Years 30 Years 35 Years  40 Years  45 Years
     ------    -------- -------- -------- -------- --------- --------- ---------
   $  100,000  $ 23,100 $ 30,800 $ 38,500 $ 46,200 $  53,900 $  61,600 $  69,300
      300,000    69,300   92,400  115,500  138,600   161,700   184,800   207,900
      500,000   115,500  154,000  192,500  231,000   269,500   308,000   346,500
      700,000   161,700  215,600  269,500  323,400   377,300   431,200   485,100
      900,000   207,900  277,200  346,500  415,800   485,100   554,400   623,700
    1,100,000   254,100  338,800  423,500  508,200   592,900   677,600   762,300
    1,300,000   300,000  400,400  500,500  600,600   700,700   800,800   900,900
    1,500,000   346,500  462,200  577,500  693,000   808,500   924,000 1,039,500
    1,700,000   392,700  523,600  654,500  785,400   916,300 1,047,200 1,178,100
    1,900,000   438,900  585,200  731,500  877,800 1,024,100 1,170,400 1,316,700


   For information regarding compensation to be paid to Mr. Usher following the Separation, see "THE SEPARATION--Completion and Retention Agreement with Thomas
J. Usher" on page 54.

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   United States Steel, through its Domestic Steel segment, is engaged in the production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services and, through its U. S. Steel Kosice ("USSK") segment, primarily located in the Slovak Republic, in the production and sale of steel mill products and coke for the central European market. Certain business activities are conducted through joint ventures and partially owned companies, such as USS-POSCO Industries ("USS-POSCO"), PRO-TEC Coating Company ("PRO-TEC"), Clairton 1314B Partnership, Republic Technologies International, LLC ("Republic") and Rannila Kosice, s.r.o. Management's Discussion and Analysis should be read in conjunction with United States Steel's Combined Financial Statements and Notes to Combined Financial Statements.


   Certain sections of Management's Discussion and Analysis include forward-looking statements concerning trends or events potentially affecting the businesses of United States Steel. These statements typically contain words such as "anticipates", "believes", "estimates", "expects", "intends" or similar words indicating that future outcomes are not known with certainty and subject to risk factors that could cause these outcomes to differ significantly from those projected. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors that could cause future outcomes to differ materially from those set forth in forward-looking statements. For additional risk factors affecting the businesses of United States Steel, see "RISK FACTORS" on page 13.


Results of Operations

Revenues and other income for the first six months of 2001 and 2000 and the years 2000, 1999 and 1998 are set forth in the following table:



                                          Six Months
                                         Ended June 30
                                         -------------
                                          2001   2000    2000    1999    1998
                                         ------ ------  ------  ------  ------
                                               (Dollars in Millions)
Revenues by product:
  Sheet and semi-finished steel
   products............................. $1,601 $1,790  $3,288  $3,433  $3,598
  Tubular, plate, and tin mill
   products.............................  1,096    884   1,731   1,140   1,546
  Raw materials (coal, coke and iron
   ore).................................    254    268     626     549     744
  Other(a)..............................    292    269     445     414     490
Income (loss) from affiliates...........     40      7      (8)    (89)     46
Gain on disposal of assets..............     16     28      46      21      54
Other income (loss).....................      2     (2)      4       2      (1)
                                         ------ ------  ------  ------  ------
Total revenues and other income......... $3,301 $3,244  $6,132  $5,470  $6,477
                                         ====== ======  ======  ======  ======

--------
(a) Includes revenue from the sale of steel production by-products, real estate development, resource management, and engineering and consulting services.

   Revenues and other income increased by $57 million in the first six months of 2001 compared with the first six months of 2000. The increase primarily reflected the inclusion of USSK revenues, partially offset by lower domestic shipment volumes (domestic steel shipments decreased 841,000 tons) and lower average domestic steel product prices (average prices decreased $11 per ton).


   Revenues and other income increased by $662 million in 2000 from 1999 primarily due to the consolidation of Lorain Tubular Company LLC, ("Lorain Tubular") effective January 1, 2000, higher average

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

realized prices, particularly tubular product prices, and lower losses from investees, which, in 1999, included a $47 million charge for the impairment of United States Steel's previous investment in USS/Kobe Steel Company and costs related to the formation of Republic. Total revenues and other income in 1999 decreased by $1,007 million from 1998 primarily due to lower average realized prices and lower income from investees.


   Income (loss) from operations for the first six months of 2001 and 2000 and the years 2000, 1999 and 1998 are set forth in the following table:



                                               Six Months
                                               Ended June
                                                   30
                                               ------------
                                               2001   2000   2000  1999  1998
                                               -----  -----  ----  ----  -----
                                                  (Dollars in millions)
Segment income (loss) for Domestic
 Steel(a)(b).................................. $(220) $ 122  $ 23  $ 91  $ 517
Segment income for U. S. Steel Kosice(c)......    82    --      2   --     --
                                               -----  -----  ----  ----  -----
    Income (loss) for reportable segments..... $(138) $ 122  $ 25  $ 91  $ 517
Items not allocated to segments:
  Net pension credits.........................    72    132   266   228    186
  Administrative expenses.....................   (15)   (11)  (25)  (17)   (24)
  Costs related to former business
   activities(d)..............................   (38)   (40)  (91)  (83)  (100)
  Costs related to the Separation.............    (9)   --    --    --     --
  Asset impairments--Coal.....................   --     --    (71)  --     --
  Impairment of United States Steel's
   investment in USS/Kobe and costs related to
   formation of Republic......................   --     --    --    (47)   --
  Loss on investment in RTI stock used to
   satisfy indexed debt obligation............   --     --    --    (22)   --
                                               -----  -----  ----  ----  -----
    Total income (loss) from operations....... $(128) $ 203  $104  $150  $ 579
                                               =====  =====  ====  ====  =====

--------

(a) The first six months of 2001 include a favorable $68 million for United States Steel's share of gain on the Transtar reorganization and a $74 million charge for a substantial portion of accounts receivable from Republic. The first six months of 2000 include charges totaling $15 million for certain environmental and legal accruals.

(b) Includes income from the sale, domestic production and transportation of steel products, coke, taconite pellets and coal; the management of mineral resources; real estate development; engineering and consulting services; and equity income from joint ventures and partially owned companies.
(c) Includes the sale and production of steel products and coke from facilities primarily located in the Slovak Republic.

(d) Primarily represents postretirement costs other than pension (OPEB costs) related to all retirees prior to January 1, 1987, and related to former employees and retirees from the businesses sold or closed after January 1, 1987. Also includes certain other expenses (primarily litigation and environmental remediation costs) associated to lines of business in which USX is no longer engaged as a result of sale or closure.



 Segment income for Domestic Steel

   Segment income for Domestic Steel operations decreased $342 million in the first six months of 2001, compared with the first six months of 2000, primarily due to lower average steel prices, higher costs from operating inefficiencies primarily due to lower throughput for sheet products, higher energy costs, lower shipment volumes and lower results at iron ore and coal operations.

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)


   Domestic Steel operations recorded segment income of $23 million in 2000 versus segment income of $91 million in 1999, a decrease of $68 million. The 2000 segment income included $36 million for certain environmental and legal accruals, a $34 million charge to establish reserves against notes and receivables from financially distressed steel companies and a $10 million charge for United States Steel's share of Republic special charges. Results in 1999 included $17 million in charges for certain environmental and legal accruals and $7 million in various non-recurring investee charges. Excluding these items, the decrease in segment income for Domestic Steel was primarily due to higher costs related to energy and inefficient operating levels due to lower throughput, lower income from raw materials operations, particularly coal operations, and lower sheet shipments resulting from high levels of imports that continued in 2000.

   Segment income for Domestic Steel operations in 1999 decreased $426 million from 1998. Results in 1998 included a net favorable $30 million for an insurance litigation settlement and charges of $10 million related to a voluntary workforce reduction plan. Excluding these items, the decrease in segment income for Domestic Steel was primarily due to lower average steel prices, lower income from raw materials operations, a less favorable product mix and lower income from investees.

 Segment income for U. S. Steel Kosice

   Segment income for USSK was $82 million for the first six months of 2001 and $2 million for the period following the November 24, 2000 acquisition through year-end 2000.


 Items not allocated to segments

   Net pension credits associated with all of United States Steel's domestic pension plans are not included in segment income for domestic operations. These net pension credits, which are primarily noncash, totaled $72 million in first six months of 2001, compared to $132 million in first six months of 2000. The $60 million decrease in net pension credits in the first six months 2001 is primarily due to the transition asset being fully amortized at the end of 2000. In addition, these net pension credits totaled $266 million in 2000, $228 million in 1999 and $186 million in 1998. Net pension credits in 1999 included $35 million for a one-time favorable pension settlement primarily related to the voluntary early retirement program for salaried employees. Currently, the net pension credit for 2001 is expected to be approximately $145 million, excluding any potential impacts from the Proposed Separation. Future net pension credits will no longer benefit from the transition asset, which was fully amortized in 2000, and can vary depending upon the market performance of plan assets, changes in actuarial assumptions regarding such factors as a selection of a discount rate and rate of return on assets, changes in the amortization levels of prior period service costs, plan amendments affecting benefit payout levels, business combinations and profile changes in the beneficiary populations being valued. To the extent net pension credits decline in the future, income from operations would be adversely affected.


   Asset impairments--Coal were for asset impairments at U. S. Steel Mining's coal mines in Alabama and West Virginia in 2000 following a reassessment of long-term prospects after adverse geological conditions were encountered.

   Administrative expenses are corporate general and administrative costs allocated to United States Steel by USX based upon utilization or other methods management believes to be reasonable and which consider certain measures of business activities, such as employment, investments and revenues. The costs allocated to United States Steel were $15 million and $11 million for the six months ended June 30, 2001 and 2000, respectively, and $25 million in 2000, $17 million in 1999 and $24 million in 1998, which primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

activities. The increase from 1999 to 2000 primarily resulted from the nonrecurrence of favorable 1999 franchise tax settlements and employee compensation costs. The decrease from 1998 to 1999 was largely the result of lower franchise taxes, primarily due to settlements of prior years' taxes.


   Costs related to former business activities increased $8 million in 2000 from 1999 primarily due to higher litigation expenses. Costs related to former business activities decreased $17 million in 1999 from 1998 primarily due to lower litigation expenses and lower payments to a multiemployer health care benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992.


   Costs related to the Separation include professional fees and expenses and certain other costs.


   In 1999, an impairment of USX's investment in USS/Kobe and costs related to the formation of Republic totaled $47 million.

   Income from operations in 1999 also included a loss on investment in RTI stock used to satisfy indexed debt obligations of $22 million from the termination of ownership in RTI International Metals, Inc.

   Net interest and other financial costs for the first six months of 2001 and 2000 and the years 2000, 1999 and 1998 are set forth in the following table:


                                                    Six Month
                                                      Ended
                                                     June 30
                                                    ----------
                                                    2001  2000 2000 1999  1998
                                                    ----  ---- ---- ----  ----
                                                     (Dollars in millions)
Net interest and other financial costs (income).... $ 36  $48  $105 $74   $42
Less:
  Favorable adjustment to carrying value of indexed
   debt(a).........................................  --   --    --  (13)  (44)
  Favorable adjustment to interest related to prior
   years' taxes(b).................................  (67) --    --  --    --
                                                    ----  ---  ---- ---   ---
Net interest and other financial costs adjusted to
 exclude above items............................... $103  $48  $105 $87   $86
                                                    ====  ===  ==== ===   ===

--------
(a) In December 1996, USX issued $117 million of 6 3/4% Exchangeable Notes Due February 1, 2000 ("Indexed Debt") indexed to the price of RTI common stock. The carrying value of Indexed Debt was adjusted quarterly to settlement value, based on changes in the value of RTI common stock. Any resulting adjustment was credited to income and included in interest and other financial costs.

(b) Reversal of interest accrued on prior year contested tax liabilities resolved in the first quarter of 2001.


   Adjusted net interest and other financial costs increased by $55 million in the first six months of 2001 as compared with the same period in 2000. This increase was largely due to a higher average debt level, which primarily resulted from the elective funding for employee benefits and the acquisition of USSK, both of which occurred in the fourth quarter of 2000.


   Adjusted net interest and other financial costs increased $18 million in 2000 as compared with 1999, primarily due to higher average debt levels. Adjusted net interest and other financial costs were $87 million in 1999 as compared with $86 million in 1998.

   The credit for income taxes in the first six months of 2001 was $143 million. The credit contained a $33 million tax benefit associated with the Transtar reorganization and an unfavorable adjustment of $15 million related to the settlement of prior years' taxes. In addition, as a result of tax credit provisions of laws of the Slovak Republic and certain tax planning strategies, virtually no income tax provision is recorded for income related to USSK.

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)


   The provision for income taxes in 2000 decreased compared to 1999 primarily due to a decline in income from operations, partially offset by higher state income taxes as certain previously recorded state tax benefits will not be utilized. The provision for income taxes in 1999 decreased compared to 1998 due to a decline in income from operations.

   The extraordinary loss on extinguishment of debt of $7 million, net of income tax benefit, in 1999 included a $5 million loss resulting from the satisfaction of the indexed debt and a $2 million loss for United States Steel's share of Republic's extraordinary loss related to the early extinguishment of debt.

   Net loss in the first six months of 2001 was $21 million, compared with net income of $99 million in the first six months of 2000, a decrease of $120 million. United States Steel recorded a 2000 net loss of $21 million, compared with net income of $44 million in 1999 and $364 million in 1998. Net income decreased $65 million in 2000 from 1999 and decreased $320 million in 1999 from 1998. These decreases in net income primarily reflect the factors discussed above.


Operating Statistics

   First six months 2001 United States Steel shipments were 6.9 million net tons. Domestic Steel shipments of 5.0 million tons and raw steel production of
5.2 million tons decreased 14% and 15%, respectively, from the same period in 2000. Domestic raw steel capability utilization in the first six months of 2001 averaged 83%, compared to 97% in the same period in 2000. At USSK, first six month 2001 shipments were 1.8 million net tons, raw steel production was 2.1 million net tons and raw steel capability utilization was 93% based on annual raw steel production capability which had been 4.5 million net tons.


   Total steel shipments were 11.1 million tons in 2000, 10.6 million tons in 1999, and 10.7 million tons in 1998. Domestic Steel shipments comprised approximately 9.8% of the domestic steel market in 2000. Domestic Steel shipments were negatively affected by high import levels in 2000, 1999 and 1998 and by weak tubular markets in 1999 and 1998. Exports accounted for approximately 5% of Domestic Steel shipments in 2000, 3% in 1999 and 4% in 1998.

   Domestic raw steel production was 11.4 million tons in 2000, compared with
12.0 million tons in 1999 and 11.2 million tons in 1998. Domestic raw steel production averaged 89% of capability in 2000, compared with 94% of capability in 1999 and 88% of capability in 1998. In 2000, domestic raw steel production was negatively impacted by a planned reline at Gary Works No. 4 blast furnace in July 2000. Because of market conditions, United States Steel limited its domestic production by keeping the Gary Works No. 4 blast furnace out of service until February 2001. In 1998, domestic raw steel production was negatively affected by a planned reline at Gary Works No. 6 blast furnace, an unplanned blast furnace outage at the Gary Works No. 13 blast furnace, and the idling of certain facilities as a result of the increase in imports. Because of market conditions, United States Steel curtailed its domestic production by keeping the Gary Works No. 6 blast furnace out of service until February 1999, after a scheduled reline was completed in mid-August 1998. In addition, domestic raw steel production was cut back at Mon Valley Works and Fairfield Works during 1998.

Financial Condition and Cash Flows

   Current assets at June 30, 2001 decreased $41 million from year-end 2000 primarily due to decreases in inventories, deferred income tax benefits and income taxes receivable, partially offset by increases in cash and cash equivalents and accounts receivable. Current assets at year-end 2000 increased $736 million from year-end 1999 primarily due to an increase in cash and cash equivalents, a larger income tax receivable from Marathon, and increased trade receivables and inventories resulting from the acquisition of USSK.

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

   Net property, plant and equipment at June 30, 2001 increased $359 million from year-end 2000 primarily due to the consolidation of Transtar and the acquisition of East Chicago Tin. Net property, plant and equipment at year-end 2000 increased $223 million from year-end 1999 primarily due to the acquisition of USSK.


   Current liabilities at June 30, 2001 increased $269 million from year-end 2000 primarily due to increases in notes payable, debt due within one year and accrued taxes. Current liabilities in 2000 increased $107 million from 1999 primarily due to increased notes payable and increased debt due within one year, partially offset by a decrease in payroll and benefits payable.


   Total long-term debt and notes payable was $2,432 million at June 30, 2001, $13 million lower than year-end 2000. Total long-term debt and notes payable at December 31, 2000 of $2,445 million was $1,530 million higher than year-end 1999. USX debt attributed to United States Steel increased partially due to a $500 million elective contribution to a Voluntary Employee Benefit Association ("VEBA"), a trust established by contract in 1994 covering United Steelworkers of America retirees' health care and life insurance benefits, and the acquisition of USSK. Excluding the impact of these items, the increase in debt was primarily due to lower cash flow provided from operating activities partially offset by reduced capital expenditures. Most of the debt is a direct obligation of, or is guaranteed by, USX.


   Employee benefits at June 30, 2001 increased $149 million from year-end 2000 primarily due to additional liabilities resulting from the Transtar consolidation and the acquisition of the tin mill products business of LTV Corporation. Employee benefits at December 31, 2000 decreased $478 million from December 31, 1999 primarily due to the $500 million elective contribution to a VEBA.


   Net cash provided from operating activities increased $126 million in the first six months of 2001, compared with the first six months of 2000. The increase was due primarily to favorable working capital changes, which included a favorable income tax settlement of $379 million with Marathon in the first six months of 2001 compared to a favorable settlement of $97 million in the first six months of 2000, partially offset by decreased net income (excluding noncash items).


   Net cash used in operating activities in 2000 was $627 million and reflected the $500 million elective contribution to a VEBA and a $30 million elective contribution to a non-union retiree life insurance trust, partially offset by an income tax settlement with Marathon in accordance with the group tax allocation policy. The $500 million VEBA contribution has provided United States Steel with the flexibility to fund the ongoing costs of providing USWA retiree health care and life insurance benefits from the VEBA instead of from corporate cash flow for at least the next several years. It is estimated that approximately $110 million of such obligations will be paid from the VEBA instead of from corporate cash in 2001. Net cash used in operating activities was $80 million in 1999 including a net payment of $320 million upon the expiration of the accounts receivable program. Excluding these non-recurring items in both years, net cash provided from operating activities decreased $434 million in 2000 due mainly to decreased profitability and an increase in working capital.


   Net cash provided from operating activities was $380 million in 1998 and included proceeds of $38 million for the insurance litigation settlement pertaining to the 1995 Gary Works No. 8 blast furnace explosion and the payment of $30 million for the repurchase of sold accounts receivable, partially offset by an income tax settlement with Marathon in accordance with the group tax allocation policy. Excluding these non-recurring items in both years, net cash provided from operating activities decreased $110 million in 1999 due mainly to decreased profitability.


   Capital expenditures in the first six months of 2001 were $141 million, compared with $97 million in the same period in 2000. The increase of $44 million is primarily due to exercising a buyout option of a lease for the balance of the Gary Works No. 2 Slab Caster.

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)


   Capital expenditures of $244 million in 2000 included exercising an early buyout option of a lease for approximately half of the Gary Works No. 2 Slab Caster; the continued replacement of coke battery thruwalls at Gary Works; installation of the remaining two coilers at Gary's hot strip mill; a blast furnace stove replacement at Gary Works; and the continuation of an upgrade to the Mon Valley cold reduction mill.

   Capital expenditures of $287 million in 1999 included the completion of the new 64" pickle line at Mon Valley Works; the replacement of one coiler at the Gary hot strip mill; an upgrade to the Mon Valley cold reduction mill; replacement of coke battery thruwalls at Gary Works; several projects at Gary Works allowing for production of specialized high strength steels, primarily for the automotive market; and completion of the conversion of the Fairfield pipemill to use rounds instead of square blooms.

   Capital expenditures of $310 million in 1998 included a reline of the Gary Works No. 6 blast furnace; an upgrade to the galvanizing line at Fairless Works; replacement of coke battery thruwalls at Gary Works; conversion of the Fairfield pipemill to use round instead of square blooms; and additional environmental expenditures primarily at Fairfield Works and Gary Works.

   Contract commitments for capital expenditures at June 30, 2001 totaled $109 million compared with $206 million at year-end 2000 and $83 million at year-end 1999. In addition, USSK has a commitment to the Slovak government for a capital improvements program of $700 million, subject to certain conditions, over a period commencing with the acquisition date and ending on December 31, 2010.


   Capital expenditures for 2001, which include expenditures related to the recently acquired facilities of USSK, Transtar and East Chicago Tin, are expected to be approximately $325 million, a reduction of over $100 million from the amount originally expected, primarily due to the substitution of leases for purchases and the delay or deferral of certain capital projects. Major expenditures include exercising an early buyout option of a lease for the balance of the Gary Works No. 2 Slab Caster; work on the No. 3 blast furnace at Mon Valley Works; work on the No. 2 stove at the No. 6 blast furnace at Gary Works; the completion of the replacement of coke battery thruwalls at Gary Works; the completion of an upgrade to the Mon Valley cold reduction mill; systems development projects; and projects at USSK, including the completion of the tin mill upgrade.


   The preceding statement concerning expected 2001 capital expenditures is a forward-looking statement. This forward-looking statement is based on assumptions, which can be affected by, among other things, levels of cash flow from operations, general economic conditions, whether or not assets are purchased or financed by operating leases, unforeseen hazards such as weather conditions, explosions or fires, which could delay the timing of completion of particular capital projects. Accordingly, actual expenditures may differ materially from current expectations in the forward-looking statement.

   Investments in investees in 2000 of $35 million largely reflected an investment in stock of VSZ in which United States Steel now holds a 25 percent interest. Investments in investees in 1999 of $15 million was an investment in Republic. Investments in investees in 1998 of $73 million mainly reflects funding for entry into a joint venture in the Slovak Republic with VSZ.

   The acquisition of U. S. Steel Kosice, s.r.o. totaled $10 million in 2000, which reflected a $69 million purchase price net of cash acquired in the transaction of $59 million. The first quarter 2001 acquisition of East Chicago Tin and consolidation of Transtar were noncash transactions.


   Net cash changes related to financial obligations decreased by $32 million in the first six months of 2001, reflecting favorable cash from operations, partially offset by capital expenditures and dividend payments. Financial obligations consist of United States Steel's portion of USX debt and preferred stock of a subsidiary attributed to both groups, as well as debt and financing agreements specifically attributed to United States Steel.

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)


   Net cash changes related to financial obligations increased by $1,202 million, $486 million and $9 million in 2000, 1999 and 1998, respectively. The increase in 2000 primarily reflected the net effects of cash used in operating activities, including a VEBA contribution, cash used in investing activities, dividend payments and preferred stock repurchases. The increase in 1999 primarily reflected the net effects of cash used in operating and investing activities and dividend payments.

   Dividends paid decreased $13 million in the first six months of 2001 from the same period in 2000, due to a decrease in the dividend rate paid to U. S. Steel Group common stockholders.


Liquidity

 Prior to Separation

   As a matter of policy, USX has managed most financial activities on a centralized, consolidated basis, and will continue to do so until the Separation. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs and preferred stock and related dividends are attributed to United States Steel based upon its cash flows for the periods presented and its initial capital structure. However, a portion of most financing transactions are attributed to and reflected in the combined financial statements of United States Steel. Transactions such as leases, certain collateralized financings, financial activities of consolidated entities that are less than wholly owned by USX and transactions related to securities convertible solely into USX-U. S. Steel Group Common Stock are or will be specifically attributed to and reflected in their entirety in the combined financial statements of United States Steel.

   The cash requirements for United States Steel have been funded as part of USX's program of managing financial activities on a centralized consolidated basis. In December 2000, USX entered into a $1,354 million five-year revolving credit agreement, terminating in November 2005, and a $451 million 364-day facility, which together replaced the prior $2,350 million facility. At June 30, 2001, USX had no borrowings against its $1,354 million long-term revolving credit agreement, no borrowings against its $451 million 364-day facility and no commercial paper borrowings. There were no borrowings against USX's short-term lines of credit totaling $115 million at June 30, 2001. At June 30, 2001, there were no borrowings against the USSK $50 million revolving credit agreement.


   On April 24, 2001, USX announced that the Board had authorized management to proceed with the necessary steps to implement a plan of reorganization of the corporation in order to separate the energy and steel businesses. Until the plan of reorganization is implemented or abandoned, USX management believes that it will be more difficult to access traditional debt and equity markets.


   Capital expenditures in the first half of 2001 were $141 million and are expected to be approximately $325 million for the full year, including expenditures related to the recently acquired facilities of USSK, Transtar, and East Chicago Tin. Contract commitments for capital expenditures at June 30, 2001 totaled $109 million. Based upon preliminary assumptions, capital expenditures are expected to be at least $260 million for the full year in 2002.


 After Separation

   Following the Separation, United States Steel will be an independent company and will no longer have access to the financial resources of USX Corporation. It is a condition to the Separation that United States Steel will have in place, at time of Separation, cash and undrawn credit facilities of at least $400 million.

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

   Assuming the Separation had occurred on June 30, 2001, United States Steel Corporation and its subsidiaries would have had total outstanding debt of $1,791 million including:


  --a USSK loan facility of $325 million


  --assumed USX debt and capital leases of $569 million


  --new financing arrangements of $897 million.


   On July 27, 2001, in partial satisfaction of the $897 million in new financings, United States Steel completed a private placement of $385 million (reduced by a $5 million discount) of 10 3/4% Senior Notes which mature on August 1, 2008. For the remaining pro forma new financing arrangements of $517 million, United States Steel intends to enter, on or before the Separation, into various financing arrangements in order to, among other things, replace a portion of the indebtedness attributed to United States Steel by USX prior to the Separation and to provide necessary liquidity. The terms of such financings, including maturities and amortization schedules for payments of principal, interest rates, covenants or security, have not yet been determined and no commitments for any additional financing facilities are in place. This additional financing is expected to be partially satisfied by receipt of a preliminary tax settlement of at least $300 million from Marathon immediately prior to the Separation as described below. The financings will be subject to market conditions and we cannot assure you that such financings will be available on commercially reasonable terms.


   Based on United States Steel's pro forma debt levels as of June 30, 2001, United States Steel anticipates that its scheduled interest payments for the twelve months immediately following the Separation will be approximately $148 million, assuming an annual weighted average interest rate of 8.25 percent.




   United States Steel management believes that its liquidity will be adequate to satisfy its obligations after Separation for the foreseeable future, including its obligations under the Financial Matters Agreement with Marathon Oil Corporation and any other financing transactions related to the Separation, and to complete currently authorized capital spending programs. Future requirements for United States Steel's business needs, including the funding of capital expenditures, debt service for the financing to be incurred in relation to the Separation, and any amounts that may ultimately be paid in connection with contingencies, are expected to be financed by a combination of internally generated funds, proceeds from the sale of stock, borrowings and other external financing sources.


   USX has elected to file a consolidated United States federal income tax return. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The consolidated provision and the related tax payments or refunds have been reflected in the United States Steel financial statements in accordance with USX's Tax Allocation Policy.


   For tax provision and settlement purposes, consolidated tax benefits or detriments resulting from attributes generated by United States Steel, principally net operating losses and minimum tax credits, which could not be utilized on a separate return basis for United States Steel, but which were utilized on the USX consolidated tax return were allocated to United States Steel. As a result, a tax receivable or payable was recorded reflecting the benefits or detriments accruing to United States Steel for the use of these attributes by USX. The tax receivable from USX established at December 31, 2000 was settled in the first quarter 2001 by a $364 million reduction to outstanding debt balances of United States Steel. Settlements were $379 million in the first six months of 2001, $91 million in 2000, $(2) million in 1999, and $21 million in 1998. For pre-separation tax years which have not been settled with the IRS, the Tax Sharing Agreement replaces the USX Tax Allocation Policy and generally provides for resettlement of these tax years on a basis similar to the USX Tax Allocation Policy. Following the Separation, United States Steel will no longer be a member of the USX consolidated group for tax purposes and, therefore, generally there is no provision for settlements under the Tax Sharing Agreement for these years.

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

   A preliminary settlement for the calendar year 2001 federal income taxes, which would be made in March 2002 under USX's current tax allocation policy, will be made immediately prior to the Separation at a discounted amount to reflect the time value of money. Under the preliminary settlement for calendar year 2001, it is expected that United States Steel will receive at least $300 million from Marathon immediately prior to Separation arising from USX's current Tax Allocation Policy.



   United States Steel management's opinion concerning liquidity and United States Steel's ability to avail itself in the future of the financing options mentioned in the above forward-looking statements are based on currently available information. To the extent that this information proves to be inaccurate, future availability of financing may be adversely affected. Factors that could affect the availability of financing include the performance of United States Steel (as measured by various factors including cash provided from operating activities), the state of worldwide debt and equity markets, investor perceptions and expectations of past and future performance, the overall U.S. financial climate, and, in particular, with respect to borrowings, by levels of United States Steel's outstanding debt and credit ratings by rating agencies.

Debt Rating


   Standard and Poor's has assigned a BB corporate credit rating, which is non-investment grade, to United States Steel Corporation with a negative outlook, assuming the Plan of Reorganization is completed. Moody's has assigned a Ba1 senior implied rating, which is non-investment grade, to United States Steel with a stable outlook. Additionally, Standard & Poor's and Moody's have assigned BB and Ba2 credit ratings, respectively, to United States Steel's $385 million Senior Notes. Both of these ratings are non-investment grade.


Environmental Matters, Litigation and Contingencies

   United States Steel has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. In recent years, these expenditures have been mainly for process changes in order to meet Clean Air Act obligations, although ongoing compliance costs have also been significant. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of United States Steel's products and services, operating results will be adversely affected. United States Steel believes that all of its domestic competitors are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and the specific products and services it provides. To the extent that competitors are not required to undertake equivalent costs in their operations, the competitive position of United States Steel could be adversely affected.

   In addition, United States Steel expects to incur capital expenditures for its USSK operation to meet environmental standards under the Slovak Republic's environmental laws.

   The Resource Conservation and Recovery Act ("RCRA") establishes standards for the management of solid and hazardous wastes. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past waste disposal operations, the recycling of wastes and the regulation of storage tanks.

   United States Steel is in the study phase of RCRA corrective action programs at its Fairless Works and its former Geneva Works. A RCRA corrective action program has been initiated at its Gary Works and at its Fairfield Works. Until the studies are completed at these facilities, United States Steel is unable to estimate the total cost of remediation activities that will be required.

   United States Steel has been notified that it is a potential responsible party ("PRP") at 22 waste sites under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as of June 30, 2001. In addition, there are 16 sites where United States Steel has received information requests or

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

other indications that United States Steel may be a PRP under CERCLA but where sufficient information is not presently available to confirm the existence of liability or to make any judgment as to the amount thereof. There are also 29 additional sites related to United States Steel where remediation is being sought under other environmental statutes, both federal and state, or where private parties are seeking remediation through discussions or litigation. At many of these sites, United States Steel is one of a number of parties involved and the total cost of remediation, as well as United States Steel's share thereof, is frequently dependent upon the outcome of investigations and remedial studies. United States Steel accrues for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required.

   In October 1996, United States Steel was notified by the Indiana Department of Environmental Management ("IDEM"), acting as lead trustee, that IDEM and the U.S. Department of the Interior had concluded a preliminary investigation of potential injuries to natural resources related to the releases of hazardous substances from various municipal and industrial sources along the east branch of the Grand Calumet River and Indiana Harbor Canal. The public trustees completed a pre-assessment screen pursuant to federal regulations and have determined to perform a Natural Resource Damages Assessment. United States Steel was identified as a PRP along with 15 other companies owning property along the river and harbor canal. United States Steel and eight other PRPs have formed a joint defense group. In 2000, the trustees concluded their assessment of sediment injuries, which included a technical review of environmental conditions. The PRP joint defense group has proposed terms for the settlement of this claim which have been endorsed by representatives of the trustees and the U.S. Environmental Protection Agency ("EPA") to be included in a consent decree that United States Steel expects will resolve this claim. A reserve has been established for United States Steel's share of this anticipated settlement.


   In 1997, USS/Kobe Steel Company ("USS/Kobe"), a joint venture between United States Steel and Kobe Steel, Ltd. ("Kobe"), was the subject of a multi-media audit by the EPA that included an air, water and hazardous waste compliance review. USS/Kobe and the EPA entered into a tolling agreement pending issuance of the final audit and commenced settlement negotiations in July 1999. In August 1999, the steelmaking and bar producing operations of USS/Kobe were combined with companies controlled by Blackstone Capital Partners II to form Republic. The tubular operations of USS/Kobe were transferred to a newly formed entity, Lorain Tubular Company LLC ("Lorain Tubular"), which operated as a joint venture between USX and Kobe until December 31, 1999 when USX purchased all of Kobe's interest in Lorain Tubular. Republic and Lorain Tubular are continuing negotiations with the EPA. Most of the matters raised by the EPA relate to Republic's facilities, however, air discharge from Lorain Tubular's #3 seamless pipe mill have also been cited. Lorain Tubular will be responsible for matters relating to its facilities. The final report and citations from the EPA have not been issued.


   In 1998, United States Steel entered into a consent decree with the EPA which resolved alleged violations of the Clean Water Act National Pollution Discharge Elimination System ("NPDES") permit at Gary Works and provides for a sediment remediation project for a section of the Grand Calumet River that runs through Gary Works. Contemporaneously, United States Steel entered into a consent decree with the public trustees which resolves potential liability for natural resource damages on the same section of the Grand Calumet River. In 1999, United States Steel paid civil penalties of $2.9 million for the alleged water act violations and $0.5 million in natural resource damages assessment costs. In addition, United States Steel will pay the public trustees $1 million at the end of the remediation project for future monitoring costs and United States Steel is obligated to purchase and restore several parcels of property that have been or will be conveyed to the trustees. During the negotiations leading up to the settlement with the EPA, capital improvements were made to upgrade plant systems to comply with the NPDES requirements. The sediment remediation project is an approved final interim measure under the corrective action program for Gary Works and is expected to cost approximately $36.4 million over the next five years. Estimated remediation and monitoring costs for this project have been accrued.

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

   The Berks Associates/Douglassville Site ("Berks Site") is situated on a 50-acre parcel located on the Schuylkill River in Berks County, Pa. Used oil and solvent reprocessing operations were conducted on the Berks Site between 1941 and 1986. In September 1997, United States Steel signed a consent decree to conduct a feasibility study at the site relating to the alternative remedy. In 1999, a new Record of Decision was approved by the EPA and the U.S. Department of Justice. On January 19, 2001, United States Steel signed a consent decree with the EPA to remediate this site. On April 6, 2001, United States Steel paid $0.4 million for costs associated with this site. The only remaining outstanding claim is the natural resource damages claim filed by the Commonwealth of Pennsylvania.


   In 1987, the California Department of Health Services ("DHS") issued a remedial action order for the GBF/Pittsburg landfill near Pittsburg, California. DHS alleged that from 1972 through 1974, Pittsburg Works arranged for the disposal of approximately 2.6 million gallons of waste oil, sludge, caustic mud and acid, which were eventually taken to this landfill for disposal. In 2000, the parties reached a buyout arrangement with a third party remediation firm, whereby the firm agreed to take title to and remediate the site and also indemnify the PRPs. This commitment was backed by pollution insurance. United States Steel's share to participate in the buyout was approximately $1.1 million. Payment of the USX buyout amount was made December 2000. Title to the site was transferred to the remediation firm on January 31, 2001.


   In November 2000, a NOV was issued by the Jefferson County Health Department ("JCHD") alleging violation of the Halogenated Solvent National Emission Standards for Hazardous Air Pollutants and the JCHD Volatile Organic Compound ("VOC") regulations at the sheet mill stretch leveler at Fairfield Works. U.S. Steel Group proposed a civil penalty of $100,000 and a VOC emission limit, which have been agreed to by JCHD. A consent order was executed and approved by the court in May 2001. The penalty was paid by United States Steel in June 2001.


   New or expanded environmental requirements, which could increase United States Steel's environmental costs, may arise in the future. United States Steel intends to comply with all legal requirements regarding the environment, but since many of them are not fixed or presently determinable (even under existing legislation) and may be affected by future legislation, it is not possible to predict accurately the ultimate cost of compliance, including remediation costs which may be incurred and penalties which may be imposed. However, based on presently available information, and existing laws and regulations as currently implemented, United States Steel does not anticipate that environmental compliance expenditures (including operating and maintenance and remediation) will materially increase in 2001. United States Steel's capital expenditures for environmental are expected to be approximately $20 million in 2001 and are expected to be spent on projects primarily at Gary Works and USSK. Predictions beyond 2001 can only be broad-based estimates which have varied, and will continue to vary, due to the ongoing evolution of specific regulatory requirements, the possible imposition of more stringent requirements and the availability of new technologies to remediate sites, among other matters. Based upon currently identified projects, United States Steel anticipates that environmental capital expenditures will be approximately $51 million in 2002; however, actual expenditures may vary as the number and scope of environmental projects are revised as a result of improved technology or changes in regulatory requirements and could increase if additional projects are identified or additional requirements are imposed.


   United States Steel is the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to United States Steel Combined Financial Statements. However, management believes that United States Steel will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to United States Steel.

Imports and Trade Issues


   Steel imports to the United States accounted for an estimated 23%, 27%, 26% and 30% of the domestic steel market demand in the first five months of 2001, and for the years 2000, 1999 and 1998, respectively.

                              UNITED STATES STEEL

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

   On November 13, 2000, United States Steel joined with eight other producers and the Independent Steelworkers Union to file trade cases against hot-rolled carbon steel flat products from 11 countries (Argentina, India, Indonesia, Kazakhstan, the Netherlands, the People's Republic of China, Romania, South Africa, Taiwan, Thailand and Ukraine). Three days later, the USWA also entered the cases as a petitioner. Antidumping ("AD") cases were filed against all the countries and countervailing duty ("CVD") cases were filed against Argentina, India, Indonesia, South Africa, and Thailand. The ITC made a preliminary determination that there is a reasonable indication that the domestic industry is being materially injured by the imports in question. The U.S. Department of Commerce ("Commerce") made preliminary findings of margins in all of the cases. Commerce has also found final margins in the AD cases against Argentina and South Africa and in the CVD case against Argentina, while final determinations in the other cases will be made at a later date. Both the ITC and Commerce are continuing their investigations in all the cases in which final determinations have not yet been made.


   On June 5, 2001, President Bush announced a three-part program to address the excessive imports of steel that have been depressing markets in the United States. The program involves (1) negotiations with foreign governments seeking near-term elimination of inefficient excess steel production capacity throughout the world, (2) negotiations with foreign governments to establish rules that will govern steel trade in the future and eliminate subsidies, and
(3) an investigation by the ITC under section 201 of the Trade Act of 1974 to determine whether steel is being imported into the United States in such quantities as to be a substantial cause of serious injury to the United States steel industry.


   On June 22, 2001, the Bush Administration requested that the ITC initiate investigations under section 201 of the Trade Act of 1974. Products included in the request are in the following categories, subject to exclusion of certain products:


      (1) Carbon and alloy flat products;


      (2) Carbon and alloy long products;


      (3) Carbon and alloy pipe and tube; and


      (4) Stainless steel and alloy tool steel products.


   United States Steel believes that the remedies provided by AD and CVD are insufficient to correct the widespread dumping and subsidy abuses that currently characterize steel imports into our country and has, therefore, urged the government to take actions such as those described above. United States Steel, nevertheless, intends to file additional AD and CVD petitions against unfairly traded imports that adversely impact, or threaten to adversely impact, the results of United States Steel and is urging the U.S. government to take additional steps.


   On July 3, 2000, Commerce and the ITC initiated mandatory five-year "sunset" reviews of AD orders issued in 1995 against seamless pipe from Argentina, Brazil, Germany and Italy and oil country tubular goods ("OCTG") from Argentina, Italy, Japan, Mexico and South Korea. The reviews also encompass the 1995 CVD orders against the same two products from Italy. The "sunset" review procedures require that an order must be revoked after five years unless Commerce and the ITC determine that, if the orders would be discontinued, dumping or a countervailing subsidy would be likely to continue or recur. In all of the cases, Commerce determined that dumping or countervailing subsidies would be likely to continue or recur if the orders are discontinued. In the seamless pipe cases, the ITC voted on June 7, 2001 to continue the orders as to Argentina, Brazil and Germany and to discontinue the orders pertaining to Italy. The ITC voted on June 15, 2001 to continue the orders against all five countries pertaining to OCTG other than drill pipe. The ITC's votes on drill pipe will continue the order in effect against Japan and discontinue the orders against Argentina and Mexico.


   On June 29, 2001, various domestic producers of coke and the United Steelworkers of America filed antidumping cases against blast furnace coke producers from China and Japan. United States Steel produces coke and also imports coke from both China and Japan. United States Steel is not a petitioner in these cases.

                              UNITED STATES STEEL

           Quantitative And Qualitative Disclosures About Market Risk

 Commodity Price Risk and Related Risks

   Sensitivity analysis of the incremental effects on pretax income of hypothetical 10% and 25% changes in commodity prices for commodity-based derivative instruments as of June 30, 2001 are provided in the following table(a):



                                                                    Incremental
                                                                    Decrease in
                                                                   Income Before
                                                                   Income Taxes
                                                                    Assuming a
                                                                   Hypothetical
                                                                   Price Change
                                                                        of:
                                                                   -------------
                                                                    10%    25%
                                                                   ------ ------
                                                                    (Dollars in
                                                                     millions)
Commodity-Based Derivative Instruments
  Natural Gas..................................................... 0.9(b) 2.2(b)
  Zinc............................................................ 1.8(b) 4.6(b)
  Tin............................................................. 0.1(b) 0.3(b)

--------

(a) With the adoption of SFAS No. 133, the definition of a derivative instrument has been expanded to include certain fixed price physical commodity contracts. Such instruments are included in the above table. Amounts reflect the estimated incremental effect on pretax income of a hypothetical 10% and 25% changes in closing commodity prices at June 30, 2001. Management evaluates the portfolios of commodity-based derivative instruments on an ongoing basis and adjusts strategies to reflect anticipated market conditions, changes in risk profiles and overall business objectives. Changes to the portfolios subsequent to June 30, 2001, may cause future pretax income effects to differ from those presented in the table.

(b) Price decrease.

                              UNITED STATES STEEL

 Interest Rate Risk


   USX is subject to the effects of interest rate fluctuations on certain of its non-derivative financial instruments. A sensitivity analysis of the projected incremental effect of a hypothetical 10% decrease in year-end 2000 and 1999 interest rates on the fair value of United States Steel's specifically attributed non-derivative financial instruments and the United States Steel's portion of USX's non-derivative financial instruments is provided in the following table:


                                                        As of December 31,
                            As of June 30,   -----------------------------------------
                                 2001                2000                 1999
                          ------------------ -------------------- --------------------
                                 Incremental          Incremental          Incremental
                                 Increase in          Increase in          Increase in
                           Fair     Fair       Fair      Fair       Fair      Fair
                          Value   Value(b)   Value(c)  Value(b)   Value(c)  Value(b)
                          ------ ----------- -------- ----------- -------- -----------
                                             (Dollars in millions)
Non-Derivative Financial
 Instruments(a)
Financial assets:
 Investments and long-
  term receivables(d)...  $   86    $--       $  137     $--       $  122     $--
Financial liabilities:
 Long-term debt (e)(f)..  $2,415    $ 75      $2,375     $ 80      $  835     $ 20
 Preferred stock of
  subsidiary............      66       5          63        5          63        5
 USX obligated
  mandatorily redeemable
  convertible preferred
  securities of a
  subsidiary trust......     182      13         119       10         169       15
                          ------    ----      ------     ----      ------     ----
  Total liabilities.....  $2,663    $ 93      $2,557     $ 95      $1,067     $ 40
                          ======    ====      ======     ====      ======     ====

--------
(a) Fair values of cash and cash equivalents, receivables, notes payable, accounts payable and accrued interest approximate carrying value and are relatively insensitive to changes in interest rates due to the short-term maturity of the instruments. Accordingly, these instruments are excluded from the table.

(b) Reflects, by class of financial instrument, the estimated incremental effect of a hypothetical 10% decrease in interest rates at June 30, 2001, December 31, 2000 and December 31, 1999, on the fair value of USX's non-derivative financial instruments. For financial liabilities, this assumes a 10% decrease in the weighted average yield to maturity of USX's long-term debt at June 30, 2001, December 31, 2000 and December 31, 1999.


(c) See Note 23 to the United States Steel Combined Financial Statements for the year ended December 31, 2000 for carrying value of instruments.




(d) For additional information, see Note 16 to the United States Steel Combined Financial Statements for the year ended December 31, 2000.

(e) Includes amounts due within one year.

(f) Fair value was based on market prices where available, or current borrowing rates for financings with similar terms and maturities. For additional information, see Note 11 to the United States Steel Combined Financial Statements for the year ended December 31, 2000.


   At June 30, 2001, USX's portfolio of long-term debt was comprised primarily of fixed-rate instruments. Therefore, the fair value of the portfolio is relatively sensitive to effects of interest rate fluctuations. This sensitivity is illustrated by the $75 million increase in the fair value of long-term debt assuming a hypothetical 10% decrease in interest rates. However, USX's sensitivity to interest rate declines and corresponding increases in the fair value of its debt portfolio would unfavorably affect USX's results and cash flows only to the extent that USX elected to repurchase or otherwise retire all or a portion of its fixed-rate debt portfolio at prices above carrying value.

                              UNITED STATES STEEL

 Foreign Currency Exchange Rate Risk

   United States Steel is subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than U.S. dollars. United States Steel has not generally used derivative instruments to manage this risk. However, United States Steel has made limited use of forward currency contracts to manage exposure to certain currency price fluctuations. At June 30, 2001, United States Steel had open euro forward sale contracts for Slovak crowns with a total carrying value of approximately $20 million. A 10% increase in the June 30, 2001 euro forward rates would result in a $2 million charge to income.


 Equity Price Risk

   United States Steel is subject to equity price risk and liquidity risk related to its investment in VSZ. These risks are not readily quantifiable.

 Safe Harbor

   United States Steel's quantitative and qualitative disclosures about market risk include forward-looking statements with respect to management's opinion about risks associated with United States Steel's use of derivative instruments. These statements are based on certain assumptions with respect to market prices and industry supply and demand for steel products and certain raw materials. To the extent that these assumptions prove to be inaccurate, future outcomes with respect to United States Steel's hedging programs may differ materially from those discussed in the forward-looking statements.

                           INFORMATION ABOUT MARATHON

        MANAGEMENT OF MARATHON OIL CORPORATION FOLLOWING THE SEPARATION

Directors of Marathon Oil Corporation Following the Separation


   Under Delaware law, the business and affairs of Marathon Oil Corporation will be managed under the direction of its board of directors. The Marathon Oil Corporation certificate of incorporation and by-laws provide that the number of directors may be fixed by the board from time to time, provided that there are always at least three directors. Upon the Separation, the board of directors of Marathon Oil Corporation is expected to consist of the individuals listed below (ages as of June 30, 2001). The present principal occupation or employment and five-year employment history of each individual follows the list below. Each of the individuals listed below is a citizen of the United States.



Name                                  Age Position
----                                  --- --------
Neil A. Armstrong(1).................  70 Director
Clarence P. Cazalot, Jr.(1)..........  50 President and Chief Executive Officer
Charles A. Corry(1)..................  69 Director
David A. Daberko.....................  56 Director
Dr. Shirley Ann Jackson(1)(2)........  54 Director
Charles R. Lee(1)(2).................  61 Director
Dennis H. Reilley....................  48 Director
Seth E. Schofield(1)(2)..............  61 Director
Thomas J. Usher(1)(2)................  58 Chairman of the Board
Douglas C. Yearley(1)(2).............  65 Director

--------

(1) Current director of USX


(2) Is also expected to be a director of United States Steel Corporation following the Separation.


   Neil A. Armstrong is Chairman, EDO Corporation, an electronic and electro-mechanical systems company. He was appointed in 2000. Mr. Armstrong was Chairman of AIL Systems Inc. from 1989 to 2000. He is a director of RTI International Metals, Inc.


   Clarence P. Cazalot, Jr. is current Vice Chairman--USX Corporation and President--Marathon Oil Company. He was appointed to both positions on March 3, 2000. Prior to his employment by Marathon, he was employed by Texaco, Inc. Mr. Cazalot was named President--Worldwide Production Operations of Texaco, Inc. in 1999. In 1998, he was named President--International Production and Chairman of London-based Texaco Ltd. after serving as Texaco Exploration and Production Inc.'s President of International Marketing and Manufacturing for one year.


   Charles A. Corry is Retired Chairman of the Board and Chief Executive Officer of USX Corporation. Mr. Corry retired in 1995 after serving as USX's Chairman of the Board and Chief Executive Officer since his election in 1989. Mr. Corry is a director of Mellon Financial Corp. and OMNOVA Solutions, Inc.


   David A. Daberko is Chief Executive Officer, National City Corporation. Mr. Daberko assumed this role in 1995. Mr. Daberko is a director of OMNOVA Solutions, Inc.


   Dr. Shirley Ann Jackson is President, Rensselaer Polytechnic Institute. She was appointed President in 1999 and was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson is a director of Federal Express Corporation, Newport News Shipbuilding, Sealed Air Corporation and UtiliCorp United, Inc. She is a member of the National Academy of Engineering, a Fellow of the American Academy of Arts and Sciences, and a Fellow of the American Physical Society.


   Charles R. Lee is Chairman of the Board and Co-CEO, Verizon Communications since June 30, 2000. Mr. Lee was elected Chairman of the Board and Chief Executive Officer of GTE Corporation, a predecessor of Verizon in 1992. Mr. Lee is a director of The Procter & Gamble Company, United Technologies Corporation, the Stamford Hospital Foundation, and the New American Schools Development Corporation.

   Dennis H. Reilley is Chairman, President, and Chief Executive Officer of Praxair, Inc. He was appointed to these roles in March of 2000. Prior to his appointment at Praxair, and beginning in 1989, Mr. Reilley held a series of senior management positions including Vice President and General Manager in DuPont Chemical's Specialty Chemicals business. Mr. Reilley is a director of Entergy Corporation.


   Seth E. Schofield is Retired Chairman and Chief Executive Officer--US Air Group, Inc. Mr. Schofield retired as Chairman and Chief Executive Officer of US Air Group in 1996 having served in such position since 1992. He is a director of Calgon Carbon Corp.


   Thomas J. Usher is Chairman of the Board & Chief Executive Officer of USX Corporation. Mr. Usher was elected to his current posts in July 1995 after being elected President and Chief Operating Officer of USX Corporation in 1994. In addition, he is on the board of directors of H. J. Heinz Company, PPG Industries, and PNC Financial Services Group.


   Douglas C. Yearley is Chairman Emeritus, Phelps Dodge Corporation. Mr. Yearley retired in May, 2000 from Phelps Dodge Corporation after being elected President in 1991 and Chief Executive Officer in 1989. He is a director of Lockheed Martin Corporation.


   The by-laws of Marathon Oil Corporation require that each non-employee director be paid allowances and attendance fees as the board may from time to time determine. Directors who are employees of Marathon receive no compensation for their service on the board. Marathon Oil Corporation pays its non-employee directors as follows:



Annual Retainer...................... $ 60,000
Committee Membership Fee............. $  5,000 ($6,000 for Committee Chairman)
Meeting Fee (for each board or
 committee meeting).................. $  2,000


Officers of Marathon Oil Corporation Following the Separation


   Upon the Separation, the individuals listed below, (ages as of June 30, 2001), are expected to be officers of Marathon Oil Corporation. The business address of each of the individuals listed below is 5555 San Felipe Road, Houston, Texas 77056-2723. Unless otherwise indicated below, each of the individuals listed below is a citizen of the United States.



Name                          Age Position
----                          --- --------
Albert G. Adkins.............  53 Vice President--Accounting and Controller
Philip G. Behrman............  50 Senior Vice President--Worldwide Exploration
Eileen M. Campbell...........  43 Vice President--Human Resources
Clarence P. Cazalot, Jr......  50 President and Chief Executive Officer
G. David Golder..............  53 Senior Vice President--Commercialization &
                                  Development
Steven B. Hinchman...........  42 Senior Vice President--Production Operations
Jerry Howard.................  52 Senior Vice President--Corporate Affairs
A. Robert Kukla..............  58 Vice President--Global Procurement
Patrick J. Kuntz.............  51 Vice President--Natural Gas & Crude Oil Sales
Steven J. Lowden.............  42 Senior Vice President--Business Development
Kenneth L. Matheny...........  53 Vice President--Investor Relations
James F. Meara...............  48 Vice President--Taxes
John T. Mills................  53 Chief Financial Officer
L. Michael Mueller...........  48 Vice President--Drilling & Development
Kenneth J. Orlowski..........  51 Vice President--Information Technology
Paul C. Reinbolt.............  45 Vice President--Finance and Treasurer
William F. Schwind, Jr.......  56 Vice President, General Counsel & Secretary
Daniel J. Sullenbarger.......  50 Vice President--Health, Environment & Safety
Timothy N. Tipton............  45 Vice President--Technology


   For biographical information regarding Mr. Cazalot, see "Directors of Marathon Oil Corporation Following the Separation" on page 108.

   Albert G. Adkins is the Comptroller for USX Corporation. Mr. Adkins was elected to this position in 2000. He was named Assistant Comptroller for USX at the Pittsburgh headquarters in 1997 after serving as Vice President--Finance and Accounting for Delhi Gas Pipeline Corporation, a USX subsidiary, from 1996.


   Eileen M. Campbell is a Vice President--Human Resources of Marathon Oil Corporation. She was appointed to her current post in September, 2000. Ms. Campbell served as Director--Government Affairs for USX Corporation since 1998. Prior to that, from her appointment in 1991, she was the Manager--Government Affairs.


   Philip G. Behrman is Senior Vice President--Worldwide Exploration, for Marathon. Mr. Behrman was elected to this post in October 2000. Prior to accepting this position, he was the Exploration Manager and Acting Vice President--Exploration and Land, at Vastar Resources, Inc., an independent oil and gas exploration and production company, from March 2000 to October 2000; Exploration Manager, Deepwater Gulf of Mexico, of Vastar from June 1996 to March 2000; Exploration Manager, Special Projects, of BP Exploration, an oil and gas exploration company, from January 1995 until June 1996.


   G. David Golder is Senior Vice President--Commercialization and Development for Marathon. Mr. Golder had been Vice President--International Production with Marathon since 1999 and from 1996 to 1999 was Executive Vice President of Sakhalin Energy, which was partially owned by Marathon.


   Steven B. Hinchman is Senior Vice President, Production Operations, of Marathon. Mr. Hinchman was elected to this post in October 2000. Prior to accepting this position, he served as Marathon's Regional Manager, Mid-Continent Region, from November 1999 to October 2000; Production Manager, Mid-Continent Region, from November 1996 to November 1999; and Engineering Manager, International Production, from August 1994 to November 1996.


   Jerry Howard is Vice President--Taxes for USX Corporation. Mr. Howard was elected to his current position in 1998. In 1997, he was named Marathon's Vice President--Human Resources and Environment.


   A. Robert Kukla is Vice President--Global Procurement of Marathon Oil Corporation. Mr. Kukla was appointed to his current post in October, 1997. Prior to that, he served as Vice President--Domestic Production and Manager-- Alaska Production.


   Patrick J. Kuntz is Vice President--Natural Gas & Crude Oil Sales for Marathon Oil Corporation. He was appointed in January 2000. Mr. Kuntz served as Controller since July 1998. He joined Marathon in 1972 as a Financial Analyst and served in various staff supervisory and managerial capacities in international funds, industry and corporate affairs, real estate, financial planning, finance and administration and auditing.


   Stephen J. Lowden is Senior Vice President--Business Development, for Marathon. Mr. Lowden was elected to this post in December 2000 and is a citizen of the United Kingdom. Prior to accepting this position, he was Director of Commercial and Business Development for Premier Oil PLC, a London oil and gas exploration, development, and production company, from 1996 to December 2000 and General Manager for International Exploration and Production of Premier Oil from 1994 to 1996.


   Kenneth L. Matheny is Vice President--Investor Relations for USX. Mr. Matheny was appointed in 2000. He was Vice President and Comptroller for USX from 1997 through 2000.


   James F. Meara is the Controller for Marathon Oil Company and was named to this position in 2000. He was appointed as Tax Manager in 1997.


   John T. Mills is Senior Vice President--Finance and Administration of Marathon Oil Company. Mr. Mills was elected to this post in 1998. He was appointed Vice President--Taxes for USX in 1987.

   L. Michael Mueller is Vice President--Drilling & Development for Marathon Oil Corporation. He was appointed to his current post in 2000. He had served as Vice President--Domestic Production, Gulf of Mexico & Worldwide Deepwater Development since September 1999. Mr. Mueller joined Marathon in 1977 as a reservoir engineer and has held a wide range of engineering, supervisory and management positions.


   Kenneth J. Orlowski is Vice President--Information Technology for Marathon Oil Corporation. He was appointed to this position in 1999. Mr. Orlowski was named Assistant General Counsel, USX Corporation, in 1997. From 1992 to 1997, he was Senior Vice President--Administration, General Counsel and Secretary of Delhi Gas Pipeline Company.




   Paul C. Reinbolt is the Comptroller for U. S. Steel Group and was named to his post in 2000. In 1998, Mr. Reinbolt was appointed Manager--Finance and Administration, Production, United Kingdom, for Marathon after serving for four years as USX's Assistant Treasurer--Corporate Finance.


   William F. Schwind, Jr. is General Counsel and Secretary of Marathon Oil Company. Mr. Schwind was named to this post in 1992.
















   Daniel J. Sullenbarger is Vice President--Health, Environment & Safety for Marathon Oil Corporation. Mr. Sullenbarger was appointed to this position in September of 2000. In September of 1988, he was appointed Vice President--Human Resources and Environment. From 1994 to 1998, Mr. Sullenbarger served as Group Counsel--Worldwide Exploration & Production.


   Timothy N. Tipton is Vice President--Technology for Marathon. Mr. Tipton was appointed to his current post in September 2000. Prior to accepting this position, he served as Manager--Engineering & Technology, Reservoir Technology since September of 1999. Mr. Tipton became Production Manager--Rocky Mountain Region in 1996.

         LIQUIDITY OF MARATHON OIL CORPORATION FOLLOWING THE SEPARATION

Prior to Separation

   As a matter of policy, USX has managed most financial activities on a centralized, consolidated basis, and will continue to do so until the Separation. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs and preferred stock and related dividends are attributed to Marathon based upon its cash flows for the periods presented and its initial capital structure. However, a portion of most financing transactions are attributed to and reflected in the financial statements of Marathon. Transactions such as leases, certain collateralized financings, financial activities of consolidated entities that are less than wholly owned by USX and transactions related to securities convertible solely into USX-Marathon Group Common Stock are or will be specifically attributed to and reflected in their entirety in the financial statements of Marathon.


   In December 2000, USX entered into a $1,354 million five-year revolving credit agreement, terminating in November 2005, and a $451 million 364-day facility, which together replaced the prior $2,350 million facility. At June 30, 2001, USX had no borrowings against its $1,354 million long-term revolving credit agreement, no borrowings against its $451 million 364-day facility and no commercial paper borrowings. There were no borrowings against USX's short-term lines of credit totaling $115 million at June 30, 2001. At June 30, 2001, there were no borrowings against MAP's revolving credit agreement.


   On April 24, 2001, USX announced that the Board had authorized management to proceed with the necessary steps to implement a plan of reorganization of the corporation in order to separate the energy and steel businesses. Until the plan of reorganization is implemented or abandoned, USX management believes that it will be more difficult to access traditional debt and equity markets.

After Separation

   Upon Separation, Marathon will assume the financial resources of USX Corporation. Marathon will have access to a $1,354 million 5-year revolving credit agreement, expiring in November 2005. At June 30, 2001, there were no borrowings under this facility. Marathon also will have a short-term credit facility against which there were no borrowings as of June 30, 2001. In addition, Marathon will have the ability to issue commercial paper supported by the unused and available credit line on the $1,354 million facility. At June 30, 2001, no commercial paper was outstanding. Also, at June 30, 2001, there were no borrowings against MAP revolving credit agreements.


   Capital and exploration expenditures for 2001 are expected to be approximately $1.8 billion, excluding the $0.5 billion acquisition of Pennaco.

   Marathon management believes that its short-term and long-term liquidity will be adequate to satisfy its obligations after Separation, and to complete currently authorized capital spending programs. Future requirements for Marathon's business needs, including the funding of capital expenditures, debt service for the balance of 2001 and years 2002 and 2003, and any amounts that may ultimately be paid in connection with contingencies, are expected to be financed by a combination of internally generated funds, proceeds from the sale of stock, borrowings and other external financing sources.

   Marathon management's opinion concerning liquidity and Marathon's ability to avail itself in the future of the financing options mentioned in the above forward-looking statements are based on currently available information. To the extent that this information proves to be inaccurate, future availability of financing may be adversely affected. Factors that could affect the availability of financing include the performance of Marathon (as measured by various factors including cash provided from operating activities), the state of worldwide debt and equity markets, investor perceptions and expectations of past and future performance, the overall U.S. financial climate, and, in particular, with respect to borrowings, by levels of Marathon's outstanding debt and credit ratings by rating agencies.

Debt Rating

   Standard and Poor's has assigned an investment grade corporate credit rating to Marathon Oil Corporation with a stable outlook, assuming the Plan of Reorganization is completed.

     RELATIONSHIP BETWEEN UNITED STATES STEEL CORPORATION AND MARATHON OIL
                        CORPORATION AFTER THE SEPARATION

   Following consummation of the Separation, United States Steel Corporation and Marathon Oil Corporation will be independent companies and neither will have any ownership interest in the other, although some of the Marathon Oil Corporation directors will also serve as directors of United States Steel Corporation. See "Interests of Officers and Directors in the Separation" on page 53. In connection with the Separation and pursuant to the Plan of Reorganization, United States Steel Corporation and Marathon Oil Corporation and their respective subsidiaries will enter into a series of agreements ("Separation Documents") governing their relationship subsequent to the Separation and providing for the allocation of tax and certain other liabilities and obligations arising from periods prior to the Separation. Copies of the forms of such Separation Documents are filed as exhibits to this proxy statement/prospectus. Set forth below is a description of the material terms of such Separation Documents.


Tax Sharing Agreement

   United States Steel Corporation and Marathon Oil Corporation will enter into a Tax Sharing Agreement on behalf of themselves and their respective consolidated groups, that reflects each party's rights and obligations relating to payments and refunds of income, sales, transfer, and other taxes that are attributable to periods beginning prior to and including the Separation Date and taxes resulting from transactions effected in connection with the Separation.

   The Tax Sharing Agreement will incorporate the general tax sharing principles of USX's current tax allocation policy. In general, United States Steel Corporation and Marathon Oil Corporation, will make payments between them such that, with respect to any USX consolidated, combined, or unitary tax returns for any taxable period or portion thereof ending on or before the Separation Date, the amount of taxes to be paid by each of United States Steel Corporation and Marathon Oil Corporation will be determined, subject to certain adjustments, as if the U. S. Steel Group and the Marathon Group each filed its own consolidated, combined, or unitary tax return. The Tax Sharing Agreement also will provide for payments between United States Steel Corporation and Marathon Oil Corporation for certain tax adjustments which may be made after the Separation. Other provisions will address, but will not be limited to, the handling of tax audits, settlements, and return filing in cases where both United States Steel Corporation and Marathon Oil Corporation have an interest in the results of these activities.


   A preliminary settlement for the calendar year 2001 federal income taxes, which would be made in March 2002 under USX's current tax allocation policy, will be made immediately prior to the Separation at a discounted amount to reflect the time value of money. Under the preliminary settlement for calendar year 2001, it is expected that United States Steel will receive at least $300 million from Marathon immediately prior to Separation arising from USX's current tax allocation policy. This policy provides that United States Steel receives the benefit of tax attributes (principally net operating losses, and various tax credits) that arise out of its business and which are used by USX on a consolidated basis.


   Additionally, pursuant to the Tax Sharing Agreement, United States Steel Corporation and Marathon Oil Corporation will agree to protect the tax-free status of the Separation. United States Steel Corporation and Marathon Oil Corporation each will covenant that during the two-year period following the Separation, it will not cease to be engaged in an active trade or business. Each party also will represent that there is no plan or intention to liquidate such party, take any other actions inconsistent with the information and representations set forth in the ruling request filed with the IRS or sell or otherwise dispose of its assets (other than in the ordinary course of business) and will covenant that during the two-year period following the Separation, it will not do so. To the extent that a breach of a representation or covenant results in corporate tax being imposed on USX, the breaching party, either United States Steel Corporation or Marathon Oil Corporation, will be responsible for the payment of the corporate tax. In the event that the Separation fails to qualify as a tax-free transaction through no fault of either United States Steel Corporation or Marathon Oil Corporation, the Tax Sharing Agreement will provide that the resulting corporate tax liability will be allocated to the party whose shares were deemed to be distributed for federal income tax purposes.

   The provisions of the Tax Sharing Agreement will only benefit Marathon Oil Corporation and United States Steel Corporation and will not confer any rights on USX stockholders or any other parties. The Tax Sharing Agreement may be amended or modified by Marathon Oil Corporation and United States Steel Corporation without the consent of any stockholder.

   Even if the Separation otherwise qualifies for tax-free treatment under
Section 355 of the Code, the Separation may become taxable to USX pursuant to
Section 355(e) of the Code if 50% or more of either the Marathon Shares or New
U. S. Steel Shares are acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. See "THE SEPARATION--Material U.S. Federal Income Tax Consequences" discussion above on page 51. To minimize this risk, both United States Steel Corporation and Marathon Oil Corporation will covenant in the Tax Sharing Agreement that they will not enter into any transactions or make any change in their equity structures that could cause the Separation to be treated as part of a plan or series of related transactions to which Section 355(e) may apply. If an acquisition occurs which results in the Separation being taxable under Section 355(e), the Tax Sharing Agreement provides that the resulting corporate tax liability will be borne by the entity, either United States Steel Corporation or Marathon Oil Corporation, with respect to which the acquisition has occurred.


   As discussed above in the section, "RISK FACTORS--Risks Related to Separation--United States Steel Corporation and Marathon Oil Corporation Will Be Subject to Continuing Contingent Liabilities of the Other Company Following the Separation" on page 13, although the Tax Sharing Agreement will allocate tax liabilities relating to taxable periods ending on or prior to the Separation Date, as between United States Steel Corporation and Marathon Oil Corporation, each corporation that was a member of the USX consolidated group during any portion of a taxable period ending on or prior to the Separation Date is jointly and severally liable under the Code for the federal income tax liability of the entire USX consolidated group for that year. Thus, even though the Tax Sharing Agreement will provide that one party (United States Steel Corporation or Marathon Oil Corporation) will be responsible for the payment of a tax, the taxing authorities may seek to collect the tax from the other party and consequently, that other party would be entitled to seek indemnification under the Tax Sharing Agreement. There can be no assurance that, in such circumstance, Marathon Oil Corporation or United States Steel Corporation would be able to satisfy its indemnification obligations under the Tax Sharing Agreement.


Transition Services Agreement

   Currently, USX personnel at our Pittsburgh corporate headquarters provide accounting, audit, corporate finance, government affairs, investor relations, legal, stock transfer, strategic planning, public affairs and tax services that primarily relate to corporate-wide matters and for which the costs are allocated between the Marathon Group and the U. S. Steel Group. Effective upon the Separation, Marathon Oil Corporation and United States Steel Corporation will be responsible for their own needs in these areas, and USX corporate personnel will be assigned to, and will be employed by, either Marathon Oil Corporation or United States Steel Corporation. To the extent that one company or the other is not able to immediately service its own needs, United States Steel Corporation and Marathon Oil Corporation will enter into a transition services agreement whereby one company will provide such services to the other (to the extent requested) if the providing company is able to do so. Such agreement will be for a term of up to twelve months and will be on a cost-reimbursement basis. In addition, the company receiving such service shall release the other from any and all claims that may arise concerning the adequacy, timeliness or quality of the service provided.

   Although both the Marathon Group and U. S. Steel Group maintain independent information technology and computer systems, USX headquarters relies on the two groups for many of its computer applications. The Transition Services Agreement provides that, to the extent that either group has been supplying computer or information services to USX headquarters or the other group, for a period of up to twelve months, Marathon Oil Corporation or United States Steel Corporation will continue to provide services to the other (to the extent requested) on the same basis that it is currently provided on a cost-reimbursement basis. In addition, the company receiving services shall release the other from any and all claims that may arise concerning the adequacy, timeliness or other quality of the services provided.

   The Transition Services Agreement also provides that Marathon Oil Corporation, as successor to USX, will grant to United States Steel Corporation a fully paid, worldwide, nonexclusive license, without right to sublicense or assign, in all computer programs, software, source code, and know-how (whether patented, trademarked, copyrighted or not) owned or licensed (to the extent permitted by the terms of such license) by USX in providing services used by USX on a corporate basis or provided by USX to the U. S. Steel Group. Such license will be granted without any representation or warranty whatsoever, including suitability, ownership, usefulness, non-infringement or existence. A similar grant of licenses will be made by United States Steel Corporation for the benefit of Marathon Oil Corporation.


   The Transition Services Agreement further provides that if, at any time in the future, either Marathon Oil Corporation or United States Steel Corporation requires any records, documents or other information in the possession of the other relating to activities prior to the Separation, the party having possession of such records, documents or other information shall make it or copies available to the other party without charge.

Financial Matters Agreement

   United States Steel Corporation and Marathon Oil Corporation will enter into the Financial Matters Agreement whereby United States Steel Corporation or its subsidiaries will agree to incur or assume indebtedness and other obligations of USX in connection with the Separation. The terms of the Financial Matters Agreement are described in "THE SEPARATION--Financing Arrangements Relating to the Separation" on page 44.


License Agreement

   Upon consummation of the Separation, the License Agreement will provide that Marathon Oil Corporation will grant to United States Steel Corporation a fully-paid, worldwide, non-exclusive license to use the USX name rights and certain intellectual property with the right to sublicense the same.


Insurance Assistance Agreement

   Prior to the time of the HoldCo Merger, the Marathon Group and the U. S. Steel Group maintained independent property and business interruption insurance policies. Other types of insurance, such as general liability, employer's liability, automobile liability, workers' compensation, boiler and machinery and executive risk, were purchased and held by Old USX, for the benefit of Old USX and all of its subsidiaries. Following the HoldCo Merger, separate policies of insurance for certain general liability, employer's liability, automobile liability, workers' compensation and aircraft were issued to cover: (1) USX, and Marathon and its subsidiaries; and (2) United States Steel LLC and its subsidiaries. The remaining policies of insurance were maintained for the benefit of USX and its subsidiaries.


   At the Separation Effective Time, the insurance policies held for the benefit of USX and its subsidiaries will be truncated and separate policies of insurance will be purchased for Marathon Oil Corporation and its subsidiaries and for United States Steel Corporation and its subsidiaries. Marathon Oil Corporation and United States Steel Corporation will also enter into the Insurance Assistance Agreement. This agreement will provide for the division of responsibility for joint insurance arrangements and the associated payment of insurance claims and deductibles following the Separation for claims associated with pre-Separation periods. Under this agreement, Marathon Oil Corporation will be solely liable for pre-Separation claims associated with the business of the Marathon Group, and United States Steel Corporation will be solely liable for pre-Separation claims associated with the business of the U. S. Steel Group. Liability for pre-Separation claims associated with USX assets, directors and employees will be allocated 65% to Marathon Oil Corporation and 35% to United States Steel Corporation. The cost of extended reporting insurance for these pre-Separation periods will also be split between Marathon Oil Corporation and United States Steel Corporation on a 65%-35% basis, respectively. Finally, the agreement will address the sharing of policy limits for extended reporting insurances maintained jointly by Marathon and United States Steel prior to the Separation.

                  DESCRIPTION OF CAPITAL STOCK OF MARATHON OIL
                      CORPORATION FOLLOWING THE SEPARATION

   The following is a summary of the material terms of the capital stock of Marathon Oil Corporation upon the Separation. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of such capital stock set forth in the Marathon Oil Corporation Restated Certificate of Incorporation (the "Marathon Certificate"). A copy of the full
text of the Marathon Certificate is included as exhibit    to this proxy
statement/prospectus.


Authorized Share Capital

   Marathon Oil Corporation will be authorized by the Marathon Certificate to issue (i) five hundred and fifty million (550,000,000) shares of Marathon Oil Corporation Common Stock, par value $1.00 per share, and (ii) twenty six million (26,000,000) shares of preferred stock, no par value, issuable in series. If the Separation had occurred as of July 31, 2001, there would be 308,913,392 Marathon Shares issued and outstanding (based on the number of Marathon Group Shares issued and outstanding as of such date) and no shares of preferred stock issued and outstanding.


Marathon Shares

   The holders of Marathon Shares will be entitled to receive dividends when, as and if declared by the Marathon Oil Corporation board of directors out of funds legally available therefor, subject to the rights of any shares of Marathon Oil Corporation preferred stock at the time outstanding. The holders of Marathon Shares will be entitled to one vote for each share on all matters voted on generally by stockholders under the Marathon Certificate, including the election of directors. The holders of Marathon Shares will not have any cumulative voting, conversion, redemption or preemptive rights. In the event of dissolution, liquidation or winding up of Marathon Oil Corporation, holders of Marathon Shares will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Marathon Oil Corporation's then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any Marathon Oil Corporation preferred stock then outstanding. The additional shares of authorized stock available for issuance by Marathon Oil Corporation may be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the holders of Marathon Shares.

Marathon Oil Corporation Preferred Stock

   The Marathon Oil Corporation board of directors will be authorized to issue shares of Marathon Oil Corporation preferred stock, in one or more series, and to fix for each such series voting powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are permitted by the Delaware General Corporation Law ("DGCL"). Although the Marathon Oil Corporation board of directors has no current plans to issue Marathon Oil Corporation preferred stock, the issuance of such shares could be used to discourage an unsolicited acquisition proposal. See "COMPARISON OF THE RIGHTS OF STOCKHOLDERS--Certain Anti-takeover Considerations" on page 122.


Marathon Oil Corporation Rights Agreement

   USX is a party to a Rights Agreement, dated as of September 28, 1999 (the "USX Rights Agreement"), with ChaseMellon Shareholder Services, L.L.C, as Rights Agent. Pursuant to the USX Rights Agreement, a U. S. Steel Group Right is attached to each outstanding U. S. Steel Group Share and a Marathon Group Right is attached to each outstanding Marathon Group Share. In connection with the Separation, the USX Rights Agreement will be amended and restated (as so amended and restated, the "Marathon Oil Corporation Rights Agreement") to provide (i) that the U. S. Steel Group Rights and the Marathon Group Rights will not become exercisable, distributed or unredeemable as a result of the consummation of the Separation, and (ii) that the

U. S. Steel Group Rights will expire at the Separation Effective Time. Following the Separation, the Marathon Group Rights will be referred to as a Marathon Right. The following description of the terms of the Marathon Oil Corporation Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Marathon Oil Corporation Rights Agreement, the form of which is filed as an exhibit to this proxy statement/prospectus, and is incorporated herein by reference.

   Each Marathon Right becomes exercisable, at a price of $110, after any person or group has acquired, obtained the right to acquire or made a tender or exchange offer for 15% or more of the outstanding voting power represented by the outstanding Marathon Shares, except pursuant to a qualifying all-cash tender offer for all outstanding Marathon Shares which results in the offeror owning Marathon Shares, representing a majority of the voting power (other than Marathon Shares beneficially owned by the offeror immediately prior to the offer). Each Marathon Right entitles the holder, other than the acquiring person or group, to purchase one one- hundredth of a share of Series A Junior Preferred Stock or, upon the acquisition by any person of 15% or more of the outstanding voting power represented by the outstanding Marathon Shares (or, in certain circumstances, other property) having a market value of twice the exercise price. After a person or group acquires 15% or more of the outstanding voting power, if Marathon Oil Corporation engages in a merger or other business combination where it is not the surviving corporation or where it is the surviving corporation and the Marathon Shares are changed or exchanged, or if 50% or more of Marathon Oil Corporation's assets, earnings power or cash flow are sold or transferred, each Marathon Right entitles the holder to purchase common stock of the acquiring entity having a market value of twice the exercise price. The Marathon Rights and the exercise price are subject to adjustment. The Marathon Rights will expire on October 9, 2009, unless such date is extended or the Marathon Rights are earlier redeemed by Marathon Oil Corporation for one cent per Marathon Right at any time prior to the point they become exercisable. Under certain circumstances, the Board of Directors of Marathon Oil Corporation has the option to exchange one Marathon Share for each exercisable Marathon Right.

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              DESCRIPTION OF CAPITAL STOCK OF UNITED STATES STEEL
                      CORPORATION FOLLOWING THE SEPARATION

   The following is a summary of the material terms of the capital stock of United States Steel Corporation upon the Separation. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of such capital stock set forth in the United States Steel Corporation Certificate of Incorporation (the "United States Steel Corporation Certificate"). A copy of the full text of the United States Steel Corporation
Certificate is included as exhibit    to this proxy statement/prospectus.


Authorized Share Capital

   United States Steel Corporation is authorized by the United States Steel Corporation Certificate to issue (i) two hundred million (200,000,000) shares of United States Steel Corporation Common Stock, par value $1.00 per share, and
(ii) fourteen million (14,000,000) shares of preferred stock, no par value, issuable in series. If the Separation had occurred as of July 31, 2001, there would be 89,141,345 New U. S. Steel Shares outstanding (based on the number of U. S. Steel Group Shares issued and outstanding as of such date) and no shares of preferred stock issued and outstanding.


New U. S. Steel Shares

   The holders of New U. S. Steel Shares will be entitled to receive dividends when, as and if declared by the United States Steel Corporation board of directors out of funds legally available therefor, subject to the rights of any shares of United States Steel Corporation preferred stock at the time outstanding. The holders of New U. S. Steel Shares will be entitled to one vote for each share on all matters voted on generally by stockholders under the United States Steel Corporation Certificate, including the election of directors. The holders of New U. S. Steel Shares do not have any cumulative voting, conversion, redemption or preemptive rights. In the event of dissolution, liquidation or winding up of United States Steel Corporation, holders of the New U. S. Steel Shares will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of United States Steel Corporation's then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any United States Steel Corporation preferred stock then outstanding. The additional shares of authorized stock available for issuance by United States Steel Corporation may be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the holders of New U. S. Steel Shares.

United States Steel Corporation Preferred Stock

   The United States Steel Corporation board of directors will be authorized to issue shares of United States Steel Corporation preferred stock, in one or more series, and to fix for each such series voting powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are permitted by the DGCL. The issuance of shares of United States Steel Corporation preferred stock could be used to discourage an unsolicited acquisition proposal. See "COMPARISON OF THE RIGHTS OF STOCKHOLDERS--Certain Anti-takeover Considerations" on page 122.


United States Steel Corporation Rights Agreement

   Upon the Separation Effective Time, United States Steel Corporation will enter into a Rights Agreement (the "United States Steel Corporation Rights
Agreement") with        as Rights Agent. The following is a description of the
terms of the United States Steel Corporation Rights Agreement. A copy of the United States Steel Corporation Rights Agreement has been filed as an exhibit to this proxy statement/prospectus. The following description of the terms of the United States Steel Corporation Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the United States Steel Corporation Rights Agreement, the form of which is filed as an exhibit to this proxy statement/prospectus and is incorporated in this summary description herein by reference.

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

   Pursuant to the United States Steel Corporation Rights Agreement, one preferred stock purchase right (a "United States Steel Corporation Right") will be distributed with each New U. S. Steel Share issued in connection with the Separation. Each United States Steel Corporation Right becomes exercisable, at a price of $ , after any person or group has acquired, obtained the right to acquire or made a tender or exchange offer for 15% or more of the outstanding voting power represented by the outstanding New U. S. Steel Shares, except pursuant to a qualifying all-cash tender offer for all outstanding New U. S. Steel Shares which results in the offeror owning New U. S. Steel Shares, representing a majority of the voting power (other than New U. S. Steel Shares beneficially owned by the offeror immediately prior to the offer). Each United States Steel Corporation Right entitles the holder, other than the acquiring person or group, to purchase one one-hundredth of a share of Series A Junior Preferred Stock or, upon the acquisition by any person of 15% or more of the outstanding voting power represented by the outstanding New U. S. Steel Shares (or, in certain circumstances, other property) having a market value of twice the exercise price. After a person or group acquires 15% or more of the outstanding voting power, if United States Steel Corporation engages in a merger or other business combination where it is not the surviving corporation or where it is the surviving corporation and the New U. S. Steel Shares are changed or exchanged, or if 50% or more of U. S. Steel's assets, earnings power or cash flow are sold or transferred, each United States Steel Corporation Right entitles the holder to purchase common stock of the acquiring entity having a market value of twice the exercise price. The United States Steel Corporation Rights and the exercise price are subject to adjustment. The United
States Steel Corporation Rights will expire on        , unless such date is
extended or the United States Steel Corporation Rights are earlier redeemed by United States Steel Corporation for one cent per United States Steel Corporation Right at any time prior to the point they become exercisable. Under certain circumstances, the Board of Directors of United States Steel Corporation has the option to exchange one New U. S. Steel Share for each exercisable U. S. Steel Right.

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                    COMPARISON OF THE RIGHTS OF STOCKHOLDERS

   USX is a Delaware corporation and, following consummation of the Separation, Marathon Oil Corporation and United States Steel Corporation will be Delaware corporations. The rights of holders of Marathon Group Shares and U. S. Steel Group Shares are currently governed by the DGCL, the USX Restated Certificate and USX By-laws. Following consummation of the Separation, the rights of holders of Marathon Shares will be governed by the DGCL, the Marathon Certificate and the Marathon Oil Corporation By-laws, and the rights of holders of New U. S. Steel Shares will be governed by the DGCL, the United States Steel Corporation Certificate and the United States Steel Corporation By-laws. The terms of the Marathon Certificate and the United States Steel Corporation Certificate will be identical to the terms of the USX Restated Certificate (other than with respect to capitalization, since the Marathon Certificate and the United States Steel Corporation Certificate will each provide for only one class of common stock, and will not have the provisions contained in the USX Restated Certificate relating to the USX targeted stocks). The terms of the Marathon Oil Corporation By-laws and the United States Steel Corporation By-laws will be identical to the terms of the USX By-laws, except for the matters described below.

Voting Rights

   Under the USX Restated Certificate, with respect to matters to be voted upon by both the holders of Marathon Group Shares and U. S. Steel Group Shares as a single class, the holder of each Marathon Group Share is entitled to one vote per share and the holder of each U. S. Steel Group Share is entitled to a number of votes per share (which may be greater than or less than one), as determined pursuant to the terms of the USX Restated Certificate, based on the ratio of the market value of one U. S. Steel Group Share to the market value of one Marathon Group Share, calculated over the 20-business day period ending on the record date for determination of stockholders entitled to notice of, and to vote at, any meeting of stockholders. Under the Marathon Certificate, each Marathon Share will be entitled to one vote on all matters. Under the United States Steel Corporation Certificate, each New U. S. Steel Share will be entitled to one vote on all matters.

Dividends

   Under the USX Restated Certificate, (i) dividends on the Marathon Group Shares are payable out of the funds of USX legally available for the payment of dividends and (ii) dividends on the U. S. Steel Group Shares are payable out of the lesser of (a) the funds of USX legally available for the payment of dividends and (b) the "Available Group Dividend Amount" (an amount similar to the amount that would be legally available for the payment of dividends on the
U. S. Steel Group Shares under Delaware law if the U. S. Steel Group were a separate company). Holders of Marathon Shares and New U. S. Steel Shares will be entitled to receive dividends when, as and if declared by the respective boards of directors of Marathon Oil Corporation and United States Steel Corporation out of funds legally available therefor, subject to the terms of any preferred stock then outstanding and the terms of any covenants in indentures or other evidences of indebtedness.

Liquidation

   Pursuant to the USX Restated Certificate, in the event of the liquidation of USX, holders of Marathon Group Shares and U. S. Steel Group Shares will be entitled to a portion of the assets remaining for distribution based on the average of their proportionate market values, using the market prices for the five business days prior to the date the liquidation is announced and the five business days after the liquidation is announced. Pursuant to the Marathon Certificate, in the event of a liquidation of Marathon Oil Corporation, holders of Marathon Shares will be entitled to share ratably in the assets of Marathon Oil Corporation remaining for distribution to holders of Marathon Shares. Pursuant to the United States Steel Corporation Restated Certificate, in the event of a liquidation of United States Steel Corporation, holders of New U. S. Steel Shares will be entitled to share ratably in the assets of United States Steel Corporation remaining for distribution to holders of New U. S.
Steel Shares.

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

Rights on Disposition

   Pursuant to the USX Restated Certificate, subject to certain exceptions, if USX disposes of all or substantially all of the properties and assets attributed to the U. S. Steel Group, USX is required to either (i) distribute to holders of U. S. Steel Group Shares an amount in cash and/or securities or other property equal to the fair value of the net proceeds of such disposition by special dividend, (ii) redeem a number of whole U. S. Steel Group Shares with an average value equal to the proceeds of the disposition, calculated over the ten-trading day period beginning on the first trading day after consummation of the disposition transaction, (iii) convert each U. S. Steel Group Share into a number of Marathon Group Shares equal to 110% of the ratio of the average market value of one U. S. Steel Group Share to the average market value of one Marathon Group Share, calculated over the ten-trading day period beginning on the first trading day after consummation of the disposition transaction. As a result of the Separation, the United States Steel Corporation Certificate will not provide for such rights upon the disposition of assets.

Separation of Groups and Exchange of Stock

   Pursuant to the USX Restated Certificate, if USX were to transfer all of the assets and liabilities of the Marathon Group (and only such assets and liabilities) to a wholly owned subsidiary of USX, the USX board of directors has discretion, without the vote of any of the USX stockholders, to exchange the outstanding Marathon Group Shares for shares of the new subsidiary holding the Marathon Group assets and liabilities. The result of such an exchange would be the spinoff of the Marathon Group to the holders of Marathon Group Shares. Following the Separation, the Marathon Certificate will not provide the directors of Marathon Oil Corporation with such discretion, as Marathon Oil Corporation generally will hold only the assets and liabilities currently held by the Marathon Group.

   Pursuant to the USX Restated Certificate, if USX were to transfer all of the assets and liabilities of the U. S. Steel Group (and only such assets and liabilities) to a wholly owned subsidiary of USX, the USX board of directors has discretion, without the vote of any of the USX stockholders, to exchange the outstanding U. S. Steel Group Shares for shares of the new subsidiary holding the U. S. Steel Group assets and liabilities. The result of such an exchange would be the spinoff of the U. S. Steel Group to the holders of U. S. Steel Group Shares. Following the Separation, the United States Steel Certificate will not provide the directors of United States Steel Corporation with such discretion, as United States Steel Corporation generally will hold only the assets and liabilities currently held by the U. S. Steel Group.

Certain Anti-takeover Considerations


   The DGCL, the Marathon Certificate and the Marathon Oil Corporation By-laws, and the United States Steel Corporation Certificate and the United States Steel Corporation By-laws, contain provisions that could serve to discourage or make more difficult a change in control of Marathon Oil Corporation or United States Steel Corporation without the support of the Marathon Oil Corporation board of directors or the United States Steel Corporation board of directors, as the case may be, or without meeting various other conditions. All of these provisions are currently in effect with respect to USX, pursuant to the USX Restated Certificate, USX By-Laws and the DGCL. A summary of these provisions is set forth below.

   The Marathon Certificate and the United States Steel Corporation Certificate each will provide for the issuance of preferred stock, at the discretion of the Marathon Oil Corporation board of directors or the United States Steel Corporation board of directors, as the case may be, from time to time, in one or more series, without further action by the stockholders of Marathon Oil Corporation or United States Steel Corporation, unless approval of the stockholders is deemed advisable by the Marathon Oil Corporation board of directors or the United States Steel Corporation board of directors or required by applicable law, regulation or stock exchange listing requirements. In addition, the authorized but unissued Marathon Shares will be available for issuance from time to time at the discretion of the Marathon Oil Corporation board of directors without the approval of the stockholders of Marathon Oil Corporation, and the authorized but unissued New U. S. Steel

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

Shares will be available for issuance from time to time at the discretion of the United States Steel Corporation board of directors without the approval of the stockholders of United States Steel Corporation, in each case, unless such approval is deemed advisable by the Marathon Oil Corporation board of directors or United States Steel Corporation board of directors, as the case may be, or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved Marathon Shares and New U. S. Steel Shares and preferred stock could be to enable the Marathon Oil Corporation board of directors or the United States Steel Corporation board of directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of Marathon Oil Corporation or United States Steel Corporation by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Marathon Oil Corporation's or United States Steel Corporation's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Marathon Oil Corporation or United States Steel Corporation.

   The Marathon Oil Corporation Certificate and the United States Steel Corporation Certificate each provide for a classified board of directors under which one-third of the total number of directors are elected each year and will prohibit the removal of directors, unless such removal is for cause. Pursuant to the Marathon Oil Corporation Certificate and the United States Steel Corporation Certificate, stockholders will not be permitted to act by written consent. In addition, pursuant to the Marathon Oil Corporation Certificate and the United States Steel Corporation Certificate, only the board of directors, and not the stockholders, will be permitted to call a special meeting of stockholders.

   The Marathon Oil Corporation By-laws and United States Steel Corporation By-laws each establish an advance notice procedure for stockholders to bring business before an annual or special meeting of stockholders. The Marathon Oil Corporation By-laws and United States Steel Corporation By-laws each will provide that a stockholder may present a proposal for action at an annual meeting of stockholders only if such stockholder delivers a written notice of the proposal, together with certain specified information relating to such stockholder's stock ownership and identity, to the Secretary of Marathon Oil Corporation or United States Steel Corporation, as applicable, at least 45 days, and, in certain situations, 90 days, before the meeting or within 10 days following the announcement of the date of the special meeting. In addition, the Marathon Oil Corporation By-laws and United States Steel Corporation By-laws each will provide that a stockholder may nominate individuals for election to the board of directors at any annual meeting or special meeting of stockholders at which directors are to be elected only if such stockholder delivers written notice, containing certain specified information with respect to the nominee and nominating stockholder, to the Secretary of Marathon Oil Corporation or United States Steel Corporation, as applicable, at least 45 days, and, in certain situations, 90 days, before the annual meeting or within 10 days following the announcement of the date of the special meeting.

   The Marathon Oil Corporation Rights and the United States Steel Corporation Rights will permit disinterested stockholders to acquire additional shares of Marathon Oil Corporation or United States Steel Corporation, respectively, or of an acquiring company, at a substantial discount in the event of certain described changes in control. See "DESCRIPTION OF CAPITAL STOCK OF MARATHON OIL CORPORATION FOLLOWING THE SEPARATION--Marathon Oil Corporation Rights Agreement" on page 117 and "DESCRIPTION OF CAPITAL STOCK OF UNITED STATES STEEL CORPORATION FOLLOWING THE SEPARATION--United States Steel Corporation Rights Agreement" on page 119.


   Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of the Marathon Shares or the New U. S. Steel Shares because such provisions may be considered disadvantageous by a stockholder who desires to participate in a business combination.

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 PROPOSAL TWO: APPROVAL OF THE UNITED STATES STEEL CORPORATION 2002 STOCK PLAN


   Subject to the approval of stockholders, the USX board of directors has approved the United States Steel Corporation 2002 Stock Plan (the "Steel Stock Plan") effective as of the Separation Effective Time. The Steel Stock Plan is intended to provide United States Steel Corporation employees with benefits comparable to those provided under the USX Corporation 1990 Stock Plan (the "USX Stock Plan"). Principal differences between the two plans are summarized below under the caption "Differences Between the Steel Stock Plan and the Applicable Portions of the USX Stock Plan" on page 127. The USX Stock Plan was approved by USX stockholders on May 7, 1990, and, with stockholder approval, was amended and restated on April 28, 1998. As of the Separation Effective Time, the USX Stock Plan will be renamed the Marathon Oil Corporation 2002 Stock Plan, and, at that time, United States Steel employees will no longer be eligible to participate.


   The Steel Stock Plan has the same objectives as the USX Stock Plan. The Steel Stock Plan is designed (a) to promote the long-term financial interests and growth of the United States Steel Corporation and its subsidiaries by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of Unites States Steel Corporation's business, (b) to motivate management personnel by means of growth-related incentives to achieve long-range growth goals, and (c) to further the identity of interests of participants with those of the stockholders of United States Steel Corporation through opportunities for increased stock ownership.


Recommendation of the USX Board of Directors



   Although USX has already approved the Steel Stock Plan as the sole member of United States Steel LLC, under the organizational documents of United States Steel LLC, any matter requiring approval of the members of United States Steel LLC also requires stockholder approval of USX. Thus, the Steel Stock Plan must be approved by the affirmative vote of a majority of the votes cast at the special meeting by holders of Marathon Group Shares and U. S. Steel Group Shares, voting together as a single class. Because the Steel Stock Plan will only relate to United States Steel Corporation, we are also seeking approval of the plan by a majority of the votes cast at the special meeting by holders of
U. S. Steel Group Shares, voting as a separate class, since they will hold all of the common stock of United States Steel Corporation.


   The USX board of directors unanimously recommends that holders of Marathon Group Shares and U. S. Steel Group Shares vote FOR the approval of the Steel Stock Plan.


Summary of the Plan

   Following is a summary of the material features of the Steel Stock Plan, the full text of which is set forth as Annex F to this proxy statement/prospectus.

 General

   The Steel Stock Plan would permit the grant of any or all of the following types of awards in any combination or sequence: (a) stock options, (b) restored options, (c) stock appreciation rights and (d) restricted stock, in each case, in relation to New U. S. Steel Shares ("Grants"). Up to 10,000,000 New U. S. Steel Shares will be available for Grants during the period the Steel Stock Plan is in effect, of which up to 1,400,000 New U. S. Steel Shares may be granted as restricted shares. Shares related to Grants that are forfeited, terminated, cancelled, expired, unexercised, settled in cash in lieu of shares or in such manner that all or some of the shares covered by the Grant are not issued to a participant, shall immediately become available under the Steel Stock Plan.


   The employees of United States Steel Corporation who are eligible for participation under the Steel Stock Plan are all executive officers and others in responsible positions whose performance in the judgment of the Compensation and Organization Committee affects United States Steel Corporation's success. It is expected that approximately 175 employees will be eligible for participation under the Steel Stock Plan in 2002. Over the term of the Steel Stock Plan, it is anticipated that other employees will become eligible for participation in the Steel Stock Plan.

   The Compensation and Organization Committee of the United States Steel Corporation board of directors shall administer the Steel Stock Plan. It shall determine the type or types of Grants to be made under the Steel Stock Plan and shall set forth in each such Grant the terms, conditions and limitations applicable to it. The Compensation and Organization Committee shall have full and exclusive power to interpret the Steel Stock Plan, to adopt rules, regulations and guidelines relating to the Steel Stock Plan and to make all of the determinations necessary for its administration.

 Types of Grants

   Options. The Compensation and Organization Committee may grant options to purchase a specified number of New U. S. Steel Shares at not less than the fair market value on the date of the Grant. All options will be non-qualified options. Payment of the purchase price shall be made in cash or in such other form as approved by the Compensation and Organization Committee, including New
U. S. Steel Shares valued at their fair market value on the date of the option exercise. No option will have a term exceeding eight years from the date of grant or be exercisable prior to the expiration of one year from the date of grant, and no option will be repriced except in the event of any change in the outstanding common stock of United States Steel Corporation by reason of a stock split, stock dividend, stock combination or reclassification, recapitalization or merger, or similar event. In the case of a change in control of United States Steel Corporation, all restrictions will terminate.

   An employee receiving an option does not realize income under the Code upon the grant of the option. The employee will generally realize income at the time of exercise of the option in the amount of the difference between the option price and the fair market value of the New U. S. Steel Shares on the date of exercise. United States Steel Corporation will then be entitled to a tax deduction in an amount equal to the amount of income realized by the employee.

   Restored Options. An employee may exercise an option by paying the purchase price in previously owned New U. S. Steel Shares. Upon such an exercise, a restored option will be granted equal to the number of shares presented plus any shares withheld for the payment of taxes. A restored option will have an exercise price equal to the fair market value of the New U. S. Steel Shares on the date of exercise, as well as the same expiration date as the original exercised option. No restored option will be exercisable prior to the expiration of one year from the date of grant.

   Stock Appreciation Rights. The Compensation and Organization Committee may grant a participant the right to receive a payment in cash and/or New U. S. Steel Shares equal to the excess of the fair market value of a New U. S. Steel Share on the date the right is exercised over the fair market value of such share on the date the right is granted for a specified number of shares. No stock appreciation right will be exercisable prior to the expiration of one year from the date of grant.

   An employee receiving a stock appreciation right does not realize income under the Code at the time of receipt of the right. The employee will realize income upon the exercise of the right in the amount of the cash received and the fair market value on the date of exercise of the New U. S. Steel Shares received. United States Steel Corporation will then be entitled to a tax deduction in the amount of such income realized by the employee.

   Restricted Stock. The Compensation and Organization Committee may award New
U. S. Steel Shares for no cash consideration or for such other consideration as may be determined by the Compensation and Organization Committee. Each award shall be subject to conditions including, but not limited to, continuous service with United States Steel Corporation of at least one year following the date of such award and vesting restrictions based on achievement of target levels under specified performance measures, and also subject to provisions for forfeiture and non-transfer. No shares of restricted stock will be vested prior to one year from the date of grant. In the case of a change in control of United States Steel Corporation, all restrictions will terminate. During the period from January 1, 2002 through December 31, 2006, the number of shares of restricted stock granted will not exceed 1,400,000.

   Each award of restricted stock will remain unvested for a minimum of one year and until the Compensation and Organization Committee vests the shares. The Compensation and Organization Committee will base its vesting decisions on the achievement of target levels under the following performance measures:

           Performance Measures for the Vesting of Restricted Stock
           --------------------------------------------------------

   . Income from operations as a percent of capital employed
   . Income from operations per ton shipped
   . Operating cash flow as a percent of capital employed
   . Safety performance

   An employee normally will not realize income under the Code upon the grant of restricted stock. Upon the termination of the restrictions applicable to such stock, the employee will realize taxable income equal to the fair market value of the shares of common stock at that time. United States Steel Corporation will be entitled to a deduction in the same amount and at the same time as the employee realizes income. Dividends paid to the employee with respect to restricted stock constitute compensation and are taxable to the employee and deductible by United States Steel Corporation.

 Conversion of Options, Restored Options, Stock Appreciation Rights and Restricted Stock

   Options and restored options to purchase U. S. Steel Group Shares, and stock appreciation rights with respect to U. S. Steel Group Shares that were granted under the USX Stock Plan and that remain unexercised at the Separation Effective Time, shall be converted into options and restored options to purchase, and stock appreciation rights with respect to New U. S. Steel Shares. Also, at the Separation Effective Time, all restricted U. S. Steel Group Shares awarded under the USX Stock Plan shall be converted into an equal number of New U. S. Steel Shares. These options, restored options, and stock appreciation rights relating to New U. S. Steel Shares, and the restricted New
U. S. Steel Shares shall be subject to the same terms and conditions, including vesting requirements, as the options, restored options, stock appreciation rights and restricted stock being converted. With regard to options and restored options, each option or restored option to purchase New
U. S. Steel Shares will cover the same number of shares and have the same exercise price as the option or restored option being converted, provided that the number of shares and/or the exercise price will be adjusted, if necessary, so that (i) the aggregate intrinsic value of the option to purchase New U. S. Steel Shares immediately after the Separation Effective Time is not greater than the aggregate intrinsic value of the option being converted immediately before the Separation Effective Time, and (ii) the ratio of the exercise price per share to the market value per share is not reduced. Any such adjustments will be based on the closing price per share of U. S. Steel Group Shares on the last trading day before the Separation Effective Time relative to the opening price per share of New U. S. Steel Shares on the first trading day following the Separation Effective Time.


   As of June 30, 2001, options respecting 4,544,125 U. S. Steel Group Shares remained unexercised and outstanding. Such options had a weighted average exercise price of $28.1725, and a weighted average term to expiration of 7.5 years. As of that date, 243,580 U. S. Steel Group Shares represented restricted stock. There will be no further grants respecting U. S. Steel Group Shares under the USX Stock Plan.


   During any calendar year, no participant will be awarded Grants with respect to more than 800,000 New U. S. Steel Shares.


   It is not practical to predict the number of shares that will be awarded under Grants made to participants in the future because such numbers are, and will continue to be, within the discretion of the Compensation and Organization Committee under the terms of the United States Steel 2002 Stock Plan.

   The Steel Stock Plan will terminate on December 31, 2006, subject to earlier termination by the Board.

 Amendments

   The board of directors of United States Steel Corporation may amend, suspend or terminate the Steel Stock Plan provided that no such action may, without stockholder approval, increase the aggregate number of shares available for Grants under the Steel Stock Plan, decrease the price of options, restored options or stock appreciation rights, change the requirements relating to the Compensation and Organization Committee or extend the term of the Steel Stock Plan. The Compensation and Organization Committee may amend the terms and conditions applicable to outstanding Grants consistent with the Steel Stock Plan, provided that no such action may modify the Grant in a manner adverse to the participant without the participant's consent.

   This summary is qualified in its entirety by reference to the copy of the Steel Stock Plan attached as Annex F.


Differences Between the Steel Stock Plan and the Applicable Portions of the USX Stock Plan




   The principal differences between the Steel Stock Plan and the USX Stock Plan, which are due in part to the fact that Marathon Shares will not be available for grants under the Steel Stock Plan are as follows: 1) the original term of the USX Stock Plan was for ten years and was extended with stockholder approval to expire in 2005; the term of the Steel Stock Plan is 5 years and expires in 2007; 2) the maximum term of options that can be granted under the USX Stock Plan is 10 years; the maximum term of options under the Steel Stock Plan is 8 years; 3) under the USX Stock Plan, up to 0.5% of outstanding Marathon Group Shares and up to 0.8% of outstanding U. S. Steel Group Shares are available for grants each year; under the Steel Stock Plan, up to 10,000,000 New U. S. Steel Shares are available for grants during the full term of the Steel Stock Plan; 4) grants of restricted stock are limited to 1,200,000 Marathon Group Shares and 800,000 U. S. Steel Group Shares during the term of the USX Stock Plan; grants of restricted stock are limited to 1,400,000 New U.
S. Steel Shares during the term of the Steel Stock Plan; and 5) under the USX Stock Plan, individual per annum grants are limited to 500,000 Marathon Group and 500,000 U. S. Steel Group Common Shares; under the Steel Stock Plan, individual per annum grants are limited to 800,000 New U. S. Steel Shares.


   The USX board of directors unanimously recommends that you vote FOR approval of Proposal Two.

        PROPOSAL THREE: APPROVAL OF THE UNITED STATES STEEL CORPORATION
          SENIOR EXECUTIVE OFFICER ANNUAL INCENTIVE COMPENSATION PLAN

   Subject to the approval of stockholders, the USX board of directors has adopted the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan (the "Steel Incentive Plan") effective as of the Separation Effective Time. The material terms of the Steel Incentive Plan are substantially the same as the material terms of the USX Corporation Senior Executive Officer Annual Incentive Compensation Plan (the "USX Incentive Plan") applicable to employees of the U. S. Steel Group. The USX Incentive Plan was approved by USX stockholders on May 2, 1994, and, with stockholder approval, was amended and restated on April 28, 1998. The USX Incentive Plan will be renamed the Marathon Oil Corporation Senior Executive Officer Annual Incentive Compensation Plan effective as of the Separation Effective Time, and, at that time, United States Steel employees will no longer be eligible to participate.

   Like the USX Incentive Plan, the Steel Incentive Plan provides for the payment of cash bonus awards to senior executive officers of United States Steel Corporation based on pre-established performance measures. The Steel Incentive Plan's objectives are to advance the interests of the United States Steel Corporation by providing participants with annual incentive opportunities linked directly to specific business results. It is intended to (a) reinforce United States Steel Corporation's goal-setting and strategic planning process,
(b) recognize the efforts of senior executive officers in achieving designated objectives, and (c) aid in attracting and retaining competent senior executive officers, thus ensuring the long-range success of United States Steel Corporation. The Steel Incentive Plan is designed to preserve the tax deductibility, under Section 162(m) of the Code, of the annual incentive compensation paid to senior executive officers.

Recommendation of the USX Board of Directors


   Although USX has already approved the Steel Incentive Plan as the sole member of United States Steel LLC, under the organizational documents of United States Steel LLC, any matter requiring approval of the members of United States Steel LLC also requires stockholder approval of USX. Thus, the Steel Incentive Plan must be approved by the affirmative vote of a majority of the votes cast at the special meeting by holders of Marathon Group Shares and
U. S. Steel Group Shares, voting together as a single class. Because the Steel Incentive Plan will only relate to United States Steel Corporation, we are also seeking approval of the plan by a majority of the votes cast at the special meeting by holders of U. S. Steel Group Shares, voting as a separate class, since they will hold all of the common stock of United States Steel Corporation.

   The USX board of directors unanimously recommends that holders of Marathon Group Shares and U. S. Steel Group Shares, vote FOR the approval of the Steel Incentive Plan.


Summary of the Plan

   Following is a summary of the material features of the Steel Incentive Plan. The full text of the Steel Incentive Plan is set forth as Annex G to this proxy statement/prospectus.


   The Steel Incentive Plan would authorize the Compensation and Organization Committee of the United States Steel Corporation board of directors to adopt, in accordance with regulations promulgated under the Code, applicable target levels under the performance measures described below, and the amounts to be awarded for attaining such target levels. The Committee will have the right to reduce the amount of an award or eliminate an award that would otherwise be payable to a participant, i.e. exercise "negative discretion". In no event will the amount of an award payable to a participant for a given year exceed $3,000,000.

   Awards may be paid only after the Compensation and Organization Committee certifies that the applicable performance measures have been satisfied. It is impossible to determine the amounts that will be paid under the Steel Incentive Plan in the future since awards, and payment with respect thereto, are, and will continue to be, within the discretion of the Compensation and Organization Committee under the terms of the plan.

   Individuals serving in one of the positions listed below for at least a portion of a calendar year will be eligible to participate in the Steel Incentive Plan:

       United States Steel Corporation Chairman
       United States Steel Corporation Chief Executive Officer
       United States Steel Corporation President
       United States Steel Corporation Vice Chairmen
       United States Steel Corporation Chief Operating Officer
       United States Steel Corporation Chief Financial Officer

       United States Steel Corporation Chief Legal Officer

       United States Steel Corporation Executive Vice Presidents
       United States Steel Corporation Senior Vice Presidents

   Set forth below are the performance measures under the Steel Incentive
Plan:


                  Income from Operations
                  Steel Shipments
                  Worker Safety
                  Toxic Emissions Improvements
                  Work Force Diversity
                  Common Stock Performance


   The USX board of directors unanimously recommends that you vote FOR approval of Proposal Three.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table furnishes information concerning all persons known to USX to beneficially own five percent or more of any class of the voting stock of USX:

            Name and Address of Beneficial   Amount and Nature of Percent of
 Class                  Owner                Beneficial Ownership   Class
 -----      ------------------------------   -------------------- ----------
Marathon
 Group
 Shares   Wellington Management Company, LLP      15,562,200(1)      5.05(1)
          75 State Street
          Boston, MA 02109

--------
(1) Based on Schedule 13G dated February 14, 2001 which indicates that Wellington Management Company, LLP had sole voting power over no shares, shared voting power over 762,600 shares, sole dispositive power over no shares and shared dispositive power over 15,562,200 shares.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the number of shares of each class of USX common stock beneficially owned as of June 30, 2001 by each director, by each executive officer and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of June 30, 2001, any equity securities of USX other than those shown.



                                                                       U. S.
                                                           Marathon    Steel
                                                             Group     Group
Name                                                        Shares    Shares
----                                                       --------- ---------
Neil A. Armstrong(1)......................................    14,112     4,811
Clarence P. Cazalot, Jr.(2)(3)............................   576,217    69,054
J. Gary Cooper(1)(2)......................................     3,410     1,816
Charles A. Corry(1)(2)(3).................................     3,923    81,337
Robert M. Hernandez(2)(3)(4)..............................   643,098   315,010
Shirley Ann Jackson(1)(2).................................     2,806     1,771
Charles R. Lee(1).........................................    13,781     5,388
Paul E. Lego(1)(2)........................................    11,083     3,727
John F. McGillicuddy(1)...................................    13,349     4,482
Dan D. Sandman(2)(3)......................................   275,498   166,217
Seth E. Schofield(1)(2)...................................     8,810     3,780
John W. Snow(1)...........................................     7,007     3,010
Thomas J. Usher(2)(3)..................................... 1,273,154   879,595
Douglas C. Yearley(1).....................................     8,269     3,596
All Directors and Executive Officers as a group (35
 persons)(1)(2)(3)(5)..................................... 3,871,179 3,089,472

--------
(1) Includes Common Stock Units credited under the USX Corporation Deferred Compensation Plan for Non-Employee Directors as follows:


                                             Marathon Group   U. S. Steel Group
                                           Common Stock Units Common Stock Units
                                           ------------------ ------------------
   Neil A. Armstrong......................       12,612             4,511
   J. Gary Cooper.........................        2,378               770
   Charles A. Corry.......................        3,923             1,377
   Shirley Ann Jackson....................        1,790               746
   Charles R. Lee.........................       11,781             4,188
   Paul E. Lego...........................        9,481             3,401
   John F. McGillicuddy...................       11,349             4,082
   Seth E. Schofield......................        7,690             2,636
   John W. Snow...........................        6,007             2,010
   Douglas C. Yearley.....................        7,269             2,596


(2) Includes shares held under the USX Savings Fund Plan, the Marathon Thrift Plan, the USX Dividend Reinvestment and Direct Stock Purchase Plans and the 1990 Stock Plan.

(3) Includes shares which may be acquired upon exercise of outstanding options as follows (all options other than those granted on May 29, 2001 are currently exercisable): Mr. Usher: Marathon Group Shares 1,101,100,
      U. S. Steel Group Shares 781,400; Mr. Sandman: Marathon Group Shares 218,400, U. S. Steel Group Shares 142,325; Mr. Cazalot: Marathon Group Shares 520,000, U. S. Steel Group Shares 55,000; Mr. Hernandez: Marathon Group Shares 562,625, U. S. Steel Group Shares 282,625; Mr. Corry: U. S. Steel Group Shares 80,000; and all directors and executive officers as a group: Marathon Group Shares 3,179,220, U. S. Steel Group Shares 2,688,705.

(4) As of January 31, 2001 the United States Steel and Carnegie Pension Fund, trustee of the United States Steel Corporation Plan for Employee Pension Benefits and the United States Steel Corporation Plan for Non-Union Employee Pension Benefits, owned 587,680 shares of the Marathon Group Shares. This stock was received in exchange for common stock of Texas Oil & Gas Corp. Mr. Hernandez is chairman and one of seven members of the Investment Committee of the trustee. The board of directors of the trustee has by formal resolution delegated sole power to vote and dispose of such stock to a subcommittee of the Investment Committee which is composed of members who are not officers or employees of USX. Mr. Hernandez disclaims beneficial ownership of such stock.

(5) Total shares beneficially owned in each case constitute less than one percent of the outstanding shares of each class except that all directors and executive officers as a group own 1.25 percent of the Marathon Group Shares and 3.47 percent of the U. S. Steel Group Shares.


                                 OTHER MATTERS

Legal Matters

   The validity of the United States Steel Corporation common stock to be issued in connection with the Separation will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

Experts

   The combined financial statements of United States Steel as of December 31, 2000 and December 31, 1999 and for each of the three years in the period ended December 31, 2000 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of USX Corporation as of December 31, 2000 and December 31, 1999 and for each of the three years in the period ended December 31, 2000 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    SUBMISSION OF STOCKHOLDER PROPOSALS


                        FOR THE 2002 ANNUAL MEETING


   If the Separation does not occur, any USX stockholder who wishes to present a proposal at the USX Corporation 2002 annual meeting of stockholders, and who wishes to have such proposal included in the USX Corporation proxy statement for that meeting, must deliver a copy of such proposal to USX's Corporate Secretary no later than 5:00 P.M. Eastern Time on November 12, 2001. If a USX stockholder intends to present a proposal at the USX Corporation 2002 annual meeting of stockholders that is not included in USX Corporation's proxy statement for that meeting, and the USX stockholder fails to promptly notify USX of such proposal in writing on or after December 27, 2001 and no later than January 26, 2002, then such proposals shall be considered untimely. Article I of USX's bylaws governs submission of matters for presentation at USX stockholder meetings.


   If the Separation does occur, any stockholder of Marathon Oil Corporation who wishes to present a proposal at the Marathon Oil Corporation 2002 annual meeting of stockholders, and who wishes to have such proposal included in the Marathon Oil Corporation proxy statement for that meeting, must deliver a copy of such proposal to Marathon's Corporate Secretary no later than 5:00 P.M. Eastern Time on November 12, 2001. If a Marathon stockholder intends to present a proposal at the Marathon Oil Corporation 2002 annual meeting of stockholders that is not included in Marathon's proxy statement for that meeting, and the Marathon stockholder fails to promptly notify Marathon of such proposal in writing on or after December 27, 2001 and no later than January 26, 2002, then such proposals shall be considered untimely. Article I of Marathon's bylaws governs submission of matters for presentation at Marathon stockholder meetings.


                      WHERE YOU CAN FIND MORE INFORMATION

   This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus.

   The following documents, which were filed by USX with the Securities and Exchange Commission, are incorporated by reference:


          SEC Filings                               Period
          -----------                               ------
   Annual Report on            Year ended December 31, 2000, as filed on March
    Form 10-K................  12, 2001

   Quarterly Reports on        Quarter ended March 31, 2001, as filed on May
    Form 10-Q................  11, 2001 Quarter ended June 30, 2001, as filed on August 6, 2001

   Current Reports on Form 8-  Dated February 27, 2001, April 24, 2001, June
    K........................  15, 2001, July 2, 2001, July 31, 2001, August 1,
                               2001, August 2, 2001 and August 6, 2001

   Proxy Statement on          Filed on March 12, 2001
    Schedule 14A.............


   USX incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the special meeting of stockholders of USX. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

   The documents incorporated by reference into this proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus to any person, without charge, upon written or oral request. Any request for documents should be made by October 8, 2001 to ensure timely delivery of the documents prior to the special meeting.


   Requests for documents should be directed to:

                                USX Corporation

                           Shareholder Services


                        600 Grant Street, Room 611

                      Pittsburgh, Pennsylvania 15219-4776



                              (412) 433-4801


                        (866) 433-4801 (toll free)


                           (412) 433-4818 (fax)

   USX Corporation files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following location of the Securities and Exchange
Commission:


                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549



   You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.


   You can also inspect reports, proxy statements and other information about USX Corporation at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.


   The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like USX Corporation, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

   United States Steel LLC has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to New U. S. Steel Shares to be issued to holders of U. S. Steel Group Shares in the Separation. This proxy statement/prospectus constitutes the prospectus of United States Steel Corporation filed as part of that registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

   If you have any questions about the merger, please call Innisfree M&A at
[     ].

   You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

   This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/ prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus.

                                                                  ANNEX B-1


                   [Letterhead of Credit Suisse First Boston]

July 31, 2001

Board of Directors
USX Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219-4776

Members of the Board:



   We understand that the Board of Directors (the "Board") of USX Corporation ("USX") is considering the separation of its U. S. Steel Group and its Marathon Group into two independent companies (the "Separation"). The Separation will be accomplished through a merger of USX with a newly formed subsidiary of USX pursuant to the Agreement and Plan of Reorganization, to be dated as of the date hereof (the "Plan of Reorganization"), by and between USX and United States Steel LLC, a wholly owned subsidiary of USX that will be converted into a Delaware corporation named United States Steel Corporation ("United States Steel") in accordance with the Plan of Reorganization. As a result of the Separation, United States Steel will become an independent, publicly held company, wholly owned by the holders of the then outstanding shares of USX-
U. S. Steel Group Common Stock ("U. S. Steel Group Shares"), which are currently traded under ticker symbol "X" and U. S. Steel Group Shares will cease to exist. Pursuant to the Plan of Reorganization, USX will change its name to Marathon Oil Corporation ("MOC") and will be wholly owned by the holders of the then outstanding shares of USX-Marathon Group Common Stock (which are currently traded under ticker symbol "MRO") ("Marathon Group Shares"). As a result of the Separation, the business of the U. S. Steel Group of USX (the "U. S. Steel Group") will be owned and operated by United States Steel and the business of the Marathon Group of USX (the "Marathon Group") will be owned and operated by MOC.


   Immediately prior to and as a condition of the consummation of the Separation, a portion of the indebtedness and other obligations of USX will be repaid or retired and United States Steel will incur indebtedness and other obligations and agree to repay a portion of the indebtedness and other obligations of USX, such that the amount of indebtedness and other obligations for which United States Steel is responsible is $900 million less than the net amounts attributed to the U. S. Steel Group immediately prior to the Separation (the "Value Transfer"). In addition to the Plan of Reorganization, USX and United States Steel will enter into certain related agreements, including a Financial Matters Agreement and a Tax Sharing Agreement (collectively, together with the Plan of Reorganization, the "Separation Agreement"), establishing certain arrangements between USX and United States Steel deemed necessary by USX and United States Steel in order to address various business, legal and regulatory issues resulting from the Separation. The Separation and the related transactions, including the Value Transfer, are collectively referred to as the "Transactions".


   We have been requested to render to the Board our opinion with respect to the fairness, from a financial point of view, of the financial effects, taken as a whole, of the Transactions to the holders of the Marathon Group Shares and to the holders of the U. S. Steel Group Shares. We have not been requested to opine as to, and our opinion does not in any manner address, USX's underlying business decision to proceed with or effect the proposed Transactions.


   In arriving at our opinion, we reviewed, among other things, (1) historical financial statements of USX, including the separate financial statements for the Marathon Group and the U. S. Steel Group, and certain other historical financial and operating data of USX, including the Marathon Group and the U. S. Steel Group, (2) certain publicly available information with respect to USX, including the Marathon Group and the U. S. Steel Group, (3) certain projected financial data with respect to USX, including the Marathon Group and the U. S. Steel Group, without giving effect to the Separation, and with respect to United States Steel and MOC,

                                     B-1-1
giving effect to the Separation, in each case as prepared by the management of USX, including the management of the Marathon Group and the management of the
U. S. Steel Group (collectively, "Management"), (4) reported prices and trading activity for the Marathon Group Shares and the U. S. Steel Group Shares, (5) drafts of the Plan of Reorganization, the Financial Matters Agreement and the Tax Sharing Agreement, (6) the preliminary proxy materials filed by USX with the Securities and Exchange Commission in connection with the Separation, (7) the letter dated July 2, 2001 from USX to the Internal Revenue Service requesting a private letter ruling that the Separation will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code and (8) the terms of the Marathon Group Shares and the U. S. Steel Group Shares as set forth in USX's certificate of incorporation as currently in effect. In addition, we have held discussions with Management with respect to, among other things, (1) the operations and financial condition of USX, including the Marathon Group and the U. S. Steel Group, and the plans of Management with respect to the business and affairs of USX, including the Marathon Group and the U. S. Steel Group, prior to the Separation and of United States Steel and MOC after the Separation, (2) certain projected financial data with respect to USX, including the Marathon Group and the U. S. Steel Group, without giving effect to the Separation, and with respect to United States Steel and MOC, giving effect to the Separation, in each case as prepared by Management, (3) the benefits and detriments to USX of continued ownership of both the Marathon Group and the U. S. Steel Group, (4) the expected impact of the Transactions on the operations and the financial and strategic flexibility of United States Steel and MOC after the Separation, (5) certain terms of the proposed Plan of Reorganization and (6) the effect of the Separation Agreement on the business, results of operations and financial condition of each of United States Steel and MOC. In addition, we undertook such other studies, analyses and investigations as we deemed appropriate for purposes of rendering our opinion.


   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of Management that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the projected financial data of USX, including the Marathon Group and the U. S. Steel Group, and of United States Steel and MOC after the Separation prepared by Management, upon the advice of Management and with your consent we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Management as to the expected future prospects and financial performance of USX, including the Marathon Group and the U. S. Steel Group, and of United States Steel and MOC after the Separation, and we have relied on such projections in rendering our opinion. With respect to the estimates prepared by Management of the value of certain benefits and detriments of the Separation to each of United States Steel and MOC, with your consent, we have relied on such estimates and assumed that they were reasonably prepared and reflected the best currently available judgments of Management as to such benefits and detriments.


   In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of USX, including the properties and facilities constituting the Marathon Group or the U. S. Steel Group, and have not made or obtained any evaluations or appraisals of the assets or liabilities of USX, including the assets or liabilities allocated or attributed to the Marathon Group or the U. S. Steel Group. We have not been requested to opine as to, and our opinion does not in any manner address, the solvency of United States Steel or MOC (including the impact of any contingent liabilities of United States Steel or MOC) after giving effect to the Transactions, which is the subject of a written opinion, dated as of the date of this opinion, of American Appraisal Associates, Inc. You also have advised us, and we have assumed, that the Transactions will be consummated in accordance with the terms of the Plan of Reorganization, without waiver, amendment or modification of any material term, condition or agreement set forth therein. We have also assumed that the Plan of Reorganization, the Financial Matters Agreement and the Tax Sharing Agreement, when executed, will conform to the drafts reviewed by us in all respects material to our analyses. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to a business combination or other extraordinary transaction involving USX or any of its assets or subsidiaries, including the assets or subsidiaries constituting the Marathon Group or the U. S. Steel Group. Similarly, we

                                     B-1-2
have not been engaged by you to participate, nor have we participated in, the negotiation of any terms of the Separation Agreement or the Transactions. Our opinion does not address whether the financial effects of the Transactions to the holders of Marathon Group Shares or U. S. Steel Group Shares are the most favorable that could have been obtained by either group of such holders.


   We have not been asked to, and we do not, express an opinion as to the prices at which the common stock of United States Steel or MOC will actually trade following the Separation, and we can provide no assurance that the trading price of (A) a share of common stock of MOC following the Separation will be equal to or in excess of the trading price of a Marathon Group Share prior to the Separation or (B) a share of common stock of United States Steel following the Separation will be equal to or in excess of the trading price of a U. S. Steel Group Share prior to the Separation.


   Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Furthermore, we wish to advise you that certain elements of the Transactions are not susceptible to precise quantification and that, in connection with the preparation of this opinion, we have made judgments and estimates that we consider reasonable and appropriate under the circumstances.


   We have acted as financial advisor to the Board in connection with the Transactions and will receive a fee for our services. A significant portion of our fee is contingent on consummation of the Separation. We have performed in the past and may perform in the future other investment banking financial advisory services for USX, MOC, United States Steel and their respective affiliates, including in connection with the offering by the U. S. Steel Group of its 7 year, 10.75% senior unsecured notes, for which we have received and will receive customary compensation.


   In the ordinary course of our business, we actively trade in the debt and equity securities of USX for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.


   This opinion is for the use and benefit of the Board and is rendered to the Board in connection with its consideration of the Transactions. This opinion is not intended to be and does not constitute a recommendation to any holder of Marathon Group Shares or U. S. Steel Group Shares as to whether such stockholder should consent to the Transactions.


   Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the financial effects, taken as a whole, of the Transactions are fair, from a financial point of view, to the holders of the Marathon Group Shares and to the holders of the U. S. Steel Group Shares.


                                          Very truly yours,

                                          Credit Suisse First Boston
                                           Corporation


                                     B-1-3

                                                                  ANNEX B-2


                   [Letterhead of Salomon Smith Barney]


July 31, 2001


Board of Directors


USX Corporation


600 Grant Street


Pittsburgh, Pennsylvania 15219-4776


Members of the Board:


   We understand that the Board of Directors (the "Board") of USX Corporation ("USX") is considering the separation of its U. S. Steel Group and its Marathon Group into two independent companies (the "Separation"). The Separation will be accomplished through a merger of USX with a newly formed subsidiary of USX pursuant to the Agreement and Plan of Reorganization, to be dated as of the date hereof (the "Plan of Reorganization"), by and between USX and United States Steel LLC, a wholly owned subsidiary of USX that will be converted into a Delaware corporation named United States Steel Corporation ("United States Steel") in accordance with the Plan of Reorganization. As a result of the Separation, United States Steel will become an independent, publicly held company, wholly owned by the holders of the then outstanding shares of USX-U.
S. Steel Group Common Stock ("U. S. Steel Group Shares"), which are currently traded under ticker symbol "X" and U. S. Steel Group Shares will cease to exist. Pursuant to the Plan of Reorganization, USX will change its name to Marathon Oil Corporation ("MOC") and will be wholly owned by the holders of the then outstanding shares of USX-Marathon Group Common Stock (which are currently traded under ticker symbol "MRO") ("Marathon Group Shares"). As a result of the Separation, the business of the U. S. Steel Group of USX (the "U. S. Steel Group") will be owned and operated by United States Steel and the business of the Marathon Group of USX (the "Marathon Group") will be owned and operated by MOC.


   Immediately prior to and as a condition of the consummation of the Separation, a portion of the indebtedness and other obligations of USX will be repaid or retired and United States Steel will incur indebtedness and other obligations and agree to repay a portion of the indebtedness and other obligations of USX, such that the amount of indebtedness and other obligations for which United States Steel is responsible is $900 million less than the net amounts attributed to the U. S. Steel Group immediately prior to the Separation (the "Value Transfer"). In addition to the Plan of Reorganization, USX and United States Steel will enter into certain related agreements, including a Financial Matters Agreement and a Tax Sharing Agreement (collectively, together with the Plan of Reorganization, the "Separation Agreement"), establishing certain arrangements between USX and United States Steel deemed necessary by USX and United States Steel in order to address various business, legal and regulatory issues resulting from the Separation. The Separation and the related transactions, including the Value Transfer, are collectively referred to as the "Transactions".


   We have been requested to render to the Board our opinion with respect to the fairness, from a financial point of view, of the financial effects, taken as a whole, of the Transactions to the holders of the Marathon Group Shares and to the holders of the U. S. Steel Group Shares. We have not been requested to opine as to, and our opinion does not in any manner address, USX's underlying business decision to proceed with or effect the proposed Transactions.


   In arriving at our opinion, we reviewed, among other things, (1) historical financial statements of USX, including the separate financial statements for the Marathon Group and the U. S. Steel Group, and certain other historical financial and operating data of USX, including the Marathon Group and the U. S. Steel Group, (2) certain publicly available information with respect to USX, including the Marathon Group and the U. S. Steel Group, (3) certain projected financial data with respect to USX, including the Marathon Group and the U. S.

                                     B-2-1

Steel Group, without giving effect to the Separation, and with respect to United States Steel and MOC, giving effect to the Separation, in each case as prepared by the management of USX, including the management of the Marathon Group and the management of the U. S. Steel Group (collectively, "Management"),
(4) reported prices and trading activity for the Marathon Group Shares and the
U. S. Steel Group Shares, (5) drafts of the Plan of Reorganization, the Financial Matters Agreement and the Tax Sharing Agreement, (6) the preliminary proxy materials filed by USX with the Securities and Exchange Commission in connection with the Separation, (7) the letter dated July 2, 2001 from USX to the Internal Revenue Service requesting a private letter ruling that the Separation will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code and (8) the terms of the Marathon Group Shares and the U.
S. Steel Group Shares as set forth in USX's certificate of incorporation as currently in effect. In addition, we have held discussions with Management with respect to, among other things, (1) the operations and financial condition of USX, including the Marathon Group and the U. S. Steel Group, and the plans of Management with respect to the business and affairs of USX, including the Marathon Group and the U. S. Steel Group, prior to the Separation and of United States Steel and MOC after the Separation, (2) certain projected financial data with respect to USX, including the Marathon Group and the U. S. Steel Group, without giving effect to the Separation, and with respect to United States Steel and MOC, giving effect to the Separation, in each case as prepared by Management, (3) the benefits and detriments to USX of continued ownership of both the Marathon Group and the U. S. Steel Group, (4) the expected impact of the Transactions on the operations and the financial and strategic flexibility of United States Steel and MOC after the Separation, (5) certain terms of the proposed Plan of Reorganization and (6) the effect of the Separation Agreement on the business, results of operations and financial condition of each of United States Steel and MOC. In addition, we undertook such other studies, analyses and investigations as we deemed appropriate for purposes of rendering our opinion.


   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of Management that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the projected financial data of USX, including the Marathon Group and the U. S. Steel Group, and of United States Steel and MOC after the Separation prepared by Management, upon the advice of Management and with your consent we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Management as to the expected future prospects and financial performance of USX, including the Marathon Group and the U. S. Steel Group, and of United States Steel and MOC after the Separation, and we have relied on such projections in rendering our opinion. With respect to the estimates prepared by Management of the value of certain benefits and detriments of the Separation to each of United States Steel and MOC, with your consent, we have relied on such estimates and assumed that they were reasonably prepared and reflected the best currently available judgments of Management as to such benefits and detriments.


   In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of USX, including the properties and facilities constituting the Marathon Group or the U. S. Steel Group, and have not made or obtained any evaluations or appraisals of the assets or liabilities of USX, including the assets or liabilities allocated or attributed to the Marathon Group or the U. S. Steel Group. We have not been requested to opine as to, and our opinion does not in any manner address, the solvency of United States Steel or MOC (including the impact of any contingent liabilities of United States Steel or MOC) after giving effect to the Transactions, which is the subject of a written opinion, dated as of the date of this opinion, of American Appraisal Associates, Inc. You also have advised us, and we have assumed, that the Transactions will be consummated in accordance with the terms of the Plan of Reorganization, without waiver, amendment or modification of any material term, condition or agreement set forth therein. We have also assumed that the Plan of Reorganization, the Financial Matters Agreement and the Tax Sharing Agreement, when executed, will conform to the drafts reviewed by us in all respects material to our analyses. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to a business combination or other extraordinary transaction involving USX or any of its assets or subsidiaries, including the assets or subsidiaries constituting the Marathon Group or the U. S. Steel Group. Similarly, we


                                     B-2-2
have not been engaged by you to participate, nor have we participated in, the negotiation of any terms of the Separation Agreement or the Transactions. Our opinion does not address whether the financial effects of the Transactions to the holders of Marathon Group Shares or U. S. Steel Group Shares are the most favorable that could have been obtained by either group of such holders.


   We have not been asked to, and we do not, express an opinion as to the prices at which the common stock of United States Steel or MOC will actually trade following the Separation, and we can provide no assurance that the trading price of (A) a share of common stock of MOC following the Separation will be equal to or in excess of the trading price of a Marathon Group Share prior to the Separation or (B) a share of common stock of United States Steel following the Separation will be equal to or in excess of the trading price of a U. S. Steel Group Share prior to the Separation.


   Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Furthermore, we wish to advise you that certain elements of the Transactions are not susceptible to precise quantification and that, in connection with the preparation of this opinion, we have made judgments and estimates that we consider reasonable and appropriate under the circumstances.


   We have acted as financial advisor to the Board in connection with the Transactions and will receive a fee for our services. A significant portion of our fee is contingent on consummation of the Separation. We have performed in the past and may perform in the future other investment banking financial advisory services for USX, MOC, United States Steel and their respective affiliates, including in connection with the offering by the U. S. Steel Group of its 7 year, 10.75% senior unsecured notes, for which we have received and will receive customary compensation.


   In the ordinary course of our business, we actively trade in the debt and equity securities of USX for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.


   This opinion is for the use and benefit of the Board and is rendered to the Board in connection with its consideration of the Transactions. This opinion is not intended to be and does not constitute a recommendation to any holder of Marathon Group Shares or U. S. Steel Group Shares as to whether such stockholder should consent to the Transactions.


   Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the financial effects, taken as a whole, of the Transactions are fair, from a financial point of view, to the holders of the Marathon Group Shares and to the holders of the U. S. Steel Group Shares.


Very truly yours,


SALOMON SMITH BARNEY INC.


                                     B-2-3

                                                                    ANNEX C


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                      FOR UNITED STATES STEEL CORPORATION

   The following unaudited pro forma condensed combined balance sheet as of June 30, 2001 gives effect to the $900 million Value Transfer, new financing arrangements, the assignment of certain USX corporate assets and liabilities and the payment of Separation Costs as if such transactions had been consummated as of June 30, 2001. The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2001, and the year ended December 31, 2000, give effect to changes in net interest and other financial costs as a result of the Value Transfer and new financing arrangements, as if such transactions had been consummated at the beginning of the periods presented.


   No pro forma adjustments were made for changes in the future level of corporate administrative costs to be incurred by United States Steel Corporation as compared with the historical level of such costs allocated to United States Steel. These costs are expected to continue at approximately the same level as previously allocated, except for insurance costs which are estimated to be higher by $9 million annually.


   No pro forma adjustments have been made in the unaudited pro forma condensed combined statements of operations for nonrecurring charges associated with the Separation. Such adjustments are reflected in the unaudited pro forma condensed combined balance sheet.

   Following the Separation, United States Steel Corporation will account for its assets and liabilities based on the historical values at which they were carried by USX immediately prior to the Separation.

   The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes. The unaudited pro forma condensed combined financial statements do not necessarily represent United States Steel Corporation's financial position or results of operations had the transactions occurred at such dates or project United States Steel Corporation's financial position or results of operations for any future date or period. A number of factors may affect United States Steel Corporation's results. See "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" on page 25. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical combined financial statements of United States Steel, including the notes thereto, included in Annex D.

                        UNITED STATES STEEL CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               June 30, 2001

                              Dollars in millions


                               United                            United States
                               States                                Steel
                               Steel    Separation    Value       Corporation
                             Historical Adjustments  Transfer      Pro Forma
                             ---------- -----------  --------    -------------
ASSETS
Cash........................   $  254      $(189)(A)  $             $   65
Other current assets........    2,422                                2,422
Property, plant and
 equipment--net.............    3,098         20 (B)                 3,118
Prepaid pensions............    2,711                                2,711
Other assets................      469         31 (A)                   505
                                               5 (B)
                               ------      -----      -----         ------
Total assets................   $8,954      $(133)     $             $8,821
                               ======      =====      =====         ======
LIABILITIES AND EQUITY
Current liabilities other
 than debt..................   $1,313      $ (43)(A)  $             $1,268
                                              (2)(B)
Notes payable and long-term
 debt due within one year...      347       (329)(A)                    18
Long-term debt..............    2,085        588 (A)   (900)(C)      1,773
Other long-term
 liabilities................    3,100         (2)(A)                 3,082
                                             (16)(B)
Preferred securities of
 subsidiaries...............      249       (249)(A)                   --
Equity......................    1,860       (123)(A)    900 (C)      2,680
                                              43 (B)
                               ------      -----      -----         ------
Total liabilities and
 equity.....................   $8,954      $(133)     $ --          $8,821
                               ======      =====      =====         ======




       See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

                        UNITED STATES STEEL CORPORATION

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(A) Reflects the effects of the following:


  (1) Reversal of the attribution to United States Steel of the financial activities of USX, including invested cash, deferred financing costs, accrued interest payable, debt, and preferred securities of subsidiaries.


  (2) Recognition of existing USX debt for which United States Steel Corporation will be responsible under the Financial Matters Agreement.


  (3) New financing arrangements of United States Steel Corporation, the proceeds of which will be used to pay Marathon Oil Corporation in connection with the Separation and to pay United States Steel Corporation's portion of the Separation Costs.




  For a more detailed description, see "THE SEPARATION--Financing
  Arrangements Relating to the Separation" on page 44.


  The decrease in cash of $189 million reflects the reversal of the portion of USX invested cash historically attributed to United States Steel which will be included in the accounts of Marathon Oil Corporation.


  The increase in other assets of $31 million primarily reflects estimated deferred financing costs to be incurred related to the new financing arrangements.


  The decrease in current liabilities other than debt of $43 million primarily reflects the reversal of the portion of USX's accrued interest payable historically attributed to United States Steel which will be included in the accounts of Marathon Oil Corporation.


  The net increase in debt of $259 million (the sum of a decrease in notes payable and long-term debt due within one year of $329 million and an increase in long-term debt of $588 million) primarily reflects the refinancing of other obligations not classified as debt (Preferred securities of subsidiaries and 6.50% Preferred Stock), net of invested cash, and Separation Costs. The following table reconciles the amount of debt attributed to United States Steel to the pro forma balance of United States Steel Corporation debt.




                                                                     Dollars
                                                                   in millions
                                                                   -----------
     Debt attributed to United States Steel.................         $2,432
     Other obligations, net of invested cash, attributed to
      United States Steel which will be refinanced as debt:
       Preferred securities of subsidiaries.................  249
       6.50% Preferred Stock................................  121
       Invested cash........................................ (189)
       Other financial activities...........................   35
       Excess of redemption value over carrying value of
        Trust Preferred.....................................   14
       Separation Costs.....................................   29
                                                             ----

     Net refinancing of other obligations...................            259
                                                                     ------
     Debt before the Value Transfer.........................          2,691
     Value Transfer.........................................           (900)
                                                                     ------
     Pro forma balance of United States Steel Corporation
      debt..................................................         $1,791
                                                                     ======


   The net decrease in other long-term liabilities of $2 million reflects expected tax benefits related to Separation Costs.

   The net decrease in equity of $123 million consists of the following:



                                                          Dollars in millions
                                                          -------------------
     6.50% Preferred Stock, which will be repaid by
      Marathon Oil Corporation...........................        $121
     Excess of redemption value of the Trust Preferred
      over carrying value................................          14
     Other adjustments, net..............................         (12)
                                                                 ----
     Net decrease in equity..............................        $123
                                                                 ====


   The following illustrates the pro forma balance of United States Steel Corporation's debt at June 30, 2001:



                                                                     Dollars
                                                                   in millions
                                                                   -----------
     USX debt that will be the responsibility of United
      States Steel Corporation:
       USSK Loan Facility..................................          $  325
       Industrial revenue bonds (for which Marathon Oil
        Corporation remains obligated).....................             479
       Fairfield caster sublease...........................              84
       Capital lease obligations and other.................               6
     New financing arrangements:
       To pay Marathon Oil Corporation.....................  $868
       To pay Separation Costs.............................    29
                                                            -----
         Total new financing arrangements..................             897
                                                                     ------
     Total debt............................................           1,791
       Less notes payable and long-term debt within one
        year...............................................              18
                                                                     ------
     Total long-term debt..................................          $1,773
                                                                     ======




  The new financing arrangements include the July 27, 2001 sale of $385 million of Senior Notes at an annual interest rate of 10.75%. The Senior Notes were issued at a discount that resulted in proceeds of $380 million for an effective yield of 11%. At least $300 million of these financing requirements will be funded through the preliminary tax settlement with Marathon Oil Corporation which will occur immediately prior to the Separation. For more information regarding this tax settlement, see "RELATIONSHIP BETWEEN UNITED STATES STEEL CORPORATION AND MARATHON OIL CORPORATION AFTER THE SEPARATION--Tax Sharing Agreement" on page 114. The remaining $217 million of new financing arrangements may include a combination of additional senior notes, lease financings, new preferred or other security offerings, including an exchange of existing securities for new securities, and amounts drawn under new credit facilities, including a secured accounts receivable facility and a secured inventory facility.

(B) Reflects the assignment of certain USX corporate assets and liabilities to United States Steel Corporation. For a more detailed description, see "THE SEPARATION--Assignment of Other USX Corporate Assets and Certain Liabilities in the Separation" on page 50. The effects can be summarized as follows:



                                              Dollars in millions
                              ---------------------------------------------------
                              Property,
                              Plant and  Other     Current      Other
                              Equipment  Assets  Liabilities Liabilities  Total
                              --------- -------  ----------- ----------- -------
     Property, plant and
      equipment..............   $  20   $   --    $    --     $    --    $    20
     Assets and liabilities
      associated with
      employee benefits......     --          5          2          66        73
     Income tax assets and
      liabilities, including
      tax effect of above
      adjustments............     --        --         --          (50)      (50)
                                -----   -------   -------     -------    -------
     Increase in equity......   $  20   $     5   $      2    $     16   $    43
                                =====   =======   =======     =======    =======




(C) Reflects adjustments related to the $900 million Value Transfer. In connection with the Separation, a portion of USX indebtedness and other obligations will be repaid or retired and United States Steel Corporation will incur indebtedness and other obligations and agree to repay a portion of the indebtedness and other obligations of USX, such that the amount of indebtedness and other obligations for which United States Steel Corporation is responsible is $900 million less than the net amounts attributed to United States Steel immediately prior to the Separation. For a more detailed description of the Value Transfer, see "THE SEPARATION-- Financing Arrangements Relating to the Separation" on page 44.

                        UNITED STATES STEEL CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      Six Months Ended June 30, 2001

                 Dollars in millions (except per share amounts)


                                                                    United States
                                         United States                  Steel
                                             Steel     Separation    Corporation
                                          Historical   Adjustments    Pro forma
                                         ------------- -----------  -------------
Revenues and other income..............     $3,301        $            $3,301
Costs and expenses:
  Cost of revenues (excludes items
   shown below)........................      3,148                      3,148
  Selling, general and administrative
   expenses ...........................          3                          3
  Depreciation, depletion and
   amortization........................        152                        152
  Taxes other than income taxes........        126                        126
                                            ------        ----         ------
    Total costs and expenses...........      3,429                      3,429
                                            ------        ----         ------
Income (loss) from operations..........       (128)                      (128)
Net interest and other financial costs
 ......................................         36         (18)(A)         18
                                            ------        ----         ------
Income (loss) before income taxes......       (164)         18           (146)
Provision (credit) for income taxes....       (143)          6 (B)       (137)
                                            ------        ----         ------
Net income (loss)......................        (21)         12             (9)
Dividends on preferred stock...........          4          (4)(C)        --
                                            ------        ----         ------
Net income (loss) applicable to common
 stock.................................     $  (25)       $ 16         $   (9)
                                            ======        ====         ======
Net income (loss) per common share: (D)
  Basic and diluted....................                                $ (.10)




  See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

                        UNITED STATES STEEL CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          Year Ended December 31, 2000
                 Dollars in millions (except per share amounts)

                                                                    United States
                                            United                      Steel
                                         States Steel  Separation    Corporation
                                          Historical   Adjustments    Pro forma
                                         ------------- -----------  -------------
Revenues and other income..............     $6,132        $            $6,132
Costs and expenses:
  Cost of revenues (excludes items
   shown below)........................      5,656                      5,656
  Selling, general and administrative
   expenses (credits)..................       (223)                      (223)
  Depreciation, depletion and
   amortization........................        360                        360
  Taxes other than income taxes........        235                        235
                                            ------        ----         ------
    Total costs and expenses...........      6,028                      6,028
                                            ------        ----         ------
Income from operations.................        104                        104
Net interest and other financial
 costs.................................        105         (68)(A)         37
                                            ------        ----         ------
Income (loss) before income taxes......         (1)         68             67
Provision for income taxes.............         20          24 (B)         44
                                            ------        ----         ------
Net income (loss)......................        (21)         44             23
Dividends on preferred stock...........          8          (8)(C)        --
                                            ------        ----         ------
Net income (loss) applicable to common
 stock.................................     $  (29)       $ 52         $   23
                                            ======        ====         ======
Net income (loss) per common share: (D)
  Basic and diluted....................                                $ 0.26



  See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

                        UNITED STATES STEEL CORPORATION

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

(A) Reflects a decrease in net interest and other financial costs as a result of a decrease in the amount of indebtedness of United States Steel Corporation following the Separation, as compared to the amount of USX debt attributed to United States Steel. The decrease primarily reflects the $900 million Value Transfer. Pro forma interest costs have been calculated based on pro forma average levels of debt for the six months ended June 30, 2001, and for the year ended December 31, 2000. Pro forma debt reflects new financing arrangements, the proceeds of which will be used to pay Marathon Oil Corporation in connection with the Separation and to pay United States Steel Corporation's portion of the Separation Costs.




    The assumed interest rate for new financing arrangements was 10% based upon expected market conditions and the expected credit rating of United States Steel Corporation. The pro forma average interest rate for the six months ended June 30, 2001 for existing USX debt and other obligations for which United States Steel Corporation will be responsible was approximately 6 3/4%. The weighted average interest rate for the six months ended June 30, 2001 for all United States Steel Corporation pro forma debt and other obligations was approximately 8 1/4%. A 1/8 percentage point change in the assumed interest rate for new financing arrangements would have changed annual interest costs by approximately $1 million.


(B) Reflects the income tax effects of adjustment (A).

(C) Reflects the elimination of preferred stock dividends on the 6.50% Preferred Stock, which will be repaid by Marathon Oil Corporation.

(D) Weighted average shares of common stock outstanding (basic and diluted) for United States Steel Corporation, on a pro forma basis, were 88,906,000 for the six months ended June 30, 2001, and 88,613,000 for the year ended December 31, 2000.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                          FOR MARATHON OIL CORPORATION

   The following unaudited pro forma condensed balance sheet as of June 30, 2001 gives effect to the discontinuance of the businesses of United States Steel Corporation, the $900 million Value Transfer, the assignment of certain USX corporate assets and liabilities to United States Steel Corporation, the payment of Separation Costs and the distribution of New U. S. Steel Shares to the holders of U. S. Steel Group Shares as if such transactions had been consummated as of June 30, 2001. The following unaudited pro forma condensed statements of operations for the six months ended June 30, 2001 and the year ended December 31, 2000 give effect to the discontinuance of the businesses of United States Steel Corporation and interest changes as a result of the Value Transfer and the repayment of the 6.5% Preferred Stock as if such transactions had been consummated at the beginning of the periods presented. The unaudited pro forma condensed statements of operations of Marathon Oil Corporation for the years ended December 31, 1999 and 1998 give effect to the discontinuance of the businesses of United States Steel Corporation but do not give effect to any adjustments associated with the Separation.


   No pro forma adjustments were made for changes in the future level of corporate administrative costs to be incurred by Marathon Oil Corporation as compared with the historical level of such costs allocated to Marathon. These costs are expected to continue at approximately the same level as previously allocated, except for insurance costs which are estimated to be higher by $2 million annually.

   No pro forma adjustments have been made in the unaudited pro forma condensed statements of operations for nonrecurring charges including the Separation Costs and the loss on the Separation. Such adjustments are reflected in the unaudited pro forma condensed balance sheet.

   The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes. The unaudited pro forma condensed financial statements do not necessarily represent Marathon Oil Corporation's financial position or results of operations had the transactions occurred at such dates or project Marathon Oil Corporation's financial position or results of operations for any future date or period. A number of factors may affect Marathon Oil Corporation's results. See "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" on page 25. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed financial statements have been made. The unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements of USX Corporation, including the notes thereto, included in Annex E.

                            MARATHON OIL CORPORATION

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                               June 30, 2001

                              Dollars in millions


                                                     Marathon
                                                        Oil
                                                    Corporation
                                                     Pro Forma                             Marathon
                                    Discontinued      Before                                  Oil
                            USX      Operations     Separation  Separation      Value     Corporation
                         Historical Adjustments     Adjustments Adjustments    Transfer    Pro Forma
                         ---------- ------------    ----------- -----------    --------   -----------
ASSETS
Cash....................  $   723     $  (254) (A)    $   469     $   189  (C)   $          $   658
Other current assets....    6,465      (2,422) (A)      4,366          20  (C)                4,386
                                          323  (B)
Net investment in
 discontinued
 operations.............                1,860  (A)      1,860        (123) (C)    900 (F)       --
                                                                       43  (D)
                                                                   (2,680) (E)
Property, plant and
 equipment--net.........   12,977      (3,098) (A)      9,879         (20) (D)                9,859
Prepaid pensions........    2,928      (2,711) (A)        217                                   217
Other assets............    1,421        (469) (A)      1,073         551  (C)                1,542
                                          121  (B)                    (82) (D)
                          -------     -------         -------     -------        ----       -------
Total assets............  $24,514     $(6,650)        $17,864     $(2,102)       $900       $16,662
                          =======     =======         =======     =======        ====       =======
LIABILITIES AND EQUITY
Current liabilities
 other than debt........  $ 4,655     $(1,313) (A)    $ 3,665     $    25  (C)   $          $ 3,692
                                          323  (B)                      2  (D)
Notes payable and long-
 term debt due within
 one year...............      686        (347) (A)        339         344  (C)                  683
Long-term debt..........    3,673      (2,085) (A)      1,588         367  (C)    900 (F)     2,855
Other long-term
 liabilities............    5,363      (3,100) (A)      2,384          (4) (C)                2,319
                                          121  (B)                    (61) (D)
Preferred securities of
 subsidiaries...........      433        (249) (A)        184          66  (C)                  250
Minority interest in
 Marathon Ashland
 Petroleum LLC..........    2,010                       2,010                                 2,010
Equity..................    7,694                       7,694        (150) (C)                4,853
                                                                      (11) (C)
                                                                   (1,797) (E)
                                                                     (883) (E)
                          -------     -------         -------     -------        ----       -------
Total liabilities and
 equity.................  $24,514     $(6,650)        $17,864     $(2,102)       $900       $16,662
                          =======     =======         =======     =======        ====       =======



            See Notes to Unaudited Pro Forma Condensed Balance Sheet

                            MARATHON OIL CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

(A) Reflects the reclassification of all assets and liabilities of the businesses of United States Steel Corporation to discontinued operations. The measurement date for discontinued operations purposes will be on or about the Separation Effective Time.




(B) Reflects the establishment of payables to United States Steel previously eliminated in consolidation, primarily related to income taxes under USX's tax allocation policy.


(C) Reflects the effects of the following:


  (1) Recognition of the financial activities of USX formerly attributed to United States Steel, including invested cash, deferred financing costs, accrued interest payable, debt, and preferred securities of subsidiaries.

  (2) Reversal of existing USX debt for which United States Steel Corporation will be responsible under the Financial Matters Agreement.

  (3) Establishment of receivables from United States Steel Corporation under the Financial Matters Agreement for obligations relating to industrial revenue bonds and a sublease of the Fairfield caster.

  (4) Payment from United States Steel Corporation, the proceeds of which will be used to redeem the Trust Preferred, to repay the 6.5% Preferred Stock, to repay the Receivables Facility and to fund a portion of the Separation Costs.

  (5) New financing arrangements of Marathon Oil Corporation, the proceeds of which will be used to fund the remaining portion of the Separation Costs.

  For a more detailed description, see "THE SEPARATION--Financing
  Arrangements Relating to the Separation" on page 44.


  The increase in cash of $189 million reflects the recognition of the portion of USX invested cash historically attributed to United States Steel which will be included in the accounts of Marathon Oil Corporation.


  The increase in other current assets of $20 million reflects the principal and accrued interest on industrial revenue bonds and the Fairfield caster lease for which Marathon Oil Corporation remains obligated but United States Steel Corporation assumes responsibility for repayment.


  The increase in other assets of $551 million primarily reflects receivables from United States Steel Corporation of $470 million related to industrial revenue bonds for which Marathon Oil Corporation remains obligated but United States Steel Corporation assumes responsibility for repayment and $78 million related to a sublease of the Fairfield caster to United States Steel Corporation.


  The increase in current liabilities other than debt of $25 million primarily reflects the recognition of the portion of USX's accrued interest payable historically attributed to United States Steel which will be included in the accounts of Marathon Oil Corporation.

  The net increase in debt of $711 million (the sum of an increase in notes payable and long-term debt due within one year of $344 million and an increase in long-term debt of $367 million) primarily reflects the refinancing of other obligations (Preferred securities of subsidiaries and 6.50% Preferred Stock), net of invested cash, by United States Steel Corporation, the refinancing of other obligations and Separation Costs by Marathon Oil Corporation, and certain obligations assumed by United States Steel Corporation but reflected as both an asset and liability by Marathon Oil Corporation. The following table reconciles the amount of total USX debt to the pro forma balance of Marathon Oil Corporation debt.



                                                                      Dollars
                                                                    in millions
                                                                    -----------
     Total USX debt.........................................          $4,359
     Less debt attributed to discontinued operations........           2,432
                                                                      ------
     Debt of Marathon Oil Corporation before separation
      adjustments...........................................           1,927
     Other obligations, net of invested cash, which will be
      refinanced by United States Steel Corporation:
       Preferred securities of subsidiaries.................  (249)
       6.50% Preferred Stock................................  (121)
       Invested cash........................................   189
       Other financial activities...........................   (35)
       Excess of redemption value over carrying value of
        Trust Preferred.....................................   (14)
     Other obligations which will be refinanced by Marathon
      Oil Corporation:
       Separation Costs.....................................    60
       Redemption of the Trust Preferred....................   197
       Repayment of the 6.50% Preferred Stock...............   121
     Obligations assumed by United States Steel Corporation,
      reflected as both an asset and liability by Marathon
      Oil Corporation:
       Industrial revenue bonds.............................   479
       Fairfield caster lease...............................    84
                                                              ----
     Net refinancing of other obligations and obligations
      assumed by United States Steel Corporation............             711
                                                                      ------
     Debt before the Value Transfer.........................           2,638
     Value Transfer.........................................             900
                                                                      ------
     Pro forma balance of Marathon Oil Corporation debt.....          $3,538
                                                                      ======


   The decrease in other long-term liabilities of $4 million reflects expected tax benefits related to the Separation Costs.

  The increase in preferred securities of subsidiaries of $66 million reflects the recognition of the portion of such obligations historically attributed to United States Steel which will be included in the accounts of Marathon Oil Corporation.

  The decrease in equity of $150 million consists of the following:



                                                                       Dollars
                                                                     in millions
                                                                     -----------
     Repayment of 6.50% Preferred Stock.............................    $121
     Adjustments related to Separation Costs........................      29
                                                                        ----
     Net decrease in equity.........................................    $150
                                                                        ====


  The extraordinary loss of $11 million on the redemption of the Trust Preferred, net of the income tax benefit, included in pro forma equity is calculated below:



                                                                    Dollars
                                                                  in millions
                                                                  -----------
     Redemption cost (3,937,163 shares redeemed at $50 per
      share).....................................................    $ 197
     Carrying value..............................................     (183)
     Writeoff of deferred financing costs........................        4
                                                                     -----
     Extraordinary loss before income tax benefit................       18
     Income tax benefit..........................................       (7)
                                                                     -----
     Extraordinary loss, net of income tax benefit...............    $  11
                                                                     =====


  The extraordinary loss is reflected on the unaudited pro forma condensed balance sheet but not in the unaudited pro forma condensed statements of operations.

  The decrease in net investment in discontinued operations of $123 million reflects the offsetting impact of these adjustments on United States Steel Corporation. For a detailed description, see "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR UNITED STATES STEEL CORPORATION" on pages C-1 to C-8.


  The pro forma sources and uses of funds received from United States Steel Corporation and from new financing arrangements were as follows:


                                                                       Dollars
                                                                     in millions
                                                                     -----------
     Payment from United States Steel Corporation...................    $868
                                                                        ====
     Repayment of the Receivables Facility..........................    $350
     Redemption of the Trust Preferred..............................     197
     Repayment of the 6.50% Preferred Stock.........................     121
     Repayment of other debt obligations............................     140
     Payment of Separation Costs....................................      60
                                                                        ----
       Total........................................................    $868
                                                                        ====


  The payment from United States Steel Corporation will be reduced by the amount paid by Marathon to United States Steel in the preliminary tax settlement. This amount is expected to be at least $300 million. For more information regarding this tax settlement, see "RELATIONSHIP BETWEEN UNITED STATES STEEL CORPORATION AND MARATHON OIL CORPORATION AFTER THE SEPARATION--Tax Sharing Agreement" on page 114.


  The decrease in other long-term liabilities of $4 million reflects expected tax benefits related to the Separation Costs.

(D) Reflects the assignment of certain USX corporate assets and liabilities to United States Steel Corporation. For a more detailed description, see "THE SEPARATION--Assignment of Other USX Corporate Assets and Certain Liabilities in the Separation" on page 50. The effects can be summarized as follows:



                                               Dollars in millions
                               ---------------------------------------------------
                               Property,
                               Plant and  Other      Current      Other
                               Equipment  Assets   Liabilities Liabilities  Total
                               --------- -------   ----------- ----------- -------
     Property, plant and
      equipment..............    $(20)   $   --     $    --     $    --    $   (20)
     Assets and liabilities
      associated with
      employee benefits......     --          (5)         (2)        (66)      (73)
     Reclassification of
      intercompany balances..     --         (77)        --           77       --
     Income tax assets and
      liabilities, including
      the tax effect of above
      adjustments............     --         --          --           50        50
                                 ----    -------    -------     -------    -------
     Net effect on net
      investment in
      discontinued
      operations.............    $(20)   $   (82)   $     (2)   $     61   $   (43)
                                 ====    =======    =======     =======    =======


(E) Reflects the removal of the net investment in discontinued operations. Also reflects the distribution of New U. S. Steel Shares to the holders of
    U. S. Steel Group Shares as a dividend. Because the net investment in discontinued operations exceeded the fair value, as measured by the aggregate market value of the U. S. Steel Group Shares at June 30, 2001, a nonrecurring non-cash charge would have been recognized as follows:



                                                                     Dollars
                                                                   in millions
                                                                   -----------
     Market value of the U. S. Steel Group Shares (89,156,721
      shares of stock issued and outstanding at $20.15 per
      share)......................................................   $1,797
     Less net investment in discontinued operations...............    2,680
                                                                     ------
     Loss on separation...........................................   $ (883)
                                                                     ======




(F) Reflects adjustments related to the $900 million Value Transfer. In connection with the Separation, a portion of USX indebtedness will be repaid or retired and United States Steel Corporation will incur indebtedness and agree to repay a portion of the indebtedness and other obligations of USX, such that the amount of indebtedness and other obligations for which United States Steel Corporation is responsible is $900 million less than the net amounts attributed to United States Steel immediately prior to the Separation. For a more detailed description of the Value Transfer, see "THE SEPARATION--Financing Arrangements Relating to the Separation" on page 44.

                            MARATHON OIL CORPORATION

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                      Six Months Ended June 30, 2001

                 Dollars in millions (except per share amounts)


                                                                             Marathon Oil
                                                                             Corporation
                                                                              Pro Forma
                                                              Discontinued      Before                  Marathon Oil
                                                      USX      Operations     Separation  Separation    Corporation
                                                   Historical Adjustments    Adjustments  Adjustments    Pro Forma
                                                   ---------- ------------   ------------ -----------   ------------
Revenues and other income........................   $21,188     $(3,301)(A)    $17,911      $             $17,911
                                                                     24 (B)
Costs and expenses:
  Cost of revenues (excludes items shown below)..    15,560      (3,148)(A)     12,436                     12,436
                                                                     24 (B)
  Selling, general and administrative expenses...       329          (3)(A)        340                        340
                                                                     14 (C)
  Depreciation, depletion and amortization.......       761        (152)(A)        609                        609
  Taxes other than income taxes..................     2,450        (126)(A)      2,324                      2,324
  Exploration expenses...........................        49         --              49                         49
                                                    -------     -------        -------      -------       -------
    Total costs and expenses.....................    19,149      (3,391)        15,758                     15,758
                                                    -------     -------        -------      -------       -------
Income from operations...........................     2,039         114          2,153                      2,153
Net interest and other financial costs...........       109         (36)(A)         83           30 (F)       113
                                                                     10 (D)
Minority interest in Marathon Ashland
 Petroleum LLC...................................       427         --             427                        427
                                                    -------     -------        -------      -------       -------
Income before income taxes.......................     1,503         140          1,643          (30)        1,613
Provision for income taxes.......................       434         143 (A)        569          (11)(G)       558
                                                                     (8)(E)
                                                    -------     -------        -------      -------       -------
Income from continuing operations................     1,069           5          1,074          (19)        1,055
Discontinued operations:
 Results of operations, net of tax...............       --           (5)(A)         (5)           5 (H)       --
                                                    -------     -------        -------      -------       -------
Income before cumulative effect of change in
 accounting principle............................     1,069         --           1,069          (14)        1,055
Cumulative effect of change in accounting
 principle.......................................        (8)        --              (8)                        (8)
                                                    -------     -------        -------      -------       -------
Net income.......................................   $ 1,061     $   --         $ 1,061      $   (14)      $ 1,047
                                                    =======     =======        =======      =======       =======
Applicable to Marathon Stock: (I)
Income before cumulative effect of change in
 accounting principle............................   $ 1,090
  Per share--basic...............................      3.53
--diluted........................................      3.52
Cumulative effect of change in accounting
 principle.......................................   $    (8)
  Per share--basic...............................     (0.03)
--diluted........................................     (0.02)
Net income.......................................   $ 1,082
  Per share--basic and diluted...................      3.50
Applicable to Steel Stock: (I)
Income (loss) before cumulative effect of change
 in accounting principle.........................   $   (25)
  Per share--basic and diluted...................     (0.28)
Cumulative effect of change in accounting
 principle.......................................   $   --
  Per share--basic and diluted...................       --
Net income (loss)................................   $   (25)
  Per share--basic and diluted...................     (0.28)
Applicable to Marathon Oil Corporation Stock: (I)
Income before cumulative effect of change in
 accounting principle............................                                                         $ 1,055
  Per share--basic...............................                                                            3.41
--diluted........................................                                                            3.40
Cumulative effect of change in accounting
 principle.......................................                                                         $    (8)
  Per share--basic...............................                                                           (0.03)
--diluted........................................                                                           (0.02)
Net income.......................................                                                         $ 1,047
  Per share--basic and diluted...................                                                            3.38

      See Notes to Unaudited Pro Forma Condensed Statement of Operations.

                            MARATHON OIL CORPORATION

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          Year Ended December 31, 2000
                 Dollars in millions (except per share amounts)


                                                    Marathon Oil
                                                    Corporation
                                                     Pro Forma
                                     Discontinued      Before                 Marathon Oil
                             USX      Operations     Separation  Separation   Corporation
                          Historical Adjustments    Adjustments  Adjustments   Pro Forma
                          ---------- ------------   ------------ -----------  ------------
Revenues and other
 income.................   $39,914     $(6,132)(A)    $33,859       $           $33,859
                                            77 (B)
Costs and expenses:
  Cost of revenues
   (excludes items shown
   below)...............    31,056      (5,656)(A)     25,477                    25,477
                                            77 (B)
  Selling, general and
   administrative
   expenses.............       402         223 (A)        643                       643
                                            18 (C)
  Depreciation,
   depletion and
   amortization.........     1,605        (360)(A)      1,245                     1,245
  Taxes other than
   income taxes.........     4,861        (235)(A)      4,626                     4,626
  Exploration expenses..       238         --             238                       238
                           -------     -------        -------       ----        -------
    Total costs and
     expenses...........    38,162      (5,933)        32,229                    32,229
                           -------     -------        -------       ----        -------
Income from operations..     1,752        (122)         1,630                     1,630
Net interest and other
 financial costs........       341        (105)(A)        236         89 (F)        325
Minority interest in
 Marathon Ashland
 Petroleum LLC..........       498         --             498                       498
                           -------     -------        -------       ----        -------
Income before income
 taxes..................       913         (17)           896        (89)           807
Provision for income
 taxes..................       502         (20)(A)        476        (33)(G)        443
                                            (6)(E)
                           -------     -------        -------       ----        -------
Income from continuing
 operations.............       411           9            420        (56)           364
Discontinued operations:
 Results of operations,
  net of tax............       --           (9)(A)         (9)         9 (H)        --
                           -------     -------        -------       ----        -------
                                       $
Net income..............   $   411         --         $   411       $(47)       $   364
                           =======     =======        =======       ====        =======
Applicable to Marathon
 Stock: (I)
Per share--basic and
 diluted
  Net income............   $  1.39
Applicable to Steel
 Stock: (I)
Per share--basic and
 diluted
  Net income............   $ (0.33)
Applicable to Marathon
 Oil Corporation Stock:
 (I)
Per share--basic and
 diluted
  Net income............                                                        $  1.17

       See Notes to Unaudited Pro Forma Condensed Statement of Operations

                            MARATHON OIL CORPORATION

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1999
                              Dollars in millions


                                                                  Marathon
                                                               Oil Corporation
                                                                  Pro Forma
                                                Discontinued       Before
                                        USX      Operations      Separation
                                     Historical Adjustments      Adjustments
                                     ---------- ------------   ---------------
Revenues and other income...........  $29,119     $(5,470)(A)      $23,707
                                                       58 (B)
Costs and expenses:
  Cost of revenues (excludes items
   shown below).....................   21,679      (5,084)(A)       16,653
                                                       58 (B)
  Selling, general and
   administrative expenses..........      203         283 (A)          498
                                                       12 (C)
  Depreciation, depletion and
   amortization.....................    1,254        (304)(A)          950
  Taxes other than income taxes.....    4,433        (215)(A)        4,218
  Exploration expenses..............      238                          238
  Inventory market valuation
   credits..........................     (551)                        (551)
                                      -------     -------          -------
    Total costs and expenses........   27,256      (5,250)          22,006
                                      -------     -------          -------
Income from operations..............    1,863        (162)           1,701
Net interest and other financial
 costs..............................      362         (74)(A)          288
Minority interest in Marathon
 Ashland Petroleum LLC..............      447                          447
                                      -------     -------          -------
Income before income taxes..........    1,054         (88)             966
Provision for income taxes..........      349         (25)(A)          320
                                                       (4)(E)
                                      -------     -------          -------
Income from continuing operations...      705         (59)             646
Discontinued operations:
 Results of operations, net of tax..                   59 (A)           59
Extraordinary losses................        7                            7
                                      -------     -------          -------
Net income..........................  $   698     $   --           $   698
                                      =======     =======          =======



       See Notes to Unaudited Pro Forma Condensed Statement of Operations

                            MARATHON OIL CORPORATION

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1998
                              Dollars in millions


                                                                  Marathon
                                                               Oil Corporation
                                                                  Pro Forma
                                                Discontinued       Before
                                        USX      Operations      Separation
                                     Historical Adjustments      Adjustments
                                     ---------- ------------   ---------------
Revenues and other income...........  $28,077     $(6,477)(A)      $21,623
                                                       23 (B)
Costs and expenses:
  Cost of revenues (excludes items
   shown below).....................   20,211      (5,604)(A)       14,630
                                                       23 (B)
  Selling, general and
   administrative expenses..........      304         201 (A)          514
                                                        9 (C)
  Depreciation, depletion and
   amortization.....................    1,224        (283)(A)          941
  Taxes other than income taxes.....    4,241        (212)(A)        4,029
  Exploration expenses..............      313                          313
  Inventory market valuation
   charges..........................      267                          267
                                      -------     -------          -------
    Total costs and expenses........   26,560      (5,866)          20,694
                                      -------     -------          -------
Income from operations..............    1,517        (588)             929
Net interest and other financial
 costs..............................      279         (42)(A)          237
Minority interest in Marathon
 Ashland Petroleum LLC..............      249                          249
                                      -------     -------          -------
Income before income taxes..........      989        (546)             443
Provision for income taxes..........      315        (173)(A)          139
                                                       (3)(E)
                                      -------     -------          -------
Income from continuing operations...      674        (370)             304
Discontinued operations:
  Results of operations, net of
   tax..............................                  370 (A)          370
                                      -------     -------          -------
Net income..........................  $   674     $   --           $   674
                                      =======     =======          =======



       See Notes to Unaudited Pro Forma Condensed Statement of Operations

                            MARATHON OIL CORPORATION

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

(A) Reflects the reclassification of all revenues and expenses of the businesses of United States Steel to discontinued operations. The measurement date for discontinued operations purposes will be on or about the Separation Effective Time.


(B) Reflects the establishment of revenues and the related cost of revenues for intercompany sales previously eliminated in consolidation.


(C) Reflects the reversal of general corporate overhead expenses allocated to United States Steel that are not permitted to be reflected in discontinued operations.


(D) Reflects the reversal of a portion of the interest expense allocated to United States Steel that is not permitted to be reflected in discontinued operations. The only period in which allocated interest exceeded the permitted amount was the six months ended June 30, 2001.


(E) Reflects the income tax effects of adjustments (C) and (D).




(F) Reflects an increase in net interest and other financial costs as a result of an increase in the amount of indebtedness of Marathon Oil Corporation following the Separation, as compared to the amount of USX debt attributed to Marathon. The increase primarily reflects the $900 million Value Transfer and the repayment of the 6.50% Preferred Stock. Pro forma interest costs have been calculated based on pro forma average levels of debt for the six months ended June 30, 2001, and for the year ended December 31, 2000. Pro forma debt reflects the redemption of the Trust Preferred Securities and 6.50% Preferred Stock, repayment of the Receivables Facility, and payments from United States Steel Corporation for debt attributed to United States Steel prior to the Separation that will remain with Marathon Oil Corporation. In 2001, pro forma debt also includes the effects of additional drawings on existing lines of credit to fund Marathon's portion of the Separation Costs and to fund a portion of the repayment of the Receivables Facility. For the majority of the year 2000, the amount of debt that would have remained with Marathon Oil Corporation was less than the net debt levels of USX attributed to Marathon, adjusted for the $900 million Value Transfer. As a result, pro forma debt for 2000 reflects additional drawings on existing lines of credit to fund the redemption of the Trust Preferred Securities and 6.5% Preferred Stock, to repay the Receivables Facility, and to pay Marathon's share of the Separation Costs.


  The assumed interest rate for new financings was 6% in 2001 and 7% in 2000, which was based on the average borrowing rates on available lines of credit. A 1/8 percentage point change in the assumed financing rate would have changed annualized interest costs in 2000 by approximately $1 million.


(G) Reflects the income tax effects of adjustments (F).


(H) Reflects the elimination of discontinued operations as a result of the Separation. Also includes amounts related to corporate administrative costs and interest costs allocated to United States Steel but not classified as discontinued operations.


(I) Weighted average shares of common stock outstanding were 308,928,000 (basic) and 309,338,000 (diluted) for both Marathon Group and, on a pro forma basis, Marathon Oil Corporation for the six month period ended June 30, 2001. Weighted average shares of common stock outstanding were 311,531,000 (basic) and 311,761,000 (diluted) for both Marathon Group and, on a pro forma basis, Marathon Oil Corporation for year ended December 31, 2000. Weighted average shares of common stock outstanding (basic and diluted) for the U. S. Steel Group were 88,906,000 for the six months ended June 30, 2001, and 88,613,000 for the year ended December 31, 2000. Preferred stock dividends of $4 million and $8 million reduced net income applicable to U. S. Steel Group Shares for the six months ended June 30, 2001, and for the year ended December 31, 2000, respectively.

                                                                    ANNEX D


                             Index For Annex D


            Historical Financial Information for United States Steel


                                                                           Page
                                                                           ----
Report of Independent Accountants.........................................  D-2
Audited Combined Financial Statements:
  Combined Statement of Operations--Years Ended December 31, 2000, 1999
   and 1998...............................................................  D-3
  Combined Balance Sheet--at December 31, 2000 and 1999...................  D-4
  Combined Statement of Cash Flows--Years Ended December 31, 2000, 1999
   and 1998...............................................................  D-5
  Notes to Combined Financial Statements..................................  D-6
Unaudited Combined Financial Information:
  Selected Quarterly Financial Data....................................... D-32
  Supplementary Information on Mineral Reserves........................... D-32
  Principal Unconsolidated Investees...................................... D-35
Unaudited Interim Combined Financial Information:
  Combined Statement of Operations--Second Quarter and Six Months Ended
   June 30, 2001 and 2000................................................. D-36
  Combined Balance Sheet--at June 30, 2001 and December 31, 2000.......... D-37
  Combined Statement of Cash Flows--Six Months Ended June 30, 2001 and
   2000................................................................... D-38
  Selected Notes to Combined Financial Statements......................... D-39

                       Report of Independent Accountants

To the Stockholders of USX Corporation

   In our opinion, the accompanying combined balance sheets and the related combined statements of operations and of cash flows present fairly, in all material respects, the financial position of United States Steel at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of USX Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
February 7, 2001

                              UNITED STATES STEEL

                        COMBINED STATEMENT OF OPERATIONS

                                                         2000    1999    1998
                                                        ------  ------  ------
                                                            (Dollars in
                                                             millions)
Revenues and other income:
  Revenues............................................. $6,090  $5,536  $6,378
  Income (loss) from investees.........................     (8)    (89)     46
  Net gains on disposal of assets......................     46      21      54
  Other income (loss)..................................      4       2      (1)
                                                        ------  ------  ------
    Total revenues and other income....................  6,132   5,470   6,477
                                                        ------  ------  ------
Costs and expenses:
  Cost of revenues (excludes items shown below)........  5,656   5,084   5,604
  Selling, general and administrative expenses
   (credits) (Note 12).................................   (223)   (283)   (201)
  Depreciation, depletion and amortization.............    360     304     283
  Taxes other than income taxes........................    235     215     212
                                                        ------  ------  ------
    Total costs and expenses...........................  6,028   5,320   5,898
                                                        ------  ------  ------
Income from operations.................................    104     150     579
Net interest and other financial costs (Note 7)........    105      74      42
                                                        ------  ------  ------
Income (loss) before income taxes and extraordinary
 losses................................................     (1)     76     537
Provision for income taxes (Note 15)...................     20      25     173
                                                        ------  ------  ------
Income (loss) before extraordinary losses..............    (21)     51     364
Extraordinary losses (Note 6)..........................    --        7     --
                                                        ------  ------  ------
Net income (loss)......................................    (21)     44     364
Dividends on preferred stock...........................      8       9       9
                                                        ------  ------  ------
Net income (loss) available to USX's net investment.... $  (29) $   35  $  355
                                                        ======  ======  ======


    The accompanying notes are an integral part of these combined financial statements.

                              UNITED STATES STEEL

                             COMBINED BALANCE SHEET


                                                              December 31
                                                         ----------------------
                                                            2000        1999
                                                         ----------  ----------
                                                         (Dollars in millions)
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $      219  $       22
  Receivables, less allowance for doubtful accounts of
   $57 and $10.........................................         625         486
  Receivables subject to a security interest (Note
   11).................................................         350         350
  Receivables from related parties (Note 13)...........         366          99
  Inventories (Note 14)................................         946         743
  Deferred income tax benefits (Note 15)...............         201         281
  Other current assets.................................          10         --
                                                         ----------  ----------
    Total current assets...............................       2,717       1,981
Investments and long-term receivables, less reserves of
 $38 and $3 (Note 16)..................................         439         475
Long-term receivables from related parties (Note 13)...          97          97
Property, plant and equipment--net (Note 21)...........       2,739       2,516
Prepaid pensions (Note 12).............................       2,672       2,404
Other noncurrent assets................................          47          52
                                                         ----------  ----------
    Total assets.......................................  $    8,711  $    7,525
                                                         ==========  ==========
                      LIABILITIES
Current liabilities:
  Notes payable........................................  $       70  $      --
  Accounts payable.....................................         755         751
  Accounts payable to related parties (Note 13)........           5           6
  Payroll and benefits payable.........................         202         322
  Accrued taxes........................................         173         177
  Accrued interest.....................................          47          15
  Long-term debt due within one year (Note 11).........         139          13
                                                         ----------  ----------
    Total current liabilities..........................       1,391       1,284
Long-term debt (Note 11)...............................       2,236         902
Deferred income taxes (Note 15)........................         666         348
Employee benefits (Note 12)............................       1,767       2,245
Deferred credits and other liabilities.................         483         441
Preferred stock of subsidiary (Note 10)................          66          66
Mandatorily redeemable convertible preferred securities
 of a subsidiary trust holding solely junior
 subordinated convertible debentures of USX (Note 18)..         183         183
                   EQUITY (Note 19)
Preferred stock........................................           2           3
USX's net investment...................................       1,950       2,073
Deferred compensation..................................          (3)        --
Accumulated other comprehensive income (loss)..........         (30)        (20)
                                                         ----------  ----------
    Total equity.......................................       1,919       2,056
                                                         ----------  ----------
    Total liabilities and equity.......................  $    8,711  $    7,525
                                                         ==========  ==========


    The accompanying notes are an integral part of these combined financial statements.

                              UNITED STATES STEEL

                        COMBINED STATEMENT OF CASH FLOWS

                                                           2000   1999   1998
                                                          ------  -----  -----
                                                             (Dollars in
                                                              millions)
Increase (decrease) in cash and cash equivalents
Operating activities:
Net income (loss).......................................  $  (21) $  44  $ 364
Adjustments to reconcile to net cash provided from (used
 in) operating activities:
  Extraordinary losses..................................     --       7    --
  Depreciation, depletion and amortization..............     360    304    283
  Pensions and other postretirement benefits............    (847)  (256)  (215)
  Deferred income taxes.................................     389    107    158
  Net gains on disposal of assets.......................     (46)   (21)   (54)
  Changes in:
    Current receivables--sold...........................     --    (320)   (30)
--operating turnover....................................    (263)  (242)   232
    Inventories.........................................     (63)   (14)     7
    Current accounts payable and accrued expenses.......    (262)   239   (285)
  All other--net........................................     126     72    (80)
                                                          ------  -----  -----
    Net cash provided from (used in) operating
     activities.........................................    (627)   (80)   380
                                                          ------  -----  -----
Investing activities:
  Capital expenditures..................................    (244)  (287)  (310)
  Acquisition of U. S. Steel Kosice s.r.o., net of cash
   acquired of $59......................................     (10)   --     --
  Disposal of assets....................................      21     10     21
  Restricted cash--withdrawals..........................       2     15     35
  --deposits............................................      (2)   (17)   (35)
  Investees--investments................................     (35)   (15)   (73)
  --loans and advances..................................     (10)   --      (1)
  All other--net........................................       8    --      14
                                                          ------  -----  -----
    Net cash used in investing activities...............    (270)  (294)  (349)
                                                          ------  -----  -----
Financing activities (Note 10):
  Increase in attributed portion of USX consolidated
   debt.................................................   1,208    147     13
  Specifically attributed debt:
    Borrowings..........................................     --     350    --
    Repayments..........................................      (6)   (11)    (4)
  Steel Stock issued....................................     --     --      55
  Preferred stock repurchased...........................     (12)    (2)    (8)
  Dividends paid........................................     (97)   (97)   (96)
                                                          ------  -----  -----
    Net cash provided from (used in) financing
     activities.........................................   1,093    387    (40)
                                                          ------  -----  -----
Effect of exchange rate changes on cash.................       1    --     --
                                                          ------  -----  -----
Net increase (decrease) in cash and cash equivalents....     197     13     (9)
Cash and cash equivalents at beginning of year..........      22      9     18
                                                          ------  -----  -----
Cash and cash equivalents at end of year................  $  219  $  22  $   9
                                                          ======  =====  =====

See Note 9, for supplemental cash flow information.

    The accompanying notes are an integral part of these combined financial statements.

                              UNITED STATES STEEL

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

   The accompanying combined financial statements represent a carve-out financial statement presentation of the businesses comprising United States Steel, and are not intended to be a complete presentation of the financial position, the results of operations and cash flows of United States Steel on a stand-alone basis. These combined financial statements are presented as if United States Steel existed as an entity separate from the remaining businesses of USX Corporation (USX) during the periods presented. The allocations and estimates included in these combined financial statements are determined using the methodologies described in Note 4.

   United States Steel through its Domestic Steel segment, is engaged in the production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; engineering and consulting services and, through its U.S. Steel Kosice segment, primarily located in the Slovak Republic, in the production and sale of steel mill products and coke for the central European market. Most businesses within the Domestic Steel segment are divisions of USX. Certain business activities are conducted through joint ventures and partially owned companies, such as USS-POSCO Industries, PRO-TEC Coating Company, Clairton 1314B Partnership, Republic Technologies International LLC and Rannila Kosice s.r.o.

   The accompanying combined financial statements include the historical operations of certain divisions of USX and certain subsidiaries of USX. In this context, no direct ownership existed among all the various units comprising United States Steel; accordingly, USX's net investment in United States Steel (USX's net investment) is shown in lieu of Common Stockholder's Equity in the combined financial statements. The combined financial statements included herein have been prepared from USX's historical accounting records.

2. Summary of Principal Accounting Policies

   Principles applied in consolidation--Investments in entities over which United States Steel has significant influence are accounted for using the equity method of accounting and are carried at United States Steel's share of net assets plus loans and advances.

   Investments in companies whose stock is publicly traded are carried generally at market value. The difference between the cost of these investments and market value is recorded in other comprehensive income (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost.

   Income from investees includes United States Steel's proportionate share of income from equity method investments. Also, gains or losses from a change in ownership of an unconsolidated investee are recognized in the period of change.

   Use of estimates--Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; liabilities for potential tax deficiencies and potential litigation claims and settlements; and assets and obligations related to employee benefits. Additionally, certain estimated liabilities are recorded when management commits to a plan to close an operating facility or to exit a business activity. Actual results could differ from the estimates and assumptions used.

   Revenue recognition--Revenues are recognized generally when products are shipped or services are provided to customers, the sales price is fixed and determinable, and collectibility is reasonably assured. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of revenues.

                              UNITED STATES STEEL

   Cash and cash equivalents--Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities generally of three months or less.

   Inventories--Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

   Derivative instruments--United States Steel uses commodity-based derivative instruments to manage its exposure to price risk. Management is authorized to use futures, forwards, swaps and options related to the purchase of natural gas, refined products and nonferrous metals used in steel operations. Recorded deferred gains or losses are reflected within other current and noncurrent assets or accounts payable and deferred credits and other liabilities, as appropriate.

   Long-lived assets--Depreciation is generally computed using a modified straight-line method based upon estimated lives of assets and production levels. The modification factors for domestic steel producing assets range from a minimum of 85% at a production level below 81% of capability, to a maximum of 105% for a 100% production level. No modification is made at the 95% production level, considered the normal long-range level.

   Depletion of mineral properties is based on rates which are expected to amortize cost over the estimated tonnage of minerals to be removed.

   United States Steel evaluates impairment of its long-lived assets on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.

   When long-lived assets depreciated on an individual basis are sold or otherwise disposed of, any gains or losses are reflected in income. Gains on disposal of long-lived assets are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when long-lived assets are reclassified as assets held for sale. Proceeds from disposal of long-lived assets depreciated on a group basis are credited to accumulated depreciation, depletion and amortization with no immediate effect on income.

   Major maintenance activities--United States Steel incurs planned major maintenance costs primarily for blast furnace relines. Such costs are separately capitalized in property, plant and equipment and are amortized over their estimated useful life, which is generally the period until the next scheduled reline.

   Environmental remediation--United States Steel provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted in certain instances.

   Postemployment benefits--United States Steel recognizes an obligation to provide postemployment benefits, primarily for disability-related claims covering indemnity and medical payments to certain employees. The obligation for these claims and the related periodic costs are measured using actuarial techniques and assumptions, including an appropriate discount rate, analogous to the required methodology for measuring pension and other postretirement benefit obligations. Actuarial gains and losses are deferred and amortized over future periods.

   Insurance--United States Steel is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

                              UNITED STATES STEEL

3. New Accounting Standards

   In the fourth quarter of 2000, United States Steel adopted the following accounting pronouncements primarily related to the classification of items in the financial statements. The adoption of these new pronouncements had no net effect on the financial position or results of operations of United States Steel, although they required reclassifications of certain amounts in the financial statements, including all prior periods presented.

  . In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," which summarizes the SEC staff's interpretations of generally accepted accounting principles related to revenue recognition and classification.

  . In 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued EITF Consensus No. 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent," which addresses whether certain items should be reported as a reduction of revenue or as a component of both revenues and cost of revenues, and EITF Consensus No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the classification of costs incurred for shipping goods to customers.

  . In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140). SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. United States Steel adopted certain recognition and reclassification provisions of SFAS 140, which were effective for fiscal years ending after December 15, 2000. The remaining provisions of SFAS 140 are effective after March 31, 2001.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which later was amended by SFAS Nos. 137 and 138. This Standard requires recognition of all derivatives as either assets or liabilities at fair value. Changes in fair value will be reflected in either current period net income or other comprehensive income, depending on the designation of the derivative instrument. United States Steel may elect not to designate a derivative instrument as a hedge even if the strategy would be expected to qualify for hedge accounting treatment. The adoption of SFAS No. 133 will change the timing of recognition for derivative gains and losses as compared to previous accounting standards.

   United States Steel will adopt the Standard effective January 1, 2001. The transition adjustment resulting from the adoption of SFAS No. 133 will be reported as a cumulative effect of a change in accounting principle. The transition adjustment for United States Steel is expected to be immaterial. The amounts reported as other comprehensive income will be reflected in net income when the anticipated physical transactions are consummated. It is not possible to estimate the effect that this Standard will have on future results of operations.

4. Corporate Activities

   Financial activities--As a matter of policy, USX manages most financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions related primarily to invested cash, short-term and

                              UNITED STATES STEEL
long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends are attributed to United States Steel based upon its cash flows for the periods presented and its initial capital structure. Most financing transactions are not specifically attributed to United States Steel but represent attributed amounts of USX's financial activities. See Note 10, for United States Steel's attributed portion of USX's financial activities. However, transactions such as leases, certain collateralized financings, certain indexed debt instruments, financial activities of consolidated entities which are less than wholly owned by USX and transactions related to securities convertible solely into USX-U. S. Steel Group Common Stock are or will be specifically attributed to and reflected in their entirety in the financial statements of United States Steel.

   Corporate general and administrative costs--Corporate general and administrative costs are allocated to United States Steel by USX based upon utilization or other methods management believes to be reasonable and which consider certain measures of business activities, such as employment, investments and revenues. The costs allocated to United States Steel were $25 million in 2000, $17 million in 1999 and $24 million in 1998, and primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

   Income taxes--All members of the USX affiliated group are included in the consolidated United States federal income tax return filed by USX. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The consolidated provision and the related tax payments or refunds have been reflected in the United States Steel financial statements in accordance with USX's tax allocation policy. In general, such policy provides that the consolidated tax provision and related tax payments or refunds are allocated to United States Steel for financial statement purposes, based upon its financial income, taxable income, credits, preferences, and other directly related amounts.

   For tax provision and settlement purposes, tax benefits resulting from attributes (principally net operating losses and various tax credits), which cannot be utilized by United States Steel on a separate return basis but which can be utilized on a consolidated basis in that year or in a carryback year, are allocated to United States Steel if it generated the attributes. To the extent that United States Steel is allocated a consolidated tax attribute which, as a result of expiration or otherwise, is not ultimately utilized on the consolidated tax return, the prior years' allocation of such attribute is adjusted such that the effect of the expiration is borne by United States Steel if it generated the attribute. Also, if a tax attribute cannot be utilized on a consolidated basis in the year generated or in a carryback year, the prior years' allocation of such consolidated tax effects is adjusted in a subsequent year to the extent necessary to allocate the tax benefits to United States Steel if it would have realized the tax benefits on a separate return basis. As a result, the allocated amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if United States Steel had filed its own separate tax returns.

5. Business Combination

   On November 24, 2000, United States Steel acquired U. S. Steel Kosice s.r.o.
(USSK), which is located in the Slovak Republic. USSK was formed in June 2000 to hold the steel operations and related assets of VSZ a.s. (VSZ), a diversified Slovak corporation. The cash purchase price was $69 million. Additional payments to VSZ of not less than $25 million and up to $75 million are contingent upon the future performance of USSK. Additionally, $325 million of debt was included with the acquisition. The acquisition was accounted for under the purchase method of accounting. The 2000 results of operations include the operations of USSK from the date of acquisition.

                              UNITED STATES STEEL

   Prior to this transaction, United States Steel and VSZ were equal partners in VSZ U. S. Steel s.r.o. (VSZUSS), a tin mill products manufacturer. The assets of USSK included VSZ's interest in VSZUSS. The acquisition of the remaining interest in VSZUSS was accounted for under the purchase method of accounting. Previously, United States Steel had accounted for its investment in VSZUSS under the equity method of accounting.



   The following unaudited pro forma data for United States Steel includes the results of operations of USSK for 2000 and 1999, giving effect to the acquisition as if it had been consummated at the beginning of the years presented. The pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations. In addition, VSZ did not historically provide carve-out financial information for its steel operations in accordance with generally accepted accounting principles in the United States. Therefore, United States Steel made certain estimates and assumptions regarding revenue and costs in the preparation of the following unaudited pro forma data.



                                                                   Year Ended
                                                                   December 31
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
                                                                  (In millions)
   Revenues and other income..................................... $7,094 $6,472
   Income before extraordinary loss..............................     57     36
   Net income....................................................     57     29


6. Extraordinary Losses

   In 1999, United States Steel irrevocably deposited with a trustee the entire
5.5 million common shares it owned in RTI International Metals, Inc. (RTI). The deposit of the shares resulted in the satisfaction of United States Steel's obligation under its 6 3/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity. All shares were required for satisfaction of the indexed debt; therefore, none reverted back to United States Steel.

   As a result of the above transaction, United States Steel recorded in 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains on disposal of assets.

   In 1999, Republic Technologies International, LLC, an equity investee of United States Steel, recorded an extraordinary loss related to the early extinguishment of debt. As a result, United States Steel recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.

                              UNITED STATES STEEL

7. Other Items

                                                                2000 1999  1998
                                                                ---- ----  ----
                                                                (In millions)
Net interest and other financial costs

Interest and other financial income:
  Interest income.............................................. $  3 $  1  $  5
  Other........................................................    7  --    --
                                                                ---- ----  ----
    Total......................................................   10    1     5
                                                                ---- ----  ----
Interest and other financial costs:
  Interest incurred............................................   88   45    40
  Less interest capitalized....................................    3    6     6
                                                                ---- ----  ----
    Net interest...............................................   85   39    34
  Interest on tax issues.......................................   11   15    16
  Financial costs on trust preferred securities................   13   13    13
  Financial costs on preferred stock of subsidiary.............    5    5     5
  Amortization of discounts....................................    1    1     2
  Expenses on sales of accounts receivable.....................  --    15    21
  Adjustment to settlement value of indexed debt...............  --   (13)  (44)
                                                                ---- ----  ----
    Total......................................................  115   75    47
                                                                ---- ----  ----
Net interest and other financial costs......................... $105 $ 74  $ 42
                                                                ==== ====  ====

Foreign currency transactions

   For 2000, the aggregate foreign currency transaction gain included in determining net income was $7 million. There were no foreign currency transaction gains or losses in 1999 and 1998.

8. Segment Information

   United States Steel consists of two reportable operating segments: 1) Domestic Steel and 2) U. S. Steel Kosice (USSK). Domestic Steel includes the United States operations of United States Steel, while USSK includes the United States Steel operations in the Slovak Republic. Domestic Steel is engaged in the domestic production and sale of steel mill products, coke and taconite pellets; the management of mineral resources; coal mining; engineering and consulting services; and real estate development and management. USSK is engaged in the production and sale of steel mill products and coke and primarily serves European markets.

   Segment income represents income from operations allocable to both operating segments and does not include net interest and other financial costs and provisions for income taxes. Additionally, the following items are not allocated to operating segments:

  .  Net pension credits associated with pension plan assets and liabilities

  .  Certain costs related to former United States Steel business activities

  . Allocated USX corporate general and administrative costs. These costs primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

  . Certain other items not allocated to operating segments for business performance reporting purposes (see reconcilement schedule on page D-13)

   Information on assets by segment is not provided as it is not reviewed by the chief operating decision maker.

                              UNITED STATES STEEL

   The following represents the operations of United States Steel:

                                                         Domestic
                                                          Steel   USSK Total
                                                         -------- ---- ------
                                                            (In millions)
2000
Revenues and other income:
  Customer..............................................  $5,981  $ 92 $6,073
  Other subsidiaries of USX(a)..........................      17   --      17
  Equity in losses of unconsolidated investees..........      (8)  --      (8)
  Other.................................................      50   --      50
                                                          ------  ---- ------
    Total revenues and other income.....................  $6,040  $ 92 $6,132
                                                          ======  ==== ======
Segment income..........................................  $   23  $  2 $   25
Significant noncash items included in segment income -
 depreciation, depletion and amortization(b)............     285     4    289
Capital expenditures....................................     239     5    244

1999
Revenues and other income:
  Customer..............................................  $5,519  $--  $5,519
  Other subsidiaries of USX(a)..........................      17   --      17
  Equity in losses of unconsolidated investees..........     (43)  --     (43)
  Other.................................................      46   --      46
                                                          ------  ---- ------
    Total revenues and other income.....................  $5,539  $--  $5,539
                                                          ======  ==== ======
Segment income..........................................  $   91  $--  $   91
Significant noncash items included in segment income -
 depreciation, depletion and amortization...............     304   --     304
Capital expenditures(c).................................     286   --     286

1998
Revenues and other income:
  Customer..............................................  $6,374  $--  $6,374
  Other subsidiaries of USX(a)..........................       2   --       2
  Equity in earnings of unconsolidated investees........      46   --      46
  Other.................................................      55   --      55
                                                          ------  ---- ------
    Total revenues and other income.....................  $6,477  $--  $6,477
                                                          ======  ==== ======
Segment income..........................................  $  517  $--  $  517
Significant noncash items included in segment income -
 depreciation, depletion and amortization...............     283   --     283
Capital expenditures(c).................................     305   --     305

--------
(a) Revenues and transfers with other subsidiaries of USX were conducted under terms comparable to those with unrelated parties.
(b) Difference between segment total and United States Steel total represents amounts for impairment of coal assets.
(c) Differences between segment total and United States Steel total represent amounts related to corporate administrative activities.

                              UNITED STATES STEEL

   The following schedules reconcile segment amounts to amounts reported in United States Steel's combined financial statements:

                                                         2000    1999    1998
                                                        ------  ------  ------
                                                           (In millions)
Revenues and Other Income:
  Revenues and other income of reportable segments..... $6,132  $5,539  $6,477
  Items not allocated to segments:
    Impairment and other costs related to an investment
     in an equity investee.............................    --      (47)    --
    Loss on investment in RTI stock used to satisfy
     indexed debt obligations..........................    --      (22)    --
                                                        ------  ------  ------
      Total revenues and other income.................. $6,132  $5,470  $6,477
                                                        ======  ======  ======
Income:
  Income for reportable segments....................... $   25  $   91  $  517
  Items not allocated to segments:
    Impairment of coal assets..........................    (71)    --      --
    Impairment and other costs related to an investment
     in an equity investee.............................    --      (47)    --
    Loss on investment in RTI stock used to satisfy
     indexed debt obligations..........................    --      (22)    --
    Administrative expenses............................    (25)    (17)    (24)
    Net pension credits................................    266     228     186
    Costs related to former businesses activities......    (91)    (83)   (100)
                                                        ------  ------  ------
      Total income from operations..................... $  104  $  150  $  579
                                                        ======  ======  ======

Revenues by Product:

                                                         2000    1999    1998
                                                        ------  ------  ------
                                                           (In millions)
Sheet and semi-finished steel products................. $3,288  $3,433  $3,598
Tubular, plate and tin mill products...................  1,731   1,140   1,546
Raw materials (coal, coke and iron ore)................    626     549     744
Other(a)...............................................    445     414     490

--------
(a) Includes revenue from the sale of steel production by-products, engineering and consulting services, real estate development and resource management.

                              UNITED STATES STEEL

Geographic Area:

   The information below summarizes the operations in different geographic areas.

                                           Revenues and Other Income
                                          ----------------------------
                                            Within    Between
                                          Geographic Geographic
                                     Year   Areas      Areas    Total  Assets(a)
                                     ---- ---------- ---------- ------ ---------
                                                    (In millions)
United States....................... 2000   $6,027      $--     $6,027  $2,745
                                     1999    5,452       --      5,452   2,889
                                     1998    6,460       --      6,460   3,043

Slovak Republic..................... 2000       95       --         95     376
                                     1999        3       --          3      60
                                     1998        6       --          6      66

Other Foreign Countries............. 2000       10       --         10      10
                                     1999       15       --         15       3
                                     1998       11       --         11       3

  Total............................. 2000   $6,132      $--     $6,132  $3,131
                                     1999    5,470       --      5,470   2,952
                                     1998    6,477       --      6,477   3,112

--------
(a)  Includes property, plant and equipment and investments.

                              UNITED STATES STEEL

9. Supplemental Cash Flow Information

                                                     2000     1999      1998
                                                    -------  -------  --------
                                                         (In millions)
Cash provided from (used in) operating activities
 included:
  Interest and other financial costs paid (net of
   amount capitalized)............................. $   (71) $   (77) $    (76)
  Income taxes refunded (paid), including
   settlements with USX under the tax allocation
   policy..........................................      81        3       (29)
Consolidated USX debt:
  Commercial paper:
    Issued......................................... $ 3,362  $ 6,282  $    --
    Repayments.....................................  (3,450)  (6,117)      --
  Credit agreements:
    Borrowings.....................................     437    5,529    17,486
    Repayments.....................................    (437)  (5,980)  (16,817)
  Other credit arrangements--net...................     150      (95)       55
  Other debt:
    Borrowings.....................................     --       319       671
    Repayments.....................................     (54)     (87)   (1,053)
                                                    -------  -------  --------
        Total...................................... $     8  $  (149) $    342
                                                    =======  =======  ========
  Activity attributed to United States Steel....... $ 1,208  $   147  $     13
  Activity attributed to other subsidiaries of
   USX.............................................  (1,200)    (296)      329
                                                    -------  -------  --------
        Total...................................... $     8  $  (149) $    342
                                                    =======  =======  ========
Noncash investing and financing activities:
  Stock issued for dividend reinvestment and
   employee stock plans............................ $     5  $     2  $      2
  Disposal of assets:
    Deposit of RTI common shares in satisfaction of
     indexed debt..................................     --        56       --
    Interest in USS/Kobe contributed to Republic...     --        40       --
    Other disposals of assets--notes or common
     stock received................................      14        1         2
  Business combinations:
    Acquisition of USSK:
      Liabilities assumed..........................     568      --        --
      Contingent consideration payable at present
       value.......................................      21      --        --
      Investee liabilities consolidated in step
       acquisition.................................       3      --        --
    Other acquisitions:
      Liabilities assumed..........................     --        26       --
      Investee liabilities consolidated in step
       acquisition.................................     --        26       --

                              UNITED STATES STEEL

10. Financial Activities Attributed to United States Steel

   The following is the portion of USX financial activities attributed to United States Steel. These amounts exclude amounts specifically attributed to United States Steel.

                                                        United
                                                        States    Consolidated
                                                         Steel         USX
                                                      ----------- -------------
                                                             December 31
                                                      -------------------------
                                                       2000  1999  2000   1999
                                                      ------ ---- ------ ------
                                                            (In millions)
Cash and cash equivalents............................ $  171 $  1 $  364 $    9
Other noncurrent assets..............................      3    1      7      8
                                                      ------ ---- ------ ------
  Total assets....................................... $  174 $  2 $  371 $   17
                                                      ====== ==== ====== ======
Notes payable........................................ $   70 $--  $  150 $  --
Accrued interest.....................................     45   13     95     95
Long-term debt due within one year (Note 11).........    130    7    277     54
Long-term debt (Note 11).............................  1,804  466  3,734  3,771
Preferred stock of subsidiary........................     66   66    250    250
                                                      ------ ---- ------ ------
  Total liabilities.................................. $2,115 $552 $4,506 $4,170
                                                      ====== ==== ====== ======

                                                 United States   Consolidated
                                                    Steel(a)         USX
                                                 -------------- --------------
                                                 2000 1999 1998 2000 1999 1998
                                                 ---- ---- ---- ---- ---- ----
                                                         (In millions)
Net interest and other financial costs (Note
 7)............................................. $59  $39  $29  $309 $334 $324

--------
(a) United States Steel's net interest and other financial costs reflect weighted average effects of all financial activities attributed by USX.

                              UNITED STATES STEEL

11. Long-Term Debt

   United States Steel's portion of USX's consolidated long-term debt is as follows:

                                                        United
                                                        States    Consolidated
                                                         Steel         USX
                                                      ----------- -------------
                                                             December 31
                                                      -------------------------
                                                       2000  1999  2000   1999
                                                      ------ ---- ------ ------
                                                            (In millions)
Specifically attributed debt(a):
  Receivables facility............................... $  350 $350 $  350 $  350
  Sale-leaseback financing and capital leases........     88   92     95    107
  Other..............................................      3  --       4      1
                                                      ------ ---- ------ ------
    Total............................................    441  442    449    458
  Less amount due within one year....................      9    6     10      7
                                                      ------ ---- ------ ------
    Total specifically attributed long-term debt..... $  432 $436 $  439 $  451
                                                      ====== ==== ====== ======
USX debt attributed to United States Steel(b)........ $1,946 $477 $4,036 $3,852
  Less unamortized discount..........................     12    4     25     27
  Less amount due within one year....................    130    7    277     54
                                                      ------ ---- ------ ------
    Total long-term debt not specifically
     attributed...................................... $1,804 $466 $3,734 $3,771
                                                      ====== ==== ====== ======
Total long-term debt due within one year............. $  139 $ 13 $  287 $   61
Total long-term debt due after one year..............  2,236  902  4,173  4,222

--------
(a) As described in Note 4, certain financial activities are specifically attributed to and reflected in their entirety in the financial statements of United States Steel.
(b) Long-term debt activities of USX Corporation, not specifically attributed, are attributed to United States Steel based on its cash flows.

12. Pensions and Other Postretirement Benefits

   United States Steel has noncontributory defined benefit pension plans covering substantially all U.S. employees. Benefits under these plans are based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. In addition, pension benefits are also provided to most U.S. salaried employees based upon a percent of total career pensionable earnings. United States Steel also participates in multiemployer plans, most of which are defined benefit plans associated with coal operations.

   United States Steel also has defined benefit retiree health care and life insurance plans (other benefits) covering most U.S. employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. For U.S. union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions.

                              UNITED STATES STEEL

                                          Pension
                                          Benefits          Other Benefits
                                       -----------------    ------------------
                                        2000      1999       2000       1999
                                       ------    -------    -------    -------
                                               (In millions)
Change in benefit obligations
Benefit obligations at January 1.....  $6,716    $ 7,549    $ 1,896    $ 2,113
Service cost.........................      76         87         12         15
Interest cost........................     505        473        147        133
Plan amendments......................     --         381(a)     --          14
Actuarial (gains) losses.............     430       (822)       260       (225)
Plan merger and acquisition..........     --          42        --           7
Settlements, curtailments and
 termination benefits................     --        (207)       --         --
Benefits paid........................    (806)      (787)      (166)      (161)
                                       ------    -------    -------    -------
Benefit obligations at December 31...  $6,921    $ 6,716    $ 2,149    $ 1,896
                                       ======    =======    =======    =======

Change in plan assets
Fair value of plan assets at January
 1...................................  $9,995    $10,243    $   281    $   265
Actual return on plan assets.........     139        729         26         20
Acquisition..........................      (1)        26        --           1
Employer contributions...............     --         --         576(b)      34
Trustee distributions(c).............     (16)       (14)       --         --
Settlements paid.....................     --        (207)       --         --
Benefits paid from plan assets.......    (805)      (782)       (41)       (39)
                                       ------    -------    -------    -------
Fair value of plan assets at December
 31..................................  $9,312    $ 9,995    $   842    $   281
                                       ======    =======    =======    =======

Funded status of plans at December
 31..................................  $2,391(d) $ 3,279(d) $(1,307)   $(1,615)
Unrecognized net gain from
 transition..........................      (2)       (69)       --         --
Unrecognized prior service cost......     719        817         12         19
Unrecognized actuarial gains.........    (462)    (1,639)      (241)      (526)
Additional minimum liability.........     (19)       (16)       --         --
                                       ------    -------    -------    -------
Prepaid (accrued) benefit cost.......  $2,627    $ 2,372    $(1,536)   $(2,122)
                                       ======    =======    =======    =======

--------
(a) Results primarily from a five-year labor contract with the United Steelworkers of America ratified in August 1999.
(b) Includes contributions of $530 million to a Voluntary Employee Benefit Association trust, comprised of $30 million in contractual requirements and an elective contribution of $500 million. Also includes a $30 million elective contribution to the non-union retiree life insurance trust.
(c) Represents transfers of excess pension assets to fund retiree health care benefits accounts under Section 420 of the Internal Revenue Code.
(d) Includes a plan that has accumulated benefit obligations in excess of plan assets:

                                                 2000  1999
                                                 ----  ----
      Aggregate accumulated benefit
       obligations.............................. $(40) $(29)
      Aggregate projected benefit obligations...  (49)  (39)
      Aggregate plan assets.....................  --    --

                              UNITED STATES STEEL

                              Pension Benefits          Other Benefits
                              ----------------------    --------------------
                              2000   1999      1998     2000    1999    1998
                              -----  -----     -----    ----    ----    ----
                                       (In millions)
Components of net periodic
 benefit cost (credit)
Service cost................  $  76  $  87     $  71    $ 12    $ 15    $ 15
Interest cost...............    505    473       487     147     133     141
Expected return on plan
 assets.....................   (841)  (781)     (769)    (24)    (21)    (21)
Amortization--net transition
 gain.......................    (67)   (67)      (69)    --      --      --
--prior service costs.......     98     83        72       4       4       4
--actuarial (gains) losses..    (44)     6         6     (29)    (12)    (16)
Multiemployer and other
 plans......................    --     --          1       9(a)    7(a)   13(a)
Settlement and termination
 (gains) losses.............    --     (35)(b)    10(b)  --      --      --
                              -----  -----     -----    ----    ----    ----
Net periodic benefit cost
 (credit)...................  $(273) $(234)    $(191)   $119    $126    $136
                              =====  =====     =====    ====    ====    ====

--------
(a) Represents payments to a multiemployer health care benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992 based on assigned beneficiaries receiving benefits. The present value of this unrecognized obligation is broadly estimated to be $84 million, including the effects of future medical inflation, and this amount could increase if additional beneficiaries are assigned.
(b)  Relates primarily to the 1998 voluntary early retirement program.

                                                         Pension      Other
                                                        Benefits    Benefits
                                                        ----------  ----------
                                                        2000  1999  2000  1999
                                                        ----  ----  ----  ----
Weighted average actuarial assumptions at December 31
Discount rate.......................................... 7.5%  8.0%  7.5%  8.0%
Expected annual return on plan assets.................. 8.9%  8.5%  8.5%  8.5%
Increase in compensation rate.......................... 4.0%  4.0%  4.0%  4.0%

   For measurement purposes, a 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5% for 2006 and remain at that level thereafter.

   A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                 1-Percentage-  1-Percentage-
                                                 Point Increase Point Decrease
                                                 -------------- --------------
                                                         (In millions)
Effect on total of service and interest cost
 components.....................................      $ 16          $ (14)
Effect on other postretirement benefit
 obligations....................................       177           (151)

13. Transactions with Related Parties

   Revenues and purchases--United States Steel revenues for sales to other subsidiaries of USX totaled $17 million in both 2000 and 1999 and $2 million in 1998. United States Steel purchases from other subsidiaries of USX totaled $60 million, $41 million and $21 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, United States Steel receivables from related parties totaled $366 million and $99 million, respectively, related to transactions with other subsidiaries of USX. At December 31, 2000 and 1999, United States Steel accounts payable to related parties totaled $5 million and $6 million, respectively, related to transactions with other subsidiaries of USX. These transactions were conducted under terms comparable to those with unrelated parties.

                              UNITED STATES STEEL

   Income taxes receivable from/payable to USX--At December 31, 2000 and 1999, amounts receivable or payable for income taxes were included in the balance sheet as follows:

                                                                      December
                                                                         31
                                                                      ---------
                                                                      2000 1999
                                                                      ---- ----
                                                                         (In
                                                                      millions)
Current:
  Receivables........................................................ $364 $ 97
  Accounts payable...................................................    4    1
Noncurrent:
  Receivables........................................................   97   97

   These amounts have been determined in accordance with the tax allocation policy described in Note 4. Amounts classified as current are settled in cash in the year succeeding that in which such amounts are accrued. Noncurrent amounts represent estimates of tax effects of certain issues for years that are still under various stages of audit and administrative review. Such tax effects are not settled until the audit of those respective tax years is closed. The amounts ultimately settled for open tax years will be different than recorded noncurrent amounts based on the final resolution of all of the audit issues for those years.

14. Inventories

                                                                      December
                                                                         31
                                                                      ---------
                                                                      2000 1999
                                                                      ---- ----
                                                                         (In
                                                                      millions)
Raw materials........................................................ $214 $101
Semi-finished products...............................................  429  392
Finished products....................................................  210  193
Supplies and sundry items............................................   93   57
                                                                      ---- ----
  Total.............................................................. $946 $743
                                                                      ==== ====

   At December 31, 2000 and 1999, respectively, the LIFO method accounted for 91% and 93% of total inventory value. Current acquisition costs were estimated to exceed the above inventory values at December 31 by approximately $380 million and $370 million in 2000 and 1999, respectively. Cost of revenues was reduced and income from operations was increased by $3 million in 2000 as a result of liquidations of LIFO inventories.

15. Income Taxes

   Income tax provisions and related assets and liabilities attributed to United States Steel are determined in accordance with the USX tax allocation policy (Note 4).

   Provisions (credits) for income taxes were:

                                  2000                    1999                   1998
                         ----------------------  ---------------------- ----------------------
                                                    (In millions)
                         Current Deferred Total  Current Deferred Total Current Deferred Total
                         ------- -------- -----  ------- -------- ----- ------- -------- -----
Federal.................  $(357)   $340   $(17)   $(84)    $ 99    $15    $19     $149   $168
State and local.........    (12)     49     37       1        8      9      3        9     12
Foreign.................    --      --     --        1      --       1     (7)     --      (7)
                          -----    ----   ----    ----     ----    ---    ---     ----   ----
  Total.................  $(369)   $389   $ 20    $(82)    $107    $25    $15     $158   $173
                          =====    ====   ====    ====     ====    ===    ===     ====   ====

                              UNITED STATES STEEL

   A reconciliation of federal statutory tax rate (35%) to total provisions follows:

                                                             2000  1999  1998
                                                             ----  ----  ----
                                                             (In millions)
Statutory rate applied to income before income taxes........ $--   $27   $188
Excess percentage depletion.................................   (3)  (7)   (11)
Effects of foreign operations, including foreign tax
 credits....................................................   (5)  (2)   (11)
State and local income taxes after federal income tax
 effects....................................................   24    6      8
Credits other than foreign tax credits......................   (3)  (3)    (3)
Adjustments of prior years' federal income taxes............    5  --     --
Other.......................................................    2    4      2
                                                             ----  ---   ----
    Total provisions........................................ $ 20  $25   $173
                                                             ====  ===   ====

   Deferred tax assets and liabilities resulted from the following:

                                                                 December 31
                                                                --------------
                                                                 2000    1999
                                                                ------  ------
                                                                (In millions)
Deferred tax assets:
  Minimum tax credit carryforwards............................. $   39  $  131
  State tax loss carryforwards (expiring in 2001 through
   2020).......................................................     55      65
  Employee benefits............................................    782     998
  Receivables, payables and debt...............................     52      68
  Expected federal benefit for deducting state deferred income
   taxes.......................................................     16      --
  Contingency and other accruals...............................     71      52
  Other........................................................      2      11
  Valuation allowances--state..................................    (34)    (41)
                                                                ------  ------
    Total deferred tax assets(a)...............................    983   1,284
                                                                ------  ------
Deferred tax liabilities:
  Property, plant and equipment................................    248     274
  Prepaid pensions.............................................  1,046     921
  Inventory....................................................     15      16
  Investments in subsidiaries and equity investees.............     82      96
  Other........................................................     61      44
                                                                ------  ------
    Total deferred tax liabilities.............................  1,452   1,351
                                                                ------  ------
      Net deferred tax liabilities............................. $  469  $   67
                                                                ======  ======

--------
(a) USX expects to generate sufficient future taxable income to realize the benefit of United States Steel's deferred tax assets.

   The consolidated tax returns of USX for the years 1990 through 1997 are under various stages of audit and administrative review by the IRS. United States Steel believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.

   Pretax income in 2000 included $8 million attributable to foreign sources.

   Undistributed earnings of certain consolidated foreign subsidiaries at December 31, 2000, amounted to $18 million. No provision for deferred U.S. income taxes has been made for these subsidiaries because United States Steel intends to permanently reinvest such earnings in those foreign operations. If such earnings were not permanently reinvested, a deferred tax liability of $6 million would have been required.

                              UNITED STATES STEEL

16. Investments and Long-Term Receivables

                                                                    December 31
                                                                    -----------
                                                                    2000  1999
                                                                    ----- -----
                                                                        (In
                                                                     millions)
Equity method investments.......................................... $ 325 $ 397
Other investments..................................................    67    39
Receivables due after one year.....................................     5    11
Deposits of restricted cash........................................     3     2
Other..............................................................    39    26
                                                                    ----- -----
  Total............................................................ $ 439 $ 475
                                                                    ===== =====

   Summarized financial information of investees accounted for by the equity method of accounting follows:

                                                          2000    1999    1998
                                                         ------  ------  ------
                                                            (In millions)
Income data--year:
  Revenues and other income............................. $3,484  $3,027  $3,163
  Operating income (loss)...............................    112     (57)    193
  Net income (loss).....................................   (166)   (193)     97
Balance sheet data--December 31:
  Current assets........................................ $  911  $  995
  Noncurrent assets.....................................  2,196   2,402
  Current liabilities...................................  1,171   1,181
  Noncurrent liabilities................................  1,307   1,251

   United States Steel acquired a 25% interest in VSZ during 2000. VSZ does not provide its shareholders with financial statements prepared in accordance with generally accepted accounting principles in the United States (USGAAP). Although shares of VSZ are traded on the Bratislava Stock Exchange, those securities do not have a readily determinable fair value as defined under USGAAP. Accordingly, United States Steel accounts for its investment in VSZ under the cost method of accounting.

   In 1999, United States Steel and Kobe Steel, Ltd. (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC and is a wholly owned subsidiary of Republic Technologies International Holdings, LLC (Republic). As a result of this transaction, United States Steel recorded $47 million in charges related to the impairment of the carrying value of its investment in USS/Kobe and costs related to the formation of Republic. These charges were included in income (loss) from investees in 1999. In addition, United States Steel made a $15 million equity investment in Republic. United States Steel owned 50% of USS/Kobe and now owns 16% of Republic. United States Steel accounts for its investment in Republic under the equity method of accounting. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company, LLC, became a wholly owned subsidiary of United States Steel at the close of business on December 31, 1999.

   Dividends and partnership distributions received from equity investees were $10 million in 2000, $2 million in 1999 and $19 million in 1998.

                              UNITED STATES STEEL

   United States Steel's purchases of transportation services and semi-finished steel from equity investees totaled $566 million, $361 million and $331 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, U. S. Steel's payables to these investees totaled $66 million and $60 million, respectively. United States Steel's revenues for steel and raw material sales to equity investees totaled $958 million, $831 million and $725 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, United States Steel's receivables from these investees were $177 million. Generally, these transactions were conducted under long-term, market-based contractual arrangements.

17. Leases

   Future minimum commitments for capital leases (including sale-leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                                              Capital Operating
                                                              Leases   Leases
                                                              ------- ---------
                                                                (In millions)
2001.........................................................  $ 11     $ 79
2002.........................................................    11       56
2003.........................................................    11       40
2004.........................................................    11       37
2005.........................................................    11       29
Later years..................................................    84       64
Sublease rentals.............................................   --       (62)
                                                               ----     ----
  Total minimum lease payments...............................   139     $243
                                                                        ====
Less imputed interest costs..................................    51
                                                               ----
  Present value of net minimum lease payments included in
   long-term debt............................................  $ 88
                                                               ====

   Operating lease rental expense:

                                                               2000  1999  1998
                                                               ----  ----  ----
                                                               (In millions)
Minimum rental................................................ $132  $124  $131
Contingent rental.............................................   17    18    19
Sublease rentals..............................................   (6)   (6)   (7)
                                                               ----  ----  ----
  Net rental expense.......................................... $143  $136  $143
                                                               ====  ====  ====

   United States Steel leases a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options.

18. Trust Preferred Securities

   In 1997, USX exchanged approximately 3.9 million 6.75% Convertible Quarterly Income Preferred Securities (Trust Preferred Securities) of USX Capital Trust I, a Delaware statutory business trust (Trust), for an equivalent number of shares of its 6.50% Cumulative Convertible Preferred Stock (6.50% Preferred Stock) (Exchange). The Exchange resulted in the recording of Trust Preferred Securities at a fair value of $182 million.

                              UNITED STATES STEEL

   USX owns all of the common securities of the Trust, which was formed for the purpose of the Exchange. (The Trust Common Securities and the Trust Preferred Securities are together referred to as the Trust Securities.) The Trust Securities represent undivided beneficial ownership interests in the assets of the Trust, which consist solely of USX 6.75% Convertible Junior Subordinated Debentures maturing March 31, 2037 (Debentures), having an aggregate principal amount equal to the aggregate initial liquidation amount ($50.00 per security and $203 million in total) of the Trust Securities issued by the Trust. Interest and principal payments on the Debentures will be used to make quarterly distributions and to pay redemption and liquidation amounts on the Trust Preferred Securities. The quarterly distributions, which accumulate at the rate of 6.75% per annum on the Trust Preferred Securities and the accretion from fair value to the initial liquidation amount, are charged to income and included in net interest and other financial costs.

   Under the terms of the Debentures, USX has the right to defer payment of interest for up to 20 consecutive quarters and, as a consequence, monthly distributions on the Trust Preferred Securities will be deferred during such period. If USX exercises this right, then, subject to limited exceptions, it may not pay any dividend or make any distribution with respect to any shares of its capital stock.

   The Trust Preferred Securities are convertible at any time prior to the close of business on March 31, 2037 (unless such right is terminated earlier under certain circumstances) at the option of the holder, into shares of USX-U.S. Steel Group Common Stock at a conversion price of $46.25 per share (equivalent to a conversion ratio of 1.081 shares for each Trust Preferred Security), subject to adjustment in certain circumstances.

   The Trust Preferred Securities may be redeemed at any time at the option of USX, at a premium of 101.95% of the initial liquidation amount through March 31, 2001, and thereafter, declining annually to the initial liquidation amount on April 1, 2003, and thereafter. They are mandatorily redeemable at March 31, 2037, or earlier under certain circumstances.

   Payments related to quarterly distributions and to the payment of redemption and liquidation amounts on the Trust Preferred Securities by the Trust are guaranteed by USX on a subordinated basis. In addition, USX unconditionally guarantees the Trust's Debentures. The obligations of USX under the Debentures, and the related indenture, trust agreement and guarantee constitute a full and unconditional guarantee by USX of the Trust's obligations under the Trust Preferred Securities.

                              UNITED STATES STEEL

19. Equity

                                                         2000    1999    1998
                                                        ------  ------  ------
                                                           (In millions,
                                                          except per share
                                                               data)
Preferred stock:
  Balance at beginning of year......................... $    3  $    3  $    3
  Repurchased..........................................     (1)    --      --
                                                        ------  ------  ------
  Balance at end of year...............................      2       3       3
                                                        ------  ------  ------
USX's net investment:
  Balance at beginning of year.........................  2,073   2,126   1,808
  Net income (loss)....................................    (21)     44     364
  Repurchase of 6.50% preferred stock..................    (11)     (2)     (8)
  Common stock issued..................................      6       2      59
  Dividends on preferred stock.........................     (8)     (9)     (9)
  Dividends on common stock (per share $1.00)..........    (89)    (88)    (88)
                                                        ------  ------  ------
  Balance at end of year...............................  1,950   2,073   2,126
                                                        ------  ------  ------
Deferred compensation:
  Balance at beginning of year.........................    --       (1)     (1)
  Changes during year, net of taxes....................     (3)      1     --
                                                        ------  ------  ------
  Balance at end of year...............................     (3)    --       (1)
                                                        ------  ------  ------
Accumulated other comprehensive income (loss):
  Minimum pension liability adjustments (Note 12):
    Balance at beginning of year.......................     (7)    (27)    (25)
    Changes during year, net of taxes (b)..............      3      20      (2)
                                                        ------  ------  ------
    Balance at end of year.............................     (4)     (7)    (27)
                                                        ------  ------  ------
  Foreign currency translation adjustment:
    Balance at beginning of year.......................    (13)     (8)     (3)
    Changes during year, net of taxes (b)..............    (13)     (5)     (5)
                                                        ------  ------  ------
    Balance at end of year.............................    (26)    (13)     (8)
                                                        ------  ------  ------
  Total accumulated other comprehensive income
   (loss)(a)...........................................    (30)    (20)    (35)
                                                        ------  ------  ------
Total equity........................................... $1,919  $2,056  $2,093
                                                        ======  ======  ======

--------
(a) Total comprehensive income (loss) for United States Steel for the years 2000, 1999 and 1998 was $(31) million, $59 million and $357 million, respectively.
(b)  Related income tax provision (credit):

    Minimum pension liability adjustment......................... $(1) $(11) $ 1
    Foreign currency translation adjustments.....................  (5)    3    2

20. Stock-Based Compensation Plans

   The 1990 Stock Plan of USX, as amended and restated, authorizes the Compensation Committee of the board of directors of USX to grant restricted stock, stock options and stock appreciation rights of USX-U. S. Steel Group Common Stock to key management employees. Up to 0.8 percent of the outstanding stock, as determined on December 31 of the preceding year, are available for grants during each calendar year the 1990 Plan is in effect. In addition, awarded shares that do not result in shares being issued are available for subsequent grant, and any ungranted shares from prior years' annual allocations are available for subsequent grant during the years the 1990 Plan is in effect. As of December 31, 2000, 2,108,128 shares were available for grants in 2001.

                              UNITED STATES STEEL

   Restricted stock represents stock granted for such consideration, if any, as determined by the Compensation Committee, subject to provisions for forfeiture and restricting transfer. Those restrictions may be removed as conditions such as performance, continuous service and other criteria are met. Restricted stock is issued at the market price per share at the date of grant and vests over service periods that range from one to five years.

   Deferred compensation is charged to equity when the restricted stock is granted and subsequently adjusted for changes in the market value of the underlying stock. The deferred compensation is expensed over the balance of the vesting period and adjusted if conditions of the restricted stock grant are not met.

   The following table presents information on restricted stock grants:

                                                           2000    1999   1998
                                                          ------- ------ ------
Number of shares granted................................. 305,725 18,272 17,742
Weighted-average grant-date fair value per share......... $ 23.00 $28.22 $37.28

   Stock options represent the right to purchase shares of stock at the market value of the stock at date of grant. Certain options contain the right to receive cash and/or common stock equal to the excess of the fair market value of shares of common stock, as determined in accordance with the plan, over the option price of shares. Most stock options vest after one-year service period and all expire 10 years from the date they are granted.

   The following is a summary of stock option activity:

                                                              Shares    Price(a)
                                                             ---------  --------
Balance December 31, 1997................................... 1,633,100   $34.35
  Granted...................................................   611,515    37.28
  Exercised.................................................  (230,805)   32.00
  Canceled..................................................   (21,240)   35.89
                                                             ---------
Balance December 31, 1998................................... 1,992,570    35.50
  Granted...................................................   656,400    28.22
  Exercised.................................................    (2,580)   24.92
  Canceled..................................................   (20,005)   38.51
                                                             ---------
Balance December 31, 1999................................... 2,626,385    33.67
  Granted...................................................   915,470    23.00
  Exercised.................................................      (400)   24.30
  Canceled..................................................   (62,955)   38.19
                                                             ---------
Balance December 31, 2000................................... 3,478,500    30.78
                                                             =========

--------
(a) Weighted-average exercise price

   The weighted-average grant-date fair value per option was $6.63 in 2000, $6.95 in 1999 and $8.29 in 1998.

                              UNITED STATES STEEL

   The following table represents stock options at December 31, 2000:

                           Outstanding                      Exercisable
               --------------------------------------  ------------------------
                               Weighted-
                                Average     Weight-                   Weight-
  Range of        Number       Remaining    Average       Number      Average
  Exercise      of Shares     Contractual   Exercise    of Shares     Exercise
   Prices      Under Option      Life        Price     Under Option    Price
  --------     ------------   -----------   --------   ------------   --------
$23.00-28.22    1,592,305      8.8 years     $25.17       678,135      $28.10
 31.69-34.44    1,050,920      5.2            32.53     1,050,920       32.53
 37.28-44.19      835,275      6.0            39.26       835,275       39.26
                ---------                               ---------
  Total         3,478,500                               2,564,330
                =========                               =========

   Actual stock-based compensation expense was $1 million in 2000 and 1999 and there was no amount in 1998. Incremental compensation expense, as determined under a fair value model, was not material. Therefore, pro forma net income has been omitted.

   USX has a deferred compensation plan for non-employee directors of its Board of Directors. The plan permits participants to defer some or all of their annual retainers in the form of common stock units or cash and it requires new directors to defer at least half of their annual retainer in the form of common stock units. Common stock units are book entry units equal in value to a share of stock. Deferred stock benefits are distributed in shares of common stock within five business days after a participant leaves the Board of Directors. During 2000, 4,872 shares of stock were issued and during 1999, 3,798 shares of stock were issued. During 1998, no shares of common stock were issued.
21. Property, Plant and Equipment

                                                                   December 31
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
                                                                  (In millions)
Land and depletable property..................................... $  161 $  152
Buildings........................................................    602    484
Machinery and equipment..........................................  8,409  8,007
Leased assets....................................................     98    105
                                                                  ------ ------
  Total..........................................................  9,270  8,748
Less accumulated depreciation, depletion and amortization........  6,531  6,232
                                                                  ------ ------
  Net............................................................ $2,739 $2,516
                                                                  ====== ======

   Amounts in accumulated depreciation, depletion and amortization for assets acquired under capital leases (including sale-leasebacks accounted for as financings) were $79 million and $81 million at December 31, 2000 and 1999, respectively.

   During 2000, United States Steel recorded $71 million of impairments relating to coal assets located in West Virginia and Alabama. The impairment was recorded as a result of a reassessment of long-term prospects after adverse geological conditions were encountered. The charge is included in depreciation, depletion and amortization.

22. Derivative Instruments

   United States Steel remains at risk for possible changes in the market value of derivative instruments; however, such risk should be mitigated by price changes in the underlying hedged item. United States Steel is

                              UNITED STATES STEEL
also exposed to credit risk in the event of nonperformance by counterparties. The credit-worthiness of counterparties is subject to continuing review, including the use of master netting agreements to the extent practical, and full performance is anticipated.

   The following table sets forth quantitative information by class of derivative instrument:

                                    Fair         Carrying    Recorded
                                   Value          Amount     Deferred Aggregate
                                   Assets         Assets     Gain or  Contract
                              (Liabilities)(a) (Liabilities)  (Loss)  Values(b)
                              ---------------- ------------- -------- ---------
                                                (In millions)
December 31, 2000:
  OTC commodity swaps--other
   than trading(c)...........       $--            $--         $--       $18
                                    ====           ====        ====      ===
December 31, 1999:
  OTC commodity swaps--other
   than trading..............       $  3           $  3        $  3      $37
                                    ====           ====        ====      ===

--------
(a) The fair value amounts are based on exchange-traded index prices and dealer quotes.
(b) Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts.
(c) The OTC swap arrangements vary in duration with certain contracts extending into 2001.

23. Fair Value of Financial Instruments

   Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 22, by individual balance sheet account. As described in Note 4, United States Steel's specifically attributed financial instruments and the portion of USX's financial instruments attributed to United States Steel are as follows:

                                                          December 31
                                                -------------------------------
                                                     2000            1999
                                                --------------- ---------------
                                                 Fair  Carrying  Fair  Carrying
                                                Value   Amount  Value   Amount
                                                ------ -------- ------ --------
                                                         (In millions)
Financial assets:
  Cash and cash equivalents.................... $  219  $  219  $   22  $   22
  Receivables (including related parties'
   receivables)................................  1,341   1,341     935     935
  Investments and long-term receivables........    137     137     122     122
                                                ------  ------  ------  ------
    Total financial assets..................... $1,697  $1,697  $1,079  $1,079
                                                ======  ======  ======  ======
Financial liabilities:
  Notes payable................................ $   70  $   70  $   --  $   --
  Accounts payable.............................    760     760     739     739
  Accrued interest.............................     47      47      15      15
  Long-term debt (including amounts due within
   one year)...................................  2,375   2,287     835     823
  Preferred stock of subsidiary and trust
   preferred securities........................    182     249     232     249
                                                ------  ------  ------  ------
    Total financial liabilities................ $3,434  $3,413  $1,821  $1,826
                                                ======  ======  ======  ======

                              UNITED STATES STEEL

   Fair value of financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. Certain foreign cost method investments are excluded from investments and long-term receivables because the fair value is not readily determinable. United States Steel is subject to market risk and liquidity risk related to its investments; however, these risks are not readily quantifiable. Fair value of preferred stock of subsidiary and trust preferred securities was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.

   Financial guarantees are United States Steel's only unrecognized financial instrument. It is not practicable to estimate the fair value of this form of financial instrument obligation because there are no quoted market prices for transactions which are similar in nature. For details relating to financial guarantees, see Note 24.

24. Contingencies and Commitments

   United States Steel is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to United States Steel's combined financial statements.

 Environmental matters--

   United States Steel is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. Accrued liabilities for remediation totaled $137 million and $101 million at December 31, 2000 and 1999, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

   For a number of years, United States Steel has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 2000 and 1999, such capital expenditures totaled $18 million and $32 million, respectively. United States Steel anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

 Guarantees--

   Guarantees of the liabilities of unconsolidated entities of United States Steel totaled $82 million at December 31, 2000, and $88 million at December 31, 1999. In the event that any defaults of guaranteed liabilities occur, United States Steel has access to its interest in the assets of the investees to reduce potential losses resulting from these guarantees. As of December 31, 2000, the largest guarantee for a single such entity was $59 million.

 Commitments--

   At December 31, 2000 and 1999, United States Steel's contract commitments to acquire property, plant and equipment totaled $206 million and $83 million, respectively.

   USSK has a commitment to the Slovak government for a capital improvements program of $700 million, subject to certain conditions, over a period commencing with the acquisition date and ending on

                              UNITED STATES STEEL

December 31, 2010. USSK is required to report periodically to the Slovak government on its status toward meeting this commitment. The first reporting period ends on December 31, 2003.

   United States Steel entered into a 15-year take-or-pay arrangement in 1993, which requires United States Steel to accept pulverized coal each month or pay a minimum monthly charge of approximately $1 million. Charges for deliveries of pulverized coal totaled $23 million in 2000, 1999 and 1998. If United States Steel elects to terminate the contract early, a maximum termination payment of $96 million, which declines over the duration of the agreement, may be required.

25. Events Occurring After the Opinion Date (Unaudited)

   On March 1, 2001, USX completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, USX assumed approximately $66 million of certain employee related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for the six months of 2001 include the operations of East Chicago Tin from the date of acquisition.



   On March 23, 2001, Transtar, Inc. (Transtar) completed its previously announced reorganization with its two voting shareholders, USX and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L. P. As a result of this transaction, United States Steel became the sole owner of Transtar and certain of its subsidiaries. Holdings became owner of the other subsidiaries of Transtar. United States Steel accounted for this change in its ownership interest using the purchase method of accounting. United States Steel recognized in the first quarter of 2001, a pretax gain of $70 million (included in income (loss) from investees) and a favorable deferred tax adjustment of $33 million related to this transaction. United States Steel previously accounted for its investment in Transtar under the equity method of accounting.

   During the first quarter of 2001, USX reached an agreement with the IRS regarding its review of USX's consolidated tax returns for the years 1990 and 1991. In the first quarter of 2001, United States Steel recorded a favorable adjustment of $67 million to net interest and financial costs and an unfavorable adjustment of $15 million to provision for income taxes, both of which were related to prior years' taxes.

   United States Steel has a 16% investment in Republic Technologies International LLC (Republic) which was accounted for under the equity method of accounting. During the first quarter of 2001, United States Steel discontinued applying the equity method since investments in and advances to Republic had been reduced to zero. Also, United States Steel has recognized certain debt obligations of $14 million previously assumed by Republic. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. In the first quarter of 2001, as a result of Republic's action, United States Steel recorded a pretax charge of $74 million for the potentially uncollectible receivables from Republic.





   On July 2, 2001, a corporate reorganization was implemented to create a new holding company structure. USX became a holding company that owns all of the outstanding equity of Marathon Oil Company, an Ohio Corporation which, directly and indirectly, owns and operates the businesses of the USX-Marathon Group, and United States Steel LLC, a Delaware limited liability company which owns and operates the businesses of the USX-U. S. Steel Group.


   This reorganization in corporate form is independent of the Proposed Separation of the energy and steel businesses of USX Corporation.

                              UNITED STATES STEEL

   On July 31, 2001, USX announced that its board of directors approved the definitive plan of reorganization to separate the energy and steel businesses of USX (Proposed Separation). The Proposed Separation envisions a tax-free spin-off of the steel business of USX into a freestanding, publicly traded company to be known as United States Steel Corporation. Holders of current USX-
U. S. Steel Group Common Stock will become holders of United States Steel Corporation Common Stock. Holders of current USX-Marathon Group Common Stock will continue to hold their shares in USX which will be renamed Marathon Oil Corporation. The Proposed Separation does not contemplate a cash distribution to stockholders. The Proposed Separation is subject to the approval of the holders of a majority of the outstanding shares of each class of current USX common stock, receipt of a favorable private letter ruling from the Internal Revenue Service ("IRS") on the tax-free nature of the transaction, completion of necessary financing arrangements and receipt of necessary regulatory and third party consents. The transaction is expected to occur on or about December 31, 2001.


   On May 31, 2001 a major fire damaged the cold-rolling mill at USS-POSCO, which is fifty percent owned by United States Steel. Damage was predominantly limited to the cold-rolling mill area of the plant. USS-POSCO maintains insurance coverage against such losses, including coverage for business interruption. The mill is expected to resume production in the first quarter of 2002, although full-production may not be achieved until mid-2002. Until such time, the plant will continue customer shipments using cold-rolled coils from United States Steel and POSCO as substitute feedstock.






   On August 14, 2001, United States Steel announced its intention to permanently close the cold rolling and tin mill operations at Fairless Works, with an annual finishing capability of 1.5 million tons, on or after November 12, 2001. Under its labor agreement, United States Steel is required to discuss the proposed shutdown with the United Steel Workers of America before making a final decision. United States Steel also announced that, subject to market conditions, it currently intends to continue operating the hot dip galvanizing line at Fairless Works. The anticipated financial impact of the shutdown, which is predominately noncash, will be recorded in the second half of 2001 and is estimated to be a pretax charge of $35 to $45 million.

                              UNITED STATES STEEL

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                    2000                         1999
                         ---------------------------- ----------------------------
                          4th     3rd    2nd    1st    4th    3rd     2nd    1st
                          Qtr.    Qtr.   Qtr.   Qtr.   Qtr.   Qtr.    Qtr.   Qtr.
                         ------  ------ ------ ------ ------ ------  ------ ------
                                  (In millions, except per share data)
Revenues and other
 income:
  Revenues(a)........... $1,417  $1,462 $1,629 $1,582 $1,492 $1,415  $1,344 $1,285
  Other income (loss)...     (4)     13     27      6      8    (40)      1    (35)
                         ------  ------ ------ ------ ------ ------  ------ ------
    Total...............  1,413   1,475  1,656  1,588  1,500  1,375   1,345  1,250
Income (loss) from
 operations.............   (159)     60    112     91     75    (26)    103     (2)
Income (loss) before
 extraordinary losses...   (139)     19     56     43     34    (29)     55     (9)
Net income (loss).......   (139)     19     56     43     34    (31)     55    (14)

--------
(a) Certain items have been reclassified between revenues and cost of revenues, primarily to give effect to new accounting standards as disclosed in Note 3 of the Notes to Combined Financial Statements. Amounts reclassified in the first, second and third quarters of 2000 were $41 million, $45 million and $45 million, respectively, and for the first, second, third and fourth quarters of 1999 were $39 million, $41 million, $38 million and $38 million, respectively.

           SUPPLEMENTARY INFORMATION ON MINERAL RESERVES (UNAUDITED)



   United States Steel operates two underground coal mining complexes, the #50 Mine and Pinnacle Preparation Plant in West Virginia, and the Oak Grove Mine and Concord Preparation Plant in Alabama. United States Steel also operates one iron ore surface mining complex consisting of the open pit Minntac Mine and Pellet Plant in Minnesota.


Production History


   The following table provides a summary, by mining complex, of our minerals production in millions of tons for each of the last three years:



                                                                  2000 1999 1998
                                                                  ---- ---- ----
Coal:
#50 Mine/Pinnacle Preparation Plant..............................  3.3  4.1  4.5
Oak Grove Mine/Concord Preparation Plant.........................  2.2  2.1  2.8
                                                                  ---- ---- ----
  Total coal production..........................................  5.5  6.2  7.3
                                                                  ==== ==== ====
Iron Ore Pellets:
Minntac Mine and Pellet Plant.................................... 16.3 14.3 15.8


   Adverse mining conditions in the form of unforeseen geologic conditions occurred at both coal mining operations in the year 2000. Coal production was diminished and mining costs were elevated. Force majeure conditions were declared with respect to contracted coal deliveries with certain contracts fulfilled by purchased substitutes and other contracts fulfilled by extension of delivery time into 2001. These adverse mining conditions did not affect reserves reported as of December 31, 2000.




   No recent adverse events affected iron ore pellet production other than fluctuations in market demand.

Coal Reserves


   United States Steel had 786.6 million short tons of recoverable coal reserves classified as proven and probable at December 31, 2000. Proven and probable reserves are defined by sites for inspection, sampling, and measurement generally less than 1 mile apart, such that continuity between points and subsequent economic evaluation can be assured.


   Independent outside entities have reviewed United States Steel's coal reserve estimates on properties comprising approximately 70% of the stated coal reserves.


   The following table summarizes our proven and probable coal reserves as of December 31, 2000, the status of the reserves as assigned or unassigned, our property interest in the reserves, and certain characteristics of the reserves:


                           Proven and   Reserve Control        Coal Characteristics       As Received(4)
                            Probable    ----------------- -------------------------------    BTU Per     As Received(4)
Location                 Reserves(1)(5)  Owned    Leased         Grade        Volatility      Pound         % Sulfur
--------                 -------------- -------- -------- ------------------- ----------- -------------- --------------
Assigned Reserves(2):
Oak Grove Mine, AL......      52.1          52.1      --     Metallurgical        Low        >12,000         <1.0%
#50 Mine, WV............      88.2          76.0     12.2    Metallurgical        Low        >12,000         <1.0%
                             -----      --------  -------
 Sub-total Assigned.....     140.3         128.1     12.2
Unassigned Reserves(3):
Alabama.................     123.4         123.4      --     Metallurgical    Low to High    >12,000         <1.0%
Alabama(5)..............      47.6          47.6      --         Steam        Low to High    >12,000       0.7%-2.5%
Alabama.................      31.9           --      31.9    Metallurgical      Medium       >12,000         <1.0%
Illinois................     374.8         374.8      --         Steam           High         11,600          2.3%
Indiana, Pennsylvania,
 Tennessee, West
 Virginia...............      68.6          68.6      --  Metallurgical/Steam Low to High 11,600-13,000    1.0%-3.0%
                             -----      --------  -------
 Sub-total Unassigned...     646.3         614.4     31.9
Total Proven and
 Probable...............     786.6         742.5     44.1
                             =====      ========  =======

--------

(1) The amounts in this column reflect recoverable tons. Recoverable tons represent the amount of product that could be used internally or delivered to a customer after considering mining and preparation losses. Neither inferred reserves nor resources which exist in addition to proven and probable reserves were included in these figures.


(2) Assigned Reserves means recoverable coal reserves which have been committed by United States Steel to our operating mines and plant facilities.


(3) Unassigned Reserves represent coal which has not been committed, and which would require new mines and or plant facilities before operations could begin on the property.


(4) "As received" means the quality parameters stated are with the expected product moisture content and quality values that a customer can reasonably expect to receive upon delivery.


(5) All of United States Steel's recoverable reserves would be recovered utilizing underground mining methods, with the exception of 17.2 million short tons of owned, unassigned, recoverable, steam grade reserves in Alabama which would be recovered utilizing surface mining methods.


Iron Ore Reserves


   United States Steel had 709.8 million short tons of recoverable iron ore reserves classified as proven and probable at December 31, 2000. Proven and probable reserves are defined by sites for inspection, sampling, and measurement generally less than 1,000 feet apart, such that continuity between points and subsequent economic evaluation can be assured. Recoverable tons mean the tons of product that can be used internally or delivered to a customer after considering mining and benefication or preparation losses. Neither inferred reserves nor resources which exist in addition to proven and probable reserves were included in these figures.


   All 709.8 million tons of proven and probable reserves are assigned, which means that they have been committed by United States Steel to its one operating mine, and are of blast furnace pellet grade. United States Steel owns 219.2 million of these tons and leases the remaining 490.6 million tons. United States Steel does not own, or control by lease, any unassigned iron ore reserves.


   Independent outside entities, including lessors, have reviewed United States Steel's estimates on approximately 75% of the stated iron ore reserves.

                              UNITED STATES STEEL

                 PRINCIPAL UNCONSOLIDATED INVESTEES (UNAUDITED)

                                                    December 31, 2000
                                                    -----------------
Company                                 Country    Ownership        Activity
-------                              ------------- --------- -----------------------
Clairton 1314B Partnership, L.P.     United States     10%   Coke & Coke By-Products
Double Eagle Steel Coating Company   United States     50%   Steel Processing
PRO-TEC Coating Company              United States     50%   Steel Processing
Republic Technologies International,
 LLC                                 United States     16%   Steel Products
Transtar, Inc.                       United States     46%   Transportation
USS-POSCO Industries                 United States     50%   Steel Processing
Worthington Specialty Processing     United States     50%   Steel Processing

                            UNITED STATES STEEL


               COMBINED STATEMENT OF OPERATIONS (Unaudited)



                                              Second Quarter     Six Months
                                               Ended June 30    Ended June 30
                                              ----------------  --------------
                                               2001     2000     2001    2000
                                              -------  -------  ------  ------
                                                      (In millions)
Revenues and other income:
  Revenues................................... $ 1,733  $ 1,629  $3,243  $3,211
  Income (loss) from investees...............      (7)      14      40       7
  Net gains on disposal of assets............      10       13      16      28
  Other income (loss)........................       1      --        2      (2)
                                              -------  -------  ------  ------
    Total revenues and other income..........   1,737    1,656   3,301   3,244
                                              -------  -------  ------  ------
Costs and expenses:
  Cost of revenues (excludes items shown
   below)....................................   1,599    1,462   3,148   2,890
  Selling, general and administrative
   expenses (credits)........................      19      (57)      3    (120)
  Depreciation, depletion and amortization...      79       78     152     153
  Taxes other than income taxes..............      67       61     126     118
                                              -------  -------  ------  ------
    Total costs and expenses.................   1,764    1,544   3,429   3,041
                                              -------  -------  ------  ------
Income (loss) from operations................     (27)     112    (128)    203
Net interest and other financial costs.......      48       24      36      48
                                              -------  -------  ------  ------
Income (loss) before income taxes............     (75)      88    (164)    155
Provision (credit) for income taxes..........     (45)      32    (143)     56
                                              -------  -------  ------  ------
Net income (loss)............................     (30)      56     (21)     99
Dividends on preferred stock.................       2        2       4       4
                                              -------  -------  ------  ------
Net income (loss) available to USX's net
 investment.................................. $   (32) $    54  $  (25) $   95
                                              =======  =======  ======  ======


 Selected notes to combined financial statements appear on pages D-39 to D-44.

                            UNITED STATES STEEL


                    COMBINED BALANCE SHEET (Unaudited)



                                                              June
                                                               30    December 31
                                                              2001      2000
                                                             ------  -----------
                                                               (In millions)
                          ASSETS
Current assets:
  Cash and cash equivalents................................  $  254    $  219
  Receivables, less allowance for doubtful accounts of $128
   and $57.................................................     649       625
  Receivables subject to a security interest...............     350       350
  Receivables from related parties.........................     323       366
  Inventories..............................................     916       946
  Deferred income tax benefits.............................     171       201
  Other current assets.....................................      13        10
                                                             ------    ------
    Total current assets...................................   2,676     2,717
Investments and long-term receivables, less reserves of $39
 and $38...................................................     332       439
Long-term receivable from related parties..................      43        97
Property, plant and equipment, less accumulated
 depreciation, depletion and amortization of $6,708 and
 $6,531....................................................   3,098     2,739
Prepaid pensions...........................................   2,711     2,672
Other noncurrent assets....................................      94        47
                                                             ------    ------
    Total assets...........................................  $8,954    $8,711
                                                             ======    ======
                        LIABILITIES
Current liabilities:
  Notes payable............................................  $  123    $   70
  Accounts payable.........................................     778       755
  Accounts payable to related parties......................     --          5
  Payroll and benefits payable.............................     242       202
  Accrued taxes............................................     242       173
  Accrued interest.........................................      51        47
  Long-term debt due within one year.......................     224       139
                                                             ------    ------
    Total current liabilities..............................   1,660     1,391
Long-term debt, less unamortized discount..................   2,085     2,236
Deferred income taxes......................................     709       666
Employee benefits..........................................   1,916     1,767
Deferred credits and other liabilities.....................     475       483
Preferred stock of subsidiary..............................      66        66
Mandatorily redeemable convertible preferred securities of
 a subsidiary trust holding solely junior subordinated
 convertible debentures of USX.............................     183       183
                          EQUITY
Preferred stock............................................       2         2
USX's net investment.......................................   1,902     1,950
Deferred compensation......................................     (10)       (3)
Accumulated other comprehensive loss.......................     (34)      (30)
                                                             ------    ------
    Total equity...........................................   1,860     1,919
                                                             ------    ------
    Total liabilities and equity...........................  $8,954    $8,711
                                                             ======    ======


 Selected notes to combined financial statements appear on pages D-39 to D-44.

                            UNITED STATES STEEL


               COMBINED STATEMENT OF CASH FLOWS (Unaudited)



                                                           Six Months Ended
                                                                June 30
                                                           ------------------
                                                             2001      2000
                                                           --------  --------
                                                             (In millions)
Increase (decrease) in cash and cash equivalents
Operating activities:
Net income (loss)......................................... $    (21) $     99
Adjustments to reconcile to net cash provided from
 operating activities:
  Depreciation, depletion and amortization................      152       153
  Pensions and other postretirement benefits..............      (51)     (163)
  Deferred income taxes...................................       56       146
  Net gains on disposal of assets.........................      (16)      (28)
  Changes in:
    Current receivables...................................       64        13
    Inventories...........................................       57       (29)
    Current accounts payable and accrued expenses.........       61       (90)
  All other -- net........................................      (77)       (2)
                                                           --------  --------
    Net cash provided from operating activities...........      225        99
                                                           --------  --------
Investing activities:
  Capital expenditures....................................     (141)      (97)
  Disposal of assets......................................        9        16
  Restricted cash--withdrawals............................        3         3
        --deposits........................................       (2)       (1)
  Investees -- investments................................       (1)      (11)
  All other -- net........................................       10         3
                                                           --------  --------
    Net cash used in investing activities.................     (122)      (87)
                                                           --------  --------
Financing activities:
  Increase (decrease) in attributed portion of USX
   consolidated debt......................................      (26)       37
  Specifically attributed debt repayments.................       (6)       (6)
  Preferred stock repurchased.............................      --        (12)
  Dividends paid..........................................      (35)      (48)
                                                           --------  --------
    Net cash used in financing activities.................      (67)      (29)
                                                           --------  --------
Effect of exchange rate changes on cash...................       (1)      --
                                                           --------  --------
Net increase (decrease) in cash and cash equivalents......       35       (17)
Cash and cash equivalents at beginning of year............      219        22
                                                           --------  --------
Cash and cash equivalents at end of period................ $    254  $      5
                                                           ========  ========
Cash provided from (used in) operating activities
 included:
  Interest and other financial costs paid (net of amount
   capitalized)........................................... $    (93) $    (41)
  Income taxes refunded, including settlements with USX...      387        85


 Selected notes to combined financial statements appear on pages D-39 to D-44.

                            UNITED STATES STEEL


              SELECTED NOTES TO COMBINED FINANCIAL STATEMENTS


                                (Unaudited)


   1. The accompanying combined financial statements represent a carve-out financial statement presentation of the businesses comprising United States Steel and are not intended to be a complete presentation of the financial position, the results of operations and cash flows of United States Steel on a stand-alone basis. These combined financial statements are presented as if United States Steel existed as an entity separate from the remaining businesses of USX Corporation (USX) during the periods presented.


   The accompanying combined financial statements include the historical operations of certain divisions of USX and certain subsidiaries of USX. In this context, no direct ownership existed among all the various units comprising United States Steel; accordingly, USX's net investment in United States Steel (USX's net investment) is shown in lieu of Common Stockholder's Equity in the combined financial statements. The combined financial statements included herein have been prepared from USX's historical accounting records.


   The information furnished in these financial statements is unaudited but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for the periods covered. All such adjustments are of a normal recurring nature unless disclosed otherwise. These combined financial statements, including selected notes, have been prepared in accordance with the applicable rules of the Securities and Exchange Commission and do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements.


   2. Effective January 1, 2001, United States Steel adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended by SFAS Nos. 137 and 138. This Standard, as amended, requires recognition of all derivatives at fair value as either assets or liabilities. United States Steel uses commodity-based and foreign currency derivative instruments to manage its exposure to price risk. Management has authorized the use of futures, forwards, swaps and options to reduce the effects of fluctuations related to the purchase of natural gas and nonferrous metals and also certain business transactions denominated in foreign currencies. United States Steel has not elected to designate derivative instruments as qualifying for hedge accounting treatment. As a result, the changes in fair value of all derivatives are recognized immediately in earnings. A cumulative effect adjustment relating to the adoption of SFAS No. 133 was recognized in other comprehensive income. The cumulative effect adjustment relates only to deferred gains or losses existing as of the close of business on December 31, 2000, for hedge transactions under prior accounting rules. The effect of adoption of SFAS No. 133 was less than $1 million, net of tax.


   In June 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141), No. 142 "Goodwill and Other Intangible Assets" (SFAS 142) and No. 143 "Accounting for Asset Retirement Obligations" (SFAS 143).


   SFAS 141 requires all business combinations completed after June 30, 2001, be accounted for under the purchase method. This standard also establishes for all business combinations made after June 30, 2001, specific criteria for the recognition of intangible assets separately from goodwill. SFAS 141 also requires that the excess of fair value of acquired assets over cost (negative goodwill) be recognized immediately as an extraordinary gain, rather than deferred and amortized. United States Steel will account for all future business combinations under SFAS 141.


   SFAS 142 addresses the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for the intangible assets with finite lives will no longer be limited to forty years. United States Steel will adopt SFAS 142 effective January 1, 2002, as required. At that time,

                              UNITED STATES STEEL

                                  (Unaudited)

amortization of existing goodwill will cease on the unamortized portion associated with previous acquisitions and certain investments accounted for under the equity method. This provision of SFAS 142 is not expected to have a material impact on the results of operations for United States Steel. Additionally, SFAS 142 requires that unamortized negative goodwill associated with investments accounted for under the equity method and acquired before July 1, 2001, be recognized in income as a cumulative effect of change in accounting principle. United States Steel expects to recognize a favorable cumulative effect of a change in accounting principle of approximately $20 million, net of tax, upon adoption. United States Steel continues to evaluate the financial effects of the provisions of SFAS 142 pertaining to intangible assets other than goodwill.




   SFAS 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets, including: 1) the timing of liability recognition; 2) initial measurement of the liability; 3) allocation of asset retirement cost to expense; 4) subsequent measurement of the liability; and 5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. United States Steel will adopt the Statement effective January 1, 2003. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. At this time, United States Steel cannot reasonably estimate the effect of the adoption of this Statement on either its financial position or results of operations.


   3. The financial statement provision for income taxes and related tax payments or refunds have been reflected in United States Steel's financial statements in accordance with USX's tax allocation policy. In general, such policy provides that the consolidated tax provision and related tax payments or refunds are allocated to United States Steel principally upon its financial income, taxable income, credits, preferences and other directly related amounts.


   The provision for income taxes for United States Steel is based on tax rates and amounts which recognize management's best estimate of current and deferred tax assets and liabilities.


   4. On November 24, 2000, United States Steel acquired U. S. Steel Kosice, s.r.o. (USSK), which is primarily located in the Slovak Republic. USSK was formed in June 2000 to hold the steel operations and related assets of VSZ a.s.
(VSZ), a diversified Slovak corporation. The acquisition was accounted for under the purchase method of accounting.


   On March 1, 2001, United States Steel completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, United States Steel assumed approximately $66 million of certain employee related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for the six months of 2001 include the operations of East Chicago Tin from the date of acquisition.


   On March 23, 2001, Transtar, Inc. (Transtar) completed its previously announced reorganization with its two voting shareholders, USX and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P. As a result of this transaction, United States Steel became sole owner of Transtar and certain of its subsidiaries. Holdings became owner of the other subsidiaries of Transtar. United States Steel accounted for the change in its ownership interest in Transtar using the purchase method of accounting. United States Steel recognized in the six months of 2001 a pretax gain of $68 million (included in income (loss) from investees) and a favorable deferred tax adjustment of $33 million related to this transaction. United States Steel previously accounted for its investment in Transtar under the equity method of accounting.

                              UNITED STATES STEEL

                                  (Unaudited)



   The following unaudited pro forma data for United States Steel includes the results of operations of the above acquisitions giving effect to them as if they had been consummated at the beginning of the periods presented. The six months 2001 pro forma results exclude the $68 million gain and $33 million tax benefit recorded as a result of the Transtar transaction. In addition, VSZ did not historically provide historical carve-out financial information for its steel activities prepared in accordance with generally accepted accounting principles in the United States. Therefore, United States Steel made certain estimates and assumptions regarding revenues and costs used in the preparation of the unaudited pro forma data relating to USSK for the six months of 2000.


   The following pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.



                                                                   Six Months
                                                                  Ended June 30
                                                                  --------------
                                                                   2001    2000
                                                                  ------  ------
                                                                  (In millions)
  Revenues and other income...................................... $3,279  $3,850
  Net income (loss)..............................................   (123)    137


   5. United States Steel consists of two reportable operating segments: 1) Domestic Steel and 2) U. S. Steel Kosice (USSK). Domestic Steel includes the United States operations of United States Steel while USSK includes the United States Steel operations primarily located in the Slovak Republic. Domestic Steel is engaged in the domestic production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services. USSK is engaged in the production and sale of steel mill products and coke and primarily serves central European markets. The results of segment operations are as follows:



                                                         Domestic       Total
                                                          Steel   USSK Segments
                                                         -------- ---- --------
                                                             (In millions)
Second Quarter 2001
Revenues and other income:
  Customer..............................................  $1,447  $284  $1,731
  Intersegment(a).......................................       2   --        2
  Other subsidiaries of USX(a)..........................       2   --        2
  Equity in earnings (losses) of unconsolidated
   investees............................................      (8)    1      (7)
  Other.................................................      11   --       11
                                                          ------  ----  ------
    Total revenues and other income.....................  $1,454  $285  $1,739
                                                          ======  ====  ======
Segment income (loss)...................................  $  (69) $ 41  $  (28)
                                                          ======  ====  ======

Second Quarter 2000
Revenues and other income:
  Customer..............................................  $1,625  $--   $1,625
  Other subsidiaries of USX(a)..........................       4   --        4
  Equity in earnings of unconsolidated investees........      14   --       14
  Other.................................................      13   --       13
                                                          ------  ----  ------
    Total revenues and other income.....................  $1,656  $--   $1,656
                                                          ======  ====  ======
Segment income..........................................  $   68  $--   $   68
                                                          ======  ====  ======

--------

(a) Revenues and transfers between segments and with other subsidiaries of USX were conducted under terms comparable to those with unrelated parties.

                              UNITED STATES STEEL

                                  (Unaudited)



                                                          Domestic       Total
                                                           Steel   USSK Segments
                                                          -------- ---- --------
                                                              (In millions)
Six Months 2001
Revenues and other income:
  Customer...............................................  $2,709  $530  $3,239
  Intersegment(a)........................................       3   --        3
  Other subsidiaries of USX(a)...........................       4   --        4
  Equity in earnings of unconsolidated investees.........      39     1      40
  Other..................................................      17     1      18
                                                           ------  ----  ------
    Total revenues and other income......................  $2,772  $532  $3,304
                                                           ======  ====  ======
Segment income (loss)....................................  $ (220) $ 82  $ (138)
                                                           ======  ====  ======

Six Months 2000
Revenues and other income:
  Customer...............................................  $3,203  $--   $3,203
  Other subsidiaries of USX(a)...........................       8   --        8
  Equity in earnings of unconsolidated investees.........       7   --        7
  Other..................................................      26   --       26
                                                           ------  ----  ------
    Total revenues and other income......................  $3,244  $--   $3,244
                                                           ======  ====  ======
Segment income...........................................  $  122  $--   $  122
                                                           ======  ====  ======

--------

(a) Revenues and transfers between segments and with other subsidiaries of USX were conducted under terms comparable to those with unrelated parties.


   The following schedule reconciles segment revenues and income to amounts reported in United States Steel's combined financial statements:



                                        Second Quarter Ended     Six Months
                                               June 30          Ended June 30
                                        ----------------------  --------------
                                           2001        2000      2001    2000
                                        ----------  ----------  ------  ------
                                                   (In millions)
Revenues and other income:
  Revenues and other income of
   reportable segments................. $    1,739  $    1,656  $3,304  $3,244
  Elimination of intersegment
   revenues............................         (2)        --       (3)    --
                                        ----------  ----------  ------  ------
      Total revenues and other income.. $    1,737  $    1,656  $3,301  $3,244
                                        ==========  ==========  ======  ======
Income:
  Income (loss) for reportable
   segments............................ $      (28) $       68  $ (138) $  122
  Items not allocated to segments:
    Administrative expenses............         (8)         (5)    (15)    (11)
    Net pension credits................         31          67      72     132
    Costs related to former business
     activities........................        (14)        (18)    (38)    (40)
    Costs related to Proposed
     Separation........................         (8)        --       (9)    --
                                        ----------  ----------  ------  ------
      Total income (loss) from
       operations...................... $      (27) $      112  $ (128) $  203
                                        ==========  ==========  ======  ======

                              UNITED STATES STEEL

                                  (Unaudited)



   6. United States Steel's total comprehensive income (loss) was $(31) million for the second quarter of 2001, $54 million for the second quarter of 2000, $(24) million for the six months of 2001 and $98 million for the six months of 2000.


   7. United States Steel has a 16% investment in Republic Technologies International LLC (Republic) which was accounted for under the equity method of accounting. During the first quarter of 2001, United States Steel discontinued applying the equity method since investments in and advances to Republic had been reduced to zero. Also, United States Steel has recognized certain debt obligations of $14 million previously assumed by Republic. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. In the first quarter of 2001, as a result of Republic's action, United States Steel recorded a pretax charge of $74 million for potentially uncollectible receivables from Republic.


   8. Inventories are carried at the lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.


                                                             June 30 December 31
                                                              2001      2000
                                                             ------- -----------
                                                                (In millions)
Raw materials...............................................  $170      $214
Semi-finished products......................................   378       429
Finished products...........................................   259       210
Supplies and sundry items...................................   109        93
                                                              ----      ----
  Total.....................................................  $916      $946
                                                              ====      ====


   9. At June 30, 2001, and December 31, 2000, estimated income tax receivables from USX included in receivables from related parties were $320 million and $364 million, respectively. In addition, long-term receivables from related parties at June 30, 2001, and December 31, 2000, were $43 million and $97 million, respectively, of income taxes receivable from USX. These amounts have been determined in accordance with the tax allocation policy discussed in Note 3.


   10. Interest and other financial costs in the six months of 2001 included a favorable adjustment of $67 million and provision for income taxes included an unfavorable adjustment of $15 million, both of which are related to prior years' taxes.




   11. United States Steel is the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments relating to United States Steel involving a variety of matters including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the United States Steel combined financial statements.


   United States Steel is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At June 30, 2001, and December 31, 2000, accrued liabilities for remediation totaled $138 million and $137 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

                              UNITED STATES STEEL

                                  (Unaudited)



   For a number of years, United States Steel has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In the second quarter of 2001 and for the years 2000 and 1999, such capital expenditures totaled $6 million, $18 million and $32 million, respectively. United States Steel anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.


   Guarantees by United States Steel of the liabilities of affiliated entities of United States Steel totaled $58 million at June 30, 2001. In the event that any defaults of guaranteed liabilities occur, United States Steel has access to its interest in the assets of the affiliates to reduce losses resulting from these guarantees. As of June 30, 2001, the largest guarantee for a single affiliate was $48 million.


   United States Steel's contract commitments to acquire property, plant and equipment at June 30, 2001, totaled $109 million compared with $206 million at December 31, 2000.


   12. On July 31, 2001, USX announced that its board of directors approved the definitive plan of reorganization to separate the energy and steel businesses of USX (Proposed Separation). The Proposed Separation envisions a tax-free spin-off of the steel business of USX into a freestanding, publicly traded company to be known as United States Steel Corporation. Holders of current USX-U. S. Steel Group Common Stock will become holders of United States Steel Corporation Common Stock. Holders of current USX-Marathon Group Common Stock will continue to hold their shares in USX which will be renamed Marathon Oil Corporation. The Proposed Separation does not contemplate a cash distribution to stockholders. The Proposed Separation is subject to the approval of the holders of a majority of the outstanding shares of each class of current USX common stock, receipt of a favorable private letter ruling from the Internal Revenue Service ("IRS") on the tax-free nature of the transaction, completion of necessary financing arrangements and receipt of necessary regulatory and third party consents. The transaction is expected to occur on or about December 31, 2001. Costs related to the Proposed Separation include professional fees and other expenses and are included in selling, general and administrative expenses (credits). These costs in the second quarter and six months of 2001 were $8 million and $9 million, respectively.


  13. On July 2, 2001, a corporate reorganization was implemented to create a new holding company structure. USX became a holding company that owns all of the outstanding equity of Marathon Oil Company, an Ohio Corporation which, directly and indirectly, owns and operates the businesses of the USX-Marathon Group, and United States Steel LLC, a Delaware limited liability company which owns and operates the businesses of the USX-U. S. Steel Group.


  This reorganization in corporate form is independent of the Proposed Separation of the energy and steel businesses of USX Corporation.




   14. On August 14, 2001, United States Steel announced its intention to permanently close the cold rolling and tin mill operations at Fairless Works, with an annual finishing capability of 1.5 million tons, on or after November 12, 2001. Under its labor agreement, United States Steel is required to discuss the proposed shutdown with the United Steel Workers of America before making a final decision. United States Steel also announced that, subject to market conditions, it currently intends to continue operating the hot dip galvanizing line at Fairless Works. The anticipated financial impact of the shutdown, which is predominately noncash, will be recorded in the second half of 2001 and is estimated to be a pretax charge of $35 to $45 million.

                                                                    ANNEX E


                             Index For Annex E


              Historical Financial Information for USX Corporation


                                                                          Page
                                                                          -----
Management's Report......................................................   E-2
Report of Independent Accountants........................................   E-3
Audited Financial Statements:
  Consolidated Statement of Operations--Years Ended December 31, 2000,
   1999 and 1998.........................................................   E-4
  Consolidated Balance Sheet--at December 31, 2000 and 1999..............   E-6
  Consolidated Statement of Cash Flows--Years Ended December 31, 2000,
   1999, 1998............................................................   E-7
  Consolidated Statement of Stockholders' Equity.........................   E-8
  Notes to Consolidated Financial Statements.............................  E-10
Unaudited Financial Information:
  Selected Quarterly Financial Data......................................  E-43
  Principal Unconsolidated Investees.....................................  E-44
  Supplementary Information on Mineral Reserves Other than Oil and Gas...  E-44
  Supplementary Information on Oil and Gas Producing Activities..........  E-47
Management's Discussion and Analysis.....................................  E-56
Unaudited Interim Financial Information:
  Consolidated Statement of Operations--Second Quarter and Six Months
   Ended June 30, 2001 and 2000..........................................  E-82
  Consolidated Balance Sheet--at June 30, 2001 and December 31, 2000.....  E-84
  Statement of Cash Flows--Six Months Ended June 30, 2001 and 2000.......  E-86
  Selected Notes to Consolidated Financial Statements....................  E-87
Management's Discussion and Analysis..................................... E-102

                              MANAGEMENT'S REPORT

   The accompanying consolidated financial statements of USX Corporation and Subsidiary Companies (USX) are the responsibility of and have been prepared by USX in conformity with accounting principles generally accepted in the United States. They necessarily include some amounts that are based on best judgments and estimates. The consolidated financial information displayed in other sections of this report is consistent with these consolidated financial statements.

   USX seeks to assure the objectivity and integrity of its financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.

   USX has a comprehensive formalized system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that financial records are reliable. Appropriate management monitors the system for compliance, and the internal auditors independently measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the consolidated financial statements, USX's independent accountants, who are elected by the stockholders, review and test the internal accounting controls selectively to establish a basis of reliance thereon in determining the nature, extent and timing of audit tests to be applied.

   The Board of Directors pursues its oversight role in the area of financial reporting and internal accounting control through its Audit Committee. This Committee, composed solely of nonmanagement directors, regularly meets (jointly and separately) with the independent accountants, management and internal auditors to monitor the proper discharge by each of its responsibilities relative to internal accounting controls and the consolidated financial statements.



Thomas J. Usher                    Robert M. Hernandez           Larry G. Schultz
Chairman, Board of Directors &     Vice Chairman &               Vice President-
Chief Executive Officer            Chief Financial Officer       Accounting

                                USX CORPORATION

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of USX Corporation:

   In our opinion, the accompanying consolidated financial statements appearing on pages E-4 through E-42 present fairly, in all material respects, the financial position of USX Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of USX's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP
600 Grant Street
Pittsburgh, Pennsylvania 15219-2794
February 7, 2001

                                USX CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                      2000     1999     1998
                                                     -------  -------  -------
                                                      (Dollars in millions)
Revenues and other income:
  Revenues (Note 6)................................. $40,500  $29,068  $27,629
  Dividend and investee income (loss)...............      94      (20)      96
  Net gains (losses) on disposal of assets (Note
   27)..............................................    (739)      21       82
  Gain on ownership change in Marathon Ashland
   Petroleum LLC (Note 3)...........................      12       17      245
  Other income......................................      47       33       25
                                                     -------  -------  -------
      Total revenues and other income...............  39,914   29,119   28,077
                                                     -------  -------  -------
Costs and expenses:
  Cost of revenues (excludes items shown below).....  31,056   21,679   20,211
  Selling, general and administrative expenses......     402      203      304
  Depreciation, depletion and amortization..........   1,605    1,254    1,224
  Taxes other than income taxes.....................   4,861    4,433    4,241
  Exploration expenses..............................     238      238      313
  Inventory market valuation charges (credits) (Note
   15)..............................................     --      (551)     267
                                                     -------  -------  -------
      Total costs and expenses......................  38,162   27,256   26,560
                                                     -------  -------  -------
Income from operations..............................   1,752    1,863    1,517
Net interest and other financial costs (Note 6).....     341      362      279
Minority interest in income of Marathon Ashland
 Petroleum LLC (Note 3).............................     498      447      249
                                                     -------  -------  -------
Income before income taxes and extraordinary
 losses.............................................     913    1,054      989
Provision for income taxes (Note 11)................     502      349      315
                                                     -------  -------  -------
Income before extraordinary losses..................     411      705      674
Extraordinary losses (Note 7).......................     --         7      --
                                                     -------  -------  -------
Net income..........................................     411      698      674
Dividends on preferred stock........................       8        9        9
                                                     -------  -------  -------
Net income applicable to common stocks.............. $   403  $   689  $   665
                                                     =======  =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                USX CORPORATION

                            INCOME PER COMMON SHARE

                                                              2000   1999 1998
                                                              -----  ---- -----
                                                                (Dollars in
                                                                 millions,
                                                              except per share
                                                                   data)
Applicable to Marathon Stock:
  Net income................................................. $ 432  $654 $ 310
  Per Share Data:
   Basic.....................................................  1.39  2.11  1.06
   Diluted...................................................  1.39  2.11  1.05
Applicable to Steel Stock:
  Income (loss) before extraordinary losses.................. $ (29) $ 42 $ 355
  Extraordinary losses.......................................   --      7   --
                                                              -----  ---- -----
  Net income (loss).......................................... $ (29) $ 35 $ 355
                                                              =====  ==== =====
  Per Share Data
   Basic:
    Income (loss) before extraordinary losses................ $(.33) $.48 $4.05
    Extraordinary losses.....................................   --    .08   --
                                                              -----  ---- -----
    Net income (loss)........................................ $(.33) $.40 $4.05
                                                              =====  ==== =====
   Diluted:
    Income (loss) before extraordinary losses................ $(.33) $.48 $3.92
    Extraordinary losses.....................................   --    .08   --
                                                              -----  ---- -----
    Net income (loss)........................................ $(.33) $.40 $3.92
                                                              =====  ==== =====

See Note 20, for a description and computation of income per common share.



  The accompanying notes are an integral part of these consolidated financial statements.

                                USX CORPORATION

                           CONSOLIDATED BALANCE SHEET


                                                            December 31
                                                       ----------------------
                                                          2000        1999
                                                       ----------  ----------
                                                       (Dollars in millions)
                        ASSETS
Current assets:
  Cash and cash equivalents........................... $      559  $      133
  Receivables, less allowance for doubtful accounts of
   $60 and $12........................................      2,888       2,367
  Receivables subject to a security interest (Note
   14)................................................        350         350
  Inventories (Note 15)...............................      2,813       2,627
  Deferred income tax benefits (Note 11)..............        261         303
  Assets held for sale (Note 27)......................        330          84
  Other current assets................................        131          92
                                                       ----------  ----------
      Total current assets............................      7,332       5,956

Investments and long-term receivables, less reserves
 of $38 and $3 (Note 12)..............................        801       1,237
Property, plant and equipment--net (Note 21)..........     12,114      12,809
Prepaid pensions (Note 9).............................      2,879       2,629
Other noncurrent assets...............................        275         300
                                                       ----------  ----------
      Total assets.................................... $   23,401  $   22,931
                                                       ==========  ==========
                     LIABILITIES
Current liabilities:
  Notes payable (Note 13)............................. $      150  $      --
  Accounts payable....................................      3,774       3,409
  Payroll and benefits payable........................        432         468
  Accrued taxes.......................................        281         283
  Accrued interest....................................        108         107
  Long-term debt due within one year (Note 14)........        287          61
                                                       ----------  ----------
      Total current liabilities.......................      5,032       4,328

Long-term debt (Note 14)..............................      4,173       4,222
Deferred income taxes (Note 11).......................      2,020       1,839
Employee benefits (Note 9)............................      2,415       2,809
Deferred credits and other liabilities................        724         691
Preferred stock of subsidiary (Note 22)...............        250         250
USX obligated mandatorily redeemable convertible
 preferred securities of a subsidiary trust holding
 solely junior subordinated convertible debentures of
 USX (Note 22)........................................        183         183

Minority interest in Marathon Ashland Petroleum LLC
 (Note 3).............................................      1,840       1,753

 STOCKHOLDERS' EQUITY (Details on pages E-8 and E-9)

Preferred stock (Note 23) - 6.50% Cumulative
 Convertible issued--2,413,487 shares and 2,715,287
 shares ($121 and $136 liquidation preference,
 respectively)........................................          2           3
Common stocks:
  Marathon Stock issued--312,165,978 shares and
   311,767,181 shares (par value $1 per share,
   authorized 550,000,000 shares).....................        312         312
  Steel Stock issued--88,767,395 shares and 88,397,714
   shares (par value $1 per share,
   authorized 200,000,000 shares).....................         89          88
  Securities exchangeable solely into Marathon Stock
   issued--281,148 shares and 288,621 shares (Note
   3).................................................        --          --
Treasury common stock, at cost--Marathon Stock--
 3,899,714 shares and -0- shares......................       (104)        --
Additional paid-in capital............................      4,676       4,673
Deferred compensation.................................         (8)        --
Retained earnings.....................................      1,847       1,807
Accumulated other comprehensive income (loss).........        (50)        (27)
                                                       ----------  ----------
      Total stockholders' equity......................      6,764       6,856
                                                       ----------  ----------
      Total liabilities and stockholders' equity...... $   23,401  $   22,931
                                                       ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                USX CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                     2000     1999     1998
                                                    -------  -------  -------
                                                     (Dollars in millions)
Increase (decrease) in cash and cash equivalents

Operating activities:
Net income......................................... $   411  $   698  $   674
Adjustments to reconcile to net cash provided from
 operating activities:
  Extraordinary losses.............................     --         7      --
  Minority interest in income of Marathon Ashland
   Petroleum LLC...................................     498      447      249
  Depreciation, depletion and amortization.........   1,605    1,254    1,224
  Exploratory dry well costs.......................      86      109      186
  Inventory market valuation charges (credits).....     --      (551)     267
  Pensions and other postretirement benefits.......    (778)    (220)    (181)
  Deferred income taxes............................     149      212      184
  Gain on ownership change in Marathon Ashland
   Petroleum LLC...................................     (12)     (17)    (245)
  Net (gains) losses on disposal of assets.........     739      (21)     (82)
  Changes in: Current receivables--sold............     --      (320)     (30)
--operating turnover...............................    (375)    (988)     451
       Inventories.................................     (46)     (77)      (6)
       Current accounts payable and accrued
        expenses...................................     182    1,251     (497)
  All other--net...................................      72      152     (172)
                                                    -------  -------  -------
     Net cash provided from operating activities...   2,531    1,936    2,022
                                                    -------  -------  -------
Investing activities:
Capital expenditures...............................  (1,669)  (1,665)  (1,580)
Acquisitions--U. S. Steel Kosice s.r.o., net of
 cash acquired of $59..............................     (10)     --       --
--Tarragon Oil and Gas Limited.....................     --       --      (686)
Disposal of assets.................................     560      366       86
Restricted cash--withdrawals.......................     273       60      241
--deposits.........................................    (270)     (61)     (67)
Investees--investments.............................    (100)     (74)    (115)
--loans and advances...............................     (16)     (70)    (104)
--returns and repayments...........................      10        1       71
All other--net.....................................      29      (25)      (4)
                                                    -------  -------  -------
     Net cash used in investing activities.........  (1,193)  (1,468)  (2,158)
                                                    -------  -------  -------
Financing activities:
Commercial paper and revolving credit
 arrangements--net.................................      62     (381)     724
Other debt--borrowings.............................     273      810    1,036
--repayments.......................................    (339)    (242)  (1,445)
Common stock--issued...............................     --        89      668
--repurchased......................................    (105)     --      (195)
Treasury common stock reissued.....................       1      --       --
Preferred stock repurchased........................     (12)      (2)      (8)
Dividends paid.....................................    (371)    (354)    (342)
Distributions to minority shareholder of Marathon
 Ashland Petroleum LLC.............................    (420)    (400)    (211)
                                                    -------  -------  -------
     Net cash provided from (used in) financing
      activities...................................    (911)    (480)     227
                                                    -------  -------  -------
Effect of exchange rate changes on cash............      (1)      (1)       1
                                                    -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents.......................................     426      (13)      92
Cash and cash equivalents at beginning of year.....     133      146       54
                                                    -------  -------  -------
Cash and cash equivalents at end of year........... $   559  $   133  $   146
                                                    =======  =======  =======

See Note 16, for supplemental cash flow information.

  The accompanying notes are an integral part of these consolidated financial statements.

                                USX CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

   USX has two classes of common stock: USX--Marathon Group Common Stock (Marathon Stock) and USX--U. S. Steel Group Common Stock (Steel Stock), which are intended to reflect the performance of the Marathon and U. S. Steel Groups, respectively. (See Note 8, for a description of the two Groups.) During 1998, USX issued 878,074 Exchangeable Shares (exchangeable solely into Marathon Stock) related to the purchase of Tarragon Oil and Gas Limited. (See Note 3.)

   On all matters where the holders of Marathon Stock and Steel Stock vote together as a single class, Marathon Stock has one vote per share and Steel Stock has a fluctuating vote per share based on the relative market value of a share of Steel Stock to the market value of a share of Marathon Stock. In the event of a disposition of all or substantially all the properties and assets of the U. S. Steel Group, USX must either distribute the net proceeds to the holders of the Steel Stock as a special dividend or in redemption of the stock, or exchange the Steel Stock for the Marathon Stock. In the event of liquidation of USX, the holders of the Marathon Stock and Steel Stock will share in the funds remaining for common stockholders based on the relative market capitalization of the respective Marathon Stock and Steel Stock to the aggregate market capitalization of both classes of common stock.

                                     Dollars in
                                      millions         Shares in thousands
                                   ----------------- -------------------------
                                   2000   1999  1998  2000     1999     1998
                                   -----  ----  ---- -------  -------  -------
Preferred stock (Note 23):
 6.50% Cumulative Convertible:
  Balance at beginning of year...  $   3  $  3  $  3   2,715    2,768    2,962
  Repurchased....................     (1)  --    --     (302)     (53)    (194)
                                   -----  ----  ---- -------  -------  -------
  Balance at end of year.........  $   2  $  3  $  3   2,413    2,715    2,768
                                   =====  ====  ==== =======  =======  =======
Common stocks:
 Marathon Stock:
  Balance at beginning of year...  $ 312  $308  $289 311,767  308,459  288,786
  Issued in public offering......    --    --     17     --        67   17,000
  Issued for:
   Employee stock plans..........    --      3     2     391    2,903    2,236
   Dividend Reinvestment and
    Direct Stock Purchase Plan...    --    --    --      --       120       66
   Exchangeable Shares...........    --      1   --        8      218      371
                                   -----  ----  ---- -------  -------  -------
  Balance at end of year.........  $ 312  $312  $308 312,166  311,767  308,459
                                   =====  ====  ==== =======  =======  =======
 Steel Stock:
  Balance at beginning of year...  $  88  $ 88  $ 86  88,398   88,336   86,578
  Issued for:
   Employee stock plans..........      1   --      2     369       62    1,733
   Dividend Reinvestment and
    Direct Stock Purchase Plan...    --    --    --      --       --        25
                                   -----  ----  ---- -------  -------  -------
  Balance at end of year.........  $  89  $ 88  $ 88  88,767   88,398   88,336
                                   =====  ====  ==== =======  =======  =======
 Securities exchangeable solely
  into Marathon Stock:
  Balance at beginning of year...  $ --   $  1  $--      289      507      --
  Issued to acquire Tarragon
   stock.........................    --    --      1     --       --       878
  Exchanged for Marathon Stock...    --     (1)  --       (8)    (218)    (371)
                                   -----  ----  ---- -------  -------  -------
  Balance at end of year.........  $ --   $--   $  1     281      289      507
                                   =====  ====  ==== =======  =======  =======
Treasury common stock, at cost:
 Marathon Stock:
  Balance at beginning of year...  $ --   $--   $--      --       --       --
  Repurchased....................   (105)  --    --   (3,957)     --       --
  Reissued for:
   Employee stock plans..........      1   --    --       43      --       --
   Non-employee Board of
    Directors deferred
    compensation plan ...........    --    --    --       14      --       --
                                   -----  ----  ---- -------  -------  -------
  Balance at end of year.........  $(104) $--   $--   (3,900)     --       --
                                   =====  ====  ==== =======  =======  =======

                         (Table continued on next page)

                                                              Comprehensive
                                      Stockholders' Equity        Income
                                      ----------------------  ----------------
                                       2000    1999    1998   2000  1999  1998
                                      ------  ------  ------  ----  ----  ----
                                             (Dollars in millions)
Additional paid-in capital:
  Balance at beginning of year....... $4,673  $4,587  $3,924
  Marathon Stock issued..............      9      92     598
  Steel Stock issued.................      5       2      57
  Exchangeable Shares:
   Issued............................    --      --       28
   Exchanged for Marathon Stock......    --       (6)    (12)
  Repurchase of 6.50% preferred
   stock.............................    (11)     (2)     (8)
                                      ------  ------  ------
  Balance at end of year............. $4,676  $4,673  $4,587
                                      ======  ======  ======
Deferred compensation (Note 17)...... $   (8) $  --      $(1)
                                      ======  ======  ======
Retained earnings:
  Balance at beginning of year....... $1,807  $1,467  $1,138
  Net income.........................    411     698     674  $411  $698  $674
  Dividends on preferred stock.......     (8)     (9)     (9)
  Dividends on Marathon Stock (per
   share: $.88 in 2000 and $.84 in
   1999 and 1998)....................   (274)   (261)   (248)
  Dividends on Steel Stock (per share
   $1.00)............................    (89)    (88)    (88)
                                      ------  ------  ------
  Balance at end of year............. $1,847  $1,807  $1,467
                                      ======  ======  ======
Accumulated other comprehensive
 income (loss):
  Minimum pension liability
   adjustments:
   Balance at beginning of year...... $  (10) $  (37) $  (32)
   Changes during year, net of
    taxes(a).........................    (11)     27      (5)  (11)   27    (5)
                                      ------  ------  ------
   Balance at end of year............    (21)    (10)    (37)
                                      ------  ------  ------
  Foreign currency translation
   adjustments:
   Balance at beginning of year...... $  (17) $  (11) $   (8)
   Changes during year, net of
    taxes(a).........................    (12)     (6)     (3)  (12)   (6)   (3)
                                      ------  ------  ------
   Balance at end of year............    (29)    (17)    (11)
                                      ------  ------  ------
  Unrealized holding losses on
   investments:
   Balance at beginning of year...... $  --   $  --   $    3
   Changes during year, net of
    taxes(a).........................    --       (1)      2   --     (1)    2
   Reclassification adjustment
    included in net income...........    --        1      (5)  --      1    (5)
                                      ------  ------  ------
   Balance at end of year............    --      --      --
                                      ------  ------  ------
   Total balances at end of year..... $  (50) $  (27) $  (48)
                                      ======  ======  ======  ----  ----  ----
     Total comprehensive income(b)...                         $388  $719  $663
                                                              ====  ====  ====
Total stockholders' equity........... $6,764  $6,856  $6,405
                                      ======  ======  ======

                                       2000    1999    1998
                                      ------  ------  ------
(a)Related income tax provision
 (credit):
   Minimum pension liability
    adjustments...................... $    4  $  (13) $    3
   Foreign currency translation
    adjustments......................     (4)      3       4
   Unrealized holding gains on
    investments......................    --      --        2
(b)Total comprehensive income (loss)
 by Group:
   Marathon Group.................... $  419  $  660  $  306
   U. S. Steel Group.................    (31)     59     357
                                      ------  ------  ------
     Total........................... $  388  $  719  $  663
                                      ======  ======  ======

  The accompanying notes are an integral part of these consolidated financial statements.

                                USX CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Principal Accounting Policies

   Principles applied in consolidation--The consolidated financial statements include the accounts of USX Corporation and the majority-owned subsidiaries which it controls (USX).

   Investments in unincorporated oil and gas joint ventures, undivided interest pipelines and jointly owned gas processing plants are consolidated on a pro rata basis.

   Investments in entities over which USX has significant influence are accounted for using the equity method of accounting and are carried at USX's share of net assets plus loans and advances.

   Investments in companies whose stock is publicly traded are carried generally at market value. The difference between the cost of these investments and market value is recorded in other comprehensive income (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost.

   Dividend and investee income includes USX's proportionate share of income from equity method investments and dividend income from other investments. Dividend income is recognized when dividend payments are received.

   Gains or losses from a change in ownership of a consolidated subsidiary or an unconsolidated investee are recognized in the period of change.

   Use of estimates--Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; liabilities for potential tax deficiencies and potential litigation claims and settlements; and assets and obligations related to employee benefits. Additionally, certain estimated liabilities are recorded when management commits to a plan to close an operating facility or to exit a business activity. Actual results could differ from the estimates and assumptions used.

   Revenue recognition--Revenues are recognized generally when products are shipped or services are provided to customers, the sales price is fixed and determinable, and collectibility is reasonably assured. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of revenues. Matching buy/sell transactions settled in cash are recorded in both revenues and cost of revenues as separate sales and purchase transactions, with no net effect on income. USX follows the sales method of accounting for gas production imbalances and would recognize a liability if the existing proved reserves were not adequate to cover the current imbalance situation.

   Cash and cash equivalents--Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities generally of three months or less.

   Inventories--Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

   Derivative instruments--USX uses commodity-based and foreign currency derivative instruments to manage its exposure to price risk. Management is authorized to use futures, forwards, swaps and options related to the purchase, production or sale of crude oil, natural gas, refined products, nonferrous metals and electricity. While USX's risk management activities generally reduce market risk exposure due to unfavorable commodity price changes for raw material purchases and products sold, such activities can also encompass strategies which assume price risk.

                                USX CORPORATION

   Commodity-Based Hedging Transactions--For transactions that qualify for hedge accounting, the resulting gains or losses are deferred and subsequently recognized in income from operations, as a component of revenues or cost of revenues, in the same period as the underlying physical transaction. To qualify for hedge accounting, derivative positions cannot remain open if the underlying physical market risk has been removed. If such derivative positions remain in place, they would be marked-to- market and accounted for as trading or other activities. Recorded deferred gains or losses are reflected within other current and noncurrent assets or accounts payable and deferred credits and other liabilities, as appropriate.

   Commodity-Based Trading and Other Activities--Derivative instruments used for trading and other activities are marked-to-market and the resulting gains or losses are recognized in the current period within income from operations. This category also includes the use of derivative instruments that have no offsetting underlying physical market risk.

   Foreign Currency Transactions--USX uses forward exchange contracts to manage currency risks. Gains or losses related to firm commitments are deferred and recognized concurrent with the underlying transaction. All other gains or losses are recognized in income in the current period as revenues, cost of revenues, interest income or expense, or other income, as appropriate. Forward exchange contracts are recorded as receivables or payables, as appropriate.



   Property, plant and equipment--USX uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.


   Capitalized costs of producing oil and gas properties are depreciated and depleted by the unit-of-production method. Support equipment and other property, plant and equipment are depreciated over their estimated useful lives.


   USX evaluates its oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using undiscounted future cash flows based on total proved reserves. Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment. Other unproved properties are amortized over their remaining holding period.


   For property, plant and equipment unrelated to oil and gas producing activities, depreciation is generally computed on the straight-line method over their estimated useful lives. USX's method of computing depreciation for domestic steel producing assets modifies straight-line depreciation based on the level of production. The modification factors range from a minimum of 85% at a production level below 81% of capability to a maximum of 105% for a 100% production level. No modification is made at the 95% production level, which is considered to be the normal long-range level.


   Depletion of mineral properties, other than oil and gas, is based on rates that are expected to amortize capitalized costs over the estimated tonnage of minerals to be removed.

                                USX CORPORATION

   Assets unrelated to oil and gas producing activities are evaluated for impairment of value on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, as determined by discounted future cash flows or, if available, comparable market values.


   When property, plant and equipment depreciated on an individual basis are sold or otherwise disposed of, any gains or losses are reflected in income. Gains on disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are reclassified as held for sale. Proceeds from disposal of property, plant and equipment depreciated on a group basis are credited to accumulated depreciation, depletion and amortization with no immediate effect on income.


   Major maintenance activities--USX incurs planned major maintenance costs primarily for refinery turnarounds in the Marathon Group and blast furnace relines in the U. S. Steel Group. Costs associated with refinery turnarounds are expensed in the same annual period as incurred; however, estimated annual turnaround costs are recognized in income throughout the year on a pro rata basis. Costs associated with blast furnace relines are separately capitalized in property, plant and equipment. Such costs are amortized over their estimated useful life, which is generally the period until the next scheduled reline.

   Environmental liabilities--USX provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted in certain instances. If recoveries of remediation costs from third parties are probable, a receivable is recorded. Estimated abandonment and dismantlement costs of offshore production platforms are accrued based on production of estimated proved oil and gas reserves.

   Postemployment benefits--USX recognizes an obligation to provide postemployment benefits, primarily for disability-related claims covering indemnity and medical payments. The obligation for these claims and the related periodic costs are measured using actuarial techniques and assumptions, including an appropriate discount rate, analogous to the required methodology for measuring pension and other postretirement benefit obligations. Actuarial gains and losses are deferred and amortized over future periods.

   Insurance--USX is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

   Reclassifications--Certain reclassifications of prior years' data have been made to conform to 2000 classifications.

2. New Accounting Standards

   In the fourth quarter of 2000, USX adopted the following accounting pronouncements primarily related to the classification of items in the financial statements. The adoption of these new pronouncements had no net effect on the financial position or results of operations of USX, although they required reclassifications of certain amounts in the financial statements, including all prior periods presented.

  . In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," which summarizes the SEC staff's interpretations of generally accepted accounting principles related to revenue recognition and classification.

                                USX CORPORATION

  . In 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued EITF Consensus No. 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent," which addresses whether certain items should be reported as a reduction of revenue or as a component of both revenues and cost of revenues, and EITF Consensus No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the classification of costs incurred for shipping goods to customers.

  . In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140). SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. USX adopted certain recognition and reclassification provisions of SFAS 140, which were effective for fiscal years ending after December 15, 2000. The remaining provisions of SFAS 140 are effective after March 31, 2001.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which later was amended by SFAS Nos. 137 and 138. This Standard requires recognition of all derivatives as either assets or liabilities at fair value. Changes in fair value will be reflected in either current period net income or other comprehensive income, depending on the designation of the derivative instrument. USX may elect not to designate a derivative instrument as a hedge even if the strategy would be expected to qualify for hedge accounting treatment. The adoption of SFAS No. 133 will change the timing of recognition for derivative gains and losses as compared to previous accounting standards.

   USX will adopt the Standard effective January 1, 2001. The transition adjustment resulting from the adoption of SFAS No. 133 will be reported as a cumulative effect of a change in accounting principle. The unfavorable cumulative effect on net income, net of tax, is expected to approximate $9 million. The unfavorable cumulative effect on other comprehensive income, net of tax, will approximate $7 million. The amounts reported as other comprehensive income will be reflected in net income when the anticipated physical transactions are consummated. It is not possible to estimate the effect that this Standard will have on future results of operations.

3. Business Combinations

   On November 24, 2000, USX acquired U. S. Steel Kosice s.r.o. (USSK), which is located in the Slovak Republic. USSK was formed in June 2000 to hold the steel operations and related assets of VSZ a.s. (VSZ), a diversified Slovak corporation. The cash purchase price was $69 million. Additional payments to VSZ of not less than $25 million and up to $75 million are contingent upon the future performance of USSK. Additionally, $325 million of debt was included with the acquisition. The acquisition was accounted for under the purchase method of accounting. The 2000 results of operations include the operations of USSK from the date of acquisition.

   Prior to this transaction, USX and VSZ were equal partners in VSZ U. S. Steel s.r.o. (VSZUSS), a tin mill products manufacturer. The assets of USSK included VSZ's interest in VSZUSS. The acquisition of the remaining interest in VSZUSS was accounted for under the purchase method of accounting. Previously, USX had accounted for its investment in VSZUSS under the equity method of accounting.



   The following unaudited pro forma data for USX includes the results of operations of USSK for 2000 and 1999, giving effect to the acquisition as if it had been consummated at the beginning of the years presented. The pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations. In addition, VSZ did not historically provide carve-out financial information for its steel operations in accordance with generally accepted accounting principles in the United States. Therefore, USX made certain estimates and assumptions regarding revenues and costs in the preparation of the following unaudited pro forma data.

                                USX CORPORATION

                                                         Year Ended December 31
                                                         -----------------------
                                                            2000        1999
                                                         ----------- -----------
                                                          (In millions, except
                                                           per share amounts)
Revenues and other income...............................     $40,876     $30,121
Net income..............................................         489         683
Applicable to Steel Stock:
Income before extraordinary losses(a)...................          49          27
  --Per share--basic and diluted........................         .55         .31
Net income(a)...........................................          49          20
  --Per share--basic and diluted........................         .55         .23

--------

(a) Amounts are net of dividends on preferred stock of $8 million and $9 million in 2000 and 1999, respectively.


   In August 1998, Marathon Oil Company (Marathon) acquired Tarragon Oil and Gas Limited (Tarragon), a Canadian oil and gas exploration and production company. Securityholders of Tarragon received, at their election, Cdn$14.25 for each Tarragon share, or the economic equivalent in Exchangeable Shares of an indirect Canadian subsidiary of Marathon, which are exchangeable solely on a one-for-one basis into Marathon Stock. The purchase price included cash payments of $686 million, issuance of 878,074 Exchangeable Shares valued at $29 million and the assumption of $345 million in debt.

   The Exchangeable Shares are exchangeable at the option of the holder at any time and automatically redeemable on August 11, 2003 (and, in certain circumstances, as early as August 11, 2001). The holders of Exchangeable Shares are entitled to receive declared dividends equivalent to dividends declared from time to time by USX on Marathon Stock.

   USX accounted for the acquisition using the purchase method of accounting. The 1998 results of operations include the operations of Marathon Canada Limited, formerly known as Tarragon, commencing August 12, 1998.

   During 1997, Marathon and Ashland Inc. (Ashland) agreed to combine the major elements of their refining, marketing and transportation (RM&T) operations. On January 1, 1998, Marathon transferred certain RM&T net assets to Marathon Ashland Petroleum LLC (MAP), a new consolidated subsidiary. Also on January 1, 1998, Marathon acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP. The acquisition was accounted for under the purchase method of accounting. The purchase price was determined to be $1.9 billion, based upon an external valuation. The change in Marathon's ownership interest in MAP resulted in a gain of $245 million in 1998. In accordance with MAP closing agreements, Marathon and Ashland have made capital contributions to MAP for environmental improvements. The closing agreements stipulate that ownership interests in MAP will not be adjusted as a result of such contributions. Accordingly, Marathon recognized a gain on ownership change of $12 million in 2000 and $17 million in 1999.

   In connection with the formation of MAP, Marathon and Ashland entered into a Limited Liability Company Agreement dated January 1, 1998 (the LLC Agreement). The LLC Agreement provides for an initial term of MAP expiring on December 31, 2022 (25 years from its formation). The term will automatically be extended for ten-year periods, unless a termination notice is given by either party.

   Also in connection with the formation of MAP, the parties entered into a Put/Call, Registration Rights and Standstill Agreement (the Put/Call Agreement). The Put/Call Agreement provides that at any time after December 31, 2004, Ashland will have the right to sell to Marathon all of Ashland's ownership interest in MAP, for an amount in cash and/or Marathon or USX debt or equity securities equal to the product of 85% (90% if equity securities are used) of the fair market value of MAP at that time, multiplied by Ashland's percentage interest in MAP. Payment could be made at closing, or at Marathon's option, in three equal annual installments, the first of which would be payable at closing. At any time after December 31, 2004, Marathon will have the right to purchase all of Ashland's ownership interests in MAP, for an amount in cash equal to the product of 115% of the fair market value of MAP at that time, multiplied by Ashland's percentage interest in MAP.

                                USX CORPORATION

4. Transactions Between MAP and Ashland

   At December 31, 2000 and 1999, MAP had current receivables from Ashland of $35 million and $26 million, respectively, and current payables to Ashland of $2 million.

   MAP has a $190 million revolving credit agreement with Ashland. Interest on borrowings is based on defined short-term market rates. At December 31, 2000 and 1999, there were no borrowings against this facility.

   During 2000, 1999 and 1998, MAP's sales to Ashland, consisting primarily of petroleum products, were $285 million, $198 million and $190 million, respectively, and MAP's purchases of products and services from Ashland were $26 million, $22 million and $47 million, respectively. These transactions were conducted under terms comparable to those with unrelated parties.

5. Discontinued Operations

   Effective October 31, 1997, USX sold its stock in Delhi Gas Pipeline Corporation and other subsidiaries of USX that comprised all of the Delhi Group. USX elected to use the net proceeds of $195 million, or $20.60 per share, to redeem all shares of Delhi Stock. The net proceeds were distributed to the Delhi shareholders on January 26, 1998. After the redemption, 50,000,000 shares of Delhi Stock remain authorized but unissued.

6. Other Items

                                                                2000 1999  1998
                                                                ---- ----  ----
                                                                (In millions)
Net interest and other financial costs
  Interest and other financial income:
    Interest income............................................ $ 29 $ 16  $ 35
    Other......................................................    5  (13)    4
                                                                ---- ----  ----
      Total....................................................   34    3    39
                                                                ---- ----  ----
  Interest and other financial costs:
    Interest incurred..........................................  328  326   325
    Less interest capitalized..................................   19   26    46
                                                                ---- ----  ----
      Net interest.............................................  309  300   279
    Interest on tax issues.....................................   17   20    21
    Financial costs on trust preferred securities..............   13   13    13
    Financial costs on preferred stock of subsidiary...........   22   22    22
    Amortization of discounts..................................    3    3     6
    Expenses on sales of accounts receivable...................  --    15    21
    Adjustment to settlement value of indexed debt.............  --   (13)  (44)
    Other......................................................   11    5   --
                                                                ---- ----  ----
      Total....................................................  375  365   318
                                                                ---- ----  ----
  Net interest and other financial costs....................... $341 $362  $279
                                                                ==== ====  ====

                                USX CORPORATION

Foreign currency transactions

   For 2000, 1999 and 1998, the aggregate foreign currency transaction gains (losses) included in determining net income were $37 million, $(12) million and $13 million, respectively.

Consumer excise taxes

   Included in revenues and costs and expenses for 2000, 1999 and 1998 were $4,344 million, $3,973 million and $3,824 million, respectively, representing consumer excise taxes on petroleum products and merchandise.

7. Extraordinary Losses

   In 1999, USX irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals, Inc. (RTI). The deposit of the shares resulted in the satisfaction of USX's obligation under its 6 3/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity. All shares were required for satisfaction of the indexed debt; therefore, none reverted back to USX.

   As a result of the above transaction, USX recorded in 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains (losses) on disposal of assets. Since USX's investment in RTI was attributed to the U. S. Steel Group, the indexed debt was also attributed to the U. S. Steel Group.

   In 1999, Republic Technologies International, LLC, an equity investee of USX, recorded an extraordinary loss related to the early extinguishment of debt. As a result, USX recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.

8. Group and Segment Information

   USX has two classes of common stock: Marathon Stock and Steel Stock, which are intended to reflect the performance of the Marathon Group and the U. S. Steel Group, respectively. A description of each group and its products and services is as follows:

   Marathon Group--The Marathon Group includes Marathon Oil Company and certain other subsidiaries of USX. Marathon Group revenues as a percentage of total consolidated USX revenues were 85% in 2000, 81% in 1999 and 77% in 1998.

   U. S. Steel Group--The U. S. Steel Group consists of U. S. Steel, the largest domestic integrated steel producer and U. S. Steel operations in the Slovak Republic. U. S. Steel Group revenues as a percentage of total consolidated USX revenues were 15% in 2000, 19% in 1999 and 23% in 1998.

                                USX CORPORATION

Group Operations:

                                            Income    Net
                                             From    Income   Capital
                           Year Revenues  Operations (Loss) Expenditures Assets
                           ---- --------  ---------- ------ ------------ -------
                                              (In millions)
Marathon Group............ 2000 $34,487     $1,648    $432     $1,425    $15,232
                           1999  23,590      1,713     654      1,378     15,674
                           1998  21,274        938     310      1,270     14,544

U. S. Steel Group......... 2000   6,090        104     (21)       244      8,711
                           1999   5,536        150      44        287      7,525
                           1998   6,378        579     364        310      6,749

Eliminations.............. 2000     (77)       --      --         --        (542)
                           1999     (58)       --      --         --        (268)
                           1998     (23)       --      --         --        (160)

Total USX Corporation..... 2000 $40,500     $1,752    $411     $1,669    $23,401
                           1999  29,068      1,863     698      1,665     22,931
                           1998  27,629      1,517     674      1,580     21,133

Revenues by Product:

                                                         2000    1999    1998
                                                        ------- ------- -------
                                                             (In millions)
Marathon Group
  Refined products..................................... $22,514 $15,181 $12,852
  Merchandise..........................................   2,441   2,194   1,941
  Liquid hydrocarbons..................................   6,856   4,587   5,023
  Natural gas..........................................   2,518   1,429   1,187
  Transportation and other products....................     158     199     271

U. S. Steel Group
  Sheet and semi-finished steel products............... $ 3,288 $ 3,433 $ 3,598
  Tubular, plate and tin mill products.................   1,731   1,140   1,546
  Raw materials (coal, coke and iron ore)..............     626     549     744
  Other(a).............................................     445     414     490

--------
(a) Includes revenue from the sale of steel production by-products, engineering and consulting services, real estate development and resource management.

                                USX CORPORATION

Operating Segments:

   USX's reportable operating segments are business units within the Marathon and U. S. Steel Groups, each providing their own unique products and services. Each operating segment is independently managed and requires different technology and marketing strategies. Segment income represents income from operations allocable to operating segments. The following items included in income from operations are not allocated to operating segments:

  .  Gain on ownership change in MAP

  . Net pension credits associated with the U. S. Steel Group's pension plan assets and liabilities

  .  Certain costs related to former U. S. Steel Group business activities

  . Certain general and administrative costs related to all Marathon Group operating segments in excess of amounts billed to MAP under service contracts and amounts charged out to operating segments under Marathon's shared services procedures

  . USX corporate general and administrative costs. These costs primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

  .  Inventory market valuation adjustments

  . Certain other items not allocated to operating segments for business performance reporting purposes (see (a) in reconcilement table on page E-20.)

                                USX CORPORATION

   The Marathon Group's operations consist of three reportable operating segments: 1) Exploration and Production (E&P)--explores for and produces crude oil and natural gas on a worldwide basis; 2) Refining, Marketing and Transportation (RM&T)--refines, markets and transports crude oil and petroleum products, primarily in the Midwest and southeastern United States through MAP; and 3) Other Energy Related Businesses (OERB). Other Energy Related Businesses is an aggregation of two segments which fall below the quantitative reporting thresholds: 1) Natural Gas and Crude Oil Marketing and Transportation--markets and transports its own and third-party natural gas and crude oil in the United States; and 2) Power Generation--develops, constructs and operates independent electric power projects worldwide. The U. S. Steel Group consists of two reportable operating segments: 1) Domestic Steel and 2) U. S. Steel Kosice
(USSK). Domestic Steel includes the United States operations of U. S. Steel, while USSK includes the U. S. Steel Kosice operations in the Slovak Republic. Domestic Steel is engaged in the domestic production and sale of steel mill products, coke and taconite pellets; the management of mineral resources; coal mining; engineering and consulting services; and real estate development and management. USSK is engaged in the production and sale of steel mill products and coke and primarily serves European markets.

   Information on assets by segment is not provided as it is not reviewed by the chief operating decision maker.

                                                  Total                    Total
                                                 Marathon Domestic      U. S. Steel
                           E&P     RM&T    OERB  Segments  Steel   USSK  Segments    Total
                          ------  ------- ------ -------- -------- ---- ----------- -------
                                                   (In millions)
2000
Revenues and other
 income:
 Customer...............  $4,184  $28,693 $1,550 $34,427   $5,981  $ 92   $6,073    $40,500
 Intersegment(a)........     412       83     78     573      --    --       --         573
 Intergroup(a)..........      30        1     29      60       17   --        17         77
 Equity in earnings
  (losses) of
  unconsolidated
  investees.............      47       22     15      84       (8)  --        (8)        76
 Other..................      21       50     12      83       50   --        50        133
                          ------  ------- ------ -------   ------  ----   ------    -------
 Total revenues and
  other income..........  $4,694  $28,849 $1,684 $35,227   $6,040  $ 92   $6,132    $41,359
                          ======  ======= ====== =======   ======  ====   ======    =======
Segment income..........  $1,535  $ 1,273 $   38 $ 2,846   $   23  $  2   $   25    $ 2,871
Significant noncash
 items included in
 segment income--
 depreciation, depletion
 and amortization(b)....     723      315      3   1,041      285     4      289      1,330
Capital
 expenditures(c)........     742      656      2   1,400      239     5      244      1,644
1999
Revenues and other
 income:
 Customer...............  $2,856  $19,962 $  731 $23,549   $5,519  $--    $5,519    $29,068
 Intersegment(a)........     202       47     40     289      --    --       --         289
 Intergroup(a)..........      19      --      22      41       17   --        17         58
 Equity in earnings
  (losses) of
  unconsolidated
  investees.............      (2)      17     26      41      (43)  --       (43)        (2)
 Other..................      30       50     15      95       46   --        46        141
                          ------  ------- ------ -------   ------  ----   ------    -------
 Total revenues and
  other income..........  $3,105  $20,076 $  834 $24,015   $5,539  $--    $5,539    $29,554
                          ======  ======= ====== =======   ======  ====   ======    =======
Segment income..........  $  618  $   611 $   61 $ 1,290   $   91  $--    $   91    $ 1,381
Significant noncash
 items included in
 segment income--
 depreciation, depletion
 and amortization(b)....     638      280      5     923      304   --       304      1,227
Capital
 expenditures(c)........     744      612      4   1,360      286   --       286      1,646
1998
Revenues and other
 income:
 Customer...............  $1,905  $19,018 $  306 $21,229   $6,374  $--    $6,374    $27,603
 Intersegment(a)........     144       10     17     171      --    --       --         171
 Intergroup(a)..........      13      --       7      20        2   --         2         22
 Equity in earnings of
  unconsolidated
  investees.............       2       12     14      28       46   --        46         74
 Other..................      26       40     11      77       55   --        55        132
                          ------  ------- ------ -------   ------  ----   ------    -------
 Total revenues and
  other income..........  $2,090  $19,080 $  355 $21,525   $6,477  $--    $6,477    $28,002
                          ======  ======= ====== =======   ======  ====   ======    =======
Segment income..........  $  278  $   896 $   33 $ 1,207   $  517  $--    $  517    $ 1,724
Significant noncash
 items included in
 segment income--
 depreciation, depletion
 and amortization(b)....     581      272      6     859      283   --       283      1,142
Capital
 expenditures(c)........     839      410      8   1,257      305   --       305      1,562

--------
(a) Intersegment and intergroup revenues and transfers were conducted under terms comparable to those with unrelated parties.
(b) Differences between segment totals and consolidated totals represent amounts included in administrative expenses, international and domestic oil and gas property impairments and impairment of coal assets.
(c) Differences between segment totals and consolidated totals represent amounts related to corporate administrative activities.

                                USX CORPORATION

   The following schedules reconcile segment amounts to amounts reported in the Groups' financial statements:

                                 Marathon Group          U. S. Steel Group
                             -------------------------  ----------------------
                              2000     1999     1998     2000    1999    1998
                             -------  -------  -------  ------  ------  ------
                                            (In millions)
Revenues and Other Income:
  Revenues and other income
   of reportable segments... $35,227  $24,015  $21,525  $6,132  $5,539  $6,477
  Items not allocated to
   segments:
    Joint venture formation
     charges................    (931)     --       --      --      --      --
    Gain on ownership change
     in MAP.................      12       17      245     --      --      --
    Losses on certain equity
     investments............     --       --       --      --      (69)    --
    Other...................     124      (36)      24     --      --      --
  Elimination of
   intersegment revenues....    (573)    (289)    (171)    --      --      --
                             -------  -------  -------  ------  ------  ------
     Total Group revenues
      and other income...... $33,859  $23,707  $21,623  $6,132  $5,470  $6,477
                             =======  =======  =======  ======  ======  ======
Income:
  Income for reportable
   segments................. $ 2,846  $ 1,290  $ 1,207  $   25  $   91  $  517
  Items not allocated to
   segments:
    Joint venture formation
     charges................    (931)     --       --      --      --      --
    Gain on ownership change
     in MAP.................      12       17      245     --      --      --
    Administrative
     expenses...............    (136)    (108)    (106)    (25)    (17)    (24)
    Net pension credits.....     --       --       --      266     228     186
    Costs related to former
     business activities....     --       --       --      (91)    (83)   (100)
    Inventory market
     valuation adjustments..     --       551     (267)    --      --      --
    Other(a)................    (143)     (37)    (141)    (71)    (69)    --
                             -------  -------  -------  ------  ------  ------
     Total Group income from
      operations............ $ 1,648  $ 1,713  $   938  $  104  $  150  $  579
                             =======  =======  =======  ======  ======  ======

--------
(a) Represents in 2000, for the Marathon Group, certain oil and gas property impairments, net gains on certain asset sales and reorganization charges and for the U. S. Steel Group, impairment of coal assets. Represents in 1999, for the Marathon Group, primarily certain oil and gas property impairments, costs of a voluntary early retirement program and net losses on certain asset sales and, for the U. S. Steel Group, certain losses related to investments in equity investees. Represents in 1998, certain international oil and gas property impairments, certain suspended exploration well write-offs, a gas contract settlement and MAP transition charges.

                                USX CORPORATION

Geographic Area:

   The information below summarizes the operations in different geographic areas. Transfers between geographic areas are at prices which approximate market.

                                      Revenues and Other Income
                              -----------------------------------------
                                   Within          Between
                         Year Geographic Areas Geographic Areas  Total      Assets(a)
                         ---- ---------------- ---------------- -------  ---------------
                                             (In millions)
Marathon Group:
  United States......... 2000     $32,239          $   --       $32,239  $ 6,711
                         1999      22,716              --        22,716    7,555
                         1998      20,837              --        20,837    7,659

  Canada................ 2000         856              899        1,755      940
                         1999         426              521          947    1,112
                         1998         209              368          577    1,094

  United Kingdom........ 2000         567              --           567    1,698
                         1999         459              --           459    1,581
                         1998         462              --           462    1,739

  Other Foreign
   Countries............ 2000         197              188          385      310
                         1999         106               88          194      735
                         1998         115               52          167      468

  Eliminations.......... 2000         --            (1,087)      (1,087)     --
                         1999         --              (609)        (609)     --
                         1998         --              (420)        (420)     --

    Total Marathon
     Group.............. 2000     $33,859          $   --       $33,859  $ 9,659
                         1999      23,707              --        23,707   10,983
                         1998      21,623              --        21,623   10,960

U. S. Steel Group:
  United States......... 2000     $ 6,027          $   --       $ 6,027  $ 2,745
                         1999       5,452              --         5,452    2,889
                         1998       6,460              --         6,460    3,043

  Foreign Countries..... 2000         105              --           105      386
                         1999          18              --            18       63
                         1998          17              --            17       69

    Total U. S. Steel
     Group.............. 2000     $ 6,132          $   --       $ 6,132  $ 3,131
                         1999       5,470              --         5,470    2,952
                         1998       6,477              --         6,477    3,112

Eliminations............ 2000     $   (77)         $   --       $   (77) $   --
                         1999         (58)             --           (58)     --
                         1998         (23)             --           (23)     --

Total USX Corporation... 2000     $39,914          $   --       $39,914  $12,790
                         1999      29,119              --        29,119   13,935
                         1998      28,077              --        28,077   14,072

--------
(a) Includes property, plant and equipment and investments.

                                USX CORPORATION

9. Pensions and Other Postretirement Benefits

   USX has noncontributory defined benefit pension plans covering substantially all U.S. employees. Benefits under these plans are primarily based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. In addition, pension benefits based upon a percent of total career pensionable earnings cover certain participating salaried employees.

   USX also has defined benefit retiree health care and life insurance plans (other benefits) covering most U.S. employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost sharing features. Life insurance benefits are provided to certain nonunion and union represented retiree beneficiaries primarily based on employees' annual base salary at retirement. For most U.S. union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions.

                                          Pension
                                         Benefits           Other Benefits
                                      ------------------    ------------------
                                       2000       1999       2000       1999
                                      -------    -------    -------    -------
                                               (In millions)
Change in benefit obligations
Benefit obligations at January 1....  $ 7,584    $ 8,629    $ 2,374    $ 2,710
Service cost........................      128        152         26         32
Interest cost.......................      572        540        184        169
Plan amendments.....................        6        399(a)       1        (30)
Actuarial (gains) losses............      551     (1,019)       306       (333)
Plan mergers and acquisitions.......      --          56        --          11
Settlements, curtailments and
 termination benefits...............      (99)      (329)        22        --
Benefits paid.......................     (883)      (844)      (189)      (185)
                                      -------    -------    -------    -------
Benefit obligations at December 31..  $ 7,859    $ 7,584    $ 2,724    $ 2,374
                                      =======    =======    =======    =======
Change in plan assets
Fair value of plan assets at January
 1..................................  $11,305    $11,574    $   281    $   265
Actual return on plan assets........      131        865         26         20
Plan merger and acquisitions........       (1)        38        --           1
Employer contributions..............        1          2        576(b)      34
Trustee distributions(c)............      (34)       (30)       --         --
Settlements paid....................     (134)      (306)       --         --
Benefits paid from plan assets......     (877)      (838)       (41)       (39)
                                      -------    -------    -------    -------
Fair value of plan assets at
 December 31........................  $10,391    $11,305    $   842    $   281
                                      =======    =======    =======    =======
Funded status of plans at December
 31.................................  $ 2,532(d) $ 3,721(d) $(1,882)   $(2,093)
Unrecognized net gain from
 transition.........................      (20)       (95)       --         --
Unrecognized prior service costs
 (credits)..........................      778        880        (47)       (53)
Unrecognized net actuarial gains....     (499)    (1,945)      (126)      (458)
Additional minimum liability(e).....      (38)       (24)       --         --
                                      -------    -------    -------    -------
Prepaid (accrued) benefit cost......  $ 2,753    $ 2,537    $(2,055)   $(2,604)
                                      =======    =======    =======    =======

--------
(a) Results primarily from a five-year labor contract with the United Steelworkers of America ratified in August 1999.
(b) Includes for the U. S. Steel Group, contributions of $530 million to a Voluntary Employee Benefit Association trust, comprised of $30 million in contractual requirements and an elective contribution of $500 million. Also includes for the U. S. Steel Group, a $30 million elective contribution to the non-union retiree life insurance trust.

                                USX CORPORATION

(c) Represents transfers of excess pension assets to fund retiree health care benefits accounts under Section 420 of the Internal Revenue Code.
(d) Includes several plans that have accumulated benefit obligations in excess of plan assets:

                                                                    2000  1999
                                                                    ----  ----
    Aggregate accumulated benefit obligations...................... $(74) $(53)
    Aggregate projected benefit obligations........................  (92)  (76)
    Aggregate plan assets..........................................  --    --
(e)  Additional minimum liability recorded was offset by the following:
    Intangible asset............................................... $  6  $  9
    Accumulated other comprehensive income (losses):
    Beginning of year.............................................. $(10) $(37)
    Change during year (net of tax)................................  (11)   27
                                                                    ----  ----
    Balance at end of year......................................... $(21) $(10)
                                                                    ====  ====

                            Pension Benefits            Other Benefits
                            ------------------------    --------------------
                            2000     1999      1998     2000    1999    1998
                            -----    -----     -----    ----    ----    ----
                                     (In millions)
Components of net periodic
 benefit cost (credit)
Service cost..............  $ 128    $ 152     $ 119    $ 26    $ 32    $ 27
Interest cost.............    572      540       544     184     169     172
Expected return on plan
 assets...................   (958)    (895)     (876)    (24)    (21)    (21)
Amortization
  --net transition gain...    (71)     (72)      (74)    --      --      --
  --prior service costs
   (credits)..............    102       87        75      (6)     (4)      1
  --actuarial (gains)
   losses.................    (53)       7         6     (26)     (5)    (13)
Multiemployer and other
 USX plans................      5        5         6       9(a)    7(a)   13(a)
Settlement and termination
 (gains) losses...........     32(b)   (42)(b)    10(b)   21(b)  --      --
                            -----    -----     -----    ----    ----    ----
Net periodic benefit cost
 (credit).................  $(243)   $(218)    $(190)   $184    $178    $179
                            =====    =====     =====    ====    ====    ====

--------
(a) Represents payments to a multiemployer health care benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992 based on assigned beneficiaries receiving benefits. The present value of this unrecognized obligation is broadly estimated to be $84 million, including the effects of future medical inflation, and this amount could increase if additional beneficiaries are assigned.
(b) Relates primarily to voluntary early retirement programs.

                                                                        Other
                                                    Pension Benefits  Benefits
                                                    ----------------- ---------
                                                      2000     1999   2000 1999
                                                    -------- -------- ---- ----
Weighted average actuarial assumptions at December
 31
Discount rate.....................................      7.5%     8.0% 7.5% 8.0%
Expected annual return on plan assets.............      9.0%     8.6% 8.5% 8.5%
Increase in compensation rate.....................      4.1%     4.1% 4.1% 4.1%

   For measurement purposes, a 7.6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5% in 2006 for the U. S. Steel Group and in 2007 for the Marathon Group and remain at that level thereafter.

                                USX CORPORATION

   A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                   1-Percentage- 1-Percentage-
                                                       Point         Point
                                                     Increase      Decrease
                                                   ------------- -------------
                                                          (In millions)
Effect on total of service and interest cost
 components.......................................     $ 25          $ (21)
Effect on other postretirement benefit
 obligations......................................      248           (209)


10. Leases

   Future minimum commitments for capital leases (including sale-leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                                              Capital Operating
                                                              Leases   Leases
                                                              ------- ---------
                                                                (In millions)
2001.........................................................  $ 12     $173
2002.........................................................    12      139
2003.........................................................    12       98
2004.........................................................    12       87
2005.........................................................    12      141
Later years..................................................    89      173
Sublease rentals.............................................   --       (80)
                                                               ----     ----
    Total minimum lease payments.............................   149     $731
                                                                        ====
Less imputed interest costs..................................    54
                                                               ----
    Present value of net minimum lease payments included in
     long-term debt..........................................  $ 95
                                                               ====

   Operating lease rental expense:

                                                               2000  1999  1998
                                                               ----  ----  ----
                                                               (In millions)
Minimum rental................................................ $288  $273  $288
Contingent rental.............................................   30    29    29
Sublease rentals..............................................  (19)  (19)  (14)
                                                               ----  ----  ----
  Net rental expense.......................................... $299  $283  $303
                                                               ====  ====  ====

   USX leases a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options. In the event of a change in control of USX, as defined in the agreements, or certain other circumstances, operating lease obligations totaling $104 million may be declared immediately due and payable.

                                USX CORPORATION

11. Income Taxes

   Provisions (credits) for income taxes were:

                                  2000                   1999                    1998
                         ---------------------- ----------------------  ----------------------
                         Current Deferred Total Current Deferred Total  Current Deferred Total
                         ------- -------- ----- ------- -------- -----  ------- -------- -----
                                                    (In millions)
Federal.................  $257     $196   $453   $107     $257   $364    $102     $168   $270
State and local.........    41        3     44      4        1      5      33       18     51
Foreign.................    55      (50)     5     26      (46)   (20)     (4)      (2)    (6)
                          ----     ----   ----   ----     ----   ----    ----     ----   ----
  Total.................  $353     $149   $502   $137     $212   $349    $131     $184   $315
                          ====     ====   ====   ====     ====   ====    ====     ====   ====

   A reconciliation of federal statutory tax rate (35%) to total provisions follows:

                                                             2000  1999  1998
                                                             ----  ----  ----
                                                             (In millions)
Statutory rate applied to income before income taxes........ $320  $369  $346
Effects of foreign operations:
  Impairment of deferred tax benefits.......................  235   --    --
  Adjustments to foreign valuation allowances...............  (30)  --    --
  All other, including foreign tax credits..................  (35)  (20)  (37)
State and local income taxes after federal income tax
 effects....................................................   29     3    33
Credits other than foreign tax credits......................  (10)  (10)  (12)
Excess percentage depletion.................................   (3)   (7)  (11)
Effects of partially owned companies........................   (5)   (5)   (4)
Dispositions of subsidiary investments......................  --      7   --
Adjustment of prior years' federal income taxes.............   (6)    4    (5)
Other.......................................................    7     8     5
                                                             ----  ----  ----
  Total provisions.......................................... $502  $349  $315
                                                             ====  ====  ====

                                USX CORPORATION

   Deferred tax assets and liabilities resulted from the following:

                                                                 December 31
                                                                --------------
                                                                 2000    1999
                                                                ------  ------
                                                                (In millions)
Deferred tax assets:
  Minimum tax credit carryforwards............................. $   39  $  131
  State tax loss carryforwards (expiring in 2001 through
   2020).......................................................    125     122
  Foreign tax loss carryforwards (portion of which expire in
   2001 through 2015)..........................................    269     408
  Employee benefits............................................  1,028   1,204
  Expected federal benefit for:
    Crediting certain foreign deferred income taxes............    315     530
    Deducting state deferred income taxes......................     36      36
  Receivables, payables and debt...............................     93      82
  Contingency and other accruals...............................    226     202
  Investments in foreign subsidiaries..........................     39      52
  Other........................................................     62      45
  Valuation allowances:
    Federal....................................................    --      (30)
    State......................................................    (50)    (52)
    Foreign....................................................   (252)   (282)
                                                                ------  ------
      Total deferred tax assets(a).............................  1,930   2,448
                                                                ------  ------
Deferred tax liabilities:
  Property, plant and equipment................................  1,890   2,365
  Prepaid pensions.............................................  1,165   1,048
  Inventory....................................................    335     340
  Investments in subsidiaries and equity investees.............     52      76
  Other........................................................    221     155
                                                                ------  ------
      Total deferred tax liabilities...........................  3,663   3,984
                                                                ------  ------
        Net deferred tax liabilities........................... $1,733  $1,536
                                                                ======  ======

--------
(a) USX expects to generate sufficient future taxable income to realize the benefit of its deferred tax assets. In addition, the ability to realize the benefit of foreign tax credits is based upon certain assumptions concerning future operating conditions (particularly as related to prevailing oil prices), income generated from foreign sources and USX's tax profile in the years that such credits may be claimed. During 2000, the amount of net deferred tax assets expected to be realized was reduced as a result of the change in the amount and timing of future foreign source income due to the exchange of Marathon's interest in Sakhalin Energy Investment Company Ltd. (Sakhalin Energy) for other oil and gas producing interests. Additionally, gross deferred tax assets and the associated valuation allowance were reduced by a change in management's intent regarding the permanent reinvestment of the earnings from certain foreign subsidiaries.

   The consolidated tax returns of USX for the years 1990 through 1997 are under various stages of audit and administrative review by the IRS. USX believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.

   Pretax income (loss) included $245 million, $63 million and $(75) million attributable to foreign sources in 2000, 1999 and 1998, respectively.

                                USX CORPORATION

   Undistributed earnings of certain consolidated foreign subsidiaries at December 31, 2000, amounted to $223 million. No provision for deferred U.S. income taxes has been made for these subsidiaries because USX intends to permanently reinvest such earnings in those foreign operations. If such earnings were not permanently reinvested, a deferred tax liability of $78 million would have been required.

12. Investments and Long-Term Receivables

                                                                    December 31
                                                                    -----------
                                                                    2000  1999
                                                                    ---- ------
                                                                        (In
                                                                     millions)
Equity method investments.......................................... $575 $1,055
Other investments..................................................  101     71
Receivables due after one year.....................................   59     57
Deposits of restricted cash........................................   19     22
Other..............................................................   47     32
                                                                    ---- ------
  Total............................................................ $801 $1,237
                                                                    ==== ======

  Summarized financial information of investees accounted for by the equity method of accounting follows:

                                                          2000    1999    1998
                                                         ------  ------  ------
                                                            (In millions)
Income data--year:
  Revenues and other income............................. $3,901  $3,449  $3,510
  Operating income......................................    286      95     324
  Net income (loss).....................................    (43)    (74)    176
Balance sheet data--December 31:
  Current assets........................................ $1,239  $1,382
  Noncurrent assets.....................................  3,443   5,008
  Current liabilities...................................  1,427   1,481
  Noncurrent liabilities................................  1,957   2,317

   In 2000, Marathon exchanged its investment in Sakhalin Energy for a working interest in the Foinaven field located in the Atlantic Margin offshore the United Kingdom and an overriding royalty interest in an eight block area in the Gulf of Mexico, which includes the Ursa field. Additionally, Marathon received reimbursement for amounts advanced to Sakhalin Energy in 2000 and a cash settlement for certain other activities in 2000. The transaction was recorded at fair value and resulted in a pretax gain on disposal of assets of $58 million.


   USX acquired a 25% interest in VSZ during 2000. VSZ does not provide its shareholders with financial statements prepared in accordance with generally accepted accounting principles in the United States (USGAAP). Although shares of VSZ are traded on the Bratislava Stock Exchange, those securities do not have a readily determinable fair value as defined under USGAAP. Accordingly, USX accounts for its investment in VSZ under the cost method of accounting.

   In 1999, USX and Kobe Steel, Ltd. (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC and is a wholly owned subsidiary of Republic Technologies International Holdings, LLC (Republic). As a result of this transaction, USX recorded $47 million in charges related to the impairment of the carrying value of its

                                USX CORPORATION
investment in USS/Kobe and costs related to the formation of Republic. These charges were included in dividend and investee income (loss) in 1999. In addition, USX made a $15 million equity investment in Republic. USX owned 50% of USS/Kobe and now owns 16% of Republic. USX accounts for its investment in Republic under the equity method of accounting. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company, LLC, became a wholly owned subsidiary of USX at the close of business on December 31, 1999.

   Dividends and partnership distributions received from equity investees were $56 million in 2000, $46 million in 1999 and $42 million in 1998.

   USX purchases from equity investees totaled $627 million, $411 million and $395 million in 2000, 1999 and 1998, respectively. USX sales to equity investees totaled $986 million, $853 million and $747 million in 2000, 1999 and 1998, respectively.

13. Short-Term Debt

   In November 2000, USX entered into a $451 million 364-day revolving credit agreement, which terminates in November 2001. Interest is based on defined short-term market rates. During the term of the agreement, USX is obligated to pay a variable facility fee on total commitments, which at December 31, 2000 was .10%. At December 31, 2000, there were no borrowings against this facility. USX has a short-term line of credit totaling $150 million, bearing interest at a defined short-term market rate, which at December 31, 2000 was 7.10%. At December 31, 2000, USX had borrowed $150 million against this facility. Certain other banks provide short-term lines of credit totaling $150 million which require a .125% fee or maintenance of compensating balances of 3%. At December 31, 2000, there were no borrowings against these facilities.

   MAP has a $100 million short-term revolving credit facility that terminates in July 2001. Interest is based on defined short-term market rates. During the term of the agreement, MAP is required to pay a variable facility fee on total commitments, which at December 31, 2000 was .11%. At December 31, 2000, there were no borrowings against this facility.

   USSK has a short-term $50 million credit facility that expires in November 2001. The facility, which is non-recourse to USX, bears interest on prevailing short-term market rates plus 1%. USSK is obligated to pay a .25% commitment fee on undrawn amounts. At December 31, 2000, there were no borrowings against this facility.

                                USX CORPORATION

14. Long-Term Debt

                                                                   December 31
                                         Interest                 -------------
                                        Rates -- %     Maturity    2000   1999
                                      --------------- ----------- ------ ------
                                                                  (In millions)
USX Corporation:
  Revolving credit facility(a).......                        2005 $  300 $  300
  Commercial paper(a)................            7.68                 77    165
  Notes payable...................... 6 13/20 - 9 4/5 2001 - 2023  2,505  2,525
  Obligations relating to Industrial
   Development and Environmental
   Improvement Bonds and Notes(b)....   4 1/4 - 6 7/8 2009 - 2033    494    494
  Receivables facility(c)............                        2004    350    350
  All other obligations, including
   sale-leaseback financing and
   capital leases....................                 2001 - 2012     88     92
Consolidated subsidiaries:
  Revolving credit facilities(d).....                 2001 - 2003    --     --
  USSK loan facility(e)..............           8 1/2        2010    325    --
  Guaranteed Notes...................               7        2002    135    135
  Guaranteed Loan(f).................          9 1/20 2001 - 2006    199    223
  Notes payable......................           8 1/2        2001      1      1
  All other obligations, including
   capital leases....................                 2001 - 2011     11     26
                                                                  ------ ------
    Total(g)(h)......................                              4,485  4,311
Less unamortized discount............                                 25     28
Less amount due within one year......                                287     61
                                                                  ------ ------
    Long-term debt due after one
     year............................                             $4,173 $4,222
                                                                  ====== ======

--------
(a) In November 2000, USX entered into a $1,354 million 5-year revolving credit agreement, terminating in November 2005, which in conjunction with a $451 million 364-day revolving credit agreement, terminating in December 2001, replaced the prior $2,350 million facility. Interest on the facility is based on defined short-term market rates. During the term of the agreement, USX is obligated to pay a variable facility fee on total commitments, which at December 31, 2000 was .125%. At December 31, 2000, $300 million had been borrowed against this facility. The commercial paper is supported by the unused and available credit on the 5-year facility and, accordingly, is classified as long-term debt.
(b) At December 31, 2000, USX had outstanding obligations relating to Environmental Improvement Bonds in the amount of $141 million, which were supported by letter of credit arrangements that could become short-term obligations under certain circumstances.
(c) In December 1999, USX entered into an agreement under which the U. S. Steel Group participates in a program to sell an undivided interest in certain accounts receivable. A previous program expired in October 1999 and was accounted for as a transfer of receivables. The new program is accounted for as a secured borrowing. Payments are collected from sold accounts receivable and invested in new accounts receivable for the purchaser and a yield, based on short-term market rates, is transferred to the purchaser. If the U. S. Steel Group does not have sufficient eligible receivables to reinvest for the purchaser, the size of the program is reduced accordingly. The purchaser has a security interest in a pool of receivables to secure USX's obligations under the program. If the receivables facility is not renewed annually, the balance outstanding of such facility could be refinanced by the 5-year facility discussed in (a), or another long-term debt source; and therefore, is classified as long-term debt. The amounts sold under the previous receivables programs averaged $291 million and $347 million for the years 1999 and 1998, respectively.
(d) MAP has a $400 million revolving credit facility that terminates in July 2003. Interest is based on defined short-term market rates. During the term of the agreement, MAP is required to pay a variable facility fee

                                USX CORPORATION
   on total commitments, which at December 31, 2000 was .125%. At December 31, 2000, the unused and available credit was $352 million, which reflects reductions for outstanding letters of credit. In the event that MAP defaults on indebtedness (as defined in the agreement) in excess of $100 million, USX has guaranteed the payment of any outstanding obligations.
(e) USSK has a loan facility with a group of financial institutions aggregating $325 million. The loan, which is non-recourse to USX, bears interest at a fixed rate of 8.5% per annum. The loan is subject to annual repayments of $20 million beginning in 2003, with the balance due in 2010. Mandatory prepayments of the loan may be required based upon a cash flow formula or a change in control of USX.
(f) The Guaranteed Loan was used to fund a portion of the costs in connection with the development of the East Brae Field and the SAGE pipeline in the North Sea. A portion of proceeds from a long-term gas sales contract is dedicated to loan service under certain circumstances. Prepayment of the loan may be required under certain situations, including events impairing the security interest.
(g) Required payments of long-term debt for the years 2002-2005 are $209 million, $207 million, $710 million and $440 million, respectively.
(h) In the event of a change in control of USX, as defined in the related agreements, debt obligations totaling $3,614 million may be declared immediately due and payable. The principal obligations subject to such a provision are Notes payable--$2,505 million; USSK loan facility--$325 million; and Guaranteed Loan--$199 million. In such event, USX may also be required to either repurchase the leased Fairfield slab caster for $100 million or provide a letter of credit to secure the remaining obligation.

15. Inventories

                                                                   December 31
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
                                                                  (In millions)
Raw materials.................................................... $  915 $  830
Semi-finished products...........................................    429    392
Finished products................................................  1,279  1,239
Supplies and sundry items........................................    190    166
                                                                  ------ ------
  Total (at cost)................................................  2,813  2,627
Less inventory market valuation reserve..........................    --     --
                                                                  ------ ------
  Net inventory carrying value................................... $2,813 $2,627
                                                                  ====== ======

   At December 31, 2000 and 1999, the LIFO method accounted for 92% and 91%, respectively, of total inventory value. Current acquisition costs were estimated to exceed the above inventory values at December 31 by approximately $880 million and $570 million in 2000 and 1999, respectively. Cost of revenues was reduced and income from operations was increased by $17 million in 2000 as a result of liquidations of LIFO inventories.

   The inventory market valuation reserve reflects the extent that the recorded LIFO cost basis of crude oil and refined products inventories exceeds net realizable value. The reserve is decreased to reflect increases in market prices and inventory turnover and increased to reflect decreases in market prices. Changes in the inventory market valuation reserve result in noncash charges or credits to costs and expenses. During 2000, there were no charges or credits to costs and expenses.

                                USX CORPORATION

16. Supplemental Cash Flow Information

                                                     2000     1999      1998
                                                    -------  -------  --------
                                                         (In millions)
Cash used in operating activities included:
  Interest and other financial costs paid (net of
   amount capitalized)............................. $  (341) $  (366) $   (336)
  Income taxes paid................................    (387)     (98)     (183)
Commercial paper and revolving credit
 arrangements--net:
  Commercial paper
    --issued....................................... $ 3,362  $ 6,282  $    --
    --repayments...................................  (3,450)  (6,117)      --
  Credit agreements
    --borrowings...................................     437    5,529    17,486
    --repayments...................................    (437)  (5,980)  (16,817)
  Other credit arrangements--net...................     150      (95)       55
                                                    -------  -------  --------
      Total........................................ $    62  $  (381) $    724
                                                    =======  =======  ========
Noncash investing and financing activities:
  Common stock issued for dividend reinvestment and
   employee stock plans............................ $    15  $     6  $      5
  Marathon Stock issued for Exchangeable Shares....     --         7        11
  Investee preferred stock received in conversion
   of investee loan................................     --       142       --
  Disposal of assets:
    Exchange of Sakhalin Energy investment.........     410      --        --
    Deposit of RTI common shares in satisfaction of
     indexed debt..................................     --        56       --
    Interest in USS/Kobe contributed to Republic...     --        40       --
    Other--notes or common stock received..........      20       20         2
  Business combinations:
    Acquisition of USSK:
      Liabilities assumed..........................     568      --        --
      Contingent consideration payable at present
       value.......................................      21      --        --
      Investee liabilities consolidated in step
       acquisition.................................       3      --        --
    Acquisition of Tarragon:
      Exchangeable Shares issued...................     --       --         29
      Liabilities assumed..........................     --       --        433
    Acquisition of Ashland RM&T net assets:
      38% interest in MAP..........................     --       --      1,900
      Liabilities assumed..........................     --       --      1,038
    Other acquisitions:
      Liabilities assumed..........................     --        42       --
      Investee liabilities consolidated in step
       acquisition.................................     --        26       --

17. Stock-Based Compensation Plans

   The 1990 Stock Plan, as amended and restated, authorizes the Compensation Committee of the Board of Directors to grant restricted stock, stock options and stock appreciation rights to key management employees. Such employees are generally granted awards of the class of common stock intended to reflect the performance of the group(s) to which their work relates. Up to 0.5 percent of the outstanding Marathon Stock and 0.8 percent of the outstanding Steel Stock, as determined on December 31 of the preceding year, are available for grants during each calendar year the 1990 Plan is in effect. In addition, awarded shares that do not result in shares

                                USX CORPORATION
being issued are available for subsequent grant, and any ungranted shares from prior years' annual allocations are available for subsequent grant during the years the 1990 Plan is in effect. As of December 31, 2000, 8,519,302 Marathon Stock shares and 2,108,128 Steel Stock shares were available for grants in 2001.

   Restricted stock represents stock granted for such consideration, if any, as determined by the Compensation Committee, subject to provisions for forfeiture and restricting transfer. Those restrictions may be removed as conditions such as performance, continuous service and other criteria are met. Restricted stock is issued at the market price per share at the date of grant and vests over service periods that range from one to five years.

   Deferred compensation is charged to stockholders' equity when the restricted stock is granted and subsequently adjusted for changes in the market value of the underlying stock. The deferred compensation is expensed over the balance of the vesting period and adjusted if conditions of the restricted stock grant are not met.

   The following table presents information on restricted stock grants:

                                      Marathon Stock          Steel Stock
                                   --------------------- ---------------------
                                    2000    1999   1998   2000    1999   1998
                                   ------- ------ ------ ------- ------ ------
Number of shares granted.......... 410,025 28,798 25,378 305,725 18,272 17,742
Weighted-average grant-date fair
 value per share..................  $25.50 $29.38 $34.00  $23.00 $28.22 $37.28

   Stock options represent the right to purchase shares of Marathon Stock or Steel Stock at the market value of the stock at date of grant. Certain options contain the right to receive cash and/or common stock equal to the excess of the fair market value of shares of common stock, as determined in accordance with the plan, over the option price of shares. Most stock options vest after a one-year service period and all expire 10 years from the date they are granted.

   The following is a summary of stock option activity:

                                           Marathon Stock       Steel Stock
                                         ------------------- -------------------
                                          Shares    Price(a)  Shares    Price(a)
                                         ---------  -------- ---------  --------
Balance December 31, 1997............... 3,694,865   $24.81  1,633,100   $34.35
Granted.................................   987,535    34.00    611,515    37.28
Exercised...............................  (594,260)   27.61   (230,805)   32.00
Canceled................................   (13,200)   27.22    (21,240)   35.89
                                         ---------           ---------
Balance December 31, 1998............... 4,074,940    26.62  1,992,570    35.50
Granted................................. 1,005,000    29.38    656,400    28.22
Exercised...............................  (176,160)   27.27     (2,580)   24.92
Canceled................................  (121,055)   30.19    (20,005)   38.51
                                         ---------           ---------
Balance December 31, 1999............... 4,782,725    27.08  2,626,385    33.67
Granted................................. 1,799,880    25.18    915,470    23.00
Exercised...............................   (58,870)   23.11       (400)   24.30
Canceled................................  (410,115)   28.06    (62,955)   38.19
                                         ---------           ---------
Balance December 31, 2000............... 6,113,620    26.50  3,478,500    30.78
                                         =========           =========

--------
(a)  Weighted-average exercise price

                                USX CORPORATION

   The weighted-average grant-date fair value per option for the Marathon Stock was $7.51 in 2000, $8.89 in 1999 and $10.43 in 1998. For the Steel Stock such amounts were $6.63 in 2000, $6.95 in 1999 and $8.29 in 1998.

   The following table represents stock options at December 31, 2000:

                                                      Outstanding                          Exercisable
                                      -------------------------------------------- ---------------------------
                                                      Weighted-
                           Range of    Number of       Average        Weighted-     Number of     Weighted-
                           Exercise   Shares Under    Remaining        Average     Shares Under    Average
                            Prices       Option    Contractual Life Exercise Price    Option    Exercise Price
                         ------------ ------------ ---------------- -------------- ------------ --------------
Marathon Stock.......... $17.00-23.44  1,947,290      4.5 years         $21.03      1,647,290       $20.60
                          25.38-26.47  1,512,905      8.6                25.53        135,225        25.38
                          29.38-34.00  2,653,425      7.5                31.06      2,653,425        31.06
                                       ---------                                    ---------
                          Total......  6,113,620                                    4,435,940
                                       =========                                    =========
Steel Stock............. $23.00-28.22  1,592,305      8.8 years         $25.17        678,135       $28.10
                          31.69-34.44  1,050,920      5.2                32.53      1,050,920        32.53
                          37.28-44.19    835,275      6.0                39.26        835,275        39.26
                                       ---------                                    ---------
                          Total......  3,478,500                                    2,564,330
                                       =========                                    =========

   Actual stock-based compensation expense (credit) was $6 million in 2000 and $(3) million in 1999 and 1998. Incremental compensation expense, as determined under a fair value model, was not material ($.02 or less per share for all years presented). Therefore, pro forma net income and earnings per share data have been omitted.

   USX has a deferred compensation plan for non-employee directors of its Board of Directors. The plan permits participants to defer some or all of their annual retainers in the form of common stock units or cash and it requires new directors to defer at least half of their annual retainer in the form of common stock units. Common stock units are book entry units equal in value to a share of Marathon Stock or Steel Stock. Deferred stock benefits are distributed in shares of common stock within five business days after a participant leaves the Board of Directors. During 2000, 14,242 shares of Marathon Stock and 4,872 shares of Steel Stock were issued and during 1999, 10,541 shares of Marathon Stock and 3,798 shares of Steel Stock were issued. During 1998, no shares of common stock were issued.

18. Dividends

   In accordance with the USX Certificate, dividends on the Marathon Stock and Steel Stock are limited to the legally available funds of USX. Net losses of any Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on all classes of Common Stock. Subject to this limitation, the Board of Directors intends to declare and pay dividends on the Marathon Stock and Steel Stock based on the financial condition and results of operations of the related group, although it has no obligation under Delaware law to do so. In making its dividend decisions with respect to each of the Marathon Stock and Steel Stock, the Board of Directors considers, among other things, the long-term earnings and cash flow capabilities of the related group as well as the dividend policies of similar publicly traded companies.

                                USX CORPORATION

   Dividends on the Steel Stock are further limited to the Available Steel Dividend Amount. At December 31, 2000, the Available Steel Dividend Amount was at least $3,161 million. The Available Steel Dividend Amount will be increased or decreased, as appropriate, to reflect U. S. Steel Group net income, dividends, repurchases or issuances with respect to the Steel Stock and preferred stock attributed to the U. S. Steel Group and certain other items.

19. Stockholder Rights Plan

   On September 28, 1999, USX's Board of Directors adopted a new Stockholder Rights Plan and declared a dividend distribution of one right for each outstanding share of Marathon Stock and Steel Stock (referred to together as "Voting Stock") to stockholders of record on October 9, 1999. Each right becomes exercisable, at a price of $110, after any person or group has acquired, obtained the right to acquire or made a tender or exchange offer for 15% or more of the outstanding voting power represented by the outstanding Voting Stock, except pursuant to a qualifying all-cash tender offer for all outstanding shares of Voting Stock which results in the offeror owning shares of Voting Stock representing a majority of the voting power (other than Voting Stock beneficially owned by the offeror immediately prior to the offer). Each right entitles the holder, other than the acquiring person or group, to purchase one one-hundredth of a share of Series A Junior Preferred Stock or, upon the acquisition by any person of 15% or more of the outstanding voting power represented by the outstanding Voting Stock, Marathon Stock or Steel Stock (or, in certain circumstances, other property) having a market value of twice the exercise price. After a person or group acquires 15% or more of the outstanding voting power, if USX engages in a merger or other business combination where it is not the surviving corporation or where it is the surviving corporation and the Voting Stock is changed or exchanged, or if 50% or more of USX's assets, earnings power or cash flow are sold or transferred, each right entitles the holder to purchase common stock of the acquiring entity having a market value of twice the exercise price. The rights and the exercise price are subject to adjustment. The rights will expire on October 9, 2009, unless such date is extended or the rights are earlier redeemed by USX for one cent per right at any time prior to the point they become exercisable. Under certain circumstances, the Board of Directors has the option to exchange one share of the respective class of Voting Stock for each exercisable right.

20. Income Per Common Share

   The method of calculating net income (loss) per share for the Marathon Stock and the Steel Stock reflects the USX Board of Directors' intent that the separately reported earnings and surplus of the Marathon Group and the U. S. Steel Group, as determined consistent with the USX Certificate, are available for payment of dividends on the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts. The financial statements of the Marathon Group and the U. S. Steel Group, taken together, include all accounts which comprise the corresponding consolidated financial statements of USX.

   Basic net income (loss) per share is calculated by adjusting net income for dividend requirements of preferred stock and is based on the weighted average number of common shares outstanding.

   Diluted net income (loss) per share assumes conversion of convertible securities for the applicable periods outstanding and assumes exercise of stock options, provided in each case, the effect is not antidilutive.

                                USX CORPORATION

                                 2000              1999             1998
                            ----------------  --------------- ---------------
                             Basic   Diluted   Basic  Diluted  Basic  Diluted
                            -------  -------  ------- ------- ------- -------
COMPUTATION OF INCOME PER
 SHARE
Marathon Group
Net income (millions)...... $   432  $   432  $   654 $   654 $   310 $   310
                            =======  =======  ======= ======= ======= =======
Shares of common stock
 outstanding (thousands):
 Average number of common
  shares outstanding....... 311,531  311,531  309,696 309,696 292,876 292,876
 Effect of dilutive
  securities--stock
  options..................     --       230      --      314     --      559
                            -------  -------  ------- ------- ------- -------
   Average common shares
    and dilutive effect.... 311,531  311,761  309,696 310,010 292,876 293,435
                            =======  =======  ======= ======= ======= =======
Net income per share....... $  1.39  $  1.39  $  2.11 $  2.11 $  1.06 $  1.05
                            =======  =======  ======= ======= ======= =======
U. S. Steel Group
Net income (loss)
 (millions):
 Income (loss) before
  extraordinary losses..... $   (21) $   (21) $    51 $    51 $   364 $   364
 Dividends on preferred
  stock....................       8        8        9       9       9     --
 Extraordinary losses......     --       --         7       7     --      --
                            -------  -------  ------- ------- ------- -------
 Net income (loss)
  applicable to Steel
  Stock....................     (29)     (29)      35      35     355     364
 Effect of dilutive
  securities--trust
  preferred securities.....     --       --       --      --      --        8
                            -------  -------  ------- ------- ------- -------
   Net income (loss)
    assuming conversions... $   (29) $   (29) $    35 $    35 $   355 $   372
                            =======  =======  ======= ======= ======= =======
Shares of common stock
 outstanding (thousands):
 Average number of common
  shares outstanding.......  88,613   88,613   88,392  88,392  87,508  87,508
 Effect of dilutive
  securities:
 Trust preferred
  securities...............     --       --       --      --      --    4,256
 Preferred stock...........     --       --       --      --      --    3,143
 Stock options.............     --       --       --        4     --       36
                            -------  -------  ------- ------- ------- -------
   Average common shares
    and dilutive effect....  88,613   88,613   88,392  88,396  87,508  94,943
                            =======  =======  ======= ======= ======= =======
Per share:
 Income (loss) before
  extraordinary losses..... $  (.33) $  (.33) $   .48 $   .48 $  4.05 $  3.92
 Extraordinary losses......     --       --       .08     .08     --      --
                            -------  -------  ------- ------- ------- -------
 Net income (loss)......... $  (.33) $  (.33) $   .40 $   .40 $  4.05 $  3.92
                            =======  =======  ======= ======= ======= =======

                                USX CORPORATION

21. Property, Plant and Equipment





                                                                  December 31
                                                                ---------------
                                                                 2000    1999
                                                                ------- -------
                                                                 (In millions)
Marathon Group:
Production..................................................... $12,266 $14,568
Refining.......................................................   2,800   2,439
Marketing......................................................   2,286   2,197
Transportation.................................................   1,402   1,374
Other..........................................................     312     282
                                                                ------- -------
  Total........................................................  19,066  20,860
                                                                ------- -------
U. S. Steel Group:
Land and depletable property...................................     161     152
Buildings......................................................     602     484
Machinery and equipment........................................   8,409   8,007
Leased assets..................................................      98     105
                                                                ------- -------
  Total........................................................   9,270   8,748
                                                                ------- -------
USX Corporation:
Total property, plant and equipment............................  28,336  29,608
Less accumulated depreciation, depletion and amortization:
  Marathon Group...............................................   9,691  10,567
  U. S. Steel Group............................................   6,531   6,232
                                                                ------- -------
Net property, plant and equipment.............................. $12,114 $12,809
                                                                ======= =======


   Property, plant and equipment includes gross assets acquired under capital leases (including sale-leasebacks accounted for as financings) of $106 million at December 31, 2000, and $125 million at December 31, 1999; related amounts in accumulated depreciation, depletion and amortization were $79 million and $81 million, respectively.

   During 2000, the U. S. Steel Group recorded $71 million of impairments relating to coal assets located in West Virginia and Alabama. The impairment was recorded as a result of a reassessment of long-term prospects after adverse geological conditions were encountered.



   During 2000, the Marathon Group recorded $193 million of impairments of certain E&P segment oil and gas properties, primarily located in Canada. The impairments were recorded due to reserve revisions as a result of production performance and disappointing drilling results. The fair value of the properties was determined using a discounted cash flow model, unless an indicative offer to purchase was available. The Marathon Group used pricing assumptions based on forecasted prices applicable for the remaining life of the assets derived from current market conditions and long-term forecasts. The discounted cash flow calculation included risk-adjusted probable and possible reserve quantities.


   In 1998, the Marathon Group recorded a $60 million impairment charge on its oil and gas properties in Libya. The deterioration of U.S. relations with Libya at the time created an unstable environment that caused the Marathon Group to reevaluate its stance with its investment in Libya. The Marathon Group impaired the value of these assets because it could not reasonably predict with a high degree of certainty if government sanctions which prevented the Marathon Group from operating these assets would ever be lifted.


   All impairment charges were included in depreciation, depletion and amortization.

                                USX CORPORATION

22. Preferred Stock of Subsidiary and Trust Preferred Securities


   USX Capital LLC, a wholly owned subsidiary of USX, sold 10,000,000 shares (carrying value of $250 million) of 8 3/4% Cumulative Monthly Income Preferred Shares (MIPS) (liquidation preference of $25 per share) in 1994. Proceeds of the issue were loaned to USX. USX has the right under the loan agreement to extend interest payment periods for up to 18 months, and as a consequence, monthly dividend payments on the MIPS can be deferred by USX Capital LLC during any such interest payment period. In the event that USX exercises this right, USX may not declare dividends on any share of its preferred or common stocks. The MIPS are redeemable at the option of USX Capital LLC and subject to the prior consent of USX, in whole or in part from time to time, for $25 per share, and will be redeemed from the proceeds of any repayment of the loan by USX. In addition, upon final maturity of the loan, USX Capital LLC is required to redeem the MIPS. The financial costs are included in net interest and other financial costs.

   In 1997, USX exchanged approximately 3.9 million 6.75% Convertible Quarterly Income Preferred Securities (Trust Preferred Securities) of USX Capital Trust I, a Delaware statutory business trust (Trust), for an equivalent number of shares of its 6.50% Cumulative Convertible Preferred Stock (6.50% Preferred Stock) (Exchange). The Exchange resulted in the recording of Trust Preferred Securities at a fair value of $182 million.

   USX owns all of the common securities of the Trust, which was formed for the purpose of the Exchange. (The Trust Common Securities and the Trust Preferred Securities are together referred to as the Trust Securities.) The Trust Securities represent undivided beneficial ownership interests in the assets of the Trust, which consist solely of USX 6.75% Convertible Junior Subordinated Debentures maturing March 31, 2037 (Debentures), having an aggregate principal amount equal to the aggregate initial liquidation amount ($50.00 per security and $203 million in total) of the Trust Securities issued by the Trust. Interest and principal payments on the Debentures will be used to make quarterly distributions and to pay redemption and liquidation amounts on the Trust Preferred Securities. The quarterly distributions, which accumulate at the rate of 6.75% per annum on the Trust Preferred Securities and the accretion from fair value to the initial liquidation amount, are charged to income and included in net interest and other financial costs.

   Under the terms of the Debentures, USX has the right to defer payment of interest for up to 20 consecutive quarters and, as a consequence, monthly distributions on the Trust Preferred Securities will be deferred during such period. If USX exercises this right, then, subject to limited exceptions, it may not pay any dividend or make any distribution with respect to any shares of its capital stock.

   The Trust Preferred Securities are convertible at any time prior to the close of business on March 31, 2037 (unless such right is terminated earlier under certain circumstances) at the option of the holder, into shares of Steel Stock at a conversion price of $46.25 per share of Steel Stock (equivalent to a conversion ratio of 1.081 shares of Steel Stock for each Trust Preferred Security), subject to adjustment in certain circumstances.

   The Trust Preferred Securities may be redeemed at any time at the option of USX, at a premium of 101.95% of the initial liquidation amount through March 31, 2001, and thereafter, declining annually to the initial liquidation amount on April 1, 2003, and thereafter. They are mandatorily redeemable at March 31, 2037, or earlier under certain circumstances.

   Payments related to quarterly distributions and to the payment of redemption and liquidation amounts on the Trust Preferred Securities by the Trust are guaranteed by USX on a subordinated basis. In addition, USX unconditionally guarantees the Trust's Debentures. The obligations of USX under the Debentures, and the

                                USX CORPORATION
related indenture, trust agreement and guarantee constitute a full and unconditional guarantee by USX of the Trust's obligations under the Trust Preferred Securities.

23. Preferred Stock

   USX is authorized to issue 40,000,000 shares of preferred stock, without par value -

   6.50% Cumulative Convertible Preferred Stock (6.50% Preferred Stock)--As of December 31, 2000, 2,413,487 shares (stated value of $1.00 per share; liquidation preference of $50.00 per share) were outstanding. The 6.50% Preferred Stock is convertible at any time, at the option of the holder, into shares of Steel Stock at a conversion price of $46.125 per share of Steel Stock, subject to adjustment in certain circumstances. This stock is redeemable at USX's sole option, at a price of $50.975 per share beginning April 1, 2000, and thereafter at prices declining annually on each April 1 to an amount equal to $50.00 per share on and after April 1, 2003.

24. Derivative Instruments

   USX remains at risk for possible changes in the market value of derivative instruments; however, such risk should be mitigated by price changes in the underlying hedged item. USX is also exposed to credit risk in the event of nonperformance by counterparties. The credit-worthiness of counterparties is subject to continuing review, including the use of master netting agreements to the extent practical, and full performance is anticipated.

                                USX CORPORATION

   The following table sets forth quantitative information by class of derivative instrument for derivative instruments categorized as trading or other than trading:

                                                              Recognized
                              Fair Value        Carrying       Trading        Recorded    Aggregate
                                Assets        Amount Assets Gain or (Loss)    Deferred    Contract
                          (Liabilities)(a)(b) (Liabilities)  for the Year  Gain or (Loss) Values(c)
                          ------------------- ------------- -------------- -------------- ---------
                                                        (In millions)
December 31, 2000:
Exchange-traded
 commodity futures:
 Trading................         $--              $--            $(19)          $--        $  --
 Other than trading.....          --               --             --               7          897
Exchange-traded
 commodity options:
 Trading................          --               --             --             --           --
 Other than trading.....           (6)(d)           (6)           --              (1)         971
OTC commodity swaps(e):
 Trading................          --               --             --             --           --
 Other than trading.....           35 (f)           35            --              25          426
OTC commodity options:
 Trading................          --               --             --             --           --
 Other than trading.....          (52)(g)          (52)           --             (40)          94
                                 ----             ----           ----           ----       ------
 Total commodities......         $(23)            $(23)          $(19)          $ (9)      $2,388
                                 ====             ====           ====           ====       ======
Forward exchange
 contracts(h):
 --receivable...........         $ 14             $ 14           $--            $--        $   14
                                 ====             ====           ====           ====       ======
December 31, 1999:
Exchange-traded
 commodity futures:
 Trading................         $--              $--            $  4           $--        $    8
 Other than trading.....          --               --             --              28          344
Exchange-traded
 commodity options:
 Trading................          --               --               4            --           179
 Other than trading.....           (6)(d)           (6)           --             (10)       1,262
OTC commodity swaps:
 Trading................          --               --             --             --           --
 Other than trading.....            6 (f)            6            --               5          193
OTC commodity options:
 Trading................          --               --             --             --           --
 Other than trading.....            4 (g)            4            --               5          238
                                 ----             ----           ----           ----       ------
 Total commodities......         $  4             $  4           $  8           $ 28       $2,224
                                 ====             ====           ====           ====       ======
Forward exchange
 contracts:
 --receivable...........         $ 52             $ 52           $--            $--        $   51
                                 ====             ====           ====           ====       ======

--------
(a) The fair value amounts for OTC positions are based on various indices or dealer quotes. The fair value amounts for currency contracts are based on dealer quotes of forward prices covering the remaining duration of the forward exchange contract. The exchange-traded futures contracts and certain option contracts do not have a corresponding fair value since changes in the market prices are settled on a daily basis.
(b) The aggregate average fair value of all trading activities for 2000 and 1999 was $(5) million and $3 million, respectively. Detail by class of instrument was not available.
(c) Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts. The contract or notional amounts do not reflect the extent to which positions may offset one another.
(d) Includes fair values as of December 31, 2000 and 1999, for assets of $10 million and $11 million and for liabilities of $(16) million and $(17) million, respectively.
(e) The OTC swap arrangements vary in duration with certain contracts extending into 2008.
(f) Includes fair values as of December 31, 2000 and 1999, for assets of $84 million and $11 million and for liabilities of $(49) million and $(5) million, respectively.
(g) Includes fair values as of December 31, 2000 and 1999, for assets of $1 million and $5 million and for liabilities of $(53) million and $(1) million, respectively.
(h) The forward exchange contracts relating to USX's foreign operations have various maturities ending in March 2001.

                                USX CORPORATION

25. Fair Value of Financial Instruments

   Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 24, by individual balance sheet account:

                                                          December 31
                                                -------------------------------
                                                     2000            1999
                                                --------------- ---------------
                                                 Fair  Carrying  Fair  Carrying
                                                Value   Amount  Value   Amount
                                                ------ -------- ------ --------
                                                         (In millions)
Financial assets:
 Cash and cash equivalents..................... $  559  $  559  $  133  $  133
 Receivables...................................  3,238   3,238   2,717   2,717
 Investments and long-term receivables.........    211     147     190     134
                                                ------  ------  ------  ------
  Total financial assets....................... $4,008  $3,944  $3,040  $2,984
                                                ======  ======  ======  ======
Financial liabilities:
 Notes payable................................. $  150  $  150  $  --   $  --
 Accounts payable..............................  3,774   3,774   3,409   3,409
 Accrued interest..............................    108     108     107     107
 Long-term debt (including amounts due within
  one year)....................................  4,549   4,365   4,278   4,176
 Preferred stock of subsidiary and trust
  preferred securities.........................    357     433     408     433
                                                ------  ------  ------  ------
  Total financial liabilities.................. $8,938  $8,830  $8,202  $8,125
                                                ======  ======  ======  ======

   Fair value of financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. Certain foreign cost method investments are excluded from investments and long-term receivables because the fair value is not readily determinable. USX is subject to market risk and liquidity risk related to its investments; however, these risks are not readily quantifiable. Fair value of preferred stock of subsidiary and trust preferred securities was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.

   USX's only unrecognized financial instruments are financial guarantees and commitments to extend credit. It is not practicable to estimate the fair value of these forms of financial instrument obligations because there are no quoted market prices for transactions which are similar in nature. For details relating to financial guarantees, see Note 26.

26. Contingencies and Commitments

   USX is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the consolidated financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

                                USX CORPORATION

 Environmental matters--

   USX is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 2000 and 1999, accrued liabilities for remediation totaled $212 million and $170 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Receivables for recoverable costs from certain states, under programs to assist companies in cleanup efforts related to underground storage tanks at retail marketing outlets, were $57 million at December 31, 2000, and $52 million at December 31, 1999.

   For a number of years, USX has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 2000 and 1999, such capital expenditures totaled $91 million and $78 million, respectively. USX anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

   At December 31, 2000 and 1999, accrued liabilities for platform abandonment and dismantlement totaled $162 million and $152 million, respectively.

 Guarantees--

   Guarantees of the liabilities of unconsolidated entities by USX and its consolidated subsidiaries totaled $82 million at December 31, 2000, and $219 million at December 31, 1999. In the event that any defaults of guaranteed liabilities occur, USX has access to its interest in the assets of most of the investees to reduce potential losses resulting from these guarantees. As of December 31, 2000, the largest guarantee for a single such entity was $59 million.

   At December 31, 2000 and 1999, USX's pro rata share of obligations of LOOP LLC and various pipeline investees secured by throughput and deficiency agreements totaled $119 million and $146 million, respectively. Under the agreements, USX is required to advance funds if the investees are unable to service debt. Any such advances are prepayments of future transportation charges.

 Commitments--

   At December 31, 2000 and 1999, contract commitments to acquire property, plant and equipment and long-term investments totaled $663 million and $568 million, respectively.

   USSK has a commitment to the Slovak government for a capital improvements program of $700 million, subject to certain conditions, over a period commencing with the acquisition date and ending on December 31, 2010. USSK is required to report periodically to the Slovak government on its status toward meeting this commitment. The first reporting period ends on December 31, 2003.

   USX entered into a 15-year take-or-pay arrangement in 1993, which requires USX to accept pulverized coal each month or pay a minimum monthly charge of approximately $1 million. Charges for deliveries of pulverized coal totaled $23 million in 2000, 1999 and 1998. If USX elects to terminate the contract early, a maximum termination payment of $96 million, which declines over the duration of the agreement, may be required.

   USX is a party to a 15-year transportation services agreement with a natural gas transmission company. The contract requires USX to pay minimum annual demand charges of approximately $5 million starting in

                                USX CORPORATION

December 2000 and concluding in 2015. The payments are required even if the transportation facility is not utilized. Demand charges paid in 2000 were less than $1 million.

27. Joint Venture Formation

   In December 2000, Marathon and Kinder Morgan Energy Partners, L.P. signed a definitive agreement to form a joint venture combining certain of their oil and gas producing activities in the U.S. Permian Basin, including Marathon's interest in the Yates Field. This transaction will allow Marathon to expand its interests in the Permian Basin and will improve access to materials for use in enhanced recovery techniques in the Yates Field. The joint venture named MKM Partners L.P., commenced operations in January 2001 and will be accounted for under the equity method of accounting.

   As a result of the agreement to form this joint venture, Marathon recognized a pretax charge of $931 million in the fourth quarter 2000, which is included in net gains (losses) on disposal of assets, and reclassified the remaining book value associated with the Yates Field from property, plant and equipment to assets held for sale. Upon completion of this transaction in January 2001, the book value will be transferred from assets held for sale to investments and long-term receivables.

28. Subsequent Event--Business Combination

   In the first quarter 2001, Marathon Oil Company (Marathon) acquired Pennaco Energy, Inc. (Pennaco), a natural gas producer. Marathon acquired 87% of the outstanding stock of Pennaco through a tender offer completed on February 7, 2001 at $19 a share. On March 26, 2001, Pennaco was merged with a wholly owned subsidiary of Marathon. Under the terms of the merger, each share not held by Marathon was converted into the right to receive $19 in cash. The total purchase price of Pennaco was $506 million. The acquisition was accounted for under the purchase method of accounting.

                                USX CORPORATION

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                          2000                                                   1999
                           --------------------------------------------------     --------------------------------------------
                           4th Qtr.      3rd Qtr.      2nd Qtr.      1st Qtr.     4th Qtr.   3rd Qtr.    2nd Qtr.     1st Qtr.
                           --------      --------      --------      --------     --------   --------    --------     --------
                                            (In millions, except per share data)
Revenues and other
 income:
 Revenues(a).............  $10,293       $10,607       $10,293        $9,307       $8,725     $7,713      $6,649       $5,981
 Other income (loss).....     (837)           72            57           122           53        (13)         35          (24)
                           -------       -------       -------        ------       ------     ------      ------       ------
 Total...................    9,456        10,679        10,350         9,429        8,778      7,700       6,684        5,957
Income (loss) from
 operations..............     (625)          789           972           616          425        535         502          401
 Includes:
 Joint venture formation
  charges................     (931)          --            --            --           --         --          --           --
 Inventory market
  valuation credits......      --            --            --            --           --         136          66          349
Income (loss) before
 extraordinary losses....     (449)          140           423           297          205        201         189          110
Net income (loss)........     (449)          140           423           297          205        199         189          105
Marathon Stock data:
Net income (loss)........  $  (310)      $   121       $   367        $  254       $  171     $  230      $  134       $  119
 Per share--basic and
  diluted................    (1.00)          .38          1.18           .81          .55        .74         .43          .38
Dividends paid per
 share...................      .23           .23           .21           .21          .21        .21         .21          .21
Price range of Marathon
 Stock(b):
 --Low...................      25 1/4        23 1/2        22 13/16      20 11/16     23 5/8     28 1/2      25 13/16     19 5/8
 --High..................      30 3/8        29 5/8        29 3/16       27 1/2       30 5/8     33 7/8      32 3/4       31 3/8
Steel Stock data:
Income (loss) before
 extraordinary losses
 applicable to Steel
 Stock...................  $  (141)      $    17       $    54        $   41       $   32     $  (31)     $   52       $  (11)
 Per share:
 --basic.................    (1.59)          .19           .62           .45          .35       (.35)        .60         (.13)
 --diluted...............    (1.59)          .19           .62           .45          .35       (.35)        .59         (.13)
Dividends paid per
 share...................      .25           .25           .25           .25          .25        .25         .25          .25
Price range of Steel
 Stock(b):
 --Low...................      12 11/16      14 7/8        18 1/4        20 5/8       21 3/4     24 9/16     23 1/2       22 1/4
 --High..................      18 5/16       19 11/16      26 7/8        32 15/16      33        30 1/16     34 1/4       29 1/8

--------
(a) Certain items have been reclassified between revenues and cost of revenues, primarily to give effect to new accounting standards as disclosed in Note 2 of the Notes to Consolidated Financial Statements. Amounts reclassified in the first, second and third quarters of 2000 were $(65) million, $(138) million and $(14) million, respectively, and for the first, second, third and fourth quarters of 1999 were $(97) million, $(82) million, $(113) million and $(172) million, respectively.
(b)  Composite tape.

                                USX CORPORATION

                 PRINCIPAL UNCONSOLIDATED INVESTEES (UNAUDITED)

                                              December 31, 2000
                                              -----------------
Company                           Country    Ownership         Activity
-------                        ------------- ---------         --------
Clairton 1314B Partnership,    United States    10%    Coke & Coke By-Products
 L.P.........................
CLAM Petroleum B.V...........  Netherlands      50%    Oil & Gas Production
Double Eagle Steel Coating     United States    50%    Steel Processing
 Company.....................
Kenai LNG Corporation........  United States    30%    Natural Gas
                                                       Liquification
LOCAP, Inc. .................  United States    50%(a) Pipeline & Storage
                                                       Facilities
LOOP LLC.....................  United States    47%(a) Offshore Oil Port
Manta Ray Offshore Gathering   United States    24%    Natural Gas Transmission
 Company, LLC................
Minnesota Pipe Line Company..  United States    33%(a) Pipeline Facility
Nautilus Pipeline Company,     United States    24%    Natural Gas Transmission
 LLC.........................
Odyssey Pipeline LLC.........  United States    29%    Pipeline Facility
Poseidon Oil Pipeline          United States    28%    Crude Oil Transportation
 Company, LLC................
PRO-TEC Coating Company......  United States    50%    Steel Processing
Republic Technologies          United States    16%    Steel Products
 International, LLC..........
Transtar, Inc. ..............  United States    46%    Transportation
USS-POSCO Industries.........  United States    50%    Steel Processing
Worthington Specialty          United States    50%    Steel Processing
 Processing..................

--------
(a) Represents the ownership of MAP.

   SUPPLEMENTARY INFORMATION ON MINERAL RESERVES OTHER THAN OIL AND GAS

                                  (UNAUDITED)





   USX operates two underground coal mining complexes, the #50 Mine and Pinnacle Preparation Plant in West Virginia, and the Oak Grove Mine and Concord Preparation Plant in Alabama. USX also operates one iron ore surface mining complex consisting of the open pit Minntac Mine and Pellet Plant in Minnesota.


Production History


   The following table provides a summary, by mining complex, of our minerals production in millions of tons for each of the last three years:



                                                                  2000 1999 1998
                                                                  ---- ---- ----
Coal:
#50 Mine/Pinnacle Preparation Plant..............................  3.3  4.1  4.5
Oak Grove Mine/Concord Preparation Plant.........................  2.2  2.1  2.8
                                                                  ---- ---- ----
  Total coal production..........................................  5.5  6.2  7.3
                                                                  ==== ==== ====
Iron Ore Pellets:
Minntac Mine and Pellet Plant.................................... 16.3 14.3 15.8


   Adverse mining conditions in the form of unforeseen geologic conditions occurred at both coal mining operations in the year 2000. Coal production was diminished and mining costs were elevated. Force majeure conditions were declared with respect to contracted coal deliveries with certain contracts fulfilled by purchased substitutes and other contracts fulfilled by extension of delivery time into 2001. These adverse mining conditions did not affect reserves reported as of December 31, 2000.




   No recent adverse events affected iron ore pellet production other than fluctuations in market demand.

                              USX CORPORATION


   SUPPLEMENTARY INFORMATION ON MINERAL RESERVES OTHER THAN OIL AND GAS


                         (UNAUDITED)--(Continued)




Coal Reserves


   USX had 786.6 million short tons of recoverable coal reserves classified as proven and probable at December 31, 2000. Proven and probable reserves are defined by sites for inspection, sampling, and measurement generally less than 1 mile apart, such that continuity between points and subsequent economic evaluation can be assured.


   Independent outside entities have reviewed USX's coal reserve estimates on properties comprising approximately 70% of the stated coal reserves.


   The following table summarizes our proven and probable coal reserves as of December 31, 2000, the status of the reserves as assigned or unassigned, our property interest in the reserves, and certain characteristics of the reserves:


                           Proven and   Reserve Control        Coal Characteristics       As Received(4)
                            Probable    ----------------- -------------------------------    BTU Per     As Received(4)
Location                 Reserves(1)(5)  Owned    Leased         Grade        Volatility      Pound         % Sulfur
--------                 -------------- -------- -------- ------------------- ----------- -------------- --------------
Assigned Reserves(2):
Oak Grove Mine, AL......      52.1          52.1      --     Metallurgical        Low        >12,000         <1.0%
#50 Mine, WV............      88.2          76.0     12.2    Metallurgical        Low        >12,000         <1.0%
                             -----      --------  -------
 Sub-total Assigned.....     140.3         128.1     12.2
Unassigned Reserves(3):
Alabama.................     123.4         123.4      --     Metallurgical    Low to High    >12,000         <1.0%
Alabama(5)..............      47.6          47.6      --         Steam        Low to High    >12,000       0.7%-2.5%
Alabama.................      31.9           --      31.9    Metallurgical      Medium       >12,000         <1.0%
Illinois................     374.8         374.8      --         Steam           High         11,600          2.3%
Indiana, Pennsylvania,
 Tennessee, West
 Virginia...............      68.6          68.6      --  Metallurgical/Steam Low to High 11,600-13,000    1.0%-3.0%
                             -----      --------  -------
 Sub-total Unassigned...     646.3         614.4     31.9
Total Proven and
 Probable...............     786.6         742.5     44.1
                             =====      ========  =======

--------

(1) The amounts in this column reflect recoverable tons. Recoverable tons represent the amount of product that could be used internally or delivered to a customer after considering mining and preparation losses. Neither inferred reserves nor resources which exist in addition to proven and probable reserves were included in these figures.


(2) Assigned Reserves means recoverable coal reserves which have been committed by USX to our operating mines and plant facilities.


(3) Unassigned Reserves represent coal which has not been committed, and which would require new mines and or plant facilities before operations could begin on the property.


(4) "As received" means the quality parameters stated are with the expected product moisture content and quality values that a customer can reasonably expect to receive upon delivery.


(5) All of USX's recoverable reserves would be recovered utilizing underground mining methods, with the exception of 17.2 million short tons of owned, unassigned, recoverable, steam grade reserves in Alabama which would be recovered utilizing surface mining methods.

                              USX CORPORATION


   SUPPLEMENTARY INFORMATION ON MINERAL RESERVES OTHER THAN OIL AND GAS


                         (UNAUDITED)--(Continued)




Iron Ore Reserves


   USX had 709.8 million short tons of recoverable iron ore reserves classified as proven and probable at December 31, 2000. Proven and probable reserves are defined by sites for inspection, sampling, and measurement generally less than 1,000 feet apart, such that continuity between points and subsequent economic evaluation can be assured. Recoverable tons mean the tons of product that can be used internally or delivered to a customer after considering mining and benefication or preparation losses. Neither inferred reserves nor resources which exist in addition to proven and probable reserves were included in these figures.


   All 709.8 million tons of proven and probable reserves are assigned, which means that they have been committed by USX to its one operating mine, and are of blast furnace pellet grade. USX owns 219.2 million of these tons and leases the remaining 490.6 million tons. USX does not own, or control by lease, any unassigned iron ore reserves.


   Independent outside entities, including lessors, have reviewed USX's estimates on approximately 75% of the stated iron ore reserves.

                                USX CORPORATION

               SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING
                             ACTIVITIES (UNAUDITED)

Capitalized Costs and Accumulated Depreciation, Depletion and Amortization

                                                 December 31
                             ---------------------------------------------------
                             United        Other                Equity
                             States Europe Intl.  Consolidated Investees  Total
                             ------ ------ ------ ------------ --------- -------
                                                (In millions)
2000
Capitalized costs:
 Proved properties.........  $5,752 $4,739 $1,373   $11,864      $226    $12,090
 Unproved properties.......     343    124    180       647         2        649
                             ------ ------ ------   -------      ----    -------
 Total.....................   6,095  4,863  1,553    12,511       228     12,739
                             ------ ------ ------   -------      ----    -------
Accumulated depreciation,
 depletion and
 amortization:
 Proved properties.........   3,435  3,074    420     6,929       170      7,099
 Unproved properties.......     107    --      13       120         1        121
                             ------ ------ ------   -------      ----    -------
 Total.....................   3,542  3,074    433     7,049       171      7,220
                             ------ ------ ------   -------      ----    -------
Net capitalized costs......  $2,553 $1,789 $1,120   $ 5,462      $ 57    $ 5,519
                             ====== ====== ======   =======      ====    =======
1999
Capitalized costs:
 Proved properties.........  $8,270 $4,465 $1,270   $14,005      $612    $14,617
 Unproved properties.......     349     55    187       591       123        714
                             ------ ------ ------   -------      ----    -------
 Total.....................   8,619  4,520  1,457    14,596       735     15,331
                             ------ ------ ------   -------      ----    -------
Accumulated depreciation,
 depletion and
 amortization:
 Proved properties.........   5,019  2,859    136     8,014       169      8,183
 Unproved properties.......      78    --       6        84       --          84
                             ------ ------ ------   -------      ----    -------
 Total.....................   5,097  2,859    142     8,098       169      8,267
                             ------ ------ ------   -------      ----    -------
Net capitalized costs......  $3,522 $1,661 $1,315   $ 6,498      $566    $ 7,064
                             ====== ====== ======   =======      ====    =======

                                USX CORPORATION

               SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING
                      ACTIVITIES (UNAUDITED)--(Continued)

Results of Operations for Oil and Gas Producing Activities, Excluding Corporate Overhead and Interest Costs(a)

                          United           Other                Equity
                          States   Europe  Intl.  Consolidated Investees  Total
                          -------  ------  -----  ------------ --------- -------
                                             (In millions)
2000:
Revenues:
 Sales..................  $   783  $ 579   $ 310    $ 1,672      $145    $ 1,817
 Transfers..............    1,337    --      188      1,525       --       1,525
 Other revenues(b)......     (875)    10      55       (810)      --        (810)
                          -------  -----   -----    -------      ----    -------
 Total revenues.........    1,245    589     553      2,387       145      2,532
Expenses:
 Production costs.......     (371)  (111)   (133)      (615)      (34)      (649)
 Shipping and handling
  costs(c)..............      (72)   --      --         (72)      --         (72)
 Exploration expenses...     (125)   (37)    (74)      (236)       (6)      (242)
 Reorganization costs...      (45)   (12)    (10)       (67)      --         (67)
 Depreciation, depletion
  and amortization......     (380)  (175)   (122)      (677)      (27)      (704)
 Impairments............       (5)   --     (188)      (193)      --        (193)
 Other expenses.........      (33)    (3)    (15)       (51)      --         (51)
                          -------  -----   -----    -------      ----    -------
 Total expenses.........   (1,031)  (338)   (542)    (1,911)      (67)    (1,978)
Other production-related
 earnings (losses)(d)...        4    (21)      4        (13)        1        (12)
                          -------  -----   -----    -------      ----    -------
Results before income
 taxes..................      218    230      15        463        79        542
Income taxes
 (credits)(e)...........       70     62      (1)       131        27        158
                          -------  -----   -----    -------      ----    -------
Results of operations...  $   148  $ 168   $  16    $   332      $ 52    $   384
                          =======  =====   =====    =======      ====    =======
1999:
Revenues:
 Sales..................  $   547  $ 431   $ 200    $ 1,178      $ 33    $ 1,211
 Transfers..............      882    --       88        970       --         970
 Other revenues(b)......        4    --       (2)         2       --           2
                          -------  -----   -----    -------      ----    -------
 Total revenues.........    1,433    431     286      2,150        33      2,183
Expenses:
 Production costs.......     (322)  (137)    (99)      (558)      (25)      (583)
 Shipping and handling
  costs(c)..............      (77)   --      --         (77)      --         (77)
 Exploration expenses...     (134)   (42)    (51)      (227)       (4)      (231)
 Depreciation, depletion
  and amortization......     (362)  (143)    (99)      (604)      (13)      (617)
 Impairments............      (16)   --      --         (16)      --         (16)
 Other expenses.........      (28)    (7)    (15)       (50)      --         (50)
                          -------  -----   -----    -------      ----    -------
 Total expenses.........     (939)  (329)   (264)    (1,532)      (42)    (1,574)
Other production-related
 earnings (losses)(d)...        1      4       4          9         1         10
                          -------  -----   -----    -------      ----    -------
Results before income
 taxes..................      495    106      26        627        (8)       619
Income taxes (credits)..      168     33      (7)       194        (3)       191
                          -------  -----   -----    -------      ----    -------
Results of operations...  $   327  $  73   $  33    $   433      $ (5)   $   428
                          =======  =====   =====    =======      ====    =======

--------
(a) Includes the results of using derivative instruments to manage commodity and foreign currency risks.
(b) Includes net gains (losses) on asset dispositions and contract settlements.
(c) Represents a reclassification of shipping and handling costs previously reported as a reduction from oil and gas revenues.
(d) Includes revenues, net of associated costs, from third-party activities that are an integral part of USX's production operations which may include the processing and/or transportation of third-party production, and the purchase and subsequent resale of gas utilized in reservoir management.
(e)  Excludes net valuation allowance tax charges of $205 million.

                                USX CORPORATION

               SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING
                      ACTIVITIES (UNAUDITED)--(Continued)

Results of Operations for Oil and Gas Producing Activities, Excluding Corporate Overhead and Interest Costs(a)

                           United          Other                Equity
                           States  Europe  Intl.  Consolidated Investees  Total
                           ------  ------  -----  ------------ --------- -------
                                             (In millions)
1998:
Revenues:
 Sales...................  $  542  $ 454   $  71    $ 1,067      $ 28    $ 1,095
 Transfers...............     536    --       51        587       --         587
 Other revenues(b).......      43    --      --          43       --          43
                           ------  -----   -----    -------      ----    -------
 Total revenues..........   1,121    454     122      1,697        28      1,725
Expenses:
 Production costs........    (295)  (153)    (57)      (505)       (8)      (513)
 Shipping and handling
  costs(c)...............     (67)   --      --         (67)      --         (67)
 Exploration expenses....    (165)   (23)    (49)      (237)       (5)      (242)
 Depreciation, depletion
  and amortization.......    (339)  (150)    (58)      (547)       (8)      (555)
 Impairments(d)..........     (14)   (22)    (47)       (83)      --         (83)
 Other expenses..........     (37)    (3)    (11)       (51)      --         (51)
                           ------  -----   -----    -------      ----    -------
 Total expenses..........    (917)  (351)   (222)    (1,490)      (21)    (1,511)
Other production-related
 earnings (losses)(e)....       1     15       3         19         1         20
                           ------  -----   -----    -------      ----    -------
Results before income
 taxes...................     205    118     (97)       226         8        234
Income taxes (credits)...      61     22     (28)        55         3         58
                           ------  -----   -----    -------      ----    -------
Results of operations....  $  144  $  96   $ (69)   $   171      $  5    $   176
                           ======  =====   =====    =======      ====    =======

--------
(a) Includes the results of using derivative instruments to manage commodity and foreign currency risks.
(b) Includes net gains (losses) on asset dispositions and contract settlements.
(c) Represents a reclassification of shipping and handling costs previously reported as a reduction from oil and gas revenues.
(d)  Includes suspended exploration well write-offs.
(e) Includes revenues, net of associated costs, from third-party activities that are an integral part of USX's production operations which may include the processing and/or transportation of third-party production, and the purchase and subsequent resale of gas utilized in reservoir management.

                              USX CORPORATION


            SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING


                    ACTIVITIES (UNAUDITED)--(Continued)


Average Production Costs(a)

                                                               2000  1999  1998
                                                               ----- ----- -----
                                                               (Dollars per BOE)
United States................................................. $4.01 $3.26 $3.12
International--Europe.........................................  3.82  4.62  4.29
--Other International.........................................  6.09  4.66  4.73
Total Consolidated............................................  4.29  3.73  3.55
--Equity Investees(b).........................................  6.00 10.02  3.99
Worldwide.....................................................  4.35  3.83  3.56

--------

(a) Production costs are as defined by the Securities and Exchange Commission and include property taxes, severance taxes and other costs, but exclude depreciation, depletion and amortization of capitalized acquisition, exploration and development costs and certain administrative costs. Natural gas volumes were converted to BOE using a conversion factor of six mcf of natural gas to one barrel of oil.


(b) Represents CLAM and Sakhalin Energy for 2000 and 1999, and CLAM for 1998.


Average Sales Prices



Average Sales Prices        Crude Oil and
(excluding results of         Condensate      Natural Gas Liquids     Natural Gas
hedging)                 -------------------- -------------------- -----------------
                          2000   1999   1998   2000   1999   1998  2000  1999  1998
                         ------ ------ ------ ------ ------ ------ ----- ----- -----
                                   (Dollars per Barrel)              (Dollars per
                                                                    Thousand Cubic
                                                                         Feet)
United States........... $25.96 $15.78 $10.60 $19.20 $12.30 $ 8.64 $3.30 $1.90 $1.79
International--Europe...  27.90  17.59  12.87  24.98  13.84  11.49  2.56  2.03  2.07
--Other International...  25.77  16.77  11.31  23.48  13.49   8.38  3.20  1.64  1.34
Total Consolidated......  26.22  16.21  11.14  20.35  12.67   9.32  3.08  1.90  1.85
--Equity Investee(a)....  29.64  23.43    --   28.74  13.22  12.65  2.75  1.87  2.37
Worldwide...............  26.42  16.25  11.14  20.37  12.67   9.33  3.08  1.90  1.86



Average Sales Prices        Crude Oil and
(including results of         Condensate      Natural Gas Liquids     Natural Gas
hedging)                 -------------------- -------------------- -----------------
                          2000   1999   1998   2000   1999   1998  2000  1999  1998
                         ------ ------ ------ ------ ------ ------ ----- ----- -----
                                   (Dollars per Barrel)              (Dollars per
                                                                    Thousand Cubic
                                                                         Feet)
United States........... $25.49 $15.68 $10.60 $19.20 $12.30 $ 8.64 $3.21 $1.92 $1.79
International--Europe...  27.90  17.59  12.87  24.98  13.84  11.49  2.56  2.03  2.07
--Other International...  25.77  16.63  11.31  23.48  13.49   8.38  3.14  1.66  1.34
Total Consolidated......  25.91  16.12  11.14  20.35  12.67   9.32  3.02  1.91  1.85
--Equity Investee(a)....  29.64  23.43    --   28.74  13.22  12.65  2.75  1.87  2.37
Worldwide...............  26.13  16.16  11.14  20.37  12.67   9.33  3.02  1.91  1.86

--------

(a) Represents CLAM and Sakhalin Energy for 2000 and 1999, and CLAM for 1998.

                                USX CORPORATION

               SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING
                      ACTIVITIES (UNAUDITED)--(Continued)


Costs Incurred for Property Acquisition, Exploration and Development--Including Capital Expenditures

                          United           Other                Equity
                          States    Europe Intl.  Consolidated Investees Total
                          ------    ------ ------ ------------ --------- ------
                                            (In millions)
2000:
Property acquisition:
  Proved.................  $128      $--   $   12    $  140      $--     $  140
  Unproved...............    (5)(a)   --       10         5       --          5
Exploration..............   161        33      93       287         2       289
Development..............   288        42     103       433        77       510
1999:
Property acquisition:
  Proved.................  $ 20      $--   $   10    $   30      $--     $   30
  Unproved...............    26        12     107       145       --        145
Exploration..............   141        47      64       252         8       260
Development..............   232        34     117       383        84       467
1998:
Property acquisition:
  Proved.................  $  3      $  3  $1,051    $1,057      $--     $1,057
  Unproved...............    82       --       57       139       --        139
Exploration..............   217        39      75       331        11       342
Development..............   431        39      46       516       165       681

--------
(a) Includes proceeds of $25 million realized from the reduction of mineral interests.

                                USX CORPORATION

               SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING
                      ACTIVITIES (UNAUDITED)--(Continued)

Estimated Quantities of Proved Oil and Gas Reserves

   The following estimates of net reserves have been determined by deducting royalties of various kinds from USX's gross reserves. The reserve estimates are believed to be reasonable and consistent with presently known physical data concerning size and character of the reservoirs and are subject to change as additional knowledge concerning the reservoirs becomes available. The estimates include only such reserves as can reasonably be classified as proved; they do not include reserves which may be found by extension of proved areas or reserves recoverable by secondary or tertiary recovery methods unless these methods are in operation and are showing successful results. Undeveloped reserves consist of reserves to be recovered from future wells on undrilled acreage or from existing wells where relatively major expenditures will be required to realize production. USX did not have any quantities of oil and gas reserves subject to long-term supply agreements with foreign governments or authorities in which USX acts as producer.

                               United        Other               Equity
                               States Europe Intl. Consolidated Investees Total
                               ------ ------ ----- ------------ --------- -----
                                            (Millions of barrels)
Liquid Hydrocarbons
 Proved developed and
  undeveloped reserves:
 Beginning of year--1998.....   590    161     26      777          82     859
 Purchase of reserves in
  place......................     1    --     156      157         --      157
 Revisions of previous
  estimates..................    (1)   (28)     1      (28)         (2)    (30)
 Improved recovery...........     3    --     --         3         --        3
 Extensions, discoveries and
  other additions............    10      4     18       32         --       32
 Production..................   (49)   (15)    (7)     (71)        --      (71)
 Sales of reserves in place..    (5)   --     --        (5)        --       (5)
                                ---    ---    ---      ---         ---     ---
 End of year--1998...........   549    122    194      865          80     945
 Purchase of reserves in
  place......................    14    --       7       21         --       21
 Revisions of previous
  estimates..................     2    (20)   --       (18)         (3)    (21)
 Improved recovery...........    11    --       1       12         --       12
 Extensions, discoveries and
  other additions............     9    --       5       14         --       14
 Production..................   (53)   (12)   (11)     (76)        --      (76)
 Sales of reserves in place..   (12)   --      (9)     (21)        --      (21)
                                ---    ---    ---      ---         ---     ---
 End of year--1999...........   520     90    187      797          77     874
 Purchase of reserves in
  place......................    27    --     --        27         --       27
 Exchange of interest(a).....     6     60    --        66         (73)     (7)
 Revisions of previous
  estimates..................    (4)   (35)   (21)     (60)        --      (60)
 Improved recovery...........     7    --     --         7         --        7
 Extensions, discoveries and
  other additions............    15      3      1       19         --       19
 Production..................   (48)   (10)   (13)     (71)         (4)    (75)
 Sales of reserves in place..   (65)   --      (3)     (68)        --      (68)
                                ---    ---    ---      ---         ---     ---
 End of year--2000...........   458    108    151      717         --      717
                                ===    ===    ===      ===         ===     ===
 Proved developed reserves:
 Beginning of year--1998.....   486    161     12      659         --      659
 End of year--1998...........   489    119     67      675         --      675
 End of year--1999...........   476     90     72      638          69     707
 End of year--2000...........   414     74     57      545         --      545

--------
(a) Reserves represent the exchange of an equity interest in Sakhalin Energy Investment Company Ltd. for certain interests in the UK Atlantic Margin area and the Gulf of Mexico.

                                USX CORPORATION

               SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING
                      ACTIVITIES (UNAUDITED)--(Continued)

                           United          Other                Equity
                           States  Europe  Intl.  Consolidated Investees Total
                           ------  ------  -----  ------------ --------- -----
                                       (Billions of cubic feet)
Natural Gas
 Proved developed and
  undeveloped reserves:
 Beginning of year--
  1998...................  2,232   1,048     23      3,303        111    3,414
 Purchase of reserves in
  place..................     10     --     782        792        --       792
 Revisions of previous
  estimates..............    (16)     10     (1)        (7)         5       (2)
 Improved recovery.......    --      --     --         --         --       --
 Extensions, discoveries
  and other additions....    238      32     55        325          5      330
 Production..............   (272)   (124)   (29)      (425)       (11)    (436)
 Sales of reserves in
  place..................    (29)    --     --         (29)       --       (29)
                           -----   -----   ----      -----        ---    -----
 End of year--1998.......  2,163     966    830      3,959        110    4,069
 Purchase of reserves in
  place..................      5     --      11         16        --        16
 Revisions of previous
  estimates..............    (83)    (81)    (3)      (167)        13     (154)
 Improved recovery.......      8     --       2         10        --        10
 Extensions, discoveries
  and other additions....    281     --      94        375         13      388
 Production..............   (275)   (111)   (59)      (445)       (13)    (458)
 Sales of reserves in
  place..................    (42)    --     (42)       (84)       --       (84)
                           -----   -----   ----      -----        ---    -----
 End of year--1999.......  2,057     774    833      3,664        123    3,787
 Purchase of reserves in
  place..................    114     --      15        129        --       129
 Exchange of
  interest(a)............     14      31    --          45        --        45
 Revisions of previous
  estimates..............   (154)   (114)  (347)      (615)       (26)    (641)
 Improved recovery.......    --      --     --         --         --       --
 Extensions, discoveries
  and other additions....    217      35     38        290          2      292
 Production..............   (268)   (112)   (52)      (432)       (10)    (442)
 Sales of reserves in
  place..................    (66)    --     (10)       (76)       --       (76)
                           -----   -----   ----      -----        ---    -----
 End of year--2000.......  1,914     614    477      3,005         89    3,094
                           =====   =====   ====      =====        ===    =====
 Proved developed
  reserves:
 Beginning of year--
  1998...................  1,702   1,024     19      2,745         78    2,823
 End of year--1998.......  1,678     909    534      3,121         76    3,197
 End of year--1999.......  1,550     741    497      2,788         65    2,853
 End of year--2000.......  1,421     563    381      2,365         52    2,417

--------
(a) Reserves represent the exchange of an equity interest in Sakhalin Energy Investment Company Ltd. for certain interests in the UK Atlantic Margin area and the Gulf of Mexico.

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves

   Estimated discounted future net cash flows and changes therein were determined in accordance with Statement of Financial Accounting Standards No.
69. Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. USX believes such information is essential for a proper understanding and assessment of the data presented.

   Future cash inflows are computed by applying year-end prices of oil and gas relating to USX's proved reserves to the year-end quantities of those reserves. Future price changes are considered only to the extent provided by contractual arrangements in existence at year-end.

   The assumptions used to compute the proved reserve valuation do not necessarily reflect USX's expectations of actual revenues to be derived from those reserves nor their present worth. Assigning monetary values to the estimated quantities of reserves, described on the preceding page, does not reduce the subjective and ever-changing nature of such reserve estimates.

                                USX CORPORATION

               SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING
                      ACTIVITIES (UNAUDITED)--(Continued)

   Additional subjectivity occurs when determining present values because the rate of producing the reserves must be estimated. In addition to uncertainties inherent in predicting the future, variations from the expected production rate also could result directly or indirectly from factors outside of USX's control, such as unintentional delays in development, environmental concerns, changes in prices or regulatory controls.

   The reserve valuation assumes that all reserves will be disposed of by production. However, if reserves are sold in place or subjected to participation by foreign governments, additional economic considerations also could affect the amount of cash eventually realized.

   Future development and production costs, including abandonment and dismantlement costs, are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

   Future income tax expenses are computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to USX's proved oil and gas reserves. Permanent differences in oil and gas related tax credits and allowances are recognized.

   Discount was derived by using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

                         United             Other                 Equity
                         States   Europe    Intl.   Consolidated Investees  Total
                         -------  -------  -------  ------------ --------- -------
                                             (In millions)
December 31, 2000:
 Future cash inflows.... $25,052  $ 4,571  $ 6,704    $36,327     $  313   $36,640
 Future production
  costs.................  (5,689)  (1,662)  (1,156)    (8,507)      (125)   (8,632)
 Future development
  costs.................    (638)    (185)    (309)    (1,132)       (26)   (1,158)
 Future income tax
  expenses..............  (6,290)    (677)  (2,102)    (9,069)       (76)   (9,145)
                         -------  -------  -------    -------     ------   -------
 Future net cash flows..  12,435    2,047    3,137     17,619         86    17,705
 10% annual discount for
  estimated timing of
  cash flows............  (5,403)    (486)  (1,524)    (7,413)       (19)   (7,432)
                         -------  -------  -------    -------     ------   -------
 Standardized measure of
  discounted future net
  cash flows relating to
  proved oil and gas
  reserves.............. $ 7,032  $ 1,561  $ 1,613    $10,206     $   67   $10,273
                         =======  =======  =======    =======     ======   =======
December 31, 1999:
 Future cash inflows.... $15,393  $ 4,426  $ 5,242    $25,061     $2,154   $27,215
 Future production
  costs.................  (4,646)  (1,864)  (1,107)    (7,617)      (850)   (8,467)
 Future development
  costs.................    (445)     (86)    (315)      (846)       (88)     (934)
 Future income tax
  expenses..............  (3,102)    (987)  (1,581)    (5,670)      (328)   (5,998)
                         -------  -------  -------    -------     ------   -------
 Future net cash flows..   7,200    1,489    2,239     10,928        888    11,816
 10% annual discount for
  estimated timing of
  cash flows............  (3,371)    (374)    (862)    (4,607)      (372)   (4,979)
                         -------  -------  -------    -------     ------   -------
 Standardized measure of
  discounted future net
  cash flows relating to
  proved oil and gas
  reserves.............. $ 3,829  $ 1,115  $ 1,377    $ 6,321     $  516   $ 6,837
                         =======  =======  =======    =======     ======   =======
December 31, 1998:
 Future cash inflows.... $ 8,442  $ 3,850  $ 2,686    $14,978     $1,036   $16,014
 Future production
  costs.................  (3,731)  (2,240)    (950)    (6,921)      (586)   (7,507)
 Future development
  costs.................    (559)    (130)    (323)    (1,012)      (124)   (1,136)
 Future income tax
  expenses..............    (816)    (630)    (542)    (1,988)       (45)   (2,033)
                         -------  -------  -------    -------     ------   -------
 Future net cash flows..   3,336      850      871      5,057        281     5,338
 10% annual discount for
  estimated timing of
  cash flows............  (1,462)    (256)    (392)    (2,110)      (136)   (2,246)
                         -------  -------  -------    -------     ------   -------
 Standardized measure of
  discounted future net
  cash flows relating to
  proved oil and gas
  reserves.............. $ 1,874  $   594  $   479    $ 2,947     $  145   $ 3,092
                         =======  =======  =======    =======     ======   =======

                                USX CORPORATION

               SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING
                      ACTIVITIES (UNAUDITED)--(Continued)

Summary of Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

                               Consolidated          Equity Investees              Total
                          -------------------------  -------------------  -------------------------
                           2000     1999     1998    2000   1999   1998    2000     1999     1998
                          -------  -------  -------  -----  -----  -----  -------  -------  -------
                                                    (In millions)
Sales and transfers of
 oil and gas produced,
 net of production
 costs..................  $(2,508) $(1,516) $(1,125) $(111) $  (8) $ (20) $(2,619) $(1,524) $(1,145)
Net changes in prices
 and production costs
 related to future
 production.............    6,820    5,891   (3,579)    12    484   (372)   6,832    6,375   (3,951)
Extensions, discoveries
 and improved recovery,
 less related costs.....    1,472      566      284      3      9      4    1,475      575      288
Development costs
 incurred during the
 period.................      433      383      516     77     84    165      510      467      681
Changes in estimated
 future development
 costs..................     (273)     (69)    (285)   (22)   (52)  (100)    (295)    (121)    (385)
Revisions of previous
 quantity estimates.....   (1,899)    (346)    (110)   (43)    (8)    (2)  (1,942)    (354)    (112)
Net changes in purchases
 and sales of minerals
 in place...............      380       68      637    --     --     --       380       68      637
Net change in exchanges
 of reserves in place...      755      --       --    (547)   --     --       208      --       --
Accretion of discount...      843      382      623     62     18     39      905      400      662
Net change in income
 taxes..................   (1,969)  (1,995)     825     90   (117)    57   (1,879)  (2,112)     882
Other...................     (169)      10      401     30    (39)   102     (139)     (29)     503
                          -------  -------  -------  -----  -----  -----  -------  -------  -------
Net change for the
 year...................    3,885    3,374   (1,813)  (449)   371   (127)   3,436    3,745   (1,940)
Beginning of year.......    6,321    2,947    4,760    516    145    272    6,837    3,092    5,032
                          -------  -------  -------  -----  -----  -----  -------  -------  -------
End of year.............  $10,206  $ 6,321  $ 2,947  $  67  $ 516  $ 145  $10,273  $ 6,837  $ 3,092
                          =======  =======  =======  =====  =====  =====  =======  =======  =======

                                USX CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

   USX Corporation ("USX") is a diversified company engaged primarily in the energy business through its Marathon Group, and in the steel business through its U. S. Steel Group.

   Effective October 31, 1997, USX sold Delhi Gas Pipeline Corporation and other subsidiaries of USX that comprised all of the USX--Delhi Group ("Delhi Companies"). On January 26, 1998, USX used the $195 million net proceeds from the sale to redeem all of the 9.45 million outstanding shares of USX--Delhi Group Common Stock. For additional information, see Note 5 to the USX Consolidated Financial Statements.

   On January 1, 1998, Marathon Oil Company ("Marathon") transferred certain refining, marketing and transportation ("RM&T") net assets to Marathon Ashland Petroleum LLC ("MAP"), a new consolidated subsidiary. Also on January 1, 1998, Marathon acquired certain RM&T net assets from Ashland Inc. ("Ashland") in exchange for a 38 percent interest in MAP. Financial measures such as revenues, income from operations and capital expenditures in 2000, 1999 and 1998 include 100 percent of MAP and are not comparable to prior period amounts. Net income and related per share amounts for 2000, 1999 and 1998 are net of minority interest. For further discussion of MAP, see Note 3 to the USX Consolidated Financial Statements.

   On August 11, 1998, Marathon acquired Tarragon Oil and Gas Limited ("Tarragon"), a Canadian oil and gas exploration and production company. The purchase price included $686 million in cash payments, the assumption of $345 million in debt and the issuance of Exchangeable Shares of an indirect Canadian subsidiary of Marathon valued at $29 million. The Exchangeable Shares are exchangeable at any time on a one-for-one basis for shares of USX -Marathon Group Common Stock ("Marathon Stock"). On November 4, 1998, USX sold 17 million shares of Marathon Stock. The proceeds to USX of $528 million were used to reduce indebtedness incurred to fund the Tarragon acquisition. Financial measures such as revenues, income from operations and capital expenditures include operations of Marathon Canada Limited, formerly known as Tarragon, commencing August 12, 1998. For further discussion of Tarragon, see Note 3 to the USX Consolidated Financial Statements.

   On November 24, 2000, USX acquired U. S. Steel Kosice s.r.o. ("USSK"), which held the steel operations and related assets of VSZ a.s. ("VSZ"), located in the Slovak Republic. The 2000 results include USSK operations after the acquisition date. For further discussion of USSK, see Note 3 to the USX Consolidated Financial Statements.

   Management's Discussion and Analysis of USX Consolidated Financial Statements provides certain information about the Marathon and U. S. Steel Groups, particularly in Management's Discussion and Analysis of Operations by Group. More expansive Group information, primarily on Group reportable segments and changes in Group financial statements, is provided in Management's Discussion and Analysis of the Marathon Group and U. S. Steel Group, which are included in the USX 2000 Form 10-K. Management's Discussion and Analysis should be read in conjunction with the USX Consolidated Financial Statements and Notes to the USX Consolidated Financial Statements.


   Certain sections of Management's Discussion and Analysis include forward-looking statements concerning trends or events potentially affecting USX. These statements typically contain words such as "anticipates", "believes", "estimates", "expects" or similar words indicating that future outcomes are uncertain. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. For additional risk factors affecting the businesses of USX, see Supplementary Data--Disclosures About Forward-Looking Statements in the USX 2000 Form 10-K.

Management's Discussion and Analysis of Income

   Revenues and Other Income for each of the last three years are summarized in the following table:

                                                       2000     1999     1998
                                                      -------  -------  -------
                                                       (Dollars in millions)
   Revenues and other income(a)
     Marathon Group.................................  $33,859  $23,707  $21,623
     U. S. Steel Group..............................    6,132    5,470    6,477
     Eliminations...................................      (77)     (58)     (23)
                                                      -------  -------  -------
       Total USX Corporation revenues and other
        income......................................   39,914   29,119   28,077
   Less:
     Consumer excise taxes on petroleum products and
      merchandise(b)................................    4,344    3,973    3,824
                                                      -------  -------  -------
       Revenues and other income adjusted to exclude
        above item..................................  $35,570  $25,146  $24,253
                                                      =======  =======  =======

--------
(a) Consists of revenues, dividend and investee income (loss), gain on ownership change in MAP, net gains (losses) on disposal of assets and other income.
(b) Included in both revenues and costs and expenses for the Marathon Group and USX Consolidated, resulting in no effect on income.

   Adjusted revenues and other income increased by $10,424 million in 2000 compared with 1999, reflecting a 43 percent increase for the Marathon Group and a 12 percent increase for the U. S. Steel Group. Adjusted revenues and other income increased by $893 million in 1999 compared with 1998, reflecting a 10 percent increase for the Marathon Group, partially offset by a 16 percent decrease for the U. S. Steel Group. For further discussion, see Management's Discussion and Analysis of Operations by Group, herein.

   Income from operations for each of the last three years are summarized in the following table:

                                                          2000     1999   1998
                                                         -------  ------ ------
                                                         (Dollars in millions)
   Reportable segments
    Marathon Group
     Exploration & production..........................  $ 1,535  $  618 $  278
     Refining, marketing & transportation..............    1,273     611    896
     Other energy related businesses...................       38      61     33
                                                         -------  ------ ------
       Income for reportable segments--Marathon Group..    2,846   1,290  1,207
    U. S. Steel Group
     Domestic Steel....................................       23      91    517
     U. S. Steel Kosice................................        2     --     --
                                                         -------  ------ ------
       Income for reportable segments--U. S. Steel
        Group..........................................       25      91    517
                                                         -------  ------ ------
       Income for reportable segments--USX
        Corporation....................................    2,871   1,381  1,724
   Items not allocated to reportable segments:
    Marathon Group.....................................   (1,198)    423   (269)
    U. S. Steel Group..................................       79      59     62
                                                         -------  ------ ------
       Total income from operations--USX Corporation...  $ 1,752  $1,863 $1,517
                                                         =======  ====== ======

   Income from operations decreased $111 million in 2000 compared with 1999 and increased $346 million in 1999 compared with 1998. The decrease in 2000, despite higher income from reportable segments for the Marathon Group, was primarily due to special charges at Marathon, in particular a noncash adjustment related to the formation of a joint venture with Kinder Morgan Energy Partners, L.P. In addition, income from operations for the U. S. Steel Group declined in 2000 due primarily to higher costs related to energy and inefficient operating levels, lower income from raw materials operations, particularly coal operations, and lower sheet shipments resulting from high levels of imports that continued in 2000. For further discussion, see Management's Discussion and Analysis of Operations by Group, herein.

   Net interest and other financial costs for each of the last three years are summarized in the following table:

                                                               2000 1999  1998
                                                               ---- ----  ----
                                                                (Dollars in
                                                                 millions)
   Interest and other financial income.......................  $ 34 $  3  $ 39
   Interest and other financial costs........................   375  365   318
                                                               ---- ----  ----
       Net interest and other financial costs................   341  362   279
   Less:
     Favorable adjustment to carrying value of indexed
      debt/(a)/..............................................   --   (13)  (44)
                                                               ---- ----  ----
   Net interest and other financial costs adjusted to exclude above item...............................................  $341 $375  $323
                                                               ==== ====  ====

--------
(a) In December 1996, USX issued $117 million in aggregate principal amount of 6-3/4% Notes Due February 1, 2000 ("indexed debt"), mandatorily exchangeable at maturity for common stock of RTI International Metals, Inc. ("RTI") or for the equivalent amount of cash, at USX's option. The carrying value of indexed debt was adjusted quarterly to settlement value based on changes in the value of RTI common stock. Any resulting adjustment was charged or credited to income and included in interest and other financial costs. In 1999, USX irrevocably deposited with a trustee the RTI common stock resulting in satisfaction of USX's obligation. For further information see Note 7 to the USX Consolidated Financial Statements.

   Excluding the effect of the adjustment to the carrying value of indexed debt, net interest and other financial costs decreased by $34 million in 2000 as compared with 1999, and increased by $52 million in 1999 as compared with 1998. The decrease in 2000 was primarily due to higher interest income. The increase in 1999 was primarily due to lower interest income and increased financial costs as a result of higher average debt levels. For additional information, see Note 6 to the USX Consolidated Financial Statements.

   The minority interest in income of MAP, which represents Ashland's 38% ownership interest, was $498 million in 2000, $447 million in 1999, and $249 million in 1998. The increase of $51 million from 1999 to 2000 was primarily due to much higher RM&T segment income, largely offset by the absence of the favorable 1999 inventory market valuation ("IMV") reserve adjustment. The increase of $198 million from 1998 to 1999 was primarily due to the favorable effect of the IMV reserve adjustment, partially offset by lower RM&T segment income.


   The provision for income taxes was $502 million in 2000, compared with $349 million in 1999 and $315 million in 1998. The 2000 provision included a $235 million one-time, noncash deferred tax charge for the Marathon Group as a result of the change in the amount and timing of future foreign source income due to the exchange of its interest in Sakhalin Energy Investment Company Ltd. for oil and gas producing interests. The 1999 provision included a $23 million favorable adjustment to deferred taxes for the Marathon Group related to the outcome of a United States Tax Court case. The 1998 income tax provision included $33 million of favorable income tax accrual adjustments relating to foreign operations. For reconciliation of the federal statutory rate to total provisions on income from continuing operations, see Note 11 to the USX Consolidated Financial Statements.

   Extraordinary loss of $7 million, net of income tax benefit, in 1999 included a $5 million loss resulting from the satisfaction of the indexed debt and a $2 million loss for USX's share of Republic Technologies International, LLC's extraordinary loss related to the early extinguishment of debt. For additional information, see Note 7 to the USX Consolidated Financial Statements.

   Net income was $411 million in 2000, $698 million in 1999 and $674 million in 1998. Excluding the gain on change of ownership in MAP in 2000, 1999 and 1998 and adjustments to the inventory market valuation reserve in 1999 and 1998, net income decreased by $69 million in 2000 compared with 1999, and decreased by $152 million in 1999 compared with 1998.

Management's Discussion and Analysis of Financial Condition, Cash Flows and Liquidity

   Current assets increased by $1,376 million from year-end 1999, primarily reflecting increased cash and cash equivalents, receivables, inventories and assets held for sale. Receivables primarily increased as a result of higher commodity prices. Cash and cash equivalents increased primarily due to an increase in cash held by certain foreign subsidiaries. Inventories increased by $186 million largely due to increases at the U. S. Steel Group, in particular the acquisition of USSK. Assets held for sale increased mainly due to the reclassification of the Yates field from property, plant and equipment.

   Current liabilities increased by $704 million from year-end 1999, primarily due to an increase in accounts payable reflecting higher year-end commodity prices for the Marathon Group and the acquisition of USSK for the U. S. Steel Group. In addition, notes payable increased and, because of the reclassification of long- term debt to short-term, short-term debt also increased.

   Investments and long-term receivables decreased by $436 million from year-end 1999, primarily due to the exchange of Marathon's interest in Sakhalin Energy Investment Company Ltd.

   Net property, plant and equipment decreased by $695 million from year-end 1999, primarily due to depreciation, asset impairments and sales, and reclassifications to assets held for sale, partially offset by property additions, including USSK.

   Total long-term debt and notes payable increased by $327 million from year-end 1999, primarily due to $325 million of debt related to the acquisition of USSK, which is nonrecourse to USX. Debt attributed to the U. S. Steel Group increased, while debt attributed to the Marathon Group decreased.

   Stockholders' equity decreased by $92 million from year-end 1999 mainly reflecting net income of $411 million offset by dividends declared and Marathon Stock repurchases of $105 million. In July 2000, the USX Board of Directors authorized spending up to $450 million to repurchase shares of Marathon Stock. This repurchase program will continue from time to time as the Corporation's financial condition and market conditions warrant.

   Net cash provided from operating activities was $2,531 million in 2000, $1,936 million in 1999 and $2,022 million in 1998. Cash provided from operating activities in 2000 included a $500 million elective contribution to a Voluntary Employee Benefit Association Trust ("VEBA"), a trust established by contract in 1994 covering United Steelworkers of America retirees' health care and life insurance benefits and a $30 million elective contribution to a non-union retiree life insurance trust. Cash provided from operating activities in 1999 included a payment of $320 million resulting from the expiration of a program to sell U. S. Steel Group's accounts receivable. Excluding the effects of these items, cash provided from operating activities increased $805 million in 2000 compared with 1999 primarily due to increased cash provided from operations at the Marathon Group partially offset by increased income tax payments. Cash provided from operating activities in 1998 included proceeds of $38 million for the insurance litigation settlement pertaining to the 1995 Gary Works #8 blast furnace explosion and the payment of $30 million for the repurchase of sold accounts receivable. Excluding the effects of these adjustments, cash provided from operating activities increased by $242 million in 1999 compared with 1998 primarily due to favorable working capital changes.

   Capital expenditures for each of the last three years are summarized in the following table:

                                                            2000   1999   1998
                                                           ------ ------ ------
                                                               (Dollars in
                                                                millions)
   Marathon Group
    Exploration & production
     Domestic............................................. $  516 $  356 $  652
     International........................................    226    388    187
   Refining, marketing & transportation...................    656    612    410
   Other..................................................     27     22     21
                                                           ------ ------ ------
       Subtotal Marathon Group............................  1,425  1,378  1,270
   U. S. Steel Group......................................    244    287    310
                                                           ------ ------ ------
       Total USX Corporation capital expenditures......... $1,669 $1,665 $1,580
                                                           ====== ====== ======

   Domestic exploration and production capital expenditures for the Marathon Group in 2000 mainly included the completion of the Viosca Knoll Block 786 (Petronius) development in the Gulf of Mexico, various producing property acquisitions, and natural gas developments in East Texas and other gas basins throughout the western United States. International exploration and production projects included the completion of the Tchatamba West development, located offshore Gabon, and continued oil and natural gas developments in Canada. Refining, marketing and transportation capital expenditures by MAP primarily consisted of refinery modifications, including the initiation of the delayed coker unit project at the Garyville refinery, and upgrades and expansions of retail marketing outlets.

   Capital expenditures for the U. S. Steel Group in 2000 included exercising an early buyout option of a lease for approximately half of the Gary Works No. 2 Slab Caster, the continued replacement of coke battery thruwalls at Gary Works, installation of the remaining two coilers at Gary's hot strip mill, a blast furnace stove replacement at Gary Works and the continuation of an upgrade to the Mon Valley cold reduction mill.

   Capital expenditures in 2001 are expected to be approximately $1.9 billion. Expenditures for the Marathon Group are expected to be approximately $1.5 billion. Domestic exploration and production projects planned for 2001 will focus on gas projects and include various producing property acquisitions. Planned capital expenditures in 2001 do not include the capital requirements related to the acquisition of Pennaco Energy, Inc. ("Pennaco"). International exploration and production projects include the continued development of the Foinaven area in the U.K. Atlantic Margin and continued oil and natural gas developments in Canada. Refining, marketing and transportation spending by MAP will primarily consist of refinery improvements, including the completion of the delayed coker unit project at the Garyville refinery, upgrades and expansions of retail marketing outlets, and expansion and enhancement of logistics systems. Other Marathon spending will include funds for development and installation of SAP software, which is an enterprise resource planning system that will allow the integration of processes among business units and with outside enterprises.

   Capital expenditures for the U. S. Steel Group in 2001 are expected to be approximately $425 million. Planned projects include exercising an early buyout option of a lease for the balance of the Gary Works No. 2 Slab Caster, work on the No. 3 blast furnace at Mon Valley Works, work on the No. 2 stove at the No. 6 blast furnace at Gary Works, the completion of the replacement of coke battery thruwalls at Gary Works, the completion of an upgrade to the Mon Valley cold reduction mill, mobile equipment purchases, systems development projects, and projects at USSK, including the completion of the tin mill upgrade.

   Contract commitments to acquire property, plant and equipment and long-term investments at December 31, 2000, totaled $663 million compared with $568 million at December 31, 1999.

   Investments in investees of $100 million in 2000 mainly reflected Marathon Group development spending for the Sakhalin II project in Russia and U. S. Steel Group investment in stock of VSZ in which USX now holds a 25 percent interest.

   The above statements with respect to capital expenditures are forward-looking statements reflecting management's best estimates based on information currently available. To the extent this information proves to be inaccurate, the timing and levels of future expenditures could differ materially from those included in the forward-looking statements. Factors that could cause future capital expenditures to differ materially include changes in industry supply and demand, general economic conditions, the availability of business opportunities and levels of cash flow from operations for each of the Groups. The timing of completion or cost of particular capital projects could be affected by unforeseen hazards such as weather conditions, explosions or fires.

   Proceeds from disposal of assets were $560 million in 2000, compared with $366 million in 1999 and $86 million in 1998. Proceeds in 2000 primarily reflected Marathon's Sakhalin exchange, sales of interest in the Angus/Stellaria development in the Gulf of Mexico, the sale of non-core Speedway SuperAmerica stores and other domestic production properties. Proceeds in 1999 primarily reflected the sales of Scurlock Permian LLC, over 150 non-strategic domestic and international production properties and Carnegie Natural Gas Company and affiliated subsidiaries, all of which were attributed to the Marathon Group.

   The net change in restricted cash was a net withdrawal of $3 million in 2000, compared with a net deposit of $1 million in 1999 and a net withdrawal of $174 million in 1998. The $174 million net withdrawal in 1998 was primarily the result of redeeming all of the outstanding shares of USX--Delhi Group Common Stock with the $195 million of net proceeds from the sale of the Delhi Companies.

   Repayments of loans and advances to investees were $10 million in 2000 compared with $1 million in 1999 and $71 million in 1998. In 1998, Sakhalin Energy Investment Company Ltd. repaid advances made by Marathon in connection with the Sakhalin II project.

   Net cash changes related to financial obligations (the net of commercial paper and revolving credit arrangements, debt borrowings and repayments on the Consolidated Statement of Cash Flows) decreased $4 million in 2000, compared with an increase of $187 million in 1999 and an increase of $315 million in 1998. The decrease in 2000 reflects the net effects of net cash provided from operating activities, net cash used in investing activities, distributions to minority shareholder of MAP, dividends paid and a stock repurchase program for Marathon Group. The increase in 1999 reflects the net effects of net cash provided from operating activities, net cash used in investing activities, distributions to minority shareholder of MAP and dividends paid. The increase in 1998 was primarily the result of borrowings against revolving credit agreements to fund the acquisition of Tarragon.

   Significant additions to long-term debt for each of the last three years are summarized in the following table:

                                                                 2000 1999 1998
                                                                 ---- ---- ----
                                                                  (Dollars in
                                                                   millions)
   Aggregate principal amounts of:
     6.65% Notes due 2006....................................... $--  $300 $--
     6.85% Notes due 2008.......................................  --   --   400
     U. S. Steel receivables facility...........................  --   350  --
     USSK loan facility(a)......................................  325  --   --
     Environmental bonds and capital leases(b)..................  --    37  280
                                                                 ---- ---- ----
       Total.................................................... $325 $687 $680
                                                                 ==== ==== ====

--------
(a) The USSK loan facility is nonrecourse to USX.
(b) Issued to refinance an equivalent amount of environmental improvement refunding bonds.

   In the event of a change in control of USX, debt and lease obligations totaling $3,818 million at year-end 2000 may be declared immediately due and payable or required to be collateralized. See Notes 10 and 14 to the USX Consolidated Financial Statements.

   Marathon Stock repurchased was $105 million in 2000. In July 2000, the USX Board of Directors authorized spending up to $450 million to repurchase shares of Marathon Stock. This repurchase program will continue from time to time as the Corporation's financial condition and market conditions warrant.

   Dividends paid increased $17 million in 2000 compared with 1999 and increased $12 million in 1999 compared with 1998. The increase in 2000 was due primarily to a two-cents-per-share increase in the quarterly Marathon Stock dividend effective with dividends paid in the third quarter 2000.

Benefit Plan Activity

   In 2000, USX contributed $530 million to a VEBA, including a $500 million elective contribution, and $30 million to a non- union retiree life insurance trust. In 1999, USX contributed $20 million to a VEBA.

Debt and Preferred Stock Ratings

   In May 2000, Standard & Poor's Corp. upgraded USX's and Marathon's senior debt to BBB, which continues the investment grade rating. At the same time, USX's subordinated debt was upgraded to BBB- and preferred stock was upgraded to BB+. Also in May 2000, Moody's Investors Services, Inc., upgraded USX's and Marathon's senior debt to the investment grade rating of Baa1, USX's subordinated debt to Baa2 and USX's preferred stock to baa3. Fitch IBCA Duff & Phelps currently rates USX's senior notes as investment grade at BBB and USX's subordinated debt as BBB-. In December 2000, Standard & Poor's Corp. advised that they had put USX on "Credit Watch Developing" status and Fitch IBCA, Duff & Phelps advised that they had put USX on "Rating Watch-Evolving" status. Both moves were in response to USX's announced structure study.

Derivative Instruments

   See Quantitative and Qualitative Disclosures About Market Risk for discussion of derivative instruments and associated market risk.

Liquidity

   In December 2000, USX entered into a $1,354 million five- year revolving credit agreement, terminating in November 2005, and a $451 million 364-day facility, which together replaced the prior $2,350 million facility. At December 31, 2000, USX had $300 million of borrowings against its $1,354 million long-term revolving credit agreements and commercial paper borrowings of $77 million. Also, USX had a short-term line of credit totaling $150 million which was fully drawn at December 31, 2000. There were no borrowings against MAP or USSK revolving credit agreements at December 31, 2000.

   USX had a total of $1,678 million available at December 31, 2000 under existing shelf registration statements filed with the Securities and Exchange Commission. These allow USX to offer and issue unsecured debt securities, common and preferred stock and warrants in one or more separate offerings on terms to be determined at the time of sale.

   USX management believes that its short-term and long-term liquidity is adequate to satisfy its obligations as of December 31, 2000, and to complete currently authorized capital spending programs. Future requirements for USX's business needs, including the funding of capital expenditures, debt maturities for the years 2001, 2002 and 2003, and any amounts that may ultimately be paid in connection with contingencies (which are discussed in Note 26 to the USX Consolidated Financial Statements), are expected to be financed by a combination of internally generated funds, proceeds from the sale of stock, borrowings or other external financing sources. However, on November 30, 2000, USX announced that the USX Board of Directors had authorized management to retain financial, tax and legal advisors to perform an in-depth study of the corporation's targeted stock structure. Until the study is complete, USX management believes it will be more difficult to access traditional debt and equity markets. Although USX management believes that it will not be necessary to access financial markets during this time frame, nontraditional sources should be available to provide adequate liquidity, if necessary.

   USX management's opinion concerning liquidity and USX's ability to avail itself in the future of the financing options mentioned in the above forward-looking statements are based on currently available information. To the extent that this information proves to be inaccurate, future availability of financing may be adversely affected. Factors that affect the availability of financing include the performance of each Group (as indicated by levels of cash provided from operating activities and other measures), the results of the announced structure study, the state of the debt and equity markets, investor perceptions of past performance and expectations regarding future actions and performance, the overall U.S. financial climate, and, in particular, with respect to borrowings, levels of USX's outstanding debt and credit ratings by rating agencies. For a summary of short-term and long-term debt, see Notes 13 and 14 to the USX Consolidated Financial Statements.

Management's Discussion and Analysis of Environmental Matters, Litigation and Contingencies

   USX has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of USX's products and services, operating results will be adversely affected. USX believes that domestic competitors of the U. S. Steel Group and substantially all the competitors of the Marathon Group are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and the specific products and services it provides.

   In addition, USX expects to incur capital expenditures to meet environmental standards under the Slovak Republic's environmental laws for the
U. S. Steel Group's USSK operation.

   The following table summarizes USX's environmental expenditures for each of the last three years(a):

                                                                 2000 1999 1998
                                                                 ---- ---- ----
                                                                  (Dollars in
                                                                   millions)
   Capital
     Marathon Group............................................. $ 73 $ 46 $ 83
     U. S. Steel Group..........................................   18   32   49
                                                                 ---- ---- ----
       Total capital............................................ $ 91 $ 78 $132
                                                                 ==== ==== ====
   Compliance
     Operating & maintenance
     Marathon Group............................................. $139 $117 $126
     U. S. Steel Group..........................................  194  199  198
                                                                 ---- ---- ----
       Total operating & maintenance............................  333  316  324
                                                                 ---- ---- ----
   Remediation(b)
     Marathon Group.............................................   30   25   10
     U. S. Steel Group..........................................   18   22   19
                                                                 ---- ---- ----
       Total remediation........................................   48   47   29
                                                                 ---- ---- ----
       Total compliance......................................... $381 $363 $353
                                                                 ==== ==== ====

--------
(a) Amounts for the Marathon Group are calculated based on American Petroleum Institute survey guidelines and include 100% of MAP. Amounts for the U. S. Steel Group are based on previously established U.S. Department of Commerce survey guidelines.
(b) Amounts do not include noncash provisions recorded for environmental remediation, but include spending charged against remediation reserves, net of recoveries where permissible.

   USX's environmental capital expenditures accounted for 5%, 5% and 8% of total consolidated capital expenditures in 2000, 1999 and 1998, respectively.

   USX's environmental compliance expenditures averaged 1% of total consolidated costs in each of 2000, 1999 and 1998. Remediation spending primarily reflected ongoing clean-up costs for soil and groundwater contamination associated with underground storage tanks and piping at retail gasoline stations, and remediation activities at former and present operating locations.

   The Resource Conservation and Recovery Act ("RCRA") establishes standards for the management of solid and hazardous wastes. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past waste disposal operations, the recycling of wastes and the regulation of storage tanks.

   A significant portion of USX's currently identified environmental remediation projects relate to the remediation of former and present operating locations. These projects include remediation of contaminated sediments in a river that receives discharges from the Gary Works and the closure of permitted hazardous and non-hazardous waste landfills.

   USX has been notified that it is a potentially responsible party ("PRP") at 38 waste sites under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as of December 31, 2000. In addition, there are 23 sites where USX has received information requests or other indications that USX may be a PRP under CERCLA but where sufficient information is not presently available to confirm the existence of liability. There are also 144 additional sites, excluding retail gasoline stations, where remediation is being sought under other environmental statutes, both federal and state, or where private parties are seeking remediation through discussions or litigation. Of these sites, 15 were associated with properties conveyed to MAP by Ashland for which Ashland has retained liability for all costs associated with remediation. At many of these sites, USX is one of a number of parties involved and the total cost of remediation, as well as USX's share thereof, is frequently dependent upon the outcome of investigations and remedial studies. USX accrues for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. See Note 26 to the USX Consolidated Financial Statements.

   New Tier II Fuels regulations were proposed in late 1999. The gasoline rules, which were finalized by the U.S. Environmental Protection Agency ("EPA") in February 2000, and the diesel fuel rule, which was finalized in January 2001, require substantially reduced sulfur levels. The combined capital cost to achieve compliance with the gasoline and diesel regulations could amount to approximately $700 million between 2003 and 2005. This is a forward-looking statement and can only be a broad-based estimate due to the ongoing evolution of regulatory requirements. Some factors (among others) that could potentially affect gasoline and diesel fuel compliance costs include obtaining the necessary construction and environmental permits, operating considerations, and unforeseen hazards such as weather conditions.

   In October 1998, the National Enforcement Investigations Center and Region V of the EPA conducted a multi-media inspection of MAP's Detroit refinery. Subsequently, in November 1998, Region V conducted a multi-media inspection of MAP's Robinson refinery. These inspections covered compliance with the Clean Air Act (New Source Performance Standards, Prevention of Significant Deterioration, and the National Emission Standards for Hazardous Air Pollutants for Benzene), the Clean Water Act (permit exceedances for the Waste Water Treatment Plant), reporting obligations under the Emergency Planning and Community Right to Know Act and the handling of process waste. MAP has been advised, in ongoing discussions with the EPA, as to certain compliance issues regarding MAP's Detroit and Robinson refineries. Thus far, MAP has been served with two Notices of Violation ("NOV") and three Findings of Violation in connection with the multi-media inspection at its Detroit refinery. The Detroit notices allege violations of the Michigan State Air Pollution Regulations, the EPA New Source Performance Standards and National Emission Standards for Hazardous Air Pollutants for Benzene. On March 6, 2000, MAP received its first NOV arising out of the multi-media inspection of the Robinson refinery conducted in November 1998. The NOV is for alleged Resource Conservation and Recovery Act (hazardous waste) violations.

   MAP has responded to information requests from the EPA regarding New Source Review ("NSR") compliance at its Garyville and Texas City refineries. In addition, the scope of the EPA's 1998 multi-media inspections of the Detroit and Robinson refineries included NSR compliance. NSR requires new major stationary sources and major modifications at existing major stationary sources to obtain permits, perform air quality analysis and install stringent air pollution control equipment at affected facilities. The current EPA initiative appears to target many items that the industry has historically considered routine repair, replacement and maintenance or other activity exempted from the NSR requirements. MAP is engaged in ongoing discussions with the EPA on these issues concerning all of MAP's refineries.

   While MAP has not been notified of any formal findings or violations resulting from either the information requests or inspections regarding NSR compliance, MAP has been informed during discussions with the EPA of potential non-compliance concerns of the EPA based on these inspections and other information identified by the EPA. Recently, discussions with the EPA have included commitment to some specific control technologies and implementation schedules, but not penalties. In addition, MAP anticipates that some or all of the non-NSR related issues arising from the multi-media inspections may also be resolved as part of the current discussions with the EPA. A negotiated resolution with the EPA could result in increased environmental capital expenditures in future years, in addition to as yet, undetermined penalties.

   During 1999 an EPA advisory panel on oxygenate use in gasoline issued recommendations to the EPA, calling for the improved protection of drinking water from methyl tertiary butyl ether ("MTBE") impacts, a substantial reduction in the use of MTBE, and action by Congress to remove the oxygenate requirements for reformulated gasoline under the Clean Air Act. The panel reviewed public health and environmental issues that have been raised by the use of MTBE in gasoline, and specifically by the discovery of MTBE in water supplies. State and federal environmental regulatory agencies could implement the majority of the recommendations, while some would require Congressional legislative action. California has acted to ban MTBE use by December 31, 2002 and has requested a waiver from the EPA of California state oxygenate requirements. In addition, a number of states have passed laws which limit or require the phase out of MTBE in gasoline, including states in MAP's marketing area such as Michigan and Minnesota. Many other states are considering bills which require similar limitations or the phase out of MTBE.

   MAP has a non-material investment in MTBE units at its Robinson, Catlettsburg and Detroit refineries. Approximately seven percent of MAP's refinery gasoline production includes MTBE. Potential phase-outs or restrictions on the use of MTBE would not be expected to have a material impact on MAP and its operations, although it is not possible to reach any conclusions until further federal or state actions, if any, are taken.

   In October 1996, USX was notified by the Indiana Department of Environmental Management ("IDEM") acting as lead trustee, that IDEM and the U. S. Department of the Interior had concluded a preliminary investigation of potential injuries to natural resources related to releases of hazardous substances from various municipal and industrial sources along the east branch of the Grand Calumet River and Indiana Harbor Canal. The public trustees completed a pre-assessment screen pursuant to federal regulations and have determined to perform an NRD Assessment. USX was identified as a PRP along with 15 other companies owning property along the river and harbor canal. USX and eight other PRPs have formed a joint defense group. The trustees notified the public of their plan for assessment and later adopted the plan. In 2000, the trustees concluded their assessment of sediment injuries, which includes a technical review of environmental conditions. The PRP joint defense group is discussing settlement opportunities with the trustees and the EPA.

   In 1997, USS/Kobe Steel Company ("USS/Kobe"), a joint venture between USX and Kobe Steel, Ltd. ("Kobe"), was the subject of a multi-media audit by the EPA that included an air, water and hazardous waste compliance review. USS/Kobe and the EPA entered into a tolling agreement pending issuance of the final audit and commenced settlement negotiations in July 1999. In August 1999, the steelmaking and bar producing operations of USS/Kobe were combined with companies controlled by Blackstone Capital Partners II to form Republic Technologies International, LLC ("Republic"). The tubular operations of USS/Kobe were transferred to a newly formed entity, Lorain Tubular Company, LLC ("Lorain Tubular"), which operated as a joint venture between USX and Kobe until December 31, 1999 when USX purchased all of Kobe's interest in Lorain Tubular. Republic and Lorain Tubular are continuing negotiations with the EPA. Most of the matters raised by the EPA relate to Republic's facilities; however, air discharges from Lorain Tubular's #3 seamless pipe mill have also been cited. Lorain Tubular will be responsible for matters relating to its facilities. The final report and citations from the EPA have not been issued.

   In 1998, USX entered into a consent decree with the EPA which resolved alleged violations of the Clean Water Act National Pollution Discharge Elimination System ("NPDES") permit at Gary Works and provides for a sediment remediation project for a section of the Grand Calumet River that runs through Gary Works.

Contemporaneously, USX entered into a consent decree with the public trustees which resolves potential liability for natural resource damages on the same section of the Grand Calumet River. In 1999, USX paid civil penalties of $2.9 million for the alleged water act violations and $0.5 million in natural resource damages assessment costs. In addition, USX will pay the public trustees $1 million at the end of the remediation project for future monitoring costs and USX is obligated to purchase and restore several parcels of property that have been or will be conveyed to the trustees. During the negotiations leading up to the settlement with EPA, capital improvements were made to upgrade plant systems to comply with the NPDES requirements. The sediment remediation project is an approved final interim measure under the corrective action program for Gary Works and is expected to cost approximately $36.4 million over the next five years. Estimated remediation and monitoring costs for this project have been accrued.

   In February 1999, the U.S. Department of Justice and EPA issued a letter demanding a cash payment of approximately $4 million to resolve a Finding of Violation issued in 1997 alleging improper sampling of benzene waste streams at Gary Coke. On September 18, 2000, a Consent Decree was entered which required USX to pay a civil penalty of $587,000 and to replace PCB transformers as a Supplemental Environmental Program at a cost of approximately $2.2 million. Payment of the civil penalty was made on October 13, 2000.

   New or expanded environmental requirements, which could increase USX's environmental costs, may arise in the future. USX intends to comply with all legal requirements regarding the environment, but since many of them are not fixed or presently determinable (even under existing legislation) and may be affected by future legislation, it is not possible to predict accurately the ultimate cost of compliance, including remediation costs which may be incurred and penalties which may be imposed. However, based on presently available information, and existing laws and regulations as currently implemented, USX does not anticipate that environmental compliance expenditures (including operating and maintenance and remediation) will materially increase in 2001. USX expects environmental capital expenditures in 2001 to be approximately $120 million, or approximately 5% of total estimated consolidated capital expenditures. Predictions beyond 2001 can only be broad-based estimates which have varied, and will continue to vary, due to the ongoing evolution of specific regulatory requirements, the possible imposition of more stringent requirements and the availability of new technologies, among other matters. Based upon currently identified projects, USX anticipates that environmental capital expenditures in 2002 will total approximately $143 million; however, actual expenditures may vary as the number and scope of environmental projects are revised as a result of improved technology or changes in regulatory requirements, and could increase if additional projects are identified or additional requirements are imposed.

   USX is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the consolidated financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

Outlook

   For Outlook, see Management's Discussion and Analysis for the Marathon Group and the U. S. Steel Group, herein.

 Accounting Standards

   In the fourth quarter of 2000, USX adopted the following accounting pronouncements primarily related to the classification of items in the financial statements. The adoption of these new pronouncements had no net effect on the financial position or results of operations of USX, although they required reclassifications of certain amounts in the financial statements, including all prior periods presented.

  . In December 1999, the Securities and Exchange Commission ("SEC") issued
    Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements," which summarizes the SEC staff's interpretations of generally accepted accounting principles related to revenue recognition and classification.

  . In 2000, the Emerging Issues Task Force of the Financial Accounting
    Standards Board ("EITF") issued EITF consensus No. 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent," which addresses whether certain items should be reported as a reduction of revenue or as a component of both revenues and cost of revenues, and EITF Consensus No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the classification of costs incurred for shipping goods to customers.

  . In September 2000, the Financial Accounting Standards Board issued
    Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. USX adopted certain recognition and reclassification provisions of SFAS 140, which were effective for fiscal years ending after December 15, 2000. The remaining provisions of SFAS 140 are effective after March 31, 2001.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which later was amended by SFAS Nos. 137 and 138. This Standard requires recognition of all derivatives as either assets or liabilities at fair value. Changes in fair value will be reflected in either current period net income or other comprehensive income, depending on the designation of the derivative instrument. USX may elect not to designate a derivative instrument as a hedge even if the strategy would be expected to qualify for hedge accounting treatment. The adoption of SFAS No. 133 will change the timing of recognition for derivative gains and losses as compared to previous accounting standards.

   USX will adopt the Standard effective January 1, 2001. The transition adjustment resulting from adoption of SFAS No. 133 will be reported as a cumulative effect of a change in accounting principle. The unfavorable cumulative effect on net income, net of tax, is expected to approximate $9 million. The unfavorable cumulative effect on other comprehensive income, net of tax, will approximate $7 million. The amounts reported as other comprehensive income will be reflected in net income when the anticipated physical transactions are consummated. It is not possible to estimate the effect that this Standard will have on future results of operations.

Management's Discussion and Analysis by Group

 The Marathon Group

   The Marathon Group includes Marathon Oil Company ("Marathon") and certain other subsidiaries of USX Corporation ("USX"), which are engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of petroleum products primarily through Marathon Ashland Petroleum LLC ("MAP"), owned 62 percent by Marathon; and other energy related businesses. The Management's Discussion and Analysis should be read in conjunction with the Marathon Group's Financial Statements and Notes to Financial Statements.

   The Marathon Group's 2000 financial performance was primarily affected by the strong recovery in worldwide liquid hydrocarbon and natural gas prices and stronger refining margins. During 2000, Marathon focused on the acquisition of assets with a strong strategic fit, the disposal of non-core properties, and workforce reductions through a voluntary early retirement program.

   Revenues and Other Income for each of the last three years are summarized in the following table:

                                                     2000     1999     1998
                                                    -------  -------  -------
                                                     (Dollars in millions)
   Exploration & production ("E&P")................ $ 4,694  $ 3,105  $ 2,090
   Refining, marketing & transportation
    ("RM&T")(a)....................................  28,849   20,076   19,080
   Other energy related businesses(b)..............   1,684      834      355
                                                    -------  -------  -------
     Revenues and other income of reportable
      segments.....................................  35,227   24,015   21,525
   Revenues and other income not allocated to
    segments:
     Joint venture formation charges(c)............    (931)     --       --
     Gain on ownership change in MAP...............      12       17      245
     Other(d)......................................     124      (36)      24
   Elimination of intersegment revenues............    (573)    (289)    (171)
                                                    -------  -------  -------
       Total Group revenues and other income....... $33,859  $23,707  $21,623
                                                    =======  =======  =======
   Items included in both revenues and costs and
    expenses, resulting in no effect on income:
   Consumer excise taxes on petroleum products and
    merchandise.................................... $ 4,344  $ 3,973  $ 3,824
                                                    =======  =======  =======

--------
(a) Amounts include 100 percent of MAP.
(b) Includes domestic natural gas and crude oil marketing and transportation, and power generation.
(c) Represents a pretax charge related to the joint venture formation between Marathon and Kinder Morgan Energy Partners, L.P.
(d) Represents net gains/(losses) on certain asset sales.

   E&P segment revenues increased by $1,589 million in 2000 from 1999 following an increase of $1,015 million in 1999 from 1998. The increase in 2000 was primarily due to higher worldwide liquid hydrocarbon and natural gas prices, partially offset by lower domestic liquid hydrocarbon and worldwide natural gas production. The increase in 1999 was primarily due to higher worldwide liquid hydrocarbon prices, increased domestic liquid hydrocarbon production and higher E&P crude oil buy/sell volumes.

   RM&T segment revenues increased by $8,773 million in 2000 from 1999 following an increase of $996 million in 1999 from 1998. The increase in 2000 primarily reflected higher refined product prices and increased refined product sales volumes. The increase in 1999 was mainly due to higher refined product prices, increased volumes of refined product sales and higher merchandise sales, partially offset by reduced crude oil sales revenues following the sale of Scurlock Permian LLC.

   Other energy related businesses segment revenues increased by $850 million in 2000 from 1999 following an increase of $479 million in 1999 from 1998. The increase in 2000 reflected higher natural gas and crude oil resale activity accompanied by higher crude oil and natural gas prices. The increase in 1999 was primarily due to increased crude oil and natural gas purchase and resale activity.

   For additional discussion of revenues, see Note 10 to the Marathon Group Financial Statements.

   Income from operations for each of the last three years is summarized in the following table:

                                                         2000    1999   1998
                                                        ------  ------  -----
                                                            (Dollars in
                                                             millions)
   E&P
     Domestic.......................................... $1,115  $  494  $ 190
     International.....................................    420     124     88
                                                        ------  ------  -----
     Income of E&P reportable segment..................  1,535     618    278
   RM&T(a).............................................  1,273     611    896
   Other energy related businesses.....................     38      61     33
                                                        ------  ------  -----
     Income for reportable segments....................  2,846   1,290  1,207
   Items not allocated to reportable segments:
     Joint venture formation charges(b)................   (931)    --     --
     Administrative expenses(c)........................   (136)   (108)  (106)
     IMV reserve adjustment(d).........................    --      551   (267)
     Gain on ownership change & transition charges--
      MAP(e)...........................................     12      17    223
     Impairment of oil and gas properties, assets held
      for sale, and gas contract settlement(f).........   (197)    (16)  (119)
     Gain/(loss) on disposal of assets(g)..............    124     (36)   --
   Reorganization charges including pension settlement
    (loss)/gain & benefit accruals(h)..................    (70)     15    --
                                                        ------  ------  -----
       Total income from operations.................... $1,648  $1,713  $ 938
                                                        ======  ======  =====

--------
(a) Amounts include 100 percent of MAP.
(b) Represents a pretax charge related to the joint venture formation between Marathon and Kinder Morgan Energy Partners, L.P.
(c) Includes the portion of the Marathon Group's administrative costs not charged to the operating segments and the portion of USX corporate general and administrative costs allocated to the Marathon Group.
(d) The inventory market valuation ("IMV") reserve reflects the extent to which the recorded LIFO cost basis of crude oil and refined products inventories exceeds net realizable value. For additional discussion of the IMV, see
    Note 20 to the Marathon Group Financial Statements.
(e) The gain on ownership change and one-time transition charges in 1998 relate to the formation of MAP. For additional discussion of the gain on ownership change in MAP, see Note 5 to the Marathon Group Financial Statements.
(f) Represents in 2000, an impairment of certain oil and gas properties, primarily in Canada, and assets held for sale. Represents in 1999, an impairment of certain domestic properties. Represents in 1998, a write-off of certain non-revenue producing international investments and several exploratory wells which had encountered hydrocarbons but had been suspended pending further evaluation. It also includes in 1998 a gain from the resolution of a contract dispute with a purchaser of Marathon's natural gas production from certain domestic properties.
(g) The net gain in 2000 represents a gain on the disposition of Angus/Stellaria, a gain on the Sakhalin exchange, a gain on the sale of Speedway SuperAmerica LLC ("SSA") non-core stores, and a loss on the sale of the Howard Glasscock field. The net loss in 1999 represents a loss on the sale of Scurlock Permian LLC, certain domestic production properties, Carnegie Natural Gas Company and affiliated subsidiaries and a gain on certain Egyptian properties.
(h) Amounts in 2000 and 1999 represent pension settlement gains/(losses) and various benefit accruals resulting from retirement plan settlements, the voluntary early retirement program, and reorganization charges.

   Income for reportable segments increased by $1,556 million in 2000 from 1999, mainly due to higher worldwide liquid hydrocarbon and natural gas prices, and higher refined product margins, partially offset by decreased natural gas volumes. Income for reportable segments increased by $83 million in 1999 from 1998, mainly due to higher worldwide liquid hydrocarbon prices, partially offset by lower refined product margins. Income from operations includes 100 percent of MAP beginning in 1998, and results from Marathon Canada Limited (formerly known as Tarragon) commencing August 12, 1998.

                       Average Volumes and Selling Prices

                                                       2000       1999       1998
                                                    ---------- ---------- ----------
                                                     (thousands of barrels per day)
Net liquids
 production(a).......... -- U.S.                           131        145        135
                         -- International(b)                65         62         61
                                                    ---------- ---------- ----------
                         -- Total consolidated             196        207        196
                         -- Equity investees(c)             11          1        --
                                                    ---------- ---------- ----------
                         -- Worldwide                      207        208        196
                                                    (millions of cubic feet per day)
Net natural gas
 production............. -- U.S.                           731        755        744
                         -- International--equity          470        489        441
                         -- International--other(d)         11         16         23
                                                    ---------- ---------- ----------
                         -- Total consolidated           1,212      1,260      1,208
                         -- Equity investee(e)              29         36         33
                                                    ---------- ---------- ----------
                         -- Worldwide                    1,241      1,296      1,241
                                                    ========== ========== ==========
                                                          (dollars per barrel)
Liquid
 hydrocarbons(a)(f)..... -- U.S.                    $    25.11 $    15.44 $    10.42
                         -- International                26.54      16.90      12.24
                                                           (dollars per mcf)
Natural gas(f).......... -- U.S.                    $     3.30 $     1.90 $     1.79
                         -- International--equity         2.76       1.90       1.94
                                                     (thousands of barrels per day)
Refined products
 sold(g)................                                 1,306      1,251      1,198
  Matching buy/sell
   volumes included in
   above................                                    52         45         39
                                                    ========== ========== ==========

--------
(a) Includes crude oil, condensate and natural gas liquids.
(b) Represents equity tanker liftings, truck deliveries and direct deliveries.
(c) Represents Marathon's equity interest in Sakhalin Energy Investment Company Ltd. ("Sakhalin Energy") and CLAM Petroleum B.V. ("CLAM") for 2000 and 1999.
(d) Represents gas acquired for injection and subsequent resale.
(e) Represents Marathon's equity interest in CLAM.
(f) Prices exclude gains/losses from hedging activities, equity investees and purchase/resale gas.
(g) Refined products sold and matching buy/sell volumes include 100 percent of MAP.

   Domestic E&P income increased by $621 million in 2000 from 1999 following an increase of $304 million in 1999 from 1998. The increase in 2000 was primarily due to higher liquid hydrocarbon and natural gas prices, partially offset by lower liquid hydrocarbon and natural gas volumes due to natural field declines and asset sales, and derivative losses from other than trading activities.

   The increase in 1999 was primarily due to higher liquid hydrocarbon and natural gas prices, increased liquid hydrocarbon volumes resulting from new production in the Gulf of Mexico and lower exploration expense.

   International E&P income increased by $296 million in 2000 from 1999 following an increase of $36 million in 1999 from 1998. The increase in 2000 was mainly due to higher liquid hydrocarbon and natural gas prices, higher liquid hydrocarbon liftings, primarily in Russia and Gabon, and lower dry well expense, partially offset by lower natural gas volumes.

   The increase in 1999 was primarily due to higher liquid hydrocarbon prices, partially offset by lower liquid hydrocarbon and natural gas production in Europe and higher exploration expense.

   RM&T segment income increased by $662 million in 2000 from 1999 following a decrease of $285 million in 1999 from 1998. The increase in 2000 was primarily due to higher refined product margins, partially offset by higher operating expenses for SSA, higher administrative expenses including increased variable pay plan costs, and higher transportation costs.

   The decrease in 1999 was primarily due to lower refined product margins, partially offset by recognized mark-to-market derivative gains, increased refined product sales volumes, higher merchandise sales at SSA and the realization of additional operating efficiencies as a result of forming MAP.

   Other energy related businesses segment income decreased by $23 million in 2000 from 1999 following an increase of $28 million in 1999 from 1998. The decrease in 2000 was primarily a result of derivative losses from other than trading activities and lower equity earnings as a result of decreased pipeline throughput. The increase in 1999 was primarily due to higher equity earnings as a result of increased pipeline throughput and a reversal of abandonment accruals of $10 million in 1999.

   Items not allocated to reportable segments: IMV reserve adjustment--When U.
S. Steel Corporation acquired Marathon Oil Company in March 1982, crude oil and refined product prices were at historically high levels. In applying the purchase method of accounting, the Marathon Group's crude oil and refined product inventories were revalued by reference to current prices at the time of acquisition, and this became the new LIFO cost basis of the inventories. Generally accepted accounting principles require that inventories be carried at lower of cost or market. Accordingly, the Marathon Group has established an IMV reserve to reduce the cost basis of its inventories to net realizable value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations.

   When Marathon acquired the crude oil and refined product inventories associated with Ashland's RM&T operations on January 1, 1998, the Marathon Group established a new LIFO cost basis for those inventories. The acquisition cost of these inventories lowered the overall average cost of the Marathon Group's combined RM&T inventories. As a result, the price threshold at which an IMV reserve will be recorded was also lowered.

   These adjustments affect the comparability of financial results from period to period as well as comparisons with other energy companies, many of which do not have such adjustments. Therefore, the Marathon Group reports separately the effects of the IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.

   In 1999, the IMV reserve adjustment resulted in a credit to income from operations of $551 million compared to a charge of $267 million in 1998, or a change of $818 million. The favorable 1999 IMV reserve adjustment, which is almost entirely recorded by MAP, was primarily due to the significant increase in refined product prices experienced during 1999. For additional discussion of the IMV reserve, see Note 20 to the Marathon Group Financial Statements.

   Joint venture formation charges represent a pretax charge of $931 million in 2000 related to the joint venture formation between Marathon and Kinder Morgan Energy Partners, L.P. The formation of the joint venture included contribution of interests in the Yates and SACROC assets. Marathon holds an 85 percent economic interest in the combined entity which commenced operations in January 2001.

   Impairment of oil and gas properties, assets held for sale, and gas contract settlement includes in 2000, the impairments of certain oil and gas properties primarily in Canada and assets held for sale totaling $197 million. In 1999, the $16 million charge relates to the impairment of certain domestic properties. In 1998, the $119 million charge relates to a write-off of certain non- revenue producing international investments and several exploratory wells, partially offset by a gain from the resolution of a contract dispute with a purchaser of Marathon's natural gas production from certain domestic properties.

   Gain/(loss) on disposal of assets represents in 2000 a net gain on the sale of Marathon's interest in the Angus/Stellaria development in the Gulf of Mexico, a gain on the Sakhalin exchange, a loss on the sale of the Howard Glasscock Field, and a gain on the sale of non-core SSA stores. In 1999, the net loss represents losses on the sale of Scurlock Permian LLC, certain domestic production properties, Carnegie Natural Gas Company and affiliated subsidiaries and a gain on certain Egyptian properties.

   Reorganization charges including pension settlement (loss)/gain and benefit accruals represent charges related to a reorganization program initiated by Marathon for its upstream business during 2000.

Outlook of Marathon Group


   For a recent outlook pertaining to the Marathon Group, see "RECENT DEVELOPMENTS--Outlook of Marathon" on pages 28 and 29.


   The outlook regarding the results of operations for Marathon's upstream segment is largely dependent upon future prices and volumes of liquid hydrocarbons and natural gas. Prices have historically been volatile and have frequently been affected by unpredictable changes in supply and demand resulting from fluctuations in worldwide economic activity and political developments in the world's major oil and gas producing and consuming areas. Any significant decline in prices could have a material adverse effect on Marathon's results of operations. A prolonged decline in such prices could also adversely affect the quantity of crude oil and natural gas reserves that can be economically produced and the amount of capital available for exploration and development.


   At year-end 2000, Marathon revised its estimate of proved developed and undeveloped oil and gas reserves downward by 167 million barrels of oil equivalent ("BOE"). These revisions were principally in Canada, the North Sea and United States and are the result of production performance and disappointing drilling results.

   BOE is a combined measure of worldwide liquid hydrocarbon and natural gas production, measured in barrels per day and cubic feet per day, respectively. For purposes of determining BOE, natural gas volumes are converted to approximate liquid hydrocarbon barrels by dividing the natural gas volumes expressed in thousands of cubic feet ("mcf") by 6. The liquid hydrocarbon volume is added to the barrel equivalent of gas volume to obtain BOE. Marathon intends to disclose total production estimates on a BOE basis from this point forward.

   In 2001, worldwide production is expected to average 430,000 BOE per day, split evenly between liquid hydrocarbons and natural gas, including production from Marathon's share of equity investees and future acquisitions.

   On December 28, 2000, Marathon signed a definitive agreement to form a joint venture with Kinder Morgan Energy Partners, L.P., which commenced operations in January 2001. The formation of the joint venture included contribution of interests in the Yates and SACROC assets. This transaction will allow Marathon to expand its interests in the Permian Basin and will improve access to materials for use in enhanced recovery techniques in the Yates Field. Marathon holds an 85 percent economic interest in the combined entity, which will be accounted for under the equity method of accounting.

   In the first quarter 2001, Marathon Oil Company (Marathon) acquired Pennaco Energy, Inc. (Pennaco), a natural gas producer. Marathon acquired 87% of the outstanding stock of Pennaco through a tender offer completed on February 7, 2001 at $19 a share. On March 26, 2001, Pennaco was merged with a wholly owned subsidiary of Marathon. Under the terms of the merger, each share not held by Marathon was converted into the right to receive $19 in cash. The total purchase price of Pennaco was $506 million. The acquisition was accounted for under the purchase method of accounting.



   Marathon plans to drill six deepwater Gulf of Mexico exploratory wells in 2001. To support this increased drilling activity, Marathon has contracted two new deepwater rigs, capable of drilling in water depths beyond 6,500 feet.

   Other major upstream projects, which are currently underway or under evaluation and are expected to improve future income streams, include the Mississippi Canyon Block 348 in the Gulf of Mexico and various North American natural gas fields. Also, Marathon expects continued development in the Foinaven area in the U.K. Atlantic Margin. Marathon acquired an interest in this location through the exchange of its Sakhalin interests with Shell Oil in the fourth quarter of 2000.

   Marathon E&P is currently on target for achieving $150 million in annual repeatable pre-tax operating efficiencies by year-end 2001. Marathon initiated a reorganization program for its upstream business units which will contribute to an overall workforce reduction of 24% compared to 1999 levels. In addition, regional production offices in Lafayette, Louisiana and Tyler, Texas have been closed along with the Petroleum Technology Center in Littleton, Colorado.

   The above discussion includes forward-looking statements with respect to 2001 worldwide liquid hydrocarbon production and natural gas volumes, the acquisition of Pennaco, commencement of upstream projects, and the Gulf of Mexico drilling program. Some factors that could potentially affect worldwide liquid hydrocarbon production/gas volumes, upstream projects, and the drilling program include: pricing, worldwide supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, reserve estimates, reserve replacement rates, production decline rates of mature fields, timing of commencing production from new wells, timing and results of future development drilling, drilling rig availability, the completion of the merger with Pennaco, future acquisitions of producing properties, and other geological, operating and economic considerations. In addition, development of new production properties in countries outside the United States may require protracted negotiations with host governments and is frequently subject to political considerations, such as tax regulations, which could adversely affect the timing and economics of projects. A factor that could affect the Pennaco acquisition is successful completion of the merger. These factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.

   Downstream income of the Marathon Group is largely dependent upon refined product margins, which reflect the difference between the selling prices of refined products and the cost of raw materials refined and manufacturing costs. Refined product margins have been historically volatile and vary with the level of economic activity in the various marketing areas, the regulatory climate, crude oil costs, manufacturing costs, logistical limitations and the available supply of crude oil and refined products.

   In 2000, MAP, CMS Energy Corporation, and TEPPCO Partners, L.P. formed a limited liability company with equal ownership to operate an interstate refined petroleum products pipeline extending from the U.S. Gulf of Mexico to the Midwest. The new company plans to build a 74-mile, 24-inch diameter pipeline connecting TEPPCO's facility in Beaumont, Texas, with an existing 720-mile, 26-inch diameter pipeline extending from Longville, Louisiana to Bourbon, Illinois. In addition, a two million barrel terminal storage facility will be constructed. The system will be called Centennial Pipeline and will connect with existing MAP transportation assets and other common carrier lines. Construction is expected to be completed in the fourth quarter of 2001.

   A MAP subsidiary, Ohio River Pipe Line LLC ("ORPL"), plans to build a pipeline from Kenova, West Virginia to Columbus, Ohio. ORPL is a common carrier pipeline company and the pipeline will be an interstate common carrier pipeline. The pipeline is expected to initially move about 50,000 bpd of refined petroleum into the central Ohio region. The pipeline is currently expected to be operational in mid-2002. The startup of this pipeline is largely dependent on obtaining the final regulatory approvals, obtaining the necessary rights-of-way, of which approximately 95 percent have been obtained to date, and completion of construction. ORPL is still negotiating with a few landowners to obtain the remaining rights-of-way. Where necessary, ORPL has filed condemnation actions to acquire some rights-of-way. These actions are at various stages of litigation and appeal with several recent decisions supporting ORPL's use of eminent domain.

   MAP is constructing a delayed coker unit at its Garyville, Louisiana refinery. This unit will allow for the use of heavier, lower cost crude and reduce the production of heavy fuel oil. To supply this new unit, MAP reached an agreement with P.M.I. Comercio Internacional, S.A. de C.V., (PMI), an affiliate of Petroleos Mexicanos, (PEMEX), to purchase approximately 90,000 bpd of heavy Mayan crude oil. This is a multi-year contract, which will begin upon completion of the delayed coker unit which is scheduled in the fall of 2001. In addition, a project to increase light product output is underway at MAP's Robinson, Illinois refinery and is expected to be completed in the second quarter of 2001.

   MAP initiated a program for 2000 to dispose of approximately 270 non-core SSA retail outlets in the Midwest and Southeast. At the end of this program through December 31, 2000, 159 stores, which comprise about 7 percent of MAP's owned and operated SSA retail network, had been sold. MAP will continue to sell additional SSA stores as part of its ongoing store development process.

   The above discussion includes forward-looking statements with respect to pipeline and refinery improvement projects. Some factors that could potentially cause actual results to differ materially from present expectations include the price of petroleum products, levels of cash flow from operations, obtaining the necessary construction and environmental permits, unforeseen hazards such as weather conditions, obtaining the necessary rights-of-way, outcome of pending litigation, and regulatory approval constraints. These factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.

The U. S. Steel Group

   The U. S. Steel Group is engaged in the production and sale of steel mill products, coke, and taconite pellets; the management of mineral resources; coal mining; real estate development; and engineering and consulting services. Certain business activities are conducted through joint ventures and partially owned companies, such as USS-POSCO Industries ("USS-POSCO"), PRO-TEC Coating Company ("PRO-TEC"), Transtar, Inc. ("Transtar"), Clairton 1314B Partnership, and Republic Technologies International, LLC ("Republic"). On November 24, 2000, USX acquired U. S. Steel Kosice s.r.o. ("USSK"), which held the steel and related assets of VSZ a.s. ("VSZ"), headquartered in the Slovak Republic. Management's Discussion and Analysis should be read in conjunction with the U.
S. Steel Group's Financial Statements and Notes to Financial Statements.

   Revenues and Other Income for each of the last three years are summarized in the following table:

                                                          2000    1999    1998
                                                         ------  ------  ------
                                                             (Dollars in
                                                              millions)
   Revenues by product:
     Sheet and semi-finished steel products............. $3,288  $3,433  $3,598
     Tubular, plate, and tin mill products..............  1,731   1,140   1,546
     Raw materials (coal, coke and iron ore)............    626     549     744
     Other(a)...........................................    445     414     490
   Income (loss) from investees.........................     (8)    (89)     46
   Net gains on disposal of assets......................     46      21      54
   Other income (loss)..................................      4       2      (1)
                                                         ------  ------  ------
       Total revenues and other income.................. $6,132  $5,470  $6,477
                                                         ======  ======  ======

--------
(a) Includes revenue from the sale of steel production by-products, real estate development, resource management, and engineering and consulting services.

   Total revenues and other income increased by $662 million in 2000 from 1999 primarily due to the consolidation of Lorain Tubular Company, LLC, ("Lorain Tubular") effective January 1, 2000, higher average realized prices, particularly tubular product prices, and lower losses from investees, which, in 1999, included a $47 million charge for the impairment of U. S. Steel's investment in USS/Kobe Steel Company. Total revenues and other income in 1999 decreased by $1,007 million from 1998 primarily due to lower average realized prices and lower income from investees.

   Income from operations for the U. S. Steel Group for the last three years was:

                                                            2000  1999  1998
                                                            ----  ----  -----
                                                              (Dollars in
                                                               millions)
   Segment income for Domestic Steel(a).................... $ 23  $ 91  $ 517
   Segment income for U. S. Steel Kosice(b)................    2   --     --
                                                            ----  ----  -----
       Income for reportable segments......................   25    91    517
   Items not allocated to segments:
     Net pension credits...................................  266   228    186
     Administrative expenses...............................  (25)  (17)   (24)
     Costs related to former business activities(c)........  (91)  (83)  (100)
     Asset impairments--Coal...............................  (71)  --     --
     Impairment of USX's investment in USS/Kobe and costs
      related to formation of Republic.....................  --    (47)   --
     Loss on investment in RTI stock used to satisfy
      indexed debt obligations(d)..........................  --    (22)   --
                                                            ----  ----  -----
       Total income from operations........................ $104  $150  $ 579
                                                            ====  ====  =====

--------
(a) Includes income from the sale and domestic production of steel mill products, coke and taconite pellets; the management of mineral resources; coal mining; real estate development and management; and engineering and consulting services.
(b) Includes the sale and production of steel products from facilities primarily located in the Slovak Republic commencing November 24, 2000. For further details, see Note 5 to the U. S. Steel Group Financial Statements.
(c) Includes the portion of postretirement benefit costs and certain other expenses principally attributable to former business units of the U. S. Steel Group.
(d) For further details, see Note 6 to the U. S. Steel Group Financial
    Statements.

 Segment income for Domestic Steel

   Domestic Steel operations recorded segment income of $23 million in 2000 versus segment income of $91 million in 1999, a decrease of $68 million. The 2000 segment income included $36 million for certain environmental and legal accruals, a $34 million charge to establish reserves against notes and receivables from financially distressed steel companies and a $10 million charge for USX's share of Republic special charges. Results in 1999 included $17 million in charges for certain environmental and legal accruals and $7 million in various non-recurring equity investee charges. Excluding these items, the decrease in segment income for Domestic Steel was primarily due to higher costs related to energy and inefficient operating levels due to lower throughput, lower income from raw materials operations, particularly coal operations and lower sheet shipments resulting from high levels of imports that continued in 2000.

   Segment income for Domestic Steel operations in 1999 decreased $426 million from 1998. Results in 1998 included a net favorable $30 million for an insurance litigation settlement and charges of $10 million related to a voluntary workforce reduction plan. Excluding these items, the decrease in segment income for Domestic Steel was primarily due to lower average steel prices, lower income from raw materials operations, a less favorable product mix and lower income from investees.

 Segment income for U. S. Steel Kosice

   USSK segment income for the period following the November 24, 2000 acquisition was $2 million.

   Items not allocated to segments: Net pension credits, which are primarily noncash, totaled $266 million in 2000, $228 million in 1999 and $186 million in 1998. Net pension credits in 1999 included $35 million for a one-time favorable pension settlement primarily related to the voluntary early retirement program for salaried employees. For additional information on pensions, see Note 12 to the U. S. Steel Group Financial Statements.

   Asset impairments--Coal, were for asset impairments at U. S. Steel Mining's coal mines in Alabama and West Virginia in 2000 following a reassessment of long-term prospects after adverse geological conditions were encountered.

   In 1999, an impairment of USX's investment in USS/Kobe and costs related to the formation of Republic totaled $47 million.

   Income from operations in 1999 also included a loss on investment in RTI stock used to satisfy indexed debt obligations of $22 million from the termination of ownership in RTI International Metals, Inc. For further discussion, see Note 6 to the U. S. Steel Group Financial Statements.

Outlook--U. S. Steel Group

   For a recent outlook pertaining to the U. S. Steel Group, see "RECENT DEVELOPMENTS--Outlook of United States Steel" on page 27.



   Over the last few months, the Domestic Steel order book has strengthened and prices have stabilized. In the third quarter, we expect Domestic Steel volumes to be somewhat higher and realized prices to be at or modestly higher. On the cost side, there has been a declining trend in natural gas prices, and we have reduced our natural gas usage by approximately twenty five percent in the second quarter of 2001 compared to the same period last year. Continuation of this trend could provide a significant positive impact on our costs over the balance of the year.

   On May 31, 2001 a major fire damaged the cold-rolling mill at USS-POSCO, which is fifty percent owned by United States Steel. Damage was predominantly limited to the cold-rolling mill area of the plant. USS-POSCO maintains insurance coverage against such losses, including coverage for business interruption. The mill is expected to resume production in the first quarter of 2002. Until such time, the plant will continue customer shipments using cold-rolled coils from United States Steel and POSCO as substitute feedstock.

   For USSK, United States Steel expects third quarter shipments to be slightly lower than the second quarter and third quarter average realized prices to be flat compared to the second quarter.

   High natural gas prices adversely affected our results in 2000 and are expected to persist for some time. The blast furnace idled at Gary Works in July 2000 for a planned 10-day outage remained down until late February 2001 due to business conditions. The U. S. Steel Group has continued its cost reduction efforts, and has recently requested from its current suppliers an immediate, temporary eight percent price reduction from existing levels to help weather this difficult period.

   Several domestic competitors recently have filed for Chapter 11 bankruptcy protection. This provides them with certain competitive advantages and further demonstrates the very difficult economic circumstances faced by the domestic industry.

   U. S. Steel Group's income from operations includes net pension credits, which are primarily noncash, associated with all of U. S. Steel's pension plans. Net pension credits were $266 million in 2000. At the end of

2000, U. S. Steel's main pension plans' transition asset was fully amortized, decreasing the pension credit by $69 million annually in future years for this component. In addition, for the year 2001, low marketplace returns on trust assets in the year 2000 and pending business combinations in the current year are expected to further reduce net pension credits to approximately $160 million. The above includes forward-looking statements concerning net pension credits which can vary depending upon the market performance of plan assets, changes in actuarial assumptions regarding such factors as the selection of a discount rate and rate of return on plan assets, changes in the amortization levels of transition amounts or prior period service costs, plan amendments affecting benefit payout levels, business combinations and profile changes in the beneficiary populations being valued. Changes in any of these factors could cause net pension credits to change. To the extent net pension credits decline in the future, income from operations would be adversely affected.

   The U. S. Steel Group includes a 16 percent equity method investment in Republic (through an ownership interest in Republic Technologies International Holdings, LLC ("Republic Holdings"), which is the sole owner of Republic). In the third quarter of 2000, Republic announced that it had completed a financial restructuring to improve its liquidity position. Republic raised approximately $30 million in loans from certain of its direct and indirect equity partners in exchange for notes of Republic and warrants to purchase Class D common stock of Republic Technologies International, Inc., Republic's majority owner. The U. S. Steel Group's portion was approximately $6 million and the U. S. Steel Group also agreed to certain deferred payment terms into the year 2002, up to a maximum of $30 million, with regard to Republic's obligations relating to iron ore pellets supplied to Republic. In its Form 10-Q for the period ended September 30, 2000, which was filed with the SEC on October 31, 2000, Republic Holdings stated that "Notwithstanding these efforts, [Republic Holdings] may need to obtain additional financing to meet its cash flow requirements, including financing from the sale of additional debt or equity securities." Republic Holdings also stated "As a result of the factors mentioned above, [Republic Holdings] is highly leveraged and could be considered a risky investment."

   At December 31, 2000, the U. S. Steel Group's financial exposure to Republic totaled approximately $131 million, consisting of amounts owed by Republic to the U. S. Steel Group and debt obligations assumed by Republic.

   In early October 2000, the U. S. Steel Group announced an agreement with LTV Corporation ("LTV") to purchase LTV's tin mill products business, including its Indiana Harbor, Indiana tin operations. This acquisition recently closed and was effective March 1, 2001. Terms of this noncash transaction call for the
U. S. Steel Group to assume certain employee-related obligations of LTV. The U.
S. Steel Group intends to operate these facilities as an ongoing business and tin mill employees at Indiana Harbor became U. S. Steel Group employees. The U.
S. Steel Group and LTV also entered into 5-year agreements for LTV to supply the U. S. Steel Group with pickled hot bands and for the U. S. Steel Group to provide LTV with processing of cold rolled steel.

   In October 2000, Transtar announced it had entered into a Reorganization and Exchange Agreement with its two voting shareholders. Upon closing, Transtar and certain of its subsidiaries, namely, the Birmingham Southern Railroad Company; the Elgin, Joliet and Eastern Railway Company; the Lake Terminal Railroad Company; the McKeesport Connecting Railroad Company; the Mobile River Terminal Company, Inc.; the Union Railroad Company; the Warrior & Gulf Navigation Company; and Tracks Traffic and Management Services, Inc. will become subsidiaries within the U. S. Steel Group. The other shareholder, Transtar Holdings, L.P., an affiliate of Blackstone Capital Partners L.P., will become the owner of the other subsidiaries.

   The preceding statements concerning anticipated steel demand, steel pricing, and shipment levels are forward-looking and are based upon assumptions as to future product prices and mix, and levels of steel production capability, production and shipments. These forward-looking statements can be affected by imports, domestic and international economies, domestic production capacity, the completion of the LTV and Transtar transactions, and customer demand. In the event these assumptions prove to be inaccurate, actual results may differ significantly from those presently anticipated.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Management Opinion Concerning Derivative Instruments

   USX uses commodity-based and foreign currency derivative instruments to manage its price risk. Management has authorized the use of futures, forwards, swaps and options to manage exposure to price fluctuations related to the purchase, production or sale of crude oil, natural gas, refined products, and nonferrous metals. For transactions that qualify for hedge accounting, the resulting gains or losses are deferred and subsequently recognized in income from operations, in the same period as the underlying physical transaction. Derivative instruments used for trading and other activities are marked-to-market and the resulting gains or losses are recognized in the current period in income from operations. While USX's risk management activities generally reduce market risk exposure due to unfavorable commodity price changes for raw material purchases and products sold, such activities can also encompass strategies that assume price risk.

   Management believes that use of derivative instruments along with risk assessment procedures and internal controls does not expose USX to material risk. The use of derivative instruments could materially affect USX's results of operations in particular quarterly or annual periods. However, management believes that use of these instruments will not have a material adverse effect on financial position or liquidity. For a summary of accounting policies related to derivative instruments, see Note 1 to the USX Consolidated Financial Statements.

Commodity Price Risk and Related Risks

   In the normal course of its business, USX is exposed to market risk or price fluctuations related to the purchase, production or sale of crude oil, natural gas, refined products and steel products. To a lesser extent, USX is exposed to the risk of price fluctuations on coal, coke, natural gas liquids, petroleum feedstocks and certain nonferrous metals used as raw materials.

   USX's market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand. However, USX uses fixed-price contracts and derivative commodity instruments to manage a relatively small portion of its commodity price risk. USX uses fixed-price contracts for portions of its natural gas production to manage exposure to fluctuations in natural gas prices. Certain derivative commodity instruments have the effect of restoring the equity portion of fixed-price sales of natural gas to variable market-based pricing. These instruments are used as part of USX's overall risk management programs.

   Sensitivity analyses of the incremental effects on pretax income of hypothetical 10% and 25% changes in commodity prices for open derivative commodity instruments as of December 31, 2000 and December 31, 1999, are provided for the Marathon Group in the following table. While the U. S. Steel Group uses derivative commodity instruments, its usage is immaterial to the results of operations.

                                                    Incremental Decrease
                                                             in
                                                        Pretax Income
                                                         Assuming a
                                                     Hypothetical Price
                                                        Change of(a)
                                                    ------------------------
                                                      2000          1999
                                                    ---------    -----------
Derivative Commodity Instruments                    10%  25%      10%   25%
--------------------------------                    ---- ----    ----- -----
                                                    (Dollars in millions)
Marathon Group(b)(c):
Crude oil(d)
  Trading.......................................... $--  $-- (e) $ 1.3 $ 7.7(e)
  Other than trading...............................  9.1 27.2(e)  16.5  54.0(e)
Natural gas(d)
  Trading..........................................  --   -- (e)   --    -- (f)
  Other than trading............................... 20.2 50.6(e)   4.7  16.8(f)
Refined products(d)
  Trading..........................................  --   -- (e)   --    -- (e)
  Other than trading...............................  6.1 16.5(e)   8.4  23.8(e)

--------
(a) Gains and losses on derivative commodity instruments are generally offset by price changes in the underlying commodity. Effects of these offsets are not reflected in the sensitivity analyses. Amounts reflect the estimated incremental effect on pretax income of hypothetical 10% and 25% changes in closing commodity prices for each open contract position at December 31, 2000 and December 31, 1999. Marathon Group management evaluates their portfolio of derivative commodity instruments on an ongoing basis and adds or revises strategies to reflect anticipated market conditions and changes in risk profiles. Changes to the portfolio subsequent to December 31, 2000, would cause future pretax income effects to differ from those presented in the table.
(b) The number of net open contracts varied throughout 2000, from a low of 12,252 contracts at July 5, to a high of 34,554 contracts at October 25, and averaged 21,875 for the year. The derivative commodity instruments used and hedging positions taken also varied throughout 2000, and will continue to vary in the future. Because of these variations in the composition of the portfolio over time, the number of open contracts, by itself, cannot be used to predict future income effects.
(c) The calculation of sensitivity amounts for basis swaps assumes that the physical and paper indices are perfectly correlated. Gains and losses on options are based on changes in intrinsic value only.
(d) The direction of the price change used in calculating the sensitivity amount for each commodity reflects that which would result in the largest incremental decrease in pretax income when applied to the derivative commodity instruments used to hedge that commodity.
(e) Price increase.
(f) Price decrease.

   In total, Marathon's exploration and production operations recorded net pretax other than trading activity losses of approximately $34 million in 2000, gains of $3 million in 1999 and losses of $3 million in 1998.

   Marathon's refining, marketing and transportation operations generally use derivative commodity instruments to lock-in costs of certain crude oil and other feedstocks, to protect carrying values of inventories and to protect margins on fixed-price sales of refined products. Marathon's refining, marketing and transportation operations recorded net pretax other than trading activity losses, net of the 38% minority interest in MAP, of approximately $116 million in 2000, and net pretax other than trading activity gains, net of the 38% minority interest in MAP, of $8 million in 1999 and $28 million in 1998. Marathon's refining, marketing and transportation operations used derivative instruments for trading activities and recorded net pretax trading activity losses, net of the 38% minority interest in MAP, of $11 million in 2000 and net pretax trading activity gains, net of the 38% minority interest in MAP, of $5 million in 1999.

   The U. S. Steel Group uses OTC commodity swaps to manage exposure to market risk related to the purchase of natural gas, heating oil and certain nonferrous metals. The U. S. Steel Group recorded net pretax other than trading activity gains of $2 million in 2000, losses of $4 million in 1999 and losses of $6 million in 1998. These gains and losses were offset by changes in the realized prices of the underlying hedged commodities.

   For additional quantitative information relating to derivative commodity instruments, including aggregate contract values and fair values, where appropriate, see Note 24 to the USX Consolidated Financial Statements.

   USX is subject to basis risk, caused by factors that affect the relationship between commodity futures prices reflected in derivative commodity instruments and the cash market price of the underlying commodity. Natural gas transaction prices are frequently based on industry reference prices that may vary from prices experienced in local markets. For example, New York Mercantile Exchange ("NYMEX") contracts for natural gas are priced at Louisiana's Henry Hub, while the underlying quantities of natural gas may be produced and sold in the Western United States at prices that do not move in strict correlation with NYMEX prices. To the extent that commodity price changes in one region are not reflected in other regions, derivative commodity instruments may no longer provide the expected hedge, resulting in increased exposure to basis risk. These regional price differences could yield favorable or unfavorable results. OTC transactions are being used to manage exposure to a portion of basis risk.

   USX is subject to liquidity risk, caused by timing delays in liquidating contract positions due to a potential inability to identify a counterparty willing to accept an offsetting position. Due to the large number of active participants, liquidity risk exposure is relatively low for exchange-traded transactions.

 Interest Rate Risk

   USX is subject to the effects of interest rate fluctuations on certain of its non-derivative financial instruments. A sensitivity analysis of the projected incremental effect of a hypothetical 10% decrease in year-end 2000 and 1999 interest rates on the fair value of USX's non-derivative financial instruments, is provided in the following table:

                                                 As of December 31,
                                      -----------------------------------------
                                                  2000                 1999
                                               Incremental          Incremental
                                               Increase in          Increase in
      Non-Derivative Financial          Fair      Fair       Fair      Fair
           Instruments(a)             Value(b)  Value(c)   Value(b)  Value(c)
      ------------------------        -------- ----------- -------- -----------
                                                (Dollars in millions)
Financial assets:
  Investments and long-term
   receivables(d)....................  $  211     $--       $  190     $--
Financial liabilities:
  Long-term debt(e)(f)...............  $4,549     $166      $4,278     $164
  Preferred stock of subsidiary(g)...     238       20         239       21
  USX obligated mandatorily
   redeemable convertible preferred
   securities of a subsidiary
   trust(g)..........................     119       10         169       15
                                       ------     ----      ------     ----
    Total liabilities................  $4,906     $196      $4,686     $200
                                       ======     ====      ======     ====

--------
(a) Fair values of cash and cash equivalents, receivables, notes payable, accounts payable and accrued interest, approximate carrying value and are relatively insensitive to changes in interest rates due to the short-term maturity of the instruments. Accordingly, these instruments are excluded from the table.
(b) See Note 25 to the USX Consolidated Financial Statements for carrying value of instruments.
(c) Reflects, by class of financial instrument, the estimated incremental effect of a hypothetical 10% decrease in interest rates at December 31, 2000 and December 31, 1999, on the fair value of USX's non-derivative financial instruments. For financial liabilities, this assumes a 10% decrease in the weighted average yield to maturity of USX's long-term debt at December 31, 2000 and December 31, 1999.
(d) For additional information, see Note 12 to the USX Consolidated Financial Statements.
(e)  Includes amounts due within one year.
(f) Fair value was based on market prices where available, or current borrowing rates for financings with similar terms and maturities. For additional information, see Note 14 to the USX Consolidated Financial Statements.
(g)  See Note 22 to the USX Consolidated Financial Statements.

   At December 31, 2000, USX's portfolio of long-term debt was comprised primarily of fixed-rate instruments. Therefore, the fair value of the portfolio is relatively sensitive to effects of interest rate fluctuations. This sensitivity is illustrated by the $166 million increase in the fair value of long-term debt assuming a hypothetical 10% decrease in interest rates. However, USX's sensitivity to interest rate declines and corresponding increases in the fair value of its debt portfolio would unfavorably affect USX's results and cash flows only to the extent that USX elected to repurchase or otherwise retire all or a portion of its fixed-rate debt portfolio at prices above carrying value.

 Foreign Currency Exchange Rate Risk

   USX is subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than

U.S. dollars, such as the Euro, the Slovak koruna and the Canadian dollar. USX has not generally used derivative instruments to manage this risk. However, USX has made limited use of forward currency contracts to manage exposure to certain currency price fluctuations. At December 31, 2000, USX had open Canadian dollar forward purchase contracts with a total carrying value of approximately $14 million compared to $52 million at December 31, 1999. A 10% increase in the December 31, 2000, Canadian dollar to U.S. dollar forward rate, would result in a charge to income of approximately $1 million. Last year, a 10% increase in the December 31, 1999, Canadian dollar to U.S. dollar forward rate, would have resulted in a charge to income of $5 million.

 Equity Price Risk

   USX is subject to equity price risk and liquidity risk related to its investment in VSZ, which is attributed to the U. S. Steel Group. These risks are not readily quantifiable.

 Safe Harbor

   USX's quantitative and qualitative disclosures about market risk include forward-looking statements with respect to management's opinion about risks associated with USX's use of derivative instruments. These statements are based on certain assumptions with respect to market prices and industry supply of and demand for crude oil, natural gas, refined products, steel products and certain raw materials. To the extent that these assumptions prove to be inaccurate, future outcomes with respect to USX's hedging programs may differ materially from those discussed in the forward-looking statements.

                 USX CORPORATION AND SUBSIDIARY COMPANIES


                   CONSOLIDATED STATEMENT OF OPERATIONS


                                (Unaudited)



                                              Second Quarter     Six Months
                                               Ended June 30    Ended June 30
                                              ---------------- ----------------
                                               2001     2000    2001     2000
                                              -------  ------- -------  -------
                                                       (In millions)
Revenues and other income:
  Revenues..................................  $10,844  $10,293 $20,960  $19,600
  Dividend and investee income..............       32       31     112       35
  Net gains on disposal of assets...........       24       15      44      122
  Gain (loss) on ownership change in
   Marathon Ashland Petroleum LLC...........       (7)       4      (6)       8
  Other income..............................       10        7      78       14
                                              -------  ------- -------  -------
    Total revenues and other income.........   10,903   10,350  21,188   19,779
                                              -------  ------- -------  -------
Costs and expenses:
  Cost of revenues (excludes items shown
   below)...................................    7,791    7,710  15,560   14,923
  Selling, general and administrative
   expenses.................................      204       67     329      138
  Depreciation, depletion and amortization..      385      318     761      639
  Taxes other than income taxes.............    1,269    1,237   2,450    2,400
  Exploration expenses......................       26       46      49       91
                                              -------  ------- -------  -------
    Total costs and expenses................    9,675    9,378  19,149   18,191
                                              -------  ------- -------  -------
Income from operations......................    1,228      972   2,039    1,588
Net interest and other financial costs......       86       92     109      187
Minority interest in income of Marathon
 Ashland Petroleum LLC......................      320      203     427      258
                                              -------  ------- -------  -------
Income before income taxes and cumulative
 effect of change in accounting principle...      822      677   1,503    1,143
Provision for income taxes..................      270      254     434      423
                                              -------  ------- -------  -------
Income before cumulative effect of change in
 accounting principle.......................      552      423   1,069      720
Cumulative effect of change in accounting
 principle..................................      --       --       (8)     --
                                              -------  ------- -------  -------
Net income..................................      552      423   1,061      720
Dividends on preferred stock................        2        2       4        4
                                              -------  ------- -------  -------
Net income applicable to common stocks......  $   550  $   421 $ 1,057  $   716
                                              =======  ======= =======  =======


   Selected notes to financial statements appear on pages E-87 to E-100.

                 USX CORPORATION AND SUBSIDIARY COMPANIES


             CONSOLIDATED STATEMENT OF OPERATIONS--(Continued)


                          INCOME PER COMMON SHARE


                                (Unaudited)



                                                                 Six Months
                                              Second Quarter        Ended
                                               Ended June 30       June 30
                                              ---------------- ----------------
                                               2001     2000    2001     2000
                                              -------  ------- -------  -------
                                               (Dollars in millions, except
                                                    per share amounts)
Applicable to Marathon Stock:
  Income before cumulative effect of change
   in accounting principle................... $   582  $   367 $ 1,090  $   621
    --Per share--basic.......................    1.88     1.18    3.53     1.99
--diluted....................................    1.88     1.18    3.52     1.99
  Cumulative effect of change in accounting
   principle.................................     --       --       (8)     --
    --Per share--basic.......................     --       --     (.03)     --
--diluted....................................     --       --     (.02)     --
  Net income................................. $   582  $   367 $ 1,082  $   621
    --Per share--basic and diluted...........    1.88     1.18    3.50     1.99
  Dividends paid per share...................     .23      .21     .46      .42
  Weighted average shares, in thousands......
    --Basic.................................. 309,101  312,233 308,928  312,180
    --Diluted................................ 309,627  312,431 309,338  312,359
Applicable to Steel Stock:
  Net income (loss).......................... $   (32) $    54 $   (25) $    95
    --Per share--basic.......................    (.36)     .62    (.28)    1.08
--diluted....................................    (.36)     .62    (.28)    1.07
  Dividends paid per share...................     .10      .25     .35      .50
  Weighted average shares, in thousands......
    --Basic..................................  89,005   88,499  88,906   88,461
    --Diluted................................  89,005   92,755  88,906   92,721


   Selected notes to financial statements appear on pages E-87 to E-100.

                 USX CORPORATION AND SUBSIDIARY COMPANIES


                  CONSOLIDATED BALANCE SHEET (Unaudited)



                                                             June 30 December 31
                                                              2001      2000
                                                             ------- -----------
                                                                (In millions)
                          ASSETS
Current assets:
  Cash and cash equivalents................................  $   723   $   559
  Receivables, less allowance for doubtful accounts of $131
   and $60.................................................    2,836     2,888
  Receivables subject to a security interest...............      350       350
  Inventories..............................................    2,926     2,813
  Deferred income tax benefits.............................      234       261
  Assets held for sale.....................................      --        330
  Other current assets.....................................      119       131
                                                             -------   -------
    Total current assets...................................    7,188     7,332
Investments and long-term receivables, less reserves of $39
 and $38...................................................    1,041       801
Property, plant and equipment, less accumulated
 depreciation, depletion and amortization of $16,810 and
 $16,222...................................................   12,977    12,114
Prepaid pensions...........................................    2,928     2,879
Other noncurrent assets....................................      380       275
                                                             -------   -------
    Total assets...........................................  $24,514   $23,401
                                                             =======   =======


   Selected notes to financial statements appear on pages E-87 to E-100.

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)



                                                            June 30  December 31
                                                             2001       2000
                                                            -------  -----------
                                                               (In millions)
           LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
  Notes payable...........................................  $   250    $   150
  Accounts payable........................................    3,547      3,774
  Payroll and benefits payable............................      418        432
  Accrued taxes...........................................      576        281
  Accrued interest........................................      114        108
  Long-term debt due within one year......................      436        287
                                                            -------    -------
    Total current liabilities.............................    5,341      5,032
Long-term debt, less unamortized discount.................    3,673      4,173
Deferred income taxes.....................................    2,070      2,020
Employee benefits.........................................    2,578      2,415
Deferred credits and other liabilities....................      715        724
Preferred stock of subsidiary.............................      250        250
USX obligated mandatorily redeemable convertible preferred
 securities of a subsidiary trust holding solely junior
 subordinated convertible debentures of USX...............      183        183
Minority interest in Marathon Ashland Petroleum LLC.......    2,010      1,840
STOCKHOLDERS' EQUITY
Preferred stock--
  6.50% Cumulative Convertible issued--2,404,487 shares
   and 2,413,487 shares ($120 and $121 liquidation
   preference, respectively)..............................        2          2
Common stocks:
  Marathon Stock issued--312,165,978 shares and
   312,165,978 shares.....................................      312        312
  Steel Stock issued--89,156,721 shares and 88,767,395
   shares.................................................       89         89
  Securities exchangeable solely into Marathon Stock
   issued--264,441 shares and 281,148 shares..............      --         --
Treasury common stock, at cost--Marathon Stock--3,256,789
 shares and 3,899,714 shares..............................      (87)      (104)
Additional paid-in capital................................    4,686      4,676
Deferred compensation.....................................      (30)        (8)
Retained earnings.........................................    2,731      1,847
Accumulated other comprehensive loss......................       (9)       (50)
                                                            -------    -------
    Total stockholders' equity............................    7,694      6,764
                                                            -------    -------
    Total liabilities and stockholders' equity............  $24,514    $23,401
                                                            =======    =======


   Selected notes to financial statements appear on pages E-87 to E-100.

                 USX CORPORATION AND SUBSIDIARY COMPANIES


                   CONSOLIDATED STATEMENT OF CASH FLOWS


                                (Unaudited)



                                                                Six Months
                                                               Ended June 30
                                                               --------------
                                                                2001    2000
                                                               -------  -----
                                                               (In millions)
Increase (decrease) in cash and cash equivalents
Operating activities:
Net income.................................................... $ 1,061  $ 720
Adjustments to reconcile to net cash provided from operating activities:
  Cumulative effect of change in accounting principle.........       8    --
  Minority interest in income of Marathon Ashland Petroleum
   LLC........................................................     427    258
  Depreciation, depletion and amortization....................     761    639
  Exploratory dry well costs..................................       6     32
  Pensions and other postretirement benefits..................     (42)  (157)
  Deferred income taxes.......................................    (179)   162
  Gain (loss) on ownership change in Marathon Ashland
   Petroleum LLC..............................................       6     (8)
  Net gains on disposal of assets.............................     (44)  (122)
  Changes in:
    Current receivables.......................................     150   (320)
    Inventories...............................................     (83)  (265)
    Current accounts payable and accrued expenses.............     (99)   213
  All other--net..............................................      51    (44)
                                                               -------  -----
    Net cash provided from operating activities...............   2,023  1,108
                                                               -------  -----
Investing activities:
Capital expenditures..........................................    (769)  (673)
Acquisition of Pennaco Energy, Inc............................    (506)   --
Disposal of assets............................................     115    230
Restricted cash--withdrawals..................................      26    161
        --deposits............................................     (15)  (194)
Investees--investments                                              (2)   (67)
    --loans and advances......................................      (5)   --
    --returns and payments....................................      10      2
All other--net                                                     (19)    23
                                                               -------  -----
     Net cash used in investing activities....................  (1,165)  (518)
                                                               -------  -----
Financing activities:
Commercial paper and revolving credit arrangements--net.......    (277)  (253)
Other debt--borrowings........................................     139    273
      --repayments............................................    (132)  (309)
Common stock repurchased......................................      (1)   --
Treasury stock reissued.......................................       3    --
Preferred stock repurchased...................................     --     (12)
Dividends paid................................................    (177)  (179)
Distributions to minority shareholder of Marathon Ashland
 Petroleum LLC................................................    (244)   (73)
                                                               -------  -----
     Net cash used in financing activities....................    (689)  (553)
                                                               -------  -----
Effect of exchange rate changes on cash.......................      (5)    (3)
                                                               -------  -----
Net increase in cash and cash equivalents.....................     164     34
Cash and cash equivalents at beginning of year................     559    133
                                                               -------  -----
Cash and cash equivalents at end of period.................... $   723  $ 167
                                                               =======  =====
Cash provided from operating activities included:
  Interest and other financial costs paid (net of amount
   capitalized)............................................... $  (178) $(179)
  Income taxes paid...........................................    (218)  (141)


   Selected notes to financial statements appear on pages E-87 to E-100.

                 USX CORPORATION AND SUBSIDIARY COMPANIES


            SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                (Unaudited)




   1. The information furnished in these financial statements is unaudited but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for the periods covered. All such adjustments are of a normal recurring nature unless disclosed otherwise. These financial statements, including selected notes, have been prepared in accordance with the applicable rules of the Securities and Exchange Commission and do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. Certain reclassifications of prior year data have been made to conform to 2001 classifications. Additional information is contained in the USX Annual Report on Form 10-K for the year ended December 31, 2000.


   2. Effective January 1, 2001, USX adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended by SFAS Nos. 137 and 138. This Standard, as amended, requires recognition of all derivatives at fair value as either assets or liabilities. Changes in the fair value of all derivatives are recognized immediately in earnings, unless the derivative qualifies as a hedge of future cash flows or certain foreign currency exposures. For derivatives qualifying as hedges of future cash flows or certain foreign currency exposures, the effective portion of any changes in fair value is recognized in a component of stockholders' equity called other comprehensive income (OCI) and then reclassified to earnings when the underlying anticipated transaction is consummated. Any ineffective portion of such hedges is recognized in earnings as it occurs. For derivatives designated as hedges of the fair value of recognized assets, liabilities or firm commitments, changes in the fair value of the hedged item are recognized immediately in earnings. Since changes in fair value of the related derivative are also recognized immediately in earnings, the net effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.


   USX uses commodity-based and foreign currency derivative instruments to manage its exposure to price risk. Management has authorized the use of futures, forwards, swaps and options to reduce the effects of fluctuations related to the purchase, production or sale of crude oil, natural gas, refined products and nonferrous metals and also certain business transactions denominated in foreign currencies.


   In order to apply hedge accounting under SFAS No. 133, USX is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective portion of the hedge. Generally, USX has not elected to designate derivative instruments as qualifying for hedge accounting treatment. As a result, the changes in fair value of most derivatives are recognized immediately in earnings, while the changes in the fair value of the underlying items generally are not recognized until the transaction is consummated. At the date of adoption, USX had one strategy that qualified as a hedge of the fair value of a firm commitment. This strategy continues to qualify for hedge accounting treatment. Additional strategies, which are hedges of future cash flows, were qualified as hedges on June 1, 2001.


   A portion of the cumulative effect adjustment relating to the adoption of SFAS No. 133 was recognized in OCI. The cumulative effect adjustment relates only to deferred gains or losses existing as of the close of business on December 31, 2000, for hedge transactions under prior accounting rules. A reconciliation of the changes in OCI relating to derivative instruments is as follows:



                                                  Second Quarter  Six Months
                                                      Ended          Ended
Deferred gain (loss), net of tax                  June 30, 2001  June 30, 2001
--------------------------------                  -------------- -------------
Beginning balance................................      $34            $--
Cumulative effect adjustment.....................       --             (8)
Reclassification of the cumulative effect
 adjustment into earnings........................       (7)            35
Changes in fair value............................       15             15
Reclassification to earnings.....................       --             --
                                                       ---            ---
Balance at June 30, 2001.........................      $42            $42
                                                       ===            ===

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)




   Of the $42 million recorded in OCI as of June 30, 2001, $18 million, net of income taxes, is expected to be reclassified to earnings over the 12-month period ending June 30, 2002. The actual amounts that will be reclassified to earnings over the next twelve months will vary as a result of continual changes in fair value.


   The ineffective portion of changes in the fair value of hedges of future cash flows recognized during the second quarter and six months of 2001 was a favorable $4 million before income taxes. This amount was included in revenues.


   The futures contracts used in cash flow hedge strategies vary in duration with certain contracts extending into 2002.


   USX employs one strategy qualifying as a hedge of the fair value of a firm commitment. There is no ineffectiveness associated with this hedge. The hedging instrument and the existing firm commitment contract are priced on the same underlying index. The over-the-counter swap agreement extends into 2008.


   USX did not have any foreign currency contracts that qualified for hedge accounting. The changes in fair value of the forward currency contracts are recognized immediately in earnings. These forward currency contracts have various maturities extending into 2001.


   In June 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141), No. 142 "Goodwill and Other Intangible Assets" (SFAS 142) and No. 143 "Accounting for Asset Retirement Obligations" (SFAS 143).


   SFAS 141 requires all business combinations completed after June 30, 2001, be accounted for under the purchase method. This standard also establishes for all business combinations made after June 30, 2001, specific criteria for the recognition of intangible assets separately from goodwill. SFAS 141 also requires that the excess of fair value of acquired assets over cost (negative goodwill) be recognized immediately as an extraordinary gain, rather than deferred and amortized. USX will account for all future business combinations under SFAS 141.


   SFAS 142 addresses the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for the intangible assets with finite lives will no longer be limited to forty years. USX will adopt SFAS 142 effective January 1, 2002, as required. At that time, amortization of existing goodwill will cease on the unamortized portion associated with previous acquisitions and certain investments accounted for under the equity method. This will have a favorable impact on the results of operations of approximately $5 million, net of tax, annually beginning in 2002. Additionally, SFAS 142 requires that unamortized negative goodwill associated with investments accounted for under the equity method and acquired before July 1, 2001, be recognized in income as a cumulative effect of change in accounting principle. USX expects to recognize a favorable cumulative effect of a change in accounting principle of approximately $35 million, net of tax, upon adoption. USX continues to evaluate the financial effects of the provisions of SFAS 142 pertaining to intangible assets other than goodwill.


   SFAS 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets, including: 1) the timing of liability recognition; 2) initial measurement of the liability; 3) allocation of asset retirement cost to expense; 4) subsequent measurement of the liability; and 5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)




related long-lived asset and subsequently allocated to expense using a systematic and rational method. USX will adopt the Statement effective January 1, 2003. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. At this time, USX cannot reasonably estimate the effect of the adoption of this Statement on either its financial position or results of operations.


   3. The Marathon Group's operations consist of three reportable operating segments: 1) Exploration and Production (E&P)--explores for and produces crude oil and natural gas on a worldwide basis; 2) Refining, Marketing and Transportation (RM&T)--refines, markets and transports crude oil and petroleum products, primarily in the Midwest and southeastern United States through Marathon Ashland Petroleum LLC (MAP); and 3) Other Energy Related Businesses
(OERB). OERB is an aggregation of two segments which fall below the quantitative reporting thresholds: 1) Natural Gas and Crude Oil Marketing and Transportation--markets and transports its own and third-party natural gas and crude oil in the United States; and 2) Power Generation--develops, constructs and operates independent electric power projects worldwide.


   The U. S. Steel Group consists of two reportable operating segments: 1) Domestic Steel and 2) U. S. Steel Kosice (USSK). Domestic Steel includes the United States operations of U. S. Steel while USSK includes the U. S. Steel Kosice operations primarily located in the Slovak Republic. Domestic Steel is engaged in the domestic production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services. USSK is engaged in the production and sale of steel mill products and coke and primarily serves central European markets.


   The results of segment operations for USX are as follows:



                                                                        Total
                                                                       Marathon
                                                    E&P     RM&T  OERB Segments
                                                   ------  ------ ---- --------
                                                          (In millions)
Second Quarter 2001
Revenues and other income:
  Customer........................................ $1,140  $7,536 $437  $9,113
  Intersegment(a).................................    136       7   19     162
  Intergroup(a)...................................      5     --     3       8
  Equity in earnings of unconsolidated investees..     16       8    7      31
  Other...........................................      9      17    5      31
                                                   ------  ------ ----  ------
    Total revenues and other income............... $1,306  $7,568 $471  $9,345
                                                   ======  ====== ====  ======
Segment income.................................... $  459  $  842 $ 10  $1,311
                                                   ======  ====== ====  ======
Second Quarter 2000
Revenues and other income:
  Customer........................................ $  957  $7,406 $305  $8,668
  Intersegment(a).................................    119      35   13     167
  Intergroup(a)...................................      6     --     6      12
  Equity in earnings (losses) of unconsolidated
   investees......................................     (3)      6    4       7
  Other...........................................      7      10    2      19
                                                   ------  ------ ----  ------
    Total revenues and other income............... $1,086  $7,457 $330  $8,873
                                                   ======  ====== ====  ======
Segment income.................................... $  356  $  529 $--   $  885
                                                   ======  ====== ====  ======

--------

(a) Intersegment and intergroup sales and transfers were conducted under terms comparable to those with unrelated parties.

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)




                                                      Total     Total
                                     Domestic      U. S. Steel Marathon
                                      Steel   USSK  Segments   Segments  Total
                                     -------- ---- ----------- -------- -------
                                                   (In millions)
Second Quarter 2001
Revenues and other income:
  Customer..........................  $1,447  $284   $1,731     $9,113  $10,844
  Intersegment(a)...................       2   --         2        162      164
  Intergroup(a).....................       2   --         2          8       10
  Equity in earnings (losses) of
   unconsolidated investees.........      (8)    1       (7)        31       24
  Other.............................      11   --        11         31       42
                                      ------  ----   ------     ------  -------
    Total revenues and other
     income.........................  $1,454  $285   $1,739     $9,345  $11,084
                                      ======  ====   ======     ======  =======
Segment income (loss)...............  $  (69) $ 41   $  (28)    $1,311  $ 1,283
                                      ======  ====   ======     ======  =======
Second Quarter 2000
Revenues and other income:
  Customer..........................  $1,625  $--    $1,625     $8,668  $10,293
  Intersegment(a)...................     --    --       --         167      167
  Intergroup(a).....................       4   --         4         12       16
  Equity in earnings of
   unconsolidated investees.........      14   --        14          7       21
  Other.............................      13   --        13         19       32
                                      ------  ----   ------     ------  -------
    Total revenues and other
     income.........................  $1,656  $--    $1,656     $8,873  $10,529
                                      ======  ====   ======     ======  =======
Segment income......................  $   68  $--    $   68     $  885  $   953
                                      ======  ====   ======     ======  =======

--------

(a) Intersegment and intergroup sales and transfers were conducted under terms comparable to those with unrelated parties.

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)




                                                                        Total
                                                                       Marathon
                                                 E&P     RM&T    OERB  Segments
                                                ------  ------- ------ --------
                                                        (In millions)
Six Months 2001
Revenues and other income:
  Customer..................................... $2,378  $14,278 $1,065 $17,721
  Intersegment(a)..............................    270       13     44     327
  Intergroup(a)................................     15      --       5      20
  Equity in earnings of unconsolidated
   investees...................................     36       14     11      61
  Other........................................     17       32      7      56
                                                ------  ------- ------ -------
    Total revenues and other income............ $2,716  $14,337 $1,132 $18,185
                                                ======  ======= ====== =======
Segment income................................. $1,059  $ 1,118 $   18 $ 2,195
                                                ======  ======= ====== =======
Six Months 2000
Revenues and other income:
  Customer..................................... $1,909  $13,833 $  655 $16,397
  Intersegment(a)..............................    188       55     32     275
  Intergroup(a)................................     11      --      11      22
  Equity in earnings (losses) of unconsolidated
   investees...................................     (4)      10      8      14
  Other........................................     10       21      6      37
                                                ------  ------- ------ -------
    Total revenues and other income............ $2,114  $13,919 $  712 $16,745
                                                ======  ======= ====== =======
Segment income................................. $  665  $   669 $   13 $ 1,347
                                                ======  ======= ====== =======

--------

(a) Intersegment and intergroup sales and transfers were conducted under terms comparable to those with unrelated parties.

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)




                                                      Total     Total
                                     Domestic      U. S. Steel Marathon
                                      Steel   USSK  Segments   Segments  Total
                                     -------- ---- ----------- -------- -------
                                                   (In millions)
Six Months 2001
Revenues and other income:
  Customer..........................  $2,709  $530   $3,239    $17,721  $20,960
  Intersegment(a)...................       3   --         3        327      330
  Intergroup(a).....................       4   --         4         20       24
  Equity in earnings of
   unconsolidated investees.........      39     1       40         61      101
  Other.............................      17     1       18         56       74
                                      ------  ----   ------    -------  -------
    Total revenues and other
     income.........................  $2,772  $532   $3,304    $18,185  $21,489
                                      ======  ====   ======    =======  =======
Segment income (loss)...............  $ (220) $ 82   $ (138)   $ 2,195  $ 2,057
                                      ======  ====   ======    =======  =======
Six Months 2000.....................
Revenues and other income:
  Customer..........................  $3,203  $--    $3,203    $16,397  $19,600
  Intersegment(a)...................     --    --       --         275      275
  Intergroup(a).....................       8   --         8         22       30
  Equity in earnings of
   unconsolidated investees.........       7   --         7         14       21
  Other.............................      26   --        26         37       63
                                      ------  ----   ------    -------  -------
    Total revenues and other
     income.........................  $3,244  $--    $3,244    $16,745  $19,989
                                      ======  ====   ======    =======  =======
Segment income......................  $  122  $--    $  122    $ 1,347  $ 1,469
                                      ======  ====   ======    =======  =======

--------

(a) Intersegment and intergroup sales and transfers were conducted under terms comparable to those with unrelated parties.


   The following schedules reconcile segment revenues and income to amounts reported in the Marathon and U. S. Steel Groups' financial statements:



                                                  Marathon       U. S. Steel
                                                Group Second    Group Second
                                                Quarter Ended   Quarter Ended
                                                   June 30         June 30
                                                --------------  --------------
                                                 2001    2000    2001    2000
                                                ------  ------  ------  ------
                                                       (In millions)
Revenues and other income:
  Revenues and other income of reportable
   segments.................................... $9,345  $8,873  $1,739  $1,656
  Items not allocated to segments--
    Gain (loss) on ownership change in MAP.....     (7)      4     --      --
  Elimination of intersegment revenues.........   (162)   (167)     (2)    --
                                                ------  ------  ------  ------
      Total Group revenues and other income.... $9,176  $8,710  $1,737  $1,656
                                                ======  ======  ======  ======
Income:
  Income (loss) for reportable segments........ $1,311  $  885  $  (28) $   68
  Items not allocated to segments:
    Gain (loss) on ownership change in MAP.....     (7)      4     --      --
    Administrative expenses....................    (34)    (29)     (8)     (5)
    Net pension credits........................    --      --       31      67
    Costs related to former business
     activities................................    --      --      (14)    (18)
    Costs related to Proposed Separation.......    (15)    --       (8)    --
                                                ------  ------  ------  ------
      Total Group income (loss) from
       operations.............................. $1,255  $  860  $  (27) $  112
                                                ======  ======  ======  ======

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)




                                                                 U. S. Steel
                                              Marathon Group        Group
                                                Six Months       Six Months
                                               Ended June 30    Ended June 30
                                              ----------------  --------------
                                               2001     2000     2001    2000
                                              -------  -------  ------  ------
                                                      (In millions)
Revenues and other income:
  Revenues and other income of reportable
   segments.................................. $18,185  $16,745  $3,304  $3,244
  Items not allocated to segments:
    Gain (loss) on ownership change in MAP...      (6)       8     --      --
    Other (a)................................      59       87     --      --
  Elimination of intersegment revenues.......    (327)    (275)     (3)    --
                                              -------  -------  ------  ------
      Total Group revenues and other income.. $17,911  $16,565  $3,301  $3,244
                                              =======  =======  ======  ======
Income:
  Income (loss) for reportable segments...... $ 2,195  $ 1,347  $ (138) $  122
  Items not allocated to segments:
    Gain (loss) on ownership change in MAP...      (6)       8     --      --
    Administrative expenses..................     (65)     (57)    (15)    (11)
    Net pension credits......................     --       --       72     132
    Costs related to former business
     activities..............................     --       --      (38)    (40)
    Costs related to Proposed Separation.....     (16)     --       (9)    --
    Other (a)................................      59       87     --      --
                                              -------  -------  ------  ------
      Total Group income (loss) from
       operations............................ $ 2,167  $ 1,385  $ (128) $  203
                                              =======  =======  ======  ======

--------

(a) Represents in 2001 for the Marathon Group, gain on offshore lease resolution with the U.S. Government and in 2000, gain on disposition of Angus/Stellaria.


   4. On November 24, 2000, USX acquired U. S. Steel Kosice, s.r.o. (USSK), which is primarily located in the Slovak Republic. USSK was formed in June 2000 to hold the steel operations and related assets of VSZ a.s. (VSZ), a diversified Slovak corporation. The acquisition was accounted for under the purchase method of accounting.


   In the first quarter 2001, Marathon Oil Company (Marathon) acquired Pennaco Energy, Inc. (Pennaco), a natural gas producer. Marathon acquired 87% of the outstanding stock of Pennaco through a tender offer completed on February 7, 2001 at $19 a share. On March 26, 2001, Pennaco was merged with a wholly owned subsidiary of Marathon. Under the terms of the merger, each share not held by Marathon was converted into the right to receive $19 in cash. The total cash purchase price of Pennaco was $506 million. The acquisition was accounted for under the purchase method of accounting. The excess of the purchase price over the preliminary fair value of net assets acquired (goodwill) was $64 million and was orginally to be amortized over 17 years. However, with the adoption of SFAS No. 142, effective January 1, 2002, USX will cease the amortization of goodwill and will test the unamortized balance for impairment on an annual basis. Results of operations for the six months of 2001 include the results of Pennaco from February 7, 2001.


   On March 1, 2001, USX completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, USX assumed approximately $66 million of certain employee related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for the six months of 2001 include the operations of East Chicago Tin from the date of acquisition.

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)




   On March 23, 2001, Transtar, Inc. (Transtar) completed its previously announced reorganization with its two voting shareholders, USX and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P. As a result of this transaction, USX became sole owner of Transtar and certain of its subsidiaries. Holdings became owner of the other subsidiaries of Transtar. USX accounted for the change in its ownership interest in Transtar using the purchase method of accounting. USX recognized in the six months of 2001 a pretax gain of $68 million (included in dividend and investee income) and a favorable deferred tax adjustment of $33 million related to this transaction. USX previously accounted for its investment in Transtar under the equity method of accounting.


   The following unaudited pro forma data for USX includes the results of operations of the above acquisitions giving effect to them as if they had been consummated at the beginning of the periods presented. The six months 2001 pro forma results exclude the $68 million gain and $33 million tax benefit recorded as a result of the Transtar transaction. In addition, VSZ did not historically provide historical carve-out financial information for its steel activities prepared in accordance with generally accepted accounting principles in the United States. Therefore, USX made certain estimates and assumptions regarding revenues and costs used in the preparation of the unaudited pro forma data relating to USSK for the six months of 2000.


   The following pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.



                                                                  Six Months
                                                                 Ended June 30
                                                                ----------------
                                                                 2001     2000
                                                                -------  -------
                                                                 (In millions,
                                                                  except per
                                                                share amounts)
Revenues and other income.....................................  $21,174  $20,402
Income before cumulative effect of change in accounting
 principle....................................................      964      740
Net income....................................................      956      740
Applicable to Marathon Stock:
Income before cumulative effect of change in accounting
 principle....................................................    1,087      603
  --Per share--basic and diluted..............................     3.52     1.93
Net income....................................................    1,079      603
  --Per share--basic and diluted..............................     3.49     1.93
Applicable to Steel Stock:
Net income (loss)(a)..........................................     (127)     133
  --Per share--basic..........................................    (1.43)    1.51
      --diluted...............................................    (1.43)    1.48

--------

(a) Amounts are net of dividends on preferred stock of $4 million.


   5. In December 2000, Marathon and Kinder Morgan Energy Partners, L.P. signed a definitive agreement to form a joint venture combining certain of their oil and gas producing activities in the U.S. Permian Basin, including Marathon's interest in the Yates Field. This transaction has allowed Marathon to expand its interests in the Permian Basin and improve access to materials for use in enhanced recovery techniques in the Yates Field. The joint venture, named MKM Partners L.P., commenced operations in January 2001 and is accounted for under the equity method of accounting.


   6. Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)




                                                               June
                                                                30   December 31
                                                               2001     2000
                                                              ------ -----------
                                                                (In millions)
Raw materials................................................ $  933   $  915
Semi-finished products.......................................    378      429
Finished products............................................  1,411    1,279
Supplies and sundry items....................................    204      190
                                                              ------   ------
  Total...................................................... $2,926   $2,813
                                                              ======   ======


   7. Total comprehensive income was $562 million for the second quarter of 2001, $420 million for the second quarter of 2000, $1,103 million for the six months of 2001 and $716 million for the six months of 2000.


   8. The method of calculating net income (loss) per share for the Marathon Stock and Steel Stock reflects the USX Board of Directors' intent that the separately reported earnings and surplus of the Marathon Group and the U. S. Steel Group, as determined consistent with the USX Restated Certificate of Incorporation, are available for payment of dividends on the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts. The financial statements of the Marathon Group and the U. S. Steel Group, taken together, include all accounts which comprise the corresponding consolidated financial statements of USX.


   Basic net income (loss) per share is calculated by adjusting net income
(loss) for dividend requirements of preferred stock and is based on the weighted average number of common shares outstanding.


   Diluted net income (loss) per share assumes conversion of convertible securities for the applicable periods outstanding and assumes exercise of stock options, provided in each case, the effect is not antidilutive.

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)




Computation of Income Per Share



                                             Second Quarter Ended June 30
                                          -------------------------------------
                                                2001                2000
                                          ------------------  -----------------
                                           Basic    Diluted    Basic   Diluted
                                          --------  --------  -------- --------
Marathon Group
Net income (millions).................... $    582  $    582  $    367 $    367
                                          ========  ========  ======== ========
Shares of common stock outstanding
 (thousands):
  Average number of common shares
   outstanding...........................  309,101   309,101   312,233  312,233
  Effect of dilutive securities--stock
   options...............................      --        526       --       198
                                          --------  --------  -------- --------
    Average common shares and dilutive
     effect..............................  309,101   309,627   312,233  312,431
                                          ========  ========  ======== ========
Net income per share..................... $   1.88  $   1.88  $   1.18 $   1.18
                                          ========  ========  ======== ========
U. S. Steel Group
Net income (loss) (millions):
  Net income (loss)...................... $    (30) $    (30) $     56 $     56
  Dividends on preferred stock...........        2         2         2        2
                                          --------  --------  -------- --------
  Net income (loss) applicable to Steel
   Stock.................................      (32)      (32)       54       54
  Effect of dilutive trust preferred
   securities............................      --        --        --         2
                                          --------  --------  -------- --------
    Net income (loss) assuming
     conversions......................... $    (32) $    (32) $     54 $     56
                                          ========  ========  ======== ========
Shares of common stock outstanding
 (thousands):
  Average number of common shares
   outstanding...........................   89,005    89,005    88,499   88,499
  Effect of dilutive securities--trust
   preferred securities..................      --        --        --     4,256
                                          --------  --------  -------- --------
    Average common shares and dilutive
     effect..............................   89,005    89,005    88,499   92,755
                                          ========  ========  ======== ========
Net income (loss) per share.............. $   (.36) $   (.36) $    .62 $    .62
                                          ========  ========  ======== ========

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)




Computation of Income Per Share



                                               Six Months Ended June 30
                                          -------------------------------------
                                                2001                2000
                                          ------------------  -----------------
                                           Basic    Diluted    Basic   Diluted
                                          --------  --------  -------- --------
Marathon Group
Net income (millions):
  Income before cumulative effect of
   change in accounting principle........ $  1,090  $  1,090  $    621 $    621
  Cumulative effect of change in
   accounting principle..................       (8)       (8)      --       --
                                          --------  --------  -------- --------
  Net income............................. $  1,082  $  1,082  $    621 $    621
                                          ========  ========  ======== ========
Shares of common stock outstanding
 (thousands):
  Average number of common shares
   outstanding...........................  308,928   308,928   312,180  312,180
  Effect of dilutive securities--stock
   options...............................      --        410       --       179
                                          --------  --------  -------- --------
    Average common shares and dilutive
     effect..............................  308,928   309,338   312,180  312,359
                                          ========  ========  ======== ========
Per share:
  Income before cumulative effect of
   change in accounting principle........ $   3.53  $   3.52  $   1.99 $   1.99
  Cumulative effect of change in
   accounting principle..................     (.03)     (.02)      --       --
                                          --------  --------  -------- --------
  Net income............................. $   3.50  $   3.50  $   1.99 $   1.99
                                          ========  ========  ======== ========
U. S. Steel Group
Net income (loss) (millions):
  Net income (loss)...................... $    (21) $    (21) $     99 $     99
  Dividends on preferred stock...........        4         4         4        4
                                          --------  --------  -------- --------
  Net income (loss) applicable to Steel
   Stock.................................      (25)      (25)       95       95
  Effect of dilutive trust preferred
   securities............................      --        --        --         4
                                          --------  --------  -------- --------
  Net income (loss) assuming
   conversions........................... $    (25) $    (25) $     95 $     99
                                          ========  ========  ======== ========
Shares of common stock outstanding
 (thousands):
  Average number of common shares
   outstanding...........................   88,906    88,906    88,461   88,461
  Effect of dilutive securities:
    Trust preferred securities...........      --        --        --     4,256
    Stock options........................      --        --        --         4
                                          --------  --------  -------- --------
    Average common shares and dilutive
     effect..............................   88,906    88,906    88,461   92,721
                                          ========  ========  ======== ========
Net income (loss) per share.............. $   (.28) $   (.28) $   1.08 $   1.07
                                          ========  ========  ======== ========


   9. Included in revenues and costs and expenses for the second quarter of 2001 and 2000 were $1,132 million and $1,108 million, respectively, representing excise taxes on petroleum products and merchandise. Similar amounts for the six months of 2001 and 2000 were $2,170 million and $2,147 million, respectively.


   10. The provision for income taxes for the periods reported is based on tax rates and amounts which recognize management's best estimate of current and deferred tax assets and liabilities.

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)


   Interest and other financial costs in the six months of 2001 included a favorable adjustment of $76 million and provision for income taxes included an unfavorable adjustment of $20 million, both of which are related to certain prior years' taxes.


   In the second quarter of 2001, the income tax provision included a foreign deferred tax benefit of $9 million related to a reduction in the statutory rate enacted in the Canadian province of Alberta.


   11. At June 30, 2001, USX had no borrowings against its $1,354 million long-term revolving credit facility and no borrowings against its $451 million short-term revolving credit facility.


   Certain banks provide USX with short-term lines of credit totaling $115 million which require a .125% fee or maintenance of compensating balances of 3%. At June 30, 2001, there were no borrowings against these facilities.


   At June 30, 2001, MAP had no borrowings against its $500 million revolving credit agreements with banks and had no amounts outstanding against its $190 million revolving credit agreement with Ashland, which was amended and extended for one year to March 15, 2002.


   At June 30, 2001, USSK had no borrowings against its $50 million short-term credit facility.


   At June 30, 2001, in the event of a change in control of USX, debt obligations totaling $3,330 million and operating lease obligations of $101 million may be declared immediately due and payable. In such event, USX may also be required to either repurchase the leased Fairfield slab caster for $100 million or provide a letter of credit to secure the remaining obligation.


   12. On February 16, 2001, USX borrowed $250 million under a six-month term loan facility agreement. The loan is unsecured and any borrowings bear interest at defined short-term market rates. At June 30, 2001, $250 million remained outstanding on this facility.


   On March 30, 2001, USX borrowed $30 million under a five-year promissory note agreement. The amount borrowed is unsecured and requires quarterly principal payments and interest at a rate of 6.57%. At June 30, 2001, $29 million was outstanding under the agreement.


   13. USX has a 16% investment in Republic Technologies International LLC (Republic) which was accounted for under the equity method of accounting. During the first quarter of 2001, USX discontinued applying the equity method since investments in and advances to Republic had been reduced to zero. Also, USX has recognized certain debt obligations of $14 million previously assumed by Republic. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. In the first quarter of 2001, as a result of Republic's action, USX recorded a pretax charge of $74 million for potentially uncollectible receivables from Republic.


   14. In 1998, USX redeemed all shares of USX-Delhi Group Common Stock. After the redemption, 50,000,000 shares of this stock remain authorized but unissued.


   15. USX is the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the consolidated financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)


be resolved unfavorably. See discussion of Liquidity in USX Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations.


   USX is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At June 30, 2001, and December 31, 2000, accrued liabilities for remediation totaled $216 million and $212 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Receivables for recoverable costs from certain states, under programs to assist companies in cleanup efforts related to underground storage tanks at retail marketing outlets, were $60 million at June 30, 2001, and $57 million at December 31, 2000.




   For a number of years, USX has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In the six months of 2001 and for the years 2000 and 1999, such capital expenditures totaled $23 million, $91 million and $78 million, respectively. USX anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.


   On May 11, 2001, MAP entered into a consent decree with the U.S. Environmental Protection Agency which commits it to complete certain agreed upon environmental capital projects over the next eight years primarily aimed at reducing air emissions at its seven refineries. The current estimated cost to complete these projects is approximately $270 million. In addition, MAP is required to complete certain agreed upon supplemental environmental projects as part of an enforcement action for alleged Clean Air Act violations, at a current estimated cost of $8 million. The consent decree is currently awaiting court approval.


   At June 30, 2001, and December 31, 2000, accrued liabilities for platform abandonment and dismantlement totaled $178 million and $162 million, respectively.


   Guarantees by USX of the liabilities of affiliated entities totaled $80 million at June 30, 2001. In the event that any defaults of guaranteed liabilities occur, USX has access to its interest in the assets of most of the affiliates to reduce losses resulting from these guarantees. As of June 30, 2001, the largest guarantee for a single affiliate was $48 million.


   At June 30, 2001, USX's pro rata share of obligations of LOOP LLC and various pipeline affiliates secured by throughput and deficiency agreements totaled $119 million. Under the agreements, USX is required to advance funds if the affiliates are unable to service debt. Any such advances are prepayments of future transportation charges.


   Contract commitments to acquire property, plant and equipment and long-term investments at June 30, 2001, totaled $568 million compared with $663 million at December 31, 2000.




   16. On July 31, 2001, USX announced that its board of directors approved the definitive plan of reorganization to separate the energy and steel business of USX (Proposed Separation). The Proposed Separation envisions a tax-free spin-off of the steel business of USX into a freestanding, publicly traded company to be known as United States Steel Corporation. Holders of current USX-U. S. Steel Group Common Stock will become holders of United States Steel Corporation Common Stock. Holders of current USX-Marathon Group Common Stock will become holders of Marathon Oil Corporation Common Stock. The Proposed Separation does not contemplate a cash distribution to stockholders. Each new company will carry

                 USX CORPORATION AND SUBSIDIARY COMPANIES

                                (Unaudited)


approximately the same assets and liabilities now associated with its existing businesses, except for a value transfer of approximately $900 million from Marathon Oil Corporation to United States Steel Corporation, intended to maintain United States Steel Corporation as a strong, independent company. The form of the value transfer will be a reattribution of USX corporate debt between the USX-Marathon Group and the USX-U. S. Steel Group. The Proposed Separation is subject to the approval of the holders of a majority of the outstanding shares of each class of current USX common stock, receipt of a favorable private letter ruling from the Internal Revenue Service ("IRS") on the tax-free nature of the transaction, completion of necessary financing arrangements and receipt of necessary regulatory and third party consents. The transaction is expected to occur on or about December 31, 2001. Costs related to the Proposed Separation include professional fees and other expenses and are included in selling, general and administrative expenses. These costs in the second quarter and six months of 2001 were $23 million and $25 million, respectively.


   17. On July 2, 2001, a corporate reorganization was implemented to create a new holding company structure. USX became a holding company that owns all of the outstanding equity of Marathon Oil Company, an Ohio Corporation which, directly and indirectly, owns and operates the businesses of the USX-Marathon Group, and United States Steel LLC, a Delaware limited liability company which owns and operates the businesses of the USX-U. S. Steel Group. The reorganization will not have any impact on the results of operations or financial position of USX Corporation, the Marathon Group or the U. S. Steel Group.


   This reorganization in corporate form is independent of the Proposed Separation of the energy and steel businesses of USX Corporation.


   18. On July 27, 2001, United States Steel LLC and United States Steel LLC's wholly owned subsidiary, United States Steel Financing Corp., issued $385 million of Senior Notes due August 1, 2008 (Notes), at an interest rate of
10.75 percent. The Notes were issued to meet, in part, the conditions of the Proposed Separation related to the completion of necessary financing arrangements. These notes are guaranteed by USX Corporation until completion of the Proposed Separation, at which time they will be solely the obligation of United States Steel Corporation. The notes may be redeemed if the Proposed Separation does not occur.


   The Notes contain certain restrictive covenants that became effective on the date of issue. These convenants impose restrictions on certain activities of United States Steel. Most of these covenants apply only when the Notes are not rated investment grade.

                              USX CORPORATION


        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES


                       AND PREFERRED STOCK DIVIDENDS


                    TOTAL ENTERPRISE BASIS--(Unaudited)


                           CONTINUING OPERATIONS



   Six Months Ended
        June 30                            Year Ended December 31
   -------------------          ---------------------------------------------------------------------
    2001        2000            2000           1999           1998           1997           1996
   ------       -----           ----           ----           ----           ----           ----
    11.18        6.58           3.79           4.20           3.45           3.63           3.41
   ======       =====           ====           ====           ====           ====           ====

                                USX CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS--(Unaudited)
                             CONTINUING OPERATIONS

   Six Months Ended
        June 30                            Year Ended December 31
   -------------------          ---------------------------------------------------------------------
    2001        2000            2000           1999           1998           1997           1996
   ------       -----           ----           ----           ----           ----           ----
    11.56        6.74           3.89           4.32           3.56           3.79           3.65
   ======       =====           ====           ====           ====           ====           ====

                 USX CORPORATION AND SUBSIDIARY COMPANIES


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF


               FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   USX Corporation ("USX") is a diversified company that is principally engaged in the energy business through its Marathon Group and in the steel business through its U. S. Steel Group. The following discussion should be read in conjunction with the second quarter 2001 USX Consolidated Financial Statements and Selected Notes to Financial Statements. For income per common share amounts applicable to USX's two classes of common stock, USX-Marathon Group Common Stock ("Marathon Stock") and USX-U. S. Steel Group Common Stock ("Steel Stock"), see Consolidated Statement of Operations--Income per Common Share. For individual Group results, see Management's Discussion and Analysis of Financial Condition and Results of Operations for the Marathon Group and the U. S. Steel Group. For operating statistics, see Supplemental Statistics following Management's Discussion and Analysis of Financial Condition and Results of Operations for each of the respective Groups.


   On July 31, 2001, USX announced that its board of directors approved the definitive plan of reorganization to separate the energy and steel businesses of USX ("Proposed Separation"). The Proposed Separation envisions a tax-free spin-off of the steel business of USX into a freestanding, publicly traded company to be known as United States Steel Corporation. Holders of current Steel Stock would become holders of United States Steel Corporation Common Stock. Holders of current Marathon Stock would become holders of Marathon Oil Corporation Common Stock. The Proposed Separation does not contemplate a cash distribution to stockholders. Each new company will carry approximately the same assets and liabilities now associated with its existing business, except for a value transfer of approximately $900 million from Marathon Oil Corporation to United States Steel Corporation, intended to maintain United States Steel Corporation as a strong, independent company. The form of the value transfer will be a reattribution of USX corporate debt between the USX-Marathon Group and the USX-U. S. Steel Group. The Proposed Separation is subject to the approval of the holders of a majority of the outstanding shares of each class of current USX common stock, receipt of a favorable private letter ruling from the Internal Revenue Service ("IRS") on the tax-free nature of the transaction, completion of necessary financing arrangements, and receipt of necessary regulatory and third party consents. The transaction is expected to occur on or about December 31, 2001.


   On July 2, 2001, a corporate reorganization was implemented to create a new holding company structure. USX became a holding company that owns all of the outstanding equity of Marathon Oil Company, a Ohio Corporation which, directly and indirectly, owns and operates the businesses of the USX-Marathon Group, and United States Steel LLC, a Delaware limited liability company which owns and operates the businesses of the USX-U. S. Steel Group. The reorganization will not have any impact on the results of operations or financial position of USX Corporation, the Marathon Group or the U. S. Steel Group. This reorganization in corporate form is independent of the Proposed Separation of the energy and steel businesses of USX Corporation.


   Certain sections of Management's Discussion and Analysis include forward-looking statements concerning trends or events potentially affecting USX. These statements typically contain words such as "anticipates", "believes", "estimates", "expects" or similar words indicating that future outcomes are uncertain. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in the forward-looking statements. For additional risk factors affecting the businesses of USX, see Supplementary Data--Disclosures About Forward-Looking Statements in the USX Annual Report on Form 10-K for the year ended December 31, 2000 and subsequent filings.

                   USX CORPORATION AND SUBSIDIARY COMPANIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

Results of Operations


   Revenues and other income for the first six months of 2001 and 2000 are set forth in the following table:



                                                                 Six Months
                                                                Ended June 30
                                                               ----------------
                                                                2001     2000
                                                               -------  -------
                                                                 (Dollars in
                                                                  millions)
Revenues and other income Marathon Group...................... $17,911  $16,565
 U. S. Steel Group............................................   3,301    3,244
 Eliminations.................................................     (24)     (30)
                                                               -------  -------
   Total revenues and other income............................ $21,188  $19,779
Less:
 Excise taxes(a)..............................................   2,170    2,147
 Matching buy/sell transactions(a)............................   2,130    2,295
                                                               -------  -------
   Revenues and other income excluding above items............ $16,888  $15,337
                                                               =======  =======
--------
(a) Consumer excise taxes on petroleum products and merchandise and matching crude oil and refined products buy/sell transactions settled in cash are included in both revenues and costs and expenses for the Marathon Group and USX consolidated.

   Revenues and other income (excluding excise taxes and matching buy/sell transactions) for the first six months of 2001 increased $1,551 million as compared with the same period of 2000, reflecting increases of $1,488 million for the Marathon Group and $57 million for the U. S. Steel Group.

   For discussion of revenues and other income by Group, see Management's
Discussion and Analysis of Financial Condition and Results of Operations for the Marathon Group and the U. S. Steel Group.

   Income from operations for the the first six months of 2001 and 2000 are set forth in the following table:

                                                                 Six Months
                                                                Ended June 30
                                                               ----------------
                                                                2001     2000
                                                               -------  -------
                                                                 (Dollars in
                                                                  millions)
Reportable segments
 Marathon Group
  Exploration & production.................................... $ 1,059  $   665
  Refining, marketing & transportation........................   1,118      669
  Other energy related businesses.............................      18       13
                                                               -------  -------
   Income for reportable segments--Marathon Group............. $ 2,195  $ 1,347
 U. S. Steel Group
  Domestic Steel.............................................. $  (220) $   122
  U. S. Steel Kosice..........................................      82      --
                                                               -------  -------
   Income (loss) for reportable segments--U. S. Steel Group... $  (138) $   122
   Income for reportable segments--USX Corporation............   2,057    1,469
Items not allocated to segments:
  Marathon Group..............................................     (28)      38
  U. S. Steel Group...........................................      10       81
                                                               -------  -------
   Total income from operations--USX Corporation.............. $ 2,039  $ 1,588

                    USX CORPORATION AND SUBSIDIARY COMPANIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

   Income for reportable segments in the first six months of 2001 increased by $588 million compared with the first six months of 2000, reflecting an increase of $848 million for the Marathon Group reportable segments and a decrease of $260 million for the U. S. Steel Group reportable segments.


   For discussion of income from operations by segment, see Management's Discussion and Analysis of Financial Condition and Results of Operations for the Marathon Group and the U. S. Steel Group.


   Net interest and other financial costs for the first six months of 2001 included a favorable adjustment of $76 million related to prior years' taxes. Excluding this adjustment, net interest and other financial costs for the first six months of 2001 decreased $2 million compared to the same period in 2000.


   The minority interest in income of MAP, which represents Ashland's 38 percent ownership interest, increased $169 million in the first six months of 2001 due to higher MAP income. For further discussion, see Management Discussion and Analysis of Financial Condition and Results of Operations for the Marathon Group.


   Provisions for income taxes of $434 million for the first six months of 2001 was based on tax rates and amounts that recognize management's best estimate of current and deferred tax assets and liabilities. In the first six months of 2001, the provision included a $33 million tax benefit associated with the Transtar reorganization, a foreign deferred tax benefit of $9 million related to a reduction in the statutory rate enacted in the Canadian province of Alberta and an unfavorable adjustment of $20 million primarily related to the settlement of prior years' taxes.


   Cumulative effect of change in accounting principle of $8 million, net of a tax benefit of $5 million, in the first six months of 2001 was an unfavorable transition adjustment related to adopting SFAS No. 133. For further discussion, see Note 2 to the USX Consolidated Financial Statements.


   Net income was $1,061 million for the first six months of 2001, an increase of $341 million compared with the first six months of 2000, reflecting an increase of $461 million for the Marathon Group and a $120 million decrease for the U. S. Steel Group.


Dividends to Stockholders


   On July 31, 2001, the USX Board of Directors (the "Board") declared dividends of 23 cents per share on Marathon Stock and 10 cents per share on Steel Stock, payable September 10, 2001, to stockholders of record at the close of business on August 16, 2001. The Board also declared a dividend of $0.8125 per share on USX's 6.50% Cumulative Convertible Preferred Stock, payable September 28, 2001, to stockholders of record at the close of business on August 31, 2001.


   On August 13, 2001, Marathon Oil Canada Limited, an indirect subsidiary of Marathon Oil Company, will redeem its non-voting Exchangeable Shares through an exchange for shares of Marathon Stock on a one-for-one basis.


Balance Sheet


   Current assets at June 30, 2001 decreased $144 million from year-end 2000 primarily due to decreases in assets held for sale, accounts receivable and deferred income tax benefits, partially offset by increases in cash and cash equivalents and inventories. The decrease in assets held for sale resulted from the reclassification of the Yates field assets to investments and long-term receivables.

                    USX CORPORATION AND SUBSIDIARY COMPANIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

   Investments and long-term receivables increased $240 million from year-end 2000, primarily due to the reclassification of the Yates field assets from assets held for sale to an investment in MKM Partners L.P.


   Net property, plant and equipment at June 30, 2001 increased $863 million from year-end 2000 primarily due to the acquisitions of Pennaco Energy, Inc. ("Pennaco") and East Chicago Tin and the consolidation of Transtar.


   Current liabilities at June 30, 2001 increased $309 million compared to year-end 2000 primarily due to an increase in accrued taxes, debt due within one year and notes payable, partially offset by a decrease in accounts payable. The increase in accrued taxes was primarily related to the settlement of prior years' taxes.


   Total long-term debt and notes payable was $4,359 million at June 30, 2001, $251 million lower than year-end 2000. Debt decreased due to increased cash available for debt reduction. As a result, revolving credit agreements and outstanding commercial paper were reduced, partially offset by increased borrowings from a six-month term loan facility agreement and a new five-year promissory note agreement. Most of the debt is a direct obligation of, or is guaranteed by, USX.


   Employee benefits at June 30, 2001 increased $163 million compared to year-end 2000 primarily due to the addition of employees with the Transtar consolidation and the acquisition of the tin mill products business of LTV Corporation.


   Minority interest in Marathon Ashland Petroleum LLC increased by $170 million from year-end 2000 due to Ashland's share of recorded MAP income exceeding cash distributions to Ashland.


   Total stockholders' equity increased $930 million from year-end 2000 primarily due to increased net income, partially offset by dividends paid.


Cash Flows


   Net cash provided from operating activities totaled $2,023 million in the first six months of 2001, a $915 million increase from the first six months of 2000, reflecting increases of $789 million for the Marathon Group and $126 million for the U. S. Steel Group. The increases primarily reflect higher net income and lower use of working capital. For details, see Management's Discussion and Analysis of Financial Condition and Results of Operation for each Group.


   Capital expenditures for property, plant and equipment in the first six months of 2001 were $769 million compared with $673 million for the first six months of 2000. For further details, see Management's Discussion and Analysis of Financial Condition and Results of Operations for each of the respective Groups.


   Contract commitments to acquire property, plant and equipment and long-term investments at June 30, 2001, totaled $568 million compared with $663 million at December 31, 2000. In addition, MAP has a commitment to spend approximately $270 million over the next eight years for future environmental projects.


   The acquisition of Pennaco Energy, Inc. included cash payments of $506 million. For further discussion of Pennaco, see Note 4 to the USX Consolidated Financial Statements.


   Cash from disposal of assets was $115 million in the first six months of 2001, compared with $230 million in the first six months of 2000. Proceeds in 2001 were for the disposition of various Canadian oil fields, SSA stores, and various domestic production properties. Proceeds in 2000 were mainly from the disposition of Marathon's 33.34 percent interest in the Angus/Stellaria development in the Gulf of Mexico.

                    USX CORPORATION AND SUBSIDIARY COMPANIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

   The net change in restricted cash was a net withdrawal of $11 million in the first six months of 2001, compared with a net deposit of $33 million in the first six months of 2000. Restricted cash in both periods primarily reflected the net effects of cash deposited and withdrawn from domestic production property dispositions and acquisitions.


   Financial obligations (the net of commercial paper and revolving credit agreements and other debt borrowings and repayments on the Consolidated Statement of Cash Flows) decreased $270 million in the first six months of 2001 compared with a decrease of $289 million in the first six months of 2000. The decrease in 2001 reflects net cash provided from operating activities and asset sales in excess of cash used for capital expenditures, acquisitions, dividend payments and minority interest distributions.


   Distributions to minority shareholder of MAP were $244 million in the first six months of 2001, compared with $73 million in the first six months of 2000. For further details, see Management's Discussion and Analysis of Financial Condition and Results of Operations for the Marathon Group.


Debt and Preferred Stock Ratings


   Standard & Poor's Corp. rates USX's and Marathon's senior debt BBB, USX's subordinated debt BBB- and preferred stock BB+. Moody's Investor Services, Inc. rates USX's and Marathon's senior debt Baa1, USX's subordinated debt Baa2 and preferred stock Baa3. Fitch IBCA Duff & Phelps rates USX's senior notes BBB and USX's subordinated debt as BBB-. All senior debt of USX holds an investment grade rating. In connection with the Proposed Separation, Standard & Poor's reported that they had assigned a corporate credit rating of BBB+ for Marathon Oil Corporation with a stable outlook and a corporate credit rating of BB to United States Steel Corporation with a negative outlook, assuming the Proposed Separation is completed. Moody's has assigned a Ba1 senior implied rating to United States Steel Corporation with a stable outlook. Additionally, Standard & Poor's and Moody's have assigned BB and Ba2 ratings, respectively, to United States Steel LLC's $385 million senior unsecured note offering.


Liquidity


   At June 30, 2001, USX had no borrowings against its $1,354 million long-term revolving credit agreement, no borrowings against its $451 million 364-day facility and no commercial paper borrowings. There were no borrowings against USX's short-term lines of credit totaling $115 million at June 30, 2001. At June 30, 2001, there were no borrowings against the USSK short-term credit facility. At June 30, 2001, MAP had no borrowings against its revolving credit agreements with banks and no amounts outstanding against its revolving credit agreement with Ashland, which was amended and extended for one year to March 15, 2002.


   At June 30, 2001, USX had $250 million outstanding under a six-month term loan facility expiring August 16, 2001 and $29 million outstanding under a five-year promissory note agreement expiring in 2006.


   On July 27, 2001, United States Steel LLC and United States Steel LLC's wholly owned subsidiary, United States Steel Financing Corp., issued $385 million of Senior Notes due August 1, 2008 ("Notes"), at an interest rate of
10.75 percent. The Notes were issued to meet, in part, the conditions of the Proposed Separation related to the completion of necessary financing arrangements. These Notes are guaranteed by USX Corporation until completion of the Proposed Separation, at which time they will be solely the obligation of United States Steel Corporation. The Notes allow their redemption if the Proposed Separation does not occur. In accordance with USX's policy of managing most financial activity on a centralized, consolidated basis, the proceeds from the issuance of these Notes will be attributed to and reflected in the financial statements of both

                    USX CORPORATION AND SUBSIDIARY COMPANIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)



groups. The Notes contain covenants that impose significant restrictions on certain activities of United States Steel Corporation. For a description of these covenants see "Management's Discussion and Analysis of Financial Condition and Results of Operation for the U. S. Steel Group--Liquidity" on page 99.


   Capital expenditures in the first six months of 2001 were $769 million and are expected to be approximately $2.1 billion for the full year, including expenditures by recently acquired businesses. Contract commitments for capital expenditures at June 30, 2001 totaled $568 million.


   USX management believes that its short-term and long-term liquidity is adequate to satisfy its obligations as of June 30, 2001, to complete currently authorized capital spending programs and to complete the Proposed Separation. Future requirements for USX's business needs, including the funding of capital expenditures, debt maturities for the balance of 2001 and years 2002 and 2003, and any amounts that may ultimately be paid in connection with contingencies (which are discussed in Note 15 to the USX Consolidated Financial Statements), are expected to be financed by a combination of internally generated funds, proceeds from the sale of stock, borrowings and other external financing sources. Until the Proposed Separation is implemented or abandoned, USX management believes that it will be more difficult to access traditional debt and equity markets.


   USX management's opinion concerning liquidity and USX's ability to avail itself in the future of the financing options mentioned in the above forward-looking statements are based on currently available information. To the extent that this information proves to be inaccurate, future availability of financing may be adversely affected. Factors that could affect the availability of financing include the performance of each Group (as measured by various factors including cash provided from operating activities), the state of worldwide debt and equity markets, investor perceptions and expectations of past and future performance, the overall U.S. financial climate, and, in particular, with respect to borrowings, by levels of USX's outstanding debt and credit ratings by rating agencies.


Environmental Matters, Contingencies and Commitments


   USX has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of USX's products and services, operating results will be adversely affected. USX believes that domestic competitors of the U. S. Steel Group and substantially all the competitors of the Marathon Group are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and the specific products and services it provides.


   USX has been notified that it is a potentially responsible party ("PRP") at 33 waste sites under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as of June 30, 2001. In addition, there are 20 sites where USX has received information requests or other indications that USX may be a PRP under CERCLA but where sufficient information is not presently available to confirm the existence of liability. There are also 145 additional sites, excluding retail gasoline stations, where remediation is being sought under other environmental statutes, both federal and state, or where private parties are seeking remediation through discussions or litigation. Of these sites, 14 were associated with properties conveyed to MAP by Ashland for which Ashland has retained liability for substantially all costs associated with remediation. At many of these sites, USX is one of a number of parties involved and the total cost of remediation, as well as USX's share thereof, is frequently dependent upon the outcome of investigations and remedial studies. USX accrues for environmental remediation activities when the responsibility to remediate is

                    USX CORPORATION AND SUBSIDIARY COMPANIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)



probable and the amount of associated costs is reasonably determinable. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required.


   New Tier II gasoline rules, which were finalized by the U.S. Environmental Protection Agency ("EPA") in February 2000, and the diesel fuel rules, which were finalized in January 2001, require substantially reduced sulfur levels. The combined capital cost to achieve compliance with the gasoline and diesel regulations could amount to approximately $700 million between 2003 and 2005. This is a forward-looking statement and can only be a broad-based estimate due to the ongoing evolution of regulatory requirements. Some factors (among others) that could potentially affect gasoline and diesel fuel compliance costs include obtaining the necessary construction and environmental permits, operating and logistical considerations, and unforeseen hazards such as weather conditions.


   In October 1996, EPA Region V issued a Finding of Violation against the Robinson refinery alleging that it does not qualify for an exemption under the National Emission Standards for Benzene Waste Operations pursuant to the CAA, because the refinery's Total Annual Benzene releases exceed the limitation of 10 megagrams per year, and as a result, the refinery is in violation of the emission control, record keeping, and reports requirements. The Marathon Group contends that it does qualify for the exemption. However, in February 1999, the U.S. Department of Justice ("DOJ") in Chicago, Illinois, filed a civil complaint in the U.S. District Court for the Southern District of Illinois alleging six counts of violations of the CAA with respect to the benzene releases. The case has been settled in concept with Marathon and MAP agreeing to pay a combined $1.6 million civil penalty and the performance of $125,000 in supplemental environmental projects as part of an enforcement action for alleged Clean Air Act violations. A negotiated consent decree was filed with the Court May 11, 2001 and approval by the Court is anticipated in the third quarter 2001.


   In 1998, the EPA conducted multi-media inspections of MAP's Detroit and Robinson refineries covering compliance with the Clean Air Act, the Clean Water Act, reporting obligations under the Emergency Planning and Community Right to Know Act, and CERCLA and the handling of process waste. The EPA served a total of six Notices of Violation ("NOV") and Findings of Violation as a result of these inspections. On May 11, 2001, a consent decree was lodged with a federal court in Detroit, Michigan, where MAP settled with the EPA certain New Source Review ("NSR") and other air compliance issues as well as issues related to the EPA's 1998 multi-media inspections of the Detroit and Robinson refineries. MAP's settlement with the EPA includes all of MAP's refineries and commits MAP to specific control technologies and implementation schedules for approximately $270 million in environmental capital expenditures and improvements to MAP's refineries over approximately an eight year period that are consistent with MAP's current capital spending plans. It also commits MAP to payment of an aggregate civil penalty in the amount of $3.8 million and the performance of about $8 million in supplemental environmental projects as part of an enforcement action for alleged Clean Air Act violations. MAP believes that the settlement will provide MAP with increased permitting and operating flexibility while achieving significant emission reductions. Approval of the consent decree by the court is expected in the third quarter of 2001.


   In 2000, the Kentucky Natural Resources and Environmental Cabinet sent Marathon Ashland Pipe Line LLC a NOV seeking a civil penalty associated with a pipeline spill earlier that year in Winchester, Kentucky. MAP has settled this NOV in concept for a $170,000 penalty and reimbursement of response costs up to $131,000. A final consent decree is expected in the third quarter 2001.


   In October 1996, USX was notified by the Indiana Department of Environmental Management ("IDEM") acting as lead trustee, that IDEM and the U.S. Department of the Interior had concluded a preliminary investigation of potential injuries to natural resources related to the releases of hazardous substances from

                    USX CORPORATION AND SUBSIDIARY COMPANIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)



various municipal and industrial sources along the east branch of the Grand Calumet River and Indiana Harbor Canal. The public trustees completed a pre-assessment screen pursuant to federal regulations and have determined to perform a Natural Resource Damages Assessment. USX was identified as a PRP along with 15 other companies owning property along the river and harbor canal. USX and eight other PRPs have formed a joint defense group. In 2000, the trustees concluded their assessment of sediment injuries, which includes a technical review of environmental conditions. The PRP joint defense group has proposed terms for the settlement of this claim which have been endorsed by representatives of the trustees and the EPA to be included in a consent decree that USX expects will resolve this claim. A reserve has been established for the USX share of this anticipated settlement.


   The Berks Associates/Douglassville Site ("Berks Site") is situated on a 50-acre parcel located on the Schuylkill River in Berks County, Pa. Used oil and solvent reprocessing operations were conducted on the Berks Site between 1941 and 1986. In September 1997, USX signed a consent decree to conduct a feasibility study at the site relating to the alternative remedy. In 1999, a new Record of Decision was approved by the EPA and the U.S. Department of Justice. On January 19, 2001, USX signed a consent decree with the EPA to remediate this site. On April 6, 2001, USX paid $.4 million for costs associated with this site. The only remaining outstanding claim is the natural resource damages claim filed by the Commonwealth of Pennsylvania.


   In 1987, the California Department of Health Services ("DHS") issued a remedial action order for the GBF/Pittsburg landfill near Pittsburg, California. DHS alleged that from 1972 through 1974, Pittsburg Works arranged for the disposal of approximately 2.6 million gallons of waste oil, sludge, caustic mud and acid, which were eventually taken to this landfill for disposal. In 2000, the parties reached a buyout arrangement with a third party remediation firm, whereby the firm agreed to take title to and remediate the site and also indemnify the PRPs. This commitment was backed by pollution insurance. USX's share to participate in the buyout was approximately $1.1 million. Payment of the USX buyout amount was made December 2000. Title to the site was transferred to the remediation firm on January 31, 2001.


   In November 2000, a NOV was issued by the Jefferson County Health Department ("JCHD") alleging violation of the Halogenated Solvent National Emission Standards for Hazardous Air Pollutants and the JCHD Volatile Organic Compound ("VOC") regulations at the sheet mill stretch leveler at Fairfield Works. U. S. Steel Group proposed a civil penalty of $100,000 and a VOC emission limit, which have been agreed to by JCHD. A consent order was executed and approved by the court in May 2001. The penalty was paid by U. S. Steel Group in June 2001.


   USX is the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment (see Note 15 to the USX Consolidated Financial Statements for a discussion of certain of these matters). The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the USX Consolidated Financial Statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably. See discussion of Liquidity herein.


Outlook--U. S. Steel Group


   For a recent outlook pertaining to the U. S. Steel Group, see "RECENT DEVELOPMENTS--Outlook of United States Steel" on page 27.


Outlook--Marathon Group


   For a recent outlook pertaining to the Marathon Group, see "RECENT DEVELOPMENTS--Outlook of Marathon" on pages 28 and 29.

                    USX CORPORATION AND SUBSIDIARY COMPANIES

                          QUANTITATIVE AND QUALITATIVE
                         DISCLOSURES ABOUT MARKET RISK

Commodity Price Risk and Related Risks


   Sensitivity analysis of the incremental effects on pretax income of hypothetical 10% and 25% changes in commodity prices for commodity-based derivative instruments are provided in the following table(a):



                                                  Incremental Decrease in
                                                   Income Before Income
                                                     Taxes Assuming a
                                                    Hypothetical Price
                                                        Change of:
                                                  --------------------------
                                                      10%            25%
                                                  ------------   -----------
                                                   (Dollars in millions)
Commodity-Based Derivative Instruments
 Marathon Group(b)(c)

  Crude oil(f)(g)................................ $       8.0(d) $      22.6(d)
  Natural gas(f)(g)..............................        10.4(d)        25.3(d)
  Refined products(f)(g).........................         0.3(d)         1.8(d)

 U. S. Steel Group

  Natural Gas....................................         0.9(e)         2.2(e)
  Zinc...........................................         1.8(e)         4.6(e)
  Tin............................................         0.1(e)         0.3(e)


(a) With the adoption of SFAS No. 133, the definition of a derivative instrument has been expanded to include certain fixed price physical commodity contracts. Such instruments are included in the above table. Amounts reflect the estimated incremental effects on pretax income of hypothetical 10% and 25% changes in closing commodity prices at June 30, 2001. Management evaluates the portfolios of commodity-based derivative instruments on an ongoing basis and adjusts strategies to reflect anticipated market conditions, changes in risk profiles and overall business objectives. Changes to the portfolios subsequent to June 30, 2001, may cause future pretax income effects to differ from those presented in the table.


(b) The number of net open contracts varied throughout second quarter 2001, from a low of 19,657 contracts at June 30, to a high of 30,633 contracts at May 30, and averaged 24,710 for the quarter. The type of derivative instruments and number of positions entered into will vary which changes the composition of the portfolio. Because of these variations, the number of open contracts, by itself, cannot be used to predict future income effects.


(c) The calculation of sensitivity amounts for basis swaps assumes that the physical and paper indices are perfectly correlated. Gains and losses on options are based on changes in intrinsic value only.


(d) Price increase.


(e) Price decrease.


(f) The direction of the price change used in calculating the sensitivity amount for each commodity reflects that which would result in the largest incremental decrease in pretax income.


(g) Adjusted to reflect Marathon's 62 percent ownership of MAP.

                    USX CORPORATION AND SUBSIDIARY COMPANIES

                          QUANTITATIVE AND QUALITATIVE
                         DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk


   USX is subject to the effects of interest rate fluctuations on certain of its non-derivative financial instruments. A sensitivity analysis of the projected incremental effect of a hypothetical 10% decrease in June 30, 2001 interest rates on the fair value of USX's non-derivative financial instrument is provided in the following table:


(Dollars in millions)

--------------------------------------------------------------------------------

As of June 30, 2001


                                                                     Incremental
                                                                     Increase in
Non-Derivative                                                 Fair     Fair
Financial Instruments(a)                                      Value   Value(b)
--------------------------------------------------------------------------------
Financial assets:
  Investments and long-term receivables...................... $  272    $ --
--------------------------------------------------------------------------------
Financial liabilities:
  Long-term debt(c)(d)....................................... $4,396    $146
  Preferred stock of subsidiary..............................    250      19
USX obligated mandatorily redeemable convertible preferred
 securities of a subsidiary trust............................    182      13
                                                              ------    ----
Total liabilities............................................ $4,828    $178
--------------------------------------------------------------------------------


(a) Fair values of cash and cash equivalents, receivables, notes payable, accounts payable and accrued interest approximate carrying value and are relatively insensitive to changes in interest rates due to the short-term maturity of the instruments. Accordingly, these instruments are excluded from the table.


(b) Reflects, by class of financial instrument, the estimated incremental effect of a hypothetical 10% decrease in interest rates at June 30, 2001 on the fair value of USX's non-derivative financial instruments. For financial liabilities, this assumes a 10% decrease in the weighted average yield to maturity of USX's long-term debt at June 30, 2001.


(c) Includes amounts due within one year.


(d) Fair value was based on market prices where available, or current borrowing rates for financings with similar terms and maturities.

                    USX CORPORATION AND SUBSIDIARY COMPANIES

                          QUANTITATIVE AND QUALITATIVE
                         DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Rate Risk


   USX is subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than U.S. dollars. USX has not generally used derivative instruments to manage this risk. However, USX has made limited use of forward currency contracts to manage exposure to certain currency price fluctuations.


   At June 30, 2001, USX had open Euro forward sale contracts for Slovak Koruna with a total carrying value of approximately $20 million. A 10% increase in the June 30, 2001 Euro forward rates would result in a $2 million charge to income. The entire amount of these contracts is attributed to the U. S. Steel Group.


   At June 30, 2001, USX had open Canadian dollar forward purchase contracts with a total carrying value of approximately $9 million. A 10% increase in the Canadian dollar to U.S. dollar forward rate would result in a charge to income of approximately $1 million. The entire amount of these contracts is attributed to the Marathon Group.


Equity Price Risk


   As of June 30, 2001, USX was subject to equity price risk and liquidity risk related to its investment in VSZ a.s., the former parent of U. S. Steel Kosice, s.r.o., which is attributed to the U. S. Steel Group. These risks are not readily quantifiable.


Safe Harbor


   USX's quantitative and qualitative disclosures about market risk include forward-looking statements with respect to management's opinion about risks associated with USX's use of derivative instruments. These statements are based on certain assumptions with respect to market prices and industry supply and demand for crude oil, natural gas, refined products, steel products and certain raw materials. To the extent that these assumptions prove to be inaccurate, future outcomes with respect to USX's hedging programs may differ materially from those discussed in the forward-looking statements.

                             [USX CORPORATION LOGO]

                                ATTENDANCE CARD
                        SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON OCTOBER 16, 2001


   You are cordially invited to attend the Special Meeting of Stockholders on October 16, 2001. The Meeting will be held at The Hotel DuPont, 11th and Market Streets, Wilmington, Delaware, at 9:00 A.M. Eastern Time.


   Use of this attendance card is for our mutual convenience. Your right to attend the meeting without this attendance card is not affected, upon presentation of identification.

Attached below is your Proxy Card for the Special Meeting.

Dan D. Sandman
Secretary

For the personal use of the named stockholder(s)--not transferable. Please present this card upon arrival.
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                                  YOU MAY VOTE

     (A) BY COMPLETING THE PROXY CARD ATTACHED BELOW AND RETURNING IT IN THE ENCLOSED ENVELOPE, OR

     (B) BY TOLL-FREE TELEPHONE CALL, OR

     (C) ON THE INTERNET
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                        TO VOTE BY TELEPHONE OR INTERNET
                    USE THE CONTROL NUMBER IN THE BOX BELOW

                              YOUR CONTROL NUMBER
                                  [         ]

            BY TELEPHONE                                BY INTERNET
     Toll-free [1-888-   -    ]               [https://www.          .com/usx]

     Have your control number available when you call or visit the Internet site and follow the prompts. If voting on the Internet, be certain to enter the complete address as shown above.

     Voting is available 24 hours a day, 7 days a week.

     Do NOT return the proxy card if you have voted by telephone or Internet.
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


   The undersigned appoint(s) Thomas J. Usher, Clarence P. Cazalot, Jr. and Robert M. Hernandez, or any of them, proxies to vote as herein stated on behalf of the undersigned at the Special Meeting of Stockholders of USX Corporation on October 16, 2001, and any adjournment or postponement thereof, upon each of the proposals set forth below, as set forth in the Proxy Statement for such Special Meeting, with respect to which the proxies are instructed to vote as follows:

                      PROPOSALS OF THE BOARD OF DIRECTORS

  TO HOLDERS OF USX-U.S. STEEL GROUP COMMON STOCK (VOTING AS A SEPARATE CLASS
            AND/OR VOTING WITH ALL CLASSES OF USX COMMON STOCK)


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE ITEMS BELOW.


                                       FOR [_] AGAINST [_] ABSTAIN [_]
1. Approval and adoption of the
   Agreement and Plan of
   Reorganization, dated as of
   July 31, 2001, between USX
   Corporation and United States
   Steel LLC, providing for the
   separation of the U. S. Steel
   Group and the Marathon Group into
   two independent companies, by way
   of a merger of a wholly owned
   subsidiary of USX Corporation
   with and into USX Corporation
   pursuant to which each share of
   USX-U. S. Steel Group Common
   Stock shall be converted into one
   share of common stock of United
   States Steel Corporation and
   shares of USX-Marathon Group
   Common Stock shall remain
   outstanding as the sole
   outstanding shares of common
   stock of USX.


2. Approval of the United States          FOR [_] AGAINST [_] ABSTAIN [_]
   Steel Corporation 2002 Stock
   Plan.

3. Approval of the United States          FOR [_] AGAINST [_] ABSTAIN [_]
   Steel Corporation Senior
   Executive Officer Annual
   Incentive Compensation Plan.

4.To adjourn the special meeting, if      FOR [_] AGAINST [_] ABSTAIN [_]
 necessary.


                             SIGNATURE(S)  ________________________________

                                          _________________________________

                                          Dated: ____________________, 2001

                           Please sign exactly as your name appears hereon, including representative capacity where applicable. If more than one named owner, all owners should sign.

                           THIS PROXY IS SOLICITED BY THE BOARD OF DIREC-TORS AND REPRESENTS YOUR HOLDINGS OF USX-U.S. STEEL GROUP COMMON STOCK. UNLESS OTHERWISE MARKED, PROXIES ARE TO VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

   The undersigned appoint(s) Thomas J. Usher, Clarence P. Cazalot, Jr. and Robert M. Hernandez, or any of them, proxies to vote as herein stated on behalf of the undersigned at the Special Meeting of Stockholders of USX Corporation on October 16, 2001, and any adjournment or postponement thereof, upon each of the proposals set forth below, as set forth in the Proxy Statement for such Special Meeting, with respect to which the proxies are instructed to vote as follows:

                      PROPOSALS OF THE BOARD OF DIRECTORS

   TO HOLDERS OF USX-MARATHON GROUP COMMON STOCK (VOTING AS A SEPARATE CLASS
            AND/OR VOTING WITH ALL CLASSES OF USX COMMON STOCK)


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE ITEMS BELOW.


                                       FOR [_] AGAINST [_] ABSTAIN [_]
1. Approval and adoption of the
   Agreement and Plan of
   Reorganization, dated as of
   July 31, 2001, between USX
   Corporation and United States
   Steel LLC, providing for the
   separation of the U. S. Steel
   Group and the Marathon Group into
   two independent companies, by way
   of a merger of a wholly owned
   subsidiary of USX Corporation
   with and into USX Corporation
   pursuant to which each share of
   USX-U. S. Steel Group Common
   Stock shall be converted into one
   share of common stock of United
   States Steel Corporation and
   shares of USX-Marathon Group
   Common Stock shall remain
   outstanding as the sole
   outstanding shares of common
   stock of USX.


2. Approval of the United States          FOR [_] AGAINST [_] ABSTAIN [_]
   Steel Corporation 2002 Stock
   Plan.

3. Approval of the United States          FOR [_] AGAINST [_] ABSTAIN [_]
   Steel Corporation Senior
   Executive Officer Annual
   Incentive Compensation Plan.

4.To adjourn the special meeting, if      FOR [_] AGAINST [_] ABSTAIN [_]
 necessary.


                             SIGNATURE(S)  ________________________________

                                          _________________________________

                                          Dated: ____________________, 2001

                           Please sign exactly as your name appears hereon, including representative capacity where applicable. If more than one named owner, all owners should sign.

                           THIS PROXY IS SOLICITED BY THE BOARD OF DIREC-TORS AND REPRESENTS YOUR HOLDINGS OF USX-MARA-THON GROUP COMMON STOCK. UNLESS OTHERWISE MARKED, PROXIES ARE TO VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.


                                       3